As filed with the Securities and Exchange Commission on September 3, 2019.

Registration No. 333-233259

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The We Company

(Exact name of registrant as specified in its charter)

Delaware	7380	61-1936163
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

115 West 18th Street

New York, New York 10011

Telephone: (646) 491-9060

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jennifer Berrent

Co-President and Chief Legal Officer

Jared DeMatteis

Deputy Chief Legal Officer

115 West 18th Street

New York, New York 10011

Telephone: (646) 491-9060

With copies to:

Graham Robinson Laura Knoll Ryan J. Dzierniejko Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 Telephone: (212) 735-3000 Facsimile: (212) 735-2000	Roxane F. Reardon John C. Ericson Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Telephone: (212) 455-2000 Facsimile: (212) 455-2502

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (3)
Class A common stock, par value $0.001 per share	$1,000,000,000	$121,200

(1)	Includes shares of Class A common stock that the underwriters have the option to purchase.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The We Company Class A Common Stock Shares This is an initial public offering of Class A common stock by The We Company. The estimated initial public offering price is between $ and $ per share. We intend to apply to list our Class A common stock on the (the " ") under the symbol "WE". We have three classes of common stock: Class A common stock, Class B common stock and Class C common stock. The Class A common stock has one vote per share and the Class B common stock and Class C common stock (together, "high-vote stock") have twenty votes per share. Holders of our Class A common stock, Class B common stock and Class C common stock vote together as a single class on all matters, except as otherwise set forth in this prospectus or as required by applicable law. The holders of our outstanding shares of high-vote stock will hold approximately % of the voting power of our outstanding capital stock upon completion of this offering, and Adam Neumann, our Co-Founder and Chief Executive Officer, will hold or have the ability to control approximately % of the voting power of our outstanding capital stock upon completion of this offering. Following this offering, we will be a "controlled company" within the meaning of the corporate governance rules of the . We will be treated as an "emerging growth company" under the federal securities laws for certain purposes until we complete this offering. Investing in our Class A common stock involves risks. See "Risk factors" beginning on page [26]. Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. (1) Assumes no exercise of the underwriters' option to purchase additional shares of our Class A common stock described below. (2) See "Underwriting" for a description of compensation payable to the underwriters. Per Share Total 1 Initial public offering price Underwriting discounts and commissions2 Proceeds to us, before expenses $ $ $ $ $ $ We have granted the underwriters an option for a period of 30 days following the date of this prospectus to purchase up to additional shares of Class A common stock. See "Underwriting". The underwriters expect to deliver the shares of Class A common stock to purchasers on , 2019. Prospectus dated , 2019. Subject to completion, dated September 3, 2019 The information in this preliminary prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The We Company Goldman Sachs & Co. LLC BofA Merrill Lynch Barclays Citigroup Credit Suisse HSBC UBS Investment Bank Wells Fargo Securities J.P. Morgan

WE DEDICATE THIS TO THE ENERGY OF WE- GREATER THAN ANY ONE OF US BUT INSIDE EACH OF US.

ABCDEFG A WEWORK, COMMUNITY TEAMOlivia Thompson, Alex FeldmanB WEWORK, CREATIVE DESIGN TEAMDevin Vermeulen (Employee #7),Jeremiah Britton (Employee #22 C WEWORK, CHIEF ARCHITECT BJARKE INGELS Shown with BIG partner Daniel SundlinD STRIPE, MEMBER Molly McArdle, Nate SaeteE DROPBOX, MEMBER Jade Dhir, Ryan Cahalane, Jeff Justice F SKAI BLUE MEDIA, MEMBER Javier Alonzo, Christina Ciabattoni,Brandon Thompson, Rakia ReynoldsG QUEEN OF RAW, WEWORK MEMBERAND CREATOR AWARDS WINNERPhil Derasmo, Stephanie Benedetto

You should rely only on the information contained in this prospectus or contained in any free writing prospectus that we have filed with the Securities and Exchange Commission (the “SEC”). Neither we nor the underwriters have authorized anyone to provide you with additional information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our Class A common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

We are offering to sell, and seeking offers to buy, our Class A common stock only in jurisdictions where offers and sales are permitted. For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, this offering and the distribution of this prospectus outside the United States.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we”, “our”, “us”, “the Company” and “our company” refer to The We Company (or any predecessor entities, including WeWork Companies Inc.) and its consolidated subsidiaries. Certain amounts, percentages and other figures presented in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals, dollars or percentages may not represent the arithmetic summation or calculation of the figures that accompany them.

Until                     , 2019 (25 days after the date of this prospectus), all dealers that buy, sell or trade in our Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding whether to purchase our Class A common stock in this offering. You should read the entire prospectus carefully, including the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”, before making an investment decision.

We use the term “members” to refer to the individuals and organizations that enter into membership agreements with us and “memberships” to refer to the cumulative number of memberships that they purchase. “Memberships” include both WeWork memberships (which provide access to a workstation) and on-demand memberships (which provide access to shared workstations or private spaces as needed, by the minute, by the hour or by the day).

Our Story

We are a community company committed to maximum global impact. Our mission is to elevate the world’s consciousness. We have built a worldwide platform that supports growth, shared experiences and true success. We provide our members with flexible access to beautiful spaces, a culture of inclusivity and the energy of an inspired community, all connected by our extensive technology infrastructure. We believe our company has the power to elevate how people work, live and grow.

In early 2010, we opened our doors to our first member community at 154 Grand Street in New York City. In the beginning, our members consisted mostly of freelancers, start-ups and small businesses. Over the past nine years, we have rapidly scaled our business while honoring our mission. Today, our global platform integrates space, community, services and technology in over 528 locations in 111 cities across 29 countries. Our 527,000 memberships represent global enterprises across multiple industries, including 38% of the Global Fortune 500. We are committed to providing our members around the world with a better day at work for less.

Source: Global Impact Report commissioned by us and produced in partnership with HR&A Advisors, Inc. (“Global Impact Report”) and WeWork member census. See “Market, Industry and Other Data” for more information about the Global Impact Report.

Our Global Platform

We have proven that community, flexibility and cost-efficiency can benefit the workplace needs of everyone from global citizens to global enterprises. We pioneered a “space-as-a-service” membership model that offers the benefits of a collaborative culture, the flexibility to scale workspace up and down as needed and the power of a worldwide community, all for a lower cost. Through iterative product development at scale and significant investment in technology infrastructure, we have demonstrated that we can build better solutions for less money. We are changing the way people work globally and, in the process, we have disrupted the largest asset class in the world—real estate.

We start by looking at space differently: as a place to bring people together, build community and enhance productivity. Philosophically, we believe in bringing comfort and happiness to the workplace. We employ over 500 designers and architects who work relentlessly to create spaces that are beautiful but simple, elevated but approachable, global yet locally unique, all delivered at a high quality without the associated expense. Next, we add a team of over 2,500 trained community managers who foster human connection through collaboration and holistically support our members both personally and professionally. Lastly, with a persistent dedication to improving the member experience, we add products and services to our platform, either by building them ourselves, acquiring them or entering into partnerships. The entire member experience is powered by technology designed to enable our members to manage their own space, make connections among each other and access products and services, all with the goal of increasing our members’ productivity, happiness and success.

Technology is at the foundation of our global platform. Our purpose-built technology and operational expertise has allowed us to scale our core WeWork space-as-a-service offering quickly, while improving the quality of our solutions and decreasing the cost to find, build, fill and run our spaces. We have over 1,000 engineers, product designers and machine learning scientists that are dedicated to building, integrating and automating the complex systems we use to operate our business. As a result, we are able to deliver a premium experience to our members at a lower price relative to traditional alternatives.

Cost Per Employee: WeWork Versus Standard Lease

(1)

Sources: Building Owners and Managers Association (BOMA); CoStar Office Market Statistics; International Facility Management Association (IFMA); CBRE Office Occupancy Costs; Cushman Global Occupancy Report 2017; and third-party research. Comparison data represents annualized costs based on an average of ten select city centers in the United States, Europe, South America and Asia that are representative of our key markets. “Standard lease” includes the costs associated with food and beverage, events, utilities, insurance, property taxes, facilities management and base rent. “Build-out” includes the costs associated with construction, procurement and design services offset by a tenant improvement allowance amortized over an illustrative five-year lease.

(2)

Represents annualized average membership and service revenue per WeWork membership (“average revenue per WeWork membership”) for the six months ended June 30, 2019 across the same ten select city centers as above.

We have grown significantly since our inception. Our membership base has grown by over 100% every year since 2014. It took us more than seven years to achieve $1 billion of run-rate revenue, but only one additional year to reach $2 billion of run-rate revenue and just six months to reach $3 billion of run-rate revenue.

The more locations we strategically cluster in a given city, the larger and more dynamic our community becomes. This clustering effect leads to greater brand awareness for our offerings and allows us to realize economies of scale, which, in turn, drives stronger monetization of our global platform. We employ a deliberate city expansion strategy within existing and new markets to achieve global scale. We believe that operating efficiencies and the benefits of global scale have allowed us to capture a multiplying demand for our space-as-a-service offering.

As we expand, we continue to add new members at a strong pace while also strengthening our relationships with existing members. Of the new memberships added in 2018, 35% were attributable to organizations that were already members at the end of 2017. Across our member community, we have high retention rates and expanding relationships, reflecting high member satisfaction with our platform.

Large enterprises are increasingly recognizing the value proposition of our global platform. With our space-as-a-service model, we can provide a headquarters in London, a satellite office in Beijing, Berlin or Buenos Aires, or a group of on-demand workstations across San Francisco. Through our variety of space solutions, we can meet an enterprise’s distinct needs on a flexible and cost-effective basis with availability around the world. We help amplify and energize an enterprise’s culture, sparking innovation, enhancing productivity and helping the organization attract and retain talent. As of June 1, 2019, 40% of our memberships were with organizations with more than 500 employees (which we refer to as enterprise members), double the 20% as of March 1, 2017. We expect enterprise to continue to be our fastest growing membership type.

We monetize our platform through a variety of means, including selling memberships, providing ancillary value-added products and services to our members and extending our global platform beyond work. Today, we are signing more multi-year membership agreements for various space solutions across our global platform: the average commitment term of our membership agreements has nearly doubled from approximately eight months as of December 1, 2017 to more than 15 months as of June 1, 2019.

We strive to operate our business so that each new location is accretive to our long-term financial performance. After an initial investment in finding a new location, signing a lease and building out the space, we begin to fill the new location with members. From that point forward, each location adds members to our platform and revenue to our income statement. Once a location has been open to members for more than 24 months, occupancy is generally stable and the location typically generates a recurring stream of revenue that covers our location operating expenses and contributes to the recoupment of our initial investment in the location.

As we build and open more locations within existing markets, expand to new markets and scale our suite of products and services, we increase the value of our platform to our members and create additional capacity for incremental monetization of our platform. And as of today, we estimate that our market penetration in our 280 target cities globally is approximately 0.2%. We intend to continue deploying capital to grow and rapidly open new locations, relying on the experience, expertise, brand and scale that we have developed to date. We will leverage our leadership position to capture the global opportunity by growing in existing and new markets and expanding the scope of our solutions and the products and services we offer our members.

We continue to learn from our data and experiences to innovate on what drives our member success and execute using our purpose-built technology and mission-driven team. We believe that we have laid the foundation to capitalize on our significant market opportunity by continuing to reinvent the future of work.

We are just getting started.

Our Opportunity

We are reinventing the way people work and transforming the way individuals and organizations relate to the workplace. When we started, it was obvious to us that the solutions available in the market were not meeting the needs of the modern workforce and did not offer the community, flexibility and global mobility that individuals and organizations needed to grow and succeed. Rather than a static solution locked to a long-term lease, we imagined the future of work: dynamic, well-designed workspaces for less, a suite of value-added products and services, all powered by data, analytics and deeply integrated technology that helped our members unlock creativity and productivity.

We believe the following trends are enabling the re-invention of work and will allow us to continue to grow our business:

•	Urbanization. People are moving to major global urban centers, prioritizing greater accessibility to services and increased human connection.

•	Globalization. The world is increasingly connected through trade and the movement of capital, people and information across borders.

•	Independent workforce. People are increasingly engaged in independent work.

•

Flexible solutions. Individuals and organizations are increasingly looking to lower fixed costs by converting long-term lease obligations into flexible solutions that can expand and contract with their evolving space needs in a capital-efficient manner.

•	Workplace culture. People are increasingly seeking environments that humanize the work experience.

•	Sharing economy. People are demonstrating a greater willingness to share, driven by a desire for value, quality and variety.

Addressable Market Size

Individuals and organizations turn to us directly to solve their workspace needs because of the value of our integrated solution—space, community, services and technology—and the scale of our global platform. As a result, we are able to aggregate demand and match an individual or organization to the right space, at the right time, at the right price. By acting in this role of demand aggregator, we are able to choose strategically where and how fast to grow.

In the 111 cities in which we had locations as of June 1, 2019, we estimate that there are approximately 149 million potential members. For U.S. cities, we define potential members by the estimated number of desk jobs based on data from the Statistics of U.S. Businesses survey by the U.S. Census Bureau. For non-U.S. cities, we consider anyone in select occupations defined by the International Labor Organization—including managers, professionals, technicians and associate professionals and clerical support workers—to be potential members, because we assume that these individuals need workspace in which they have access to a desk and other services. We view this as our addressable market because of the broad variety of professions and industries among our members, the breadth of our solutions available to individuals and organizations of different types and our track record of developing new solutions in response to our members’ needs.

We expect to expand aggressively in our existing cities as well as launch in up to 169 additional cities. We evaluate expansion in new cities based on multiple criteria, primarily our assessment of the potential member demand as well as the strategic value of having that city as part of our location portfolio. Based on data from Demographia and the Organization for Economic Cooperation and Development, we have identified our market opportunity to be 280 target cities with an estimated potential member population of approximately 255 million people in aggregate.

When applying our average revenue per WeWork membership for the six months ended June 30, 2019 to our potential member population of 149 million people in our existing 111 cities, we estimate an addressable market opportunity of $945 billion. Among our total potential member population of approximately 255 million people across our 280 target cities globally, we estimate an addressable market opportunity of $1.6 trillion.

We are able to deliver a premium experience to our members at a lower price relative to traditional alternatives. Data from CBRE Group and Cushman & Wakefield indicates that employers across 155 global cities for which data is available and in which we have existing or planned locations spend a weighted average of approximately $11,700 in occupancy costs per employee each year. By applying the average employee occupancy costs to our potential member population of 149 million people in our existing 111 cities, we estimate a total opportunity of $1.7 trillion. Although average revenue per WeWork membership has declined, and could continue to decline if we expand into lower-priced markets, among the approximately 255 million potential members across our 280 target cities globally, we estimate a total opportunity of $3.0 trillion.

(1)	As of June 1, 2019.

(2)	Includes existing 111 cities as of June 1, 2019.

We believe these total opportunities reflect the amount employers are willing to spend and present an opportunity for us to capture greater wallet share through additional solutions and product and service offerings. We believe that we will be able to capture a portion of this existing spend per employee given our powerful brand and what we believe is a significant first-mover advantage over our competitors as the pioneer of the space-as-a-service model. We believe that our leadership position in this market, which we expect will benefit from trends enabling the re-invention of work, provides us a strong runway to continue growing. Based on our calculations, we have realized approximately 0.2% of our total opportunity in our 280 target cities globally, and even in our ten largest markets we have only 0.6% penetration today.

As we have scaled our business, our membership community has expanded from mostly freelancers, start-ups and small businesses to global enterprises. Based on data from the U.S. Census Bureau, Eurostat and the World Bank, we estimate 38%, or 98 million people, of our target addressable population to come from enterprises.

Space-as-a-service is an entry point to the category of work. As our business model evolves, our physical platform grows and our membership base expands, we expect to use the same principles of demand aggregation to continue to offer a growing portfolio of products and services to meet our members’ needs. We believe these products and services will be a driver of higher margin revenue growth, further increasing our opportunity.

Our Community

Nine years ago, we had a mission to create a world where people work to make a life, not just a living. We believed that if we created a community that helped people live life with purpose, we could have a meaningful impact on the world. From the moment we started, we had conviction that there was an entrepreneurial spirit that was underserved. We knew there were creators all around the world who were looking for a better workplace solution at a lower price.

We built communities first in New York, then San Francisco, Los Angeles, Boston and Seattle. In 2014, we made a bold decision to expand internationally to cities around the world while simultaneously building our brand and presence in the United States. We started in London, followed soon after by Tel Aviv, and by 2016, we had opened our doors in Shanghai, the first of our locations in Asia, as well as in Mexico City, the first of our locations in Latin America.

As our global community grew, we realized that community, flexibility and cost efficiency can benefit the employee needs of organizations of all sizes. In 2016, we took another leap and made the strategic decision to expand our focus to meet the needs of a broader range of organizations, particularly enterprises. Enterprise organizations increasingly seek cost-efficient, flexible and scalable workplace solutions and a workplace environment that fosters strong community, promotes productivity and increases employee engagement. Our global platform directly addresses these needs for enterprise organizations, effectively and immediately.

Our community team embodies the energy and spirit of our diverse membership base. They are not only strong operators, but also mission-driven individuals inspired by the opportunity to connect and empower others. They work each day to support our community holistically, understand our members’ personal and professional goals, program local experiences and events, recommend services and make introductions among members who can help each other succeed.

We integrate community technology across all of our operations to further enhance the value we deliver to our members. Our WeWork app enables our members to easily book space, connect with other members for advice or services and discover events and activities. To create the best member experience, we strive to pair human judgment and creativity with algorithms that amplify ideas quickly and globally. Our community teams provide a rich source of programming ideas, and with an average of over 2,500 events occurring per week, we can develop insights quickly on what works best for members with select interests.

These events are one of many ways in which we view space as a place to bring people together and build communities. Each of our spaces is designed to make our members feel welcome and at home, and to encourage a sense of belonging. We believe that individuals are more productive when they are able to express their full and authentic selves, so we aspire to be as inclusive as possible. Our design contributes to our success. We foster collaboration by providing design elements such as exposed internal staircases, open floorplans, communal meeting rooms and centrally located refreshments. Our spaces and their unique look and feel are the signature of our brand. All of our spaces follow global design guidelines but reflect freedom of expression at local level as part of our global-local playbook.

WeWork 33 Rue la Fayette, Paris

In Paris, our office space at Rue la Fayette incorporates the building's Art Deco style and monumental glass ceiling to combine the traditional with the modern.

WeWork Namba SkyO, Tokyo

In Tokyo, a building with Kotatsu seating, an example of our efforts to design spaces to reflect local cultures.

WeWork 53 Beach, New York

In New York City, our locations intentionally incorporate local architectural elements, artwork and industrial floors.

Our Space-as-a-Service Offering

We pioneered a “space-as-a-service” membership model. Across our global portfolio of locations, we offer individuals and organizations the flexibility to scale workspace up and down as needed, with the ability to consume space by the minute, by the month or by the year. Our space-as-a-service offering significantly reduces the complexity of leasing real estate to a simplified membership model, while delivering a premium experience to our members at a lower price relative to traditional alternatives and moving fixed lease costs to variable costs for our members. Our membership model is transforming the way individuals and organizations consume commercial real estate.

Our space-as-a-service membership model offers members global, 24/7 access to our locations, beautifully designed workspaces, flexible workspace configurations as needed, a common set of amenities, on-site community teams, a growing number of value-added products and services and a member experience powered by technology.

Our membership offerings are designed to accommodate our members’ distinct space needs. We provide standard, configured and on-demand memberships within our spaces. We also offer Powered by We, a premium solution configured to an organization’s needs and deployed at the organization’s location. Powered by We leverages our analysis, design and delivery capabilities to beautify and optimize an existing workplace, while also offering an organization increased efficiencies and an option to invigorate its spaces through our community offerings. The technology we deploy includes software and hardware solutions that deliver improved insights and an easier-to-use workplace experience for employees.

Our Economics

Our strong unit economics, together with the increasing cost efficiency with which we open new locations, gives us the conviction to continue to invest in finding, building and filling locations in order to drive long-term value creation.

The profitability profile of our business is a managed outcome driven by the maturity of our locations, or the length of time a location has been open to our members. We define locations that have been open for more than 24 months as mature. Once a location reaches maturity, occupancy is generally stable, our initial investment in build-out and sales and marketing to drive member acquisition is complete and the location typically generates a recurring stream of revenues and contribution margin (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contribution Margin” for the definition of and additional information about this non-GAAP metric).

As we continue to pursue rapid growth, we continue to operate in a state where the majority of our locations are non-mature and have not reached stable operating performance. As of June 1, 2019, only 30% of our open locations were mature, with the remaining 70% of our open locations having been open for 24 months or less. If we stopped investing in our growth and instead allowed our existing pipeline of locations to mature, we would no longer incur capital investments to build out new spaces or the initial expenses associated with driving member acquisition at new locations. Rather, we expect that each mature location would generate a recurring stream of revenues and contribution margin. We believe that the flexibility to manage our growth by focusing on our existing pipeline of locations and allowing them to mature presents us with an opportunity to manage our profitability profile.

(1)

Represents workstation capacity in our open locations plus the estimated number of workstations in our pre-opening locations (which includes future locations in the “sign” and “build” phases) and the estimated number of workstations at additional locations in the “find” phase that we expect to become open locations based on our actual conversion rate of locations in the “find” phase of our pipeline in the 12 months ended June 30, 2019. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Our Business Model—Lifecycle of a Location and Factors Affecting Our Performance”.

As we continue to focus on growing our global platform, certain metrics may be impacted by the geographic mix of our locations and the costs associated with establishing stabilized occupancy levels. For example, average revenue per WeWork membership has declined, and we expect it to continue to decline, as we expand internationally into lower-priced markets. In addition, we expect to continue to invest in sales and marketing as we open new locations. As we build and open more spaces in existing and new markets, we create additional capacity that lays the foundation for incremental revenue and future profits. As a result, we intend to continue to invest in growth as we believe the timing of our future profitability depends to a significant degree on levers we control.

•

We can prioritize growth within our existing pipeline. By focusing on our existing pipeline of locations, we would increase the percentage of our location pipeline comprised of mature locations. A larger percentage of mature locations allows us to avoid incurring future capital investments to build out new spaces or the initial expenses associated with driving member acquisition at new locations.

•

We can control the speed of growth of our new locations. We believe decreasing our growth increases occupancy and provides us with price elasticity because of the limit on supply. We have seen this occur where we have strategically slowed growth in certain cities. For example, following the Brexit referendum, we temporarily slowed our growth in London, resulting in an incremental 10 percentage points of occupancy. We have since resumed more rapid growth in London. As of June 1, 2019, our occupancy in London was 93%.

•

We are just beginning to add value-added products and services to our global platform. As we proactively seek additional partnership, acquisition and innovation opportunities, we will be able to provide additional products and services to our existing membership base by leveraging our physical spaces and our existing relationships. We expect sales of these products and services to provide incremental revenue at higher margins than our existing revenue streams.

•

We expect to focus on more capital-efficient approaches to growing our global platform. We do not subsidize or incentivize our space providers. Instead, landlords generally subsidize us by providing tenant improvement allowances that help fund our build-outs, with the remainder of the build-out costs covered by us. We expect to strategically focus on growth through additional capital-efficient approaches, including as we expand into markets where tenant improvement allowances are less common. We can do this through our Powered by We solution, in which an organization pays us for the costs associated with the build-out of their space, as well as through continuing to enter into management agreements, participating leases and other occupancy arrangements under which the landlord pays in whole or in part for the build-out costs. We expect any increase in build-out costs resulting from the expansion of configured solutions for our growing enterprise member base to be offset with increases in the contribution margin and committed revenue backlog associated with longer-term commitments for these configured spaces.

Our Global Platform

We envision a future in which our global platform is a one-stop shop where members have access to all of the products and services they need to enable them to work, live and grow. We have begun to build a suite of We Company offerings and develop a network of third-party partners to address our members’ needs. With the support of our global footprint, our partners are presented with a unique opportunity to reach new customers and efficiently expand their businesses to new markets. While we are in the early stages of our platform journey, we are excited by the initial results and inspired by the potential.

Our members spend hundreds of millions of hours inside our locations annually. By leveraging our local density, global reach and technology infrastructure, we are able to aggregate demand and facilitate the delivery of value-added products and services to our members. Our physical spaces are the foundation of our global platform and allow us to deliver differentiated products and services as we scale, further realizing our vision to deliver a better day at work for less.

We have leveraged our global platform to facilitate rewarding relationships between members, partners and The We Company. Our members get easy access to a diverse range of high-quality products and services tailored to their needs. Our carefully curated partners can connect directly with our members, a sought-after demographic of consumers and businesses, leading to a lower cost of customer acquisition and more efficient operations. The We Company benefits by increasing member satisfaction while at the same time generating incremental higher margin revenue. Finally, we create a feedback loop between members and partners, driving higher quality services and experiences while helping our partners build valuable customer relationships.

Our Strengths

Vision

•	We have spent the last nine years building a founder-led, community company and executing on our vision of providing a better day at work for less.

•

Our global platform provides members with flexible access to beautiful spaces, a culture of inclusivity and the energy of an inspired community, all connected by our extensive technology infrastructure.

Member Community

•

Our membership base has grown by over 100% every year since 2014, and over 50% of our members are located outside of the United States as of June 2019. Our 527,000 memberships include global enterprises across multiple industries and, notably, 38% of the Global Fortune 500. We expect enterprise to continue to be our fastest growing membership type, currently representing 40% of our memberships.

•

As we expand, we continue to add new members at a strong pace while also strengthening our relationships with our existing members. Of the new memberships added in 2018, 35% were attributable to organizations that were already members at the end of 2017.

Global Platform

•

We have a global brand with a platform spanning 528 locations in 111 cities across 29 countries. Individuals and organizations turn to us directly to solve their workplace needs. As a result, we are able to aggregate demand and match an individual or organization to the right space, at the right time, at the right price.

•	We offer a space-as-a-service model that we operationalize by using a global-local playbook powered by technology.

Attractive Economics

•	As of June 30, 2019, our run-rate revenue was $3.3 billion, representing 86% year-over-year growth.

•

We strive to operate our business so that each new location is accretive to our long-term financial performance, resulting in growing contribution margin. We strategically cluster locations in cities, leading to greater brand awareness and economies of scale, which, in turn, drives stronger monetization of our global platform.

Future Impact

•

We estimate that our penetration in our 280 target cities globally is approximately 0.2%. We have invested in the infrastructure for us to expand in existing and new markets, as well as expand the scope of our solutions and the products and services we offer our members.

•

We have created a powerful ecosystem and brand that benefit not only our members and partners, but also our landlords, neighborhoods and cities through shared value creation. We believe our powerful brand, global footprint, scalable business model and cost advantage are significant competitive advantages that will allow us to further penetrate existing and new markets and maximize the future impact of the WeWork effect.

Our Growth Strategy

We are focused on long-term sustainable growth and intend to continue to learn from our data and experiences to innovate on what drives our member success and execute using our purpose-built technology and mission-driven team. We believe that we have laid the foundation to capitalize on our significant market opportunity by continuing to reinvent the future of work.

We intend to grow by:

•	Expanding in new and existing markets.

•	Enhancing product and service offerings.

•	Developing and strengthening relationships with enterprise members.

•	Lowering upfront capital costs and improving operational efficiency.

•	Investing in technology.

Recent Developments

Appointment of Frances Frei to our Board of Directors

Frances Frei will join our board of directors upon the completion of this offering. She currently serves as a Professor of Technology and Operations Management at Harvard Business School, and has provided human resources consulting services to The We Company since March 2019. Frances previously served as Senior Vice President of Leadership and Strategy at Uber Technologies, Inc. Frances brings to our board of directors extensive experience researching and advising on corporate strategy, operations and culture, which our board of directors believes gives her particular insight into strategic planning and leadership.

Within one year following the completion of this offering, we intend to add an additional director to our board of directors, with a commitment to increasing the board’s gender and ethnic diversity.

Unwinding of Receipt of Partnership Interests Relating to “We” Family Trademarks

In July 2019, WE Holdings LLC (in which Adam is a managing member) assigned to us any rights that it possessed related to “we” family trademarks, which we desired to obtain following our rebranding in early 2019. In consideration of this contribution, we issued to WE Holdings LLC partnership interests in the We Company Partnership with a fair market value of approximately $5.9 million. Subsequently, at Adam’s direction, the issuance to WE Holdings LLC of the partnership interests was unwound and the partnership interests were returned to the We Company Partnership. The We Company continues to hold all of the assigned rights to the “we” family trademarks.

Risk Factors

Our business is subject to a number of risks and uncertainties, as more fully described under “Risk Factors” in this prospectus. These risks could materially and adversely impact our business, financial condition, results of operations and prospects, which could cause the trading price of our Class A common stock to decline and could result in a loss of all or part of your investment. Some of these risks include:

•	the sustainability of our rapid growth and our ability to manage our growth effectively;

•	our ability to expand in new and existing markets and enhance our solutions and product and service offerings;

•	our ability to achieve profitability at a company level in light of our history of losses;

•	our ability to retain existing members and attract new members;

•	risks related to the long-term and fixed-cost nature of our leases;

•	risks relating to our ability to generate sufficient cash and to obtain financing on adequate terms;

•	our ability to maintain the value and reputation of our brand;

•	risks related to our transactions with related parties;

•	our Co-Founder and Chief Executive Officer has control over key decision-making as a result of his control over a majority of the total voting power of our outstanding capital stock; and

•	the success of our strategic partnerships.

Implications of Being an Emerging Growth Company

We will be treated as an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), for certain purposes until the earlier of the date we complete this offering and December 31, 2019. As such, we are permitted to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not emerging growth companies. In particular, in this prospectus, we have taken advantage of certain reduced disclosure obligations regarding the provision of selected financial data and executive compensation arrangements. We have also taken advantage of the extended transition period for complying with new or revised accounting standards available to emerging growth companies. Accordingly, the information contained in this prospectus may be different from the information you might receive from other public companies. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—JOBS Act”.

Our Principal Stockholder and Our Status as a Controlled Company

Following the completion of this offering, as a result of his share ownership, together with his voting arrangements with certain stockholders, Adam Neumann, our Co-Founder and Chief Executive Officer, will be able to exercise voting control with respect to an aggregate of                  shares of our Class A common stock,                  shares of our Class B common stock and                      shares of our Class C common stock, representing approximately     % of the total voting power of our outstanding capital stock (or approximately     % of the total voting power of our outstanding capital stock if the underwriters exercise in full their option to purchase additional shares of our Class A common stock). Accordingly, Adam will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors. As a founder-led company, we believe that this voting structure aligns our interests in creating stockholder value.

Because Adam will control a majority of our outstanding voting power, we will be a “controlled company” under the corporate governance rules for             -listed companies. Therefore, we may elect not to comply with certain corporate governance standards, such as the requirement that our board of directors have a compensation committee and nominating and corporate governance committee composed entirely of independent directors. For at least some period following completion of this offering, we intend to take advantage of these exemptions.

Corporate Information

The We Company was incorporated under the laws of the state of Delaware in April 2019 as a direct wholly-owned subsidiary of WeWork Companies Inc. As a result of various reorganization transactions undertaken in July 2019, The We Company became the holding company of our business, and the then-stockholders of WeWork Companies Inc. became the stockholders of The We Company.

The We Company holds an indirect general partner interest and indirect limited partner interests in The We Company Management Holdings L.P. (the “We Company Partnership”). The We Company, through the We Company Partnership and other subsidiaries, holds all the assets held by WeWork Companies Inc. prior to the reorganization and is subject to all the liabilities to which WeWork Companies Inc. was subject prior to the reorganization. The We Company will consolidate the financial results of its subsidiaries, including the We Company Partnership, for financial accounting purposes. In addition to The We Company’s indirect partnership interests in the We Company Partnership, certain members of our management team and their related entities hold partnership interests in the We Company Partnership.

The diagram below is a simplified depiction of our organizational structure immediately following the completion of this offering:

(1)	Corresponds to partnership interests in We Company Partnership held by certain members of our leadership team and their affiliates.

(2)

We own 80% of the general partner and manager of ARK, but our capital commitments to its underlying real estate acquisition vehicles and joint ventures generally represent a small percentage of the total committed capital.

(3)

Management fee based on revenue from the applicable joint venture. ChinaCo, PacificCo and JapanCo are consolidated in the consolidated financial statements included elsewhere in this prospectus. 4% of the JapanCo management fee is held by JapanCo and used to reimburse sales and marketing expenses incurred by SoftBank.

Our principal executive offices are located at 115 West 18th Street, New York, New York 10011, and our telephone number is (646) 491-9060. Our website address is www.we.co. Information contained on, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference.

Channels for Disclosure of Information

Investors, the media and others should note that, following the completion of this offering, we intend to announce material information to the public through filings with the SEC, the investor relations page on our website, press releases, public conference calls and webcasts.

The information disclosed by the foregoing channels could be deemed to be material information. As such, we encourage investors, the media and others to follow the channels listed above and to review the information disclosed through such channels.

THE OFFERING

Shares offered by us in this offering:

Class A common stock	shares.

Option to purchase additional shares of Class A common stock	shares.

Shares to be outstanding upon completion of this offering:

Class A common stock	shares (or shares if the underwriters exercise in full their option to purchase additional shares of our Class A common stock).

Class B common stock	shares.

Class C common stock	shares. Each holder of partnership interests (including profits interests) in the We Company Partnership (other than the direct and indirect subsidiaries of The We Company) will hold one share of Class C common stock per partnership interest in the We Company Partnership. Shares of Class C common stock have no economic rights.

Voting rights:

Class A common stock	One vote per share, representing, in the aggregate, approximately % of the combined voting power of our capital stock outstanding upon completion of this offering (or % if the underwriters exercise in full their option to purchase additional shares of our Class A common stock).

Class B common stock	Twenty votes per share, representing, in the aggregate, approximately % of the combined voting power of our capital stock outstanding upon completion of this offering (or % if the underwriters exercise in full their option to purchase additional shares of our Class A common stock).

Class C common stock	Twenty votes per share, representing, in the aggregate, approximately % of the combined voting power of our capital stock outstanding upon completion of this offering (or % if the underwriters exercise in full their option to purchase additional shares of our Class A common stock).

Voting as a single class	Holders of our Class A common stock, Class B common stock and Class C common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise set forth in this prospectus or as required by applicable law. Adam Neumann, our Co-Founder and Chief Executive Officer, will hold or have the ability to control approximately % of the total voting power of our outstanding capital stock upon completion of this offering (or approximately % of the total voting power of our outstanding capital stock if the underwriters exercise in full their option to purchase additional shares of our Class A common stock) and will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors. See “Description of Capital Stock”.

Conversion and related rights:

Class A common stock	Our Class A common stock is not convertible into any other class of shares.

Class B common stock

Our Class B common stock is convertible into shares of our Class A common stock on a one-for-one basis at the option of the holder. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, except for certain transfers described in our restated certificate of incorporation. See “Description of Capital Stock—Common Stock—Conversion, Exchange and Transferability” for more information.

Class C common stock	Subject to certain restrictions, holders of partnership interests (other than direct and indirect subsidiaries of The We Company) may exchange their partnership interests for, at our option, shares of Class B common stock or cash. Upon the exchange of partnership interests in the We Company Partnership or the forfeiture of profits interests in the We Company Partnership, the corresponding shares of Class C common stock will be redeemed. Shares of Class C common stock cannot be transferred other than in connection with the transfer of the corresponding partnership interests in the We Company Partnership.

Use of proceeds	Assuming an initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus, we estimate that the net proceeds to us from the sale of our Class A common stock in this offering will be $ (or $ if the underwriters exercise in full their option to purchase additional shares of our Class A common stock), less underwriting discounts and commissions and estimated offering expenses.

The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our Class A common stock and enable access to the public equity markets for us and our stockholders.

We currently intend to use the net proceeds of this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. Pending their use, we intend to invest the net proceeds of this offering in short-term, investment grade, interest-bearing instruments or hold them as cash. See “Use of Proceeds”.

Dividends	We do not expect to pay dividends on our Class A common stock or our Class B common stock in the foreseeable future. Our Class C common stock has no economic rights. See “Dividend Policy”.

Listing	We have applied to list our Class A common stock on the under the trading symbol “WE”.

Risk factors	Investing in our Class A common stock involves risks. See “Risk Factors” for a discussion of certain factors that you should carefully consider before making an investment decision.

Unless otherwise noted, the number of shares of Class A common stock, Class B common stock and Class C common stock to be outstanding upon completion of this offering is based on                  shares of Class A common stock,                  shares of Class B common stock and                  shares of Class C common stock outstanding as of August 15, 2019. The                  shares of Class C common stock outstanding as of August 15, 2019 referred to in the prior sentence correspond to the              profits interests in the We Company Partnership outstanding for which all vesting conditions had been satisfied as of August 15, 2019, as described below.

Vested profits interests in the We Company Partnership are exchangeable for (at our election) shares of our Class B common stock or cash, assuming that the trading price of our Class A common stock exceeds the per-unit “distribution threshold” for such profits interests (which represents the liquidation value of a share of our Class B common stock on the date such profits interests were granted). The exchange value takes into account, among other things, the trading price of our Class A common stock and what is known as the “catch-up base amount” of the profits interests being exchanged. A “catch-up base amount” is similar to an option exercise price and represents, with respect to each profits interest exchanged, the amount of value of a share of Class B common stock that the profits interest holder will not receive upon exchange. A higher trading price and a lower catch-up base amount each generally results in more shares being issued to the exchanging holder, except that the number of shares of Class B common stock issuable upon exchange of each profits interest can never be greater than one.

As of August 15, 2019,              profits interests issued by the We Company Partnership were outstanding, each with a catch-up base amount equal to $             and a distribution threshold of $             or greater. For illustrative purposes, assuming an initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus, the number of shares of Class B common stock issuable upon exchange of these profits interests would be as follows:

•	shares of Class B common stock would be issuable upon exchange of the profits interests outstanding for which all applicable vesting conditions had been satisfied as of August 15, 2019;

•

                 shares of Class B common stock would be issuable upon exchange of the profits interests outstanding as of August 15, 2019 that are subject solely to time-based vesting conditions following the completion of this offering; and

•

                 shares of Class B common stock would be issuable upon exchange of the profits interests outstanding as of August 15, 2019 that are subject to both time-based and performance-based vesting conditions (as described under “Executive Compensation—Incentivizing Our Leadership Team”) following the completion of this offering.

Profits interests do not have any direct voting rights with respect to The We Company. However, recipients of profits interests in the We Company Partnership have been granted one share of our Class C common stock with respect to each profits interest received. Each holder of unvested profits interests has agreed to vote the shares of our Class C common stock corresponding to their unvested profits interests in the same proportion as the votes cast by other holders of our common stock. As a result, unless otherwise noted, all information in this prospectus excludes the shares of Class C common stock outstanding as of August 15, 2019 that correspond to profits interests in the We Company Partnership for which not all vesting conditions had been satisfied as of August 15, 2019.

Unless otherwise noted, all information in this prospectus also excludes:

•	shares of Class A common stock issuable upon the exercise of stock options outstanding as of August 15, 2019 at a weighted average exercise price of $ per share;

•	shares of Class B common stock issuable upon the exercise of stock options outstanding as of August 15, 2019 at a weighted average exercise price of $ per share;

•

                 shares of Class A common stock issuable upon the exercise of warrants outstanding as of August 15, 2019 at an exercise price of $13.12 per share, which warrants were issued to members at our first location;

•	shares of Class A common stock issuable upon the exercise of warrants outstanding as of August 15, 2019 at an exercise price of $0.001 per share;

•

up to                  shares of Class A common stock issuable in connection with the acquisitions described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Acquisitions” and up to                  shares of Class A common stock issuable in connection with earlier acquisitions;

•

                 shares of Class A common stock issuable upon the settlement of restricted stock units outstanding as of August 15, 2019 for which the time-based vesting condition had not been satisfied as of August 15, 2019

(including shares of Class A common stock issuable upon the settlement of restricted stock units granted on August 25, 2019 under our existing equity incentive plan);

•	shares of restricted Class A common stock that were unvested as of August 15, 2019;

•	shares of Class A common stock reserved for future issuance under the new equity incentive plan we intend to adopt prior to the completion of this offering (the “2019 Plan”); and

•	shares of Class B common stock reserved for future issuance under the 2019 Plan to cover the exchange of profits interests in the We Company Partnership.

Unless otherwise indicated, the information contained in this prospectus assumes or gives effect to:

•

except in the historical financial statements included elsewhere in this prospectus, the consummation of the stock split to be effected on the closing date of this offering pursuant to which each share of our capital stock will be reclassified into                  shares;

•	no exercise of the outstanding options or warrants described above;

•

the issuance of                  shares of Class A common stock underlying restricted stock units for which the time-based vesting condition was satisfied as of August 15, 2019 and for which the performance-based vesting condition will be satisfied upon the completion of this offering (after withholding an aggregate of                  shares of Class A common stock underlying such restricted stock units to satisfy tax withholding obligations at an assumed tax rate of 40%);

•

the conversion of a convertible promissory note held by one of our investors (the “2014 convertible note”) into                  shares of Series C preferred stock, which will convert into shares of Class A common stock, as of 12:01 a.m. on the date of the closing of this offering;

•

the conversion of all our outstanding Series A, Series B, Series C, Series D-1, Series D-2, Series E, Series F, Series G and Series G-1 preferred stock (collectively, our “senior preferred stock”) and all of our Series AP-1, Series AP-2, Series AP-3 and Series AP-4 preferred stock (collectively, our “acquisition preferred stock”) into shares of Class A common stock as of 12:01 a.m. on the date of the closing of this offering;

•

the conversion of all of our outstanding junior preferred stock into an aggregate of                  shares of Class B common stock (together with the conversion of the 2014 convertible note and the conversion of all of our outstanding senior preferred stock and acquisition preferred stock into                  shares of Class A common stock, the “IPO-related security conversions”) as of 12:01 a.m. on the date of the closing of this offering;

•	the filing of our restated certificate of incorporation immediately prior to the completion of this offering;

•	the effectiveness of our restated bylaws immediately prior to the completion of this offering;

•	an initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus; and

•	that the underwriters’ option to purchase additional shares of our Class A common stock is not exercised.

Unless otherwise indicated, the information contained in this prospectus also does not give effect to the issuance of shares of our Class A common stock pursuant to the 2019 warrant (as defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Convertible Note and Warrant Agreements”). Under the terms of the 2019 warrant, we have the right to receive $1.5 billion on April 3, 2020 in exchange for the issuance of                  shares of our Class A common stock at a price of $             per share (subject to equitable adjustment in the event of any further stock split, stock dividend, reverse stock split or similar recapitalization event from the closing of this offering through April 3, 2020).

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

WeWork Companies Inc. is the predecessor of The We Company for financial reporting purposes. The historical financial information of The We Company has not been included in this prospectus as it was a newly incorporated entity at the time of the various reorganization transactions undertaken in July 2019 and had no assets, liabilities or business transactions or activities during the periods presented in this prospectus. As The We Company has no interest in any operations other than those of WeWork Companies Inc. for the periods presented in this prospectus, the historical consolidated financial information included in this prospectus is that of WeWork Companies Inc.

The following tables present the summary historical consolidated financial and other operating information for WeWork Companies Inc., the predecessor of The We Company. The following summary consolidated financial information for the years ended December 31, 2016, 2017 and 2018 and as of December 31, 2017 and 2018 has been derived from the audited annual consolidated financial statements of WeWork Companies Inc. included elsewhere in this prospectus. The audited annual consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and are presented in U.S. dollars. The summary condensed consolidated financial information as of June 30, 2019 and for the six months ended June 30, 2018 and 2019 has been derived from the unaudited interim condensed consolidated financial statements of WeWork Companies Inc. included elsewhere in this prospectus. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited annual consolidated financial statements and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair statement of the unaudited interim condensed consolidated financial statements of WeWork Companies Inc. The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period.

The information presented below should be read in conjunction with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

	Year Ended December 31,			Six Months Ended June 30,

(Amounts in thousands, except share and per share data)	2016	2017	2018	2018	2019
Consolidated statement of operations information:

Revenue	$436,099	$886,004	$1,821,751	$763,771	$1,535,420

Expenses:

Location operating expenses—cost of revenue (1)	433,167	814,782	1,521,129	635,968	1,232,941

Other operating expenses—cost of revenue (2)	—	1,677	106,788	42,024	81,189

Pre-opening location expenses	115,749	131,324	357,831	156,983	255,133

Sales and marketing expenses	43,428	143,424	378,729	139,889	320,046

Growth and new market development expenses (3)	35,731	109,719	477,273	174,091	369,727

General and administrative expenses (4)	115,346	454,020	357,486	155,257	389,910

Depreciation and amortization	88,952	162,892	313,514	137,418	255,924

Total expenses	832,373	1,817,838	3,512,750	1,441,630	2,904,870

Loss from operations	(396,274)	(931,834)	(1,690,999)	(677,859)	(1,369,450)

Interest and other income (expense), net	(33,400)	(7,387)	(237,270)	(46,406)	469,915

Pre-tax loss	(429,674)	(939,221)	(1,928,269)	(724,265)	(899,535)

Income tax benefit (provision)	(16)	5,727	850	1,373	(5,117)

Net loss	(429,690)	(933,494)	(1,927,419)	(722,892)	(904,652)

Net loss attributable to noncontrolling interests	—	49,500	316,627	94,762	214,976

Net loss attributable to WeWork Companies Inc.	$(429,690)	$(883,994)	$(1,610,792)	$(628,130)	$(689,676)

Net loss per share attributable to Class A and Class B common stockholders: (5)

Basic	$(2.66)	$(5.54)	$(9.87)	$(3.87)	$(4.15)

	Year Ended December 31,			Six Months Ended June 30,

(Amounts in thousands, except share and per share data)	2016	2017	2018	2018	2019

Diluted	$(2.66)	$(5.54)	$(9.87)	$(3.87)	$(4.15)

Weighted-average shares used to compute net loss per share attributable to Class A and Class B common stockholders, basic and diluted	161,324,940	159,689,116	163,148,918	162,482,366	166,301,575

Pro forma net loss per share attributable to Class A and Class B common stockholders: (3)

Basic			$(4.41)		$(3.20)

Diluted			$(4.41)		$(3.20)

Weighted-average shares used to compute pro forma net loss per share attributable to Class A and Class B common stockholders, basic and diluted			338,368,587		365,154,863

(1)

Exclusive of depreciation and amortization shown separately on the depreciation and amortization line in the amount of $84.0 million, $154.1 million and $281.5 million for the years ended December 31, 2016, 2017 and 2018, respectively, and $123.7 million and $230.0 million for the six months ended June 30, 2018 and 2019, respectively.

(2)

Exclusive of depreciation and amortization shown separately on the depreciation and amortization line in the amount of $0, $1.2 million and $12.6 million in the years ended December 31, 2016, 2017 and 2018, respectively, and $5.7 million and $9.7 million for the six months ended June 30, 2018 and 2019, respectively.

(3)

Includes cost of revenue related to Powered by We in the amount of $0, $12.7 million and $57.9 million during the years ended December 31, 2016, 2017 and 2018, respectively, and $27.9 million and $85.1 million during the six months ended June 30, 2018 and 2019, respectively.

(4)

Includes stock-based compensation expense of $17.4 million, $260.7 million and $18.0 million for the years ended December 31, 2016, 2017 and 2018, respectively, and includes stock-based compensation expense of $10.5 million and $111.2 million for the six months ended June 30, 2018 and 2019, respectively.

(5)

See Note 22 to the audited annual consolidated financial statements and Note 24 to the unaudited interim condensed consolidated financial statements, each included elsewhere in this prospectus, for a description of how we compute basic and diluted net loss per share attributable to Class A and Class B common stockholders and pro forma basic and diluted net loss per share attributable to Class A and Class B common stockholders. Historical share and per share information does not give effect to the consummation of the stock split to be effected on the closing date of this offering. Pro forma share and per share information gives effect to the consummation of the stock split to be effected on the closing date of this offering pursuant to which each share of our capital stock will be reclassified into             shares.

	As of June 30, 2019

(Amounts in thousands)	Actual	Pro forma (1)	Pro forma as adjusted (2)
Consolidated balance sheet information:

Cash and cash equivalents	$2,473,070	$	$

Total current assets	3,032,323

Property and equipment, net	6,729,427

Total assets	27,047,235

Total liabilities	24,641,746

Total convertible preferred stock included as temporary equity	3,591,086

Total redeemable noncontrolling interests included as temporary equity	1,113,807

Total equity (deficit)	(2,299,404)

(1)

The pro forma balance sheet information in this table gives effect to the IPO-related security conversions, the conversion of the 2018 convertible note and the exercise of the 2018 warrant. The pro forma balance sheet information in this table also gives effect to stock-based compensation expense of approximately $55.3 million associated with the portion of restricted stock units and stock options for which the service period had been rendered as of June 30, 2019 but for which vesting is also contingent upon our initial public offering. This pro forma adjustment related to stock-based compensation expense of approximately $55.3 million has been reflected as an increase in additional paid-in capital and accumulated deficit. See Note 2 to the unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

(2)

The pro forma as adjusted balance sheet information in this table gives effect to the transactions described in note (1) above as well as the issuance by us of                 shares of Class A common stock in this offering at an assumed initial public offering price of $                per share, the midpoint of the price range set forth on the cover page of this prospectus.

Key Performance Indicators

In connection with the management of our WeWork space-as-a-service offering, we identify, measure and assess a variety of operational and financial metrics. The principal metrics we use in managing and evaluating our business are set forth below.

Any totals of the operational metrics presented as of a period end reflect the count as of the first day of the last month in the period. The first day of the month is traditionally one of the most active days at our locations as most move-ins and openings occur on the first of the month as part of our move-in, move-out (“MIMO”) process, where we support members who are new, existing, transferring or growing. First-of-the-month counts are used because the economics of those counts generally impact the results for that monthly period.

	As of December 31,			As of June 30,

	2016	2017	2018	2018	2019

Workstation capacity (in ones) (1)	107,000	214,000	466,000	301,000	604,000

Memberships (in ones) (2)	87,000	186,000	401,000	268,000	527,000

Enterprise membership percentage (3)	18%	28%	38%	30%	40%

Run-rate revenue (in billions) (4)	$0.6	$1.1	$2.4	$1.8	$3.3

Committed revenue backlog (in billions) (5)	$0.1	$0.5	$2.6	N/R	$4.0

N/R = Not reported

(1)

“Workstation capacity” represents the estimated number of workstations available at open WeWork locations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators—Workstation Capacity” for additional information about this metric.

(2)

“Memberships” represents the cumulative number of WeWork memberships and on-demand memberships. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators—Memberships” for additional information about this metric.

(3)

“Enterprise membership percentage” represents the percentage of our memberships attributable to organizations with 500 or more full-time employees. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators—Enterprise Membership Percentage” for additional information about this metric.

(4)

“Run-rate revenue” for a given period represents our revenue recognized in accordance with GAAP for the last month of such period multiplied by 12. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators—Run-Rate Revenue” for additional information about this metric.

(5)

“Committed revenue backlog” as of a given date represents total non-cancelable contractual commitments, net of discounts, remaining under agreements entered into as of such date, which we expect will be recognized as revenue subsequent to such date. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators—Committed Revenue Backlog” for additional information about this metric. We began reporting committed revenue backlog on a quarterly basis as of March 31, 2019.

Contribution Margin

We use contribution margin to assess the profitability and performance of our locations both in the aggregate and on a location by location basis. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contribution Margin” for the definition of and additional information about our contribution margin measures.

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, as well as the other information included in this prospectus, including the consolidated financial statements and related notes appearing elsewhere in this prospectus, before making an investment decision. The risks described below are not the only risks we face. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial condition, results of operations and prospects. In that case, the trading price of our Class A common stock could decline, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please refer to “Cautionary Note Regarding Forward-Looking Statements” for more information regarding forward-looking statements.

Risks Relating to Our Business

Our business has grown rapidly, and we may fail to manage our growth effectively.

We have experienced rapid growth in our business, including in the number of our locations and in the size of our membership base. This rapid growth places a significant strain on our existing resources. Difficulties associated with our continued growth could result in harm to our reputation and could have a material adverse effect on our business, including our prospects for continued growth, and on our financial condition, results of operations and cash flows.

We expect our capital expenditures and operating expenses to increase on an absolute basis as we continue to invest in additional locations, launch additional solutions, products and services, hire additional team members and increase our marketing efforts. In particular, we expect to continue to invest in local infrastructure to support our continued growth. As we continue to decentralize and localize certain decision-making and risk management functions, we may discover that our internal processes are ineffective or inefficient. In particular, to manage our rapid growth, we will need to enhance our reporting systems and procedures and continue to improve our operational, financial, management, sales and marketing and information technology infrastructure. Continued growth could also strain our ability to maintain reliable service levels for our members. If we do not manage our growth effectively, increases in our capital expenditures and operating expenses could outpace any increases in our revenue, which could have a material adverse effect on our results of operations.

Our rapid growth may not be sustainable.

Our historical growth rates may not be indicative of future growth. The market for our solutions, products and services may not continue to grow at the rate we expect or at all, and our memberships may decline as a result of increased competition in the space-as-a-service sector or the maturation of our business. Additionally, as we grow, the ability of our management to source sufficient reasonably-priced opportunities for new locations of the type we have historically targeted or to develop and launch additional solutions, products and services may become more limited.

Our business strategy includes entering into new markets and introducing new solutions, products and services. This strategy is inherently risky, may not be successful and could be costly.

As part of our growth strategy, we intend to continue expansion into additional locations in existing and new markets within the United States and throughout the world, while also enhancing our product and service offerings. We may also continue to pursue new strategic opportunities, including real estate acquisition and management. Such expansion efforts also generally involve significant risks and uncertainties, including distraction of management from our existing solutions, products and services and the operations of our existing locations. As we attempt to grow our foothold in an evolving industry and acquire new businesses that enhance value for our members, we may encounter issues and risks not discovered in our development or analysis of such expansion efforts. Our operations in any new markets or solutions, products and services into which we expand may also generate less revenue or cash flow than our core WeWork space-as-a-service offering in our existing locations.

Our expansion efforts have required, and we expect them to continue to require, substantial resources and management attention. We spend significant time, money, energy and other resources trying to understand our members’ needs and working to accommodate them, which may include exploring and negotiating for new solutions, products and services. However, as we expand into new markets and introduce new solutions, products and services, our members may not be satisfied with our solutions, products and services, including any new offerings that we launch. The time, money, energy and other resources we dedicate to exploring and pursuing new solutions, products and services may be greater than the short-term, and potentially the total, returns from these new offerings.

We will also face new operational risks and challenges as we continue to enter into new markets. Expansion into foreign jurisdictions subjects us to legal, regulatory, economic and political risks that may be different from and additional to those that we face in jurisdictions where we currently operate, and we may operate at a disadvantage relative to competitors who are more familiar with local market practices and networks. Expansion into new solutions, products and services subjects us to similar risks as we compete with the many established participants in those markets, and we face additional regulatory, legal and execution risks as we implement new business practices and integrate a new offering into our existing range of solutions, products and services. To the extent the benefits of our expansion efforts do not meet our expectations, we may recognize a loss on our investment or gains that do not justify our investment. See “—We plan to continue expanding our business into markets outside the United States, which will subject us to risks associated with operating in foreign jurisdictions”.

Our success in this regard may increasingly depend on the financial success and cooperation of local partners and other third parties. For more information, see “—Our growth and success depends on our ability to maintain the value and reputation of our brand and the success of our strategic partnerships”.

We have a history of losses and, especially if we continue to grow at an accelerated rate, we may be unable to achieve profitability at a company level (as determined in accordance with GAAP) for the foreseeable future.

We had an accumulated deficit as of December 31, 2017 and 2018 and as of June 30, 2018 and 2019 and had net losses of $0.4 billion, $0.9 billion and $1.9 billion for the years ended December 31, 2016, 2017 and 2018, respectively, and $0.7 billion and $0.9 billion for the six months ended June 30, 2018 and 2019. Our accumulated deficit and net losses have historically resulted primarily from the substantial investments required to grow our business, including the significant increase in recent periods in the number of locations we operate. We expect that these costs and investments will continue to increase as we continue to grow our business. We also intend to invest in maintaining our high level of member service and support, which we consider critical to our continued success. We also expect to incur additional general and administrative expenses as a result of our growth. These expenditures will make it more difficult for us to achieve profitability, and we cannot predict whether we will achieve profitability for the foreseeable future. Although we do not currently believe our net loss will increase as a percentage of revenue in the long term, we believe that our net loss may increase as a percentage of revenue in the near term and will continue to grow on an absolute basis.

Our operating costs and other expenses may be greater than we anticipate, and our investments to make our business and our operations more efficient may not be successful. Increases in our costs, expenses and investments may reduce our margins and materially adversely affect our business, financial condition and results of operations. In addition, non-mature locations and pipeline locations may not generate revenue or cash flow comparable to those generated by our existing mature locations, and our mature locations may not be able to continue to generate existing levels of revenue or cash flow. Further, our We Company offerings, such as WeLive, WeGrow, Flatiron School and Meetup, and additional We Company offerings that we may launch or acquire in the future, may not generate meaningful revenue or cash flow. For any of these reasons, we may be unable to achieve profitability for the foreseeable future and may face challenges in growing our cash flows.

We may not be able to continue to retain existing members, most of whom enter into membership agreements with short-term commitments, or to attract new members in sufficient numbers or at sufficient rates to sustain and increase our memberships or at all.

We principally generate revenues through the sale of memberships. We have in the past experienced, and expect to continue to experience, membership agreement terminations. In many cases, our members may terminate their membership agreements with us at any time upon as little notice as one calendar month. Members may cancel their memberships for many reasons, including a perception that they do not make sufficient use of our solutions and services, that they need to reduce their expenses or that alternative work environments may provide better value or a better experience.

Our results of operations could be adversely affected by declines in demand for our memberships. Demand for our memberships may be negatively affected by a number of factors, including geopolitical uncertainty, competition, cybersecurity incidents, decline in our reputation and saturation in the markets where we operate. Prevailing general and local economic conditions may also negatively affect the demand for our memberships, particularly from current and potential members that are small- and mid-sized businesses and may be disproportionately affected by adverse economic conditions.

Substantially all of our leases with our landlords are for terms that are significantly longer than the terms of our membership agreements with our members. The average length of the initial term of our U.S. leases is approximately 15 years, and our future undiscounted minimum lease cost payment obligations under signed operating and finance leases was $47.2 billion as of June 30, 2019. If we are unable to replace members who may terminate their membership agreements with us, our cash flows and ability to make payments under our lease agreements with our landlords may be adversely affected. These same factors that reduce demand for our memberships may not have the same impact on a landlord that has longer commitments from its tenants than we have from our members.

We must continually add new members both to replace departing members and to expand our current member base. We may not be able to attract new members in sufficient numbers to do so. Even if we are able to attract new members to replace departing members, these new members may not maintain the same level of involvement in our community. In addition, the revenue we generate from new members may not be as high as the revenue generated from existing members because of discounts we may offer to these new members, and we may incur marketing or other expenses, including referral fees, to attract new members, which may further offset our revenues from these new members. For these and other reasons, we could experience a decline in our revenue growth, which could adversely affect our results of operations.

An economic downturn or subsequent declines in market rents may result in increased member terminations and could adversely affect our results of operations.

While we believe that we have a durable business model in all economic cycles, there can be no assurance that this will be the case. A significant portion of our member base consists of small- and mid-sized businesses and freelancers who may be disproportionately affected by adverse economic conditions. In addition, our concentration in specific cities magnifies the risk to us of localized economic conditions in those cities or the surrounding regions. For the year ended December 31, 2018 and the six months ended June 30, 2019, we generated the majority of our revenue from locations in the United States and the United Kingdom. The majority of our revenue from locations in the United States was generated from our locations in the greater New York City, San Francisco, Los Angeles, Seattle, Washington, D.C. and Boston markets. A majority of our locations in the United Kingdom are in London. Economic downturns in these markets or other markets in which we are growing our number of locations may have a disproportionate effect on our revenue and our ability to retain members, in particular among members that are small- and mid-sized businesses, and thereby require us to expend time and resources on sales and marketing activities that may not be successful and could impair our results of operations. While our business has withstood localized recessions in various geographies, we have yet to experience a global economic downturn since founding our business. In addition, our business may be affected by generally prevailing economic conditions in the markets where we operate, which can result in a general decline in real estate activity, reduce demand for our solutions and services and exert downward pressure on our revenue.

We may not be able to successfully negotiate satisfactory arrangements in respect of spaces that we occupy, or renew or replace existing spaces on satisfactory terms or at all, any of which will necessarily constrain our ability to grow our member base.

We currently lease real estate for the majority of our locations, and we are actively pursuing management agreements and participating leases, under which the landlord pays in whole or in part for the build-out costs, and other occupancy arrangements with real estate owners. If we are unable to negotiate these lease and other arrangements on satisfactory terms, we may not be able to expand our portfolio of locations.

Our lease renewal options are typically tied to upward-only rent reviews, whereby rent for any given lease renewal term is typically equal to the greater of the rent in effect for the period immediately prior to the rent review date and the then-prevailing net effective rent in the open market. As a result, increases in rental rates in the markets in which we operate, particularly in those markets where initial terms under our leases are shorter, could adversely affect our business, financial condition, results of operations and prospects.

In addition, our ability to negotiate favorable terms to extend an expiring lease or to secure an alternate location will depend on then-prevailing conditions in the real estate market, such as overall rental cost increases, competition from other would-be tenants for desirable leased spaces and our relationships with current and prospective building owners and landlords, and may depend on other factors that are not within our control. If we are not able to renew or replace an expiring lease, we will incur significant costs related to vacating that space and redeveloping whatever alternative space we are able to find, if any. In addition, if we are forced to vacate a space, we could lose members who purchased memberships based on the design, location or other attributes of that particular space and may not be interested in the other spaces we have available.

The average length of the initial term of our U.S. leases is approximately 15 years. As we continue to expand our presence into certain international markets, including Europe, Latin America, China, Japan and the Pacific, local market practices may require us to enter into leases that have shorter initial terms, which reduces the certainty of our future obligations with respect to these locations and the continued availability of our occupied spaces at these locations.

The long-term and fixed-cost nature of our leases may limit our operating flexibility and could adversely affect our liquidity and results of operations.

We currently lease a significant majority of our locations under long-term leases that, with very limited exceptions, do not contain early termination provisions. Our obligations to landlords under these agreements extend for periods that significantly exceed the length of our membership agreements with our members, which may be terminated by our members upon as little notice as one calendar month. Our leases generally provide for fixed monthly payments that are not tied to space utilization or the size of our member base, and all of our leases contain minimum rental payment obligations. As a result, if members at a particular space terminate their membership agreements with us and we are not able to replace these departing members, our lease cost expense may exceed our revenue. In addition, in an environment where cost for real estate is decreasing, we may not be able to lower our fixed monthly payments under our leases at rates commensurate with the rates at which we would be pressured to lower our monthly membership fees, which may also result in our rent expense exceeding our membership and service revenue. In any such event, we would not have the ability to reduce our rent under the lease or otherwise terminate the lease in accordance with its terms.

If we experience a prolonged reduction in revenues at a particular space, our results of operations in respect of that space would be adversely affected unless and until the lease expires or we are able to assign the lease or sublease the space to a third party. Our ability to assign a lease or sublease the space to a third party may be constrained by provisions in the lease that restrict these transfers without the prior consent of the landlord. Additionally, we could incur significant costs if we decide to assign or sublease unprofitable leases, as we may incur transaction costs associated with finding and negotiating with potential transferees, and the ultimate transferee may require upfront payments or other inducements. Moreover, our leases generally contain notice requirements in connection with certain transactions, including the reorganization transactions or the incurrence of indebtedness, as well as this offering. The failure to deliver notice or satisfy the conditions related to providing such notices to our landlords and members could result in defaults under such leases. If we default under the terms of our leases and cease operations at leased spaces, we could be exposed to breach of contract and other claims, which could result in direct and indirect costs to us and could result in operational disruptions that could harm our reputation, brand and result of operations. Additionally, we are party to a variety of lease agreements and other occupancy arrangements, including management agreements and participating leases, containing a variety of contractual rights and obligations that may be subject to interpretation. Our interpretation of such contracts may be disputed by our landlords or members, which could result in litigation, damage to our reputation or contractual or other legal remedies becoming available to such landlords and members and may impact our results of operations.

While our leases are often held by special purpose entities, our consolidated financial condition and results of operations depend on the ability of our subsidiaries to perform their obligations under these leases over time. Our business, reputation, financial condition and results of operations depend on our subsidiaries’ ongoing compliance with their leases. We may determine that it is necessary to fund the lease payments of our subsidiaries beyond the terms of our limited parent guarantees (if applicable), in which case any difficulty of our subsidiaries in performing their obligations under our leases could affect our liquidity. In addition, we provide credit support in respect of our leases in the form of letters of credit, cash security deposits and surety bonds. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Lease Obligations”. If our subsidiaries were to default under their leases, the applicable landlords could draw under the letters of credit or demand payment under the surety bonds, which could adversely affect our financial condition and liquidity. In addition, under our surety bonds, the applicable surety has the right to request collateral, including cash collateral or letters of credit, at any time the surety bonds are outstanding. We are also pursuing strategic alternatives to pure leasing arrangements, including management agreements, participating leases and other occupancy arrangements with respect to spaces. Some of our agreements contain penalties that are payable in the event we terminate the arrangement. In addition, we have limited experience to date with these types of transactions, and we may not be able to successfully complete additional transactions on commercially reasonable terms or at all.

We have engaged in transactions with related parties, and such transactions present possible conflicts of interest that could have an adverse effect on our business and results of operations.

We have entered into a number of transactions with related parties, including our significant stockholders, directors and executive officers and other employees. For example, we have entered into several transactions with our Co-Founder and Chief Executive Officer, Adam Neumann, including leases with landlord entities in which Adam has or had a significant ownership interest. We have similarly entered into leases with landlord entities in which other members of our board of directors have a significant ownership interest, such as through ARK (as defined in “Business—Our Organizational Structure—ARK”). See “Certain Relationships and Related Party Transactions”. We may in the future enter into additional transactions with entities in which members of our board of directors and other related parties hold ownership interests.

Transactions with a landlord entity in which related parties hold ownership interests present potential for conflicts of interest, as the interests of the landlord entity and its shareholders may not align with the interests of our stockholders with respect to the negotiation of, and certain other matters related to, our lease with that landlord entity. For example, conflicts may arise in connection with decisions regarding the structure and terms of the lease, tenant improvement allowances or termination provisions. Conflicts of interest may also arise in connection with the exercise of contractual remedies under these leases, such as the treatment of events of default.

Our leases with landlords generally provide that, if the landlord declines to reimburse us for buildout expenses or other tenant improvement allowances for which we have the right to be reimbursed under the relevant lease, we may apply such receivables as an offset to our related rental obligations on those impacted leases. Certain of our leases with related parties, including those with landlord entities in which Adam holds a significant ownership interest, provide for tenant improvement allowances. If any of these entities declined to reimburse us for buildout expenses to which we were entitled under the relevant lease, we expect that we would apply such receivables as an offset to our related rental obligations on those impacted leases.

Pursuant to our related party transactions policy, all additional material related party transactions that we enter into require either (i) the unanimous consent of our audit committee or (ii) the approval of a majority of the members of our board of directors. See “Certain Relationships and Related Party Transactions—Policies and Procedures for Related Party Transactions”. Nevertheless, we may have achieved more favorable terms if such transactions had not been entered into with related parties and these transactions, individually or in the aggregate, may have an adverse effect on our business and results of operations or may result in government enforcement actions or other litigation.

A significant part of our international growth strategy and international operations will be conducted through joint ventures, and disputes with our partners may adversely affect our interest in these joint ventures.

Our international growth strategy has included entering into joint ventures in non-U.S. jurisdictions, such as in China, Japan and the broader Pacific region. Our success in these regions therefore depends on third parties whose actions we cannot control. Although in the case of certain of these joint ventures we have the right to appoint a majority of the members of the board of directors, there are many significant matters for which we require the consent of our partners in these joint ventures. Our partners in these joint ventures may have interests that are different from ours, and we may disagree with our partners as to the resolution of a particular issue to come before the joint venture or as to the management or conduct of the business of the joint venture in general. In addition, in connection with these joint ventures and other strategic partnerships, we have entered into certain agreements that provide our partners with exclusivity or other preemptive rights that may limit our ability to pursue business opportunities in the manner that we desire. For instance, with respect to each of ChinaCo, JapanCo and PacificCo (each as defined and described under “Business—Our Organizational Structure” and “Certain Relationships and Related Party Transactions—Regional Joint Ventures and Strategic Partnerships”), we have agreed to conduct all or an agreed portion of our business through the relevant joint venture. We may not be able to resolve any dispute relating to our business, operations or management of the relevant joint venture, which could have a material adverse effect on our interest in the joint venture or the business of the joint venture in general.

Some of the counterparty risks we face with respect to our members are heightened in the case of enterprise members.

Enterprise members, which often sign membership agreements with longer terms and for a greater number of memberships than our other members, accounted for 32% and 38% of our total membership and service revenue for the year ended December 31, 2018 and the six months ended June 30, 2019, respectively. Memberships attributable to enterprise members generally account for a high proportion of our revenue at a particular location, and some of our locations are occupied by just one enterprise member. A default by an enterprise member under its agreement with us could cause a significant reduction in the operating cash flow generated by the location where that enterprise member is situated. We would also incur certain costs following an unexpected vacancy by an enterprise member. The greater amount of available space generally occupied by any enterprise member relative to our other members means that the time and effort required to execute a definitive agreement is greater than the time and effort required to execute membership agreements with individuals or small- or mid-sized businesses. In addition, in some instances, we offer configured solutions that require us to customize the workspace to the specific needs and brand aesthetics of the enterprise member, which may increase our build-out costs and our net capex per workstation added. If enterprise members were to delay commencement of their membership agreements, fail to make membership fee payments when due, declare bankruptcy or otherwise default on their obligations to us, we may be forced to terminate their membership agreements with us, which could result in sunk costs and transaction costs that are difficult or impossible for us to recover.

We are exposed to risks associated with the development and construction of the spaces we occupy.

Opening new locations subjects us to risks that are associated with development projects in general, such as delays in construction, contract disputes and claims, and fines or penalties levied by government authorities relating to our construction activities. We may also experience delays opening a new location as a result of delays by the building owners or landlords in completing their base building work or as a result of our inability to obtain, or delays in our obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations. We seek to open new locations on the first day of a month and delays, even if the delay only lasts a few days, can cause us to defer opening a new location by a full month. Failure to open a location on schedule may damage our reputation and brand and may also cause us to incur expenses in order to rent and provide temporary space for our members or to provide those members with discounted membership fees.

In developing our spaces, we generally rely on the continued availability and satisfactory performance of unaffiliated third-party general contractors and subcontractors to perform the actual construction work and, in many cases, to select and obtain certain building materials, including in some cases from sole-source suppliers of such materials. As a result, the timing and quality of the development of our occupied spaces depends on the performance of these third parties on our behalf.

We do not have long-term contractual commitments with general contractors, subcontractors or materials suppliers. The prices we pay for the labor or materials provided by these third parties, or other construction-related costs, could unexpectedly increase, which could have an adverse effect on the viability of the projects we pursue and on our results of operations and liquidity. Skilled parties and high-quality materials may not continue to be available at reasonable rates in the markets in which we pursue our construction activities.

The people we engage in connection with a construction project are subject to the usual hazards associated with providing construction and related services on construction project sites, which can cause personal injury and loss of life, damage to or destruction of property, plant and equipment, and environmental damage. Our insurance coverage may be inadequate in scope or coverage amount to fully compensate us for any losses we may incur arising from any such events at a construction site we operate or oversee. In some cases, general contractors and their subcontractors may use improper construction practices or defective materials. Improper construction practices or defective materials can result in the need to perform extensive repairs to our spaces, loss of revenue during the repairs and, potentially, personal injury or death. We also can suffer damage to our reputation, and may be exposed to possible liability, if these third parties fail to comply with applicable laws.

Supply chain interruptions may increase our costs or reduce our revenues.

We depend on the effectiveness of our supply chain management systems to ensure reliable and sufficient supply, on reasonably favorable terms, of materials used in our construction and development and operating activities, such as furniture, lighting, millwork, wood flooring, security equipment and consumables. The materials we purchase and use in the ordinary course of our business are sourced from a wide variety of suppliers around the world. Disruptions in the supply chain may result from weather-related events, natural disasters, trade restrictions, tariffs, border controls, acts of war, terrorist attacks, third-party strikes or ineffective cross dock operations, work stoppages or slowdowns, shipping capacity constraints, supply or shipping interruptions or other factors beyond our control. In the event of disruptions in our existing supply chain, the labor and materials we rely on in the ordinary course of our business may not be available at reasonable rates or at all. In some cases, we may rely on a single source for procurement of construction materials or other supplies in a given region. Any disruption in the supply of certain materials could disrupt operations at our existing locations or significantly delay our opening of a new location, which may cause harm to our reputation and results of operations.

We incur costs relating to the maintenance, refurbishment and remediation of our spaces.

The terms of our leases generally require that we ensure that the spaces we occupy are kept in good repair throughout the term of the lease. The terms of our leases may also require that we return the space to the landlord at the end of the lease term in the same condition it was delivered to us, which, in such instances, will require removing all fixtures and improvements to the space. The costs associated with this maintenance, removal and repair work may be significant.

We also anticipate that we will be required to periodically refurbish our spaces to keep pace with the changing needs of our members. Extensive refurbishments may be more costly and time-consuming than we expect and may adversely affect our results of operations and financial condition. Our member experience may be adversely affected if extensive refurbishments disrupt our operations at our locations.

Our growth and success depends on our ability to maintain the value and reputation of our brand and the success of our strategic partnerships.

Our brand is integral to our business as well as to the implementation of our strategies for expanding our business. In 2019, we launched a global rebranding effort that may affect our ability to attract and retain members, which may have a material adverse effect on our business or results of operations.

Maintaining, promoting and positioning our brand will depend largely on our ability to provide a consistently high quality member experience and on our marketing and community-building efforts. To the extent our locations, workspace solutions or product or service offerings are perceived to be of low quality or otherwise are not compelling to new and existing members, our ability to maintain a positive brand reputation may be adversely affected.

In addition, failure by third parties on whom we rely but whose actions we cannot control, such as general contractors and construction managers who oversee our construction activities or facilities management staff, to uphold a high standard of workmanship, ethics, conduct and legal compliance could subject us to reputational harm based on their association with us and our brand. As we pursue our growth strategies of entering into joint ventures, revenue-sharing arrangements and other partnerships with local partners in non-U.S. jurisdictions, such as through ChinaCo, JapanCo, PacificCo and IndiaCo, we become increasingly dependent on third parties whose actions we cannot control.

We receive a high degree of media coverage domestically and internationally and we believe that much of our reputation depends on word-of-mouth and other non-paid sources of opinion, including on the internet. Unfavorable publicity or consumer perception or experience of our solutions, practices, products or services could adversely affect our reputation, resulting in difficulties in attracting and retaining members and business partners, and limiting the success of our community-building efforts and the range of solutions, products and services we are able to offer.

Historically, many of our members have signed up for memberships because of positive word-of-mouth referrals by existing members, which has reduced our need to rely on traditional marketing efforts. To the extent that we are unable to maintain a positive brand reputation organically, we may need to rely more heavily on traditional marketing efforts to attract new members, which would increase our sales and marketing expenses both in absolute terms and as a percentage of our revenue.

If our employees, members of our community or other people who enter our spaces act badly, our business and our reputation may be harmed.

Our emphasis on our mission and values makes our reputation particularly sensitive to allegations of violations of community rules or applicable laws by our members, employees or other people who enter our spaces. While we verify the identity of any individual interested in joining our community, we do not conduct extensive background checks or otherwise extensively vet potential members prior to entering into membership agreements that provide them or their employees access to our locations. If our members, employees or other people violate our policies or engage in illegal or unethical behavior, or are perceived to do so, we may be the subject of negative publicity and our reputation may be harmed. These bad acts may also encourage existing members to leave our locations and make it more difficult for us to recruit new members at that location, which would adversely impact our results of operations for the affected location.

If our pricing and related promotional and marketing plans are not effective, our business and prospects may be negatively affected.

Our business and prospects depend on the impact of pricing and related promotional and marketing plans and our ability to adjust these plans to respond quickly to economic and competitive conditions. If our pricing and related promotional and marketing plans are not successful, or are not as successful as those of competitors, our revenue, membership base and market share could decrease, thereby adversely impacting our results of operations.

We may make decisions consistent with our mission that may reduce our short- or medium-term operating results.

Our mission is integral to everything we do, and many of our strategic and investment decisions are geared toward improving the experience of our members and the attractiveness of our community. While we believe that pursuing these goals will produce benefits to our business in the long-term, these decisions may adversely impact our short- or medium-term operating results and the long-term benefits that we expect to result from these initiatives may not materialize within the timeframe we expect or at all, which could harm our business and financial results.

We may be unable to adequately protect or prevent unauthorized use of our trademarks and other proprietary rights and we may be prevented by third parties from using or registering our trademarks or other intellectual property.

To protect our trademarks and other proprietary rights, we rely and expect to continue to rely on a combination of protective agreements with our employees and third parties (including local or other strategic partners we may do business with), physical and electronic security measures and trademark, copyright, patent and trade secret protection laws. In certain jurisdictions, rights in trademarks are derived from registration of the trademark. We may not have trademark rights in a jurisdiction where our trademarks are not registered, including with respect to any new brands and existing brands associated with new offerings. We have obtained a strategic set of trademark, copyright and patent applications or registrations in the United States and other jurisdictions and have filed, and we expect to file from time to time, additional trademark, copyright and patent applications. Nevertheless, these applications may not proceed to registration or issuance and in any event may not be comprehensive (particularly with respect to non-U.S. jurisdictions), third parties may challenge any trademarks, copyrights or patents issued to or held by us, the agreements (including license agreements with local or other strategic partners) and security measures we have in place may be inadequate or otherwise fail to effectively accomplish their protective purposes, third parties may infringe or misappropriate our intellectual property rights, and we may not be successful in asserting intellectual property rights against third parties. Third parties may also take the position that we are infringing their rights, and we may not be successful in defending these claims. For example, we have received correspondence from third parties asserting potential claims of trademark infringement with respect to some of our WE names and trademarks. We dispute these assertions. Additionally, we may not be able to enforce or defend our proprietary rights or prevent infringement or misappropriation without substantial expense to us and a significant diversion of management time and attention from our business strategy.

We currently hold various domain names relating to our brand, most importantly wework.com, we.co, wegrow.com and welive.com, as well as several other @we and @wework social media handles. Competitors and others could attempt to capitalize on our brand recognition by using domain names or social media handles similar to those we hold. We may be unable, without significant cost or at all, to maintain or protect our use of domain names and social media handles or prevent third parties from acquiring domain names or social media handles that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights in our domain names.

If the measures we have taken to protect our proprietary rights are inadequate to prevent unauthorized use or misappropriation by third parties or such rights are diminished or we are prevented from using intellectual property due to successful third-party challenges, the value of our brand and other intangible assets may be diminished and our business and results of operations may be adversely affected.

We rely on a combination of proprietary and third-party technology systems to support our business and member experience, and, if these systems experience difficulties, our business, financial condition, results of operations and prospects may be materially adversely affected.

We use a combination of proprietary technology and technology provided by third-party service providers to support our business and our member experience. For example, the WeWork app, which we developed in-house but which incorporates third-party and open source software where appropriate, connects local communities and develops and deepens connections among our members, both at particular spaces and across our global network.

We also use technology of third-party service providers to help manage the daily operations of our business. For example, we rely on our own internal systems as well as those of third-party service providers to process membership payments and other payments from our members.

To the extent we experience difficulties in the operation of technologies and systems we use to manage the daily operations of our business or that we make available to our members, our ability to operate our business, retain existing members and attract new members may be impaired. We may not be able to attract and retain sufficiently skilled and experienced technical or operations personnel and third-party contractors to operate and maintain these technologies and systems, and our current product and service offerings may not continue to be, and new product and service offerings may not be, supported by the applicable third-party service providers on commercially reasonable terms or at all.

Moreover, we may be subject to claims by third parties who maintain that our service providers’ technology infringes the third party’s intellectual property rights. Although our agreements with our third-party service providers often contain indemnities in our favor with respect to these eventualities, we may not be indemnified for these claims or we may not be successful in obtaining indemnification to which we are entitled.

Also, any harm to our members’ personal computers or other devices caused by our software, such as the WeWork app, or other sources of harm, such as hackers or computer viruses, could have an adverse effect on the member experience, our reputation and our results of operations and financial condition.

If our proprietary information and/or data we collect and store, particularly billing and personal data, were to be accessed by unauthorized persons, our reputation, competitive advantage and relationships with our members could be harmed and our business could be materially adversely affected.

We generate significant amounts of proprietary, sensitive and otherwise confidential information relating to our business and operations, and we collect, store and process confidential and personal data regarding our members, including member names and billing data. Our proprietary information and data is maintained on our own systems as well as the systems of third-party service providers.

Similar to other companies, our information technology systems face the threat of cyber-attacks, such as security breaches, phishing scams, malware and denial-of-service attacks. Our systems or the systems of our third-party service providers could experience unauthorized intrusions or inadvertent data breaches, which could result in the exposure or destruction of our proprietary information and/or members’ data.

Because techniques used to obtain unauthorized access to systems or sabotage systems change frequently and may not be known until launched against us or our service providers, we and they may be unable to anticipate these attacks or implement adequate preventative measures. In addition, any party who is able to illicitly obtain identification and password credentials could potentially gain unauthorized access to our systems or the systems of our third-party service providers. If any such event occurs, we may have to spend significant capital and other resources to notify affected individuals, regulators and others as required under applicable law, mitigate the impact of the event and develop and implement protections to prevent future events of that nature from occurring. From time to time, employees make mistakes with respect to security policies that are not always immediately detected by compliance policies and procedures. These can include errors in software implementation or a failure to follow protocols and patch systems. Employee errors, even if promptly discovered and remediated, may disrupt operations or result in unauthorized disclosure of confidential information. We have experienced unauthorized breaches of our systems prior to this offering, which we believe did not have a material effect on our business.

If a data security incident occurs, or is perceived to occur, we may be the subject of negative publicity and the perception of the effectiveness of our security measures and our reputation may be harmed, which could damage our relationships and result in the loss of existing or potential members and adversely affect our results of operations and financial condition. In addition, even if there is no compromise of member information, we could incur significant regulatory fines, be the subject of litigation or face other claims. In addition, our insurance coverage may not be sufficient in type or amount to cover us against claims related to security breaches, cyber-attacks and other related data and system incidents.

Although we expect to become Payment Card Industry Data Security Standard (PCI DSS) compliant in 2019, our practices with respect to this type of information are evolving and do not yet fully comply with that industry standard and other applicable guidelines. Additionally, if new operating rules or interpretations of existing rules are adopted regarding the processing of credit cards that we are unable to comply with, we could lose the ability to give members the option to make electronic payments, which could result in the loss of existing or potential members and adversely affect our business.

Our reputation, competitive advantage, financial position and relationships with our members could be materially harmed if we are unable to comply with complex and evolving data protection laws and regulations, and the costs and resources required to achieve compliance may have a materially adverse impact on our business.

The collection, protection and use of personal data are governed by privacy laws and regulations enacted in the United States, Europe, Asia and other jurisdictions around the world in which we operate. These laws and regulations continue to evolve and may be inconsistent from one jurisdiction to another. Compliance with applicable privacy laws and regulations may increase our costs of doing business and adversely impact our ability to conduct our business and market our solutions, products and services to our members and potential members.

For example, we are subject to the European Union’s General Data Protection Regulation (“GDPR”) in a number of jurisdictions. The GDPR imposes significant obligations, and compliance with these obligations depends in part on how particular regulators apply and interpret them. If we fail to comply with the GDPR, or if regulators assert we have failed to comply with the GDPR, it may lead to regulatory enforcement actions, which can result in monetary penalties of up to 4% of worldwide revenue, private lawsuits and/or reputational damage. Further, any U.K. exit from the European Union will increase uncertainty regarding applicable laws and regulations pending more clarity on the terms of that exit.

Additionally, in June 2018, California passed the California Consumer Privacy Act (“CCPA”), which provides new data privacy rights for consumers and new operational requirements for companies, effective in 2020. The CCPA creates a private right of action that could lead to consumer class actions and other litigation against us, with statutory damages of up to $750 per violation. The California Attorney General will also maintain authority to enforce the CCPA and will be permitted to seek civil penalties for intentional violations of the CCPA of up to $7,500 per violation. Other U.S. states and the U.S. Congress are in the process of considering legislation similar to California’s legislation. If we fail to comply with the CCPA or other federal or state data protection laws, or if regulators or plaintiffs assert we have failed to comply with them, it may lead to regulatory enforcement actions, private lawsuits and/or reputational damage.

We are also subject to China’s Cybersecurity Law, which took effect in 2017. China’s Cybersecurity Law and its implementing regulations lay out requirements on cybersecurity, data localization and data protection, subjecting many previously under-regulated or unregulated activities to government scrutiny under provisions that have not yet been subject to public interpretation by enforcement authorities. Likewise, in Canada we are subject to Canada’s Personal Information and Protection of Electronic Documents Act (“PIPEDA”). PIPEDA provides Canadian residents with privacy protections and sets out rules for how companies may collect, use and disclose personal information in the course of commercial activities. The costs of compliance with, and other burdens imposed by, these and other international data privacy and security laws may limit the use and adoption of our solutions, products and services and could have a materially adverse impact on our business. Any failure or perceived failure by us or third-party service providers to comply with international data privacy and security laws may lead to regulatory enforcement actions, fines, private lawsuits or reputational damage.

Our future success depends in large part on the continued service of Adam Neumann, our Co-Founder and Chief Executive Officer, which cannot be ensured or guaranteed.

Adam Neumann, our Co-Founder and Chief Executive Officer, is critical to our operations. Adam has been key to setting our vision, strategic direction and execution priorities. We have no employment agreement in place with Adam, and there can be no assurance that Adam will continue to work for us or serve our interests in any capacity. If Adam does not continue to serve as our Chief Executive Officer, it could have a material adverse effect on our business.

We plan to continue expanding our business into markets outside the United States, which will subject us to risks associated with operating in foreign jurisdictions.

Expanding our operations into markets outside the United States has been an important part of our growth strategy. For the six months ended June 30, 2019, 56% of our revenue was attributable to our operations in the United States and 44% of our revenue was attributable to our operations elsewhere, compared with 62% and 38% for the six months ended June 30, 2018. We expect to continue to expand our operations in markets outside the United States in the coming years.

While we have already expanded our operations to a number of non-U.S. markets, the success of our expansion into additional non-U.S. markets will depend on our ability to attract local members. The solutions, products and services we offer may not appeal to potential members in all markets in the same way it appeals to our members in markets where we currently operate. In addition, local competitors may have a substantial competitive advantage over us in a given market because of their greater understanding of, and focus on, individuals and organizations in that market, as well as their more established local infrastructure and brands. We may also be unable to hire, train, retain and manage the personnel we require in order to manage our international operations effectively, on a timely basis or at all, which may limit our growth in these markets. Further, we may experience variability in the terms of our leases (including rent per square foot) and in our capital expenditures as we move into new markets.

Operating in international markets requires significant resources and management attention and subjects us to regulatory, economic and political risks that may be different from and incremental to those that we face in the United States, including:

•	the need to adapt the design and features of our locations and products and services to accommodate specific cultural norms and language differences;

•

difficulties in understanding and complying with local laws and regulations in foreign jurisdictions, including local labor laws, tax laws, environmental regulations and rules and regulations related to occupancy of our locations;

•	varying local building codes and regulations relating to building design, construction, safety, environmental protection and related matters;

•

significant reliance on third parties with whom we may engage in joint ventures, strategic alliances or ordinary course contracting relationships whose interests and incentives may be adverse to or different from ours or may be unknown to us;

•	varying laws, rules, regulations and practices regarding protection and enforcement of intellectual property rights, including trademarks;

•	laws and regulations regarding consumer and data protection and security, and encryption that may be more restrictive than comparable laws and regulations in the United States;

•

corrupt or unethical practices in foreign jurisdictions that may subject us to compliance costs, including competitive disadvantages, or exposure under applicable anti-corruption and anti-bribery laws;

•	compliance with applicable export controls and economic sanctions, such as those administered by the United States Office of Foreign Assets Control;

•	fluctuations in currency exchange rates and compliance with foreign exchange controls and limitations on repatriation of funds; and

•	unpredictable disruptions as a result of security threats or political or social unrest and economic instability.

Finally, continued expansion in markets outside the United States will require significant financial and other investments. These investments include property sourcing and leasing, marketing to attract and retain new members, developing localized infrastructure and services, developing relationships with local partners and third-party service providers, further developing corporate capabilities able to support operations in multiple countries, and potentially entering into strategic transactions with or even acquiring companies based outside the United States and integrating those companies with our existing operations. If we continue to invest substantial time and resources to expand our operations outside the United States, but cannot manage these risks effectively, the costs of doing business in those markets, including the investment of management attention, may be prohibitive, or our expenses may increase disproportionately to the revenue generated in those markets.

As we continue to grow our global platform in new markets, certain metrics may be impacted by the geographic mix of our platform. For example, average revenue per WeWork membership has declined as we have expanded internationally into lower-priced markets, which is a trend we expect could continue in the near-term. Also, our overall contribution margin percentage may decline as certain lower margin markets, including markets with a larger target member population such as China, Latin America and Southeast Asia become a larger portion of our portfolio. We currently expect our contribution margin percentage to decline slightly in the second half of 2019 relative to the first half of 2019 due to an increase in the percentage of our locations in developing markets, including China, and an increase in member technology expenses as we continue to invest in improving our overall member experience. Our contribution margin metrics may also be impacted by the speed at which we can open and fill locations and stabilize occupancy at those locations as well as the average revenue per WeWork membership that we generate.

We face risks arising from strategic transactions such as acquisitions and investments that we evaluate, pursue and undertake.

From time to time, we evaluate potential strategic acquisition or investment opportunities, and from time to time we pursue and undertake certain of those opportunities. We have expanded rapidly, including through acquisitions of companies engaged in a variety of businesses, including Meetup (an online platform that brings people together offline) and Flatiron School (a software programming education platform). We plan to continue to pursue and complete acquisitions or investments, some of which may be material and may not create the value that we expect. We also plan to continue or accelerate investments in real estate vehicles, including as we grow our ARK real estate acquisition and management platform.

Any transactions that we enter into could be material to our financial condition and results of operations. We have limited experience in completing and integrating major acquisitions. The process of acquiring and integrating another company or technology could create unforeseen operating difficulties and expenditures and could entail unforeseen liabilities that are not recoverable under the relevant transaction agreements or otherwise.

The integration of acquisitions involves a number of significant risks which may include but are not limited to:

•	the assimilation and retention of personnel, including management personnel, in the acquired businesses;

•	accounting, tax, regulatory and compliance issues that could arise;

•	expenses and difficulties in the transition and integration of operations and systems;

•	unanticipated expenses incurred or charges to earnings based on unknown circumstances or liabilities;

•	failure to realize the synergies and other benefits we expect from the acquisition, at the pace we anticipate or at all;

•	general economic conditions in the markets in which the acquired business operates; and

•	difficulties encountered in conducting business in markets where we have limited experience and expertise.

If we are unable to successfully complete and integrate our strategic acquisitions in a timely manner, our business, growth strategies and results of operations could be adversely affected.

We have entered into certain agreements that may limit our ability to directly acquire ownership interests in properties, and our control and joint ownership of certain properties with third-party investors may create conflicts of interest.

We hold an ownership interest in ARK, our real estate acquisition and management platform, through our majority ownership of the general partner and manager entities that manage the activities of real estate acquisition vehicles managed or sponsored by ARK. In connection with the formation of ARK, we agreed that ARK would be the exclusive general partner and investment manager for any real estate acquisition vehicles managed by, or otherwise affiliated with, The We Company and its controlled affiliates and associated persons. We also agreed to make commercial real estate and other real estate-related investment opportunities that meet ARK’s mandate available to ARK on a first-look basis, with certain limited exceptions. Because of these requirements, which are in effect at least until there are no real estate acquisition vehicles managed or sponsored by ARK that are actively deploying capital, we may be required to acquire ownership interests in properties through ARK that we otherwise could have acquired through one of our operating subsidiaries, which may prevent us from realizing the full benefit of certain attractive real estate opportunities.

Additionally, ARK focuses on acquiring, developing and managing properties that ARK believes would benefit from our occupancy or involvement, and we expect a subsidiary of The We Company to occupy or be involved with a meaningful portion of the properties acquired by real estate acquisition vehicles managed or sponsored by ARK. Our ownership interest in ARK may create situations where our interests with respect to the exercise of ARK’s management rights in respect of its owned assets, as well as ARK’s duties to limited partners or similar members in real estate acquisition vehicles managed or sponsored by ARK, may be in conflict with our own independent economic interests as a tenant and operator of our locations. For example, conflicts may arise in connection with decisions regarding the structure and terms of the leases entered into between us and ARK, tenant improvement allowances, or guarantee or termination provisions. Conflicts of interest may also arise in connection with the exercise of contractual remedies under such leases, such as treatment of events of default.

Our ownership interest in ARK may impact our financial condition and results of operations.

ARK’s financial performance is significantly correlated with the activities of real estate acquisition vehicles managed or sponsored by ARK, and a significant portion of any income to ARK is expected to be received, if at all, at the end of the holding period for one or more given assets or the term of one or more given real estate acquisition vehicles. In addition, a broad range of events or circumstances could cause any real estate acquisition vehicle managed or sponsored by ARK to fail to meet its objectives. In light of the long-dated and uncertain nature of any income to ARK, ARK’s financial performance may be more variable than we expect, both from period to period and overall. Accordingly, because of our ownership interest in ARK, ARK’s performance and activities, including the nature and timing of ARK transactions, may affect the comparability of our financial condition and results of operations from period to period, in each case to the extent required to be directly included in our consolidated financial statements in accordance with GAAP. For additional information regarding the ownership structure of ARK, see “Business—Our Organizational Structure—ARK”.

Additionally, although we do not generally expect this to be the case, investments through real estate acquisition vehicles managed or sponsored by ARK may require that we directly incur or guarantee debt, which we expect will typically be through loans secured by assets or properties that ARK acquires. For example, an entity in which we hold an interest has incurred a secured loan to purchase certain property in New York City, which we have leased from that entity. The secured loan is recourse to The We Company in certain limited circumstances, and The We Company also provided performance guarantees relating to the development of that property. See “Description of Indebtedness—424 Fifth Venture Loans”.

Our business will suffer if we are unable to hire, develop, retain and motivate highly skilled and dedicated team members to support our mission.

We strive to attract and motivate team members who share a dedication to the member community and our vision, but we may not be successful in doing so. Our success depends on our ability to identify, hire, develop, motivate, retain and integrate highly qualified personnel dedicated to our mission for all areas of our business. Our U.S.-based team members, including most of our senior management, work for us on an at-will basis. Other companies, including competitors, may be successful in recruiting and hiring team members away from us, and it may be difficult for us to find suitable replacements on a timely basis, on competitive terms or at all. If we are unable to effectively manage our hiring needs or successfully integrate new hires, our employee morale, productivity and retention could suffer, which could adversely affect our business, financial condition and results of operations. Additionally, the success of each of our new and existing locations depends on our ability to hire and retain dedicated community managers and community team members. As we enter new geographic markets and launch new solutions, products and services, we may experience difficulty attracting employees in the areas we require who are dedicated to our mission.

We may not be able to compete effectively with others.

Our WeWork space-as-a-service offering has few barriers to entry. While we consider ourselves to be a leader in the space-as-a-service sector, with core competencies in finding, building, filling and running new locations, our reported success may encourage people to launch competing flexible workspace offerings. If new companies decide to launch competing solutions in the markets in which we operate, or if any existing competitors obtain a large-scale capital investment, we may face increased competition for members.

In addition, some of the business services we offer or plan to offer are provided by one or more large, national or international companies, as well as by regional and local companies of varying sizes and resources, some of which may have accumulated substantial goodwill in their markets. Some of our competitors may also be better capitalized than we are, have access to better lease terms than we do, have operations in more jurisdictions than we do or be able or willing to provide services at a lower price than we are. Our inability to compete effectively in growing or maintaining our membership base could hinder our growth or adversely impact our operating results.

Our limited operating history and evolving business make it difficult to evaluate our current business and future prospects.

Our limited operating history and the growth of our business make it difficult to accurately assess our future prospects. It may not be possible to discern fully the economic and other business trends that we are subject to. Elements of our business strategy are new and subject to ongoing development as our operations mature. In addition, it may be difficult to evaluate our business because there are few other companies that offer the same or a similar range of solutions, products and services as we do.

Certain of the measures we use to evaluate our financial and operating performance are subject to inherent challenges in measurement and may be impacted by subjective determinations and not necessarily by changes in our business.

We track certain operational metrics, including key performance indicators such as memberships, workstation capacity and enterprise membership percentage, with internal systems and tools that are not independently verified by any third party. Certain of our operational metrics are also based on assumptions or estimates of future events. In particular, the tenant improvement reimbursement amounts used to calculate net capex per workstation added represent the full tenant improvement allowances in our leases with landlords, rather than the amounts we have collected from landlords or submitted for reimbursement. Similarly, the number of workstations in our open locations, pre-open locations and pipeline locations is compiled from a number of data sources depending on the phase of the location within the lifecycle that we attribute to our locations. For open locations, workstation capacity for shared workspace offerings, which account for a subset of our standard workspace solutions, is estimated on a location-by-location basis by our community managers based on demand and the characteristics and distinct local personality of the relevant community, and a community manager at a given location may choose to change workstation capacity at any time. Meanwhile, for pre-opening and pipeline locations, workstation capacity is estimated by our real estate and design teams based on our building information modeling software, and includes estimated workstation capacity for locations that are the subject of a draft term sheet or lease that may not result in a signed lease agreement or an open location.

While the metrics presented in this prospectus are based on what we believe to be reasonable assumptions and estimates, our internal systems and tools have a number of limitations, and our methodologies for tracking these metrics may change over time. In addition, limitations or errors with respect to how we measure data or with respect to the data that we measure may affect our understanding of certain details of our business, which could affect our long-term strategies. If the internal systems and tools we use to track these metrics understate or overstate performance or contain algorithmic or other technical errors, the data we report may not be accurate. If investors do not perceive our operating metrics to be accurate, or if we discover material inaccuracies with respect to these figures, our reputation may be significantly harmed, and our results of operations and financial condition could be adversely affected.

Our committed revenue backlog and run-rate revenue may not be indicative of future revenues and target contribution margin percentage may not be indicative of our future contribution margin.

Committed revenue backlog as of a given date represents total non-cancelable contractual commitments, net of discounts, remaining under agreements entered into as of such date, which we expect will be recognized as revenue subsequent to such date. For membership agreements with month-to-month commitments commencing in a future month, the contractual commitment recorded within committed revenue backlog is one month of revenue. Existing month-to-month membership agreements are not included in the calculation of committed revenue backlog. Almost all of our committed revenue backlog is attributable to membership agreements relating to our WeWork space-as-a-service offering. Committed revenue backlog is not necessarily indicative of future earnings or revenues and we may not ultimately realize our committed revenue backlog.

Run-rate revenue for a given period represents our revenue recognized in accordance with GAAP for the last month of such period multiplied by 12. We view run-rate revenue as an operating metric, and it is not intended to be a replacement or forecast of revenue in accordance with GAAP. Run-rate revenue is not necessarily indicative of future revenues, and we may not ultimately realize levels of revenue in line with or above our run-rate revenue.

Our target contribution margin percentage for any given location over the course of a 15-year lease is 30%. Since the impact of straight-lining of lease costs nets to zero over the lifetime of a lease, our target contribution margin reflects zero impact from straight-lining of lease costs. We view this as an internal target. Target contribution margin percentage is not intended to be a forecast of the actual contribution margin percentage that we expect to achieve on a consolidated basis. We may not realize a contribution margin percentage, for either a given location or on a consolidated basis, in line with our target contribution margin percentage presented in this prospectus.

If our employees were to engage in a strike or other work stoppage or interruption, our business, results of operations, financial condition and liquidity could be materially adversely affected.

Although we believe that our relations with our employees are good, if disputes with our employees arise, or if our workers engage in a strike or other work stoppage or interruption, we could experience a significant disruption of, or inefficiencies in, our operations or incur higher labor costs, which could have a material adverse effect on our business, results of operations, financial condition and liquidity. In addition, some of our employees outside of the United States are represented or may seek to be represented by a labor union or workers’ council.

We may be subject to litigation and other legal proceedings which could adversely affect our business, financial condition and results of operations.

We have in the past been, are currently and may in the future become involved in private actions, class actions, investigations and various other legal proceedings, including from members, employees, commercial partners, third-party license holders, competitors and government agencies, among others. With respect to employees, we face and could in the future face a wide variety of claims, including discrimination (for example, based on gender, age, race or religious affiliation), sexual harassment, privacy, labor and employment, ERISA and disability claims. Often these cases raise complex factual and legal issues, and the result of any such litigation, investigations and legal proceedings are inherently unpredictable. Claims against us, whether meritorious or not, could require significant amounts of management time and corporate resources to defend, could result in significant media coverage and negative publicity, and could be harmful to our reputation and our brand. If any of these legal proceedings were to be determined adversely to us, or if we were to enter into settlement arrangements, we could be exposed to monetary damages or be forced to change the way in which we operate our business, which could have an adverse effect on our business, financial condition, results of operations and cash flows.

Our business could be adversely affected by natural disasters, public health crises, political crises or other unexpected events for which we may not be sufficiently insured.

Natural disasters and other adverse weather and climate conditions, public health crises, political crises, terrorist attacks, war and other political instability or other unexpected events could disrupt our operations, damage one or more of our locations, or prevent short- or long-term access to one or more of our locations. Many of our spaces are located in the vicinity of disaster zones, including flood zones in New York City and potentially active earthquake faults in the San Francisco Bay Area and Mexico City. Many of our locations are concentrated in metropolitan areas or located in or near prominent buildings, which may be the target of terrorist or other attacks. Although we carry comprehensive liability, fire, extended coverage and business interruption insurance with respect to all of our consolidated locations, there are certain types of losses that we do not insure against because they are either uninsurable or not insurable on commercially reasonable terms. Should an uninsured event or a loss in excess of our insured limits occur, we could lose some or all of the capital invested in, and anticipated future revenues from, the affected locations, and we may nevertheless continue to be subject to obligations related to those locations.

Economic and political instability and potential unfavorable changes in laws and regulations in international markets could adversely affect our results of operations and financial condition.

Our business may be affected by political instability and potential unfavorable changes in laws and regulations in international markets in which we operate. For example, the United Kingdom’s anticipated exit from the European Union, known as “Brexit,” could impact our operations in the United Kingdom in the short term through volatility in the British Pound as the United Kingdom negotiates its anticipated exit from the European Union. In the longer term, any impact from Brexit on our operations in the United Kingdom will depend, in part, on the outcome of tariff, trade, regulatory and other negotiations. Additionally, there are concerns regarding potential changes in the future relationship between the United States and various other countries, most significantly China, with respect to trade policies, treaties, government regulations and tariffs. It remains unclear how the United States or foreign governments will act with respect to tariffs, international trade agreements and policies. The implementation by China or other countries of higher tariffs, capital controls, new adverse trade policies or other barriers to entry could have an adverse impact on our business, financial condition and results of operations.

Risks Relating to Our Financial Condition

Our indebtedness and other obligations could adversely affect our financial condition and liquidity.

Concurrently with the closing of this offering, we expect to enter into a new senior secured credit facility (the “2019 Credit Facility”) providing for senior secured financing of up to $6.0 billion, consisting of a three-year letter of credit reimbursement facility (the “2019 Letter of Credit Facility”) in the aggregate amount of $2.0 billion and a delayed draw term loan facility (the “Delayed Draw Term Facility”) in the aggregate principal amount of up to $4.0 billion. Subject to compliance with the covenants in our other debt agreements, to the extent then applicable, and the satisfaction of certain conditions, the Delayed Draw Term Facility will be available from the closing date of the 2019 Credit Facility until June 30, 2022. However, (1) prior to receipt of financial statements for the three months ended June 30, 2020, only $1.0 billion of the Delayed Draw Term Facility will be available, (2) upon receipt of financial statements for the three months ended June 30, 2020, an additional $1.5 billion of the Delayed Draw Term Facility will become available and (3) upon receipt of financial statements for the year ended December 31, 2020, the remaining $1.5 billion of the Delayed Draw Term Facility will become available. Currently, the debt and lien covenants under the indenture governing the senior notes would restrict our ability to draw the second and third tranches of the Delayed Draw Term Facility described above. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Debt Financing Transactions”.

In addition, we had existing consolidated long-term debt of $1,342.7 million as of June 30, 2019, including $669.0 million outstanding principal amount of our 7.875% senior notes due 2025 (the “senior notes”) and amounts under the 424 Fifth Venture Loans described in “Description of Indebtedness”, which loans are obligations of the 424 Fifth Venture but are recourse to us in certain limited circumstances.

Our high level of debt could have important consequences, including the following:

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements, and increasing our cost of borrowing;

•	requiring a substantial portion of our cash flows to be dedicated to payments on our obligations instead of for other purposes; and

•	increasing our vulnerability to general adverse economic and industry conditions and limiting our flexibility in planning for and reacting to changes in the industry in which we compete.

Subject to the limits contained in the indenture governing the senior notes, the credit agreement that will govern the 2019 Credit Facility and our other debt agreements and obligations, we will also be able to incur substantial additional debt, lease obligations and other obligations from time to time. If we do so, the risks related to our high level of debt could intensify.

We may not be able to generate sufficient cash to service all of our indebtedness and other obligations and may be forced to take other actions to satisfy our obligations, which may not be successful.

Our ability to make scheduled payments or refinance our obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness and to pay our lease obligations, in particular if we continue to pursue rapid growth.

If our cash flows and capital resources are insufficient to fund our obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness and other obligations. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt obligations. The agreements that govern our indebtedness restrict our ability to dispose of certain assets and use the proceeds from those dispositions and may also restrict our ability to raise debt or certain types of equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any obligations then due. See “Description of Indebtedness”.

In addition, we conduct a substantial portion of our operations through our subsidiaries. Accordingly, repayment of our indebtedness is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us by dividend, debt repayment or otherwise. In the event that our subsidiaries are unable to generate sufficient cash flow, we may be unable to make required principal and interest payments on our indebtedness.

If we cannot make scheduled payments on our debt, we will be in default and, as a result, lenders under any of our existing and future indebtedness could declare all outstanding principal and interest to be due and payable, the lenders under our debt instruments could terminate their commitments to issue letters of credit or fund amounts under the Delayed Draw Term Facility, our secured lenders could foreclose against the assets securing such borrowings and we could be forced into bankruptcy or liquidation.

In addition, as of June 30, 2019, we had future undiscounted minimum lease cost payment obligations under signed operating and finance leases of $47.2 billion, and if we are unable to service our obligations under the lease agreements for particular properties, we may be forced to vacate those properties or pay compensatory or consequential damages to the landlord, which could adversely affect our business, reputation and prospects. See “—Risks Relating to Our Business—The long-term and fixed-cost nature of our leases may limit our operating flexibility and could adversely affect our liquidity and results of operations”.

In addition, our $2.5 billion in cash and cash equivalents as of June 30, 2019 included cash and cash equivalents of $535.8 million of our consolidated variable interest entities (“VIEs”), which will be used first to settle obligations of the VIE. Remaining assets may only be distributed to the VIEs’ owners, including us, subject to the liquidation preferences of certain noncontrolling interest holders and any other preferential distribution provisions contained within the operating agreements of the relevant VIEs. In addition to these amounts, we had restricted cash of $575.6 million as of June 30, 2019, which primarily consist of amounts provided to the applicable lenders to secure letters of credit issued under our bank facilities to support leases entered into by certain of our subsidiaries. Under the 2019 Letter of Credit Facility that we expect to enter into concurrently with the closing of this offering, we will be required to deposit cash collateral in an amount equal to the face amount of letters of credit issued under the facility. Accordingly, we expect our restricted cash supporting letters of credit to increase following the closing of this offering.

We may require additional capital, which may not be available on terms acceptable to us or at all.

We incurred net losses in the years ended December 31, 2016, 2017 and 2018 and in the six months ended June 30, 2018 and 2019, and we do not intend to achieve positive GAAP net income for the foreseeable future. As a result, we may require additional financing. Our future financing requirements will depend on many factors, including the number of new locations to be opened, our net membership retention rate, the timing and extent of spending to support the development of our platform, our ability to reduce capital expenditures, the expansion of our sales and marketing activities and potential investments in, or acquisitions of, businesses or technologies. Our ability to obtain financing will depend on, among other things, our development efforts, business plans, operating performance, investor demand and the condition of the capital markets at the time we seek financing. To the extent we use available funds or are unable to draw under our Delayed Draw Term Facility, we may need to raise additional funds, which may not be available to us on favorable terms when required, or at all. In the event that we are unable to obtain additional financing on favorable terms, our interest expense and principal repayment requirements could increase significantly, which could harm our business, revenue and financial results.

The terms of our indebtedness restrict our current and future operations, particularly our ability to respond to changes or take certain actions.

The credit agreement governing the 2019 Credit Facility will contain, and the indenture that governs the senior notes contains, a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability to incur indebtedness (including guarantee obligations), incur liens, enter into mergers or consolidations, dispose of assets, pay dividends, make acquisitions and make investments, loans and advances.

The 2019 Credit Facility will also require us to comply with certain minimum contribution margin, liquidity and net cash flow financial covenants and will require us to deposit cash collateral in an amount equal to the face amount of letters of credit issued under the facility. Although the 2019 Credit Facility will permit us to incur additional indebtedness, the 2019 Credit Facility will limit the amount of indebtedness that we can incur. In particular, the 2019 Credit Facility will require that the net cash proceeds of indebtedness under a specified asset-securitization facility basket be deposited into escrow for the benefit of the lenders under the 2019 Credit Facility or that undrawn commitments under the Delayed Draw Term Facility be cancelled in an equivalent amount, and the 2019 Credit Facility will otherwise limit additional secured indebtedness to specified fixed baskets.

These restrictions may affect our ability to grow in accordance with our strategy, limit our ability to raise additional debt or equity financing to operate our business, including during economic or business downturns, and limit our ability to compete effectively or take advantage of new business opportunities.

We incur significant costs related to the development of our workspaces, which we may be unable to recover in a timely manner or at all.

At each of our locations, we create beautiful workspaces that make our members feel welcome and at home. Development of a workspace for members typically takes several months from the date we take possession of the space under the relevant lease to the opening date. During this time, we incur substantial upfront costs without recognizing any revenues from the space. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Components of Results of Operations—Growth and New Market Development Expenses” for a description of these costs.

To the extent that our members (in particular enterprise members) require configured solutions, we generally enter into multi-year membership agreements to help offset any increased upfront costs related to the development of these workspaces. In addition, as we go forward, we intend to continue to finance upfront development costs by attempting to secure tenant improvement allowances from landlords, focusing on management agreements and other partnerships under which the landlord pays in whole or in part for the build-out costs, and securing funding through capital markets and other financing transactions. We expect the capital expenditures associated with the development of our workspaces to continue to be one of the primary costs of our business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”. If we are unable to complete our development and construction activities for any reason, including an inability to secure adequate funding, or conditions in the real estate market or the broader economy change in ways that are unfavorable, we may be unable to recover these costs in a timely manner or at all.

Our development activities are also subject to cost and schedule overruns as a result of many factors, some of which are beyond our control and ability to foresee, including increases in the cost of materials and labor. In addition, while many of our existing leases provide for reimbursement by the landlord or building owner of a portion of the construction and development expenses we incur, our landlords or building owners may not reimburse us for these expenses in a timely manner and we may not continue to be granted these provisions in future leases that we negotiate. Our ability to negotiate lease terms that include significant tenant improvement allowances has been and is expected to continue to be impacted by our expansion into markets where such allowances are less common. To be eligible for reimbursement of these development expenses, we are also required to compile invoices, lien releases and other paperwork from our contractors, which is a time-consuming process that requires the cooperation of third parties whom we do not control. We may make errors in pursuing these reimbursement entitlements in accordance with the strict requirements of the landlords or building owners we deal with. In addition, we are subject to counterparty risk with respect to these landlords and building owners.

Changes to accounting rules or regulations and our assumptions, estimates and judgments may adversely affect the reporting of our business, our financial condition and our results of operations.

The consolidated financial statements included elsewhere in this prospectus are prepared in accordance with U.S. GAAP. New accounting rules or regulations and varying interpretations of existing accounting rules or regulations have occurred and may occur in the future. For example, in February 2016, the FASB issued ASU No. 2016-02, Leases (“ASU 2016-02”), codified as ASC 842, Leases. This update requires a lessee to recognize on its balance sheet right-of-use assets and lease liabilities for any leases with a lease term of more than twelve months.

Long-term leases are our primary means of securing real estate to deliver space-as-a-service to our members. We have early adopted ASC 842 in connection with the preparation of our financial statements as of and for the six months ended June 30, 2019. We applied the modified retrospective adoption method, and such financial statements reflect the adoption of ASC 842 as of January 1, 2019. However, our financial statements as of and for the year ended December 31, 2018 and prior periods were not restated and, as a result, may not be comparable. The adoption of ASC 842 had a material impact on our consolidated balance sheet. We had lease right-of-use assets, net totaling approximately $15 billion and lease obligations totaling approximately $18 billion included on our unaudited interim condensed consolidated balance sheet as of June 30, 2019. See Note 2 to the unaudited interim condensed consolidated financial statements included elsewhere in this prospectus for additional details regarding the impact of the adoption of ASC 842. Other future changes to accounting rules or regulations could also have a material adverse effect on the reporting of our business, financial condition and results of operations.

Additionally, our assumptions, estimates and judgments related to complex accounting matters could significantly affect our results of operations. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. These estimates form the basis for judgments about the carrying values of assets, liabilities and equity, as well as the amount of revenue and expenses that are not readily apparent from other sources. Our financial condition and results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions.

Fluctuations in exchange rates may adversely affect us.

Our international businesses typically earn revenue and incur expenses in local currencies, primarily the British Pound, Euro and Chinese Yuan. For example, we earned approximately 44%, 41%, and 31% of our revenues from subsidiaries whose functional currency is not the U.S. dollar for the six months ended June 30, 2019 and the years ended December 31, 2018 and 2017, respectively. Because our consolidated financial statements are reported in U.S. dollars, we are exposed to currency translation risk when we translate the financial results of our consolidated non-U.S. subsidiaries from their local currency into U.S. dollars. As foreign currency exchange rates change, translation of the statements of operations of our international businesses into U.S. dollars affects period-over-period comparability of our operating results. Any strengthening of the U.S. dollar against one or more of these currencies could materially adversely affect our business, financial condition and results of operations.

Risks Relating to Laws and Regulations Affecting Our Business

Our extensive foreign operations and contacts with landlords and other parties in a variety of countries subject us to risks under U.S. and other anti-corruption laws, as well as applicable export controls and economic sanctions.

Under the Foreign Corrupt Practices Act (the “FCPA”) and similar anti-corruption laws and local laws prohibiting certain corrupt payments to government officials or agents, we may become liable for the actions of our directors, officers, employees, agents or other strategic or local partners or representatives over whom we may have little actual control. We are continuously engaged in sourcing and negotiating new locations around the world, and certain of the landlords, real estate agents or other parties with whom we interact may be government officials or agents, even without our knowledge. As we increase our international sales and business operations, our contacts with foreign public officials, and therefore our potential exposure to liability under laws such as the FCPA, are likely to increase.

Additionally, as we pursue our growth strategy of entering into joint ventures, revenue-sharing arrangements and other partnerships with local partners in non-U.S. jurisdictions, our use of intermediaries, and therefore our potential exposure to liability under laws such as the FCPA, are likely to increase.

Similarly, our international sales and business operations expose us to potential liability under a wide variety of U.S. and international laws and regulations relating to economic sanctions and export control, such as those administered by the U.S. Office of Foreign Assets Control. Failure to comply with these laws and regulations could result in substantial fines, sanctions, civil or criminal penalties, competitive or reputational harm, litigation or regulatory action and other consequences that might adversely affect our results of operations and our financial condition.

Our business is subject to a variety of U.S. and non-U.S. laws, many of which are evolving and could limit or otherwise negatively affect our ability to operate our business.

Laws and regulations are continuously evolving, and compliance is costly and can require changes to our business practices and significant management time and effort. It is not always clear how existing laws apply to our business model. We strive to comply with all applicable laws, but the scope and interpretation of the laws that are or may be applicable to us is often uncertain and may conflict across jurisdictions.

Existing local building codes and regulations, and any future changes to these codes or regulations, may increase our development costs or delay the development of our workspaces.

Our development activities are subject to local, state and federal laws, as well as the oversight and regulation in accordance with local building codes and regulations relating to building design, construction, safety, environmental protection and related matters. We are responsible for complying with the requirements of individual jurisdictions and must ensure that our development activities comply with varying standards by jurisdiction. Any existing or new government regulations or ordinances that relate to our development activities may result in significant additional expenses to us and, as a result, might adversely affect our results of operations.

Changes in tax laws and unanticipated tax liabilities could adversely affect the taxes we pay and therefore our financial condition and results of operations.

As a global company, we are subject to taxation in numerous countries, states and other jurisdictions. Tax laws, regulations, and administrative practices in various jurisdictions may be subject to significant change, with or without notice, due to economic, political and other conditions, and significant judgment is required in applying the relevant provisions of tax law.

If such changes were to be adopted or if the tax authorities in the jurisdictions where we operate were to challenge our application of relevant provisions of applicable tax laws, our financial condition and results of operations could be adversely affected.

Failure by certain of our subsidiaries in complying with laws and regulations applicable to investment platforms, including the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), could result in substantial harm to our reputation and results of operations.

Certain of our subsidiaries are subject to laws and regulations applicable to investment platforms, including those applicable to investment advisers under the Advisers Act. The Advisers Act imposes numerous obligations and duties on registered investment advisers, including record-keeping, operating and marketing requirements, disclosure obligations and prohibitions on self-dealing. The failure of any of these subsidiaries to comply with the Advisers Act could cause the SEC to institute proceedings and impose sanctions for violations, including censure, or to terminate the registration of our subsidiaries as investment advisers or prohibit them from serving as an investment adviser to SEC-registered funds. Similarly, these subsidiaries rely on exemptions from various requirements of ERISA to the extent these subsidiaries receive investments by benefit plan investors. The failure of our relevant subsidiaries to comply with these laws and regulations could irreparably harm our reputation or lead to litigation or regulatory or other legal proceedings, any of which could harm our results of operations.

Risks Relating to Our Organizational Structure

Our only material assets are our indirect interests in the We Company Partnership, and we are accordingly dependent upon distributions from the We Company Partnership to pay dividends and taxes and other expenses.

The We Company is a holding company and has no material assets other than an indirect general partner interest and indirect limited partner interests in the We Company Partnership. The We Company has no independent means of generating revenue. We intend to cause our subsidiaries (including the We Company Partnership) to make distributions in an amount sufficient to cover all applicable taxes and other expenses payable and dividends, if any, declared by us. The agreements governing our bank facilities and the indenture governing our senior notes impose, and the agreement governing the 2019 Credit Facility will impose, certain restrictions on distributions by WeWork Companies LLC to us, and may limit our ability to pay cash dividends. The terms of any credit agreements or other borrowing arrangements we or our subsidiaries enter into in the future may impose similar restrictions. To the extent that The We Company needs funds, and any of our direct or indirect subsidiaries is restricted from making such distributions under these debt agreements or applicable law or regulation, or is otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition.

If The We Company were deemed an “investment company” under the Investment Company Act of 1940 (the “1940 Act”) as a result of its ownership of the We Company Partnership, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

A person may be deemed to be an “investment company” for purposes of the 1940 Act if it owns investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items), absent an applicable exemption. The We Company has no material assets other than its interest in the We Company Partnership. Through its interests in the general partner of the We Company Partnership, The We Company generally has control over all of the affairs and decision making of the We Company Partnership. Furthermore, the general partner of the We Company Partnership cannot be removed as general partner of the We Company Partnership without the approval of The We Company. On the basis of The We Company’s control over the We Company Partnership, we believe that the indirect interest of The We Company in the We Company Partnership is not an “investment security” within the meaning of the 1940 Act. If The We Company were to cease participation in the management of the We Company Partnership, however, its interest in the We Company Partnership could be deemed an “investment security,” which could result in The We Company being required to register as an investment company under the 1940 Act and becoming subject to the registration and other requirements of the 1940 Act.

The 1940 Act and the rules thereunder contain detailed parameters for the organization and operations of investment companies. Among other things, the 1940 Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, prohibit the issuance of stock options and impose certain governance requirements. We intend to conduct our operations so that The We Company will not be deemed to be an investment company under the 1940 Act. However, if anything were to happen which would require The We Company to register as an investment company under the 1940 Act, requirements imposed by the 1940 Act, including limitations on our capital structure, ability to transact business with affiliates and ability to compensate key employees, could make it impractical for us to continue our business as currently conducted, impair the agreements and arrangements between and among The We Company, the We Company Partnership, members of our management team and related entities (including WE Holdings LLC) or any combination thereof and materially adversely affect our business, financial condition and results of operations.

Risks Relating to This Offering and Ownership of Our Class A Common Stock

The multiple-class structure of our common stock has the effect of concentrating voting control with holders of our high-vote stock and limiting your ability to influence corporate matters.

Shares of our Class B common stock and Class C common stock have twenty votes per share, whereas shares of our Class A common stock being offered by us in this offering have one vote per share. When this offering is completed, our outstanding high-vote stock will represent                 % of the total voting power of our outstanding capital stock (or                 % of the total voting power of our outstanding capital stock if the underwriters exercise in full their option to purchase additional shares of our Class A common stock). Due to the twenty-to-one voting ratio between our high-vote stock and Class A common stock, the holders of our high-vote stock collectively will continue to control a majority of the combined voting power of our capital stock, until such time that the aggregate number of outstanding shares of Class B common stock and Class C common stock owned by Adam and certain of his permitted transferees represents less than 5% of the aggregate number of then-outstanding shares of Class A common stock, Class B common stock and Class C common stock. In addition, in the event of his death, the shares of high-vote stock that Adam owns will transfer to the persons or entities that he designates. In the event the designated persons or entities are permitted transferees (as defined in the certificate of incorporation), such shares of high-vote stock will not be subject to automatic conversion. Holders of shares of our high-vote stock will be able to significantly influence matters submitted to our stockholders for approval, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transaction. This concentrated control will significantly limit your ability to influence corporate matters. In addition, if in the future we issue additional shares of high-vote stock, which carry twenty votes per share, holders of shares of Class A common stock carrying one vote per share will have their voting interests diluted disproportionate to their economic dilution.

Future transfers by holders of our Class B common stock will generally result in those shares converting to Class A common stock, and transfers of partnership interests in the We Company Partnership will generally result in nineteen twentieths of the corresponding shares of our Class C common stock being redeemed, in each case subject to certain exceptions including (i) transfers to affiliates (including immediate family members), (ii) transfers to other holders of Class B common stock, (iii) transfers by certain entities controlled by our co-founders to their partners, members or stockholders, (iv) transfers of membership or other ownership interests in WE Holdings LLC to affiliates (including immediate family members), (v) transfers to certain qualified charitable organizations and (vi) transfers approved by our board of directors. The conversion of Class B common stock to Class A common stock over time, while increasing the absolute voting power of holders of our Class A common stock, may have the effect of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long term. As a result, the relative voting power of holders of Class A common stock may remain limited for a significant period of time. See “Description of Capital Stock” for descriptions of our Class A common stock, Class B common stock and Class C common stock and the rights associated with each.

Adam Neumann will control a majority of our voting stock upon completion of this offering.

Following the completion of this offering, as a result of his share ownership, together with his voting arrangements with certain stockholders, Adam Neumann, our Co-Founder and Chief Executive Officer, will be able to exercise voting control with respect to an aggregate of                  shares of our Class A common stock,                  shares of our Class B common stock and                  shares of our Class C common stock representing approximately                 % of the total voting power of our outstanding capital stock (or approximately                 % of the total voting power of our outstanding capital stock if the underwriters exercise in full their option to purchase additional shares of our Class A common stock). As a result, Adam will continue to have the ability to control significant corporate activities, including:

•

the election and removal of our board of directors and, through our board of directors, decision-making with respect to our business strategy and company policies, and the appointment and removal of our corporate officers;

•	acquisitions and dispositions of businesses and assets, mergers and other business combinations;

•	issuances of shares of our capital stock; and

•	payment of dividends.

Adam’s voting control will limit the ability of other stockholders to influence corporate activities and, as a result, we may take actions that stockholders other than Adam do not view as beneficial. Adam’s voting control may also inhibit transactions involving a change of control of The We Company, including transactions in which you as a holder of our Class A common stock might otherwise receive a premium for your shares. As a stockholder, even a controlling stockholder, Adam is entitled to vote his shares, and shares over which he has voting control as a result of voting arrangements, in his own interests, which may not be the same as, or may conflict with, the interests of our other stockholders. For a description of the voting arrangements affecting our capital stock, see “Description of Capital Stock—Voting Arrangements”.

Further, following the completion of this offering, SoftBank entities will beneficially own                  shares of our Class A common stock representing approximately                 % of the total voting power of our outstanding capital stock (or approximately                 % of the total voting power of our outstanding capital stock if the underwriters exercise in full their option to purchase additional shares of our Class A common stock). In addition, SoftBank entities are expected to acquire additional shares of our Class A common stock upon the exercise of the 2019 warrant, which is scheduled for April 2020. Therefore, even if Adam were to sell a significant number of his shares of our voting stock, the voting power of our outstanding capital stock may continue to be significantly concentrated and the ability of others to influence our corporate matters may continue to be significantly limited.

We are a “controlled company” as defined in the              rules, and are able to rely on exemptions from certain corporate governance requirements that provide protection to stockholders of companies that are not controlled companies.

Upon completion of this offering, Adam Neumann will own or control more than 50% of the total voting power of our capital stock and, as such, we will be a controlled company under the rules of the             . As a controlled company, we may take advantage of exemptions under the rules of the              with respect to certain corporate governance requirements, such as the requirement that we have a compensation committee and nominating and corporate governance committee composed entirely of independent directors.

For so long as we are a controlled company, you will not have the same protections afforded to stockholders of companies that are subject to these and all of the other corporate governance requirements of the rules of the             .

The difference in the voting rights of our Class A common stock and high-vote stock may harm the value and liquidity of our Class A common stock.

The difference in the voting rights of our Class A common stock and high-vote stock could harm the value of our Class A common stock to the extent that any investor or potential future purchaser of our Class A common stock ascribes value to the right of holders of our high-vote stock to twenty votes per share of high-vote stock. The existence of multiple classes of common stock could also result in less liquidity for our Class A common stock than if there were only one class of our common stock.

Our multiple-class structure may depress the trading price of our Class A common stock.

Our multiple-class structure may result in a lower or more volatile market price of our Class A common stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. S&P Dow Jones and FTSE Russell have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500. These changes exclude companies with multiple classes of shares of common stock from being added to these indices. In addition, several stockholder advisory firms have announced their opposition to the use of multiple- class structures. As a result, the multiple-class structure of our common stock may prevent the inclusion of our Class A common stock in these indices and may cause stockholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for our Class A common stock. Any actions or publications by stockholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of our Class A common stock.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The initial public offering price of our Class A common stock is substantially higher than the pro forma net tangible book value per share of our Class A common stock outstanding prior to this offering. Therefore, if you purchase our Class A common stock in this offering, you will incur an immediate substantial dilution of $             in pro forma net tangible book value per share from the price you paid (calculated based on the assumed initial public offering price of $             per share, which represents the midpoint of the estimated offering price range set forth on the cover of this prospectus). For additional information about the dilution that you will experience immediately upon completion of this offering, see “Dilution”.

There has been no prior public market for our Class A common stock, the price of our Class A common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

Prior to this offering, there has been no public market for shares of our Class A common stock. The initial public offering price of our Class A common stock was determined through negotiation between us and the underwriters. This price does not necessarily reflect the price at which investors in the market will be willing to buy and sell shares of our Class A common stock following completion of this offering. In addition, the market price of our Class A common stock following completion of this offering may be higher or lower than the initial public offering price. The market price of our Class A common stock following completion of this offering will depend on a number of factors, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose part of your investment in our Class A common stock since you might be unable to sell your shares at or above the price you paid in this offering. Factors that could cause fluctuations in the market price of our Class A common stock include the following:

•	actual or anticipated changes in our operating results;

•	actual or anticipated developments in our industry or our business, our competitors’ businesses or the competitive landscape generally;

•	rumors and market speculation involving us or other companies in our industry;

•	additions or departures of key management or other personnel;

•	litigation or disputes involving us, our industry or both, or investigations by regulators into our operations or those of our competitors;

•	announced or completed acquisitions of businesses or technologies by us or our competitors;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidelines, interpretations or principles;

•	sales of shares of our stock by us, our insiders or our other stockholders;

•

the failure of securities analysts to maintain coverage of us, changes in financial estimates by securities analysts who follow our company or our failure to meet these estimates or the expectations of investors; and

•	general economic conditions and slow or negative growth in any of our significant markets.

The stock markets have experienced extreme volatility in recent years that has been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our Class A common stock. In the past, following periods of volatility in the market price of a company’s securities, class action litigation has often been instituted against the company. Any litigation of this type brought against us could result in substantial costs and a diversion of management’s attention and resources.

Our quarterly operating results may fluctuate, which could cause our stock price to decline.

Our quarterly operating results may fluctuate for a variety of reasons, many of which are beyond our control, including:

•	our success in retaining existing members and attracting new members, including our ability to adapt to rapidly evolving market trends and member preferences;

•	fluctuations in revenue generated from our members, including as a result of variability in our membership levels and use of our product and service offerings;

•	the amount and timing of our operating expenses;

•	the timing and success of openings of new locations;

•	the impact of competitive developments in the markets in which we operate and our response to those developments;

•	economic and market conditions, particularly those affecting our industry; and

•	other risks and factors described in this “Risk Factors” section.

The occurrence of any one of the events contemplated above, or the cumulative effect of the occurrence of one or more of such factors, could cause our quarterly results to fluctuate significantly. As a result, quarterly comparisons of results may not be meaningful, and you should not rely on the historical results of one quarter as an indication of future performance, and interim period results are not necessarily indicative of the results for the full year.

An active trading market for our Class A common stock may never develop or be sustained.

We have applied to list our Class A common stock on the                  under the symbol “WE”. However, we cannot assure you that an active trading market for our Class A common stock will develop on that exchange or elsewhere or, if developed, that any market will be sustained. Accordingly, we cannot assure you of the likelihood that an active trading market for our Class A common stock will develop or be maintained, the liquidity of any trading market, your ability to sell your shares of our Class A common stock when desired or the prices that you may obtain for your shares. An inactive market may also impair our ability to raise capital by selling shares and may impair our ability to acquire other companies or technologies using our shares as consideration.

If equity research analysts publish unfavorable commentary or downgrade our Class A common stock, the price and trading volume of our Class A common stock could decline.

The trading market for our Class A common stock could be affected by whether equity research analysts publish research or reports about us and our business. We cannot predict at this time whether any research analysts will publish research and reports on us and our Class A common stock. If one or more equity analysts do cover us and our Class A common stock and publish research reports about us, the price or trading volume of our Class A common stock could decline if one or more securities analysts downgrade our Class A common stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

If our involvement in online news articles published about the Company were held to be in violation of the Securities Act, we could be required to repurchase securities sold in this offering. You should rely only on statements made in this prospectus in determining whether to purchase our shares.

In May 2019, Axios and Business Insider published online news articles that included quotes from Adam Neumann, our Co-Founder and Chief Executive Officer, and Artie Minson, our Co-President and Chief Financial Officer, regarding our business strategy and results. In addition to these articles, there has been substantial additional press coverage regarding our business and this offering during the offering process, including coverage of the timing of this offering, the underwriters involved in this offering and the “analyst day” that we hosted in connection with this offering as well as coverage of our concurrent debt financing.

In making your investment decision, you should only rely on the information contained in this prospectus. Articles and other press coverage about our company present information in isolation and do not contain all of the information included in this prospectus, including the risks and uncertainties described in this section. You should carefully evaluate all of the information included in this prospectus.

We do not believe that our involvement in the May 2019 online news articles or other news articles constitutes a violation of Section 5 of the Securities Act. However, if our involvement were held by a court to be in violation of the Securities Act, we could be required to repurchase the shares sold to purchasers in this offering at the original purchase price, plus statutory interest from the date of purchase, for a period of one year following the date of the violation. We would contest vigorously any claim that a violation of the Securities Act occurred and could incur considerable expense in contesting any such claim.

Although we ceased to be an “emerging growth company”, we can continue to take advantage of certain reduced disclosure requirements in this registration statement, which may make our Class A common stock less attractive to investors.

We ceased to be an emerging growth company as defined in the JOBS Act on December 31, 2018. However, because we ceased to be an emerging growth company after we confidentially submitted our registration statement related to this offering to the SEC, we will be treated as an emerging growth company for certain purposes until the earlier of the date on which we complete this offering and December 31, 2019. As such, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including reduced disclosure obligations regarding the provision of selected financial data and executive compensation arrangements. We cannot predict if investors will find our Class A common stock less attractive because we have relied on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be less demand for our Class A common stock and the price that some investors are willing to pay for our Class A common stock may decrease.

We will incur increased costs and regulatory burden and devote substantial management time as a result of being a public company.

Prior to this offering, we were not subject to the continuous disclosure requirements of U.S. securities laws and the rules, regulations and policies of the                 . As a public company, we will incur increased legal, accounting and other costs not incurred as a private company. We will be subject to, among other things, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the corporate governance requirements found in the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and related rules and regulations of the SEC, as well as the rules and regulations implemented by the                 . We expect that compliance with these requirements will increase our legal, accounting and financial compliance costs and will make some activities more difficult, time-consuming and costly. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents may require our management and other personnel to divert attention from operational and other business matters to devote substantial time to these public company requirements, which could adversely affect our business, financial condition and results of operations.

As a public company, we will be obligated to maintain an effective system of disclosure controls and internal controls over financial reporting that is compliant with Section 404 of the Sarbanes-Oxley Act. Our current internal control systems and procedures may not prove to be adequate to support our rapid growth. Any failure of our internal systems, controls and procedures could have an adverse effect on our stated results of operations and harm our reputation.

Pursuant to Section 404 of the Sarbanes-Oxley Act (“Section 404”) and the related rules adopted by the SEC and the Public Company Accounting Oversight Board, our management will be required to report on the effectiveness of our disclosure controls and internal control over financial reporting, and our auditor will be required to deliver an attestation report on the effectiveness of our disclosure controls and internal control over financial reporting, starting with the second annual report that we file with the SEC after the completion of this offering. Because we are not currently required to comply with Section 404, we are not currently required to make an assessment of the effectiveness of our internal controls, or to deliver a report that assesses the effectiveness of our internal control over financial reporting. We have not yet determined whether our existing internal controls over financial reporting are compliant with Section 404. This process will require the investment of substantial time and resources, including by our Chief Financial Officer and other members of our senior management. In addition, we cannot predict the outcome of this determination and whether we will need to implement remedial actions. Management’s assessment of our internal control systems and procedures may identify weaknesses and conditions that need to be addressed or other matters that may raise concerns for investors. The determination and any remedial actions required could result in us incurring additional costs that we did not anticipate. Additionally, any actual or perceived weakness or condition that needs to be addressed in our internal control systems may have an adverse impact on our business.

Irrespective of compliance with Section 404, as we mature, we will need to further develop our internal control systems and procedures to keep pace with our rapid growth and we are currently working to improve our controls. Our current controls and any new controls that we develop may become inadequate because, among other reasons, they may not keep pace with our growth or the conditions in our business may change. We are in the process of developing and implementing an enterprise risk management framework, but this development and implementation may not proceed smoothly or on our projected timetable, and this framework may not fully protect us against operational risks and losses.

We have made, and will continue to make, changes to our financial management control systems and other areas to manage our obligations as a public company, including corporate governance, corporate controls, disclosure controls and procedures and financial reporting and accounting systems. However, these and other measures that we might take may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis. If we fail to maintain effective systems, controls and procedures, including disclosure controls and internal controls over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations and prevent fraud could be adversely impacted. We may also experience higher than anticipated operating expenses, as well as higher independent auditor fees, during and after the implementation of these changes.

If we are unable to implement any of the changes to our internal control over financial reporting effectively or efficiently or are required to do so earlier than anticipated, it could adversely affect our operations, financial reporting and results of operations. Additionally, we do not expect that our internal control systems, even if timely and well established, will prevent all errors and all fraud. Internal control systems, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met.

Our management will have broad discretion over the use of the proceeds we receive from this offering and might not use them effectively, which could affect our results of operations and cause our share price to decline.

Our management will have broad discretion to use our net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply our net proceeds from this offering in ways that increase the value of your investment. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds. You may not agree with the decision of our management and will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

Future sales, or the perception of future sales, of our Class A common stock may depress the price of our Class A common stock.

The market price of our Class A common stock could decline significantly as a result of sales of a large number of shares of our stock in the market after this offering. The perception that these sales might occur could depress the market price of Class A common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon completion of this offering, we will have outstanding             shares of common stock (or             shares if the underwriters exercise in full their option to purchase additional shares of our Class A common stock). The shares of Class A common stock offered in this offering will be freely tradable without restriction under the Securities Act, except for any shares of Class A common stock that may be held or acquired by our directors, executive officers and other affiliates, as that term is defined in the Securities Act, which will be restricted securities under the Securities Act. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available.

In connection with this offering, we, each of our executive officers and directors and holders of substantially all of our Class A common stock (including securities convertible into or exchangeable for shares of our Class A common stock) have entered into lock-up agreements under which they have agreed not to sell or otherwise transfer their shares for a period of 180 days after the date of this prospectus, provided that in the case of shares held or beneficially owned by WE Holdings LLC, Adam Neumann or their respective affiliates (other than shares directly held by WE Holdings LLC but indirectly owned by persons other than Adam Neumann, his family and their respective affiliates) and SBWW Cayman, such restrictions will apply until the later of (i) 180 days after the date of this prospectus and (ii) 180 days after the Exercise Date (which, as defined in the 2019 warrant, is April 3, 2020). These lock-up provisions are subject to certain exceptions and may be waived by the representatives of the underwriters at any time. Although we have been advised that there is no present intention to do so, the representatives of the underwriters may, in their sole discretion and without notice, release all or any portion of the shares from the restrictions in any of the lock-up agreements described above. See “Underwriting”.

We have also issued securities in connection with investments or acquisitions, including the issuance of holdback securities as contingent consideration, and may do so again in the future. The number of shares of our capital stock issued in connection with an investment or acquisition could constitute a material portion of the then outstanding shares of our Class A common stock.

In addition, UBS AG, Stamford Branch, JPMorgan Chase Bank, N.A. and Credit Suisse AG, New York Branch, affiliates of the underwriters in this offering, have provided a line of credit of up to $500 million to Adam Neumann, of which approximately $380 million principal amount was outstanding as of July 31, 2019. The line of credit is secured under a security and pledge agreement by a pledge of approximately              shares of our Class B common stock beneficially owned by Adam and held through WE Holdings LLC, of which Adam serves as a managing member. The line of credit has a scheduled maturity of September 18, 2020, and may be extended from time to time at the discretion of the lenders.

If the price of our Class A common stock declines to a level that results in a margin call, absent a repayment of the loan, Adam would be required to pledge additional shares of our Class B common stock or cash as collateral. In the case of nonpayment at maturity or another event of default (including but not limited to the borrower’s inability to satisfy a margin call, which must be instituted by the lenders following certain declines in our stock price), the lenders may, in addition to other remedies, exercise their rights under the loan agreement to foreclose on and sell the amount of shares of our Class A common stock into which the shares of Class B common stock pledged by Adam and WE Holdings LLC would be converted upon transfer, provided that no sales of the pledged shares may be made to third parties until 180 days after the date of the prospectus relating to this offering. If shares of our Class A common stock were sold by Adam or the lenders in connection with a margin call, such sales could cause our stock price to decline. See “Underwriting—Relationships with Underwriters” for more information.

We do not expect to declare any dividends for the foreseeable future.

We do not anticipate declaring or paying any dividends on our Class A common stock for the foreseeable future. Instead, we anticipate that all of our future earnings will be retained to support our operations and to finance the growth and development of our business. Consequently, investors may need to rely on sales of their Class A common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our Class A common stock. Any future determination relating to our dividend policy will be made by our board of directors and will depend on a number of factors. See “Dividend Policy”.

Provisions in our restated certificate of incorporation and amended and restated bylaws or Delaware law may discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our Class A common stock.

Delaware corporate law contains, and our restated certificate of incorporation and amended and restated bylaws will contain, provisions that could discourage, delay or prevent a change in control of our company or changes in our management that the stockholders of our company may deem advantageous, including the following:

•

we have multiple classes of common stock with disparate voting power, which provides holders of our high-vote stock with the ability to control the outcome of matters requiring stockholder approval, even if such holders own significantly less than a majority of the shares of our outstanding common stock;

•

our restated certificate of incorporation will authorize undesignated preferred stock, the terms of which may be established, and shares of which may be issued, without stockholder approval, subject to the terms of any class or series of preferred stock then outstanding and provided that no preferred stock may be issued without the prior consent of a majority of the voting power of the Class B common stock;

•	our restated certificate of incorporation will not provide for cumulative voting;

•	certain litigation against us can only be brought in the State of Delaware; and

•	advance notice procedures apply for stockholders to nominate candidates for election as directors or to bring matters before an annual or special meeting of stockholders.

Any provision of our restated certificate of incorporation, our amended and restated bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Class A common stock, and could also affect the price that some investors are willing to pay for our Class A common stock.

Our restated certificate of incorporation will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for certain disputes with us or our directors, officers or employees.

Our restated certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, stockholders, employees or agents to us or our stockholders, (iii) any action asserting a claim against us or any of our directors, officers, stockholders, employees or agents arising out of or relating to any provision of the Delaware General Corporation Law (the “DGCL”), our restated certificate of incorporation or our amended and restated bylaws or (iv) any action asserting a claim against us or any of our directors, officers, stockholders, employees or agents that is governed by the internal affairs doctrine of the State of Delaware will, in each case, be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have subject matter jurisdiction, any state or federal court in the State of Delaware), subject to the court having personal jurisdiction over indispensable parties named as defendants.

Under this provision, claims subject to exclusive jurisdiction in the federal courts, such as suits brought to enforce a duty or liability created by the Exchange Act or the rules and regulations thereunder, may not be brought in the Court of Chancery of the State of Delaware.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current views with respect to, among other things, future events and our future business, financial condition, results of operations and prospects. These statements are often, but not always, made through the use of words or phrases such as “may”, “should”, “could”, “predict”, “potential”, “believe”, “will likely result”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would” and “outlook”, or the negative version of those words or phrases or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements include, but are not limited to, statements concerning the following:

•	our expectations regarding the sustainability of our rapid growth and our ability to manage our growth effectively;

•

our expectations regarding financial performance, including but not limited to revenue, expenses, potential profitability, committed revenue backlog, run-rate revenue, non-GAAP measures and other results of operations;

•

our expectations regarding future operating performance, including but not limited to our expectations regarding future locations, workstation capacity, memberships and enterprise membership percentage;

•

the demand for our solutions and products and services we offer, including the size of our addressable market, market share, competitive position and market trends, including our ability to grow our business in what we have identified as our target cities;

•	our ability to expand in new and existing markets and introduce new solutions, products and services;

•	our ability to retain existing members and attract new members;

•	our ability to open new locations with satisfactory arrangements in sufficient numbers or at sufficient rates to continue the future growth of our membership base and our business;

•	our expectations regarding the performance of ARK, our new global real estate acquisition and management platform;

•	our expectations regarding current and future litigation or other legal proceedings;

•	our expectations regarding the effects of existing and developing laws and regulations;

•	our ability to maintain the value and reputation of our brand, including our ability to maintain and protect our intellectual property;

•	our ability to meet the requirements of our leases and other occupancy arrangements;

•	our ability to hire, develop, retain and motivate highly skilled and dedicated team members, including members of our global leadership team;

•	our anticipated capital expenditures and our estimates regarding capital requirements;

•	our ability to meet the requirements of our existing debt;

•	our ability to obtain financing on adequate terms;

•	our expectations concerning relationships with our strategic partners and the success of our strategic partnerships and joint ventures;

•	our ability to successfully acquire and integrate new offerings on our platform;

•	our increased expense associated with being a public company;

•	our ability to implement, maintain and improve effective internal controls; and

•	our anticipated use of the net proceeds from this offering.

These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry as well as certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, including those described in “Risk Factors” and other cautionary statements included in this prospectus, which you should consider and read carefully. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus, and our future levels of activity and performance, may not occur and actual results could differ materially and adversely from those described or implied in the forward-looking statements. As a result, you should not regard any of these forward-looking statements as a representation or warranty by us or any other person or place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

In addition, statements that contain “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. While we believe that this information provides a reasonable basis for these statements, this information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus forms a part completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by the cautionary statements contained in this section and elsewhere in this prospectus.

MARKET, INDUSTRY AND OTHER DATA

This prospectus contains information concerning our solutions and our industry, including market size and growth rates of the markets in which we participate, that are based on industry surveys and publications or other publicly available information, other third-party survey data and research reports commissioned by us and our internal sources. This information involves many assumptions and limitations, and you are cautioned not to give undue weight to this information. Industry surveys and publications generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy and completeness of the included information. We have not independently verified this third-party information. Similarly, other third-party survey data and research reports commissioned by us, while believed by us to be reliable, are based on limited sample sizes and have not been independently verified by us.

While we are not aware of any misstatements regarding any industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections in this prospectus.

Certain statistical information in this prospectus is based on the 2019 Global Impact Report commissioned by us and produced by us in partnership with HR&A Advisors, of which certain numbers are based on the 2018 WeWork member census. The 2018 WeWork member census was sent via e-mail to WeWork members in October and December of 2018 and received responses from over 18,000 WeWork members. All statistical information in this prospectus based on the 2019 Global Impact Report represents the percentage of members who responded to the 2018 WeWork member census.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $            (or $             if the underwriters exercise in full their option to purchase additional shares of our Class A common stock), based on an assumed initial public offering price of $            per share (the midpoint of the price range set forth on the cover page of this prospectus), less underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our Class A common stock and enable access to the public equity markets for us and our stockholders.

We currently intend to use the net proceeds of this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. Our management will have broad discretion in the application of the net proceeds of this offering, and investors will be relying on the judgment of our management in this regard. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. Pending their use, we intend to invest the net proceeds of this offering in short-term, investment grade, interest-bearing instruments or hold them as cash.

A $1.00 increase (decrease) in the assumed initial public offering price of $            per share would increase (decrease) the net proceeds to us from this offering by $            (or $            if the underwriters exercise in full their option to purchase additional shares of Class A common stock) less underwriting discounts and commissions and estimated offering expenses payable by us, assuming that the number of shares offered by us remains the same. Similarly, each increase (decrease) of one million shares in the number of shares of Class A common stock offered by us would increase (decrease) the net proceeds to us from this offering by $            (or $            if the underwriters exercise in full their option to purchase additional shares of Class A common stock) less underwriting discounts and commissions and estimated offering expenses payable by us, assuming that the initial public offering price remains the same.

DIVIDEND POLICY

We have never declared or paid any dividends on our capital stock. We do not intend to pay dividends on our Class A common stock or our Class B common stock for the foreseeable future. Instead, we anticipate that all of our future earnings will be retained to support our operations and to finance the growth and development of our business. Any future determination relating to our dividend policy will be made by our board of directors and will depend on a number of factors, including:

•	our historic and projected financial condition, liquidity and results of operations;

•	our capital levels and needs;

•	tax considerations;

•	any acquisitions or potential acquisitions that we may consider;

•	statutory and regulatory prohibitions and other limitations;

•	general economic conditions; and

•	other factors deemed relevant by our board of directors.

The agreements governing our bank facilities and the indenture governing our senior notes impose, and the agreement governing the 2019 Credit Facility will impose, certain restrictions on distributions by WeWork Companies LLC to us, and may limit our ability to pay cash dividends. The terms of any credit agreements or other borrowing arrangements we enter into in the future may also restrict distributions to us and limit our ability to pay cash dividends. See “Description of Indebtedness”.

As a Delaware corporation, we are subject to certain restrictions on the payment of dividends under the DGCL. Generally, a Delaware corporation may only pay dividends either out of surplus or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal its book value.

CAPITALIZATION

The following table shows our cash and cash equivalents and capitalization as of June 30, 2019:

•	on an actual basis;

•

on a pro forma basis to give effect to (i) the IPO-related security conversions, (ii) the consummation of the stock split to be effected on the closing date of this offering pursuant to which each share of our capital stock will be reclassified into                      shares, (iii) the filing of our restated certificate of incorporation immediately prior to the completion of this offering, (iv) the issuance of                  shares of Class A common stock underlying restricted stock units for which the time-based vesting condition was satisfied as of June 30, 2019 and for which the performance-based vesting condition will be satisfied upon the completion of this offering and (v) the conversion of the 2018 convertible note and exercise of the 2018 warrant; and

•

on a pro forma as adjusted basis to give effect to the transactions described in the preceding bullet point as well as the issuance by us of                  shares of Class A common stock in this offering at an assumed initial public offering price of $                 per share, the midpoint of the price range set forth on the cover page of this prospectus.

The pro forma and pro forma as adjusted information below is illustrative only, and our cash and cash equivalents and total capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of our initial public offering determined at pricing.

You should read the following table together with “Selected Historical Consolidated Financial and Operating Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of WeWork Companies Inc. and related notes thereto appearing elsewhere in this prospectus.

	As of June 30, 2019

(Amounts in thousands)	Actual	Pro forma	Pro forma as adjusted (1)
Cash and cash equivalents:

Total cash and cash equivalents	$2,473,070	$	$

Long-term liabilities:

Bank facilities	$—	$	$

2019 Credit Facility (2)	—

Long-term lease obligations	17,916,797

Long-term debt, net	1,342,660

Convertible related party liabilities, net	2,665,197

Other liabilities	113,943

Total long-term liabilities	22,038,597

Convertible preferred stock, $0.001 par value (3)	3,591,086

Redeemable noncontrolling interests	1,113,807

Equity: (4)

Class A common stock, $0.001 par value (5)	41

Class B common stock, $0.001 par value (6)	129

Class C common stock, $0.001 par value (7)	—

Additional paid-in capital (8)	1,402,693

Additional other comprehensive income (loss)	18,045

Accumulated deficit (8)	(3,999,260)

Noncontrolling interests	278,948

Total equity (deficit)	(2,299,404)

Total capitalization	$24,444,086	$	$

(1)

A $1.00 increase (decrease) in the assumed initial public offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) each of cash and cash equivalents, additional paid-in capital, total equity and total capitalization by $            , less underwriting discounts and commissions and estimated offering expenses payable by us, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. If the underwriters exercise in full their option to purchase additional shares of Class A common stock, the pro forma as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total equity and total capitalization would increase by approximately $            , less underwriting discounts and commissions and estimated expenses payable by us.

(2)

Concurrently with the closing of this offering, we expect to enter into the 2019 Credit Facility described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Debt Financing Transactions”. Subject to the satisfaction of certain conditions, we expect to draw $1.0 billion under that facility concurrently with the closing of this offering.

(3)

Actual: Series A Convertible Preferred Stock —                 shares authorized, issued and outstanding; Series B Convertible Preferred Stock —                 shares authorized, issued and outstanding; Series C Convertible Preferred Stock —                 shares authorized and                  shares issued and outstanding; Series D-1 Convertible Preferred Stock —                 shares authorized, issued and outstanding; Series D-2 Convertible Preferred Stock —                 shares authorized, issued and outstanding; Series E Convertible Preferred Stock —                 shares authorized, issued and outstanding; Series F Convertible Preferred Stock —                 shares authorized and                  shares issued and outstanding; Series G Convertible Preferred Stock —                 shares authorized and                 shares issued and outstanding; Series G-1 Convertible Preferred Stock —                 shares authorized and                 shares issued and outstanding; Acquisition Preferred Stock —                 shares authorized and                 shares issued and outstanding; and Junior Non-Voting Preferred Stock —                 shares authorized, issued and outstanding. Pro forma and pro forma as adjusted: no shares authorized, issued or outstanding.

(4)	Actual amounts do not give effect to the consummation of the stock split to be effected on the closing date of this offering.

(5)	Actual: shares authorized and shares issued and outstanding. Pro forma: shares authorized and shares issued and outstanding. Pro forma as adjusted: shares authorized and shares issued and outstanding.

(6)	Actual: shares authorized and shares issued and outstanding. Pro forma: shares authorized and shares issued and outstanding. Pro forma as adjusted: shares authorized and shares issued and outstanding.

(7)	Actual: shares authorized and shares issued and outstanding. Pro forma: shares authorized and shares issued and outstanding. Pro forma as adjusted: shares authorized and shares issued and outstanding.

(8)

Pro forma and pro forma as adjusted gives effect to stock-based compensation expense of approximately $             million associated with the portion of restricted stock units and stock options for which the service period had been rendered as of                     , 2019 but for which vesting is also contingent on our initial public offering. This pro forma adjustment related to stock-based compensation expense of approximately $             million has been reflected as an increase in additional paid-in capital and accumulated deficit. See Note 2 to the unaudited interim condensed consolidated financial statements of WeWork Companies Inc. included elsewhere in this prospectus.

The information set forth in the table above does not give effect to the 2019 warrant. Under the terms of the 2019 warrant, we have the right to receive $1.5 billion on April 3, 2020 in exchange for the issuance of                  shares of our Class A common stock at a price of $         per share (subject to equitable adjustment in the event of any further stock split, stock dividend, reverse stock split or similar recapitalization event from the closing of this offering through April 3, 2020). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Convertible Note and Warrant Agreements”.

DILUTION

If you invest in our Class A common stock, your ownership interest will be diluted to the extent that the initial public offering price per share of our Class A common stock exceeds the pro forma as adjusted net tangible book value per share of our Class A common stock immediately following the completion of this offering.

Net tangible book value per share is determined as of any date by subtracting goodwill and intangible assets allocable to the Company’s common shareholders from the total book value of the Company’s total equity (deficit) and dividing the difference by the number of shares of Class A common stock and Class B common stock deemed to be outstanding as of that date.

Our historical net tangible book value (deficit) per share as of June 30, 2019 was $            , or $             per share (without giving effect to the consummation of the stock split to be effected on the closing date of this offering). Our pro forma net tangible book value per share as of June 30, 2019 was $            , or $             per share, after giving effect to (i) the IPO-related security conversions, (ii) the consummation of the stock split to be effected on the closing date of this offering pursuant to which each share of our capital stock will be reclassified into              shares, (iii) the conversion of the 2018 convertible note and exercise of the 2018 warrant and (iv) the issuance of                  shares of Class A common stock underlying restricted stock units for which the time-based vesting condition was satisfied as of June 30, 2019 and for which the performance-based vesting condition will be satisfied upon the completion of this offering.

After giving effect to our sale of                  shares of Class A common stock in this offering at an assumed initial public offering price of $             per share, the midpoint of the price range set forth on the cover page of this prospectus, less underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of                     , 2019 would have been $            , or $             per share. This amount reflects an immediate increase in pro forma as adjusted net tangible book value of $             per share to our existing stockholders and an immediate dilution in pro forma as adjusted net tangible book value of $             per share to new investors purchasing shares of Class A common stock in this offering. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share

Pro forma net tangible book value per share at June 30, 2019

Increase in pro forma net tangible book value per share attributable to this offering

Pro forma as adjusted net tangible book value per share upon completion of this offering

Dilution per share to new investors in this offering

The dilution information discussed above is illustrative only and will change based on the actual initial public offering price and other terms determined at the time of pricing of this offering. A $1.00 increase (decrease) in the assumed initial public offering price of $             per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) pro forma as adjusted net tangible book value per share immediately following the completion of this offering by $             per share and increase (decrease) the dilution to new investors by $             per share, in each case less underwriting discounts and commissions and estimated offering expenses payable by us, assuming the number of shares of Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same.

If the underwriters exercise in full their option to purchase additional shares of Class A common stock, the pro forma as adjusted net tangible book value immediately following the completion of this offering would be $             per share and the dilution to new investors would be $             per share, in each case assuming an initial public offering price of $             per share, the midpoint of the range set forth on the cover of this prospectus.

The following table summarizes, as of June 30, 2019, on a pro forma as adjusted basis as described above, the difference between existing stockholders and new investors in this offering with respect to the aggregate number of shares of common stock purchased and with respect to the total consideration and the average price per share paid to us by our existing stockholders and to be paid to us by the new investors in this offering.

	Shares purchased		Total consideration		Average price per share
	Number	Percent	Amount	Percent

Existing stockholders		%	$	%	$

New investors

Total		100.0%	$	100.0%	$

If the underwriters exercise in full their option to purchase additional shares of Class A common stock, the number of shares held by existing stockholders upon completion of this offering would be reduced to     % of the total number of shares outstanding upon completion of this offering, and the number of shares held by new investors would increase to                  shares, or     % of the total number of shares outstanding upon completion of this offering.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

The following tables present the selected historical consolidated financial and other operating information for WeWork Companies Inc., the predecessor of The We Company. The following summary consolidated financial information for the years ended December 31, 2016, 2017 and 2018 and as of December 31, 2017 and 2018 has been derived from the audited annual consolidated financial statements of WeWork Companies Inc. included elsewhere in this prospectus. The audited annual consolidated financial statements have been prepared in accordance with GAAP and are presented in U.S. dollars. The summary condensed consolidated financial information as of June 30, 2019 and for the six months ended June 30, 2018 and 2019 has been derived from the unaudited interim condensed consolidated financial statements of WeWork Companies Inc. included elsewhere in this prospectus. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited annual consolidated financial statements and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair statement of the unaudited interim condensed consolidated financial statements. The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period.

The information presented below should be read in conjunction with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes appearing elsewhere in this prospectus.

	Year Ended December 31,			Six Months Ended June 30,

(Amounts in thousands, except share and per share data)	2016	2017	2018	2018	2019
Consolidated statement of operations information:

Revenue	$436,099	$886,004	$1,821,751	$763,771	$1,535,420

Expenses:

Location operating expenses—cost of revenue (1)	433,167	814,782	1,521,129	635,968	1,232,941

Other operating expenses—cost of revenue (2)	—	1,677	106,788	42,024	81,189

Pre-opening location expenses	115,749	131,324	357,831	156,983	255,133

Sales and marketing expenses	43,428	143,424	378,729	139,889	320,046

Growth and new market development expenses (3)	35,731	109,719	477,273	174,091	369,727

General and administrative expenses (4)	115,346	454,020	357,486	155,257	389,910

Depreciation and amortization	88,952	162,892	313,514	137,418	255,924

Total expenses	832,373	1,817,838	3,512,750	1,441,630	2,904,870

Loss from operations	(396,274)	(931,834)	(1,690,999)	(677,859)	(1,369,450)

Interest and other income (expense), net	(33,400)	(7,387)	(237,270)	(46,406)	469,915

Pre-tax loss	(429,674)	(939,221)	(1,928,269)	(724,265)	(899,535)

Income tax benefit (provision)	(16)	5,727	850	1,373	(5,117)

Net loss	(429,690)	(933,494)	(1,927,419)	(722,892)	(904,652)

Net loss attributable to noncontrolling interests	—	49,500	316,627	94,762	214,976

Net loss attributable to WeWork Companies Inc.	$(429,690)	$(883,994)	$(1,610,792)	$(628,130)	$(689,676)

Net loss per share attributable to Class A and Class B common stockholders: (5)

Basic	$(2.66)	$(5.54)	$(9.87)	$(3.87)	$(4.15)

Diluted	$(2.66)	$(5.54)	$(9.87)	$(3.87)	$(4.15)

Weighted-average shares used to compute net loss per share attributable to Class A and Class B common stockholders, basic and diluted	161,324,940	159,689,116	163,148,918	162,482,366	166,301,575

Pro forma net loss per share attributable to Class A and Class B common stockholders: (5)

Basic			$(4.41)		$(3.20)

Diluted			$(4.41)		$(3.20)

Weighted-average shares used to compute pro forma net loss per share attributable to Class A and Class B common stockholders, basic and diluted			338,368,587		365,154,863

(1)

Exclusive of depreciation and amortization shown separately on the depreciation and amortization line in the amount of $84.0 million, $154.1 million and $281.5 million for the years ended December 31, 2016, 2017 and 2018, respectively, and $123.7 million and $230.0 million for the six months ended June 30, 2018 and 2019, respectively.

(2)

Exclusive of depreciation and amortization shown separately on the depreciation and amortization line in the amount of $0, $1.2 million and $12.6 million in the years ended December 31, 2016, 2017 and 2018, respectively, and $5.7 million and $9.7 million for the six months ended June 30, 2018 and 2019, respectively.

(3)

Includes cost of revenue related to Powered by We in the amount of $0, $12.7 million and $57.9 million during the years ended December 31, 2016, 2017 and 2018, respectively, and $27.9 million and $85.1 million during the six months ended June 30, 2018 and 2019, respectively.

(4)

Includes stock-based compensation expense of $17.4 million, $260.7 million and $18.0 million for the years ended December 31, 2016, 2017 and 2018, respectively, and includes stock-based compensation expense of $10.5 million and $111.2 million for the six months ended June 30, 2018 and 2019, respectively.

(5)

See Note 22 to the audited annual consolidated financial statements and Note 24 to the unaudited interim condensed consolidated financial statements, each included elsewhere in this prospectus, for a description of how we compute basic and diluted net loss per share attributable to Class A and Class B common stockholders and pro forma basic and diluted net loss per share attributable to Class A and Class B common stockholders. Historical share and per share information does not give effect to the consummation of the stock split to be effected on the closing date of this offering. Pro forma share and per share information gives effect to the consummation of the stock split to be effected on the closing date of this offering pursuant to which each share of our capital stock will be reclassified into              shares.

	As of December 31,		As of June 30,

(Amounts in thousands)	2017	2018	2019
Consolidated balance sheet information:

Cash and cash equivalents	$2,020,805	$1,744,209	$2,473,070

Total current assets	2,427,096	2,464,078	3,032,323

Property and equipment, net	2,337,092	4,368,772	6,729,427

Total assets	5,364,072	8,644,916	27,047,235

Total non-current liabilities	1,755,924	4,675,071	22,038,597

Total liabilities	2,406,511	6,284,159	24,641,746

Total convertible preferred stock included as temporary equity	3,405,435	3,498,696	3,591,086

Total redeemable noncontrolling interests included as temporary equity	854,577	1,320,637	1,113,807

Total equity (deficit)	(1,302,451)	(2,458,576)	(2,299,404)

	Year Ended December 31,			Six Months Ended June 30,

(Amounts in thousands)	2016	2017	2018	2018	2019
Consolidated cash flow information:

Net cash provided by (used in) operating activities	$176,905	$243,992	$(176,729)	$(84,363)	$(198,711)

Net cash used in investing activities	(818,525)	(1,376,767)	(2,475,798)	(888,173)	(2,362,773)

Net cash provided by financing activities	727,908	2,724,315	2,658,469	745,794	3,430,258

Effects of exchange rate changes	(2,261)	(763)	(13,119)	2,726	15,956

Net increase (decrease) in cash, cash equivalents, and restricted cash	$84,027	$1,590,777	$(7,177)	$(224,016)	$884,730

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with the consolidated financial statements and the related notes and the other financial information included elsewhere in this prospectus.

This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results, performance and achievements could differ materially from those described in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under “Risk Factors”. Our historical results are not necessarily indicative of the results to be expected for any future period.

Overview

We provide our members with flexible access to beautiful spaces, a culture of inclusivity and the energy of an inspired community, all connected by our extensive technology infrastructure. We believe our company has the power to elevate how people work, live and grow.

In early 2010, we opened our doors to our first member community at 154 Grand Street in New York City. In the beginning, our members consisted mostly of freelancers, start-ups and small businesses. Today, our global platform integrates space, community, services and technology in over 528 locations in 111 cities across 29 countries. Our 527,000 memberships represent global enterprises across multiple industries, including 38% of the Global Fortune 500. We are committed to providing our members around the world with a better day at work for less.

We have proven that community, flexibility and cost-efficiency can benefit the workplace needs of everyone from global citizens to global enterprises. We pioneered a “space-as-a-service” membership model that offers the benefits of a collaborative culture, the flexibility to scale workspace up and down as needed and the power of a worldwide community, all for a lower cost. Large enterprises are increasingly seeing the value proposition of our global platform. As of June 1, 2019, 40% of our memberships were with organizations with more than 500 employees (which we refer to as enterprise members), double the 20% as of March 1, 2017. We expect enterprise to continue to be our fastest growing membership type.

We have grown significantly since our inception. Our membership base has grown by over 100% every year since 2014 as we have added new members at a strong pace while also strengthening our relationships with existing members. Of the new memberships added in 2018, 35% were attributable to organizations that were already members at the end of 2017. Across our member community, we have high retention rates and expanding relationships, reflecting high member satisfaction with our platform. It took us more than seven years to achieve $1 billion of run-rate revenue, but only one additional year to reach $2 billion of run-rate revenue and just six months to reach $3 billion of run-rate revenue.

As our business model evolves, our physical platform grows and our membership base expands, we expect to use the principles of demand aggregation to continue to offer a growing portfolio of products and services to meet our members’ needs. Our established partner relationships, a suite of our own We Company offerings and the trust of hundreds of thousands of members across the globe allow us to deliver products and services to our members at scale. Our position as a demand aggregator with a global physical platform allows us to connect our members with third-party service providers with minimal incremental costs. We believe our partnerships with third-party service providers will be a driver of higher margin revenue growth, further increasing our opportunity. See “Business—Our Global Platform”.

Our investments in our global platform, coupled with purpose-built technology and operational expertise, provide what we believe is a significant first-mover advantage over our competitors as the pioneer of the space-as-a-service model. We continue to learn from our data and experiences to innovate on what drives our member success and execute using our purpose-built technology and mission-driven team. We believe that we have laid the foundation to capitalize on our significant market opportunity by continuing to reinvent the future of work.

Key Performance Indicators

To evaluate our business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions, we rely on both our GAAP financial results and the following key performance measures.

Workstation Capacity

(in thousands)

Workstation capacity represents the estimated number of workstations available at open WeWork locations. As of June 1, 2019 we had workstation capacity of 604,000, up 101% from 301,000 as of June 1, 2018.

Workstation capacity is a key indicator of our scale and our capacity to sell memberships across our global platform. Our future capital expenditures and sales and marketing expenses will be a function of our efforts to increase workstation capacity. The cost at which we build out our workstations affects our capital expenditures, and the cost at which we acquire memberships and fill our workstations affects our sales and marketing expenses.

Workstation capacity is presented in this prospectus rounded to the nearest thousand. Workstation capacity is based on management’s best estimates of capacity at a location based on our inventory management system and sales layouts and is not meant to represent the actual count of workstations at our locations.

Memberships

(in thousands)

Memberships are the cumulative number of WeWork memberships and on-demand memberships. WeWork memberships are memberships that provide access to a workstation and represent the number of memberships from our standard solutions and configured solutions. On-demand memberships provide access to shared workstations or private spaces as needed, by the minute, by the hour or by the day. Each WeWork membership and on-demand membership is considered to be one membership.

The number of memberships is a key indicator of the adoption of our global platform, the scale and reach of our network and our ability to fill our locations with members. Memberships also represent future growth and monetization opportunities as we expand our service offerings. As of June 1, 2019, we had 527,000 memberships, up 97% from 268,000 memberships as of June 1, 2018. As of June 1, 2019, approximately 94% of our total memberships were WeWork memberships, which contributed approximately 99% of our total membership and service revenue for the six months ended June 30, 2019. The remaining 6% of our total memberships were on-demand memberships, which contributed approximately 1% of our total membership and service revenue for the six months ended June 30, 2019.

Memberships are presented in this prospectus rounded to the nearest thousand. Memberships can differ from the number of individuals using workspace at our locations for a number of reasons, including members utilizing workspace for fewer individuals than the space was designed to accommodate.

Enterprise Membership Percentage

Enterprise memberships represent memberships attributable to enterprise members, which are organizations with 500 or more full-time employees. Enterprise membership percentage represents the percentage of our memberships attributable to these organizations. There is no minimum number of workstations that an organization needs to reserve in order to be considered an enterprise member. For example, an organization with 700 full-time employees that pays for 50 of its employees to occupy workstations at our locations would be considered one enterprise member with 50 memberships. As of June 1, 2019, 40% of our memberships were attributable to enterprise members, up from 30% as of June 1, 2018. For the six months ended June 30, 2019, enterprise members accounted for 38% of membership and service revenue, compared to 29% for the six months ended June 30, 2018.

Enterprise members are strategically important for our business as they typically sign membership agreements with longer-term commitments for multiple solutions across our global platform, which enhances our revenue visibility. We have generally seen our location-level contribution margin percentage increase as more enterprises enter a location. We have proven our ability to meet the distinct needs of enterprise members. We plan to deepen existing relationships and forge new relationships with enterprise members.

Run-Rate Revenue

(in billions)

Run-rate revenue for a given period represents our revenue recognized in accordance with GAAP for the last month of such period multiplied by 12. We view run-rate revenue as an operating metric, and it is not intended to be and should not be used as a replacement for or forecast of revenue reported in accordance with GAAP.

Given the growth we have experienced, we view run-rate revenue as a useful metric in measuring the magnitude of our scale at a given point in time. As of June 30, 2019, 54% of our WeWork memberships had an initial commitment term of at least 12 months, while only 28% of our WeWork memberships were comprised of month-to-month commitments. WeWork memberships with month-to-month commitments renewed at an average rate of approximately 75% during the six months ended June 30, 2019. This monthly renewal rate was determined based on the average of each monthly renewal rate over the period. As of June 30, 2019, approximately one-third of our run-rate revenue was from enterprise members. Moving forward, we expect run-rate revenue to continue to grow as we expand our membership base and further monetize our platform.

Committed Revenue Backlog

(in billions)

Committed revenue backlog as of a given date represents total non-cancelable contractual commitments, net of discounts, remaining under agreements entered into as of such date, which we expect will be recognized as revenue subsequent to such date. For membership agreements with month-to-month commitments commencing in a future month, the contractual commitment recorded within committed revenue backlog is one month of revenue. Existing month-to-month membership agreements are not included in the calculation of committed revenue backlog.

Committed revenue backlog provides significant visibility into our future performance and is a key indicator of sustained demand for our solutions and the degree of revenue predictability in our business. We expect this metric to grow due to continued membership growth, in particular from enterprise members, which accounted for approximately 60% of our committed revenue backlog as of June 30, 2019 and typically sign membership agreements with longer-term commitments. The average commitment term remaining under contracts included in our committed revenue backlog as of June 30, 2019, when weighted based on the dollar amount of the remaining commitment as of such date, was approximately 38 months.

Contribution Margin

In evaluating the performance of our business, we supplement our GAAP results by evaluating our contribution margin both in the aggregate and on a location-by-location basis, both including and excluding non-cash GAAP straight-line lease cost. We also review the related contribution margins as a percentage of membership and service revenue.

What is contribution margin?

We define “contribution margin including non-cash GAAP straight-line lease cost” as membership and service revenue less location operating expenses (both as determined and reported in accordance with GAAP), adjusted to exclude non-cash stock-based compensation expense included in location operating expenses. We define “contribution margin excluding non-cash GAAP straight-line lease cost” as contribution margin including non-cash GAAP straight-line lease cost further adjusted to exclude non-cash GAAP straight-line lease cost.

“Location operating expenses” are our largest category of expenses and represent the costs associated with servicing members at our locations. These expenses consist primarily of lease costs (including non-cash GAAP straight-line lease cost), core operating expenses (such as utilities and internet), expenses associated with ongoing repairs and maintenance and the costs of supporting a dynamic community in our locations. Our community team salaries are included in location operating expenses and specifically include a dedicated member of the community team who is responsible for filling spaces after a location reaches maturity. Lastly, location operating expenses include the impact of support functions that are directly attributable to the operation of these locations, such as costs associated with billings, collections, purchasing, accounts payable functions and member technology.

Contribution Margin and Contribution Margin Percentage

(in millions)

The following table reconciles our loss from operations (the most directly comparable financial measure calculated in accordance with GAAP) to our contribution margin for the periods presented:

	Year Ended December 31,			Six Months Ended June 30,

(Amounts in thousands)	2016	2017	2018	2018	2019
Loss from operations	$(396,274)	$(931,834)	$(1,690,999)	$(677,859)	$(1,369,450)

Less: Other revenue (a)	(1,744)	(19,106)	(124,415)	(49,815)	(186,648)

Add:

Other operating expenses (b)	—	1,677	106,788	42,024	81,189

Pre-opening location expenses (b)	115,749	131,324	357,831	156,983	255,133

Sales and marketing expenses (b)	43,428	143,424	378,729	139,889	320,046

Growth and new market development expenses (b)	35,731	109,719	477,273	174,091	369,727

General and administrative expenses (b)	115,346	454,020	357,486	155,257	389,910

Depreciation and amortization (b)	88,952	162,892	313,514	137,418	255,924

Stock-based compensation expense (as included in location operating expenses) (c)	2,032	18,718	22,793	6,420	25,953

Contribution margin including non-cash GAAP straight-line lease cost	3,220	70,834	199,000	84,408	141,784

Add: Non-cash GAAP straight-line lease cost (as included in location operating expenses) (d)	92,723	162,313	268,125	117,178	198,124

Contribution margin excluding non-cash GAAP straight-line lease cost	$95,943	$233,147	$467,125	$201,586	$339,908

As additional supplemental information, the following table also reconciles our membership and service revenue (calculated in accordance with GAAP) to our contribution margin for the periods presented:

	Year Ended December 31,			Six Months Ended June 30,

(Amounts in thousands)	2016	2017	2018	2018	2019

Membership and service revenue (e)	$434,355	$866,898	$1,697,336	$713,956	$1,348,772

Less: Location operating expenses (b)	(433,167)	(814,782)	(1,521,129)	(635,968)	(1,232,941)

Add: Stock-based compensation expense (as included in location operating expenses) (c)	2,032	18,718	22,793	6,420	25,953

Contribution margin including non-cash GAAP straight-line lease cost	3,220	70,834	199,000	84,408	141,784

Add: Non-cash GAAP straight-line lease cost (as included in location operating expenses) (d)	92,723	162,313	268,125	117,178	198,124

Contribution margin excluding non-cash GAAP straight-line lease cost	$95,943	$233,147	$467,125	$201,586	$339,908

(a)	Relates to other revenue not related to membership and service revenue.

(b)	As presented on our consolidated statements of operations.

(c)	Represents the non-cash expense of our equity compensation arrangements for employees whose payroll is included in location operating expenses.

(d)

See “Why do we adjust for non-cash straight-line lease cost?” below for additional detail about non-cash GAAP straight-line lease cost. In connection with the preparation of the unaudited interim condensed consolidated financial statements as of and for the six months ended June 30, 2019, we adopted ASC 842, Leases, using the modified retrospective approach, as if such adoption had occurred on January 1, 2019. The results for reporting periods beginning after January 1, 2019 are presented in accordance with ASC 842, while prior period amounts were not adjusted and continue to be reported in accordance with ASC 840. Under ASC 840, we previously reported rent expense and tenancy costs including common area maintenance charges and real estate taxes. Tenancy costs are a non-lease component as defined in ASC 842, and in connection with the adoption of ASC 842, we have elected to not separate non-lease components in the determination of our lease obligation. Therefore the costs associated with common area maintenance charges and real estate taxes billed in addition to our base rent, where applicable, have been included as a component of our total operating lease costs in 2019. For comparability purposes, we have presented our base rent, incremental common area maintenance charges and real estate taxes as components of the total operating lease cost for the six months ended June 30, 2018 so they are comparable to the six months ended June 30, 2019. Our discussion and analysis of our consolidated results of operations for the years ended December 31, 2016, 2017 and 2018 have not been revised, and still refer to “rent expense”. In any chart where the years ended December 31, 2016, 2017, and 2018 are presented with the six months ended June 30, 2018 and 2019, we refer to any rent expense recognized in accordance with ASC 840 as “lease cost”, so that the terminology across periods presented is consistent. See Note 4 to the unaudited interim condensed consolidated financial statements included elsewhere in this prospectus for additional details surrounding the adoption of ASC 842.

(e)	Excludes other revenue not related to membership and service revenue.

Contribution Margin for the Six Months Ended June 30, 2019

(in millions)

(1)

Adjusted lease cost represents lease costs (including base rent, common area maintenance charges and real estate taxes) for open locations, adjusted to exclude $198 million of non-cash GAAP straight-line lease cost relating to free rent periods and lease cost escalations included in location operating expenses.

(2)	Other adjusted location operating expenses represents location operating expenses other than lease costs, adjusted to exclude $26.0 million of stock-based compensation expense.

Why do we believe contribution margin is useful?

When used in conjunction with GAAP financial measures, we believe that our contribution margin measures are useful supplemental measures of operating performance because they allow us to analyze the core operating performance of our locations. Contribution margin is a non-GAAP measure of unit economics that can be determined on a location by location basis.

Contribution margin excluding non-cash GAAP straight-line lease cost allows management and our board of directors to monitor the performance of our locations based on our cash lease cost obligations. We believe this corresponds more closely over time to the revenue being generated from a location. Management and our board of directors also evaluate real estate lease transactions and develop internal budgets based upon this measure.

These measures account for the impact of support functions that are directly attributable to the operation of our locations, such as costs associated with billings, collections, purchasing and accounts payable functions. Our contribution margin measures exclude items that are not directly attributable to the membership and service revenue we realize from a given location in a relevant period, such as general and administrative expenses, pre-opening location expenses, sales and marketing expenses, growth and new market development expenses, other operating expenses, depreciation and amortization and other revenue.

•	General and administrative expenses are not incurred at the location level and are therefore not directly attributable to the operation of our locations.

•

Pre-opening location expenses consist of expenses (including all lease costs, which also include non-cash GAAP straight-line lease cost) incurred before a location opens for member operations, and are therefore not attributable to the operations of our existing open locations.

•

Our sales and marketing efforts are primarily focused on the initial sales efforts when we open a location, as once a location reaches maturity, occupancy at that location has historically tended to be self-sustaining, and we do not incur significant sales and marketing expenses related to those locations.

•	Growth and new market development expenses, other operating expenses and other revenue are not directly attributable to the daily operation of our locations.

•

Depreciation and amortization relate primarily to the depreciation of our leasehold improvements, equipment and furniture. These capital expenditures are incurred and capitalized subsequent to the commencement of our leases and are depreciated over the lesser of the useful life of the asset or the term of the lease. The initial capital expenditures are assessed by management as an investing activity, and the related depreciation and amortization are non-cash charges that are not considered in management’s assessment of the daily operating performance of our locations. As a result, the impact of depreciation and amortization is excluded from our calculations of contribution margin.

We believe the use of contribution margin enables greater comparability of the operating performance of each of our locations from period to period. However, these measures are not an indicator of our performance as a whole and do not include all expenses necessary to operate our business. Contribution margin is not a measure of, nor does it imply, profitability under GAAP.

Why do we adjust for non-cash straight-line lease cost?

Our most significant location operating expense is lease cost. Under GAAP, lease cost is recognized on a straight-line basis over the life of the lease term. We evaluate our lease cost based on three key components:

•

“Lease cost contractually paid or payable” represents cash payments for base and contingent rent and common area maintenance and real estate taxes payable under our lease agreements, recorded on an accrual basis of accounting, regardless of the timing of when such amounts are actually paid.

•

“Amortization of lease incentives” represents the amortization of cash received for tenant improvement allowances and broker commissions (collectively, “lease incentives”), amortized on a straight-line basis over the terms of our leases.

•

“Non-cash GAAP straight-line lease cost” represents the adjustment, required under GAAP, to recognize the impact of “free rent” periods and lease cost escalation clauses on a straight-line basis over the terms of our leases. Non-cash GAAP straight-line lease cost, as required under GAAP, is separately evaluated as to the impact on our non-GAAP measures given the non-cash nature of the adjustment and the size of the currently negative impact it has on our non-GAAP measures.

We enter into leases with landlords that have an average initial term of approximately 15 years. These leases typically provide for a specified annual base rent, with annual escalations later in the term of the lease, as well as a reimbursement by us for costs such as common area maintenance charges and real estate taxes (collectively “lease costs”). We also typically negotiate a “free rent” period early in the term of the lease, in which we have possession of the lease space but are not required to pay any cash lease costs, and we use that free rent period to build out the space. This is a common arrangement in the real estate industry—the goal for the tenant is usually not to pay cash lease costs while the location is not yet generating revenue.

Under GAAP, we are required to record “free rent” periods and lease cost escalations on a straight-line basis over the term of the lease. In other words, we are required to record the total of all payments due under the lease evenly over the period of the lease, regardless of what our cash lease cost obligations may be in a particular period. This is referred to as “straight-lining of lease cost”. Given the magnitude of non-cash GAAP straight-line lease cost on the periods presented, and in order to facilitate a reader’s ability to assess the impact of this adjustment, we separately present our contribution margin both including and excluding non-cash GAAP straight-line lease cost so that a reader has full transparency relating to this significant adjustment. In opening new locations and in striving to maximize operating performance, we strive for a target contribution margin percentage of 30% over the lifetime of a location. The non-cash GAAP straight-line lease cost nets to zero over the life of a lease.

Why do we not adjust for amortization of lease incentives?

While we separately present our contribution margin both including and excluding non-cash GAAP straight-line lease cost, we do not adjust for the benefit related to the amortization of lease incentives included in location operating expenses in our calculation of contribution margin. The cash we receive for lease incentives is used to offset the significant capital expenditure investment we make in scaling our location portfolio. Had we chosen to structure our lease agreements without these incentives and made the decision to instead finance that portion of our capital expenditures through a traditional loan or through draws under our credit facility, we believe that our overall lease cost payments would likely be reduced, and the incremental cash could have instead been used to pay down principal and interest, which payments would not have impacted our calculation of contribution margin. As a result, we believe that including the amortization of lease incentives in our calculations of contribution margin results in a useful supplemental measure of operating performance that is neutral regarding the financing decisions made with respect to our capital expenditures. We believe that including the impact of amortization of lease incentives also helps us compare the performance of locations across our portfolio, as in some cases, particularly in certain non-U.S. jurisdictions where we are opening new locations, we have not always been able to negotiate a tenant improvement allowance into the terms of our leases. The impact of the amortization of lease incentives can be found in Note 4 to our unaudited interim condensed consolidated financial statements and Note 17 to our audited annual consolidated financial statements, each included elsewhere in this prospectus.

How are sales and marketing expenses treated in the calculation of contribution margin?

Amounts included in “sales and marketing expenses” as presented on our consolidated statements of operations are primarily focused on the initial sales effort when we open a location, overall global brand awareness and general marketing efforts. Once a location reaches maturity, occupancy at that location has historically tended to be self-sustaining, as demonstrated by our high net membership retention rates. As a result, we do not incur significant sales and marketing expenses related to mature locations. While our sales and marketing expenses do include some costs associated with driving increases in occupancy at non-mature locations, management considers these expenses to be up-front investments in the start-up of our locations. Embedded within the community team that runs our locations on a daily basis are dedicated sales leads, who take over primary responsibility for sales and occupancy maintenance once a new location has reached an occupancy of approximately 80%. The compensation, sales incentives and related benefits expense for the dedicated sales leads are included in location operating expenses and are therefore reflected in our contribution margin measures.

How does contribution margin relate to the lifecycle of a lease?

As a result of the straight-lining of lease cost, the lease cost recognized for a location in accordance with GAAP will be the same for all periods of the lease. However, the vast majority of our leases are in the first half of their lease term and the membership and service revenue we recognize from a location will typically vary over the duration of a lease. We believe membership and service revenue typically corresponds more closely to lease cost absent the non-cash GAAP straight-line lease cost. For example, early in the life of a lease, membership and service revenue is generally lower (as we attempt to ramp up occupancy) while lease cost absent the non-cash GAAP straight-line lease cost is generally also lower (as cash rent is typically lower early in the life of the lease and our “free rent” period may also extend beyond the opening of the location). For new leases where we negotiated free rent during the year ended December 31, 2018, the average free rent period was approximately nine months. It has typically taken us approximately four to six months to build out a space and another three months to begin to fill the space with members to a level where we earn meaningful revenue at that location.

Over the remainder of the lease, membership and service revenue will typically continue to correspond more closely to lease cost absent the non-cash GAAP straight-line lease cost. While our lease arrangements are typically long-term in nature (with initial lease terms in the United States averaging approximately 15 years), with annual escalations later in the term of the lease, our membership agreements are typically shorter in duration (averaging less than two years), with annual price escalators triggered upon renewal. We therefore expect to recognize higher membership and service revenue as a result of price escalators and higher-priced membership agreements in the later stages of a lease, when we are also incurring additional cash lease cost due to the annual escalations in our lease agreements.

As a result of our significant growth in recent periods, which is marked by our entry into new leases with free rent periods at the outset of the lease term, the non-cash GAAP straight-line lease cost has generally decreased our contribution margin. Non-cash GAAP straight-line lease cost included in location operating expenses increased from $117.2 million for the six months ended June 30, 2018 to $198.1 million for the six months ended June 30, 2019. Over the same period, our consolidated locations grew from 279 as of June 30, 2018 to 507 as of June 30, 2019.

For our mature locations, the impact of straight-lining of lease cost is typically not as significant. However, 70% of our locations as of June 30, 2019 were not mature, and many of the leases for these locations are in a “free rent” period. Once the maturity of our leases outpaces the growth of our portfolio of leases, we expect that the impact of straight-lining of lease cost will have the effect of increasing (rather than significantly decreasing, as it has in the past) contribution margin.

How has contribution margin trended over time?

Contribution Margin and Contribution Margin Percentage

(in millions)

The following table reconciles our loss from operations (the most directly comparable financial measure calculated in accordance with GAAP) to our contribution margin for the periods presented:

	Three Months Ended

(Amounts in thousands)	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019
Loss from operations	$(139,230)	$(163,729)	$(507,459)	$(296,109)	$(381,750)	$(448,330)	$(564,810)	$(639,720)	$(729,730)

Less: Other revenue (a)	(444)	(6,789)	(11,503)	(16,708)	(33,107)	(28,302)	(46,298)	(100,202)	(86,446)
Add:

Other operating expenses (b)	—	—	1,677	15,161	26,863	31,631	33,133	36,163	45,026

Pre-opening location expenses (b)	25,034	29,525	49,102	73,232	83,751	97,530	103,318	112,798	142,335

Sales and marketing expenses (b)	23,740	41,150	59,816	62,811	77,078	109,559	129,281	150,999	169,047

Growth and new market development expenses (b)	19,518	26,853	46,128	58,679	115,412	118,510	184,672	141,844	227,883

General and administrative expenses (b)	45,979	52,665	318,773	78,194	77,063	90,696	111,533	218,537	171,373

Depreciation and amortization (b)	38,005	42,166	51,494	62,043	75,375	77,590	98,506	124,855	131,069

Stock-based compensation expense (as included in location operating expenses) (c)	675	810	16,570	2,833	3,587	3,071	13,302	22,657	3,296

Contribution margin including non-cash GAAP straight-line lease cost	13,277	22,651	24,598	40,136	44,272	51,955	62,637	67,931	73,853

Add: Non-cash GAAP straight-line lease cost (as included in location operating expenses) (d)	39,049	42,524	47,997	54,992	62,186	69,403	81,544	102,153	95,971

Contribution margin excluding non-cash GAAP straight-line lease cost	$52,326	$65,175	$72,595	$95,128	$106,458	$121,358	$144,181	$170,084	$169,824

As additional supplemental information, the following table also reconciles our membership and service revenue (calculated in accordance with GAAP) to our contribution margin for the periods presented:

	Three Months Ended

(Amounts in thousands)	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019
Membership and Service Revenue (e)	$197,897	$234,337	$271,813	$325,455	$388,501	$453,984	$529,396	$628,134	$720,638

Less: Location operating expenses (b)	(185,295)	(212,496)	(263,785)	(288,152)	(347,816)	(405,100)	(480,061)	(582,860)	(650,081)

Add: Stock-based compensation expense(as included in location operating expenses) (c)	675	810	16,570	2,833	3,587	3,071	13,302	22,657	3,296

Contribution margin including non-cash GAAP straight-line lease cost	13,277	22,651	24,598	40,136	44,272	51,955	62,637	67,931	73,853

Add: Non-cash GAAP straight-line lease cost (as included in location operating expenses) (d)	39,049	42,524	47,997	54,992	62,186	69,403	81,544	102,153	95,971

Contribution margin excluding non-cash GAAP straight-line lease cost	$52,326	$65,175	$72,595	$95,128	$106,458	$121,358	$144,181	$170,084	$169,824

(a)	Relates to other revenue not related to membership and service revenue.

(b)	As presented on our consolidated statements of operations.

(c)	Represents the non-cash expense of our equity compensation arrangements for employees whose payroll is included in location operating expense.

(d)	See “Why do we adjust for non-cash straight-line lease cost?” above for additional detail about non-cash GAAP straight-line lease cost.

(e)	Excludes other revenue not related to membership and service revenue.

What is our target contribution margin percentage?

Over the lifetime of a location, our target contribution margin percentage is 30%. Since the straight-lining of lease cost nets to zero over the lifetime of a lease, our target contribution margin percentage reflects zero impact from straight-lining of lease cost.

What are the limitations of using our non-GAAP measures as supplemental measures?

Our non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

•	they do not reflect changes in, or cash requirements for, our working capital needs;

•	they do not reflect our interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	they do not reflect our tax expense or the cash requirements to pay our taxes;

•	they do not reflect historical capital expenditures or future requirements for capital expenditures or contractual commitments;

•	although non-cash GAAP straight-line lease costs are non-cash adjustments, these charges generally reflect amounts we will be required to pay our landlords in cash over the lifetime of our leases;

•

although stock-based compensation expenses are non-cash charges, we rely on equity compensation to compensate and incentivize employees, directors and certain consultants, and we may continue to do so in the future; and

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these non-GAAP measures do not reflect any cash requirements for such replacements.

How do we intend to enhance the reliability and relevance of our non-GAAP measures?

Management and our board of directors are committed to making our non-GAAP measures reliable, transparent and useful to investors and management. Upon completion of this offering, our audit committee, which has the authority pursuant to its charter to use outside advisors as appropriate, will assume responsibility for overseeing the presentation and disclosure of our non-GAAP measures. Such oversight responsibilities will include understanding how management utilizes non-GAAP measures to evaluate performance and whether our non-GAAP measures are consistently prepared and presented from period to period. Upon completion of this offering, presentation and disclosure of our non-GAAP measures will be further subject to documented disclosure controls and procedures, and we intend to have in place a written non-GAAP policy that our audit committee will oversee which, among other things, we expect to address the determination of which charges and credits should be excluded from our non-GAAP measures.

Our Business Model

We monetize our global platform through a variety of solutions, mainly by selling memberships but also by providing ancillary value-added products and services to our members and extending our platform beyond offering workspace.

Currently, we derive the majority of our revenue from recurring monthly membership fees, which accounted for approximately 83% of total revenue during the six months ended June 30, 2019. Our range of workspace solutions enables us to serve the distinct needs of individuals and organizations of all sizes, from global citizens to global enterprises. Our membership and service revenue also includes revenue from business services purchased by our members, such as conference rooms and printing credits, and from commissions on the sale to our members of additional products and services offered by us or in conjunction with partners, which, together, accounted for approximately 5% of total revenue during the six months ended June 30, 2019.

The remaining 12% of total revenue during the six months ended June 30, 2019 represented revenue we generated from additional products and services that we deliver through our suite of We Company offerings. These services, which are dedicated to improving our members’ experience, allow us to further connect with our members, driving higher retention, which attracts valuable third-party partners who can utilize our platform to reach our large member base.

Lifecycle of a Location and Factors Affecting Our Performance

Our business is built on a global platform of physical locations where we offer access to workstations in exchange for membership fees. Over the past several years, we have demonstrated a track record of scaling our geographic footprint and our membership base while monetizing our open locations, in particular as they reach maturity. The lifecycle of a location refers to the process by which we source, build out and operate the location through our global-local playbook. We categorize this process into five phases: find, sign, build, fill and run.

As of June 1, 2019. “Find” phase includes locations in our pipeline for which a lease agreement has not been signed. Historically, not all locations in the “Find” phase will become the subject of a signed lease agreement. The number of workstations in the “Find” phase represents workstation capacity at locations that we expect to become open locations based on our actual conversion rate of locations in the “Find phase” of our pipeline in the 12 months ended June 30, 2019. “Sign” phase includes locations that are the subject of a lease agreement that has been signed but with respect to which we have not taken possession and no lease cost expense has been recognized. “Build” phase includes locations that are the subject of a lease agreement that has been signed and with respect to which we have taken possession and lease cost expense has been recognized, but which have not yet opened to members. “Fill” phase includes locations that have been open to members for 24 months or less. “Run” phase includes locations that have been open to members for more than 24 months.

(1)

For locations in the Find, Sign or Build phase, the number of workstations presented above represents our estimate of workstation capacity based on building information modeling (BIM) software that applies our design criteria for a given market to available plans and building scans.

(2)	For locations in the Fill and Run phase, the number of workstations presented above represents the number of workstations available for sale and immediate use by members.

Our locations have distinct revenue, expense and capital cost profiles through each phase of their lifecycle. First, we incur growth and new market development expenses associated with our real estate team that is responsible for finding new locations and negotiating lease terms. Once we take possession of a space, we incur growth and new market development expenses associated with our design and construction teams as well as capital costs related to building out our spaces. In this phase, we also begin our efforts to fill our spaces, and we incur sales and marketing expenses associated with our sales teams, advertising campaigns and fees paid to brokers who sell memberships, particularly to enterprise organizations. After a location opens, we begin generating revenue. Once a location has been open to members for more than 24 months, occupancy is generally stable and the location typically generates a recurring stream of revenue that covers our location operating expenses and contributes to the recoupment of our initial investment in the location.

Find

•	822,000 potential workstations (43% of total) as of June 1, 2019

•	Locations in our pipeline for which leases have not been signed

•	Growth and new market development expenses (real estate team) are incurred

Our real estate team is responsible for sourcing, underwriting, negotiating and entering into leases for spaces that fit our investment criteria within our existing and new markets.

We maintain a broad database of potential real estate opportunities, and we consider any opportunity for which a draft term sheet has been exchanged or a lease is being negotiated to be within our potential location pipeline.

Sign

•	258,000 potential workstations (13% of total) as of June 1, 2019

•	Leases have been signed, but we have not yet taken possession of the location

•	No revenue or contribution margin is generated

•	Generally, no capital expenditures are incurred

•	Investments generate losses as growth and new market development expenses (real estate team) are incurred

Once we identify a desirable location, we endeavor to negotiate favorable lease terms. The terms often include free rent periods, which we primarily use to transform a traditional office space into a WeWork location, and tenant improvement allowances, under which a landlord reimburses us for all or a portion of the capital expenditures we incur during this transformation.

As we scale, we intend to pursue capital-efficient partnerships with building owners through participating leases as an alternative to standard leases. Under a participating lease, the landlord typically pays or reimburses us for the full build-out of the space. Additionally, we generally do not pay a specified annual rent, but rather rent is determined based on revenues or profits from the space. We also plan to continue to enter into management agreements, as we have done in India, under which the building owner funds all capital expenditures to build out the space to our design specifications and maintains full responsibility for the space, while we function as the manager and receive an agreed-upon management fee.

Number of Leases Signed(1)	Usable Square Feet Added(2) (in millions)

(1)

Represents number of leases signed in the years ended December 31, 2016, 2017 and 2018. Leases signed includes initial lease executions only. Excludes amendments executed for expansion of premises and leases acquired through acquisitions, including our acquisition of naked Hub in 2018.

(2)

Represents usable square feet added for workstations in the years ended December 31, 2016, 2017 and 2018 and the last twelve months ended June 30, 2019, including through amendments executed for expansion of premises. Excludes usable square feet acquired through acquisitions, such as naked Hub.

Our ability to continue to grow depends not only on the availability of new locations, but also on our ability to secure those new locations on attractive lease terms. The terms of our lease agreements, such as favorable tenant improvement allowances that reduce our net capital expenditures in the build phase, drive the visibility, timing and magnitude of our expected cash flows and future capital needs. Our ability to continue to grow our global footprint efficiently, through favorable lease terms, will materially impact our financial performance.

Build

•	239,000 potential workstations (13% of total) as of June 1, 2019

•	Take possession of a location

•	No revenue or contribution margin is generated

•	Majority of capital expenditures are incurred

•

Investments generate losses as we incur growth and new market development expenses (related to non-capitalized component of design and construction teams) and sales and marketing expenses (to drive future memberships)

We aim to develop vibrant and welcoming spaces for our members that are cost-efficient to build and cost-effective to maintain. Even before we take possession of a space, we engage with engineers, designers, architects, layout experts and decorators to be ready to start the construction of a space the moment we take possession. As we have refined this process, we have been able to significantly reduce the time we take to build-out a location, with locations typically opening approximately four to six months after we take possession.

We incur the majority of our gross capital expenditures to build out our spaces during this phase. Since 2015, we have launched a number of initiatives to reduce our net capex per workstation added, which represents our gross capital expenditures less the tenant improvement allowances we are entitled to receive from landlords. These initiatives include developing a global supply chain, clustering in cities allowing us to leverage economies of scale in those cities and bringing certain functions and technologies in house. Our ability to maintain or reduce our net capex per workstation added will have a significant impact on the overall investment required to continue to grow our business at an accelerated pace.

Average Months to Open from Possession Date	Net Capex per Workstation Added (3)

(1)

Based on “White Box” build defined as standard configuration of space and no demolition. While the amount of time required to open a new location depends on a number of factors, including availability of the premises and the level of construction required, our locations typically open approximately four to six months after we take possession.

(2)	Based on independent third-party survey of brokers in top geographic markets, weighted based on the geographic mix of our membership base as of June 1, 2019.

(3)

Net capex per workstation added represents gross capital expenditures for projects (excluding capitalized costs unrelated to sellable workstation capital projects and internal capitalized payroll) completed in the period presented, regardless of when the costs were incurred, less the total tenant improvement allowance provided per the terms of the leases associated with the projects completed in the period presented, regardless of when the cash collection for such tenant improvement allowance occurred, divided by the total number of workstations delivered in connection with the projects completed in the period presented. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Capital Expenditures and Tenant Improvement Allowances” for additional information about this metric. Net capex per workstation added for the first half of 2019 reflects gross capital expenditures of approximately $0.8 billion, less tenant improvement allowances of approximately $0.4 billion divided by 106,000 workstations delivered, in each case in connection with projects completed during the period from January 1, 2019 to June 30, 2019. Net capex per workstation added for 2017-2018 reflects gross capital expenditures of approximately $2.9 billion, less tenant improvement allowances of approximately $1.5 billion, divided by 352,000 workstations delivered, in each case in connection with projects completed during the period from January 1, 2017 to December 31, 2018. Net capex per workstation added for 2015-2016 reflects gross capital expenditures of approximately $1.0 billion, less tenant improvement allowances of approximately $0.5 billion, divided by 92,000 workstations delivered, in each case in connection with projects completed during the period from January 1, 2015 to December 31, 2016. Net capex per workstation added for 2014 reflects gross capital expenditures of approximately $0.2 billion, less tenant improvement allowances of approximately $0.1 billion, divided by 14,000 workstations delivered, in each case in connection with projects completed during the period from January 1, 2014 to December 31, 2014.

During the build phase, locations incur pre-opening location expenses consisting primarily of lease cost expense. Given the impact of free-rent periods, lease cost expense recorded in accordance with GAAP typically exceeds cash payments required to be made during this phase. Of the lease cost expense included within pre-opening location expenses in the year ended December 31, 2018, approximately 85% was non-cash expense. We also begin to incur sales and marketing expenses during this phase as our global-local sales team begins to sell memberships.

Our ability to continue to grow our platform at an accelerated pace depends on our ability to quickly and cost-effectively build out new locations and sell memberships prior to opening. Our ability to maintain or reduce our net capex per workstation added and our member acquisition costs will have a significant impact on the overall investment required to continue to grow our business at an accelerated pace.

Fill

•	425,000 workstations (22% of total) as of June 1, 2019

•	Location opens and ramps up (0-24 months)

•	Revenue is generated

•	Contribution margin is generated once breakeven occupancy is achieved

•	Generally, limited capital expenditures incurred related to new floor openings

•	Tenant improvement reimbursements are generally received

During this phase, we focus on optimizing utilization of space at our locations by driving membership sales using global sales teams, local community teams, broker partners and our online presence to help fill our spaces. We start to generate revenue and contribution margin when we open our space to members. We believe it takes 24 months for a location to hit maturity—the point at which most of the floors will have been open for 18 months and occupancy will have stabilized for the location.

Enterprise Membership Percentage	Occupancy by Year of Location Opening

Our ability to monetize our growing platform depends on our ability to grow our membership base. Over time, our sales and marketing efforts have become more efficient and we have been improving the speed at which we fill our locations, as we are increasingly targeting enterprises who typically sign membership agreements with longer-term commitments. Enterprises often use third-party brokers to help them manage their real estate needs. As we intend to further grow our enterprise membership base, we expect to continue making use of third-party brokers to help us attract new enterprise members, and we expect that sales and marketing expenses associated with broker referral fees may grow in line with these efforts. Our enterprise membership percentage increased from 28% as of December 31, 2017 to 40% as of June 30, 2019. We also expect the use of discounts to help drive initial occupancy and longer-term commitments.

Run

•	180,000 workstations (9% of total) as of June 1, 2019

•	Location matures and occupancy has stabilized (24+ months)

•	Revenue and contribution margin are generated

•	Limited capital expenditures incurred related to new floor openings

Once a location has been open to members for more than 24 months, which we define as a mature location, occupancy is generally stable, our initial investment in build-out and sales and marketing to drive member acquisition is complete and the location typically generates a recurring stream of revenues and contribution margin and is representative of our “steady-state” performance. As of June 1, 2019, our occupancy stabilized at an average of approximately 89% after 18 months and generally remained at that level after 24 months, and mature locations comprised 30% of our total fleet of open locations.

At this phase, the community team, which includes a dedicated sales lead at each of our locations, is primarily responsible for maintaining occupancy in our locations, which reduces our reliance on our centralized sales and marketing teams. The community team strives to foster a positive and engaging experience for our members, which we believe drives high retention rates across our member community. The chart below demonstrates our net membership retention rate, which measures the net impact of members who added or canceled WeWork memberships during a given period. For members that had joined our community as of December 1, 2017, our net membership retention rate in the period from December 1, 2017 to December 1, 2018 was 119%. Our net membership retention rate among enterprise members for that same period was nearly 200%.

Membership Retention

(1)

Our net membership retention rate of 119% for the period from December 1, 2017 to December 1, 2018 illustrates our ability to increase the penetration of our existing members over that period. We calculate our net membership retention rate for a given period (in this case, from December 1, 2017 to December 1, 2018) by dividing (1) the total number of WeWork memberships as of the last day in the period from all members that had at least one WeWork membership as of the first day of the period by (2) the total number of WeWork memberships from those same members as of the first day of the period. This member-based net retention rate reflects any expansion in WeWork memberships and is net of contraction or attrition over the period, but excludes WeWork memberships from new distinct members added during the period. Our net membership retention rate also excludes WeWork memberships attributable to IndiaCo locations.

As we have scaled globally, we continue to realize operating efficiencies due to economies of scale and by leveraging technology solutions and our global-local playbook.

During the “run” phase, we incur expenses for ongoing repairs and maintenance, which are reflected in our location operating expenses. In addition, we may incur minimal capital expenditures related to the redevelopment of our spaces.

Our ability to continue to generate a recurring stream of revenues and contribution margin in this phase depends on the ability of our community teams to maintain a positive membership experience while efficiently running the locations.

Developed Markets Case Study(1)

The financial performance of our locations generally improves as they progress through the phases of the lifecycle of a location outlined above, ultimately culminating with our mature locations generating a recurring stream of revenues and contribution margin. The more locations we strategically cluster in a given city, the larger and more dynamic our community becomes. This clustering effect leads to greater brand awareness for our offerings and allows us to realize economies of scale, which together with increases in tenant improvement allowances, lowers our net capex per workstation added and drives stronger monetization of our global platform. Our growth in recent years in the markets where we had the highest number of memberships has been accompanied by a corresponding increase in run-rate revenue and contribution margin percentage, as well as a decrease in net capex per workstation added.

Memberships	Run-Rate Revenue (in millions)	Net Capex Per Workstation Added

(1)

“Developed markets” includes our seven largest markets by memberships as of June 1, 2017, which represents 29 cities with open locations as of June 1, 2019, including Boston, Los Angeles, Santa Monica, Pasadena, Irvine, Manhattan Beach, Long Beach, Burbank, West Hollywood, Costa Mesa, Culver City, El Segundo, Playa Vista, London, New York, Astoria, Brooklyn, Long Island City, San Francisco, Oakland, Mountain View, San Mateo, Mill Valley, Berkeley, Emeryville, Chicago, Washington, D.C., McLean and College Park. Excludes our corporate headquarters in New York, San Francisco and London, as well as two WeLive locations, as performance of these locations is not representative of our open locations.

Our contribution margin excluding non-cash GAAP straight-line lease cost in these developed markets has continued to grow as a percentage of membership and service revenue over this time period and was approximately nine percentage points higher than for our open locations on a consolidated basis for the three months ended June 30, 2019. Overall, membership and service revenue from these developed markets accounted for approximately half of our total membership and service revenue for the six months ended June 30, 2019.

Future Growth

The strong unit economics demonstrated at our mature locations, together with our reduced net capex per workstation added, increasing committed revenue backlog driven by our growing enterprise membership percentage and low market penetration give us the conviction to continue to invest in finding, building and filling buildings in order to drive long-term value creation.

We expect to continue to fund these growth investments from cash on hand and by raising additional capital. The timing at which we may achieve profitability depends on a variety of factors, including economic and competitive conditions in the markets where we operate and seek to expand, the pace at which we choose to grow and our ability to add new products and services to our platform.

Key Factors Affecting the Comparability of Our Results

Global Expansion

We have embarked on a strategic worldwide expansion program to grow our platform by opening locations in new markets as well as opening new locations in markets where we currently operate.

As we continue to grow our global platform in new markets, certain metrics may be impacted by the geographic mix of our platform. For example, average revenue per WeWork membership has declined as we have expanded internationally into lower-priced markets, which is a trend we expect could continue in the near-term. Also, our overall contribution margin percentage may decline as certain lower-margin markets, including markets with a larger target member population, such as China, become a larger portion of our portfolio. For example, excluding the China Region, our contribution margin percentage for the six months ended June 30, 2019 would have been approximately three percentage points higher.

In addition, as we enter into more management agreements and participating leases for international locations, our contribution margin percentages may decline as we share some of our contribution margin with landlords in exchange for those landlords funding our capital expenditures at a particular location. Under a participating lease, the landlord typically pays or reimburses us for the full build-out of the space and we generally do not pay a specified annual rent, but rather rent is determined based on revenues or profits from the space. Similarly, in a management agreement, the building owner funds all capital expenditures to build out the space to our design specifications and maintains full responsibility for the space, while we function as the manager and receive an agreed upon management fee. In contrast to standard lease arrangements where we receive the full benefit of the future contribution margin from a given location, under these alternative arrangements, we share portions of this future contribution margin with the landlord. The percentage of open locations subject to such alternative arrangements was approximately 15% as of June 1, 2019. Our contribution margin metrics may also be impacted by the speed at which we can open locations and stabilize occupancy at those locations, as well as the average revenue per WeWork membership that we generate.

Our net capex per workstation added also varies by geography, especially given our expansion into markets where tenant improvement allowances are more or less common.

Acquisition Activity and Expanding Our Solutions, Products and Services

We have recently launched or acquired new solutions, products and services that we believe will add value to our members and have the potential to become meaningful revenue streams in the future.

We intend to continue selectively pursuing strategic partnerships and acquisitions to expand our global platform. If these acquisition and product expansion efforts do not scale successfully, it may impact our growth prospects and our ability to achieve profitability.

Recent Developments

Debt Financing Transactions

We aim to optimize our access to the capital markets and seek to have broad-based relationships with financial institutions. In connection with this offering, we are expanding our relationships with banks from across the globe. In particular, in August, we entered into a commitment letter with JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA, Goldman Sachs Lending Partners LLC, Bank of America, N.A., BofA Securities, Inc., Barclays Bank PLC, Citigroup Global Markets Inc., Credit Suisse AG, Cayman Islands Branch, Credit Suisse Loan Funding LLC, HSBC Bank USA, National Association, HSBC Securities (USA) Inc., UBS AG, Stamford Branch, UBS Securities LLC, Wells Fargo Bank, National Association and Wells Fargo Securities, LLC, who have committed to provide a new senior secured credit facility and are affiliates of the underwriters. The commitment letter provides for senior secured financing of up to $6.0 billion (the “2019 Credit Facility”) that is expected to close concurrently with the closing of this offering. The 2019 Credit Facility will consist of (1) a letter of credit reimbursement facility (the “2019 Letter of Credit Facility”) in the aggregate amount of $2.0 billion available from the closing date of the 2019 Credit Facility to the later of the third anniversary of the completion of this offering yielding gross proceeds of at least $3.0 billion and December 31, 2022 and (2) a delayed draw term loan facility (the “Delayed Draw Term Facility”) in the aggregate principal amount of up to $4.0 billion. Subject to compliance with the covenants in our other debt agreements, to the extent then applicable, and the satisfaction of certain conditions (as described below), the Delayed Draw Term Facility will be available from the closing date of the 2019 Credit Facility until June 30, 2022; provided that:

•	prior to receipt of financial statements for the fiscal quarter ending June 30, 2020, only $1.0 billion of the Delayed Draw Term Facility will be available;

•	upon receipt of financial statements for the fiscal quarter ending June 30, 2020, an additional $1.5 billion of the Delayed Draw Term Facility will become available; and

•	upon receipt of financial statements for the fiscal year ending December 31, 2020, the remaining $1.5 billion of the Delayed Draw Term Facility will become available.

Currently, the debt and lien covenants under the indenture governing the senior notes would restrict our ability to draw the second and third tranches of the Delayed Draw Term Facility described above. We expect to determine how and when we will address the restrictions in these covenants under the indenture following the closing of this offering. We may, in our discretion, explore a variety of new financing and/or refinancing transactions, including with respect to the senior notes and/or any term loans funded under the Delayed Draw Term Facility. As of the date of this prospectus, no decisions in that respect have been made.

In addition, the 2019 Letter of Credit Facility would also permit us to seek an increase in the commitments under the Letter of Credit Facility of up to $500 million at any time after December 31, 2020, subject to the receipt of commitments from existing or additional financial institutions and other conditions.

The initial availability of the 2019 Letter of Credit Facility and the funding of the first tranche of the Delayed Draw Term Facility on the closing date of the 2019 Credit Facility will be subject to the negotiation and execution of definitive documentation and the satisfaction of certain conditions, including (1) the completion of this offering and (2) the termination and prepayment of all commitments outstanding under our existing bank facilities, other than the rollover of certain letters of credit to the 2019 Credit Facility. The 2019 Credit Facility will also require WeWork Companies LLC and its restricted subsidiaries to comply with certain minimum contribution margin, liquidity and net cash flow financial covenants. Under the minimum liquidity covenant, WeWork Companies LLC will be required to maintain a minimum amount of unrestricted cash (including cash collateral supporting the 2019 Letter of Credit Facility) of $2.5 billion through the fiscal quarter ending June 30, 2021, $3.0 billion for the fiscal quarter ending September 30, 2021 and $3.5 billion for the fiscal quarter ending December 31, 2021 and any fiscal quarter thereafter.

The Delayed Draw Term Facility will mature on the later of the third anniversary of the completion of this offering and December 31, 2022 and will amortize in an amount per quarter equal to 0.25% of the original principal amount of all funded delayed draw term loans (the “Delayed Draw Term Loans”), beginning on the last day of the first fiscal quarter ending after the first anniversary of the initial delayed draw funding date.

WeWork Companies LLC is the borrower under the 2019 Credit Facility, which will be guaranteed by the domestic wholly-owned subsidiaries of WeWork Companies LLC, subject to certain exceptions. Subject to compliance with the covenants in the indenture governing the senior notes, WeWork Companies LLC may designate one or more of its foreign subsidiaries as borrowers under the 2019 Credit Facility, and borrowings by any such foreign subsidiary borrowers will be guaranteed by the domestic subsidiary guarantors and certain material foreign subsidiaries in jurisdictions to be agreed. The 2019 Credit Facility will be secured by substantially all the assets of WeWork Companies LLC and the domestic subsidiary guarantors (and, in the case of borrowings by any foreign subsidiary guarantor, by substantially all the assets of the foreign subsidiary borrowers and guarantors), subject to customary exceptions. In addition, WeWork Companies LLC will be required to deposit cash collateral as security for the Letter of Credit Facility in an amount equal to the face amount of letters of credit issued under the facility.

Borrowings under the Delayed Draw Term Loans are expected to bear interest at a rate per annum equal to, at our option, (i) a base rate that will be no less than 3.0% (the “adjusted base rate”) plus an applicable margin of 3.75% or (ii) a Eurodollar date that will be no less than 2.0% plus an applicable margin of 4.75%. Interest on any drawn letter of credit will be payable at a rate per annum equal to the adjusted base rate plus an applicable margin of 1.0% to 1.5%, depending on average utilization. WeWork Companies LLC will pay letter of credit fees on the face amount of each letter of credit equal to 1.0%, as well as customary fronting fees. WeWork Companies LLC will also pay customary commitment fees on the average undrawn daily amount of the commitments under the Delayed Draw Term Facility and the Letter of Credit Facility. With respect to the $1.0 billion of Delayed Draw Term Loan commitments that are available on the closing date, we will be subject to a ticking fee for the period from the date that is 90 days after the closing date until the earlier to occur of (x) the date on which all applicable Delayed Draw Term Loan commitments are funded and (y) the commitment termination date, equal to the adjusted Eurodollar rate plus 4.75% on the average undrawn daily amount of the applicable Delayed Draw Term Loan commitments.

The definitive documentation for the 2019 Credit Facility will contain customary repayment provisions, representations, warranties, events of default and affirmative covenants. The definitive documentation for the 2019 Credit Facility will also contain negative covenants limiting our ability and the ability of our restricted subsidiaries to take certain actions, including, without limitation, incur indebtedness (including guarantee obligations), incur liens, enter into mergers or consolidations, dispose of assets, issue dividends and other payments in respect of capital stock, make acquisitions, make investments, loans and advances, enter into transactions with affiliates or change our line of business. The ARK entities and our regional joint ventures are expected to be designated as unrestricted subsidiaries under the 2019 Credit Facility.

The closing of the 2019 Credit Facility is expected to occur concurrently with the closing of this offering. In addition to termination of our existing bank facilities, we intend to use the net proceeds from the 2019 Credit Facility to finance our working capital needs and for general corporate purposes.

Reorganization Transactions

The We Company was incorporated under the laws of the state of Delaware in April 2019 as a direct wholly owned subsidiary of WeWork Companies Inc. In July 2019, as a result of various reorganization transactions, The We Company became the holding company of all of the direct and indirect subsidiaries that were held by WeWork Companies Inc. prior to the reorganization transactions and the then-stockholders of WeWork Companies Inc. became the stockholders of The We Company. Prior to the reorganization transactions, The We Company did not engage in any business or other activities except in connection with its incorporation.

As a general matter, the reorganization transactions resulted in us having a corporate organizational structure similar to a structure commonly referred to as an “UP-C” structure. However, unlike in many UP-C structures, no holder of a profits interest or other interest in the resulting partnership is entitled to a “tax receivable” payment or other similar payment by us in respect of tax attributes that may accrue to us upon the exchange of such profits interests or other interests for cash or shares of our common stock. The reorganization transactions were undertaken as a result of our belief that the holding company structure created by the reorganization transactions would enable us to realign our existing and future business lines into different sister subsidiaries. Such a structure allows us to separate our WeWork space-as-a-service offering from the rest of our existing businesses, and will also allow us to hold separately any future business areas into which we may expand. We also believed that creating a holding company structure might reduce the risk that liabilities of any of our businesses, including such business’ debts or other obligations, would be attributed to or restrictive of the operations of any of our other businesses. We believed that the reorganization transactions would facilitate our expansion by providing a more flexible structure for acquiring other businesses or entering into partnerships or collaborations while continuing to keep the operations of our existing WeWork space-as-a-service offering separate, as opposed to “above” any future acquired entities. We also considered that the reorganization transactions would facilitate the issuance of profits interests in the We Company Partnership, resulting in a new structure for certain management incentive compensation, as further described in “Certain Relationships and Related Party Transactions—Operating Partnership”.

ARK/WPI Combination

In August 2019 we combined ARK, our recently launched global real estate acquisition and management platform, with our separate existing real estate investment platform for the WPI Fund (the “ARK/WPI combination”). As a result of the ARK/WPI combination, all of the real estate acquisition and management activities of The We Company have been combined into a single platform comprising multiple real estate acquisition vehicles (including the ARK Master Fund and the WPI Fund) managed by a single sponsor vehicle majority-owned and consolidated by us. We account for our share of the underlying real estate acquisition vehicles and joint ventures as unconsolidated investments. See “Business—Our Organizational Structure—ARK” for a more detailed description of the ARK/WPI combination and the organizational structure of ARK.

Acquisitions

In May 2019, we acquired Managed by Q, an office management platform. In July and August 2019, we acquired Waltz, an access controls solution, Prolific Interactive, a mobile application developer, Space IQ, a real estate planning platform, and Spacious Technologies, a co-working company.

Components of Results of Operations

We assess the performance of our locations differently based on whether the revenues and expenses of the location are consolidated within our results of operations (“consolidated locations”) or whether the revenues and expenses of the location are not consolidated within our results of operations but we are entitled to a management fee for our services, such as locations (“IndiaCo locations”) operated by WeWork India Services Private Limited (“IndiaCo”). The term “locations” includes only consolidated locations when used in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Components of Results of Operations” but includes both consolidated locations and IndiaCo locations when used elsewhere in this prospectus.

Revenue

Revenue includes membership and service revenue as well as other revenue as described below.

Membership revenue represents membership fees, net of discounts, from sales of WeWork memberships and on-demand memberships and revenue associated with our WeLive offering. We derive a significant majority of our revenue from recurring membership fees. The price of each membership varies based on the type of workplace solution selected by the member, the geographic location of the space occupied, and any monthly allowances for business services, such as conference room reservations and printing or copying allotments that are included in the base membership fee. All memberships include access to our community through the WeWork app. Membership revenue is recognized monthly, on a ratable basis, over the life of the agreement, as access to space is provided.

Service revenue primarily includes billings to members for ancillary business services in excess of the monthly allowances mentioned above. Services offered to members include access to conference rooms, printing, photocopies, initial set-up fees, phone and IT services, parking fees and other services.

Service revenue also includes commissions we earn from third-party service providers. We offer access to a variety of business and other services to our members, often at exclusive rates, and receive a percentage of the sale when one of our members purchases a service from a third-party. These services range from business services to lifestyle perks. Service revenue is recognized on a monthly basis as the services are provided.

Service revenue does not include any revenue recognized by We Company offerings. For example, revenue from services provided by Meetup and Flatiron School is not included in our service revenue, even if those services have been delivered to a member. All revenue recognized by our We Company offerings not related to our workplace solutions is included in other revenue.

Other revenue includes revenue from our Powered by We solution performed and recognized using the percentage-of-completion method based primarily on contract cost incurred to date compared to total estimated contract cost, as well as income generated from sponsorships and ticket sales from branded events and revenue generated by any new solutions or services not directly related to the membership and service revenue earned through the operation of our workplace solutions, such as Flatiron School and Meetup.

Location Operating Expenses

Location operating expenses include the day-to-day costs of operating an open location and exclude pre-opening costs, depreciation and amortization and general sales and marketing, which are separately recorded.

Lease Cost

Our most significant location operating expense is lease cost. Lease cost is recognized on a straight-line basis over the life of the lease term in accordance with GAAP based on the following three key components:

•

Lease cost contractually paid or payable represents cash payments for base and contingent rent and common area maintenance and real estate taxes payable under our lease agreements, recorded on an accrual basis of accounting, regardless of the timing of when such amounts were actually paid.

•

Amortization of lease incentives represents the amortization of cash received for tenant improvement allowances and broker commissions (collectively, “lease incentives”), amortized on a straight-line basis over the terms of our leases.

•

Non-cash GAAP straight-line lease cost represents the adjustment required under GAAP to recognize the impact of free rent periods and lease cost escalation clauses on a straight-line basis over the term of the lease.

Prior to the adoption of ASC 842 on January 1, 2019, lease cost was referred to as rent and tenancy costs. Tenancy costs include common area maintenance charges and real estate taxes paid in connection with our leased locations.

Other Location Operating Expenses

Other location operating expenses typically include utilities, ongoing repairs and maintenance, cleaning expenses, office expenses, security expenses, credit card processing fees and food and beverage costs. Location operating expenses also include personnel and related costs for the teams managing our community operations, including member relations, new member sales and member retention, member technology and facilities management, as well as costs for corporate functions that directly support the operations of our communities, such as personnel costs associated with our billings, collections, purchasing and accounts payable functions. As our global platform continues to expand, we expect to achieve further economies of scale on these community support functions, which we expect to have a positive impact on our future margins.

Other Operating Expenses

Other operating expenses relate to costs of operating and providing services to our members through our mature We Company offerings, including Meetup, Flatiron School, Conductor (a marketing services software company that provides search engine optimization and enterprise content marketing solutions) and Managed by Q in the period subsequent to their acquisition.

Pre-Opening Location Expenses

Pre-opening location expenses include all expenses incurred before a location opens for members. The primary components of pre-opening location expenses are lease cost expense, including our share of tenancy costs (including real estate and related taxes and common area maintenance charges), utilities, cleaning, personnel and related expenses and other costs of opening our locations. Personnel expenses are included in pre-opening location expenses as we staff our locations prior to their opening to help ensure a smooth opening and a successful member move-in experience.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of expenses related to our general sales and marketing efforts, including advertising costs, member referral fees, personnel and related expenses related to our sales, marketing, branding, public affairs and events teams, and other costs associated with strategic marketing events. Strategic events, such as events that are part of our Creator Awards program, are investments we make in the continued expansion of our business and the expenses associated with these events are included within sales and marketing expenses. We have also made investments in our sales and marketing organization. Our sales and marketing efforts are primarily focused on pre-opening locations and non-mature locations.

We expect that sales and marketing expenses (excluding stock-based compensation) will decrease as a percentage of revenue over time as a result of our strong net membership retention rates and expanding relationships with our existing members.

Growth and New Market Development Expenses

To capitalize on our significant market opportunity, we have dedicated teams that are responsible for finding and building out new locations and researching, exploring and initiating new markets and new solutions and services.

Growth and new market development expenses consist primarily of non-capitalized design, development, warehousing, logistics and real estate costs, expenses incurred researching and pursuing new markets, solutions and services, and other expenses related to our growth and global expansion. These costs include non-capitalized personnel and related expenses for our development, design, product, research, real estate, talent acquisition, mergers and acquisitions, legal, and technology research and development teams and related professional fees and other expenses incurred such as recruiting fees, employee relocation costs, due diligence costs, integration costs, transaction costs, contingent consideration fair value adjustments relating to acquisitions and impairments and write-offs.

Growth and new market development expenses also include cost of goods sold in connection with our Powered by We solutions and costs of providing services by We Company offerings that are not yet mature and which are not included in other operating expenses above.

We expect that growth and new market development expenses (excluding stock-based compensation and other non-cash adjustments) will decrease as a percentage of revenue over time as we realize greater efficiencies from our technology and sourcing, design and development processes.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel and related expenses and stock-based compensation expense related to corporate employees, technology, consulting, legal and other professional services expenses, costs for our corporate offices and various other costs we incur to manage and support our business.

We expect that general and administrative expenses (excluding stock-based compensation and non-cash GAAP straight line-lease cost included in general and administrative expenses) will decrease as a percentage of revenue over time as we leverage the historical investments in people and technology that we have made to support the growth of our global platform.

Interest and Other Income (Expense)

Interest and other income (expense) is comprised of interest income, interest expense, earnings from equity method and other investments and foreign currency gain (loss). Interest expense primarily includes non-cash interest expense associated with the imputed interest and fair value adjustments of the embedded derivative associated with the 2018 convertible note (as defined under “—Liquidity and Capital Resources—Convertible Note and Warrant Agreements”), accretion of asset retirement obligations and the amortization of deferred financing costs, interest expense recorded in connection with finance lease liabilities, interest expense relating to our senior notes (as defined under “—Liquidity and Capital Resources—Senior Notes”) and interest expense recorded in connection with outstanding letters of credit issued under our senior credit facility and our letter of credit facility (each as defined under “—Liquidity and Capital Resources—Bank Facilities”) as required by our various leases.

Consolidated Results of Operations

The following table sets forth our consolidated results of operations and other key metrics for the periods presented:

(Amounts in thousands, except percentages and where noted)	Year Ended December 31,			Six Months Ended June 30,
	2016	2017	2018	2018	2019
Consolidated statement of operations information:

Revenue	$436,099	$886,004	$1,821,751	$763,771	$1,535,420

Expenses:

Location operating expenses—cost of revenue (1)	433,167	814,782	1,521,129	635,968	1,232,941

Other operating expenses—cost of revenue (2)	—	1,677	106,788	42,024	81,189

Pre-opening location expenses	115,749	131,324	357,831	156,983	255,133

Sales and marketing expenses	43,428	143,424	378,729	139,889	320,046

Growth and new market development expenses (3)	35,731	109,719	477,273	174,091	369,727

General and administrative expenses (4)	115,346	454,020	357,486	155,257	389,910

Depreciation and amortization	88,952	162,892	313,514	137,418	255,924

Total expenses	832,373	1,817,838	3,512,750	1,441,630	2,904,870

Loss from operations	(396,274)	(931,834)	(1,690,999)	(677,859)	(1,369,450)

Interest and other income (expense), net (5)	(33,400)	(7,387)	(237,270)	(46,406)	469,915

Pre-tax loss	(429,674)	(939,221)	(1,928,269)	(724,265)	(899,535)

Income tax benefit (provision)	(16)	5,727	850	1,373	(5,117)

Net loss	(429,690)	(933,494)	(1,927,419)	(722,892)	(904,652)

Net loss attributable to noncontrolling interests	—	49,500	316,627	94,762	214,976

Net loss attributable to WeWork Companies Inc.	$(429,690)	$(883,994)	$(1,610,792)	$(628,130)	$(689,676)

Key performance indicators:

Workstation capacity (in ones)	107,000	214,000	466,000	301,000	604,000

Memberships (in ones)	87,000	186,000	401,000	268,000	527,000

Enterprise membership percentage	18%	28%	38%	30%	40%

Run-rate revenue (in billions)	$0.6	$1.1	$2.4	$1.8	$3.3

Committed revenue backlog (in billions) (6)	$0.1	$0.5	$2.6	N/R	$4.0

N/R = Not reported

(1)

Exclusive of depreciation and amortization shown separately on the depreciation and amortization line in the amount of $84.0 million, $154.1 million and $281.5 million for the years ended December 31, 2016, 2017 and 2018, respectively, and $123.7 million and $230.0 million for the six months ended June 30, 2018 and 2019, respectively.

(2)

Exclusive of depreciation and amortization shown separately on the depreciation and amortization line in the amount of $0, $1.2 million and $12.6 million in the years ended December 31, 2016, 2017 and 2018, respectively, and $5.7 million and $9.7 million for the six months ended June 30, 2018 and 2019, respectively.

(3)

Includes cost of revenue related to Powered by We in the amount of $0, $12.7 million and $57.9 million during the years ended December 31, 2016, 2017 and 2018, respectively, and $27.9 million and $85.1 million during the six months ended June 30, 2018 and 2019, respectively.

(4)

Includes stock-based compensation expense of $17.4 million, $260.7 million and $18.0 million for the years ended December 31, 2016, 2017 and 2018, respectively, and includes stock-based compensation expense of $10.5 million and $111.2 million for the six months ended June 30, 2018 and 2019, respectively.

(5)

Refer to Note 13 to the audited annual consolidated financial statements and Note 15 to the unaudited interim condensed consolidated financial statements, each included elsewhere in this prospectus, for additional information on fair value adjustments included in interest and other income (expense), net.

(6)	We began reporting committed revenue backlog on a quarterly basis as of March 31, 2019.

Consolidated Results of Operations as a Percentage of Revenue

The following table sets forth our consolidated results of operations information as a percentage of revenue for the periods presented:

	Year Ended December 31,			Six Months Ended June 30,

	2016	2017	2018	2018	2019

Revenue	100%	100%	100%	100%	100%

Expenses:

Location operating expenses—cost of revenue (1)	99%	92%	83%	83%	80%

Other operating expenses —cost of revenue (1)	—%	—%	6%	6%	5%

Pre-opening location expenses	27%	15%	20%	21%	17%

Sales and marketing expenses	10%	16%	21%	18%	21%

Growth and new market development expenses	8%	12%	26%	23%	24%

General and administrative expenses	26%	51%	20%	20%	25%

Depreciation and amortization	20%	18%	17%	18%	17%

Total operating expenses	191%	205%	193%	189%	189%

Loss from operations	(91)%	(105)%	(93)%	(89)%	(89)%

Interest and other income (expense), net	(8)%	(1)%	(13)%	(6)%	31%

Pre-tax loss	(99)%	(106)%	(106)%	(95)%	(59)%

Income tax benefit (provision)	—%	1%	—%	—%	—%

Net loss	(99)%	(105)%	(106)%	(95)%	(59)%

Net loss attributable to noncontrolling interests	—%	6%	17%	12%	14%

Net loss attributable to WeWork Companies Inc.	(99)%	(100)%	(88)%	(82)%	(45)%

(1)	Exclusive of depreciation and amortization shown separately on the depreciation and amortization line.

Comparison of the Six Months Ended June 30, 2018 and 2019 and of the Years Ended December 31, 2016, 2017 and 2018

Revenue

Comparison of the Six Months Ended June 30, 2018 and the Six Months Ended June 30, 2019

	Six Months Ended June 30,		Change

(Amounts in thousands, except percentages)	2018	2019	$	%

Revenue	$763,771	$1,535,420	$771,649	101%

Total revenue increased $771.6 million to $1.5 billion for the six months ended June 30, 2019, primarily driven by an increase in membership and service revenue, which increased $634.8 million to $1.3 billion for the six months ended June 30, 2019, from $714.0 million for the six months ended June 30, 2018.

The growth in revenue was primarily driven by growth in our membership base. The WeWork community has grown to approximately 503,000 memberships as of June 1, 2019 from 260,000 as of June 1, 2018.

The increase in membership and service revenue due to growth of our membership base was slightly offset by a decline of approximately $39 million driven by a decline in average revenue per WeWork membership for the six months ended June 30, 2019 as compared to the six months ended June 30, 2018. Average revenue per WeWork membership has experienced a decline primarily relating to our continued expansion into new global markets with different pricing structures. In some cases we also use discounts to encourage longer contract terms. Our growing membership base combined with increasing average commitment lengths has provided increased visibility as to future revenues as we continue to scale globally, driving an increase in our committed revenue backlog from approximately $0.5 billion as of December 31, 2017 to approximately $4.0 billion as of June 30, 2019.

We calculate average revenue per WeWork membership by dividing our membership and service revenue (other than membership and service revenue from our WeLive offering and related services and other than management fee income from services provided to IndiaCo) by the average number of WeWork memberships in the relevant period.

Other revenue increased $136.8 million, primarily related to a $63.6 million increase in revenue generated from our Powered by We solutions and $30.9 million related to growth in our mature ventures. The remaining $42.3 million was primarily driven by a reimbursement for services performed for an affiliate in connection with Creator Award events received during the six months ended June 30, 2019.

Comparison of the Year Ended December 31, 2017 and the Year Ended December 31, 2018

	Year Ended December 31,		Change

(Amounts in thousands, except percentages)	2017	2018	$	%

Revenue	$886,004	$1,821,751	$935,747	106%

Total revenue increased $935.7 million to $1.8 billion for the year ended December 31, 2018, primarily driven by an increase in membership and service revenue, which increased $830.4 million to $1.7 billion for the year ended December 31, 2018, from $866.9 million for the year ended December 31, 2017.

The growth in revenue was primarily driven by growth in our membership base. The WeWork community has grown to approximately 387,000 memberships as of December 31, 2018 from 183,000 as of December 31, 2017.

The increase in membership and service revenue due to growth in our membership base was slightly offset by a decline of approximately $46 million driven by a decline in average revenue per WeWork membership for the year ended December 31, 2018 as compared to the year ended December 31, 2017. Average revenue per WeWork membership has experienced a decline primarily due to our expansion into global markets with different pricing structures. In some cases we also use discounts to attract members as we open new locations at a faster rate, or to encourage longer contract terms.

Other revenue increased $105.3 million to $124.4 million for the year ended December 31, 2018, from $19.1 million for the year ended December 31, 2017, due to the acquisition of several companies including Meetup, Flatiron School and Conductor and revenue from our Powered by We solutions and various other activities not directly related to our workplace solutions.

Comparison of the Year Ended December 31, 2016 and the Year Ended December 31, 2017

	Year Ended December 31,		Change

(Amounts in thousands, except percentages)	2016	2017	$	%

Revenue	$436,099	$886,004	$449,905	103%

Total revenue increased $449.9 million to $886.0 million for the year ended December 31, 2017, primarily driven by an increase in membership and service revenue, which increased $432.5 million to $866.9 million for the year ended December 31, 2017 from $434.4 million for the year ended December 31, 2016.

The growth in revenue was primarily driven by growth in our membership base. The WeWork community has grown to approximately 183,000 memberships as of December 31, 2017 from 87,000 as of December 31, 2016. Additionally, we opened two WeLive locations during 2016.

The increase in membership and service revenue due to growth in our membership base was slightly offset by a decline in average revenue per WeWork membership for the year ended December 31, 2017 as compared to the year ended December 31, 2016. Average revenue per WeWork membership has experienced a decline primarily as we have expanded into different global markets with different pricing structures and in some cases may also use discounts to attract members as we open new locations at a faster rate.

Other revenue increased $17.4 million to $19.1 million for the year ended December 31, 2017, from $1.7 million for the year ended December 31, 2016 due to the launch of our Powered by We solutions, which represented $13.7 million of the increase in other revenue during the year ended December 31, 2017. During 2017, we also acquired Meetup and Flatiron School. The collective revenue earned by these offerings for the periods subsequent to their acquisitions during the year ended December 31, 2017 contributed $3.2 million of the increase. The remaining increase in other revenue of $0.5 million relates to revenue from various other activities not directly related to our workplace solutions.

Location Operating Expenses

Comparison of the Six Months Ended June 30, 2018 and the Six Months Ended June 30, 2019

	Six Months Ended June 30,		Change

(Amounts in thousands, except percentages)	2018	2019	$	%

Real estate operating lease cost	$416,016	$835,800	$419,784	101%

Employee compensation and benefits (excluding stock-based compensation)	80,794	148,825	68,031	84%

Stock-based compensation	6,420	25,953	19,533	304%

Other location operating expenses	132,738	222,363	89,625	68%

Total location operating expenses	$635,968	$1,232,941	$596,973	94%

N/M = Not meaningful

Location operating expenses increased $597.0 million to $1.2 billion due to the overall growth of our global platform and the increase in the number of open locations. As a percentage of total revenue, location operating expenses for the six months ended June 30, 2019 was 80%, which remained relatively flat as compared to 83% for the six months ended June 30, 2018.

Our most significant location operating expense is operating lease cost, which includes the following components and changes:

	Six Months Ended June 30,		Change

(Amounts in thousands, except percentages)	2018	2019	$	%

Lease cost contractually paid or payable	$337,729	$707,075	$369,346	109%

Non-cash GAAP straight-line lease cost	117,178	198,124	80,946	69%

Amortization of lease incentives	(38,891)	(69,399)	(30,508)	78%

Total location operating lease cost	$416,016	$835,800	$419,784	101%

The following table includes the components of operating lease cost included in location operating expenses as a percentage of membership revenue:

	Six Months Ended June 30,		Change

	2018	2019	%

Lease cost contractually paid or payable	50%	55%	5%

Non-cash GAAP straight-line lease cost	17%	15%	(2)%

Amortization of lease incentives	(6)%	(5)%	1%

Total location operating lease cost	62%	65%	3%

The $369.3 million increase in lease cost contractually paid or payable, which is incurred after locations open for members and after the expiration of any free rent period, was primarily driven by the growth from 279 locations as of June 1, 2018 to 507 locations as of June 1, 2019. The increase in lease cost contractually paid or payable is also impacted by escalations in base rent payments. As a percentage of membership revenue, lease cost contractually paid or payable increased by 5% for the six months ended June 30, 2019 as compared to the six months ended June 30, 2018 and was impacted by our expansion into regions where a free rent period in leases is less customary and by an increase in the proportion of non-mature locations that have not yet achieved full occupancy, but are paying full lease cost.

The $80.9 million increase in non-cash GAAP straight-line lease cost was primarily driven by free rent periods and lease cost escalations given that a majority of our leases are in the first half of the life of the lease. The impact of straight-lining of lease cost typically increases lease cost in the first half of the life of a lease, when lease cost recorded in accordance with GAAP exceeds cash payments made, and then decreases lease cost in the second half of the life of the lease when lease cost expense is less than the cash payments required. The impact of straight-lining of lease cost nets to zero over the life of a lease.

The $30.5 million increase in amortization of lease incentives benefit was also primarily driven by the new locations that opened since June 30, 2018. In addition, upon adoption of ASC 842, we made an accounting policy election to recognize tenant lease incentive receivables as part of the fixed lease payments at the lease commencement date, which resulted in a reduction in total operating lease cost included in location operating expenses of $2.1 million for the six months ended June 30, 2019, related to the amortization benefit of the accrual for these additional lease incentives recorded upon adoption. For additional discussion, see Notes 2 and 4 to the unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

The increase in the number of open locations and the growth of our global platform also resulted in a $33.0 million increase in total tenancy costs (including real estate and related taxes and common area maintenance charges) as compared to the six months ended June 30, 2018.

Employee compensation and benefits expense included in location operating expenses increased $68.0 million as compared to the six months ended June 30, 2018. To support the operations of our growing platform, we have made significant personnel investments in teams that run the day-to-day operations of our locations, and functions such as billings, collections, purchasing and accounts payable teams. Sales incentive bonuses are also paid to employees as a means of compensating community team members responsible for location level sales and member retention efforts.

Stock-based compensation expense increased $19.5 million, including $16.8 million driven by the 2019 tender offer, through which common shares were acquired from employees at a price greater than the fair market value of the shares and resulted in additional stock-based compensation expense during the six months ended June 30, 2019. Additionally, we made new stock-based grants to new and existing employees and the fair value of our capital stock increased, which also contributed to the increase in stock-based compensation.

The overall growth in our global platform was also the primary driver of the remaining $89.6 million increase in all other location operating expenses, which related to increases in cleaning, office, consumables, utilities, repairs and maintenance expenses and other expenses required to operate our locations. As a percentage of membership revenue, these location operating expenses for the six months ended June 30, 2019 decreased 3% to 17% compared to 20% for the six months ended June 30, 2018.

Comparison of the Year Ended December 31, 2017 and the Year Ended December 31, 2018

	Year Ended December 31,		Change

(Amounts in thousands, except percentages)	2017	2018	$	%

Rent expense	$458,521	$851,679	$393,158	86%

Tenancy costs	76,194	152,229	76,035	100%

Employee compensation and benefits (excluding stock-based compensation)	102,801	184,171	81,370	79%

Stock-based compensation	18,718	22,793	4,075	22%

Other location operating expenses	158,548	310,257	151,709	96%

Total location operating expenses	$814,782	$1,521,129	$706,347	87%

Location operating expenses increased $706.3 million to $1.5 billion for the year ended December 31, 2018, generally driven by the overall growth of our global platform and the increase in the number of open locations. As a percentage of total revenue, location operating expenses for the year ended December 31, 2018 was 83%, which represented a decrease of 9% as compared to 92% for the year ended December 31, 2017.

Our most significant location operating expense is rent expense, which includes the following components and changes:

	Year Ended December 31,		Change

(Amounts in thousands, except percentages)	2017	2018	$	%

Rent contractually paid or payable	$347,305	$672,421	$325,116	94%

Adjustments for impact of straight-lining of rent	162,313	268,125	105,812	65%

Amortization of lease incentives benefit	(51,097)	(88,867)	(37,770)	74%

Total rent expense included in location operating expenses	$458,521	$851,679	$393,158	86%

The following table includes the components of rent expense included in location operating expenses as a percentage of membership revenue:

	Year Ended December 31,		Change

	2017	2018	%

Rent contractually paid or payable	42%	42%	—%

Adjustments for impact of straight-lining of rent	20%	17%	(3)%

Amortization of lease incentives benefit	(6)%	(6)%	—%

Total rent expense included in location operating expenses	56%	53%	(3)%

The $325.1 million increase in rent contractually paid or payable, which is paid after locations open for members and after the expiration of any free rent period, was primarily driven by the 213 new location openings that occurred during the year ended December 31, 2018 compared to the 86 location openings that occurred during the year ended December 31, 2017. The increase in rent contractually paid or payable is also impacted by escalations in base rent payments. As a percentage of membership revenue, rent contractually paid or payable remained flat for the year ended December 31, 2018 as compared to the year ended December 31, 2017.

The $105.8 million increase in adjustments for impact of straight-lining of rent was primarily driven by free rent periods and rent escalations given that the majority of our leases are in the first half of the life of the lease. The impact of straight-line rent typically increases rent expense in the first half of the life of a lease, when rent expense recorded in accordance with GAAP exceeds cash payments made, and then decreases rent expense in the second half of the life of the lease, when rent expense is less than the cash payments required.

The $37.8 million increase in amortization of lease incentives benefit was also primarily driven by the new locations that opened during the year ended December 31, 2018 and 2017.

The increase in the number of open locations and the growth of our global platform also resulted in a $76.0 million increase in total tenancy costs (including real estate and related taxes and common area maintenance charges) as compared to the year ended December 31, 2017.

Employee compensation and benefits expense included in location operating expenses increased $81.4 million compared to the year ended December 31, 2017. To support the operations of our growing platform, we made significant personnel investments in teams that run the day-to-day operations of our locations, and functions such as billings, collections, purchasing and accounts payable teams. Sales incentive bonuses are also paid to employees as a means of compensating community team members responsible for location level sales and member retention efforts.

Stock-based compensation expense included in location operating expenses increased $4.1 million mainly driven by increases in headcount of employees who support our members, additional expense associated with awards granted to existing employees, and increases in our stock price, offset by a decline in stock-based compensation expense as the year ended December 31, 2017 included $12.2 million of additional stock-based compensation expense relating to the 2017 tender offer, through which common shares were acquired from our employees at a price greater than the fair market value of the shares.

The overall growth in our global platform was also the primary driver of the remaining $151.7 million increase in all other location operating expenses, which related to increases in cleaning, office, consumables, utilities, repairs and maintenance expenses and other expenses required to operate our locations. As a percentage of membership revenue, these other location operating expenses remained relatively flat at approximately 19% for the year ended December 31, 2018.

Comparison of the Year Ended December 31, 2016 and the Year Ended December 31, 2017

	Year Ended December 31,		Change

(Amounts in thousands, except percentages)	2016	2017	$	%

Rent expense	$241,588	$458,521	$216,933	90%

Tenancy costs	41,880	76,194	34,314	82%

Employee compensation and benefits (excluding stock-based compensation)	61,409	102,801	41,392	67%

Stock-based compensation	2,032	18,718	16,686	N/M

Other location operating expenses	86,258	158,548	72,290	84%

Total location operating expenses	$433,167	$814,782	$381,615	88%

N/M = Not meaningful

Location operating expenses increased $381.6 million to $814.8 million for the year ended December 31, 2017 and were generally driven by the overall growth of our global platform and the increase in the number of open locations. As a percentage of total revenue, location operating expenses for the year ended December 31, 2017 were 92%, which represented a decrease of 7% as compared to 99% for the year ended December 31, 2016.

Our most significant location operating expense is rent expense, which includes the following components and changes:

	Year Ended December 31,		Change

(Amounts in thousands, except percentages)	2016	2017	$	%

Rent contractually paid or payable	$171,330	$347,305	$175,975	103%

Adjustments for impact of straight-lining of rent	92,723	162,313	69,590	75%

Amortization of lease incentives	(22,465)	(51,097)	(28,632)	127%

Total rent expense included within location operating expenses	$241,588	$458,521	$216,933	90%

The following table includes the components of rent expense included in location operating expenses as a percentage of membership revenue:

	Year Ended December 31,		Change

	2016	2017	%

Rent contractually paid or payable	41%	42%	1%

Adjustments for impact of straight-lining of rent	22%	20%	(2)%

Amortization of lease incentives	(5)%	(6)%	(1)%

Total rent expense included within location operating expenses	58%	56%	(2)%

Rent contractually paid or payable, which is paid after locations open for members and after the expiration of any free rent period, increased $176.0 million, primarily driven by the 86 new location openings that occurred during the year ended December 31, 2017 and the 58 new location openings that occurred during the year ended December 31, 2016. The increase in rent contractually paid or payable is also impacted by escalations in base rent payments. As a percentage of membership revenue, rent contractually paid or payable remained relatively flat for the year ended December 31, 2017 as compared to the year ended December 31, 2016.

The $69.6 million increase in adjustments for impact of straight-lining of rent was primarily driven by free rent periods and rent escalations given the majority of our leases are in the first half of the life of the lease. The impact of straight-line rent typically increases rent expense in the first half of the life of a lease, when rent expense recorded in accordance with GAAP exceeds cash payments made, and then decreases rent expense in the second half of the life of the lease when rent expense is less than the cash payments required.

The $28.6 million increase in amortization of lease incentives benefit was also primarily driven by the new locations that opened during the year ended December 31, 2017 and locations that were only open for a portion of the year ended December 31, 2016.

The increase in the number of open locations and the growth of our global platform also resulted in a $34.3 million increase in total tenancy costs (including real estate and related taxes and common area maintenance charges) as compared to the year ended December 31, 2016.

Employee compensation and benefits expense included in location operating expenses increased $41.4 million compared to the year ended December 31, 2016. To support the operations of our growing platform, we made significant personnel investments in teams that run the day-to-day operations of our locations, and functions such as billings, collections, purchasing and accounts payable teams.

Stock-based compensation expenses included in location operating expenses increased $16.7 million mainly driven by the 2017 tender offer, which resulted in additional stock-based compensation expense of $12.2 million during the year ended December 31, 2017, as common shares were acquired from our employees at a price greater than the fair market value of the shares. The remaining $4.5 million increase in stock-based compensation expense is attributable to the increase in personnel, who have received new grants, and additional grants to existing employees, both at a stock price higher than those of previous grants.

The overall growth in our global platform was also the primary driver of the remaining $72.3 million increase in all other location operating expenses, which related to increases in cleaning, office consumables, utilities, repairs and maintenance expenses and other expenses required to operate our locations. As a percentage of membership revenue, these location operating expenses for the period declined slightly to 19% for the year ended December 31, 2017, compared to 21% for the year ended December 31, 2016.

Other Operating Expenses

Comparison of the Six Months Ended June 30, 2018 and the Six Months Ended June 30, 2019

	Six Months Ended June 30,		Change

(Amounts in thousands, except percentages)	2018	2019	$	%

Other operating expenses	$42,024	$81,189	$39,165	93%

Other operating expenses relate to costs of operating and providing services through our mature We Company offerings. For the six months ended June 30, 2018 and 2019, other operating expenses relate to the operation of Meetup, Flatiron School, Conductor and Managed by Q for the periods subsequent to their acquisitions. The increase in other operating expenses is primarily related to increases in payroll expenses for these We Company offerings relating to the expansion of their operations. Additionally, as Conductor was acquired on March 22, 2018, the first six months of 2019 reflects a full period of other operating expenses related to Conductor while the first six months reflects a partial period of other operating expenses related to Conductor. Additionally, we acquired Managed by Q in May 2019, which also contributed to the increase for the six months ended June 30, 2019 compared to the same period in 2018.

Comparison of the years ended December 31, 2017 and December 31, 2018

	Year Ended December 31,		Change

(Amounts in thousands, except percentages)	2017	2018	$	%

Other operating expenses	$1,677	$106,788	$105,111	N/M

N/M = Not meaningful

For the years ended December 31, 2017 and 2018, other operating expenses relate to the operation of Meetup, Flatiron School and Conductor for the periods subsequent to their acquisitions. The increase in expense period over period is primarily related to the timing of the acquisitions. Flatiron School was acquired in October 2017, Meetup was acquired in December 2017 and Conductor was acquired in March 2018.

Comparison of the Years Ended December 31, 2016 and December 31, 2017

	Year Ended December 31,		Change

(Amounts in thousands, except percentages)	2016	2017	$	%

Other operating expenses	$—	$1,677	$1,677	—%

Other operating expenses increased $1.7 million primarily due to the operation of our Meetup and Flatiron School offerings for the periods subsequent to their acquisitions during 2017.

Pre-Opening Location Expenses

Comparison of the Six Months Ended June 30, 2018 and the Six Months Ended June 30, 2019

	Six Months Ended June 30,		Change

(Amounts in thousands, except percentages)	2018	2019	$	%

Real estate operating lease cost	$153,291	$245,437	$92,146	60%

Other pre-opening location expenses	3,692	9,696	6,004	163%

Total pre-opening location expenses	$156,983	$255,133	$98,150	63%

Pre-opening location expenses increased $98.2 million to $255.1 million for the six months ended June 30, 2019 primarily as a result of the continued acceleration of the growth of our platform during 2018 and 2019. We opened 97 new locations during the six months ended June 30, 2019 compared to 82 new location openings during the six months ended June 30, 2018. In addition, as of June 30, 2019, there were 214 pre-opening locations where we had taken possession of the new location but where it had not yet opened for members, compared to 99 as of June 30, 2018. The increase in pre-opening location expenses incurred was mitigated through the continued refinement of our design and construction processes, including investments in new technology, which help us to quickly and efficiently design and construct a space, typically resulting in approximately four to six months from the date we take possession of the space to opening for members.

Our most significant pre-opening location expense is operating lease cost for the period before a location is open for member operations, which includes the following components and changes:

	Six Months Ended June 30,		Change

(Amounts in thousands, except percentages)	2018	2019	$	%

Lease cost contractually paid or payable	$35,068	$45,306	$10,238	29%

Non-cash GAAP straight-line lease cost	119,699	218,759	99,060	83%

Amortization of lease incentives	(1,476)	(18,628)	(17,152)	N/M

Total pre-opening lease cost expense	$153,291	$245,437	$92,146	60%

N/M = Not meaningful

The $10.2 million increase in lease cost contractually paid or payable was generally the result of the increase in the number of pre-opening locations described above.

The increase in amortization of lease incentives benefit of $17.2 million was driven by the adoption of ASC 842. Upon adoption, we made an accounting policy election to recognize tenant lease incentive receivables as part of the fixed lease payments at the lease commencement date, which resulted in a reduction in total operating lease cost included in pre-opening location operating expenses of $15.2 million for the six months ended June 30, 2019, related to the amortization benefit of the accrual for these additional lease incentives recorded upon adoption. For additional discussion, see Notes 2 and 4 to the unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

The $99.1 million increase in non-cash GAAP straight-line lease cost is primarily driven by straight-line lease cost expense during free rent periods provided for a limited time before our locations open for members. During this period, lease cost expense recorded in accordance with GAAP exceeds cash payments required to be made. As the number of location openings and the number of pre-opening locations at the end of each period has increased as described above, so too have non-cash GAAP straight-line lease cost relating to those pre-opening locations. The impact of straight-lining of lease cost nets to zero over the life of a lease.

The overall growth in our global platform was also the primary driver of the remaining $6.0 million increase in all other pre-opening location operating expenses, which related to increases in employee compensation and benefits, cleaning, utilities and other expenses required to prepare our locations for members.

Comparison of the Year Ended December 31, 2017 and the Year Ended December 31, 2018

	Year Ended December 31,		Change

(Amounts in thousands, except percentages)	2017	2018	$	%

Rent expense	$112,851	$316,168	$203,317	180%

Tenancy costs	11,684	29,402	17,718	152%

Other pre-opening location expenses	6,789	12,261	5,472	81%

Total pre-opening location expenses	$131,324	$357,831	$226,507	172%

Pre-opening location expenses increased $226.5 million to $357.8 million for the year ended December 31, 2018, primarily as a result of the continued acceleration of the growth of our platform during 2018. We opened 213 new locations during the year ended December 31, 2018 compared to 86 new locations during the year ended December 31, 2017. In addition, as of December 31, 2018, there were 110 pre-opening locations where we had taken possession of the location but where it had not yet opened for members, compared to 62 as of December 31, 2017. The increase in pre-opening location expenses incurred was mitigated through the operational efficiencies we have achieved in our build processes, including investments in new technology, which help us to quickly and efficiently develop a space, typically resulting in approximately four to six months from the date we take possession of the space to opening for members.

Our most significant pre-opening location expense for the period before a location is open for member operations is rent expense, which includes the following components and changes:

	Year Ended December 31,		Change

(Amounts in thousands, except percentages)	2017	2018	$	%

Rent contractually paid or payable	$6,973	$51,334	$44,361	N/M

Adjustments for impact of straight-lining of rent	108,285	268,593	160,308	148%

Amortization of lease incentives benefit	(2,407)	(3,759)	(1,352)	56%

Total pre-opening rent expense	$112,851	$316,168	$203,317	180%

N/M = Not meaningful

The $44.4 million increase in rent contractually paid or payable and the increase in amortization of lease incentives benefit of $1.4 million is generally the result of the increase in the number of pre-opening locations described above.

The $160.3 million increase in adjustments for impact of straight-lining of rent is primarily driven by straight-line rent expense during free rent periods provided for a limited time before our locations open for members. During this period, rent expense recorded in accordance with GAAP exceeds cash payments required to be made. As the number of location openings and pre-opening locations has increased as described above, so too have adjustments for impact of straight-lining of rent relating to those pre-opening locations.

Comparison of the Year Ended December 31, 2016 and the Year Ended December 31, 2017

	Year Ended December 31,		Change

(Amounts in thousands, except percentages)	2016	2017	$	%

Rent expense	$103,613	$112,851	$9,238	9%

Tenancy costs	5,357	11,684	6,327	118%

Other pre-opening location expenses	6,779	6,789	10	—%

Total pre-opening location expenses	$115,749	$131,324	$15,575	13%

Pre-opening location expenses increased $15.6 million to $131.3 million for the year ended December 31, 2017, primarily as a result of the acceleration of the growth of our platform during 2017. We opened 86 and 58 new locations during the years ended December 31, 2017 and 2016, respectively, and there were 62 and 35 pre-opening locations where we had taken possession of the location but it had not yet opened for members as of December 31, 2017 and 2016, respectively.

Our most significant pre-opening location expense for the period before a location is open for members is rent expense, which includes the following components and changes:

	Year Ended December 31,		Change

(Amounts in thousands, except percentages)	2016	2017	$	%

Rent contractually paid or payable	$10,822	$6,973	$(3,849)	(36)%

Adjustments for impact of straight-lining of rent	94,526	108,285	13,759	15%

Amortization of lease incentives	(1,735)	(2,407)	(672)	39%

Total pre-opening rent expense	$103,613	$112,851	$9,238	9%

The $3.8 million decline in rent contractually paid or payable and the increase in amortization of lease incentives benefit of $0.7 million is generally the result of our ability to negotiate leases with more favorable lease terms, including improved lease rates, longer free rent periods, long-term revenue-sharing agreements with building owners and/or larger tenant improvement allowances. Rent contractually paid or payable represented only 6% of the total pre-opening rent expense recorded in accordance with GAAP for the year ended December 31, 2017 and 10% for the year ended December 31, 2016.

The $13.8 million increase in adjustments for impact of straight-lining of rent is primarily driven by straight-line rent expense during free rent periods provided for a limited time before our locations open for operations. During this period, rent expense recorded in accordance with GAAP exceeds cash payments required to be made. As the number of location openings and pre-opening locations has increased as described above, so too have adjustments for impact of straight-lining of rent relating to those pre-opening locations.

Sales and Marketing Expenses

Comparison of the Six Months Ended June 30, 2018 and the Six Months Ended June 30, 2019

	Six Months Ended June 30,		Change

(Amounts in thousands, except percentages)	2018	2019	$	%

Sales and marketing expenses	$139,889	$320,046	$180,157	129%

Sales and marketing expenses increased $180.2 million to $320.0 million for the six months ended June 30, 2019, which helped drive the 101% increase in total revenue growth over the same period in 2018. The increased sales and marketing efforts have also increased committed revenue backlog from approximately $0.5 billion as of December 31, 2017 to approximately $4.0 billion as of June 30, 2019.

As a percentage of total revenue, sales and marketing expenses increased to 21% for the six months ended June 30, 2019 as compared to 18% for the six months ended June 30, 2018.

Sales and marketing employee compensation and benefits expenses increased $87.1 million primarily due to our investment in additional sales and marketing personnel to support the continued expansion of our platform. Stock-based compensation increased by $9.5 million, including $6.8 million driven by the 2019 tender offer. Additionally, we made new stock-based grants to new and existing employees and the fair value of our capital stock increased, which also contributed to the increase in stock-based compensation.

The increase in sales and marketing expense was also driven by a $39.8 million increase in member referral fees, a $36.5 million increase in advertising expenses, and a $16.6 million increase in various other costs, all associated with our investment in the growth in our business. These increases are offset by a decrease in sales and marketing expenses relating to the Creator Awards of $9.3 million.

Comparison of the Year Ended December 31, 2017 and the Year Ended December 31, 2018

	Year Ended December 31,		Change

(Amounts in thousands, except percentages)	2017	2018	$	%

Sales and marketing expenses	$143,424	$378,729	$235,305	164%

Sales and marketing expenses increased $235.3 million to $378.7 million for the year ended December 31, 2018. The increased sales and marketing efforts helped drive the 106% increase in total revenue growth over the comparative period. The increased sales and marketing efforts have also helped drive an increase in committed revenue backlog, which increased during the year ended December 31, 2018 from approximately $0.5 billion as of December 31, 2017 to approximately $2.6 billion as of December 31, 2018. As a percentage of total revenue, sales and marketing expenses increased from 16% to 21% for the year ended December 31, 2017 as compared to the year ended December 31, 2018 as we have increased sales and marketing efforts as an investment to help drive future revenue growth.

Sales and marketing employee compensation and benefits increased $103.8 million and stock-based compensation increased in total by $2.1 million due primarily to our investment in additional and more experienced sales and marketing personnel. The increase in stock-based compensation included an offsetting decrease of $2.9 million relating to the 2017 tender offer, which resulted in additional stock-based compensation expense during the year ended December 31, 2017, as common shares were acquired from our employees at a price greater than the fair market value of the shares.

The increase in sales and marketing was also driven by higher spending on advertising of $50.2 million and a period-over-period increase in member referral fees of $33.9 million. The remaining $45.3 million increase in all other sales and marketing expenses represent our investment in efforts to increase sales and is largely driven by expenses associated with strategic marketing events and other promotional activities, professional fees and travel.

Comparison of the Year Ended December 31, 2016 and the Year Ended December 31, 2017

	Year Ended December 31,		Change

(Amounts in thousands, except percentages)	2016	2017	$	%

Sales and marketing expenses	$43,428	$143,424	$99,996	230%

Sales and marketing expenses increased $100.0 million to $143.4 million for the year ended December 31, 2017. The increased sales and marketing efforts helped drive the 103% increase in total revenue growth. As a percentage of total revenue, sales and marketing expenses increased from 10% for the year ended December 31, 2016 to 16% for the year ended December 31, 2017, as we have increased our sales and marketing efforts as an investment to help drive future revenue growth. The increased sales and marketing efforts have also helped drive an increase in committed revenue backlog, which increased during the year ended December 31, 2017 from approximately $0.1 billion as of December 31, 2016 to approximately $0.5 billion as of December 31, 2017.

Sales and marketing employee compensation and benefits increased $24.9 million due to our investment in additional and more experienced sales and marketing personnel and a $3.5 million increase in stock-based compensation expense including $2.9 million relating to the 2017 tender offer, which resulted in additional stock-based compensation expense during the year ended December 31, 2017, as common shares were acquired from our employees at a price greater than the fair market value of the shares.

The increase in sales and marketing was also driven by higher spending on advertising of $26.2 million and a period-over-period increase in member referral fees of $10.5 million. The remaining $34.9 million increase in all other sales and marketing expenses represent our investment in efforts to increase sales and is largely driven by expenses associated with strategic marketing events and other promotional activities, professional fees and travel.

Growth and New Market Development Expenses

Comparison of the Six Months Ended June 30, 2018 and the Six Months Ended June 30, 2019

	Six Months Ended June 30,		Change

(Amounts in thousands, except percentages)	2018	2019	$	%

Growth and new market development expenses	$174,091	$369,727	$195,636	112%

Growth and new market development expenses increased $195.6 million to $369.7 million for the six months ended June 30, 2019. Overall, our investment in growth and new market development related expenses as a percentage of total revenues increased by 1% to 24% for the six months ended June 30, 2019, compared to 23% for the six months ended June 30, 2018, as we continued to make investments in our future growth and expansion.

The increase was primarily the result of a $107.9 million increase in employee compensation and benefits expenses driven by our investment in additional personnel to strengthen our real estate, construction, design, mergers and acquisitions, talent acquisitions, and technology research and development departments.

Additionally, there was a $28.6 million increase in stock-based compensation including $19.3 million driven by the 2019 tender offer. We also made new stock-based grants to new and existing employees and the fair value of our capital stock increased, which also contributed to the increase in stock-based compensation.

During the six months ended June 30, 2019, we also incurred an increase of approximately $54.5 million in construction costs relating to an increase in the number of Powered by We projects.

In connection with the adoption of ASC 842 and the change in the definition of initial direct costs, we recorded additional expense in the amount of $13.8 million during the six months ended June 30, 2019 relating to legal costs associated with the drafting and negotiation of leases which are now expensed in accordance with ASC 842.

The increase in growth and new market development expenses were also offset by a $62.9 million decline in fair value of the contingent consideration payable in stock associated with the naked Hub acquisition that was recorded during the six months ended June 30, 2019. The decline in fair value of our contingent consideration was primarily driven by a decline in our projected obligation to issue additional shares of our Class A Common Stock.

The remaining $53.7 million increase related to increases in professional fees, travel costs and various other costs associated with our expansion in existing markets as well as researching, exploring and selecting new locations and developing new solutions and services.

Comparison of the Year Ended December 31, 2017 and the Year Ended December 31, 2018

	Year Ended December 31,		Change

(Amounts in thousands, except percentages)	2017	2018	$	%

Growth and new market development expenses	$109,719	$477,273	$367,554	335%

Growth and new market development expenses increased $367.6 million to $477.3 million for the year ended December 31, 2018. Overall, our investment in growth and new market development related expenses as a percentage of total revenues increased by 14% to 26% for the year ended December 31, 2018, compared to 12% for the year ended December 31, 2017, as we continued to make investments in our future growth and expansion.

Compensation and related benefits increased $110.8 million driven by our investment in additional personnel to strengthen our real estate, construction, design, mergers and acquisitions, talent acquisitions, and technology research and development departments. Stock-based compensation for these employees and stock issued to consultants for services rendered increased by $8.2 million in the year ended December 31, 2018 relative to the year ended December 31, 2017.

We also incurred an additional $82.7 million in consulting and other professional fees and travel costs associated with our expansion in existing markets as well as researching, exploring and selecting new markets and developing new solutions and services. During 2018 we expanded into certain key countries, such as Chile, Ireland, Japan, Peru, Philippines, Poland, Thailand, Spain and Vietnam.

During the year ended December 31, 2018, we also incurred an increase of $39.5 million in direct external construction costs relating to an increase in the number of Powered by We projects during 2018.

Our significant acquisition activity during 2018 also resulted in an $80.6 million non-cash charge related to the remeasurement of the contingent consideration payable in stock associated with the naked Hub acquisition, and an offsetting $4.2 million gain related to the remeasurement of the contingent consideration payable in cash. The change in fair value of the contingent consideration was driven by changes in our projected obligation to issue additional ChinaCo Class A Ordinary Shares based on the anti-dilution provisions of the acquisition agreement, changes in the likelihood of achieving certain milestones, and an increase in the fair market value of the ChinaCo Class A Ordinary Shares and our Class A common stock during the period.

We also recorded an increase of $22.8 million in impairment charges and property and equipment write-offs relating to excess, obsolete or slow-moving inventory of furniture and equipment, early termination of leases and terminated deals.

The remaining $27.2 million increase primarily relates to warehousing, storage, shipping costs and various other costs associated with our growth.

Comparison of the Year Ended December 31, 2016 and the Year Ended December 31, 2017

	Year Ended December 31,		Change

(Amounts in thousands, except percentages)	2016	2017	$	%

Growth and new market development expenses	$35,731	$109,719	$73,988	207%

Growth and new market development expenses increased $74.0 million to $109.7 million for the year ended December 31, 2017 from $35.7 million for the year ended December 31, 2016. Overall, our investment in growth and new market development-related expenses as a percentage of total revenues increased 4% to 12% for the year ended December 31, 2017, compared to 8% for the year ended December 31, 2016, as we continued to make investments in our future growth and expansion.

This increase was primarily the result of a $23.8 million increase in compensation and related benefits, including stock-based compensation, driven primarily by our investment in additional personnel to strengthen our real estate, construction and design departments. The increase included $8.5 million of stock-based compensation relating to the 2017 tender offer, as common shares were acquired from our employees at a price greater than the fair market value of the shares.

We also incurred an additional $8.1 million in consulting and other professional fees and travel costs associated with our expansion in existing markets as well as researching, exploring and selecting new markets and developing new solutions and services. During 2017, we expanded into certain key markets, such as Asia and Latin America. Our overall growth and expansion into new markets was also a primary contributing factor to a $19.1 million increase in overall warehousing, storage and other shipping costs.

During the year ended December 31, 2017, we also incurred $12.7 million in direct external construction costs relating to our Powered by We solutions, and a $2.9 million one-time payment for talent acquisition, both of which did not occur during year ended December 31, 2016. The remaining $7.4 million increase relates to various other costs associated with our growth.

General and Administrative Expenses

Comparison of the Six Months Ended June 30, 2018 and the Six Months Ended June 30, 2019

	Six Months Ended June 30,		Change

(Amounts in thousands, except percentages)	2018	2019	$	%

General and administrative expenses	$155,257	$389,910	$234,653	151%

General and administrative expenses increased $234.7 million to $389.9 million, primarily due to an increase in stock-based compensation and stock issued to consultants for services rendered of $102.9 million, including $90.5 million driven by the 2019 tender offer. Additionally, we made new stock-based grants to new and existing employees and the fair value of our capital stock increased, which also contributed to the increase in stock-based compensation.

Excluding the impact of stock-based compensation and stock issued for services rendered by consultants, general and administrative expenses for the six months ended June 30, 2019 remained flat at 18% of total revenue compared to the six months ended June 30, 2018.

The increase in general and administrative expenses included a $47.4 million increase in employee compensation and benefits, a $16.7 million increase in corporate lease cost, and a $16.1 million increase in corporate technology expenses, all primarily driven by our continued investment in additional corporate personnel and an expanded global leadership team to support our current and future anticipated growth. General and administrative expenses were also impacted by expenses related to professional fees, which increased by $31.9 million primarily due to additional audit, consulting and legal costs.

The growth in our global platform was also the primary driver of the remaining $19.6 million increase, which largely consisted of travel and various other miscellaneous general and administrative expenses that support our growing business.

Comparison of the Year Ended December 31, 2017 and the Year Ended December 31, 2018

	Year Ended December 31,		Change

(Amounts in thousands, except percentages)	2017	2018	$	%

General and administrative expenses	$454,020	$357,486	$(96,534)	(21)%

General and administrative expenses decreased $96.5 million to $357.5 million for the year ended December 31, 2018. The decrease was primarily driven by the 2017 tender offer, which resulted in $247.3 million of additional stock-based compensation expense during the year ended December 31, 2017, as common shares were acquired from our employees at a price greater than the fair market value of the shares. Other stock-based compensation expense and expense related to stock issued for services rendered by consultants increased a total of $14.4 million year over year.

The remaining $136.4 million increase in general and administrative expenses is generally related to our continued investment in corporate infrastructure to support the growth of our business. Excluding the impact of stock-based compensation and stock issued for services rendered by consultants, general and administrative expenses for the year ended December 31, 2018 represented 18% of total revenue compared to 21% for the year ended December 31, 2017.

Compensation and related benefits, excluding stock-based compensation, increased $76.2 million year over year. This increase was primarily driven by our investment in additional corporate personnel and an expanded global leadership team to support our current and future anticipated growth. General and administrative expenses were also impacted by expenses related to professional fees which increased by $15.3 million for the year ended December 31, 2018, primarily due to additional consulting and legal costs, as well as a $13.7 million increase related to corporate technology expenses, an $11.9 million increase in rent expense associated with space for corporate employees, and a $6.2 million increase in travel costs.

The remaining $13.1 million increase in all general and administrative expenses was largely driven by technology and rent expenses for our corporate offices.

Comparison of the Year Ended December 31, 2016 and the Year Ended December 31, 2017

	Year Ended December 31,		Change

(Amounts in thousands, except percentages)	2016	2017	$	%

General and administrative expenses	$115,346	$454,020	$338,674	294%

General and administrative expenses increased $338.7 million to $454.0 million for the year ended December 31, 2017. The increase was primarily driven by the 2017 tender offer, which resulted in $247.3 million of additional stock-based compensation expense during the year ended December 31, 2017, as common shares were acquired from our employees at a price greater than the fair market value of the shares. Other stock-based compensation expense and expense related to stock issued for services rendered by consultants increased a total of $1.7 million year over year.

The remaining $89.7 million increase in general and administrative expenses is generally related to our continued investment in corporate infrastructure to support the growth of our business. Excluding the impact of stock-based compensation and stock issued for services rendered by consultants, general and administrative expenses as a percentage of total revenues remained relatively consistent at 21% for the year ended December 31, 2017, compared to 22% for the year ended December 31, 2016.

The total of all other compensation and related benefits, excluding stock-based compensation, increased $42.4 million year over year. This increase was primarily driven by our investment in additional corporate personnel and an expanded global leadership team to support our current and future anticipated growth.

The growth in our global platform was the primary driver of the remaining $47.3 million increase in general and administrative expenses which largely consisted of professional fees and corporate technology expenses.

Depreciation and Amortization Expenses

Comparison of the Six Months Ended June 30, 2018 and the Six Months Ended June 30, 2019

	Six Months Ended June 30,		Change

(Amounts in thousands, except percentages)	2018	2019	$	%

Depreciation and amortization expense	$137,418	$255,924	$118,506	86%

Depreciation and amortization expense increased $118.5 million to $255.9 million for the six months ended June 30, 2019 driven by the increase in costs associated with leasehold improvements, furniture and equipment primarily associated with the growth of our platform and the increase in the number of our locations from 279 as of June 30, 2018 to 507 as of June 30, 2019, as well as continued expansion of previously opened locations.

Comparison of the Year Ended December 31, 2017 and the Year Ended December 31, 2018

	Year Ended December 31,		Change

(Amounts in thousands, except percentages)	2017	2018	$	%

Depreciation and amortization expenses	$162,892	$313,514	$150,622	92%

Depreciation and amortization expenses increased $150.6 million to $313.5 million for the year ended December 31, 2018 driven by the increase in leasehold improvements, furniture, and equipment primarily associated with the 213 new location openings in 2018 compared to the 86 new location openings that occurred during the year ended December 31, 2017, as well as continued expansion of previously opened locations.

Comparison of the Year Ended December 31, 2016 and the Year Ended December 31, 2017

	Year Ended December 31,		Change

(Amounts in thousands, except percentages)	2016	2017	$	%

Depreciation and amortization expenses	$88,952	$162,892	$73,940	83%

Depreciation and amortization expenses increased $73.9 million to $162.9 million for the year ended December 31, 2017 driven by the increase in leasehold improvements, furniture, and equipment primarily associated with the 86 new location openings in 2017 and the 58 new location openings that occurred during the year ended December 31, 2016, as well as continued expansion of previously opened locations.

Interest and Other Income (Expense), Net

Comparison of the Six Months Ended June 30, 2018 and the Six Months Ended June 30, 2019

	Six Months Ended June 30,		Change

(Amounts in thousands, except percentages)	2018	2019	$	%

Income (loss) from equity method investments	$878	$(2,558)	$(3,436)	(391)%

Interest expense	(20,118)	(51,841)	(31,723)	158%

Interest income	16,255	33,892	17,637	109%

Foreign currency gain (loss)	(43,421)	4,271	47,692	(110)%

Gain on change in fair value of related party financial instruments	—	486,151	486,151	—%

Interest and other income (expense), net	$(46,406)	$469,915	$516,321	N/M

N/M	= Not meaningful

Interest and other income (expense), net increased $516.3 million to $469.9 million of income for the six months ended June 30, 2019. The increase was primarily driven by a $486.2 million gain on the change in fair value of related party financial instruments related to the 2018 warrant (as defined under “—Liquidity and Capital Resources—Convertible Note and Warrant Agreements”) issued to Softbank. The 2018 warrant is remeasured to fair value at the end of each quarter based on changes in the class and series of stock for which the warrant is likely to be exercised, the fair value of such stock and the estimated timing of the exercise. See Note 13 to our unaudited interim condensed consolidated financial statements as of June 30, 2019 for additional information. The decrease in the net foreign currency loss of $47.7 million was primarily driven by the increase in foreign currency denominated intercompany transactions that are not of a long-term investment nature as a result of our international expansion and currency fluctuations against the dollar. We had 291 locations outside of the United States as of June 30, 2019, compared to 137 as of June 30, 2018.

Interest income increased by $17.6 million, primarily due to our capital raising activities and associated increases in interest earned from the increased average balance of cash and cash equivalents held as of June 30, 2019.

Interest expense increased by $31.7 million primarily due to a $18.2 million increase in interest expense associated with our senior notes, which began accruing interest on April 30, 2018 as well as a $6.6 million net increase in imputed interest expense on the 2018 convertible note. The net increase in interest expense on the 2018 convertible note includes a $25.3 million reduction in expense associated with the change in fair value of the embedded redemption derivative, which had a fair value of zero as the probability of the redemption became remote upon the draw of the 2018 warrant. See Note 13 to the unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. The remaining $7.3 million increase in interest expense is associated with increases in letters of credit, surety bonds issued in lieu of cash security deposits and the other loans discussed in Note 14 to the unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

The loss from equity method investments increased $3.4 million, primarily driven by various losses recorded on our equity method investments, none of which were individually significant.

Comparison of the Year Ended December 31, 2017 and the Year Ended December 31, 2018

	Year Ended December 31,		Change

(Amounts in thousands, except percentages)	2017	2018	$	%

Income (loss) from equity method investments	$(30,900)	$(12,638)	$18,262	(59)%

Interest expense	(15,459)	(183,697)	(168,238)	N/M

Interest income	9,531	37,663	28,132	295%

Foreign currency gain (loss)	29,441	(78,598)	(108,039)	(367)%

Interest and other income (expense), net	$(7,387)	$(237,270)	$(229,883)	N/M

N/M	= Not meaningful

Interest and other income (expense), net increased $229.9 million to $237.3 million net expense for the year ended December 31, 2018 as compared to the year ended December 31, 2017.

The loss from equity method investments decreased $18.3 million, primarily related to $15.0 million in impairments recorded in 2017 on one of our investments.

Interest expense increased by $168.2 million primarily due to a $97.6 million increase in expense related to the change in fair value of the embedded redemption feature associated with the 2018 convertible note (see Note 13 to the audited annual consolidated financial statements included elsewhere in this prospectus), imputed interest expense on the 2018 convertible note of $22.4 million and $37.0 million of interest expense incurred during the year ended December 31, 2018 associated with our senior notes, which began accruing interest on April 30, 2018. The remaining $11.2 million increase in interest expense relates primarily to increases in letters of credit outstanding under our credit facilities and surety bonds issued during 2018 in lieu of cash security deposits.

Interest income increased by $28.1 million, primarily due to our capital-raising activities and associated increases in interest earned from the increased average balance of cash and cash equivalents held during 2018.

The net foreign currency loss increased by $108.0 million primarily driven by the increase in foreign currency denominated intercompany transactions that are not of a long-term investment nature as a result of our international expansion and currency fluctuations against the dollar. We had 230 locations outside of the United States as of December 31, 2018, compared with 74 as of December 31, 2017. During the year ended December 31, 2018, we incurred a $78.6 million net foreign currency loss. The largest net foreign currency loss impact related to fluctuations in the Euro and British Pound given our concentration of international operations in the European Union and the United Kingdom and the corresponding fluctuations in those currencies. During the year ended December 31, 2018, we also experienced approximately $16.7 million in foreign currency loss as a result of fluctuations in the Argentine Peso (“ARS”). As of July 1, 2018, we changed the functional currency of our legal entity in Argentina from ARS to USD as a result of hyperinflation of the ARS. Subsequent to such change, any transactions that remain denominated in ARS will be remeasured through settlement through earnings based on changes in the ARS to USD exchange rates at each reporting period. No other currencies accounted for more than 5% of the total net foreign currency gain (loss) for the year ended December 31, 2018.

Comparison of the Year Ended December 31, 2016 and the Year Ended December 31, 2017

	Year Ended December 31,		Change

(Amounts in thousands, except percentages)	2016	2017	$	%

Income (loss) from equity method investments	$(359)	$(30,900)	$(30,541)	N/M

Interest expense	(12,351)	(15,459)	(3,108)	25%

Interest income	2,477	9,531	7,054	285%

Foreign currency gain (loss)	(23,167)	29,441	52,608	(227)%

Interest and other income (expense), net	$(33,400)	$(7,387)	$26,013	(78)%

N/M	= Not meaningful

Interest and other income (expense), net decreased $26.0 million to $7.4 million net expense for the year ended December 31, 2017 from $33.4 million net expense for the year ended December 31, 2016. The change included an increase in loss from equity method investments of $30.5 million, primarily related to $15.0 million in impairments recorded in 2017 on one of our investments and an increase in investment activity.

Interest income also increased by $7.1 million, primarily driven by our capital-raising activities and the resulting increase in interest income earned on our increased average balance of cash and cash equivalents held during 2017.

Interest expense increased by $3.1 million primarily related to an increase in interest expense due to an increase in outstanding letters of credit issued under our senior credit facility.

The net increase in foreign currency gains of $52.6 million was primarily driven by the increase in foreign currency-denominated intercompany transactions that are not of a long-term investment nature as a result of our international expansion and currency fluctuations against the dollar. We had 74 locations outside of the United States as of December 31, 2017, compared with 31 as of December 31, 2016.

Income Tax Benefit (Provision)

Comparison of the Six Months Ended June 30, 2018 and the Six Months Ended June 30, 2019

	Six Months Ended June 30,		Change

(Amounts in thousands, except percentages)	2018	2019	$	%

Income tax benefit (provision)	$1,373	$(5,117)	$(6,490)	(473)%

There was a $(6.5) million net increase in the tax provision for the six months ended June 30, 2019 compared to the six months ended June 30, 2018. The increase was due to the inclusion of a benefit of $3.1 million related to the release of a valuation allowance from the acquisition of Conductor during the six months ended June 30, 2018 and the addition of approximately $3.5 million in current income tax expense for ChinaCo and PacificCo during the six months ended June 30, 2019, primarily relating to the interest income and foreign currency gains earned on cash held by the entities.

Our effective income tax rate was lower than the U.S. federal statutory rate primarily due to the effect of certain non-deductible permanent differences, the effect of our operating in jurisdictions with various statutory tax rates, and valuation allowances. For additional discussion, see Note 2 to the unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

Comparison of the Year Ended December 31, 2017 and the Year Ended December 31, 2018

	Year Ended December 31,		Change

(Amounts in thousands, except percentages)	2017	2018	$	%

Income tax benefit (provision)	$5,727	$850	$(4,877)	(85)%

Income tax benefit was $0.9 million for the year ended December 31, 2018 compared to $5.7 million for the year ended December 31, 2017. Current income tax expense increased by $7.0 million from $2.3 million for the year ended December 31, 2017 to $9.3 million for the year ended December 31, 2018, primarily due to net income generated by our foreign subsidiaries. The deferred income tax benefit increased by $2.1 million from $8.0 million for the year ended December 31, 2017 to $10.1 million for the year ended December 31, 2018. Of the total deferred income tax benefit of $10.1 million, $8.5 million consisted of U.S. federal and state deferred tax benefit and resulted from a release of our U.S. valuation allowance due to 2018 acquisitions and the re-characterization of certain intangibles from indefinite lived to definite lived. The remaining $1.6 million of foreign deferred tax benefit related primarily to our 2018 acquisition of naked Hub.

Our effective income tax rate differed from the U.S. federal statutory rate of 21% primarily due to the effect of certain non-deductible permanent differences, including stock compensation expense, the effect of our operating in jurisdictions with various statutory tax rates, and valuation allowances against our deferred tax assets primarily related to net operating loss carry-forwards where it is more likely than not that some or all of the deferred tax assets will not be realized. For additional discussion, see Note 18 to the audited annual consolidated financial statements included elsewhere in this prospectus.

Comparison of the Year Ended December 31, 2016 and the Year Ended December 31, 2017

	Year Ended December 31,		Change

(Amounts in thousands, except percentages)	2016	2017	$	%

Income tax benefit (provision)	$(16)	$5,727	$5,743	N/M

N/M	= Not meaningful

Income tax benefit was $5.7 million for the year ended December 31, 2017 compared to a $16 thousand provision for the year ended December 31, 2016. This net benefit increase included $2.3 million of current tax expense in foreign jurisdictions, offset by $8.0 million of deferred tax benefit related to U.S. federal, state and foreign jurisdictions. Of the total $8.0 million of deferred tax benefit, $7.9 million consisted of U.S. federal and state deferred tax benefit and resulted from a combination of our 2017 acquisitions and the December 22, 2017 enactment of the legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act reduces the U.S. corporate statutory tax rate from 35% to 21% and allows for indefinite net operating loss carryforwards that can reduce up to 80% of taxable income. Both of these provisions apply to tax years beginning after December 31, 2017 and directly contributed to the $7.9 million U.S. federal and state deferred tax benefit.

Our effective income tax rate differed from the U.S. federal statutory rate of 35% primarily due to the effect of certain non-deductible permanent differences, including stock compensation expense, the effect of our operating in jurisdictions with various statutory tax rates, the December 22, 2017 enactment of the Tax Act and valuation allowances against our deferred tax assets primarily related to net operating loss carry-forwards where it is more likely than not that some or all of the deferred tax assets will not be realized. For additional discussion, see Note 18 to the audited annual consolidated financial statements included elsewhere in this prospectus.

Net Loss Attributable to Noncontrolling Interests

During 2017 through 2019, various of our consolidated subsidiaries issued equity to other parties in exchange for cash as more fully described in Note 5 to the audited annual consolidated financial statements and Note 7 to the unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. As we have the power to direct the activities of these entities that most significantly impact their economic performance and the right to receive benefits that could potentially be significant to these entities, they remain our consolidated subsidiaries, and the interests owned by the other investors and the net income or loss and comprehensive income or loss attributable to the other investors are reflected as noncontrolling interests on our consolidated balance sheets, consolidated statements of operations and consolidated statements of comprehensive loss, respectively. The increase in the net loss attributable to noncontrolling interests from the six months ended June 30, 2018 to the six months ended June 30, 2019 of $120.2 million is largely due to continued expansion of operations and the corresponding increases in net losses incurred by the ChinaCo, PacificCo and JapanCo ventures.

The increase in the net loss attributable to noncontrolling interests from the year ended December 31, 2017 to the year ended December 31, 2018 of $267.1 million is largely due to continued expansion of operations and the corresponding increases in net losses incurred by the ChinaCo, PacificCo and JapanCo joint ventures.

The net loss attributable to noncontrolling interests was $49.5 million for the year ended December 31, 2017. No noncontrolling interests existed as of or during the year ended December 31, 2016.

Net Loss Attributable to WeWork Companies Inc.

As a result of the factors described above, our net loss attributable to WeWork Companies Inc. increased $(61.5) million, from $(628.1) million for the six months ended June 30, 2018 to $(689.7) million for the six months ended June 30, 2019.

We recorded a net loss attributable to WeWork Companies Inc. of $(1.6) billion for the year ended December 31, 2018, compared to $(884.0) million for the year ended December 31, 2017 and $(429.7) million for the year ended December 31, 2016.

Quarterly Results of Operations

The following table sets forth certain unaudited financial and operating information for the quarterly periods presented. The quarterly information includes all adjustments (consisting of normal recurring adjustments) that, in the opinion of management, are necessary for a fair presentation of the information presented. This information should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this prospectus.

	Three Months Ended

(Amounts in thousands, except percentages and where noted)	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019
Revenue:

Membership and service revenue	$197,897	$234,337	$271,813	$325,455	$388,501	$453,984	$529,396	$628,134	$720,638

Other revenue	444	6,789	11,503	16,708	33,107	28,302	46,298	100,202	86,446

Total revenue	198,341	241,126	283,316	342,163	421,608	482,286	575,694	728,336	807,084

Expenses (1):

Location operating expenses—cost of revenue (2)	185,295	212,496	263,785	288,152	347,816	405,100	480,061	582,860	650,081

Other operating expenses—cost of revenue (2)	—	—	1,677	15,161	26,863	31,631	33,133	36,163	45,026

Pre-opening location expenses (3)	25,034	29,525	49,102	73,232	83,751	97,530	103,318	112,798	142,335

Sales and marketing expenses (4)	23,740	41,150	59,816	62,811	77,078	109,559	129,281	150,999	169,047

Growth and new market development expenses (5)	19,518	26,853	46,128	58,679	115,412	118,510	184,672	141,844	227,883

General and administrative expenses	45,979	52,665	318,773	78,194	77,063	90,696	111,533	218,537	171,373

Depreciation and amortization	38,005	42,166	51,494	62,043	75,375	77,590	98,506	124,855	131,069

Total expenses	337,571	404,855	790,775	638,272	803,358	930,616	1,140,504	1,368,056	1,536,814

Loss from operations	(139,230)	(163,729)	(507,459)	(296,109)	(381,750)	(448,330)	(564,810)	(639,720)	(729,730)

Interest and other income (expense), net	105,563	(3,949)	(109,635)	19,433	(65,839)	(48,888)	(141,976)	378,152	91,763

Pre-tax loss	(33,667)	(167,678)	(617,094)	(276,676)	(447,589)	(497,218)	(706,786)	(261,568)	(637,967)

Income taxes benefit (provision)	—	—	5,721	2,192	(819)	(97)	(426)	(5,030)	(87)

Net loss	(33,667)	(167,678)	(611,373)	(274,484)	(448,408)	(497,315)	(707,212)	(266,598)	(638,054)

Net loss attributable to noncontrolling interests	8,608	7,840	33,052	43,022	51,740	104,346	117,519	86,447	128,529

Net loss attributable to WeWork Companies Inc.	$(25,059)	$(159,838)	$(578,321)	$(231,462)	$(396,668)	$(392,969)	$(589,693)	$(180,151)	$(509,525)

Key performance indicators:

Workstation capacity (in ones) (6)	154,000	178,000	214,000	251,000	301,000	354,000	466,000	548,000	604,000

Memberships (in ones) (7)	128,000	154,000	186,000	219,000	268,000	319,000	401,000	466,000	527,000

Enterprise membership percentage (8)	22%	25%	28%	28%	30%	34%	38%	41%	40%

Committed revenue backlog (in billions) (9)	N/R	N/R	$0.5	N/R	N/R	N/R	$2.6	$3.5	$4.0

Run-rate revenue (in billions) (10)	$0.8	$1.1	$1.1	$1.5	$1.8	$2.0	$2.4	$3.0	$3.3

Other financial information:

Adjusted EBITDA including non-cash GAAP straight-line lease cost (11)	$(93,077)	$(109,989)	$(174,442)	$(209,936)	$(257,351)	$(306,345)	$(397,965)	$(410,636)	$(524,051)

Adjusted EBITDA excluding non-cash GAAP straight-line lease cost (11)	$(33,984)	$(41,987)	$(83,838)	$(97,335)	$(131,990)	$(160,799)	$(238,631)	$(213,524)	$(297,225)

N/R = Not reported

Results of operations for the three months ended March 31, 2019 have been recast to reflect the impact of the adoption of ASC 842.

(1)	The following table sets forth stock-based compensation expense and expense related to stock-based payments for services rendered by consultants included in the below line items:

	Three Months Ended

(Amounts in thousands)	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019
Stock-based compensation expense:

Location operating expenses	$675	$810	$16,570	$2,833	$3,587	$3,071	$13,302	$22,657	$3,296

Other operating expenses	—	—	355	814	1,385	1,188	1,135	3,490	946

Sales and marketing expenses	378	454	3,040	1,670	1,756	1,542	1,375	9,821	3,111

	Three Months Ended

(Amounts in thousands)	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019

Growth and new market development expenses	642	772	9,339	1,649	3,605	8,302	4,167	29,814	4,039

General and administrative expenses	4,465	4,165	248,128	5,002	5,544	3,909	3,564	79,407	31,754

Total	$6,160	$6,201	$277,432	$11,968	$15,877	$18,012	$23,543	$145,189	$43,146

Stock-based payments for services rendered by consultants:

General and administrative expenses	$1,870	$2,309	$2,563	$2,971	$4,235	$4,710	$5,175	$4,769	$4,761

Growth and new market development expenses	—	—	—	—	1,233	274	359	433	514

Total	$1,870	$2,309	$2,563	$2,971	$5,468	$4,984	$5,534	$5,202	$5,275

(2)	Exclusive of depreciation and amortization shown separately on the depreciation and amortization line.

(3)	Pre-opening location expenses includes non-cash GAAP straight-line lease cost as follows:

	Three Months Ended

(Amounts in thousands)	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019

Non-cash GAAP straight-line lease cost	$19,668	$24,503	$41,713	$56,881	$62,818	$74,242	$74,652	$91,070	$127,689

(4)

Sales and marketing expenses includes total costs associated with other We Company offerings, Creator Awards and other strategic events of $4.8 million, $14.4 million, $6.7 million, $12.9 million, $22.1 million, $29.6 million, $19.9 million, $21.3 million and $23.5 million during the three months ended June 30, September 30 and December 31, 2017, the three months ended March 31, June 30, September 30 and December 31, 2018 and the three months ended March 31 and June 30, 2019, respectively.

(5)

Growth and new market development expenses includes total costs associated with growth related professional fees, travel costs, employee relocation costs, cost of goods sold in connection with delivery of Powered by We services, impairments and dead deal write-offs and non-cash GAAP straight-line lease costs of $4.7 million, $7.6 million, $18.0 million, $22.8 million, $45.2 million, $27.1 million, $81.3 million, $75.1 million and $96.2 million during the three months ended June 30, September 30 and December 31, 2017, the three months ended March 31, June 30, September 30 and December 31, 2018 and the three months ended March 31 and June 30, 2019, respectively.

(6)

“Workstation capacity” represents the estimated number of workstations available at open WeWork locations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators—Workstation Capacity” for additional information about this metric.

(7)

“Memberships” represents the cumulative number of WeWork memberships and on-demand memberships. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators—Memberships” for additional information about this metric.

(8)

“Enterprise membership percentage” represents the percentage of our memberships attributable to organizations with 500 or more full-time employees. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators—Enterprise Membership Percentage” for additional information about this metric.

(9)

“Committed revenue backlog” as of a given date represents total non-cancelable contractual commitments, net of discounts, remaining under agreements entered into as of such date, which we expect will be recognized as revenue subsequent to such date. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators—Committed Revenue Backlog” for additional information about this metric. We started reporting committed revenue backlog on a quarterly basis on March 31, 2019.

(10)

“Run-rate revenue” for a given period represents our revenue recognized in accordance with GAAP for the last month of such period multiplied by 12. See “—Key Performance Indicators—Run-Rate Revenue” for additional information about this metric. The calculation of run-rate revenue for March 31, 2019 excludes $39.5 million of revenue recognized during the month ended March 31, 2019 relating to reimbursement for services performed in connection with Creator Award events, as the events primarily occurred in prior periods and the revenue is considered non-recurring.

(11)

While not a key financial measure, we supplement our GAAP results by evaluating adjusted EBITDA both including and excluding non-cash GAAP straight-line lease cost. We define “adjusted EBITDA including non-cash GAAP straight-line lease cost” as net loss before income tax (benefit) provision, interest and other (income) expense, depreciation and amortization expense, stock-based compensation expense, expense related to stock-based payments for services rendered by consultants, income or expense relating to the changes in fair value of assets and liabilities remeasured to fair value on a recurring basis, expense related to costs associated with mergers, acquisitions, divestitures and capital raising activities, legal, tax and regulatory reserves or settlements, significant non-ordinary course asset impairment charges and, to the extent applicable, any impact of discontinued operations, restructuring charges, and other gains and losses on operating assets. We define “adjusted EBITDA excluding non-cash GAAP straight-line lease cost” as adjusted EBITDA including non-cash GAAP straight-line lease cost, further adjusted to exclude the non-cash GAAP straight-line lease cost adjustment.

When used in conjunction with GAAP financial measures, we believe that adjusted EBITDA, both including and excluding non-cash GAAP straight-line lease cost, is a useful supplemental measure of operating performance because it facilitates comparisons of historical performance by excluding non-cash items such as stock-based payments, fair market value adjustments, and impairment charges and other amounts not directly attributable to our primary operations, such as the impact of acquisitions, disposals and settlements. Similar to our discussion related to contribution margin, adjusted EBITDA is also significantly impacted by straight-lining of lease cost, and therefore we also separately present the impact on adjusted EBITDA including and excluding non-cash GAAP straight-line lease cost.

Adjusted EBITDA has limitations as an analytical tool, including those set forth with respect to contribution margin in “Management’s Discussion and Analysis of Financial Condition and Result of Operations—Contribution Margin—What are the limitations of using our non-GAAP measures as supplemental measures?” Additionally, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements.

A reconciliation of net loss to adjusted EBITDA is set forth below:

	Three Months Ended

(Amounts in thousands)	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019
Net loss	$(33,667)	$(167,678)	$(611,373)	$(274,484)	$(448,408)	$(497,315)	$(707,212)	$(266,598)	$(638,054)

Income tax (benefit) provision	—	—	(5,721)	(2,192)	819	97	426	5,030	87

Interest and other (income) expense	(105,563)	3,949	109,635	(19,433)	65,839	48,888	141,976	(378,152)	(91,763)

Depreciation and amortization	38,005	42,166	51,494	62,043	75,375	77,590	98,506	124,855	131,069

Stock-based compensation expense	6,160	6,201	277,432	11,968	15,877	18,012	23,543	145,189	43,146

Stock-based payments for services rendered by consultants	1,870	2,309	2,563	2,971	5,468	4,984	5,534	5,202	5,275

Change in fair value of contingent consideration liabilities	—	—	—	—	18,856	34,006	23,577	(52,327)	9,249

Legal, tax and regulatory reserves and settlements	—	2,851	540	2,548	253	814	—	—	1,534

Expense related to mergers, acquisitions and divestitures	118	213	988	6,643	8,570	6,579	15,685	6,165	15,406

Adjusted EBITDA including non-cash GAAP straight-line lease cost	(93,077)	(109,989)	(174,442)	(209,936)	(257,351)	(306,345)	(397,965)	(410,636)	(524,051)

Add: Non-cash GAAP straight-line lease cost	59,093	68,002	90,604	112,601	125,361	145,546	159,334	197,112	226,826

Adjusted EBITDA excluding non-cash GAAP straight-line lease cost	$(33,984)	$(41,987)	$(83,838)	$(97,335)	$(131,990)	$(160,799)	$(238,631)	$(213,524)	$(297,225)

Liquidity and Capital Resources

Our primary sources of liquidity are our cash and cash equivalents on hand and amounts available under the bank facilities. As of June 30, 2019, we maintained a cash and cash equivalents balance of $2.5 billion, which includes $535.8 million held by our consolidated variable interest entities (“VIEs”) that will be used first to settle obligations of the VIE and are also subject to the restrictions discussed below. In addition, as of June 30, 2019, our consolidated VIEs have $400 million in unfunded commitments from investors, and we are scheduled to receive $200 million during each of 2019 and 2020, which will provide additional liquidity for our consolidated VIEs. For the six months ended June 30, 2019, our primary source of cash was the draw downs in January 2019 and April 2019 under the 2018 warrant. Proceeds have been used to fund our growth, operations and capital expenditures for design and build-out of our spaces. In addition, the $1.5 billion available to draw in April 2020 under the 2019 warrant (as defined under “—Convertible Note and Warrant Agreements”) is expected to provide additional future liquidity.

Our primary uses of cash relate to capital expenditures associated with the design and build-out of our spaces as well as lease costs, common area maintenance costs and real estate taxes, other location operating costs and general and administrative expenses. While also uses of cash, we view pre-opening location expenses, sales and marketing expenses, growth and new market development expenses and cash payments made for acquisitions as discretionary investments that will fuel our ability to continue to grow in the future. Although these amounts are important to our growth, we believe that they can be scaled back to the extent needed based on our future cash needs.

As of June 30, 2019, our consolidated VIEs held the following, in each case after intercompany eliminations:

	June 30, 2019

(Amounts in thousands)	Asia JVs (1)	Other VIEs (2)

Cash and cash equivalents	$531,147	$4,682

Restricted cash	96,656	—

Total assets	5,162,422	963,437

Total liabilities	3,801,770	623,274

Redeemable stock issued by VIEs	1,599,157	6,446

Total net assets (3)	(238,505)	333,717

(1)

The “Asia JVs” include ChinaCo, JapanCo and PacificCo. JapanCo and PacificCo are prohibited from declaring dividends (including to us) without the approval of an affiliate of Softbank Group Capital Limited. As a result, we consider any net assets of JapanCo and PacificCo to be restricted net assets to us. In addition, certain subsidiaries of ChinaCo are incorporated in China and are subject to laws and regulations of the People’s Republic of China (“PRC”). As a result of local PRC laws and restrictions, assets held by ChinaCo may not be freely transferable to the United States. The net assets of the Asia JVs include preferred stock issued to SoftBank entities and other investors that includes liquidation preferences totaling $1.6 billion as of June 30, 2019, and is redeemable upon the occurrence of an event that is not solely within our control. After reducing the net assets of each Asia JV by the liquidation preference associated with the redeemable stock issued, the remaining net assets of each Asia JV is negative. The initial issuance price equals the liquidation preference for each share issued as of June 30, 2019.

(2)	The “Other VIEs” include all other consolidated VIEs other than the Asia JVs discussed separately in (1) and include the 424 Fifth Venture, the Creator Fund and WeWork Waller Creek.

(3)

Total net assets represents total assets less total liabilities and redeemable stock issued by VIEs after the total assets and total liabilities have both been reduced to remove amounts that are eliminated in consolidation.

Assets of our consolidated VIEs will be used first to settle obligations of the VIE. Remaining assets may then be distributed to the VIEs’ owners, including us, subject to the liquidation preferences of certain noncontrolling interest holders and any other preferential distribution provisions contained within the operating agreements of the relevant VIEs. Other than the restrictions relating to our Asia JVs discussed in note (1) to the table above, third-party approval for the distribution of available net assets is not required for any of our consolidated VIEs.

Creditors of our consolidated VIEs do not have recourse against the general credit of The We Company except with respect to certain performance and other guarantees of the 424 Fifth Venture loans (as described in more detail in “Description of Indebtedness—424 Fifth Venture Loans” and Note 14 to the unaudited interim condensed consolidated financial statements included elsewhere in this prospectus) and certain lease guarantees we have provided to landlords of our consolidated VIEs, which guarantees totaled $36.6 million as of June 30, 2019.

We believe our existing cash and cash equivalents, together with cash provided by operating activities and unfunded contractual commitments that we expect will be funded, will be sufficient to meet our operating working capital and capital expenditure requirements over the next twelve months. We do not expect distributions from our consolidated VIEs or unconsolidated investments to be a significant source of liquidity and our assessment of our ability to meet our operating working capital and capital expenditure requirements over the next twelve months does not assume that we will receive distributions from those entities. Additional capital contributions from our joint venture partners and The We Company may be required to continue our growth efforts in China over the next twelve months.

We may raise additional capital or incur additional indebtedness to continue to fund our operations in the longer-term. Our future financing requirements and the future financing requirements of our consolidated VIEs will depend on many factors, including the number of new locations to be opened, our net membership retention rate, the timing and extent of investments in our global platform, the expansion of our sales and marketing activities and potential investments in, or acquisitions of, businesses or technologies. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. In addition, the incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that restrict our operations.

Convertible Note and Warrant Agreements

In July 2018, we entered into an agreement for the issuance of a convertible note with SoftBank Group Corp. for a commitment in an aggregate amount of $1.0 billion (as amended in January 2019, the “2018 convertible note”). On August 31, 2018, we drew down on the full $1.0 billion commitment. On July 15, 2019, the 2018 convertible note was converted into 9,090,909 shares of Series G-1 preferred stock.

On November 1, 2018, we entered into a warrant agreement with SB WW Holdings (Cayman) Limited (“SBWW Cayman”) pursuant to which we agreed to issue to SBWW Cayman shares of our capital stock (as amended in January

2019, the “2018 warrant”). Under the terms of the 2018 warrant, SBWW Cayman made a payment of $1.5 billion on January 15, 2019 and a payment of $1.0 billion on April 15, 2019. On July 15, 2019, the 2018 warrant was exercised for 22,727,273 shares of Series G-1 preferred stock.

In January 2019, we entered into an additional warrant agreement with SoftBank Group Corp. pursuant to which we agreed to issue shares of our capital stock (the “2019 warrant”). Under the terms of the 2019 warrant, subject to no event of default having occurred, we have the right to receive $1.5 billion on April 3, 2020 in exchange for the issuance of                  shares of our Class A common stock at a price of $         per share (subject to equitable adjustment in the event of any further stock split, stock dividend, reverse stock split or similar recapitalization event from the closing of this offering through April 3, 2020).

Senior Notes

On April 30, 2018, we issued $702 million in aggregate principal amount of unsecured 7.875% senior notes due 2025 (the “senior notes”) in a private offering under the Securities Act. The senior notes mature on May 1, 2025. We received gross proceeds of $702 million from the issuance of the senior notes. We also incurred debt issuance costs of $17.4 million, which costs are deferred and amortized to interest expense over the term of the senior notes using the effective interest method. During the six months ended June 30, 2019, we repurchased $33.0 million aggregate principal amount of the senior notes for total consideration of $32.4 million. We may continue to pursue opportunistic purchases of our senior notes.

The indenture that governs the senior notes restricts us from incurring indebtedness or liens or making certain investments or distributions, subject to a number of exceptions. Certain of these exceptions included in the indenture that governs our senior notes are subject to us having minimum growth-adjusted EBITDA (as defined in the indenture that governs our senior notes) for the most recent four consecutive fiscal quarters. For incurrences in fiscal years ending December 31, 2019, 2020, 2021 and 2022-2025, the minimum growth-adjusted EBITDA required for the immediately preceding four consecutive fiscal quarters is $200 million, $500 million, $1,000 million and $2,000 million, respectively. As of June 30, 2019, we satisfied the minimum growth-adjusted EBITDA requirements for these incurrence-based covenant calculations under the indenture that governs the senior notes.

Bank Facilities

In November 2015, we amended and restated our credit agreement (as defined under “Description of Indebtedness—Bank Facilities”) to provide up to $650.0 million in revolving loans and letters of credit, subject to certain financial covenants. At various times between 2016 and 2019, we executed amendments to the credit agreement which amended certain of the financial and other covenants. In November 2017 and as amended in August 2018 and January 2019, we entered into a letter of credit reimbursement agreement (as defined under “Description of Indebtedness—Bank Facilities”) that provides for an additional $500.0 million in availability of standby letters of credit. The revolving loans and letters of credit under the credit agreement and letter of credit reimbursement agreement will terminate in November 2020.

Any amounts borrowed under the credit agreement and reimbursement obligations under the letter of credit reimbursement agreement and continuing agreement for standby letters of credit are guaranteed by certain of our domestic wholly-owned subsidiaries. Our obligations and the obligations of the guarantors under the credit agreement, letter of credit reimbursement agreement and continuing agreement for standby letters of credit are secured on a pari passu basis (except with respect to certain cash collateral) by first-priority liens on substantially all of our assets, including the pledge of our equity interests in each of our and the guarantors’ direct subsidiaries to secure the applicable loan, reimbursement and guarantee obligations. The guarantees and security requirements under each of these facilities are subject to certain customary exceptions and exclusions.

As of June 30, 2019, $1.0 billion of stand-by letters of credit, the purpose of which is to guarantee payment under certain leases entered into by certain of our wholly owned subsidiaries, were outstanding under a combination of the credit agreement, letter of credit reimbursement agreement and continuing agreement for standby letters of credit. We were in compliance with all of the covenants contained in the credit agreement and the letter of credit reimbursement agreement as of June 30, 2019. As of June 30, 2019, we would not have been able to borrow under our credit agreement and keep those amounts outstanding or have unreimbursed draws on letters of credit under the credit agreement, letter of credit reimbursement agreement or continuing agreement for standby letters of credit past the end of a fiscal quarter (other than certain foreign subsidiary borrowings up to $50.0 million) due to the financial covenants contained in those agreements.

In May 2019, we entered into an agreement that provides for an additional $200.0 million in availability of standby letters of credit.

Other Letter of Credit Arrangements

In addition, we have also entered into various other letter of credit arrangements, the purpose of which is to guarantee payment under certain leases entered into by certain of our consolidated VIEs. There was $77.7 million of stand-by letters of credit outstanding under these other arrangements at June 30, 2019.

Noncontrolling Interests

During 2019, we invested $50.0 million for a 17.4% interest in a consolidated joint venture that simultaneously closed on the acquisition of an $852.8 million real estate investment located in New York City (the “424 Fifth Venture”) which includes $2.8 million of capitalized transaction costs. The 424 Fifth Venture was initially capitalized with a $50.0 million investment from us, $237.5 million of equity from other investors and a debt facility of up to $900.0 million, of which $626.0 million was drawn as of June 30, 2019. The 424 Fifth Venture loans are secured by the assets and equity of the 424 Fifth Venture, and are non-recourse to us, subject to certain customary performance guarantees standard for real estate and construction financing and a liquidity guaranty, and are fully recourse to us and the WPI Fund only in the event of the borrower’s bankruptcy or certain other specified springing recourse events typical in real estate financings.

During 2018, ChinaCo issued stock as part of the consideration for the acquisition of naked Hub and raised an additional $500.0 million of funds through the sale of Series B Preferred Stock. We also received $44.7 million and $6.0 million in capital contributions from the issuance of an equity interest in the Creator Fund during the year ended December 31, 2018 and the six months ended June 30, 2019, respectively, and received $3.2 million from the issuance of a redeemable equity interest in WeWork Waller Creek during the year ended December 31, 2018. During the six months ended June 30, 2019, we acquired an additional 2.5% interest in Waller Creek for $3.3 million.

During 2017, we received a total of $900.0 million in cash and an additional $600.0 million in commitments to be funded over a three-year period in exchange for a noncontrolling interest in ChinaCo, JapanCo and PacificCo. During 2018, we received $200.0 million of the $600.0 million in commitments, and an additional $200.0 million is scheduled to be received during each of 2019 and 2020.

Lease Obligations

The future undiscounted fixed minimum lease cost payment obligations under operating and finance leases signed as of June 30, 2019 were $47.2 billion. A majority of our leases are held by individual special purpose entities. As of June 30, 2019, we provided credit support in respect of leases in the form of corporate guarantees of $4.5 billion, outstanding standby letters of credit of $1.1 billion, cash security deposits to landlords in the amount of $268.3 million, and surety bonds issued of $183.9 million, although we may be obligated to make all required rental payments. In addition, individual property lease security obligations on any given lease typically decrease over the life of the lease, although we continually enter into new leases in the ordinary course of our business.

Capital Expenditures and Tenant Improvement Allowances

Capital expenditures are primarily for the design and build-out of our spaces, and include leasehold improvements, equipment and furniture. Our leases often contain provisions regarding tenant improvement allowances, which are contractual rights to reimbursements paid by landlords for a portion of the costs we incur in designing and developing our workspaces. Tenant improvement allowance receivables are reflected in our consolidated financial statements upon lease commencement as our practice and intent is to spend the full amount of the tenant improvement allowance that is contractually provided under the terms of the contract.

Over the course of a typical lease with tenant improvement allowances, we incur certain capital expenditures that we expect to be reimbursed by the landlords pursuant to provisions in our leases providing for tenant improvement allowances but for which we have not yet satisfied all conditions for reimbursement and, therefore, the landlords have not been billed at the time of such capital expenditures. Thus, while such receivables are reflected in our consolidated financial statements upon lease commencement, the timing of the achievement of the applicable milestones and billing of landlords will impact when reimbursements for tenant improvement allowances will be received.

We monitor gross and net capital expenditures, which are primarily associated with our leasehold improvements, to evaluate our liquidity and workspace development efforts. We define net capital expenditures as the gross purchases of property and equipment, as reported in “cash flows from investing activities” in our consolidated statements of cash flows, less cash collected from landlords for tenant improvement allowances. While cash received for tenant improvement allowances is reported as “cash flows from operating activities” in the consolidated statements of cash flows, we consider cash received for tenant improvement allowances to be a reduction against our gross capital expenditures in the calculation of net capital expenditures.

As the payments received from landlords for tenant improvement allowances are generally received after certain project milestones are achieved, payments received from landlords presented in the table below are not directly related to the cash outflows reported for the capital expenditures reported.

The table below shows our gross and net capital expenditures for the periods presented:

	Year Ended December 31,			Six Months Ended June 30,

(Amounts in thousands)	2016	2017	2018	2018	2019

Gross capital expenditures	$(776,074)	$(1,023,953)	$(2,055,020)	$(701,265)	$(1,266,748)

Cash collected for tenant improvement allowances	325,294	452,090	673,415	251,957	454,769

Net capital expenditures	$(450,780)	$(571,863)	$(1,381,605)	$(449,308)	$(811,979)

Net capex per workstation added, as presented in this prospectus, represents gross capital expenditures for projects (excluding capitalized costs unrelated to sellable workstation capital projects) completed in the period presented, regardless of when the costs were incurred, less the total tenant improvement allowance provided per the terms of the leases associated with the projects completed in the period presented, regardless of when the cash collection for such tenant improvement allowance occurred, divided by the total number of workstations delivered in connection with the projects completed in the period presented. Net capex per workstation added is evaluated on a project basis, and therefore may not correspond to net capital expenditures reported above due to timing mismatches. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Our Business Model”.

Over the past several years, we have been able to achieve efficiencies in our capital expenditures through a combination of greater economies of scale resulting from the increasing size of our global network, vertical integration of our design and construction process and increased use of technology. In our more established markets, we have also seen an increase in tenant improvement allowances in our leases with landlords. Our ability to negotiate lease terms that include significant tenant improvement allowances has been and is expected to continue to be impacted by our expansion into markets where such allowances are less common. Our capital expenditures have also been and are expected to continue to be impacted by our focus on enterprise members, who generally require more customization than a traditional workspace, resulting in higher build-out costs. However, we expect any increase in build-out costs resulting from expansion of configured solutions for our growing enterprise member base to be offset by increases in committed revenue backlog, as enterprise members often sign membership agreements with longer terms and for a greater number of memberships than our other members. Future decisions to enter into long-term revenue-sharing agreements with building owners, rather than more standard fixed lease arrangements, may also impact future cash inflows relating to tenant improvement allowances and cash outflows relating to capital expenditures.

In the ordinary course of our business, we enter into certain agreements to purchase construction and related contracting services related to the build-outs of our operating locations that are enforceable and legally binding and that specify all significant terms and the approximate timing of the purchase transaction. Our purchase orders are based on current needs and are fulfilled by the vendors as needed in accordance with our construction schedule. As of June 30, 2019, we have issued approximately $428.4 million in such outstanding construction commitments. As of June 30, 2019, we also had a total of $1.3 billion in lease incentives receivable recorded within long-term lease obligations on our unaudited interim condensed consolidated balance sheet that are expected to be collected within the next twelve months and will serve as an additional source of capital to fund our outstanding commitments. If lease incentives receivable from landlords are determined to be uncollectible, we may offset such receivables with our related lease incentives reflected within the lease right-of-use assets on those impacted leases.

Summary of Cash Flows

Comparison of the Six Months Ended June 30, 2018 and the Six Months Ended June 30, 2019

A summary of our cash flows from operating, investing and financing activities for the six months ended June 30, 2018 and 2019 is presented in the following table:

	Six Months Ended June 30,		Change

(Amounts in thousands, except percentages)	2018	2019	$	%
Cash provided by (used in):

Operating activities	$(84,363)	$(198,711)	$(114,348)	136%

Investing activities (1)	(888,173)	(2,362,773)	(1,474,600)	166%

Financing activities (1)	745,794	3,430,258	2,684,464	360%

Effects of exchange rate changes	2,726	15,956	13,230	485%

Net increase (decrease) in cash, cash equivalents and restricted cash	(224,016)	884,730	1,108,746	N/M

Cash, cash equivalents, and restricted cash—Beginning of period	2,171,119	2,163,942	(7,177)	N/M

Cash, cash equivalents, and restricted cash—End of period	$1,947,103	$3,048,672	$1,101,569	57%

N/M = Not meaningful

(1)

Investing activities and financing activities during the six months ended June 30, 2019 included $(870.6) million in cash outflows and $852.1 million in cash inflows, respectively, relating to the acquisition, development and related financing of the real estate acquired by the 424 Fifth Venture.

Operating Cash Flows

Net cash provided by (used in) operating activities consists primarily of the revenue we generate from our members and the tenant improvement allowances we receive offset by rent, real estate taxes, common area maintenance and other operating costs. In addition, uses of cash from operating activities consist of employee compensation and benefits, professional fees, advertising, office supplies, warehousing, utilities, cleaning, consumables, and ongoing repairs and maintenance related payments as well as member referral fees, payments we make and reimbursements for our strategic events including the WeWork Creator Awards program and various other costs of running our business.

The $114.3 million increase in net cash used in operating activities in the six months ended June 30, 2019 relative to the six months ended June 30, 2018 was primarily attributable to net cash used for investments in the growth of our global platform.

Included in our cash flows from operating activities was $80.0 million of cash used in operating activities of consolidated VIEs for the six months ended June 30, 2019, compared to $42.5 million of cash used in operating activities for the six months ended June 30, 2018. This increase in cash used in operating activities is also generally related to the growth of our global platform.

Investing Cash Flows

Cash used in investing activities increased by $1.5 billion to $2.4 billion for the six months ended June 30, 2019. Net cash used in investing activities is primarily used to support the growth of our global platform, including funding additional purchases of property and equipment, primarily relating to leasehold improvements at our leased locations, which increased by $565.5 million, and the funding of security deposits with landlords for new locations, which increased by $31.6 million.

Our cash used in investing activities also includes a $17.1 million increase in cash used for strategic investments (net of proceeds from sales and redemptions) and an increase of $838.9 million in cash used for acquisitions, primarily due to the acquisition of certain property in New York City by the 424 Fifth Venture in the six months ended June 30, 2019. The remaining $21.5 million increase in net cash used in investing activities includes an increase in cash inflows of $9.0 million relating to the sale of software licenses during 2018 that did not occur in 2019, an increase in cash outflows of $14.8 million relating to capitalized software, and a decrease in cash outflows of $2.3 million in net cash used to fund loans to employees and related parties.

Financing Cash Flows

Cash provided by financing activities increased $2.7 billion to $3.4 billion for the six months ended June 30, 2019. This increase was primarily attributable to $2.5 billion in proceeds received from the draw down on the 2018 warrant, of which we received $1.5 billion and $1.0 billion in January 2019 and April 2019, respectively. Our cash provided by financing activities also includes $633.3 million in proceeds primarily from the 424 Fifth Venture loans. We also received proceeds from the issuance of noncontrolling interests of $243.5 million associated with the 424 Fifth Venture and the Creator Fund and $33.9 million from the exercise of stock options. Cash used in financing activities includes the repurchase of $33.0 million in aggregate principal amount of the senior notes for total consideration of $32.4 million. The remaining $9.2 million net increase relates to changes in various other financing activities.

Comparison of the Year Ended December 31, 2017 and the Year Ended December 31, 2018

A summary of our cash flows from operating, investing and financing activities for the years ended December 31, 2017 and 2018 is presented in the following table:

	Year Ended December 31,		Change

(Amounts in thousands, except percentages)	2017 (1)	2018	$	%

Cash provided by (used in):

Operating activities	$243,992	$(176,729)	$(420,721)	(172)%

Investing activities	(1,376,767)	(2,475,798)	(1,099,031)	80%

Financing activities	2,724,315	2,658,469	(65,846)	(2)%

Effects of exchange rate changes	(763)	(13,119)	(12,356)	N/M

Net increase (decrease) in cash, cash equivalents, and restricted cash	1,590,777	(7,177)	(1,597,954)	(100)%

Cash, cash equivalents, and restricted cash—Beginning of period	580,342	2,171,119	1,590,777	274%

Cash, cash equivalents, and restricted cash—End of period	$2,171,119	$2,163,942	$(7,177)	—%

N/M = Not meaningful

(1)

We retrospectively adopted ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash in connection with the preparation of our annual financial statements for the year ended December 31, 2018. See Note 2 to the audited annual consolidated financial statements included elsewhere in this prospectus for the impact that the adoption had on our statements of cash flows.

Operating Cash Flows

The $420.7 million increase in net cash used in operating activities from the year ended December 31, 2017 to the year ended December 31, 2018 was primarily attributable to net cash used for investments in the expansion of our business.

Included in our cash flows from operating activities, after elimination of intercompany cash flows, was $120.9 million of cash used in operating activities of consolidated VIEs for the year ended December 31, 2018, compared to $34.2 million for the year ended December 31, 2017. This increase in cash used in operating activities also generally related to the expansion of our business.

Investing Cash Flows

Cash used in investing activities increased by $1.1 billion to $2.5 billion for the year ended December 31, 2018 from $1.4 billion for the year ended December 31, 2017. Net cash used in investing activities is primarily used to support the growth of our platform, including funding additional purchases of property and equipment, and this increase in the year ended December 31, 2018 primarily related to leasehold improvements at our leased locations, which increased by $1.0 billion, and the funding of security deposits with landlords for new locations, which increased by $28.3 million.

Our cash used in investing activities for the year ended December 31, 2018 also includes an increase in cash used for strategic investments (net of proceeds from sales and redemptions) of $75.7 million, which was offset by a decrease of

$39.3 million in cash used for acquisitions in 2018 as compared to the year ended December 31, 2017. The remaining $2.7 million increase in net cash used in investing activities includes an increase of $11.7 million in cash used for loans to employees and related parties partially offset by an increase in cash inflows of $9.0 million relating to the sale of software licenses.

Financing Cash Flows

Cash provided by financing activities decreased by $65.8 million to $2.7 billion for the year ended December 31, 2018. This decrease was primarily attributable to a decrease in proceeds from the issuance of noncontrolling interests of $152.1 million, a decrease of $53.6 million driven by the receipt of a loan during 2017 compared to the repayment of that loan during 2018, partially offset by an increase in net proceeds from the issuance of debt and equity in the amount of $51.4 million and a $110.0 million increase in cash received for members’ service retainers during the year ended December 31, 2018. The remaining $21.5 million net decrease in cash provided by financing activities relates to changes in various other financing activities.

Comparison of the Year Ended December 31, 2016 and the Year Ended December 31, 2017

A summary of our cash flows from operating, investing and financing activities for the years ended December 31, 2016 and December 31, 2017 is presented in the following table:

	Year Ended December 31,		Change

(Amounts in thousands, except percentages)	2016 (1)	2017 (1)	$	%

Cash provided by (used in):

Operating activities	$176,905	$243,992	$67,087	38%

Investing activities	(818,525)	(1,376,767)	(558,242)	68%

Financing activities	727,908	2,724,315	1,996,407	274%

Effects of exchange rate changes	(2,261)	(763)	1,498	(66)%

Net increase (decrease) in cash, cash equivalents, and restricted cash	84,027	1,590,777	1,506,750	N/M

Cash, cash equivalents, and restricted cash—Beginning of period	496,315	580,342	84,027	17%

Cash, cash equivalents, and restricted cash—End of period	$580,342	$2,171,119	$1,590,777	274%

N/M = Not meaningful

(1)

We retrospectively adopted ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash in connection with the preparation of our annual financial statements for the year ended December 31, 2018. See Note 2 to the audited annual consolidated financial statements included elsewhere in this prospectus for the impact that the adoption had on our statements of cash flows.

Operating Cash Flows

Cash provided by operating activities increased $67.1 million to $244.0 million for the year ended December 31, 2017 from $176.9 million for the year ended December 31, 2016. This increase was primarily attributable to an increase in cash received from tenant improvement allowances of $126.8 million. The increase in cash received from tenant improvement allowances was partially offset by an increase in net cash used in all other operating activities of $59.7 million relating primarily to net cash used for investments in the growth of our global platform and the timing of payments.

Investing Cash Flows

Cash used in investing activities increased $558.2 million to $1.4 billion for the year ended December 31, 2017 from $818.5 million for the year ended December 31, 2016. Net cash used in investing activities is primarily to support the growth of our global platform, including funding additional purchases of property and equipment, primarily relating to leasehold improvements at our leased locations, which increased by a total of $247.9 million, and the funding of deposits with landlords for new locations, which increased by $57.5 million.

Our growth strategy also includes cash used in making strategic investments and acquisitions, which increased by $266.8 million (net of redemptions) for the year ended December 31, 2017 compared to the year ended December 31,

2016, including approximately $141.0 million for our 2017 acquisition of Meetup. Other changes in cash used in investing activities included an increase in cash used for capitalized software investments of $6.1 million, which was more than offset by a $20.1 million decrease in cash used in making loans to employees and related parties in 2017.

Financing Cash Flows

Cash provided by financing activities increased $2.0 billion to $2.7 billion for the year ended December 31, 2017 from $727.9 million for the year ended December 31, 2016. This increase was primarily attributable to net proceeds of $900.0 million received from the issuance of noncontrolling interests in certain consolidated subsidiaries during the year ended December 31, 2017, an increase of $1.0 billion in net proceeds received from the sale of preferred stock, and an increase in cash provided by receipt of members’ security deposits in the amount of $47.2 million. The increase in cash provided by financing activities was also driven by loans payable to related parties totaling $26.1 million, which we received in 2017 from the WPI Fund, and a $7.7 million increase in proceeds from the exercise of stock options and warrants. These amounts were partially offset by an increase in payments for debt issuance costs and principal payments for property and equipment acquired under capital leases which increased by $2.3 million and $0.2 million, respectively.

Contractual Obligations

The following table sets forth certain contractual obligations as of June 30, 2019 and the timing and effect that such obligations are expected to have on our liquidity and capital requirements in future periods:

(Amounts in thousands)	Remainder of 2019	2020	2021	2022	2023	2024 and beyond	Total

Non-cancelable operating lease commitments (1)	$868,895	$2,164,826	$2,322,922	$2,383,279	$2,426,278	$23,787,202	$33,953,402

Finance lease commitments, including interest	4,206	8,531	8,610	8,561	8,007	45,408	83,323

Construction commitments (2)	340,098	86,291	1,684	313	—	—	428,386

Asset retirement obligations (3)	487	490	137	2,051	1,139	107,013	111,317

Long-term debt obligations, including interest (4)	37,051	75,129	91,750	800,029	58,773	794,743	1,857,475

Convertible related party liabilities (5)	2,945,005	—	—	—	—	—	2,945,005

Total	$4,195,742	$2,335,267	$2,425,103	$3,194,233	$2,494,197	$24,734,366	$39,378,908

(1)

Future undiscounted fixed minimum lease cost payments for non-cancelable operating leases, inclusive of escalation clauses and lease incentive receivable and exclusive of contingent lease cost payments, that have initial or remaining lease terms in excess of one year as of June 30, 2019. Excludes an additional $13.1 billion relating to executed non-cancelable leases that have not yet commenced as of June 30, 2019. See Note 4 of the unaudited interim condensed consolidated financial statements included elsewhere in this prospectus for additional details.

(2)

In the ordinary course of our business, we enter into certain agreements to purchase construction and related contracting services related to the build-outs of our locations that are enforceable and legally binding and that specify all significant terms and the approximate timing of the purchase transaction. Our purchase orders are based on current needs and are fulfilled by the vendors as needed in accordance with our construction schedule.

(3)

Certain lease agreements contain provisions that require us to remove leasehold improvements at the end of the lease term. When such an obligation exists, we record an asset retirement obligation at the inception of the lease at its estimated fair value. These obligations are recorded as liabilities on the unaudited interim condensed consolidated balance sheet as of June 30, 2019.

(4)	Primarily represents principal and interest payments on senior notes, other loans and 424 Fifth Venture loans.

(5)

Primarily represents principal on the 2018 convertible note and 2018 warrant. These obligations are recorded as liabilities on the unaudited interim condensed consolidated balance sheet as of June 30, 2019. The 2018 warrant is classified as a liability in accordance with ASC 480, as it includes a potential cash settlement obligation to repurchase shares that is outside of our control. On July 15, 2019, the 2018 convertible note was converted in shares of Series G-1 preferred stock. On July 15, 2019, the 2018 warrant was exercised for shares of Series G-1 preferred stock. See Note 13 of the unaudited interim condensed consolidated financial statements included elsewhere in this prospectus for additional details.

Off-Balance Sheet Arrangements

Except for certain letters of credit and surety bonds entered into as security under the terms of several of our leases, our unconsolidated investments and the unrecorded construction and related contracting services commitments set forth above, we did not have any off-balance sheet arrangements as of June 30, 2019. Our unconsolidated investments are discussed in Note 11 of the unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures About Market Risks

Interest Rate Risk

We have market risk exposure arising from changes in interest rates on the revolving loans under the credit agreement, which bears interest at rates that are benchmarked against the Federal Funds Rate, Prime and LIBOR. However, as of June 30, 2019, there were no loans outstanding under the credit agreement and the payments due on the $1.0 billion of outstanding stand-by letters of credit and the unused portion represent a fixed 1.5% of the amount outstanding and 0.375% of the unused amount. These letters of credit were secured by restricted cash of $478.9 million as of June 30, 2019. There were no other borrowings outstanding under the credit agreement as of June 30, 2019. We also have market risk exposure arising from changes in interest rates on the 424 Fifth Venture loans, totaling $626.0 million as of June 30, 2019, which bear interest rates benchmarked against LIBOR. The 424 Fifth Venture loan agreements include a LIBOR floor of 2.513% and a LIBOR cap of 4%. The LIBOR interest rate cap expires on February 8, 2021.

Foreign Currency Risk

The U.S. dollar is the functional currency of our consolidated and unconsolidated entities operating in the United States. For our consolidated and unconsolidated entities operating outside of the United States, we generally assign the relevant local currency as the functional currency, as the local currency is generally the principal currency of the economic environment in which the foreign entity primarily generates and expends cash. Our international operating companies typically earn revenue and incur expenses in local currencies that are consistent with the functional currency of the relevant entity, and therefore they are not subject to significant foreign currency risk in their daily operations. However, as exchange rates may fluctuate between periods, revenue and operating expenses, when converted into U.S. dollars, may also fluctuate between periods. For the six months ended June 30, 2019, we earned approximately 44% of our revenues from subsidiaries whose functional currency is not the U.S. dollar. Although we are impacted by the exchange rate movements from a number of currencies relative to the U.S. dollar, our results of operations are primarily impacted by fluctuations in the U.S. dollar-Euro, U.S. dollar-British Pound and U.S. dollar-Chinese Yuan exchange rate.

We hold cash and cash equivalents in foreign currencies to have funds available for use by our international operations. In addition, monetary intercompany transactions that are not of a long-term investment nature may be denominated in currencies other than the U.S. dollar and/or in a different currency than the respective entity’s functional currency. As a result, we are subject to foreign currency risk and changes in foreign currency exchange rates can impact the foreign currency gain (loss) recorded in our consolidated statements of operations relating to these monetary intercompany transactions. As of June 30, 2019, we had a balance of $415.6 million in cash and cash equivalents, $3.7 billion in various other monetary assets and $2.6 billion in various other monetary liabilities that were subject to foreign currency risk. A 10% change in the relevant exchange rates would result in a total net change of $153.6 million in foreign currency gain or loss on these transactions.

Inflation Risk

Inflationary factors such as increases in the cost of raw materials and overhead costs may adversely affect our results of operations. We do not believe that inflation has had a material effect on our business, financial condition or results of operations to date. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through higher membership fees or price increases for services. Our inability or failure to do so could harm our business, financial condition or results of operations.

Critical Accounting Estimates, Significant Accounting Policies and New Accounting Standards Not Yet Adopted

Our preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect reported amounts and related disclosures. Management considers an accounting policy estimate to be critical if: (1) we must make assumptions that were uncertain when the estimate was made; and (2) changes in the estimate or selection of a different estimate methodology could have a material effect on our consolidated results of operations or financial condition. While we believe that our estimates, assumptions, and judgments are reasonable, they are based on information available when the estimate or assumption was made. Actual results may differ significantly. Additionally, changes in our assumptions, estimates or assessments due to unforeseen events or otherwise could have a material impact on our financial position or results of operations.

The critical accounting estimates, assumptions, and judgments that we believe to have the most significant impact on the audited annual consolidated financial statements are described below. See Note 2 to the audited annual and unaudited interim condensed consolidated financial statements included elsewhere in this prospectus for additional information related to critical accounting estimates and significant accounting policies, including details of recent accounting pronouncements that were adopted and not yet adopted as of June 30, 2019.

Leases

At lease commencement, we recognize a lease obligation and corresponding right-of-use asset based on the initial present value of the fixed lease payments using our incremental borrowing rates for our population of leases. The incremental borrowing rate represents the rate of interest we would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of similar value to the right-of-use asset in a similar economic environment. The commencement date is the date we take initial possession or control of the leased premise or asset, which is generally when we enter the leased premises and begin to make improvements in preparation for its intended use.

Our leases do not provide a readily determinable implicit discount rate. Therefore, management estimates the incremental borrowing rate used to discount the lease payments based on the information available at lease commencement. We utilized a model consistent with the credit quality for our outstanding debt instruments to estimate our specific incremental borrowing rates that align with applicable lease terms.

Renewal options are typically solely at our discretion and are only included within the lease obligation and right-of-use asset when we are reasonably certain that the renewal options would be exercised.

We evaluate our right-of-use assets for recoverability when events or changes in circumstances indicate that the asset may have been impaired. In evaluating an asset for recoverability, we consider the future cash flows expected to result from the continued use of the asset and the eventual disposition of the asset. If the sum of the expected future cash flows, on an undiscounted basis, is less than the carrying amount of the asset, an impairment loss equal to the excess of the carrying amount over the fair value of the asset is recognized.

Business Combinations

We determine the fair value of assets acquired and liabilities assumed based on their estimated fair values as of the respective date of acquisition. The excess purchase price over the fair values of identifiable assets and liabilities is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates including the selection of valuation methodologies, estimates of future revenue and cash flows, discount rates and selection of comparable companies. Our estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, we may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill.

The fair value measurements of contingent consideration liabilities established in connection with business combinations are determined as of the acquisition date and typically based on significant unobservable inputs, including the discount rate and estimated probabilities and timing of achieving specified milestones. Contingent consideration liabilities are remeasured to fair value at each subsequent reporting date until the related contingency is resolved. Changes to the fair value of the contingent consideration liabilities can result from changes to one or a number of inputs. Significant judgment is employed in determining the appropriateness of these inputs. Changes to the inputs described above could have a material impact on our financial position and results of operations in any given period.

Consolidation and Variable Interest Entities

We are required to consolidate entities deemed to be VIEs in which we are the primary beneficiary. We are considered to be the primary beneficiary of a VIE when we have (i) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and (ii) the obligation to absorb losses or receive benefits that could potentially be significant to the VIE.

Asset Retirement Obligations

Certain lease agreements contain provisions that require us to remove leasehold improvements at the end of the lease term. When such an obligation exists, we record an asset retirement obligation at the inception of the lease at its estimated fair value. The associated asset retirement costs are capitalized as part of the carrying amount of the leasehold improvements and depreciated over their useful lives. The asset retirement obligation is accreted to its estimated future value as interest expense using the effective-interest rate method.

Revenue Recognition

We recognize revenue under the five-step model required under ASC 606, which requires us to identify the relevant contract with the member, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to the performance obligations identified and recognize revenue when (or as) each performance obligation is satisfied.

We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our members to make required payments. If the financial condition of a specific member were to deteriorate, resulting in an impairment of its ability to make payments, additional allowances may be required.

Stock-based Compensation

Stock-based compensation expense attributable to equity awards granted to employees is measured at the grant date based on the fair value of the award. The expense is recognized on a straight-line basis over the requisite service period for awards that vest, which is generally the period from the grant date to the end of the vesting period. Stock-based awards provided to non-employees are measured and expensed as the services are provided. Unvested stock-based awards provided to non-employees are remeasured each reporting period. We expect to continue to grant stock-based awards in the future, and, to the extent that we do, our stock-based compensation expense recognized in future periods will likely continue to represent a significant expense.

We estimate the fair value of stock option awards granted using the Black-Scholes-Merton option pricing formula (the “Black-Scholes Model”) and a single option award approach. This model requires various significant judgmental assumptions in order to derive a final fair value determination for each type of award, including the expected term, expected volatility, expected dividend yield, risk-free interest rate, and fair value of our stock on the date of grant. The expected option term for options granted is calculated using the “simplified method.” This election was made based on the lack of sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The simplified method defines the expected term as the average of the contractual term and the vesting period. Estimated volatility is based on similar entities whose stock is publicly traded. We use the historical volatilities of similar entities due to the lack of sufficient historical data for our common stock price. Dividend yields are based on our history and expected future actions. The risk-free interest rate is based on the yield curve of a zero coupon U.S. Treasury bond on the date the stock option award was granted with a maturity equal to the expected term of the stock option award. All grants of stock options have an exercise price equal to or greater than the fair market value of our common stock on the date of grant.

Because there has historically been no public market for our stock, the fair value of our equity has historically been approved by our board of directors or the compensation committee thereof at the time stock-based awards were granted. In estimating the fair value of stock, we use the assistance of a third-party valuation specialist and considered factors we believe are material to the valuation process, including but not limited to, the price at which recent equity was issued by us or transacted between third parties, actual and projected financial results, risks, prospects, economic and market conditions, the time frame for a potential public offering and estimates of weighted average cost of capital. We believe the combination of these factors provides an appropriate estimate of our expected fair value and reflects the best estimate of the fair value of our common stock at each grant date.

We have elected to recognize forfeitures of stock-based awards as they occur. Recognition of any compensation expense relating to stock grants that vest contingent on the completion of this offering will be deferred until the completion of this offering.

JOBS Act

We will be treated as an “emerging growth company” pursuant to the JOBS Act for certain purposes until the earlier of the date we complete this offering and December 31, 2019. An emerging growth company may take advantage of specified exemptions from various requirements that are otherwise applicable generally to public companies in the United States. These exemptions include:

•	an exemption to include in an initial public offering registration statement less than five years of selected financial data;

•	reduced disclosure about executive compensation arrangements and no requirement to include a compensation discussion and analysis; and

•

accounting standards transition period accommodation that allows for the deferral of compliance with new or revised financial accounting standards until a company that is not an issuer is required to comply with such standards.

We have availed ourselves in this prospectus of the reduced reporting requirements described above, and we have taken advantage of the extended transition period for complying with new or revised accounting standards. As a result, the information that we are providing to you may be less comprehensive than what you might receive from other public companies.

When we are no longer deemed to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

DROP INTO THE WORLD OF WE

Welcome Home

"At WeWork you're not just coming to a workplace. You feel like you're home."

EBENEZER DEGU | Johannesburg
COMMUNITY MANAGER

LEWIS LIU | Beijing
COMMUNITY MANAGER

ANNI SOPP | Berlin
COMMUNITY ASSOCIATE

CREATOR

JOSE IMAZ DEL RIO | Buenos Aires
COMMUNITY MANAGER

we

NATALIA ESCUDERO | Buenos Aires
COMMUNITY MANAGER

ANNI SOPP | Berlin COMMUNITY ASSOCIATE EBENZER DEGU | Johannesburg COMMUNITY MANAGER NATALIA ESCUDERO | Buenos Aires COMMUNITY MANAGER The community team is what makes all of WeWorks values real. We are the ones in charge of members being able to really experience them. CHANDA GURUNG | New York City COMMUNITY SERVICES ASSOCIATE Recruited through the WeWork Refugee Initiative At WeWork youre not just coming to a workplace. You feel like youre home. LEWIS LIU | Beijing COMMUNITY MANAGER JOSE IMAZ DEL RIO | Buenos Aires COMMUNITY MANAGER

40 rue du Colisée — Paris

AMANDINE DEGOTTE, MEMBER | Client Development Manager
Luxury fashion brand

BUREAUX DE PARIS
CAISSE CENTRALE
Bienvenue
Welcome

PARIS
Entry to WeWork 33 rue la Fayette

40 rue du Colisee Paris PARIS View from the balcony at WeWork 40 rue du Colisee AMANDINE DEGOTTE, MEMBER | Client Development Manager Luxury fashion brand Working at WeWork offered me the opportunity to evolve in an open-minded, creative and extremely stimulating workspace. PARIS Entry to WeWork 33 rue la Fayette40 rue du Colisee Paris PARIS View from the balcony at WeWork 40 rue du Colisee AMANDINE DEGOTTE, MEMBER | Client Development Manager Luxury fashion brand Working at WeWork offered me the opportunity to evolve in an open-minded, creative and extremely stimulating workspace. PARIS Entry to WeWork 33 rue la Fayette

Espresso $3.500
Tinto $3.500
Macchiato $4.500
Cappuccino $5.400
Latte $5.500
Americano $4.000
Moccachino $5.800
Chocolate Caliente $5.000
Chai Latte $5.500
Té Caliente $3.500
Cappuccino Frio $5.500
Latte Frio $5.800
Café Frappé $5.000
Chocolate Frio $5.800
Chocolate Frappé $5.800
Moccachino Frio $5.500
Chai Frio $4.000
Té Frio $5.500
Jugo Fresco
Coperaco

Carrera 12A #78-40 Bogotá

Carrera 12A #78 - 40 Bogota JOHAN PESENTI, MEMBER | Founder COPERACO COFFEE CO. | A boutique coffee company When I visited WeWork for the first time in 2014, I had just started my company. Today, I have locations in more than twenty WeWork buildings, over one hundred employees and roast ten thousand pounds of coffee beans a day. WeWork has been a true launchpad for Coperaco.

WEIZHONG ZHU, MEMBER | COO LI & FUNG | Global supply chain and logistics leader One hundred and ten years ago, we were merely a packaging vendor. The redesign of the office is a very important step in the transformation of our company to manage the supply chain of the future. Powered by We Shanghai JULIE MARESCA, MEMBER | Director, Large Enterprise Sales SLACK | Global collaboration hub WeWork creates a home-like feel here at work, and people love that. This allows us to shift quickly into work mode, but still get that energy, and that warm, inviting vibe that we would have in our home lives. Headquarters by WeWork 71 5th Avenue New York City

ADAM PETRICK, MEMBER | Global Director of Brand and Marketing
PUMA | Global sports brand

"We couldn't have upgraded our space at the speed we did without WeWork. I'm proud to have collaborated with them to design a space for our team that makes people excited to come to work, that's aesthetically pleasing, feels like a Puma office and helps everyone operate in a way that makes them better at their jobs."

33 Arch Street — Boston

FOREVER FASTER. PUMA

WeWork has been a huge boost in our efforts to restore our worlds dying reefs. The community is a welcoming and warm group of people, and weve built a number of great partnerships from people WeWork members introduced us to. SAM TEICHER, MEMBER | Founder and Chief Reef Officer CORAL VITA | Shown here underwater restoring coral reefs 80 M St. SE Washington, DC 85 Broad Street New York City We have received invaluable support from other members, simply because they believe in what we are doing. MASON FUNK, MEMBER | Founder OUTWORDS | LGBTQ+ pioneer stories from across America 33 Arch street boston

London
Aviation House
HJALMAR STÅHLBERG NORDEGREN, MEMBER | CEO
KARMA | App that rescues and redistributes unsold food
"Having a base at WeWork has made launching Karma in the UK really smooth for us. That support really helped us reach our growth targets!"
karma

MEG CHEN, MEMBER | General Manager of Media Strategic Development, General Manager of Marketing & PR
ALIMAMA | ALIBABA'S digital marketing platform
"The key points of our culture at Alimama are: trust each other, be mission-oriented and customers come first. WeWork supports that with open spaces that are good for conversation, weekly events and comfortable offices."
alimama
China International Overseas Tower B
Shanghai

Shanghai China Aviation House London Having a base at WeWork has made launching Karma in the UK really smooth for us. That support really helped usreach our growth targets!HJALMAR STÅHLBERG NORDEGREN, MEMBER | CEOKARMA | App that rescues and redistributes unsold food China Overseas Tower ShanghaiMEG CHEN, MEMBER | General Manager of Media Strategic Development,General Manager of Marketing & PRALIMAMA | ALIBABAs digital marketing platform The key points of our culture at Alimama are:trust each other, be mission-oriented andcustomers come first. WeWork supports thatwith open spaces that are good for conversation,weekly events and comfortable offices.

WeWork has been a huge boost in our efforts to restore our worlds dying reefs. The community is a welcoming and warm group of people, and weve built a number of great partnerships from people WeWork members introduced us to. SAM TEICHER, MEMBER | Founder and Chief Reef Officer CORAL VITA | Shown here underwater restoring coral reefs 80 M Street SE Washington, DC 85 Broad Street New York City We have received invaluable support from other members, simply because they believe in what we are doing. MASON FUNK, MEMBER | Founder OUTWORDS | LGBTQ+ pioneer stories from across America

"The We Company Team at 2017 NYC Pride March" WeWork Annual Employee Summit 2019 WeWork Creator Awards 2018 WeWork Summer Camp 2016

NATE SAETE, MEMBER | SMB Strategy and Operations
STRIPE | Global online payments platform
"I like the flexibility of WeWork. I travel a lot for work and it's just nice to know that any place I'm traveling to, I have a spot to pull my laptop out and just get to work."
311 West 43rd Street — New York City
stripe

SAN JOSE
zoom
ERIC YUAN, MEMBER | Founder & CEO
ZOOM | Leader in video-first unified communications
"We're able to attract top talent because WeWork gives us the ability to open the right offices, in the right locations, at the right times. Having space with WeWork gives us the flexibility to expand into new markets quickly enough to keep up with our needs — all while maintaining a great employee experience."

ERIC YUAN, MEMBER | Founder & CEOZOOM | Leader in video-first unified communications Were able to attract top talent because WeWork gives us theability to open the right offices, in the right locations, at theright times. Having space with WeWork gives us the flexibilityto expand into new markets quickly enough to keep up with ourneeds all while maintaining a great employee experience.NATE SAETE, MEMBER | SMB Strategy and Operations STRIPE | Global online payments platformI like the flexibility of WeWork. I travel a lotfor work and its just nice to know that anyplace Im traveling to, I have a spot to pullmy laptop out and just get to work.311 West 43rd Street New York CitySAN JOSE

925 North La Brea Avenue Los Angeles "WeWork has exposed us to so many different types of businesses and people, all of whom inspire us." " Being an entrepreneur can be very lonely. I know I have a place where I can work and network with like-minded people, all pursuing their life's purpose." AIMEE SONG, MEMBER | Founder SONG OF STYLE | Fashion and lifestyle brand MIKE STEADMAN , ALUMNI, WEWORK VETERANS IN RESIDENCE PROGRAM | Founder and CEO IRONBOUND BOXING | Boxing academy for inner-city youth 85 Broad Street New York City

LIIZT

Arcos Bosques — Mexico City

MARÍA TERESA CARMONA ARISTEGUIETA,
MEMBER | Co-Founder
LIIZT | Wedding planning startup

"Having flexibility to grow with our team and being able to host meetings at an impressive space has been a key tool for Liizt."

YF Life Tower — Hong Kong

BRIAN SZE, MEMBER | General Manager
CAROUSELL | One of Asia's leading online marketplaces

"The network of creators I've built here has meant a lot to me and helped me problem-solve as we grow our business."

carousell

BRIAN SZE, MEMBER | General ManagerCAROUSELL | One of Asias leadingonline marketplacesThe network of creators Ivebuilt here has meant a lot to meand helped me problem-solveas we grow our business.YF Life Tower Hong KongMARÍA TERESA CARMONA ARISTEGUIETA,MEMBER | Co-FounderLIIZT | Wedding planning startupHaving flexibility to grow with our team andbeing able to host meetings at an impressivespace has been a key tool for Liizt.Arcos Bosques Mexico City

Thrive Global — New York City

ARIANNA HUFFINGTON, MEMBER | Founder and CEO
THRIVE GLOBAL | Behavior change company

"WeWork created a tailored global headquarters for Thrive that engages and supports our employees, so in turn, we can achieve our mission of helping companies and communities around the world unlock their greatest potential."

THRIVE GLOBAL

HEADQUARTERS BY WEWORK

Thrive Global New York CityARIANNA HUFFINGTON, MEMBER | Founder and CEOTHRIVE GLOBAL | Behavior change companyHeadquarters by WeWorkWeWork created a tailored global headquarters for Thrivethat engages and supports our employees, so in turn, we canachieve our mission of helping companies and communitiesaround the world unlock their greatest potential.

Conferring...

LONDON
Outdoor conference room at WeWork Devonshire Square

AFFIRMATIVE,
I READ YOU

TOKYO
Conference room at WeWork Nogizaka

MILL VALLEY
Conference room and recording studio at WeWork Mill Valley

Bright and spacious layout designed for maximum productivityLONDONOutdoor conference room at WeWork Devonshire SquareMILL VALLEYConference room and recording studio at WeWork Mill ValleyTOKYOConference room at WeWork Nogizaka

ANNA FARIS, MEMBER | Actress and Podcaster UNQUALIFIED | Award-winning advice podcast RON HOWARD AND BRIAN GRAZER, MEMBERS | Co-Founders IMAGINE ENTERTAINMENT | Oscar and Emmy award-winning production company WeWorks ethos of doing what you love, being entrepreneurial and building community is in perfect alignment LOS ANGELES with our values.WeWork Pacific Design Center LOS ANGELES WeWork 1601 Vine Street I love that I can meet other young entrepreneurs who are working on their projects and the opportunity for collaboration is exciting. LOS ANGELES WeWork Pacific Design Center

SNEHA SINGH, MEMBER | Chief of Staff
THE GOOD FOOD INSTITUTE | Non-profit for sustainable food alternatives
"WeWork has helped us bond together as a team in a space that's as exciting as our work itself."
Enam Sambhav
Mumbai
THE GOOD FOOD INSTITUTE
INDIA
SHARDUL DABIR, MEMBER | Operations Specialist
THE GOOD FOOD INSTITUTE

Enam Sambhav MumbaiSNEHA SINGH, MEMBER | Chief of StaffTHE GOOD FOOD INSTITUTE | Non-profit for sustainable food alternativesWeWork has helped us bondtogether as a team in a space thatsas exciting as our work itself.SHARDUL DABIR, MEMBER | Operations SpecialistTHE GOOD FOOD INSTITUTE

MEXICO CITY
View from the terrace at WeWork Insurgentes

BOGOTÁ
On the rooftop at WeWork Usaquén

KANSAS CITY
On the rooftop at WeWork Corrigan Station

MEXICO CITY View from the terrace as WeWork Insurgentes BOGOTÁ On the rooftop at WeWork Usaquen KANSAS CITY Rooftop at WeWork Corrigan Station

CHENGDU
WeWork Zongfu Lu
wework

MEXICO CITY
WeWork Cervantes
wework

COSTA MESA
WeWork Park Center Drive
wework

MUMBAI
WeWork Enam Sambhav
wework

FUKUOKA
WeWork Daimyo
wework

SEOUL
WeWork Seolleung II
wework

MEXICO CITY WeWork Cervantes MUMBAI WeWork Enam Sambhav SEOUL WeWork Seolleung II COSTA MESA WeWork Park Center Drive CHENGDU WeWork Zongfu Lu Fukuoka WeWork Daimyo

Congratulations again
to all of our

LOS ANGELES
Creator Awards Finals 2019

LOS ANGELES Creator Awards Finals 2019

BUSINESS

Our Story

We are a community company committed to maximum global impact. Our mission is to elevate the world’s consciousness. We have built a worldwide platform that supports growth, shared experiences and true success. We provide our members with flexible access to beautiful spaces, a culture of inclusivity and the energy of an inspired community, all connected by our extensive technology infrastructure. We believe our company has the power to elevate how people work, live and grow.

In early 2010, we opened our doors to our first member community at 154 Grand Street in New York City. In the beginning, our members consisted mostly of freelancers, start-ups and small businesses. Over the past nine years, we have rapidly scaled our business while honoring our mission. Today, our global platform integrates space, community, services and technology in over 528 locations in 111 cities across 29 countries. Our 527,000 memberships represent global enterprises across multiple industries, including 38% of the Global Fortune 500. We are committed to providing our members around the world with a better day at work for less.

Our Global Platform

We have proven that community, flexibility and cost-efficiency can benefit the workplace needs of everyone from global citizens to global enterprises. We pioneered a “space-as-a-service” membership model that offers the benefits of a collaborative culture, the flexibility to scale workspace up and down as needed and the power of a worldwide community, all for a lower cost. Through iterative product development at scale and significant investment in technology infrastructure, we have demonstrated that we can build better solutions for less money. We are changing the way people work globally and, in the process, we have disrupted the largest asset class in the world—real estate.

We start by looking at space differently: as a place to bring people together, build community and enhance productivity. Philosophically, we believe in bringing comfort and happiness to the workplace. We employ over 500 designers and architects who work relentlessly to create spaces that are beautiful but simple, elevated but approachable, global yet locally unique, all delivered at a high quality without the associated expense. Next, we add a team of over 2,500 trained community managers who foster human connection through collaboration and holistically support our members both personally and professionally. Lastly, with a persistent dedication to improving the member experience, we add products and services to our platform, either by building them ourselves, acquiring them or entering into partnerships. The entire member experience is powered by technology designed to enable our members to manage their own space, make connections among each other and access products and services, all with the goal of increasing our members’ productivity, happiness and success.

Source: Global Impact Report and WeWork member census. See “Market, Industry and Other Data” for more information about the Global Impact Report.

Technology is at the foundation of our global platform. Our purpose-built technology and operational expertise has allowed us to scale our core WeWork space-as-a-service offering quickly, while improving the quality of our solutions and decreasing the cost to find, build, fill and run our spaces. We have over 1,000 engineers, product designers and machine learning scientists that are dedicated to building, integrating and automating the complex systems we use to operate our business. As a result, we are able to deliver a premium experience to our members at a lower price relative to traditional alternatives.

Cost Per Employee: WeWork Versus Standard Lease

(1)

Sources: Building Owners and Managers Association (BOMA); CoStar Office Market Statistics; International Facility Management Association (IFMA); CBRE Office Occupancy Costs; Cushman Global Occupancy Report 2017; and third-party research. Comparison data represents annualized costs based on an average of ten select city centers in the United States, Europe, South America and Asia that are representative of our key markets. “Standard lease” includes the costs associated with food and beverage, events, utilities, insurance, property taxes, facilities management and base rent. “Build-out” includes the costs associated with construction, procurement and design services offset by a tenant improvement allowance amortized over an illustrative five-year lease.

(2)	Represents average revenue per WeWork membership for the six months ended June 30, 2019 across the same ten select city centers as above.

We have grown significantly since our inception. Our membership base has grown by over 100% every year since 2014. It took us more than seven years to achieve $1 billion of run-rate revenue, but only one additional year to reach $2 billion of run-rate revenue and just six months to reach $3 billion of run-rate revenue.

The more locations we strategically cluster in a given city, the larger and more dynamic our community becomes. This clustering effect leads to greater brand awareness for our offerings and allows us to realize economies of scale, which, in turn, drives stronger monetization of our global platform. We employ a deliberate city expansion strategy within existing and new markets to achieve global scale. We believe that operating efficiencies and the benefits of global scale have allowed us to capture a multiplying demand for our space-as-a-service offering.

As we expand, we continue to add new members at a strong pace while also strengthening our relationships with existing members. Of the new memberships added in 2018, 35% were attributable to organizations that were already members at the end of 2017. Across our member community, we have high retention rates and expanding relationships, reflecting high member satisfaction with our platform.

Membership Retention

(1)

Our net membership retention rate of 119% for the period from December 1, 2017 to December 1, 2018 illustrates our ability to increase the penetration of our existing members over that period. We calculate our net membership retention rate for a given period by dividing (1) the total number of WeWork memberships as of the last day in the period from all members that had at least one WeWork membership as of the first day of the period by (2) the total number of WeWork memberships from those same members as of the first day of the period. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Our Business Model”.

Large enterprises are increasingly recognizing the value proposition of our global platform. With our space-as-a-service model, we can provide a headquarters in London, a satellite office in Beijing, Berlin or Buenos Aires, or a group of on-demand workstations across San Francisco. Through our variety of space solutions, we can meet an enterprise’s distinct needs on a flexible and cost-effective basis with availability around the world. We help amplify and energize an enterprise’s culture, sparking innovation, enhancing productivity and helping the organization attract and retain talent. As of June 1, 2019, 40% of our memberships were with organizations with more than 500 employees (which we refer to as enterprise members), double the 20% as of March 1, 2017. We have more than 3,500 enterprise members as of June 1, 2019 and we expect enterprise to continue to be our fastest growing membership type. Between March 1, 2017 and June 1, 2019, the average number of WeWork memberships per enterprise member grew 281%.

Enterprise Membership Percentage

We monetize our platform through a variety of means, including selling memberships, providing ancillary value-added products and services to our members and extending our global platform beyond work. Today, we are signing more multi-year membership agreements for various space solutions across our global platform: the average commitment term of our membership agreements has nearly doubled from approximately eight months as of December 1, 2017 to more than 15 months as of June 1, 2019. This creates a backlog of committed revenue, which we expect will drive increasing recurring revenues and cash flows as well as increase our revenue visibility.

We strive to operate our business so that each new location is accretive to our long-term financial performance. After an initial investment in finding a new location, signing a lease and building out the space, we begin to fill the new location with members. From that point forward, each location adds members to our platform and revenue to our income statement. Once a location has been open to members for more than 24 months, occupancy is generally stable and the location typically generates a recurring stream of revenue that covers our location operating expenses and contributes to the recoupment of our initial investment in the location.

As we build and open more locations within existing markets, expand to new markets and scale our suite of products and services, we increase the value of our platform to our members and create additional capacity for incremental monetization of our platform. And as of today, we estimate that our market penetration in our 280 target cities globally is approximately 0.2%. We intend to continue deploying capital to grow and rapidly open new locations, relying on the experience, expertise, brand and scale that we have developed to date. We will leverage our leadership position to capture the global opportunity by growing in existing and new markets and expanding the scope of our solutions and the products and services we offer our members.

We continue to learn from our data and experiences to innovate on what drives our member success and execute using our purpose-built technology and mission-driven team. We believe that we have laid the foundation to capitalize on our significant market opportunity by continuing to reinvent the future of work.

We are just getting started.

Our Opportunity

We are reinventing the way people work and transforming the way individuals and organizations relate to the workplace. When we started, it was obvious to us that the solutions available in the market were not meeting the needs of the modern workforce and did not offer the community, flexibility and global mobility that individuals and organizations needed to grow and succeed. Rather than a static solution locked to a long-term lease, we imagined the future of work: dynamic, well-designed workspaces for less, a suite of value-added products and services, all powered by data, analytics and deeply integrated technology that helped our members unlock creativity and productivity.

Trends Enabling the Re-invention of Work

We believe the following trends are enabling the re-invention of work and will allow us to continue to grow our business:

•

Urbanization. People are moving to major global urban centers, prioritizing greater accessibility to services and increased human connection over lower cost of living and property ownership. According to a United Nations study, by 2030 urban areas are projected to house 60% of people globally, and one in every three people will live in cities with at least half a million inhabitants. Increased population density puts pressure on urban infrastructure and resources, leading to demand for innovative, environmentally sustainable solutions at a more cost-effective price.

•

Globalization. The world is increasingly connected through trade and the movement of capital, people and information across borders. According to a Wells Fargo Market Strategies International survey, 95% of respondents agreed that U.S. companies should consider expanding internationally for long-term growth. As individuals and organizations increasingly operate internationally, we believe that they will value a single provider that can offer a global network of spaces, products and services that makes managing global teams and driving employee satisfaction more efficient.

•

Independent workforce. People are increasingly engaged in independent work. According to McKinsey, within the next decade, independent workers could make up as much as 50% of the U.S. workforce. As people shift to working independently, they seek a community that provides support and social opportunities during the workday. This shift is creating a need for flexible workplace solutions that meet the diverse needs of independent workers, including support and business opportunities that stem from access to a global network and a vibrant community.

•

Flexible solutions. Individuals and organizations are increasingly looking to lower fixed costs by converting long-term lease obligations into flexible solutions that can expand and contract with their evolving space needs in a capital-efficient manner. “As-a-service” models allow companies to focus on their core operations while outsourcing non-core aspects of their operations that have typically been viewed as fixed costs. For example, a report by the IFRS Foundation in 2016 stated that the 14,000 companies sampled had almost $3 trillion of off-balance sheet lease commitments. In contrast to traditional leases, shorter-term flexible space offerings may also help companies manage the balance sheet impact of the new accounting guidance for leases under U.S. GAAP, which requires both operating leases and finance leases to be recorded on their balance sheets as both an asset and a liability.

•

Workplace culture. People are increasingly seeking environments that humanize the work experience. Despite nearly 80% of executives acknowledging employee experience as “very important” according to a Deloitte 2017 Human Capital Trends report, only 22% reported their companies as being “excellent” at building a differentiated employee experience. We believe today’s workforce seeks moments of connection, collaboration and convenience, whether grabbing a coffee from the friendly office barista, taking a yoga break without having to leave the office, or getting to know others in the community during events.

•

Sharing economy. People are demonstrating a greater willingness to share, driven by a desire for value, quality and variety. According to a survey published by Boston Consulting Group in 2017, of those who use sharing services, 57% of U.S. survey respondents said that they would give up ownership for well-priced and convenient offerings. As people increasingly embrace the sharing economy, we believe today’s workforce will continue to seek out flexible shared workspaces that provide a variety of value-added products and services.

Addressable Market Size

Individuals and organizations turn to us directly to solve their workspace needs because of the value of our integrated solution—space, community, services and technology—and the scale of our global platform. As a result, we are able to aggregate demand and match an individual or organization to the right space, at the right time, at the right price. By acting in this role of demand aggregator, we are able to choose strategically where and how fast to grow.

In the 111 cities in which we had locations as of June 1, 2019, we estimate that there are approximately 149 million potential members. For U.S. cities, we define potential members by the estimated number of desk jobs based on data from the Statistics of U.S. Businesses survey by the U.S. Census Bureau. For non-U.S. cities, we consider anyone in select occupations defined by the International Labor Organization—including managers, professionals, technicians and associate professionals and clerical support workers—to be potential members, because we assume that these individuals need workspace in which they have access to a desk and other services. We view this as our addressable market because of the broad variety of professions and industries among our members, the breadth of our solutions available to individuals and organizations of different types and our track record of developing new solutions in response to our members’ needs.

We expect to expand aggressively in our existing cities as well as launch in up to 169 additional cities. We evaluate expansion in new cities based on multiple criteria, primarily our assessment of the potential member demand as well as the strategic value of having that city as part of our location portfolio. Based on data from Demographia and the Organization for Economic Cooperation and Development, we have identified our market opportunity to be 280 target cities with an estimated potential member population of approximately 255 million people in aggregate.

When applying our average revenue per WeWork membership for the six months ended June 30, 2019 to our potential member population of 149 million people in our existing 111 cities, we estimate an addressable market opportunity of $945 billion. Among our total potential member population of approximately 255 million people across our 280 target cities globally, we estimate an addressable market opportunity of $1.6 trillion.

We are able to deliver a premium experience to our members at a lower price relative to traditional alternatives. Data from CBRE Group and Cushman & Wakefield indicates that employers across 155 global cities for which data is available and in which we have existing or planned locations spend a weighted average of approximately $11,700 in occupancy costs per employee each year. By applying the average employee occupancy costs to our potential member population of 149 million people in our existing 111 cities, we estimate a total opportunity of $1.7 trillion.

Although average revenue per WeWork membership has declined, and could continue to decline if we expand into lower-priced markets, among the approximately 255 million potential members across our 280 target cities globally, we estimate a total opportunity of $3.0 trillion.

(1)	As of June 1, 2019.

(2)	Includes existing 111 cities as of June 1, 2019.

We believe these total opportunities reflect the amount employers are willing to spend and present an opportunity for us to capture greater wallet share through additional solutions and product and service offerings. We believe that we will be able to capture a portion of this existing spend per employee given our powerful brand and what we believe is a significant first-mover advantage over our competitors as the pioneer of the space-as-a-service model. We believe that our leadership position in this market, which we expect will benefit from trends enabling the re-invention of work, provides us a strong runway to continue growing. Based on our calculations, we have realized approximately 0.2% of our total opportunity in our 280 target cities globally, and even in our ten largest markets we have only 0.6% penetration today.

Penetration Across Global Cities(1)

(1)	Based on our memberships divided by our total addressable market in a given city as of June 1, 2019.

(2)	New York market includes memberships in New York City, Brooklyn, Manhattan, Astoria and Long Island City.

(3)	San Francisco market includes memberships in San Francisco, Oakland, Mountain View, San Mateo, Mill Valley, Berkeley and Emeryville.

(4)	Los Angeles market includes memberships in Los Angeles, Santa Monica, West Hollywood, Burbank, Playa Vista, Culver City, Pasadena, Costa Mesa, Long Beach and El Segundo.

As we have scaled our business, our membership community has expanded from mostly freelancers, start-ups and small businesses to global enterprises. Based on data from the U.S. Census Bureau, Eurostat and the World Bank, we estimate 38%, or 98 million people, of our target addressable population to come from enterprises.

Space-as-a-service is an entry point to the category of work. As our business model evolves, our physical platform grows and our membership base expands, we expect to use the same principles of demand aggregation to continue to offer a growing portfolio of products and services to meet our members’ needs. We believe these products and services will be a driver of higher margin revenue growth, further increasing our opportunity.

Our Community

Nine years ago, we had a mission to create a world where people work to make a life, not just a living. We believed that if we created a community that helped people live life with purpose, we could have a meaningful impact on the world. From the moment we started, we had conviction that there was an entrepreneurial spirit that was underserved. We knew there were creators all around the world who were looking for a better workplace solution at a lower price.

We built communities first in New York, then San Francisco, Los Angeles, Boston and Seattle. In 2014, we made a bold decision to expand internationally to cities around the world while simultaneously building our brand and presence in the United States. We started in London, followed soon after by Tel Aviv, and by 2016, we had opened our doors in Shanghai, the first of our locations in Asia, as well as in Mexico City, the first of our locations in Latin America.

As our global community grew, we realized that community, flexibility and cost efficiency can benefit the employee needs of organizations of all sizes. In 2016, we took another leap and made the strategic decision to expand our focus to meet the needs of a broader range of organizations, particularly enterprises. Enterprise organizations increasingly seek cost-efficient, flexible and scalable workplace solutions and a workplace environment that fosters strong community, promotes productivity and increases employee engagement. Our global platform directly addresses these needs for enterprise organizations, effectively and immediately.

Our Community Team

Our community team embodies the energy and spirit of our diverse membership base. They are not only strong operators, but also mission-driven individuals inspired by the opportunity to connect and empower others. They work each day to support our community holistically, understand our members’ personal and professional goals, program local experiences and events, recommend services and make introductions among members who can help each other succeed. The commitment of our community team to our members, powered by our customized technology, differentiates us from other workspace offerings.

Our Community Technology

We integrate community technology across all of our operations to further enhance the value we deliver to our members. Our WeWork app enables our members to easily book space, connect with other members for advice or services and discover events and activities. We designed the app with a focus on personalization. As our members select space, engage with posts and rate events, we learn their preferences so we can create an experience tailored to their interests. The longer our members stay with us, the better we become at matching members and companies to highly relevant services and communities.

One-click booking for rooms that a member uses frequently	Relevant events are matched to a member’s interests

We believe our engaged global community is a key benefit for our members. By providing structured ways for members to connect with each other, we encourage our members to help one another grow personally and professionally. Through our “Ask for Help” feature, members can initiate a request for help and specify assistance and skills they need to grow their businesses. Our machine learning recommendation engine matches those requests with members who have expressed proficiency in those skills and are willing to help. Approximately 30% of posts on the WeWork app are requests for help from the member community.

"Ask for Help" employs machine learning to suggest relevant skills

Requests for help are delivered to other

members with matching skills

To create the best member experience, we strive to pair human judgment and creativity with algorithms that amplify ideas quickly and globally. Our community teams provide a rich source of programming ideas, and with an average of over 2,500 events occurring per week, we can develop insights quickly on what works best for members with select interests. We then use those insights to recommend the top performing new events to relevant community teams worldwide.

We collect event feedback and create a quality score for new events

The best performing event types are recommended

to community teams globally

Our Design Philosophy

We believe people are more productive when they are comfortable and happy in their work environments. We use rich textiles and materials more akin to a living room than an office. Each of our spaces is designed to make our members feel welcome and at home, and to encourage a sense of belonging. We believe that individuals are more productive when they are able to express their full and authentic selves, so we aspire to be as inclusive as possible.

Our design contributes to our success. We view space as a place to bring people together and build communities. We foster collaboration by providing design elements such as exposed internal staircases, open floorplans, communal meeting rooms and centrally located refreshments.

Our spaces and their unique look and feel are the signature of our brand. All of our spaces follow global design guidelines but reflect freedom of expression at local level as part of our global-local playbook. In this way, our regional design teams localize our spaces to feel authentic to their cities and neighborhoods by using local materials, furniture, artwork and finishes.

We continue to innovate and enhance space utilization with all aspects of our design, from lighting to fabrics to layouts to furniture, which can provide inspiration and be used in various locations to gain efficiencies of buying at scale. Our creative assets are inventive. We have filed for industrial design and design patent protection for signature furniture and design elements.

Our locations provide us with real-time data to continually improve the effectiveness of our design and construction. For example, we monitor space utilization, and we use this information to improve our design to better facilitate human interaction and to minimize underutilized space. Workplace analytics is in its infancy, and we believe we are well positioned to influence and invent in this important new field. As we monitor items such as our environmental impact, our use of natural cleaning products and air and noise quality measures, we are collecting data in our effort to build the world’s most innovative and transformational workspaces.

Our Space-as-a-Service Offering

We pioneered a “space-as-a-service” membership model. Across our global portfolio of locations, we offer individuals and organizations the flexibility to scale workspace up and down as needed, with the ability to consume space by the minute, by the month or by the year. Our space-as-a-service offering significantly reduces the complexity of leasing real estate to a simplified membership model, while delivering a premium experience to our members at a lower price relative to traditional alternatives and moving fixed lease costs to variable costs for our members. Our membership model is transforming the way individuals and organizations consume commercial real estate.

Our space-as-a-service membership model offers members global, 24/7 access to our locations, beautifully designed workspaces, flexible workspace configurations as needed, a common set of amenities, on-site community teams, a growing number of value-added products and services and a member experience powered by technology.

We have found that our membership model meets the employee needs of organizations of all sizes. In particular, through a variety of space solutions, we can meet an enterprise’s distinct needs on a flexible and cost-effective basis with availability around the world. As of June 1, 2019, 40% of our memberships were with enterprise members, including 51% of the Fortune 100 and 38% of the Fortune 500. In many cases, members have started in one of our locations and scaled globally, with 76% of our top 100 enterprise members having memberships with us across multiple countries. We believe that enterprises will continue to turn to us to solve their workspace needs as they realize the benefits of the flexibility, global mobility and variable and lower costs that we offer.

As additional enterprise members adopt our space-as-a-service model, we have started to track a set of conventional software-as-a-service measurements across our member base, including run-rate revenue, committed revenue backlog, net membership retention rates, average commitment term of our membership agreements and member acquisition costs.

From a revenue perspective, as of June 30, 2019, our run-rate revenue was $3.3 billion, representing 86% year-over-year growth. We also have a strong backlog of committed revenue, principally driven by the average commitment term of our membership agreements, which has nearly doubled from approximately eight months as of December 1, 2017 to more than 15 months as of June 1, 2019. The longer average commitment term of our membership agreements is driven partly by our focus on enterprise members, who signed membership agreements with a weighted average commitment term of approximately 18 months in the six months ended June 30, 2019. Non-enterprise members signed membership agreements with a weighted average commitment term of approximately 10 months over the same period. We believe that improvements in the products and services we offer on our platform, combined with the lower total cost of space that we offer our members compared to traditional alternatives, will continue to improve these metrics and our already positive net membership retention rates.

We continue to see lower turnover rates, in particular among enterprise members. We view “length of stay” as the estimated time before all memberships within a given cohort of members will be canceled (without giving effect to organic growth within that cohort). The length of stay implied by membership cancellations in the twelve months ended June 30, 2019 was approximately 38 months for enterprise memberships and 21 months for non-enterprise memberships. Among our top 100 largest enterprise members, the length of stay implied by membership cancellations in 2018 was 52 months, up from 32 months in 2017 and 21 months in 2016. We believe that our growing relationships with enterprise members will continue to improve the average length of stay among our membership base.

We believe our scale and growing efficiencies will continue to decrease our member acquisition costs through reduction in our net capex per workstation added as well as more efficient marketing, lower-cost sales programs and the growing percentage of our revenue coming from existing members. For example, we have reduced our net capex per workstation added by 50%, from $7,289 for projects completed during 2014 to $3,661 for projects completed during the first half of 2019.

The rapid adoption of our space-as-a-service offering, including growth in the number of partners who offer products and services on our platform, evidences the value proposition of our space-as-a-service membership model.

Our Current Membership Offerings

We refer to our membership offerings as We Memberships. Our membership offerings are designed to accommodate our members’ distinct space needs. We provide standard, configured and on-demand memberships within our spaces, while also offering our Powered by We configured solutions at an organization’s premises.

We provide the following membership offerings:

Standard. Our standard workplace solutions provide move-in ready private office and shared workspace offerings at our locations for individuals, teams and organizations. Private offices are enclosed, lockable spaces that can accommodate teams of any size. Members can upgrade to standard office suites, which may include access to dedicated meeting rooms, lounges and executive offices. Our shared workspace offerings allow members to choose a flexible workstation in an open space or a permanent dedicated workstation in a shared office.

Configured. Our configured workplace solutions are designed to offer the full WeWork experience within a menu of options around specific space needs, workplace objectives and brand aesthetics. Targeted at larger companies and enterprises seeking more select workspace environments, our configurable options include acoustics upgrades, additional meeting rooms, upgraded furniture and A/V performance as well as branding and signage upgrades. As part of our configured membership options, we offer Headquarters by WeWork, a product targeted at the needs of teams or organizations. These spaces are delivered with a basic set of amenities and community features at a lower membership cost. Members can add amenities and services from a menu of options, in addition to adding their own brand customizations into the design process.

On-demand. Our on-demand We Membership provides access to shared workstations or private spaces as needed, by the minute, by the hour or by the day. This solution allows members to book conference rooms, have meetings, connect with members, enjoy common spaces and amenities and benefit from support from our community teams. We have on-demand We Membership options geared towards individuals and organizations. For individuals, the on-demand We Membership provides a pay-as-you-go plan, where anyone can book a workstation for a day or a conference room for an hour at any location. For organizations, the on-demand We Membership solution is targeted at traveling executives, mobile sales teams, freelancers and remote employees and provides these teams with unlimited access to workspaces in the geography of their choosing—whether a city, country, region or globally. Employees can book a workstation or a conference room for an hour at any location for as many days as they need.

Each of our membership offerings provides a wide array of workplace amenities, along with valuable benefits on business services and lifestyle perks, that help members increase their productivity both in and out of the office. These workplace amenities and other benefits include:

Powered by We

Powered by We is a premium solution configured to an organization’s needs and deployed at the organization’s location. Powered by We leverages our analysis, design and delivery capabilities to beautify and optimize an existing workplace, while also offering an organization increased efficiencies and an option to invigorate its spaces through our community offerings. The technology we deploy includes software and hardware solutions that deliver improved insights and an easier-to-use workplace experience for employees. Specifically, Powered by We organizations get access to:

•	our world-class design services;

•	our globally scaled construction and delivery capabilities;

•	our ability to pass on cost savings in the supply chain, from furniture to supplies;

•	our onsite community team to energize work environments;

•	lower costs per employee through our expertise in layout efficiencies and spatial operations systems; and

•	an innovative set of enterprise-ready technologies, including workplace insights.

Powered by We provides us with a capital-efficient approach to growing our global platform as we earn revenue based on upfront design and construction fees, with the organization paying for all of the costs of the build-out itself. We also earn ongoing revenue for operating the space. Powered by We presents us with a means to efficiently serve more enterprises without the need to lease space ourselves. We expect this offering to continue to drive higher-margin revenue growth as more organizations learn about the benefits of bringing our full suite of workspace offerings into their office environments. Organizations using our Powered by We solutions and the related workstations are not included in our members, memberships or workstation capacity.

New Solutions

We continually seek to develop new solutions to expand the reach of our global platform and introduce new individuals and organizations to our community. For example, we have developed a space offering called WeWork Labs. These spaces focus on a set of amenities and programming targeted at early-stage start-ups and corporate innovation centers worldwide. Since 2017, WeWork Labs has grown rapidly and supported more than 2,400 start-ups in 58 locations across 32 cities in 17 countries. In addition, we are currently incubating in New York and Shanghai two new product concepts, WeWork Now and WeWork GO, that provide on-demand access to workspace without a membership. Launched in the first quarter of 2019, WeWork GO is now available in over 30 locations in Shanghai, Beijing and Hangzhou as of June 30, 2019, with plans to expand to Shenzhen, Chengdu, other mainland cities and Hong Kong during the year.

Enterprise Technology

Our enterprise technology solutions enable members to make informed decisions across the entirety of their real estate portfolio while improving the workplace experience for employees and guests. Our foundational and free product is workplace analytics, which provides a deeper understanding of space utilization, future space needs and associated costs for enterprises. Our enterprise members can model scenarios that involve dedicated and on-demand space or Powered by We services. In addition, we provide workplace experience technology that seeks to enhance the usage of space through room booking apps and calendar extensions, wayfinding monitors and guest registration kiosks. Finally, we offer workplace real estate and operations software and algorithms to automate and expedite processes like team seating charts, move management and maintenance or services requests.

salesforce

"As the global leader in CRM, it's our #1 focus to be closest to our customers. WeWork gives us the ability to move at the speed our business demands and provides our employees with a consistent Salesforce experience across the globe. Over the past two years, WeWork has been an essential partner as we plan for future growth in new markets."

Elizabeth Pinkham
Executive Vice President Global Real Estate

MEMBER CASE STUDY

Salesforce brings companies closer to their customers in the digital age. With its need to scale globally, the company requires agile and flexible spaces that create a consistent Salesforce experience. WeWork has enabled streamlined growth with custom-designed space as the company grows around the globe.

ByteDance

"WeWork's global network provides unmatched flexibility and value. In the past year, we expanded to ten countries and provided workspace for more than 2,500 employees by partnering with WeWork."

Head of Transactions, Corporate Real Estate

MEMBER CASE STUDY

Since its founding in 2012, global technology company ByteDance has expanded to 20 cities and offers products in 150 different countries. To respond to demand and scale into new markets with speed and flexibility, ByteDance partnered with WeWork.

What started with a handful of employees in two locations has grown to thousands of employees around the world. From Hong Kong to Paris, New York to Mexico City, ByteDance has leveraged WeWork's global platform to scale and provide its growing team with an amazing experience, no matter where they sit in the world.

GROWING WITH WEWORK

December 1, 2016

16 memberships
2 cities

Los Angeles
New York

June 1, 2019

2,873 memberships
20 cities

Beijing
Chicago
Seoul
Berlin
Vancouver
Singapore
Bangkok
San Francisco
San Diego
Delhi
Mumbai
Mexico City
Hong Kong
Bangalore
Munich
London
Paris
New York
Warsaw
Washington

GE Healthcare

"When I think about workspace, the people we have, the key word for me is 'empowerment.' We want to empower our employees with flexibility and optionality, and that is really achieved by having access to locations that are close to our customers."

Francis Van Parys, President and CEO, GE Healthcare Korea

MEMBER CASE STUDY

GE Healthcare partnered with WeWork to design, build and operate a collaborative workspace that would be cost-effective (even in a prime Seoul location) and transformational for their culture. The HR team envisioned a space that would bring their culture to the next level and democratize workspace utilization by letting employees choose where and how they worked. The team wanted to minimize the number of fixed desks and include more flexible spaces for employees to collaborate, network and host events.

Dropbox

"At Dropbox, we're on a mission of designing a more enlightened way of working — and that starts with our own employees. Rather than being locked into long-term leases, WeWork gives us the ability to flex our presence in key markets around the world. This allows us to focus on running our business rather than our offices."

Nasim Yalpani, Head of Real Estate, Workplace Services & Physical Security at Dropbox

MEMBER CASE STUDY

Dropbox needs a global footprint to support its global business, but also is committed to maintaining their unique company culture. With WeWork's global platform, Dropbox has stood up new offices quickly in key markets like Hamburg and Tokyo, while still delivering the elevated experience their employees expected and deserved.

Our Economics

Our strong unit economics, together with the increasing cost efficiency with which we open new locations, gives us the conviction to continue to invest in finding, building and filling locations in order to drive long-term value creation.

The profitability profile of our business is a managed outcome driven by the maturity of our locations, or the length of time a location has been open to our members. We define locations that have been open for more than 24 months as mature. Once a location reaches maturity, occupancy is generally stable, our initial investment in build-out and sales and marketing to drive member acquisition is complete and the location typically generates a recurring stream of revenues and contribution margin. As we continue to pursue rapid growth, we continue to operate in a state where the majority of our locations are non-mature and have not reached stable operating performance. As of June 1, 2019, only 30% of our open locations were mature, with the remaining 70% of our open locations having been open for 24 months or less. If we stopped investing in our growth and instead allowed our existing pipeline of locations to mature, we would no longer incur capital investments to build out new spaces or the initial expenses associated with driving member acquisition at new locations. Rather, we expect that each mature location would generate a recurring stream of revenues and contribution margin. We believe that the flexibility to manage our growth by focusing on our existing pipeline of locations and allowing them to mature presents us with an opportunity to manage our profitability profile.

(1)

Represents workstation capacity in our open locations plus the estimated number of workstations in our pre-opening locations (which includes future locations in the “sign” and “build” phases) and the estimated number of workstations at additional locations in the “find” phase that we expect to become open locations based on our actual conversion rate of locations in the “find” phase of our pipeline in the 12 months ended June 30, 2019. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Our Business Model–Lifecycle of a Location and Factors Affecting Our Performance”.

As we continue to focus on growing our global platform, certain metrics may be impacted by the geographic mix of our locations and the costs associated with establishing stabilized occupancy levels. For example, average revenue per WeWork membership has declined, and we expect it to continue to decline, as we expand internationally into lower-priced markets. In addition, we expect to continue to invest in sales and marketing as we open new locations. As we build and open more spaces in existing and new markets, we create additional capacity that lays the foundation for incremental revenue and future profits. As a result, we intend to continue to invest in growth as we believe the timing of our future profitability depends to a significant degree on levers we control.

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We can prioritize growth within our existing pipeline. By focusing on our existing pipeline of locations, we would increase the percentage of our location pipeline comprised of mature locations. A larger percentage of mature locations allows us to avoid incurring future capital investments to build out new spaces or the initial expenses associated with driving member acquisition at new locations.

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We can control the speed of growth of our new locations. We believe decreasing our growth increases occupancy and provides us with price elasticity because of the limit on supply. We have seen this occur where we have strategically slowed growth in certain cities. For example, following the Brexit referendum, we temporarily slowed our growth in London, adding approximately half the number of workstations in the second half of 2016 that we added in the first half of 2016. Meanwhile, our memberships in London continued to grow from 7,700 as of June 1, 2016 to nearly 12,000 as of March 1, 2017, resulting in an incremental 10 percentage points of occupancy. We have since resumed more rapid growth in London. As of June 1, 2019, our occupancy in London was 93%.

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We are just beginning to add value-added products and services to our global platform. As we proactively seek additional partnership, acquisition and innovation opportunities, we will be able to provide additional products and services to our existing membership base by leveraging our physical spaces and our existing relationships. We expect sales of these products and services to provide incremental revenue at higher margins than our existing revenue streams.

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We expect to focus on more capital-efficient approaches to growing our global platform. We do not subsidize or incentivize our space providers. Instead, landlords generally subsidize us by providing tenant improvement allowances that help fund our build-outs, with the remainder of the build-out costs covered by us. We expect to strategically focus on growth through additional capital-efficient approaches, including as we expand into markets where tenant improvement allowances are less common. We can do this through our Powered by We solution, in which an organization pays us for the costs associated with the build-out of their space, as well as through continuing to enter into management agreements, participating leases and other occupancy arrangements under which the landlord pays in whole or in part for the build-out costs. We expect any increase in build-out costs resulting from the expansion of configured solutions for our growing enterprise member base to be offset with increases in the contribution margin and committed revenue backlog associated with longer-term commitments for these configured spaces.

Expected Resilience in a Downturn

Individuals and organizations turn to us directly to solve their workspace needs because of the value of our integrated solution—space, community, services and technology—and the scale of our global platform. Our global presence and local market density provide our members with significant flexibility and a premium experience at a competitive price relative to traditional alternatives. As a result, we believe that the value of our integrated solution will be compelling through all economic cycles.

In a downturn, we expect that businesses will search for more flexible and lower cost alternatives. We believe our flexible workspace solutions provide organizations of all sizes an opportunity to avoid long-term lease obligations in favor of short-term alternatives tailored to the specific requirements of their business. At the same time, we believe that our memberships can provide up to 66% cost savings per employee (based on our analysis of ten select city centers in the United States, Europe, South America and Asia) while offering a premium experience. From an accounting perspective, our membership model may also allow organizations to shift long-term obligations off their balance sheet to a short-term variable expense.

Commercial real estate as an industry has proven to be relatively stable over the long term. We reviewed the commercial real estate performance in New York and San Francisco during the economic downturn that began in 2008. New York and San Francisco, which were the first cities where we built communities, are two of the five cities that generate the majority of our revenue in the United States. Although there was a global recession and overall commercial real estate occupancy levels and rents in these cities decreased, overall occupancy in these cities did not decrease below the occupancy percentage we use to calculate the current breakeven levels to which we underwrite our locations in these cities. Although rents did decrease in New York and San Francisco during the economic downturn that began in 2008, we believe that certain features of our business model and member profile, specifically our committed revenue backlog and our growing percentage of enterprise members, would help us mitigate the effects of downward pressures on rent in the short and medium term. We have studied the performance of our business through localized recessions that have occurred during the time of our operations. As an example, while occupancy for the London commercial real estate market remained flat following the Brexit referendum in June 2016, occupancy at our locations in London increased during this period. In addition, we opened our first location in Argentina in Buenos Aires in 2017, just before the country’s monetary crisis. During the year ended December 31, 2018, despite inflation reaching a 27-year high, unemployment rates reaching a ten-year high and gross domestic product contracting 2.5%, occupancy at our locations in Argentina remained significantly above breakeven levels, even as we increased the number of workstations in Argentina during that same period. We are able to maintain this flexibility in our business model by underwriting all of our buildings to a breakeven occupancy level well below the 89% occupancy within our portfolio of mature locations as of June 1, 2019.

Going forward, we believe that we are well positioned to navigate through further economic downturns. Our enterprise membership percentage has doubled since March 1, 2017, representing 40% of our membership base as of June 1, 2019. The average commitment term of our membership agreements has likewise nearly doubled from approximately eight months as of December 1, 2017 to more than 15 months as of June 1, 2019, resulting in an increase in our committed revenue backlog from $500 million as of December 31, 2017 to $4.0 billion as of June 30, 2019. We believe that the growth in committed revenue backlog provides greater visibility and predictability of our future revenue to help mitigate the impact of short to medium-term downturns in the economy.

Not only do we believe our business model mitigates the pressures of an economic recession, we also believe that our model could position us well in a downturn. An economic downturn may provide us an opportunity to further scale our platform at more attractive unit economics. Lease and construction costs may decrease in an economic recession, as evidenced by the approximately 10% average decline in construction costs for non-residential buildings in the United States during the last economic recession.

Finally, as of June 30, 2019 we had cash, cash equivalents and restricted cash of $3.0 billion and unfunded capital commitments to PacificCo and JapanCo of $400 million, and we expect to receive cash of $1.5 billion under the 2019 warrant in April 2020. We also expect to strengthen our balance sheet through this offering and the 2019 Credit Facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”.

Overall, we believe we have a durable business model that we believe is well positioned to perform in all economic cycles.

Our Global-Local Playbook

Operating a growing portfolio of physical locations at scale is highly complex. It requires an intricate balance of global strategy and local execution. We utilize a global-local playbook for finding, building, filling and running real estate across more than 100 cities around the world which optimizes for local expertise and decision-making within the boundaries of global design, construction, execution and engineering standards. The operating model shares multiple points of coordination through technology systems built to capture the unique processes, speed and efficiency of our space-as-a-service business model.

Find. Sourcing, underwriting and signing a new space is the starting point of the lifecycle of a location. We have invested heavily in the technologies and processes that optimize for the best space decisions. We have real estate teams located in each of our markets who form strong relationships with landlords and partner real estate companies. We empower on-the-ground teams to find locations in their markets, supported by a centralized repository of data, analytics and underwriting models that allow us to better predict member demand and the financial risks and attractiveness of a potential space. Our technology is designed to automate the flow of approvals, due diligence, budgets, negotiations and closings. We anticipate continuing to invest in technology to increase the flow of transactions, reduce friction and optimize the decisions we make for every new space we find.

We use computational economics to gauge the potential of new locations based on nearby amenities and features like accessibility	One hundred percent of our deals flow through our deal management platform, which automates approvals and underwriting

Build. We design each space with a specific community and neighborhood in mind while leveraging our centralized procurement, supply chain, design and construction processes to create vibrant and welcoming spaces that are cost-efficient to build and cost-effective to maintain. Before we take possession of a space, we engage with engineers, designers, architects, layout experts and decorators to be ready to start construction the moment we take possession of a space. While construction is primarily a local function, we have multiple coordination points on global design, layout, brand, sourcing and creative standards. We use purpose-built technologies and proven off-the-shelf solutions from various components of the construction industry to achieve this coordination. We benefit from our scale and global presence in benchmarking cost opportunities for every location, across multiple cities and countries. We source both globally and locally, and our purchasing at scale gives us the opportunity to lower furniture, fixture and equipment costs, smooth manufacturing demand and reduce delivery cycle times. Finally, our technology allows us to learn layouts, predict space defects and forecast furniture, fixture and equipment needs. Smart algorithms, new engineering techniques and a growing database of experiences allows us to start to automate many aspects of the design and layout of a raw space. We continue to develop and refine our process from possession to opening of our spaces, and we expect our growth and scale to provide efficiencies in opening new spaces for the foreseeable future.

We integrate scanning technologies and software to automate the design and construction layout of any given space	We use a single global master catalog to give designers the best furniture and decoration alternatives, prices and logistics options for any given building location

Fill. From as early as when a space is identified, our sales team works closely with our design and development teams to start matching potential members to the right space. This coordinated approach allows us to drive demand in advance of a location opening, which increases revenue visibility and improves profitability. We view every stage of our sales process as the beginning of a long-term relationship with a member. We utilize global sales teams, local community teams, broker partners and our online presence to help fill our spaces. We employ global, regional and location-specific strategies, as well as account-based strategies for global enterprises. Our account-based approach utilizes account managers who serve as dedicated points of contact for existing members as they grow with us across our markets or offerings. As we fill a location, we are driven by the belief that the future touchpoints our members will have with our spaces, technology and community will drive an exceptional member experience and enhance member retention. Our sales efforts are supported by centralized systems that analyze local and global patterns in order to best match supply of upcoming real estate space to anticipated member demand, as well as real-time algorithms to price multiple locations and product permutations available for occupancy at any given time.

We use data science to compare new buildings with similar proven locations based on historical market and pricing data	Next, through machine learning, we forecast demand for each building to set the opening day price and optimize on a real-time basis

Run. We aspire to create a welcoming, inclusive and collaborative environment at every location we operate. We operate our locations with local leadership teams who are empowered to make decisions while being supported by a set of global systems and standards. Every month, thousands of members move into our locations around the world. In addition, every day, thousands of requests are made by members for meetings, guests, moves, equipment fixes, catering, travel and other needs. Through global call centers and the technologies and tools we have built for our community teams, we are continually reducing defects, shortening turnaround times and improving the operation of our locations. We have also defined, and monitor, a detailed set of operating standards for all aspects of a space, from cleanliness, to security, to amenities, to hospitality that ensure consistent delivery across our portfolio of locations.

We use a self service workflow to automate all of the steps needed for a seamless member move in or move out day	A single portal is used to manage and track all of the interactions between a member, their space and our community teams

We aim to continue to perfect our global-local playbook, and we continue to drive automation throughout the process of finding, building, filling and running spaces. We learn from the increasing amount of data we collect for every decision we make, and we continue to innovate on solutions designed to drive our members’ successes. We believe our core expertise in leveraging our global-local playbook will allow us to continue to scale our business across new locations and new cities, while benefiting from the efficiencies of our global scale, process and technology infrastructure.

Our Global Platform

We envision a future in which our global platform is a one-stop shop where members have access to all of the products and services they need to enable them to work, live and grow. We have begun to build a suite of We Company offerings and develop a network of third-party partners to address our members’ needs. With the support of our global footprint, our partners are presented with a unique opportunity to reach new customers and efficiently expand their businesses to new markets. While we are in the early stages of our platform journey, we are excited by the initial results and inspired by the potential.

Our members spend hundreds of millions of hours inside our locations annually. By leveraging our local density, global reach and technology infrastructure, we are able to aggregate demand and facilitate the delivery of value-added products and services to our members. Our physical spaces are the foundation of our global platform and allow us to deliver differentiated products and services as we scale, further realizing our vision to deliver a better day at work for less.

We have leveraged our global platform to facilitate rewarding relationships between members, partners and The We Company. Our members get easy access to a diverse range of high-quality products and services tailored to their needs. Our carefully curated partners can connect directly with our members, a sought-after demographic of consumers and businesses, leading to a lower cost of customer acquisition and more efficient operations. The We Company benefits by increasing member satisfaction while at the same time generating incremental higher margin revenue. Finally, we create a feedback loop between members and partners, driving higher quality services and experiences while helping our partners build valuable customer relationships.

Below are some examples of early platform successes:

Insurance. We entered into a partnership with a major global professional employer organization to enable our member companies to obtain convenient and affordable health insurance for their employees and a range of human resources solutions to help simplify the complexity of running a small business. As of June 30, 2019, more than 2,700 members have signed up to receive insurance and human resources solutions for more than 15,000 of their employees globally. This is a win-win partnership: we have helped our members scale and support their employees, we have connected valuable customers to a major global insurance provider, and we have created a new higher-margin revenue stream for our platform.

Education. We acquired Flatiron School, a software programming education platform, in October 2017 because we believe in the empowerment of a modern workforce and that our global platform could fuel its growth. Since operating under The We Company umbrella, Flatiron School has expanded from offering one course at one location in New York to offering courses on software engineering, data science and UI/UX design at nine campuses across the United States and London. This expansion, made possible in part due to our expertise in building out space quickly, allowed us to increase revenues from Flatiron School locations by over 1,000% from October 2017 to March 2019. In addition, Flatiron School has been able to leverage our relationships with universities to develop partnerships that benefit the university students, while also providing Flatiron School graduates access to employment opportunities with our members. This is a win-win acquisition: we have provided access to skills training to thousands of students, we have accelerated Flatiron School’s expansion and we have created a new higher-margin revenue stream for our platform.

Technology. We entered into a partnership with Sentant Networks in November of 2017. Founded in San Francisco in 2015, Sentant specializes in supporting fast-growing businesses that require flexible, reliable cloud-first technology solutions. Our members rely on technology not only to perform their core job functions, but also to support employee productivity, communication and collaboration. By partnering with Sentant to deliver agile technology solutions, such as infrastructure security, our members are able to mitigate risk to their businesses and focus on what matters most to their customers. This is a win-win partnership: we have connected numerous members to mission critical IT services to keep their business running smoothly, we have helped a small business reach new customers and we have generated a new higher-margin revenue stream for our platform.

Lifestyle. We entered into a partnership with Rent the Runway because we believe in making our members’ lives easier and that our global platform could become Rent the Runway’s physical retail outpost. Rent the Runway is a subscription fashion service that allows users to rent unlimited designer styles for everyday and evening wear. We started by adding physical drop-off boxes in our locations across six cities. Due to the combination of a high density of people in our locations and the convenience of co-located drop-off boxes, Rent the Runway’s customer engagement has increased significantly in our initial partnership cities. As of June 30, 2019, Rent the Runway has seen over 300,000 items returned to drop-off boxes, and the partnership was recently awarded Glossy’s 2019 honor for Best Brand Collaboration. This is a win-win partnership: we have provided a significant convenience to hundreds of thousands of working women, we have helped fuel Rent the Runway’s physical expansion strategy and we have monetized underutilized areas of our locations by creating a new higher-margin revenue stream for our platform.

Human Resources. We entered into a partnership with Clarity Recruiting in January of 2017 to help our members find top talent to grow their teams. Clarity Recruiting is a woman-owned boutique staffing agency headquartered in New York City with a mission to simplify the recruitment process in order to build better teams. Talent acquisition is a critical need for every growing business, but it has become increasingly difficult for companies to hire exclusively using in-house resources. By working with The We Company platform, Clarity Recruiting has been able to grow their business and fuel their national expansion. This is a win-win partnership: we have helped hundreds of our members hire talent to grow their businesses, we have helped a small business scale and we have created a new higher margin revenue stream for our platform.

Food. We entered into a partnership with sweetgreen because we believe in the benefits of providing our members with access to healthy, sustainable food, and that our platform could serve as the physical basis for food delivery at scale without requiring direct access to a cooking facility. The mission of sweetgreen is to inspire healthier communities by connecting people to real food. In 2018, we launched a collaboration with sweetgreen on their Outpost business to bring their food directly to our spaces. We have since expanded the partnership to over 50 WeWork locations around the United States. This is a win-win partnership: We have provided access to a healthy lunchtime solution for our members, we have provided sweetgreen with a key partner to scale a new delivery model and we have monetized underutilized areas of our locations by creating a new higher-margin revenue stream for our platform.

Information Technology Services. As our enterprise membership base began to grow, we realized that we needed to develop a set of enterprise-ready services that went beyond our standard information technology offerings. For example, we now offer enterprise members dedicated, higher-speed internet access. This product is offered in tiers, with varying speed and redundancy options. This is a win-win initiative: our members have on-site access to enterprise-grade information technology capabilities and we have created a new revenue stream for our platform.

As we continue to invest in our platform capabilities and cultivate a network of high-quality partners, we are delivering on the promise of our platform to provide a better day at work for less.

The WeWork Effect

We have created a powerful ecosystem and brand that not only benefit our members and partners, but also result in landlords, neighborhoods and cities all benefiting from shared value creation, or what we call the “WeWork effect”.

At the core of the WeWork Effect is the diversity of creativity and the culture of community that we bring to a project. Our spaces are home to distinct groups of entrepreneurial businesses, whose passions infuse and activate the spaces they occupy, and well-established enterprises that crave energy and want to capitalize on the combination of design, community and technology that we offer. Our partners benefit from being in our ecosystem in multifaceted ways, from landlords who see their assets increase in value to our cities and neighborhoods that see our engaged member base impact their environments.

Benefits for Landlords

We believe and are proud that landlords are beneficiaries of the WeWork Effect. We have a wide array of landlord partners with no landlord representing more than 2% of our usable square feet.

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Landlords have attracted higher value tenants in buildings with WeWork locations, which we believe is due to the economic and cultural activity we generate in and around the buildings we occupy. We believe this effect has been particularly strong in office buildings that also have retail space, due to the density and vibrancy that a WeWork tenancy brings to the building and surrounding areas. Rent growth in buildings with WeWork locations often outpaces neighborhood rent growth, especially in neighborhoods where office space is traditionally less prevalent.

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In many locations, we lease a significant portion of the buildings we occupy and are able to quickly fill vacancies due to our broad and deep base of enterprise member relationships. With WeWork as a strong anchor tenant in place, landlords can also see value appreciation that may allow them to finance their buildings with lenders and attract buyers.

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As a tenant, there are large ranges of space sizes that we can occupy in any location. We are able to start with smaller spaces and scale up as space becomes available, start with a large allocation of space or simply fill tenant vacancies that may be limited in a high demand building.

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We are able to aggregate demand—from freelancers to small businesses to large multi-national companies—providing landlords with a bridge to all individuals and organizations looking for space solutions, regardless of the length of lease they are seeking.

Benefits for Cities and Neighborhoods

We are proud of the positive ripple effects that we create throughout the cities and neighborhoods where we have locations.

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Economic impact. We directly employed more than 12,500 employees as of June 30, 2019, and according to the methodology used in the Global Impact Report, our 527,000 memberships supported an estimated 369,000 additional jobs. Our impact is localized as well: according to the Global Impact Report, 70% of our members are new to the neighborhood where they join.

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Environmental impact. We remain dedicated to ensuring that our spaces are healthy and productive for the environment and that our members make environmentally sustainable choices. By using the space in our locations more efficiently, increasing the densification within each location and renovating rather than building from the ground up, we have reduced the need for construction that we estimate would have caused the release of more than 1.75 million metric tons of carbon emissions. We also estimate that we avoid four million pounds of plastic pear year by eliminating single-use plastic from our daily operations.

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Social and civic impact. Through our Veterans in Residence incubator program, we provide fully sponsored work environments and business mentorship to 400 veteran-owned businesses across the United States. We have also pledged 1,500 jobs through our Refugee Initiative to offer support, skills and networks to displaced individuals. We intend to continue these efforts in the future.

Our Strengths

Vision

•	We have spent the last nine years building a founder-led, community company and executing on our vision of providing a better day at work for less.

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Our global platform provides members with flexible access to beautiful spaces, a culture of inclusivity and the energy of an inspired community, all connected by our extensive technology infrastructure.

Member Community

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Our membership base has grown by over 100% every year since 2014, and over 50% of our members are located outside of the United States as of June 2019. Our 527,000 memberships include global enterprises across multiple industries and, notably, 38% of the Global Fortune 500. We expect enterprise to continue to be our fastest growing membership type, currently representing 40% of our memberships.

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As we expand, we continue to add new members at a strong pace while also strengthening our relationships with our existing members. Of the new memberships added in 2018, 35% were attributable to organizations that were already members at the end of 2017.

Global Platform

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We have a global brand with a platform spanning 528 locations in 111 cities across 29 countries. Individuals and organizations turn to us directly to solve their workplace needs. As a result, we are able to aggregate demand and match an individual or organization to the right space, at the right time, at the right price.

•	We offer a space-as-a-service model that we operationalize by using a global-local playbook powered by technology.

Attractive Economics

•	As of June 30, 2019, our run-rate revenue was $3.3 billion, representing 86% year-over-year growth.

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We strive to operate our business so that each new location is accretive to our long-term financial performance, resulting in growing contribution margin. We strategically cluster locations in cities leading to greater brand awareness and economies of scale, which, in turn, drives stronger monetization of our global platform.

Future Impact

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We estimate that our penetration in our 280 target cities globally is approximately 0.2%. We have invested in the infrastructure for us to expand in existing and new markets as well as expand the scope of our solutions and the products and services we offer our members.

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We have created a powerful ecosystem and brand that benefit not only our members and partners, but also our landlords, neighborhoods and cities through shared value creation. We believe our powerful brand, global footprint, scalable business model and cost advantage are significant competitive advantages that will allow us to further penetrate existing and new markets and maximize the future impact of the WeWork effect.

Our Growth Strategy

We are focused on long-term sustainable growth and intend to continue to learn from our data and experiences to innovate on what drives our member success and execute using our purpose-built technology and mission-driven team. We believe that we have laid the foundation to capitalize on our significant market opportunity by continuing to reinvent the future of work.

We intend to grow by:

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Expanding in new and existing markets. We utilize a deliberate expansion strategy to enhance our global scale. We evaluate expansion based on multiple criteria, primarily our assessment of potential member demand and our ability to strategically cluster in a given city. We will continue to invest in markets that provide strong returns on our investment over the long-term.

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Enhancing product and service offerings. As our business model evolves and our membership base grows, we expect to use our deep understanding of membership needs to add a growing portfolio of products and services to our platform. We envision a future where The We Company becomes a one-stop shop where members will have access to products and services from us and from our partners, all enabling our members to work, live and grow more successfully.

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Developing and strengthening relationships with enterprise members. We have proven our ability to meet the distinct needs of enterprise members. Given our track record, we plan to deepen existing relationships and forge new relationships with enterprise members.

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Lowering upfront capital costs and improving operational efficiency. As we scale, we benefit from capital and operational cost efficiencies across the lifecycle of each location. We also continue to identify opportunities to enter into management agreements that reduce our initial capital requirement.

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Investing in technology. We will continue developing and enhancing our technology infrastructure and integrate it comprehensively in order to drive our expansion efforts, operating efficiencies and a better experience for our members.

Our Organizational Structure

The We Company is a holding company for subsidiaries that provide a global network of physical locations, the infrastructure required to operate those locations and a suite of offerings. We have established a process to allocate capital across regions and divisions of our business by balancing capital intensity and maintaining a flexible organizational structure in order to create strong returns for our investors.

Regional Joint Ventures

In 2014, we began to expand internationally to cities of the world at the same time that we were still building our brand and presence in the United States. We started in London, followed soon after by Tel Aviv, and by 2016, we had opened our doors in Shanghai, the first of our locations in Asia, as well as in Mexico City, the first of our locations in Latin America.

To facilitate our expansion into Asia, we formed a number of joint ventures, strategic partnerships and similar entities to drive growth in a capital-efficient manner. We now operate in China, Japan and the broader Pacific region through a series of joint ventures, which we refer to as ChinaCo, JapanCo and PacificCo, respectively. Our key investors in ChinaCo are Softbank, Hony Capital and Trustbridge, and we own 59% of the entity. Our joint venture partner in JapanCo is SoftBank, and we hold a 50% interest in the joint venture. Our key investor in PacificCo is SoftBank, and we own 60% of the entity. We also operate in India through a strategic partnership from which we receive a revenue and profit share. For each of ChinaCo, JapanCo and PacificCo, in addition to our equity interest, we are entitled to a percentage of revenue in exchange for providing certain intellectual property and trademark rights and other services.

These strategic relationships have allowed us to expand into new regions without putting our capital at risk. Our relationships with local partners have helped us establish a foothold in these key markets and laid the foundation for our future growth. We have therefore negotiated the right to buy out our strategic partners in each of these regions after a set period of time.

For additional information with respect to distributions by our regional joint ventures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “Certain Relationships and Related Party Transactions—Regional Joint Ventures and Strategic Partnerships”.

ARK

We recently launched a global real estate platform to acquire and manage real estate. We call this platform ARK. ARK’s purpose is to make acquisitions of real estate assets through discretionary investment vehicles, joint ventures with strategic partners and acquisitions of real estate investment trusts, operating companies and other large portfolios.

We participate in ARK through our 80% interest in ARK’s management company and general partner. While we have committed capital to real estate acquisition vehicles controlled by ARK, the amount of our commitments represents a small percentage of the amount committed by third parties. The business and operations of ARK, including decisions regarding deployment, management and disposition of ARK-owned assets, are carried out by ARK’s senior management group as described below.

ARK is the product of an organic evolution in our strategy to achieve efficiency with respect to our use of real estate. In particular, ARK allows us to:

•	improve our access to the most desirable buildings in the best locations in cities around the world;

•	improve our control over the locations we activate;

•	partner with developers and landlords to purchase a small portion of equity in multiple locations (a “sliver equity” strategy); and

•	capture a portion of the value created by our occupancy of a location, as described below.

The chart below depicts the structure of ARK with its three principal components, each as described in detail below:

(1) the general partner (ARK Master GP);

(2) the manager (ARK Manager); and

(3) the real estate acquisition vehicles that are managed by the general partner and manager.

We own 80% of each of ARK Master GP and the ARK Manager. Through our 80% ownership of such entities, we are entitled to our corresponding share of the management fee and incentive fee income earned by such entities. ARK Master GP and the ARK Manager are consolidated in our consolidated financial statements. Primarily because our investments through ARK Master GP in the underlying real estate acquisition vehicles and joint ventures generally represent a small percentage of the total capital invested by third parties, and the terms on which ARK has agreed to provide services and act as general partner are consistent with the market for similar arrangements, the underlying real estate acquisition vehicles and joint ventures that are managed by the ARK Manager are generally not consolidated in our financial statements (subject to certain exceptions based on the specific facts of the particular vehicle).

The General Partner

ARK Investment Group Master GP LP (“ARK Master GP”) holds an indirect general partnership interest in each real estate acquisition vehicle managed or sponsored by ARK. ARK Master GP is owned approximately 80% by us and 20% by Rhône Group L.L.C. and Rhône Capital L.L.C. (together, the “Rhône Group”).

The Manager

ARK Capital Advisors LLC (the “ARK Manager”) serves as the manager for each real estate acquisition vehicle managed or sponsored by ARK.

The ARK Manager is governed by a management committee that is generally controlled by The We Company (the “Management Committee”). The Management Committee comprises up to eight members, four of which are designated by The We Company, two of which are designated by the Rhône Group subject to approval by The We Company (one of whom is currently Steven Langman, a member of the board of directors of The We Company) and two of which are unaffiliated with either party and designated by The We Company and the Rhône Group together, which we and the Rhône Group have currently elected to leave vacant. The We Company designees, the Rhône Group designees and the unaffiliated designees hold 51%, 26% and 23% of the voting power, respectively, provided that until the unaffiliated designees are appointed, The We Company’s and the Rhône Group’s voting power will be increased on a pro rata basis to account for the remaining 23% voting power.

The Management Committee is responsible for material strategic and other significant corporate matters as set out in the ARK Manager’s governing agreements. Subject to the Management Committee’s strategic oversight of these matters, ARK’s managing partner has the power and authority to carry on the business and operations of ARK together with the other members of ARK’s senior management group. ARK’s leadership and personnel participate in an incentive compensation program designed to align their interests with those of ARK’s real estate acquisition vehicles.

The ARK Manager is the exclusive manager of certain real estate acquisition vehicles managed by, or otherwise affiliated with, The We Company and its controlled affiliates and associated persons. See “Certain Relationships and Related Party Transactions”. We have agreed to make commercial real estate and other real estate-related investment opportunities that meet ARK’s mandate available to ARK on a first-look basis, with certain limited exceptions.

Real Estate Acquisition Vehicles

ARK currently manages two multi-asset real estate acquisition vehicles:

•

ARK Master Fund LP (the “ARK Master Fund”) is a closed-ended fund formed in February 2019. The ARK Master Fund’s focus is acquiring, developing and managing real estate assets that ARK believes will benefit from our occupancy or involvement, with the expectation that initially at least 50% of the ARK Master Fund’s portfolio will be in office-class assets.

•

WeWork Property Investors LP (the “WPI Fund”) is an open-ended comingled fund formed in March 2017. The WPI Fund’s focus is acquiring, developing and managing office assets with current or expected vacancy that ARK believes are suitable for our occupancy, focusing on opportunities in North America and Europe.

In addition to the ARK Master Fund and the WPI Fund, ARK also manages two asset-specific joint ventures. ARK co-manages DSQ Partners, a commercial real estate portfolio located in London, and manages WeWork Waller Creek, a parcel of land in Texas.

ARK deploys equity capital through these real estate acquisition vehicles to acquire properties, all of which are expected to include some level of occupancy or involvement of The We Company as contemplated by the mandate of these real estate acquisition vehicles. See “—Transactions between ARK and The We Company” for a description of the governing agreements with The We Company. To date, ARK has secured equity capital commitments of $2.9 billion. Equity capital managed by ARK is in certain instances co-managed in collaboration with other third-party institutional managers and is subject to the terms and conditions set out in the various definitive agreements relating to that equity capital. To date, The We Company has committed approximately $196 million of the $2.9 billion in equity capital commitments secured by these real estate acquisition vehicles. We do not currently have any ownership interest in these real estate acquisition vehicles other than the capital commitments specified in the preceding sentence. A portion of these equity capital commitments has been deployed to purchase the assets described below, and a portion remains to be deployed. Customary asset-level debt financing arrangements have been provided on customary terms by third-party institutional lenders in respect of assets acquired by ARK to date.

Through these real estate acquisition vehicles, ARK has acquired or entered into agreements to acquire an aggregate of more than $3 billion of assets as of the date of this prospectus. The We Company occupies a portion of the rentable space at the properties owned by these real estate acquisition vehicles; however, these locations represent a small percentage of our locations.

Following the third anniversary of the ARK/WPI combination, we may elect to purchase from the Rhône Group, or the Rhône Group may elect to sell to us, at the fair market value at the time (as determined by an independent third-party appraisal process), all of the Rhône Group’s equity interests in ARK, including, if the Rhône Group elects, any equity interests held by the Rhône Group in any real estate acquisition vehicle managed or sponsored by ARK (which is expected to include the Rhône Group’s interest in the WPI Fund). We may pay this purchase price in cash and/or in shares of our Class A common stock (valued based on then-recent trading prices), at our election.

Investment Committees of the ARK Master Fund and the WPI Fund

Each of the ARK Master Fund and WPI Fund has an investment committee that will evaluate acquisition opportunities presented to it by the ARK Manager personnel. The investment committee of the ARK Master Fund is generally controlled by ARK and consists of four members, three of which are designated by The We Company and one of which is designated by a limited partner in the ARK Master Fund. The investment committee of the WPI Fund is jointly controlled by The We Company and the Rhône Group and consists of four members, two of which are designated by The We Company and two of which are designated by the Rhône Group (one of whom is currently Steve Langman, a member of the board of directors of The We Company).

Transactions between ARK and The We Company

When entering into a lease or other transaction such as a management agreement in respect of a property owned by an ARK-managed real estate acquisition vehicle with a subsidiary of The We Company, the ARK Master Fund and the WPI Fund generally follow procedures that are set out in the governing documents of the ARK Master Fund and the WPI Fund. In the case of the ARK Master Fund, these procedures typically require that the transaction comply with agreed-upon contractual principles and the terms be reviewed by an independent broker or appraiser for consistency with market conditions and local market practice. In the case of the WPI Fund, any such decision is subject to the unanimous consent of the management and investment committee for the WPI Fund, which includes equal representation by The We Company and the Rhône Group. For efficiency of operations, a transaction subject to these specified vehicle-level procedures will not require the consent of the Management Committee. If no such procedures are set out in the governing documents of the applicable real estate acquisition vehicle, the transaction would instead require consent of the Management Committee, including the consent of the Rhône Group designees.

In addition, any transactions between ARK and The We Company will be subject to our policies and procedures with respect to transactions with any related party. We expect as a part of this policy that the audit committee will establish specific guidelines that will apply to such transactions that are entered into in the ordinary course of business between us and ARK as well as those transactions that qualify as related party transactions solely as a result of Steven Langman’s indirect interest in ARK and his role as one of our directors. We further expect the audit committee to review and assess ongoing relationships with ARK on a quarterly basis to ensure compliance with the audit committee’s guidelines and that such transactions remain appropriate. See “Certain Relationships and Related Party Transactions—Policies and Procedures for Related Party Transactions.”

Other We Company Offerings

Live. We have applied the WeWork formula of blending space, design, community and technology to living. WeLive offers beautifully designed, fully furnished and serviced short- and long-term stay apartments and hotel rooms. WeLive integrates the benefits of our global community through a broad set of technologies. We seek to transform the housing and hotel model of yesterday into a flexible and community-driven experience for today. We strive to create a convenient, comfortable and connected space with everything you need to live, work and play in a single location. We currently have two open WeLive locations and expect to open more in the future. In addition, we continue to look for ways to extend this mission beyond housing. For example, Meetup is a self-service offering that connects people who share interests, seek to organize events, desire to learn new things, or just want to do more of what they already love. On average over 12,000 Meetup events get self-organized every day, with over 2.2 million total Meetup events taking place at our locations in the six months ended June 30, 2019. We also expect to expand our nascent health and wellness programs to broaden the reach of our mission within our work and live spaces.

Grow. Learning is a lifelong process and we believe that education should not be limited to traditional options. WeGrow is an independent elementary school focused on supporting the growth of children’s minds, bodies and souls through an integrated curriculum. We opened the first WeGrow location in New York in 2018. We also expect to expand our education and learning programs to broaden the reach of our grow mission.

Our Team

We have grown from a start-up in New York City to a truly global organization, supported by teams working in 111 cities across 29 different countries as of June 1, 2019. Our employees reflect the broad ethnic and geographic footprint we currently serve.

Almost 27% of our employee base consists of community team members stationed within our member spaces. Our community teams are unique in that they have the privilege to personally meet and share experiences with our members. They are the front line of our locations and the ambassadors of our mission to the world.

We have been a community company since inception. The We Company has always been an extension of our founders’ ambition to effect positive change in the world. We seek to realize our goal by surrounding ourselves with team members who not only have exceptional skill sets but who share in our intention to make a global impact. Over time we have strengthened our team by adding members through strategic acquisitions.

As of June 30, 2019, we had more than 12,500 employees, of which approximately 7,500 were located in the United States. A small portion of our employees outside of the United States are represented by a labor union or workers’ council and covered by collective bargaining agreements.

Our Intellectual Property

We believe that our brand is critical to our success. Accordingly, we spend a significant amount of time and resources protecting our brand identity.

We have registered or are in the process of registering the trademarks WE, WEWORK, WEGROW and WELIVE, among our other trademarks, logos and slogans, in jurisdictions around the world.

We police our trademark portfolio globally, including by monitoring trademark registries around the world and investigating digital, online and common law uses in order to learn as soon as possible whether the relevant parties engage in or plan to engage in conduct that would violate our valuable trademark rights. We monitor registries through the use of robust international subscription watch services supplemented by periodic manual review. We typically discover or are informed of infringing common law uses of our trademarks by our employees, each of whom receives basic training regarding our intellectual property rights, or by our outside legal counsel.

We separately investigate and evaluate each instance of infringement to determine the appropriate course of action, including cease and desist letters, administration proceedings, cybersquatting actions or infringement actions, if any. Wherever possible, we seek to resolve these matters amicably and without litigation.

In an effort to ensure that registries in countries where we operate or intend to operate remain clear of infringing trademark registrations, we frequently file opposition actions, cancellation actions and other administrative proceedings around the world.

We have registered more than 1,500 domain names, such as we.co, wework.com and welive.com, as well as numerous other top-level domains (“TLDs”) that incorporate the WE®, WEWORK, WEGROW and WELIVE trademarks, including many new and pre-existing TLDs (such as wework.info, welive.co, wework.space and welive.properties) and many ccTLDs (such as wework.fr, wework.hk and wegrow.in). We have obtained certain other domain names in our portfolio, including those that incorporate within them our trademarks or confusingly similar variations of our trademarks, for defensive purposes or as the result of settlements with infringing parties.

Our proprietary innovation supports our growth and brand. We devote significant resources to developing the technology and methods to build our locations efficiently and to provide an outstanding member experience.

In order to maintain our competitive position, we rely on both trade secret and patent protection. Through our know-how, we transform our innovation into solutions that benefit both our operations and members. We protect our trade secrets through a variety of methods, including physical and electronic security measures, litigation and enforcement actions, and confidentiality agreements with third-party service providers, employees, consultants and others who have access to our proprietary information.

To further capture our inventive output, we secure our innovation through patent protection. From enhanced mapping features on our member app to workspace optimization to robotic construction, we seek to obtain patents within diversified fields of invention.

Trademarks

This prospectus contains references to our trademarks, trade names and service marks and to those belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other companies’ trademarks, trade names or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Our Commitment to Privacy and Data Security

We prioritize the trust of our employees and members through a commitment to privacy and data security. Our privacy policy outlines the types of data we collect and how we use and share it. We aim to be transparent about our data collection and processing practices and explain them in clear language. We also endeavor to incorporate privacy into our solutions, services and products and provide our employees and members with options to manage their data rights where possible and where mandated by applicable law.

Because we receive, store and use information about our employees and members, we are subject to numerous laws and regulations that address privacy and data security. We aim to design our solutions and policies to facilitate compliance with these and other evolving laws and regulations. We also have dedicated privacy counsel and a privacy working group that builds and executes on our privacy program, including the management of data protection impact assessments.

The safety and security of our employees’ and members’ information is important to us. We take steps to use appropriate technical or organizational measures to protect this personal information. We are certified compliant with the ISO/IEC 27001:2013 (ISO 27001) international standard.

Our Properties

We generally lease the real estate for our WeWork locations. As of June 30, 2019, we had 528 locations across 111 cities, 29 countries and five continents, plus our corporate headquarters located at 115 W 18th Street, New York, NY 10011.

Our Competition

We compete to attract members to our platform across a variety of geographies, markets and service lines. We consider ourselves to be the pioneer of the space-as-a-service model, with a significant first-mover advantage. We provide workspaces to our members with a combination of design services and technological support that differentiate our offering from traditional office environments. Nevertheless, the office space industry is highly fragmented and is served by large, national or international companies as well as by regional and local companies of varying sizes and resources. Other companies that offer workspace solutions include: traditional landlords that lease office spaces directly to individuals and organizations; global flexible workspace providers; and companies that operate at a more national, regional or local level and offer flexible workspaces to individuals and organizations.

Governmental Regulation

We are subject to a wide variety of laws, rules, regulations and standards in the United States and foreign jurisdictions. Like other market participants that operate in numerous jurisdictions and in various service lines, we must comply with a number of regulatory regimes to which we are subject. United States federal, state and local and foreign laws, rules, regulations and standards include employment laws, health and safety regulations, taxation regimes and laws and regulations that govern or restrict our business and activities in certain regions and with certain persons, including economic sanctions regulations, anti-bribery laws and anti-money laundering laws. Some of our offerings also require registrations, permits, licenses and/or approvals from governmental agencies and regulatory authorities, some or all of which may be costly or time consuming to obtain.

In addition, as a developer and operator of real estate, we are subject to local land-use requirements, including regulations that govern zoning, use, building and occupancy, regulations and standards that address indoor environmental requirements, laws that require places of public accommodation and commercial facilities to meet certain requirements related to access and use by disabled persons, and various environmental laws and regulations which may require a current or previous owner or operator of real estate to investigate and remediate the effects of hazardous or toxic substances or petroleum product releases on, under, in or from such property.

Furthermore, because we receive, store and use a substantial amount of personally identifiable information received from or generated by our members, we are also subject to laws and regulations governing data privacy, use of personal data and cybersecurity.

Legal Proceedings

From time to time, we may become involved in legal or regulatory proceedings arising in the ordinary course of our business, including personal injury claims, intellectual property claims and commercial contract disputes. In addition, with respect to employees and others, we face and could in the future face a wide variety of claims, including discrimination (for example, based on gender, age, race or religious affiliation), sexual harassment, privacy, labor and employment, ERISA and disability claims. Often these cases raise complex factual and legal issues, which are subject to risks and uncertainties and which could require significant management time and corporate resources to defend, could result in significant media coverage and negative publicity, and could be harmful to our reputation and our brand. Although the outcome of these and other claims cannot be predicted with certainty, we are not currently a party to any litigation or regulatory proceeding that we expect to have a material adverse effect on our business, results of operations, financial condition or cash flows.

MANAGEMENT

Our Leadership Team

The following sets forth certain information relating to our co-founders and global leadership team as of June 30, 2019.

Our Co-founders

Adam Neumann

Co-Founder, Chief Executive Officer and Chairman of the Board

Adam, 40, is one of our co-founders and has served as our Chief Executive Officer and Chairman of the Board since our inception. He serves on our board of directors because of the perspective and experience he brings as our Co-Founder and Chief Executive Officer. We believe his strategic insight, leadership and commitment to the growth of our global team and community will provide us the leadership we need to execute our vision. Adam is married to Rebekah Neumann and is an executive officer.

Rebekah Neumann

Co-Founder, Chief Brand and Impact Officer

Founder and CEO of WeGrow

Rebekah is one of our co-founders and serves as our Chief Brand and Impact Officer. She is also the founder and CEO of WeGrow. Rebekah is married to Adam Neumann.

Miguel McKelvey

Co-Founder and Chief Culture Officer

Miguel is one of our co-founders and serves as our Chief Culture Officer. He previously served as our Chief Creative Officer.

Our Global Leaders

Jennifer Berrent

Co-President and Chief Legal Officer

Jen, 47, has served as one of our Presidents since April 2019 and as Chief Legal Officer since June 2016. From October 2014 to April 2019, she held a variety of positions in the organization, including Chief Operating Officer, Chief Culture Officer and General Counsel. From March 2006 to October 2014, she was a lawyer at Wilmer Cutler Pickering Hale and Dorr LLP, where she served as a partner from January 2011 to October 2014. Jen is an executive officer.

Michael Gross

Vice Chair

Michael has served as a Vice Chair since 2015. Prior to his current role, he served as our Chief Financial Officer from 2013 to 2015. He previously served as Chief Executive Officer of Morgan Hotel Group.

Sebastian Gunningham

Vice Chair and Chief Automation Officer

Sebastian has served as a Vice Chair and our Chief Automation Officer since March 2018. He formerly served as Amazon.com, Inc.’s Senior Vice President of Amazon Marketplace from 2007 to 2018. He also served as Senior Vice President at Oracle Corporation, Vice President of Enterprise at Apple Inc. and Chief Executive Officer at Peace Software, Inc.

Arthur Minson

Co-President and Chief Financial Officer

Artie, 48, has served as one of our Presidents since June 2015 and as our Chief Financial Officer since June 2016. From June 2015 to June 2016, he also served as our Chief Operating Officer. From May 2013 to June 2015, he served as Executive Vice President and Chief Financial Officer of Time Warner Cable Inc. From 2009 to April 2013, he served in a number of senior management roles at AOL Inc., including Chief Operating Officer and Chief Financial and Administrative Officer. Artie is an executive officer.

Other Senior Leadership

Our global leaders are supported by an experienced senior leadership team that has a proven track record of leading successful tech-enabled services businesses in areas such as operations, product development, design and technology.

Local Leadership Teams

Each of our regions is supported by a team of mission-driven local leaders. Our regional managers oversee our business operations and community in each region. These regional managers are in turn supported by a team of general managers that oversee territories within these regions. Within these territories, each location is supported by a core community team that is integral to developing and maintaining the distinct personality and culture within that location. Each of these community teams is led by a community manager, who is supported by a group of community leads and community associates. We believe our local community teams, led by our community managers, are the heart and soul of our global platform.

Charitable Commitments of our Co-Founders and Other Senior Leaders

In connection with this offering, our co-founders and senior leaders are dedicating additional resources to amplify the positive global impact of our organization. This effort is designed to enable us to scale our social and global impact as the Company grows.

•

Rebekah and Adam Neumann have pledged $1 billion to fund charitable causes. To fulfill this pledge, Rebekah and Adam will contribute cash and equity to charitable causes within the 10 years following this offering. Their first contribution aids in the conservation of over 20 million acres of intact tropical forest, including the region pictured on the final page of this prospectus.

•	Miguel McKelvey has pledged 50% of the value of his equity to fund causes aligned with our mission.

•	Each of our named executive officers has pledged to donate to charity the equivalent of 10% of proceeds from sales of their equity.

•

Each of our senior leaders who received option awards and profits interests as described under “Executive Compensation—Incentivizing Our Leadership Team” has indicated their intent to donate to charity 10% of the proceeds from sales of such equity.

Election of Executive Officers

Each of our executive officers serves at the discretion of our board of directors and holds office until his or her successor is duly appointed and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on our website at www.we.co. In addition, we intend to post on our website all disclosures that are required by law or the                listing standards concerning any amendments to, or waivers from, any provision of the code. Information contained on, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference.

Our Board of Directors

The following sets forth certain information relating to our directors and director nominees as of June 30, 2019. Several of our directors were designated by certain of our stockholders. Bruce Dunlevie was designated to serve on our board of directors by Benchmark, John Zhao was designated to serve on our board of directors by Hony Capital and Ron Fisher was designated to serve on our board of directors by Softbank Vision Fund L.P., in each case in accordance with the stockholders’ agreement described in “Certain Relationships and Related Party Transactions—Stockholders’ Agreement”. The stockholders’ agreement terminates automatically in accordance with its terms immediately prior to the completion of this offering.

Within one year following the completion of this offering, we intend to add an additional director to our board of directors, with a commitment to increasing the board’s gender and ethnic diversity.

Bruce Dunlevie, 62, has served as one of our directors since July 2012. Bruce is a seasoned veteran of venture capital with more than 20 years of experience in high-tech investing. He is a founding partner of Benchmark Capital, a venture capital firm, and has been a general partner of the firm since May 1995. He currently also serves as Lead Independent Director of ServiceSource International, Inc., a service support provider, and as director of One Medical Group, Inc. Bruce brings to our board of directors extensive experience as an investor in technology and other companies on behalf of Benchmark Capital. Our board of directors also believes that Bruce’s private equity experience gives him particular insight into trends affecting companies such as ours, as well as into acquisition strategy and finance.

Ronald (Ron) Fisher, 71, has served as one of our directors since November 2017. Ron joined the SoftBank Group in October 1995 as Director and President of SoftBank Holdings Inc. and was the founder of SoftBank Capital. He became a Director of SoftBank Corp. (presently SoftBank Group Corp.) in June 1997. In June 2017 he was named Vice Chairman of SoftBank Group Corp. He was previously the CEO of Phoenix Technologies Ltd. from 1990 to 1995. Ron joined Phoenix from Interactive Systems Corporation where he served for five years as President, initially as Chief Operating Officer and then as Chief Executive Officer. Ron’s experience prior to Interactive Systems includes senior executive positions at Visicorp, TRW, and ICL (USA). Ron is the Vice Chairman of Sprint Corporation and is a director of Arm Holdings and Fanatics. He previously served on the board of E*Trade Financial Corp. and GSI Commerce. Ron brings to our board of directors knowledge and experience in technology industries and experience with strategic planning and leadership of complex, global organizations.

Lewis (Lew) Frankfort, 73, has served as one of our directors since July 2014. He currently serves as a director of Mindbodygreen Advanced Assessment Systems LLC and Recycle Track Systems (RTS), as well as a Member of the Board of Overseers at Columbia Business School. Since November 2014 he has served as the Chairman Emeritus of Coach, Inc., a New York design house of modern luxury accessories and lifestyle brands. From January 2014 to November 2014, he served as their Executive Chairman and from November 1995 to January 2014 he served as their Chairman and Chief Executive Officer. Lew brings to our board of directors extensive public company board and management experience, which our board of directors believes give him particular insight into business strategy, leadership and marketing.

Frances Frei, 56, is expected to join our board of directors upon the completion of this offering. She currently serves as a Professor of Technology and Operations Management at Harvard Business School. From June 2017 to February 2018, she served as Senior Vice President of Leadership and Strategy at Uber Technologies, Inc. Frances brings to our board of directors extensive experience researching and advising on corporate strategy, operations and culture, which our board of directors believes gives her particular insight into strategic planning and leadership.

M. Steven Langman, 57, has served as one of our directors since July 2012. He co-founded Rhône, a global private equity firm, in 1996 and has served as a Managing Director since its inception. Prior to joining Rhône, Steven was a Managing Director at Lazard Frères, where he specialized in mergers and acquisitions. Before joining Lazard, he worked in the mergers and acquisitions department at Goldman Sachs. He has served, and continues to serve, on the boards of a number of Rhône portfolio companies, including CSM Bakery Solutions, Hudson’s Bay Company, Fluidra S.A. and Vistajet Global Holdings Limited. He also serves on the management committee of ARK (as one of two members appointed by the Rhône Group) and the investment committees for its funds. Steven brings to our board of directors more than three decades of experience financing, analyzing and investing in public and private companies, which our board of directors believes gives him particular insight into business strategy, leadership and finance.

Mark Schwartz, 65, has served as one of our directors since March 2017. At the end of 2016, he retired from Goldman Sachs, a global investment banking, securities and investment management firm, where he had served as vice chairman of The Goldman Sachs Group, Inc. and chairman of Goldman Sachs Asia Pacific since June 2012. Mark currently serves on the board of directors of One97 Communications Limited (“Paytm” in India), OYO Rooms, Ragon Institute of Massachusetts General Hospital (“MGH”), MIT and Harvard. He is also a trustee of New York-Presbyterian Hospital and MGH and serves on various boards at Harvard College, Harvard Business School and the Harvard School of Public Health. Mark brings to our board of directors deep expertise in finance, operating in Asia, acquisition strategy and capital markets financings from his career in the financial services industry.

John Zhao, 56, has served as one of our directors since July 2016. He is the founder and Chief Executive Officer of Hony Capital, a leading investment management firm in China, and Executive Director and Executive Vice President of Legend Holdings Corporation, a diversified investment holding company. John also serves as a director of Legend Holdings, Lenovo, China Glass Holdings, Best Food Holding Company, Hospital Corporation of China, Shanghai Jin Jiang International Hotels Development, Zoomlion Heavy Industry Science and Technology, ENN Ecological Holdings and International Elite. John brings to our board of directors extensive global leadership, including overseeing foreign company expansion into the Chinese market, and experience in strategy and finance.

Board of Directors

Our business affairs are managed under the direction of our board of directors. Our amended and restated bylaws will provide that our board of directors will consist of such number of directors as may from time to time be fixed by our board of directors. We expect that our board of directors will consist of eight directors as of the closing of this offering.

Director Independence

Prior to the completion of this offering, our board of directors undertook a review of the independence of our directors and director nominees and determined that Bruce Dunlevie, Ron Fisher, Lew Frankfort, Mark Schwartz and John Zhao are independent directors as defined under the rules of the                .

Board Committees

Upon completion of this offering, we will have an audit committee as well as a compensation and nominating committee, with each committee having a written charter.

Upon completion of this offering, Adam Neumann will continue to control a majority of the voting power of our outstanding capital stock. As a result, we will be a “controlled company” under the rules of the                . Under these rules, we may elect not to comply with certain corporate governance standards, such as the requirement that our board of directors have a compensation committee and nominating and corporate governance committee composed entirely of independent directors, as independence is defined under the        listing standards. For at least some period following completion of this offering, we intend to take advantage of these exemptions. See “Risk Factors—Risks Relating to Our Business—We are a “controlled company” as defined in the         rules, and are able to rely on exemptions from certain corporate governance requirements that provide protection to stockholders of companies that are not controlled companies”. In the event that we cease to be a “controlled company” and our shares continue to be listed on the        , we will be required to comply with these provisions within the applicable transition periods.

Audit Committee

Among other matters, the audit committee will be responsible for:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm their independence from management;

•	reviewing with our independent registered public accounting firm the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

•	overseeing our non-GAAP measures, our policy with respect to the use of non-GAAP measures and the presentation and disclosure of non-GAAP measures;

•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters;

•	assisting our board of directors with risk assessment and risk management and reviewing our related policies; and

•	reviewing related party transactions.

Upon completion of this offering, our audit committee will consist of Mark Schwartz and Lew Frankfort. A chair will be appointed to the extent that the committee has three or more members. Rule 10A-3 under the Exchange Act and the                rules require us to have one independent audit committee member upon the listing of our Class A common stock, a majority of independent directors on our audit committee within 90 days of the effective date of the registration statement of which this prospectus forms a part and an audit committee composed entirely of independent directors within one year of the effective date of the registration statement of which this prospectus forms a part. We will be required to have at least three directors, all of whom must be independent, on our audit committee within a year of the effective date of the registration statement of which this prospectus forms a part. Our board of directors has affirmatively determined that each of Mark Schwartz and Lew Frankfort meets the definition of an “independent director” for purposes of serving on an audit committee under Rule 10A-3 and the        rules and that each of them is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. We intend to comply with the other committee membership and independence requirements within the time periods specified.

Compensation and Nominating Committee

Among other matters, the compensation and nominating committee will be responsible for:

•	reviewing and approving, either alone or together with the other independent members of the board of directors, the compensation of our Chief Executive Officer and our other executive officers;

•	reviewing and recommending to our board of directors the compensation of our non-employee directors;

•	selecting compensation consultants and advisors and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors;

•	reviewing any equity plans proposed to be adopted by us;

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•	overseeing the organization of our board of directors to discharge its duties and responsibilities properly and efficiently; and

•	identifying best practices and developing recommendations on corporate governance matters to our board of directors.

Upon completion of this offering, our compensation and nominating committee will consist of M. Steven Langman and Bruce Dunlevie. A chair will be appointed to the extent that the committee has three or more members. As a controlled company, we will rely upon the exemption from the requirement that we have a compensation committee and nominating and corporate governance committee composed entirely of independent directors.

Compensation committee interlocks and insider participation

None of our executive officers served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during the year ended December 31, 2018.

Director Compensation

None of our directors received compensation for their service as a director during 2018.

EXECUTIVE COMPENSATION

How We Think About Compensation

We know that to be successful, we need to attract, retain and reward high performers who are fully invested in our mission. While we will continue to refine our approach to compensation as The We Company evolves, our fundamental goal remains the same: provide a fair and competitive program at all levels, while rewarding individuals and teams with outsized impact. The following core principles form the foundation for achieving this goal:

•	Clarity: Provide access to pay guidelines

•	Flexibility: Support a diverse, decentralized company to accommodate differences and changes in job requirements, markets and the economy

•	External competitiveness: Align compensation with comparable jobs in the external labor market

•	Internal comparability: Provide pay guidelines that ensure similar jobs are paid equitably across the company

•	Recognition: Pay for impact, with extraordinary performance further rewarded

A Culture of Ownership

Nine years ago, when we were just beginning our journey, we gave all employees equity because we were convinced that launching a successful company requires each and every person to take initiative, solve problems and think like an owner of the company. We still believe that a culture of ownership is critical to our success, and intend to continue granting equity from top-to-bottom in all regions and across all functions.

The two main components of our compensation program, equity and salary, answer two basic questions:

•	Equity: “What is your long-term impact on our growth, goals and mission?”

•	Salary: “What is the competitive rate for your role and region?”

As a result, we do not have a company-wide cash bonus program. Instead, we provide limited cash incentives to reward exceptional performance and to target specific functions identified for the year as necessary to drive and realize our growth potential.

Incentivizing Our Leadership Team

Our leadership team is comprised of Adam Neumann, our Co-Founder, Chief Executive Officer and Chairman of the Board, together with a group of partners who offer a unique combination of skills so that we can deliver on our mission. Some of these team members are individual impact contributors who have expertise and deep abilities in a specific discipline, such as technology, real estate or creative design. Artie Minson (Co-President and Chief Financial Officer) and Jen Berrent (Co-President and Chief Legal Officer) are “portfolio partners” who are responsible for a complex set of disciplines and priorities, allowing us to efficiently collaborate across groups and scale our vision.

Consistent with our culture of ownership, Adam, Artie and Jen are predominantly compensated through equity awards to align their interests with those of our stockholders and reward the creation of long-term value. We grant new hire equity awards and we also grant equity awards from time-to-time in connection with promotions and to reward performance in order to ensure pay parity as our team members’ roles and responsibilities evolve. Information about the equity awards held by our named executive officers (“NEOs”) as of December 31, 2018 can be found below under “—Outstanding Equity Awards at Fiscal Year End for 2018”. Our NEOs are Adam, our Chief Executive Officer, as well as Artie and Jen, who were our only other executive officers in 2018.

In the first half of 2019, in order to incentivize our senior leadership team as well as select other individuals who have had an outsized impact on our organization over the years, we granted to employees (including Adam, Artie and Jen) stock options to purchase a total of 49,437,366 shares of our Class B common stock. Adam received options to purchase an aggregate of 42,473,167 of these shares. The options awarded had a per-share exercise price equal to the fair market value of our Class B common stock on the applicable grant date. Of these options, 16,402,682 awards would have vested over a five-to-seven year period and the remaining 33,034,684 awards included both time-based vesting conditions and performance-based vesting conditions tied to, among other things, the completion of this offering and a significant increase in market capitalization, in each case subject to continued service, specifically: (i) 9,438,481 options meet the performance-based vesting conditions upon the completion of this offering, and vest monthly over a period of five years following the completion of this offering; (ii) 7,078,861 options meet the performance-based vesting conditions if we attain a public market capitalization of $50 billion, and vest monthly over a period of three years from that date; (iii) 7,078,861 options meet the performance-based vesting conditions if we attain a public market capitalization of $72 billion, and vest monthly over a period of two years from that date; and (iv) 9,438,481 options meet the performance-based vesting conditions if we attain a public market capitalization of $90 billion, and vest monthly over a period of two years from that date.

In July and August 2019, 37,907,615 of such options were canceled in connection with the issuance of profits interests to certain of our employees, including Adam, Artie and Jen. For more information on the profits interests, see “Certain Relationships and Related Party Transactions—Profits Interests”.

Each recipient of these option awards and profits interests has indicated their intent to donate to charity 10% of proceeds from sales of such equity.

NEO Employment Arrangements and Restrictive Covenant Agreements

Each of our NEOs has entered into an invention, non-disclosure, non-competition and non-solicitation agreement that protects our confidential and other proprietary information and assigns to us full right and title to inventions and other intellectual property developed by the employee that are related to our business. The agreement also contains confidentiality and, for Artie and Jen, non-disparagement obligations, which apply indefinitely, along with non-competition and customer and employee non-solicitation restrictions, which apply during employment and for a period of time following termination of employment for any reason.

In connection with this offering, we have entered into amended and restated employment agreements with each of Artie and Jen with substantially similar terms to reflect their partnership in leading The We Company as Co-Presidents. These agreements replaced their legacy employment agreements, which no longer reflected their current roles, responsibilities and compensation arrangements.

The amended and restated employment agreements provide that Artie and Jen will each earn only the minimum salary required to remain an exempt employee under applicable laws (currently, $58,500 on an annualized basis), and we expect they will keep only $1 and donate the rest of their after-tax salary to charity. We have not entered into an employment agreement with Adam.

Under the amended and restated employment agreements, upon a termination without cause (as defined below) or resignation for good reason (as defined below), subject to the execution of a general release of claims, Artie and Jen would be entitled to, in addition to any accrued benefits, (i) severance equal to 12 months of his or her then-current base salary, (ii) continued payment of health insurance for up to 12 months, (iii) continued exercisability of any nonqualified stock options for a period of up to one year following the completion of this offering and (iv) if such termination occurs within 12 months following a change in control (defined below), accelerated vesting, and exercisability, of any of their then-outstanding equity awards.

As defined in the amended and restated employment agreements, “cause” generally means: (i) repeated failure, after written notice and a reasonable opportunity to cure, to perform reasonably assigned duties, (ii) engagement in dishonesty, gross negligence or willful misconduct, (iii) conviction of, or pleading guilty or no contest to, any felony or any crime involving moral turpitude or (iv) a material breach by the employee of his or her employment agreement and/or restrictive covenants agreement with us. “Good reason” generally means: (i) a material diminution of duties and responsibilities or the assignment of duties or responsibilities that are materially inconsistent with those in effect as of the effective date of the employment agreement, (ii) a requirement by us that their principal place of employment be relocated more than 30 miles from New York City, (iii) a reduction in base salary or (iv) a material breach by us of their employment agreement. “Change in control” is defined in reference to the definition in The We Company 2019 Omnibus Incentive Plan, as described in further detail below in “—The We Company 2019 Omnibus Incentive Plan—Change in Control.”

Information about the compensation that our NEOs received in 2018 can be found below under “—2018 Summary Compensation Table”.

Potential Payments Upon Termination or Change in Control

Other than as described above under “—NEO Employment Arrangements and Restrictive Covenant Agreements”, we do not currently have any agreements, plans or other arrangements that provide for payments upon termination or a change in control for our NEOs.

Other Employee and Retirement Benefits

In addition to the core components of our compensation program, equity and salary, we provide a wide range of benefits that provide our employees with the flexibility to take charge of their needs. Our executive officers participate in the same health and welfare programs, as well as the same retirement programs, as our other full-time employees. In the United States, we provide a 401(k) plan, which is a tax-qualified defined contribution savings plan, for the benefit of all eligible employees, including our NEOs. Employees may make contributions, including after-tax Roth contributions, and our 401(k) plan also permits discretionary employer contributions. While no employer contributions were made in 2018, we are excited to, starting in 2019, match 100% of employee contributions to our 401(k) plan, up to a maximum of $1,800 per year. All employee contributions and employer contributions are at all times fully vested. We do not offer any defined pension plans or nonqualified deferred compensation plans to our employees.

2018 Summary Compensation Table

The following table summarizes the total compensation paid to or earned by each of our NEOs during the year ended December 31, 2018.

Name and Principal Position	Year	Salary ($)	All Other Compensation (1) ($)	Total ($)

Adam Neumann, Chief Executive Officer and Chairman of the Board	2018	— (2)	—	—

Artie Minson, Co-President and Chief Financial Officer	2018	51,000 (3)	625,000	676,000

Jen Berrent, Co-President and Chief Legal Officer	2018	871,154	7,731	878,885

(1)	The amounts in this column represent for Artie, loan forgiveness and, for Jen, a cash payment to assist with healthcare insurance premiums.

(2)	Adam volunteered to forgo a salary for 2018.

(3)

Since 2018, Artie has earned the minimum salary required to remain an exempt employee under applicable laws and has agreed to only keep $1 of this minimum amount, pledging to donate the rest of his after-tax salary to a charity.

Outstanding Equity Awards at Fiscal Year End for 2018

The following table summarizes the outstanding equity awards held by each of our NEOs as of December 31, 2018.

	Option awards				Stock awards		Equity Incentive Plan Awards

Name	Number of securities underlying unexercised options - exercisable (#)	Number of securities underlying unexercised options - unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (1)	Number of unearned shares, units or other rights that have not vested (#)	Market or payout value of unearned shares, units or other rights that have not vested ($) (1)

Adam Neumann (2)	—	—	—	—	—	—	—	—

Artie Minson	1,345,731 (3)	694,269	7.28	06/01/2025	—	—	—	—

Jen Berrent	—	—	—	—	—	—	347,424 (4)	12,865,111
	—	—	—	—	167,712 (5)	6,210,375	—	—
	8,873 (6)	6,143	7.28	06/01/2025	—	—	—	—
	41,874 (7)	14,291	16.93	12/07/2025	—	—	—	—
	11,333 (8)	8,667	18.98	02/03/2026	—	—	—	—

(1)

Market values in these columns were determined by multiplying the number of shares of stock or units, as applicable, by $37.03, which was the fair market value of our Class A common stock and Class B common stock on December 31, 2018, as determined by a third-party valuation firm.

(2)	Adam had not received any equity compensation from the Company as of December 31, 2018.

(3)

The stock option vests over a five-year period from June 1, 2015, with 10% vesting on the one-year anniversary thereof and the remainder in monthly installments, subject to continued employment through each vesting date.

(4)

The restricted stock units vest in equal annual installments over a seven-year period from June 30, 2017, subject to continued employment through each time-vesting date, and also subject to an Acquisition or IPO (as such terms are defined in the award agreement) occurring within ten years of the May 21, 2017 grant date as an additional vesting requirement.

(5)

The restricted stock was acquired through the early exercise of a stock option granted in connection with Jen’s employment commencement at an exercise price of $1.654 per share. The restricted stock vests in monthly installments through October 20, 2020, subject to continued employment through each vesting date.

(6)

The stock option initially vested in equal monthly installments over a five-year period from June 1, 2015. After seven months, the vesting schedule was amended, with the unvested portion vesting in equal monthly installments over a 65-month period from January 1, 2016, subject to continued employment through each vesting date.

(7)	The stock option vests in equal monthly installments over a four-year period from December 7, 2015, subject to continued employment through each vesting date.

(8)	The stock option vests in equal monthly installments over a five-year period from February 3, 2016, subject to continued employment through each vesting date.

Our NEOs have each donated to charity the equivalent of at least 10% of proceeds from sales of their equity.

The We Company 2019 Omnibus Incentive Plan

Introduction

Prior to the completion of this offering, we intend to adopt The We Company 2019 Omnibus Incentive Plan (the “2019 Plan”). The purposes of the 2019 Plan will be to provide additional incentives to officers, employees, non-employee directors, independent contractors and consultants of us and our affiliates (certain of whom are eligible to participate in the 2019 Plan), to strengthen their commitment, to motivate them to faithfully and diligently perform their responsibilities and to attract and retain competent and dedicated persons who are essential to the success of our business and whose efforts will impact our long-term growth and profitability.

The 2019 Plan will replace the 2013 Stock Incentive Plan and the 2015 Equity Incentive Plan (collectively, the “Existing Plans”), and no further grants will be made under the Existing Plans. Any awards granted under the Existing Plans will remain in effect pursuant to their terms under the Existing Plans.

Summary of Expected Plan Terms

Types of Awards. The 2019 Plan will provide for the issuance of options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), stock bonuses, other stock-based awards, profits interests unit awards and cash awards.

Shares Available; Certain Limitations. A total of                shares of Class A common stock and a total of                shares of Class B common stock, including incentive stock options granted with respect to a maximum of                shares of Class A common stock, will be reserved and available for issuance under the 2019 Plan. As of the date of this prospectus, our compensation and nominating committee has approved the award in the ordinary course of business of                  shares of Class A common stock underlying restricted stock units under the 2019 Plan to high performing employees and recent hires.

Shares of Class A common stock subject to an award under the 2019 Plan that remain unissued upon the cancellation or termination of the award will again become available for grant under the 2019 Plan. However, shares of common stock that are exchanged by a participant or withheld as payment in connection with any award under the 2019 Plan, as well as any shares of common stock exchanged by a participant or withheld to satisfy tax withholding obligations related to any award, will not be available for subsequent awards under the 2019 Plan. If an award is denominated in shares of Class A common stock, but settled in cash, the number of shares of Class A common stock previously subject to the award will again be available for grants under the 2019 Plan. If an award can only be settled in cash, it will not be counted against the total number of shares of Class A common stock available for grant under the 2019 Plan. Shares of common stock subject to awards that are assumed, converted or substituted under the 2019 Plan as a result of our acquisition of another company (including by way of merger, combination or similar transactions) will not count against the maximum number of shares that may be granted under the 2019 Plan. Commencing on January 1, 2022 and on each subsequent anniversary thereof (but not following the ten year anniversary of the effective date of the 2019 Plan, which will be the completion of this offering), the number of shares of Class A common stock in the share reserve shall be increased by a number of shares of Class A common stock equal to either (i)         % of the total number of shares of Class A common stock outstanding on the last trading day of the immediately preceding December or (ii) such lesser amount determined by the plan administrator. However, the plan administrator may determine that such increase may be, in whole or in part, in the form of Class B common stock.

The shares of Class B common stock reserved for issuance pursuant to the 2019 Plan shall be available solely for issuance pursuant to the conversion of profits interests as described under “Description of Capital Stock—Common Stock—Conversion, Exchange and Transferability”.

The maximum amount of compensation awarded to a non-employee member of the board of directors in respect of service on the board of directors for a calendar year (including the amount of cash plus the grant date fair value of equity awards made in such calendar year) shall not exceed $            (which limitation shall not be subject to proration for a non-employee director’s initial full or partial year of service on the board of directors).

Administration. The 2019 Plan will be administered by our board of directors or a committee (or sub-committee) of our board of directors that, in either case, complies with any applicable legal or stock exchange listing requirements and, to the extent applicable, in a manner to permit awards to be exempt from the short-swing rules of section 16 of the Exchange Act (the board or committee referred to above being sometimes referred to as the “plan administrator”). The plan administrator may interpret the 2019 Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the 2019 Plan.

The 2019 Plan permits the plan administrator to select the eligible recipients who will receive awards, determine the terms and conditions of those awards (including but not limited to the exercise price or other purchase price of an award, the number of shares of common stock or cash or other property subject to an award, the term of an award and the vesting schedule applicable to an award) and to amend the terms and conditions of outstanding awards.

Stock Options. We may issue stock options under the 2019 Plan. Stock options granted under the 2019 Plan may be non-qualified stock options or may qualify as “incentive stock options” within the meaning of Section 422 of the Code. The exercise price of all stock options granted under the 2019 Plan will be determined by the plan administrator. With limited exceptions, in no event may the exercise price be less than 100% of the fair market value of the related shares of Class A common stock on the grant date. The maximum term of all stock options granted under the 2019 Plan will be determined by the plan administrator, but may not exceed ten years. Each stock option will vest and become exercisable at such time and subject to such terms and conditions as determined by the plan administrator in the applicable individual stock option agreement.

Unless the applicable stock option agreement provides otherwise, in the event of an optionee’s termination of employment or service, stock options will be treated as follows: (i) if the termination is for any reason other than for cause, disability or death, vested options generally will remain exercisable until three months after termination and then expire, (ii) if the termination is on account of the optionee’s disability or death, vested options generally will remain exercisable until one year after termination and will then expire and (iii) if the termination is for cause, all options, whether vested or unvested, will expire as of the date of such termination. Unless the applicable stock option agreement provides otherwise, any options that were not vested and exercisable on the date of any termination of employment or service for any reason will expire as of the date of such termination.

SARs. SARs may be granted under the 2019 Plan either alone or in conjunction with all or part of any stock option granted under the 2019 Plan. A free-standing SAR granted under the 2019 Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of Class A common stock over the base price of the free-standing SAR. A SAR granted in conjunction with all or part of a stock option under the 2019 Plan entitles its holder to receive, at the time of exercise of the SAR and surrender of the related option, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of Class A common stock over the exercise price of the related option. With limited exceptions, each SAR will be granted with a base price that is not less than 100% of the fair market value of the related shares of Class A common stock on the grant date. The maximum term of all SARs granted under the 2019 Plan will be determined by the plan administrator, but may not exceed ten years. The plan administrator may determine to settle the exercise of a SAR in shares of Class A common stock, cash or any combination thereof.

Unless an individual free-standing SARs agreement provides otherwise, in the event of a SAR holder’s termination of employment or service, free-standing SARs will be treated as follows: (i) if the termination is for any reason other than for cause, disability or death, vested free-standing SARs generally will remain exercisable until three months after termination and then expire, (ii) if the termination is on account of the holder’s disability or death, vested free-standing SARs generally will remain exercisable until one year after termination and will then expire and (iii) if the termination is for cause, all free-standing SARs (whether vested or unvested) will expire as of the date of such termination. Unless an individual free-standing SARs agreement provides otherwise, any free-standing SARs that were not vested and exercisable on the date of any termination of employment or service for any reason will expire as of the date of such termination.

SARs granted in conjunction with all or part of a stock option will be exercisable at such times and subject to all of the terms and conditions applicable to the related option.

Restricted Stock and RSUs. Restricted stock and RSUs may be granted under the 2019 Plan. RSUs may be settled in shares of Class A common stock or cash in the discretion of the plan administrator. The plan administrator will determine the purchase price, vesting schedule and performance objectives, if any, applicable to the grant of restricted stock and RSUs. If the restrictions, performance objectives or other conditions determined by the plan administrator are not satisfied, the restricted stock and RSUs will be forfeited. Subject to the provisions of the 2019 Plan and applicable individual award agreement, the plan administrator has the sole discretion to provide for the lapse of restrictions in installments or the acceleration or waiver of restrictions (in whole or part) under certain circumstances, including the attainment of certain performance goals, a participant’s termination of employment or service or a participant’s death or disability. The rights of restricted stock and RSU holders upon a termination of employment or service will be set forth in individual award agreements.

Participants with restricted stock will generally have all of the rights of a stockholder during the restricted period, including the right to vote and, to the extent specifically provided in an agreement award, receive dividends declared with respect to such stock (provided that dividends will only be paid out upon vesting of the share to which they are attributable). During the restricted period, participants with RSUs will generally not have any rights of a stockholder, but may be credited with dividend equivalent rights if the applicable individual award agreement so provides. Notwithstanding the foregoing, any dividends or dividend equivalent awards with respect to restricted stock or RSUs will be subject to the same restrictions, conditions and risks of forfeiture as the underlying restricted stock or RSU.

Other Stock-Based Awards. Other stock-based awards valued in whole or in part by reference to, or otherwise based on, shares of Class A common stock (including dividend equivalents) may be granted under the 2019 Plan. The plan administrator will determine the terms and conditions of such other stock-based awards, including the number of shares of Class A common stock to be granted pursuant to such other stock-based awards, the manner in which such other stock-based awards will be settled (e.g., in shares of Class A common stock, cash or other property), and the conditions to the vesting and payment of such other stock-based awards (including the achievement of performance objectives).

Stock Bonuses and Cash Awards. Bonuses payable in fully vested shares of Class A common stock and awards that are payable solely in cash may also be granted under the 2019 Plan.

Equitable Adjustments. In the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, reorganization, special or extraordinary dividend or other extraordinary distribution (whether in the form of shares of common stock, cash or other property), combination, exchange of shares, or other change in corporate structure affecting the shares of common stock, an equitable substitution or proportionate adjustment shall be made, at the sole discretion of the plan administrator, in (i) the aggregate number of shares of common stock reserved for issuance under the 2019 Plan, (ii) the maximum number of shares of common stock or cash that may be subject to awards granted to any participant in any calendar year, (iii) the kind and number of securities subject to, and the exercise price or base price of, any outstanding options and SARs granted under the 2019 Plan and (iv) the kind, number and purchase price of shares of common stock, or the amount of cash or amount or type of property, subject to outstanding restricted stock, RSUs, stock bonuses and other share-based awards granted under the 2019 Plan. Equitable adjustments with respect to profits interests will be made in a manner consistent with the applicable partnership agreements and award agreements. Equitable adjustments or substitutions other than those listed above may also be made as determined by the plan administrator, in its sole discretion.

Change in Control. Under the terms of the 2019 Plan (unless otherwise provided in an award agreement or in the agreement resulting in the change of control), any accelerated vesting in connection with a change in control will generally require both the occurrence of a change in control and a qualifying termination of employment (i.e., termination without cause or a resignation for good reason) within 12 months following a change in control. However, in the event an award is not assumed or substituted by a successor entity in connection with a change in control, such award will be fully vested and any performance conditions will be fully achieved at the target level of performance. Under the 2019 Plan, a change in control would generally occur upon an acquisition by a third party of 50% or more of our shares, a merger or similar transaction wherein our shares do not continue to represent more than 50% of the surviving or resulting entity, an unapproved change in a majority of the members of our board of directors, a sale of all or substantially all of our assets to a third party and certain other transactions. In addition, the plan administrator may, in connection with a change in control, terminate all outstanding awards for the payment of cash or in-kind consideration having an aggregate fair market value equal to the excess of the fair market value of the shares of common stock, cash or other property covered by such awards over the aggregate exercise price or base price, if any, of such awards. If the exercise price or base price of any outstanding award is equal to or greater than the fair market value of the shares of common stock, cash or other property covered by such award, the plan administrator may cancel the award without the payment of any consideration to the participant.

Tax Withholding. Each participant will be required to make arrangements satisfactory to the plan administrator regarding payment of the amount of applicable taxes required by law to be withheld with respect to any award granted under the 2019 Plan. We have the right, to the extent permitted by law, to deduct any such taxes from any payment of any kind otherwise due to the participant. With the approval of the plan administrator, the participant may satisfy the foregoing requirement by either electing to have us withhold from delivery of shares of common stock, cash or other property, as applicable, or by delivering already owned unrestricted shares of common stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations. We may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy our withholding obligation with respect to any award.

Amendment and Termination of the 2019 Plan. The 2019 Plan provides our board of directors with authority to amend, alter or terminate the 2019 Plan, but no such action may impair the rights of any participant with respect to outstanding awards without the participant’s consent. The plan administrator may amend an award, prospectively or retroactively, but no such amendment may materially impair the rights of any participant without the participant’s consent. Stockholder approval of any such action will be obtained if required to comply with applicable law or regulation.

Plan Term. The 2019 Plan will terminate on the tenth anniversary of the effective date of the 2019 Plan (although awards granted before that time will remain outstanding in accordance with their terms).

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership, immediately prior to and upon completion of this offering, of each class of our common stock for:

•	each of our executive officers named in the Summary Compensation Table under “Executive Compensation—2018 Summary Compensation Table”;

•	each of our directors and director nominees;

•	all of our directors, director nominees and executive officers as a group; and

•	each person known by us to beneficially own more than 5% of any class of our capital stock.

The information set forth below regarding the beneficial ownership for each of our principal stockholders has been furnished by such stockholders.

Unless otherwise indicated, beneficial ownership for the purposes of the table below is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if they have or share the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or have the right to acquire any such power within 60 days.

Shares of our common stock that may be acquired by an individual or group within 60 days pursuant to the exercise of options, warrants or other rights are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table below. Although each outstanding share of our Class B common stock may at any time, at the option of the holder, be converted into one share of our Class A common stock, the beneficial ownership of our Class A common stock set forth below excludes the shares of our Class A common stock issuable upon conversion of outstanding shares of our Class B common stock.

Our calculation of beneficial ownership immediately prior to the completion of this offering is based on            shares of our Class A common stock,            shares of our Class B common stock and             shares of our Class C common stock outstanding as of August 15, 2019 which assumes or gives effect to the IPO-related security conversions and the consummation of the stock split to be effected on the closing date of this offering pursuant to which each share of our capital stock will be reclassified into              shares. Our calculation of beneficial ownership upon the completion of this offering is based on            shares of our Class A common stock,            shares of our Class B common stock and             shares of our Class C common stock outstanding as of August 15, 2019, which assumes or gives effect to the above, as well as the issuance and sale by us of            shares of our Class A common stock in this offering, assuming no exercise of the underwriters’ option to purchase additional shares of our Class A common stock. Where applicable, the footnotes set forth below also include disclosure regarding certain persons’ interests in the We Company Partnership.

Unless otherwise indicated, the address of each director and executive officer shown in the table below is c/o The We Company, 115 West 18th Street, New York, New York 10011.

	Beneficial ownership before this offering						Beneficial ownership after this offering

	Shares of Class A common stock beneficially owned		Shares of Class B common stock beneficially owned		Shares of Class C common stock beneficially owned†‡		Shares of Class A common stock beneficially owned		Shares of Class B common stock beneficially owned		Shares of Class C common stock beneficially owned†‡		Total % of voting power^
	Shares	% of Class	Shares	% of Class	Shares	% of Class	Shares	% of Class	Shares	% of Class	Shares	% of Class
Greater than 5% stockholders

WE Holdings LLC(1)	2,428,730		111,848,498		—	—

Benchmark entities(2)	32,645,314		—		—	—

J.P. Morgan entities(3)	18,542,307		—		—	—

Softbank entities(4)	113,988,653		—		—	—
Directors and named executive officers

Adam Neumann(1)(5)	2,428,730		112,507,371		943,848	100

Artie Minson(6)	—	—	1,873,057		—	—

Jen Berrent(7)	109,933	*	348,792		—	—

Bruce Dunlevie(2)	32,645,314		—		—	—

Ron Fisher	—	—	—		—	—

Lew Frankfort(8)	1,247,033	*	852,309		—	—

Steven Langman(9)	27,056	*	—		—	—

Mark Schwartz	—	—	—		—	—

John Zhao	—	—	—		—	—

Frances Frei	—	—	—		—	—
All directors and executive officers, as a group (10 persons)(10)	36,431,010		114,821,543		943,848	100

*	Less than one percent

^

Percentage of total voting power upon completion of this offering represents voting power with respect to all shares of our Class A common stock, Class B common stock and Class C common stock as a single class. Our Class B common stock and Class C common stock have twenty votes per share, whereas our Class A common stock has one vote per share.

†

Each holder of partnership interests in the We Company Partnership (other than direct and indirect subsidiaries of The We Company) will hold one share of Class C common stock per partnership interest in the We Company Partnership. Shares of Class C common stock cannot be transferred other than in connection with the transfer of the corresponding partnership interests in the We Company Partnership. See “Certain Relationships and Related Party Transactions—Operating Partnership”. Each holder of unvested profits interests in the We Company Partnership, including Adam Neumann, has agreed to vote the shares of our Class C common stock corresponding to their unvested profits interests in the same proportion as the votes cast by other holders of our common stock. Because the holders of shares of our Class C common stock corresponding to unvested profits interests do not have the power to direct the voting or transfer of such shares of Class C common stock, this table does not reflect beneficial ownership of shares of our Class C common stock corresponding to unvested profits interests. Each holder of profits interests in the We Company Partnership has also granted to Adam Neumann an irrevocable proxy to vote the corresponding shares of our Class C common stock from and after such time as their profits interests vest. See “Description of Capital Stock—Voting Arrangements”.

‡

Subject to certain restrictions set forth in the Partnership Agreement, holders of partnership interests (other than direct and indirect subsidiaries of The We Company) may exchange their partnership interests (other than unvested profits interests), together with the corresponding shares of our Class C common stock, for, at our option, shares of our Class B common stock or cash. Whether the exchange of partnership interests and the corresponding shares of our Class C common stock is for shares of our Class B common stock or cash is ultimately subject to the determination of a majority of directors (including a majority of the independent directors) on a committee of our board of directors. Therefore, this table does not reflect beneficial ownership of shares of our Class B common stock for which such partnership interests may be exchanged. Upon the exchange of partnership interests in the We Company Partnership for shares of our Class B common stock, the corresponding shares of Class C common stock will be redeemed. As a result, there will be no effect on the number of our voting shares outstanding. Upon the forfeiture of unvested profits interests in the We Company Partnership, the corresponding shares of Class C common stock will also be redeemed. This will reduce the number of our voting shares outstanding, but because each holder of unvested profits interests in the We Company Partnership has entered into the voting agreement described above, this reduction will have no effect on any vote of holders of our common stock or our Class C common stock. For additional details with respect to partnership interests in the We Company Partnership and the associated shares of our Class C common stock, see “Certain Relationships and Related Party Transactions—Partnership Interests” and “Description of Capital Stock—Voting Arrangements”.

(1)

Consists of (i) 100,128,232 shares of our Class B common stock held of record by WE Holdings LLC, (ii)              shares of our Class B common stock into which 1,500 shares of junior preferred stock held of record by WE Holdings LLC will be converted upon the completion of this offering and (iii) 2,428,730 shares of our Class A common stock, including Class A common stock issuable upon the conversion of our preferred stock, and 11,720,266 shares of our Class B common stock, in each case held by other stockholders over which WE Holdings LLC and Adam Neumann each hold an irrevocable proxy to vote on all matters to be voted on by stockholders pursuant to voting arrangements among WE Holdings LLC, Adam Neumann and such stockholders. Includes                  shares of our Class B common stock pledged as collateral to secure certain personal indebtedness of Adam Neumann. See “Underwriting—Relationships with Underwriters” for more information. Adam Neumann and Miguel McKelvey are the managing members of WE Holdings LLC. Adam Neumann has sole voting power over all of the shares held by WE Holdings LLC. Adam Neumann and Miguel McKelvey have shared dispositive power over all of the shares held by WE Holdings LLC, and Miguel McKelvey may be deemed to be a beneficial owner of such shares on that basis. The address for WE Holdings LLC is 154 Grand Street, New York, New York 10013.

(2)

Consists of 32,645,314 shares of our Class A common stock issuable upon the conversion of Series A preferred stock held of record by Benchmark Capital Partners VII (AIV), L.P. (“BCP AIV”), as nominee for BCP AIV, Benchmark Founders’ Fund VII, L.P. (“BFF VII”) and Benchmark Founders’ Fund VII-B, L.P. (“BFF VII-B”). Benchmark Capital Management Co. VII, L.L.C. (“BCMC VII”) is the general partner of each of BCP AIV, BFF VII and BFF VII-B and may be deemed to have shared voting and dispositive power over the shares held by BCP AIV. Matthew R. Cohler, Bruce W. Dunlevie, one of our directors, Peter H. Fenton, J. William Gurley, Kevin R. Harvey, Mitchell H. Lasky and Steven M. Spurlock, the managing members of BCMC VII, may be deemed to have shared voting and dispositive power over the shares held by BCP AIV. The address for the Benchmark entities is c/o Benchmark, 2965 Woodside Road, Woodside, CA 94062.

(3)

Consists of (i) 470,119 shares of our Class A common stock held of record by PEG Digital Growth Fund II L.P., (ii) 11,021,191 shares of our Class A common stock issuable upon the conversion of Series C preferred stock held of record, in the aggregate, by 522 Fifth Avenue Fund, L.P., Co-Op Retirement Plan Trust, National Automatic Sprinkler Industry Pension Fund, Board of Trustees of the UNITE HERE Retirement Fund, PEG Direct Global Private Equity Institutional Investors V LLC, PEG Secondary Private Equity Investors II L.P., PEG WeWork LLC and Red River Venture Capital Fund, L.P., (iii) 3,015,002 shares of our Class A common stock issuable upon the conversion of Series D-1 preferred stock held of record, in the aggregate, by 522 Fifth Avenue Fund, L.P., Co-Op Retirement Plan Trust, National Automatic Sprinkler Industry Pension Fund, Board of Trustees of the UNITE HERE Retirement Fund, PEG Digital Growth Fund II L.P., PEG Direct Global Private Equity Institutional Investors V LLC, PEG Secondary Private Equity Investors II L.P. and PEG WeWork LLC, (iv) 2,368,930 shares of our Class A common stock issuable upon the conversion of Series D-2 preferred stock held of record, in the aggregate, by 522 Fifth Avenue Fund, L.P., Co-Op Retirement Plan Trust, National Automatic Sprinkler Industry Pension Fund, Board of Trustees of the UNITE HERE Retirement Fund, PEG Digital Growth Fund II L.P., PEG Direct Global Private Equity Institutional Investors V LLC, PEG Secondary Private Equity Investors II L.P. and PEG WeWork LLC, (v) 1,368,214 shares of our Class A common stock issuable upon the conversion of Series E preferred stock held of record, in the aggregate, by 522 Fifth Avenue Fund, L.P., Co-Op Retirement Plan Trust, National Automatic Sprinkler Industry Pension Fund, Board of Trustees of the UNITE HERE Retirement Fund, PEG Digital Growth Fund II L.P., PEG Direct Global Private Equity Institutional Investors V LLC, PEG Secondary Private Equity Investors II L.P. and PEG WeWork LLC and (vi) 298,851 shares of our Class A common stock issuable upon the conversion of Series F preferred stock held of record, in the aggregate, by 522 Fifth Avenue Fund, L.P., Co-Op Retirement Plan Trust, National Automatic Sprinkler Industry Pension Fund, Board of Trustees of the UNITE HERE Retirement Fund, PEG Digital Growth Fund II L.P., PEG Direct Global Private Equity Institutional Investors V LLC and PEG WeWork LLC. JPMorgan Chase Bank, N.A. (“JPMCB”) is the trustee of Co-Op Retirement Plan Trust. JPMCB holds voting and dispositive power over the shares held by Co-Op Retirement Plan Trust. J.P. Morgan Investment Management Inc. (“JPMIM”) is the investment adviser of 522 Fifth Avenue Fund, L.P., National Automatic Sprinkler Industry Pension Fund, Board of Trustees of the UNITE HERE Retirement Fund, PEG Digital Growth Fund II L.P., PEG Direct Global Private Equity Institutional Investors V LLC, PEG Secondary Private Equity Investors II L.P., PEG WeWork LLC and Red River Venture Capital Fund, L.P. JPMIM holds voting and dispositive power over the shares held by each of these entities. The address for each of the foregoing entities is c/o J.P. Morgan Asset Management, 320 Park Avenue, 15th Floor, New York, New York 10022. See “Underwriting—Relationships with Underwriters”.

(4)

Consists of (i) 22,871,249 shares of our Class A common stock held of record by SoftBank Vision Fund (AIV M1) L.P. (“SVF AIV M1”), (ii) 255,528 shares of our Class A common stock issuable upon the conversion of Series A preferred stock held of record by SVF AIV M1, (iii) 3,785,603 shares of our Class A common stock issuable upon the conversion of Series B preferred stock held of record by SVF AIV M1, (iv) 3,193,094 shares of our Class A common stock issuable upon the conversion of Series C preferred stock held of record by SVF AIV M1, (v) 36,111 shares of our Class A common stock issuable upon the conversion of Series D-1 preferred stock held of record by SVF AIV M1, (vi) 35,625 shares of our Class A common stock issuable upon the conversion of Series D-2 preferred stock held of record by SVF AIV M1, (vii) 612,625 shares of our Class A common stock issuable upon the conversion of Series E preferred stock held of record by SVF AIV M1, (viii) 49,919 shares of our Class A common stock issuable upon the conversion of Series F preferred stock held of record by SVF AIV M1, (ix) 32,812,199 shares of our Class A common stock issuable upon the conversion of Series G preferred stock held of record by SVF AIV M1, (x) 10,810,206 shares of our Class A common stock held of record by SBWW Cayman, (xi) 3,676,267 shares of our Class A common stock issuable upon the conversion of Series A preferred stock held of record by SBWW Cayman, (xii) 1,102,944 shares of our Class A common stock issuable upon the conversion of Series B preferred stock held of record by SBWW Cayman, (xiii) 1,871,975 shares of our Class A common stock issuable upon the conversion of Series C preferred stock held of record by SBWW Cayman, (xiv) 370,010 shares of our Class A common stock issuable upon the conversion of Series D-1 preferred stock held of record by SBWW Cayman, (xv) 99,542 shares of our Class A common stock issuable upon the conversion of Series D-2 preferred stock held of record by SBWW Cayman, (xvi) 530,932 shares of our Class A common stock issuable upon the conversion of Series E preferred stock held of record by SBWW Cayman, (xvii) 49,746 shares of our Class A common stock issuable upon the conversion of Series F preferred stock held of record by SBWW Cayman, (xviii) 768 shares of our Class A common stock issuable upon the conversion of Series G preferred stock held of record by SBWW Cayman, (xix) 31,818,182 shares of our Class A common stock issuable upon the conversion of Series G-1 preferred stock held of record by SBWW Cayman, (xx) 6,121 shares of our Class A common stock issuable upon the conversion of Series AP-1 acquisition preferred stock held of record by SBWW Cayman and (xxi) 7 shares of our Class A common stock issuable upon the conversion of Series AP-2 acquisition preferred stock held of record by SBWW Cayman, but does not include shares of Class A common stock issuable upon the conversion of the 2019 warrant held by SBWW Cayman, as this warrant is not convertible within 60 days of August 15, 2019. The address for SVF AIV M1 is 251 Little Falls Drive, Wilmington, Delaware 19808. The address for SBWW Cayman is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(5)

Consists of (i) 658,873 shares of our Class B common stock held of record, in the aggregate, by ANINCENTCO1 LLC, ANINCENTCO2 LLC and ANINCENTCO3 LLC and (ii) the shares set forth in note (1) above as beneficially owned by WE Holdings LLC. Adam Neumann is the managing member of ANINCENTCO1 LLC, ANINCENTCO2 LLC and ANINCENTCO3 LLC and has sole voting power and shared dispositive power over all of the shares held by WE Holdings LLC. In addition, Adam Neumann holds profits interests in the We Company Partnership, of which 629,232 are vested as of August 15, 2019 and an additional 314,616 will be vested within 60 days after August 15, 2019. Adam Neumann has voting and dispositive power over all of these profits interests and has voting power over the shares of our Class C common stock corresponding to the vested profits interests.

(6)

Consists of (i) 335,017 shares of our Class B common stock held of record by Artie Minson over which Artie Minson has dispositive power, (ii) 76,177 shares of our Class B common stock held by the Minson Annuity Trust dated June 2, 2015, of which Artie Minson is the trustee and over which shares Artie Minson has dispositive power, and (iii) 1,461,863 shares of our Class B common stock over which Artie Minson has the right to acquire dispositive power within 60 days after August 15, 2019 upon the exercise of stock options. WE Holdings LLC and Adam Neumann each hold an irrevocable proxy over all of the shares held by Artie Minson and Minson Annuity Trust dated June 2, 2015 pursuant to voting arrangements among WE Holdings LLC, Adam Neumann and such stockholders. In addition, Artie Minson holds profits interests in the We Company Partnership, none of which will be vested within 60 days after August 15, 2019. Artie has voting and dispositive power over all of these profits interests but does not have voting or dispositive power over any of the corresponding shares of our Class C common stock.

(7)

Consists of (i) 238,320 shares of our Class B common stock held of record by Jen Berrent over which Jen Berrent has dispositive power or the right to acquire dispositive power within 60 days after August 15, 2019, (ii) 99,551 shares of our Class B common stock held by the Berrent 2015 Annuity Trust dated June 1, 2015, of which Jen Berrent is the trustee and over which shares Jen Berrent has dispositive power, (iii) 10,669 shares of our Class A common stock over which Jen Berrent has the right to acquire dispositive power within 60 days after August 15, 2019 upon the exercise of stock options, (iv) 10,921 shares of our Class B common stock over which Jen Berrent has the right to acquire dispositive power within 60 days after August 15, 2019 upon the exercise of stock options and (v) 99,264 shares of our Class A common stock underlying restricted stock units held by Jen Berrent for which the performance-based vesting condition will be satisfied upon the completion of this offering and for which the time-based vesting condition will be satisfied within 60 days after August 15, 2019. WE Holdings LLC and Adam Neumann each hold an irrevocable proxy over all of the shares held by Jen Berrent and Berrent 2015 Annuity Trust dated June 1, 2015 pursuant to voting arrangements among WE Holdings LLC, Adam Neumann and such stockholders. In addition, Jen holds profits interests in the We Company Partnership, none of which will be vested within 60 days after August 15, 2019. Jen has voting and dispositive power over all of these profits interests but does not have voting or dispositive power over any of the corresponding shares of our Class C common stock.

(8)

Consists of (i) 749,799 shares of our Class B common stock held of record by the Frankfort Family Trust DTD 11/11/2003, of which Lew Frankfort is the settlor, (ii) 102,510 shares of our Class B common stock held by Benvolio Ventures LLC-Series WeWork and (iii) 1,247,033 shares of our Class A common stock issuable upon the conversion of Series C preferred stock held by Benvolio Ventures LLC-Series WeWork. Lew Frankfort is one of the managers of Benvolio Ventures LLC-Series WeWork and may be deemed to have voting and dispositive power over the shares held by Benvolio Ventures LLC-Series WeWork.

(9)

Consists of 27,056 shares of our Class A common stock over which Steven Langman has or will have dispositive power within 60 days after August 15, 2019, but does not include shares of Class A common stock issuable upon the conversion of Series A preferred stock held of record by an entity associated with the Rhône Group, in which Steven participates, as Steven does not have voting or dispositive power over such shares.

(10)

Consists of (i) 2,538,663 shares of our Class A common stock, (ii) 114,821,543 shares of our Class B common stock, (iii) 32,645,314 shares of our Class A common stock issuable upon the conversion of Series A preferred stock and (iv) 1,247,033 shares of our Class A common stock issuable upon the conversion of Series C preferred stock, in each case beneficially owned by our directors and executive officers. In addition, our directors and executive officers hold profits interests in the We Company Partnership (of which 629,232 are vested as of August 15, 2019 and an additional 314,616 will be vested within 60 days after August 15, 2019) and have voting power over the shares of our Class C common stock corresponding to these vested profits interests.

DESCRIPTION OF CAPITAL STOCK

General

Upon completion of this offering, our authorized capital stock will consist of             shares of Class A common stock, par value $0.001 per share,            shares of Class B common stock, par value $0.001 per share,             shares of Class C common stock, par value $0.001 per share, and                 shares of preferred stock, par value $0.001 per share. Immediately following the completion of this offering, we will have            shares of Class A common stock outstanding,            shares of Class B common stock outstanding and             shares of Class C common stock outstanding. There will be no shares of preferred stock outstanding immediately following completion of this offering.

As of August 15, 2019, after giving effect to the IPO-related security conversions, there were             shares of our Class A common stock outstanding held by         holders of record,             shares of our Class B common stock outstanding held by         holders of record and             shares of our Class C common stock outstanding held by         holders of record.

The following description of our capital stock and provisions of our restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the restated certificate of incorporation and amended and restated bylaws that will be effective upon completion of this offering. Copies of these documents have been filed with the SEC as exhibits to our registration statement of which this prospectus forms a part. The description of our capital stock reflects the conversion of all of our outstanding senior preferred stock and acquisition preferred stock into shares of Class A common stock and the conversion of all of our outstanding junior preferred stock into shares of Class B common stock, which conversions are expected to be automatically effective as of 12:01 a.m. on the date of the closing of this offering.

Common Stock

Except as described herein, our Class A common stock and Class B common stock have the same rights, are equal in all respects and are treated by us as if they were one class of shares. Our Class C common stock has no economic rights.

Voting Rights

Shares of our Class A common stock are entitled to one vote per share and shares of our high-vote stock, which consists of our Class B common stock and our Class C common stock, are entitled to twenty votes per share. However, if Adam Neumann has not, directly or indirectly, including through one or more controlled affiliates, contributed an aggregate of at least $1 billion in cash or in kind, including securities and personal or real property, to charitable causes on or before the tenth anniversary of the closing of this offering, then holders of all of our high-vote stock then outstanding will, from and after such date, be entitled to ten votes per share instead of twenty votes per share. In addition, all of our shares of Class B common stock will automatically be converted into shares of Class A common stock, and all of our shares of Class C common stock will be entitled to only one vote per share, upon the occurrence of certain events set forth below under “—Conversion, Exchange and Transferability”. Holders of shares of Class A common stock and high-vote stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, except as otherwise required by applicable law.

Dividends

Any dividend paid or payable to the holders of shares of Class A common stock and Class B common stock will be paid on an equal priority, pari passu basis, on a per share basis to the holders of shares of Class A common stock and Class B common stock; provided, however, that if a dividend is paid in the form of Class A common stock or Class B common stock (or rights to acquire shares of Class A common stock or Class B common stock), then the holders of Class A common stock will receive Class A common stock (or rights to acquire shares of Class A common stock) and holders of Class B common stock will receive Class B common stock (or rights to acquire shares of Class B common stock) with holders of Class A common stock and Class B common stock receiving an identical number of shares of Class A common stock or Class B common stock (or rights to acquire such stock, as the case may be).

Holders of our Class C common stock do not have any rights to receive dividends, except that in the event that any stock split, stock combination, reclassification, recapitalization or stock dividend is effectuated with respect to shares of our Class A common stock and Class B common stock, a corresponding stock split, stock combination, reclassification, recapitalization or stock dividend will be made with respect to shares of our Class C common stock in the same proportion and manner.

Liquidation

In the event of our dissolution, liquidation or winding-up of our affairs, whether voluntary or involuntary, after payment of all our preferential amounts required to be paid to the holders of any series of preferred stock, our remaining assets legally available for distribution, if any, will be distributed among the holders of the shares of Class A common stock and Class B common stock, treated as a single class, pro rata based on the number of shares held by each such holder.

Holders of our Class C common stock do not have any rights to receive distributions upon liquidation.

Subdivisions and Combinations

If we reclassify, subdivide or combine in any manner our outstanding shares of Class A common stock, Class B common stock or Class C common stock, then all outstanding shares of Class A common stock, Class B common stock and Class C common stock will be reclassified, subdivided or combined in the same proportion and manner.

Conversion, Exchange and Transferability

Shares of Class A common stock and Class C common stock are not convertible into any other class of shares.

Each outstanding share of Class B common stock may at any time, at the option of the holder, be converted into one share of Class A common stock. In addition, each outstanding share of Class B common stock will automatically be converted into one share of Class A common stock upon any transfer of such share, except for certain permitted transfers described in our restated certificate of incorporation, including the following:

•	transfers made to affiliates (including immediate family members);

•	transfers to other holders of Class B common stock;

•	transfers to certain qualified charitable organizations (so long as the transferor maintains sole dispositive power and exclusive voting control with respect to such transferred shares);

•	transfers made by any entity controlled by our co-founders to its partners, members or stockholders;

•	transfers of membership or other ownership interests in WE Holdings LLC to affiliates (including immediate family members); and

•	transfers approved by a majority of our board of directors.

In the event of Adam’s death, the shares of high-vote stock that Adam owns will transfer to the persons or entities that he designates. In the event the designated persons or entities are permitted transferees (as defined in the certificate of incorporation), such shares of high-vote stock will not be subject to automatic conversion.

In addition, all of our shares of Class B common stock will automatically convert into shares of Class A common stock, and all of our shares of Class C common stock will be entitled to only one vote per share, from and after the date on which the aggregate number of outstanding shares of our Class B common stock and vested Class C common stock held by Adam Neumann and certain of his permitted transferees represents less than 5% of the aggregate number of Class A common stock, Class B common stock and vested Class C common stock, together as a class.

Other than as described above, our Class B common stock will not automatically be converted into Class A common stock.

Each holder of profits interests in the We Company Partnership will hold one share of Class C common stock per profits interest in the We Company Partnership. Subject to certain restrictions, vested profits interests, together with the corresponding shares of Class C common stock, are exchangeable for (at our option) shares of Class B common stock or cash, in each case as set forth in the Partnership Agreement. The value received upon exchange takes into account, among other things, the trading price of the Class A common stock and what is known as the “catch-up base amount” applicable to the profits interests being exchanged. A “catch-up base amount” is similar to an option exercise price and represents, with respect to each profits interest exchanged, the amount of value of a share of Class B common stock that the profits interest holder will not receive upon exchange. A higher trading price and lower catch-up base amount each generally results in more shares being issued to the exchanging holder, except that the number of shares of Class B common stock issuable upon exchange of each profits interest can never be greater than one. Upon the exchange of profits interests in the We Company Partnership for shares of our Class B common stock or the forfeiture of profits interests in the We Company Partnership, the corresponding shares of Class C common stock will be redeemed. Shares of Class C common stock cannot be transferred other than in connection with the transfer of the corresponding profits interests in the We Company Partnership. Until such time that all of the Class B common stock has converted into Class A common stock as a result of our outstanding high-vote stock held by Adam and certain of his permitted transferees representing less than 5% of the aggregate number of then-outstanding shares of Class A common stock, Class B common stock and Class C common stock, together as a single class, any transfer of profits interests in the We Company Partnership that would not constitute a permitted transfer as described above (if such profits interests were shares of Class B common stock) will result in the redemption of nineteen-twentieths of every share of Class C common stock corresponding to such profits interests.

Preferred Stock

Under the terms of our restated certificate of incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval, except as may be provided by the terms of any class or series of preferred stock then outstanding, and further provided that no preferred stock may be issued by us without the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, powers, privileges, preferences and relative, participating, optional or other rights, and any qualifications, limitations or restrictions, of each class or series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders of our common stock will receive dividend payments and payments upon liquidation. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding common stock. Immediately following the completion of this offering, there will be no shares of preferred stock outstanding.

Options

As of August 15, 2019, we had outstanding options to purchase an aggregate of             shares of our Class A common stock, with a weighted-average exercise price of approximately $            per share, and outstanding options to purchase an aggregate of             shares of our Class B common stock, with a weighted-average exercise price of approximately $            per share, in each case under our equity compensation plans. Options to purchase an aggregate of                  shares of our Class A common stock and an aggregate of              shares of our Class B common stock were exercisable within 60 days of August 15, 2019.

Warrants

As of August 15, 2019, outstanding warrants to purchase an aggregate of             shares of our Class A common stock were held by members at our first location. These warrants are exercisable at any time prior to July 31, 2025 at an exercise price of $13.12 per share.

As of August 15, 2019, we also had outstanding warrants to purchase an aggregate of             shares of our Class A common stock. These warrants are exercisable at any time prior to February 8, 2026 at an exercise price of $0.001 per share.

Under the terms of the 2019 warrant, we have the right to receive $1.5 billion on April 3, 2020 in exchange for the issuance of shares of our Class A common stock at a price of $             per share (subject to equitable adjustment in the event of any further stock split, stock dividend, reverse stock split or similar recapitalization event from the closing of this offering through April 3, 2020).

Voting Arrangements

Adam Neumann, our Co-Founder and Chief Executive Officer, and WE Holdings LLC, of which Adam Neumann serves as a managing member, have entered into voting arrangements with certain of our employees and investors. Certain voting arrangements that will remain in effect after the completion of this offering apply with respect to approximately             shares of our Class A common stock and             shares of our Class B common stock, which will represent approximately     % of the total voting power of our outstanding capital stock upon completion of this offering (or approximately     % of the total voting power of our outstanding capital stock if the underwriters exercise in full their option to purchase additional shares of our Class A common stock), and certain other voting arrangements that will remain in effect after the completion of this offering apply with respect to any shares of our Class C common stock corresponding to vested profits interests in the We Company Partnership. Under these voting arrangements, the stockholders have granted to Adam Neumann and, for all shares other than our Class C common stock, WE Holdings LLC (and in some cases, certain of their respective designees), an irrevocable proxy to vote the stockholders’ shares of Class A common stock, Class B common stock and Class C common stock on all matters to be voted on by stockholders. Depending on the manner in which such shares are held or the circumstances in which such shares were issued, such irrevocable proxies are subject to certain limited exceptions, including in connection with a liquidation event relating to The We Company, certain vesting or forfeiture events, or breaches by the proxy designee. In addition, certain of such irrevocable proxies exclude shareholder votes in connection with Section 280G(b)(5) of the Internal Revenue Code of 1986, as amended (the “Code”) or Section 242(b)(2) of the Delaware General Corporation Law, solely to the extent that such vote relates to any alteration or change in the powers, preferences or special rights of the applicable shares of capital stock.

Each holder of unvested profits interests in the We Company Partnership, including Adam Neumann, has entered into an arrangement, which will remain in effect after the completion of this offering, to vote the shares of our Class C common stock corresponding to their unvested profits interests in the same proportion as the votes cast by other holders of our common stock. As of August 15, 2019,             shares of our Class C common stock are associated with unvested profits interests and would be voted pursuant to these voting arrangements.

Provisions in Our Restated Certificate of Incorporation and Amended and Restated Bylaws

Anti-Takeover Provisions

Our restated certificate of incorporation and amended and restated bylaws contain provisions that could discourage, delay or prevent a change in control of our company or changes in our management that our stockholders may deem advantageous, including the following:

•

Multi Class Structure. As described above in “—Common Stock—Voting Rights,” our restated certificate of incorporation provides for multiple classes of common stock, including high-vote stock, which provides holders of our high-vote stock with the ability to control the outcome of matters requiring stockholder approval, even if such holders owns significantly less than a majority of the shares of our outstanding common stock.

•

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at any meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at any meeting of stockholders.

•

Issuance of Undesignated Preferred Stock. Our board of directors will have the authority (subject to the approval of the holders of a majority of the Class B common stock then outstanding and subject to the terms of any class or series of preferred stock then outstanding), without further action by our stockholders, to issue up

to                shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Delaware Anti-Takeover Statute

We have opted out of Section 203 of the DGCL. Section 203 of the DGCL prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies.

Other Provisions

In addition to the above, our restated certificate of incorporation and our amended and restated bylaws provide that:

•

Exclusive Forum. Unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, stockholders, employees or agents to us or our stockholders, (iii) any action asserting a claim against us or any of our directors, officers, stockholders, employees or agents arising out of or relating to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws or (iv) any action asserting a claim against us or any of our directors, officers, stockholders, employees or agents that is governed by the internal affairs doctrine of the State of Delaware will be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have subject matter jurisdiction, any state or federal court in the State of Delaware), in all cases subject to the court having personal jurisdiction over indispensable parties named as defendants. Under this provision, claims subject to exclusive jurisdiction in the federal courts, such as suits brought to enforce a duty or liability created by the Exchange Act or the rules and regulations thereunder, need not be brought in the Court of Chancery of the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in our securities will be deemed to have notice of and consented to this provision. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers.

•

Removal of Directors. Any director or the entire board may at any time be removed with or without cause by the vote of a majority of the voting power of our then outstanding common stock, voting together as a single class.

•	Director Vacancies. Vacancies may be filled by the vote of a majority of the remaining directors, by the sole remaining director or a majority of the voting power of our then outstanding common stock.

•

No Cumulative Voting. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our restated certificate of incorporation does not provide for cumulative voting.

•

Action by Written Consent. Stockholders may act by written consent, provided such consent is signed in writing by the holders of our outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

•

Special Stockholder Meetings. Special meetings of our stockholders may be called by the holders of 40% of the voting power of our then outstanding common stock, a majority of our board of directors, the chairperson of our board of directors, our president or our chief executive officer.

Our restated certificate of incorporation and other governance documents do not contain a waiver of corporate opportunities. Our directors and officers are subject to a fiduciary duty of loyalty under applicable law, which includes disclosing business opportunities in which the Company may have an interest that come to their attention in their capacity as a director, officer or otherwise. We expect to manage any actual or perceived conflicts of interest, including questions of corporate opportunity, through our related party transactions policy and audit committee oversight.

Registration Rights

We and certain of our stockholders, including certain holders of at least 5% of a class of our common stock and entities affiliated with certain of our directors, are parties to a registration rights agreement. Pursuant to the terms of the registration rights agreement, following the completion of this offering, the holders of an aggregate of              shares of our Class A common stock and Class B common stock will be entitled to certain rights with respect to registration of their shares of Class A common stock or the shares of Class A common stock issued upon conversion of their shares of Class B common stock. We will pay the expenses (other than underwriting discounts and commissions) of the holders of the shares registered pursuant to the provisions described below.

Demand Registration Rights

At any time beginning 180 days after the completion of this offering, the holders of at least         % of the registrable shares then outstanding can request that we register the offer and sale of their shares of Class A common stock. Such request for registration must cover securities, the anticipated aggregate public offering price of which is at least $                 million, net of any underwriting discounts or commissions. We are obligated to effect only              such registrations.

Piggyback Registration Rights

After the completion of this offering, if we propose to register the offer and sale of our Class A common stock under the Securities Act, either for our own account or for the account of other security holders, the holders of the registrable shares will be entitled to certain “piggyback” registration rights allowing the holders to include their registrable shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act (other than certain excluded registrations), the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.

S-3 Registration Rights

If we are eligible to file a registration statement on Form S-3, the holders of at least         % of the registrable shares then outstanding may make a written request that we register the offer and sale of their shares on a registration statement on Form S-3 so long as the request covers securities for which the anticipated aggregate public offering price is at least $                 million, net of any underwriting discounts or commissions. These stockholders may make an unlimited number of requests for registration on Form S-3; however, we will not be required to effect a registration on Form S-3 if we have effected              such registrations within the 12-month period preceding the date of the request.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock will be American Stock Transfer & Trust Company, LLC.

Listing

We have applied to list our Class A common stock on the                  under the symbol “WE”.

DESCRIPTION OF INDEBTEDNESS

Bank Facilities

On November 12, 2015, we entered into a Second Amended and Restated Credit Agreement with a syndicate of lenders and J.P. Morgan Chase Bank, N.A., as administrative agent (as amended through the date hereof, the “credit agreement”). The credit agreement provides up to $650.0 million in revolving loans and letters of credit (the “senior credit facility”), subject to certain financial covenants. Borrowings under the senior credit facility bear interest at a rate per annum equal to, at our option, either (i) the Eurodollar Rate (as defined in the credit agreement) or (ii) ABR (as defined in the credit agreement), in each case plus an applicable margin.

On November 21, 2017, we entered into a Letter of Credit Reimbursement Agreement with a syndicate of lenders and J.P. Morgan Chase Bank, N.A., as administrative agent (as amended through the date hereof, the “letter of credit reimbursement agreement”). The letter of credit reimbursement agreement provides for an additional $500.0 million in availability of standby letters of credit (the “Letter of Credit Facility” and, together with the senior credit facility, the “bank facilities”).

The revolving loans and letters of credit under the bank facilities will terminate in November 2020.

Any amounts borrowed under the credit agreement and reimbursement obligations under the Reimbursement agreement are guaranteed by certain of our domestic wholly-owned subsidiaries. Our obligations and the obligations of the guarantors under the credit agreement and letter of credit reimbursement agreement are secured on a pari passu basis (except with respect to certain cash collateral) by first-priority liens on substantially all of our assets, including the pledge of our equity interests in each of our and the guarantors’ direct subsidiaries to secure the applicable loan, reimbursement and guarantee obligations. The guarantees and security requirements under each of the bank facilities are subject to certain customary exceptions and exclusions.

As of June 30, 2019, $1.0 billion of stand-by letters of credit were outstanding under a combination of the credit agreement and the letter of credit reimbursement agreement, the purpose of which is to guarantee payment under certain leases entered into by our wholly-owned subsidiaries. We were in compliance with all of the covenants contained in the agreements governing the credit agreement and letter of credit reimbursement agreement as of June 30, 2019.

The credit agreement and the letter of credit reimbursement agreement contain certain covenants limiting our ability and the ability of our restricted subsidiaries to take certain actions.

In May 2019, we entered into an agreement that provides for an additional $200.0 million in availability of standby letters of credit.

We expect to replace the bank facilities with the 2019 Credit Facility concurrently with the closing of this offering. We expect that letters of credit outstanding under the bank facilities at the time of the closing of the 2019 Credit Facility would roll over to the Letter of Credit Facility included in the 2019 Credit Facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Debt Financing Transactions”.

Senior Notes

On April 30, 2018, we issued $702.0 million in aggregate principal amount of 7.875% senior notes due 2025 pursuant to an indenture among the Company, the guarantors party thereto from time to time and Wells Fargo Bank, National Association, as trustee. Interest on the senior notes accrues at the rate of 7.875% per annum and is payable in cash semi-annually in arrears on May 1 and November 1 of each year. The senior notes will mature on May 1, 2025.

During the six months ended June 2019, we repurchased $33.0 million aggregate principal amount of the senior notes for total consideration of $32.4 million.

The senior notes are guaranteed on a senior unsecured basis by all of our existing and future direct and indirect subsidiaries that guarantee the bank facilities or our other indebtedness or indebtedness of any subsidiary guarantor in excess of a specified threshold.

The senior notes are redeemable at our option, in whole or in part, at any time on or after February 1, 2025 (three months prior to their maturity date), at a redemption price equal to 100% of the principal amount of the senior notes redeemed, plus accrued and unpaid interest, if any, to but not including the redemption date. At any time prior to May 1, 2022, we may redeem up to 30% of the original principal amount of the senior notes with the proceeds of certain equity offerings at a redemption price of 107.875% of the principal amount of the senior notes, together with accrued and unpaid interest, if any, to but not including the redemption date. At any time prior to February 1, 2025 (three months prior to their maturity date), we may also redeem some or all of the senior notes at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, plus a “make-whole premium”.

The indenture governing the senior notes contains certain covenants limiting our ability and the ability of our restricted subsidiaries to take certain actions.

Upon the occurrence of specific kinds of changes of control, each holder of senior notes will have the right to cause us to repurchase some or all of their senior notes at 101% of their face amount plus accrued and unpaid interest to but not including the repurchase date. If we or our restricted subsidiaries sell assets, under certain circumstances, we will be required to use the net proceeds to make an offer to purchase senior notes at an offer price in cash in an amount equal to 100% of the principal amount of the senior notes plus accrued and unpaid interest to but not including the repurchase date.

424 Fifth Venture Loans

A subsidiary of The We Company is the sole tenant of a building in New York City pursuant to a master lease with a subsidiary of a joint venture among The We Company, the WPI Fund and Hudson’s Bay Company. Subsidiaries of the joint venture, as borrowers, have entered into a loan to finance the acquisition and ongoing renovation and repurposing of the building. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Liquidity and Capital Resources—Noncontrolling Interests”. The We Company has guaranteed the obligations of the tenant under the master lease. The loan and master lease guarantees require that The We Company comply with certain covenants relating to minimum liquidity and net worth.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the executive officer and director compensation and employment arrangements discussed in “Management” and “Executive Compensation”, the following is a description of each transaction since January 1, 2016 and each currently proposed transaction in which:

•	we have been, are or would be a participant;

•	the amount involved in the transaction exceeds or will exceed $120,000; and

•

any of our directors, executive officers or holders of more than 5% of any class of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Relationships and Transactions with Adam Neumann, our Co-Founder and Chief Executive Officer

Adam has served as the Company’s Chief Executive Officer and Chairman of the Company’s board of directors since our inception. From the day he co-founded WeWork, Adam has set the Company’s vision, strategic direction and execution priorities. Adam is a unique leader who has proven he can simultaneously wear the hats of visionary, operator and innovator, while thriving as a community and culture creator. Given his deep involvement in all aspects of the growth of our company, Adam’s personal dealings have evolved across a number of direct and indirect transactions and relationships with the Company. As we make the transition to a public company, we aim to provide clarity and transparency on the history of these relationships and transactions, as well as the background to the strategic governance decisions that have been made by Adam and the Company.

This section also addresses Rebekah Neumann, one of our co-founders who serves as the Company’s Chief Brand and Impact Officer as well as the founder and CEO of WeGrow. Rebekah has been a strategic thought partner to Adam since our founding and has actively shaped the mission and strategy of The We Company and its global impact agenda, as well as being the primary voice and leading advocate for the We brand. Rebekah has never been paid a salary from us.

Specifically, this section covers:

•	Voting controls

•	Succession planning

•	Sale of shares

•	Employment agreement

•	Equity awards

•	Charitable giving

•	Real estate transactions

•	Company and personal loans

•	Family relationships

Voting Controls

Adam controls a majority of the Company’s voting power, principally as a result of his beneficial ownership of our high-vote stock. Since our high-vote stock carries twenty votes per share, Adam will have the ability to control the outcome of matters submitted to the Company’s stockholders for approval, including the election of the Company’s directors. As a founder-led company, we believe that this voting structure aligns our interests in creating shareholder value. Adam is, however, committed to relinquishing control at a time when he no longer maintains a significant economic interest in The We Company and the share ownership of Adam and certain of his permitted transferees represents less than 5% of the aggregate number of then-outstanding shares of our capital stock, at which time all of the outstanding high-vote stock would convert to having one vote per share.

Adam and Rebekah Neumann have committed to contribute at least $1 billion to charitable causes by the ten-year anniversary of the closing date of this offering. If that contribution is not met, the outstanding high-vote stock would convert to having ten votes per share. See “—Charitable Giving” below.

Succession Planning

As part of our transition to a public company, our board of directors has spent significant time planning for the transition from a privately controlled company to a public company and put considerable thought into succession planning. In particular, in connection with this offering we are taking measures to provide clarity as to how unexpected transitions in our leadership might occur.

In the event that Adam is permanently disabled or deceased during the ten-year period commencing upon the completion of this offering, a committee will be formed for the sole purpose of selecting a new Chief Executive Officer. The composition of this committee will be as follows:

•

Bruce Dunlevie and Steven Langman, who are currently members of our board of directors and members of our compensation and nominating committee, to the extent they are then serving as our directors, will serve on this selection committee with Rebekah Neumann (with the size of the committee fixed at two or three, as applicable); and

•	if neither Bruce nor Steven is then serving as one of our directors, Rebekah will choose one or two board members who are serving at the time to serve on this selection committee with Rebekah.

In the event that Rebekah is not able to serve as described above, the trustee then acting on behalf of Rebekah and Adam’s estate will serve in all such capacities and make all such determinations. In addition, Adam and our board of directors have a process in place to designate an interim CEO in order to give the selection committee time to select a long-term CEO. Any selection of an individual to serve as our Chief Executive Officer must be made with the unanimous approval of the selection committee.

By the third anniversary of the closing of this offering, Adam will propose a succession plan relating to the period beginning from and after the ten-year anniversary of this offering.

Sales of Shares

The last time Adam sold any shares of the Company was October 2017, when he participated in a third-party tender offer made available to all of the Company’s employees and outside investors (he also has a personal line of credit secured by a pledge of shares of our common stock as discussed below under “—Personal Loans”). Adam will not sell any shares in this offering. In addition, Adam has entered into a lock-up agreement for approximately one year with the underwriters in this offering whereby he has agreed not to transfer any shares of the Company capital stock or any securities convertible into or exchangeable or exercisable (directly or indirectly) for shares of the Company’s capital stock.

Employment Agreement

The Company does not have an employment agreement in place with Adam and, accordingly, Adam does not earn any salary from the Company and would not be entitled to severance if he no longer served as Chief Executive Officer. Adam earned no salary in 2018 and only earned $1 in 2017. Moreover, Adam is not entitled to any perquisites from the Company and elects to reimburse the Company in full for any perquisites he may receive in connection with his service as our Chief Executive Officer.

Equity Awards

Prior to 2019, and since the founding of the Company, Adam had not received any equity awards from the Company. As the Company grew, our board of directors desired to provide a significant incentive to Adam to conduct an initial public offering, based on the premise that the Company’s value would be maximized as a public entity rather than remaining privately held. In the first half of 2019, in order to incentivize our senior leadership team as well as select other individuals who have had an outsized impact on our organization over the years, our board of directors granted to employees, including Adam, stock options to purchase shares of common stock.

As part of this award, Adam received options to purchase an aggregate of 42,473,167 shares. All of Adam’s awards vest over time based on Adam’s continuing service as our Chief Executive Officer and contemplate up to a ten-year time horizon for full vesting. A majority of Adam’s awards are also tied to the Company’s performance as a public company, particularly an increase in our market capitalization that is sustained over a period of at least 60 days.

By connecting these awards to service to the Company and long-term value creation, our board believes we have set the foundation for long-term incentive alignment between Adam and our stockholders. The awards provide as follows:

•	9,438,481 options vest monthly over a period of five years following the date of grant;

•	9,438,481 options meet the performance-based vesting conditions upon the completion of this offering, and vest monthly over a period of five years following the completion of this offering;

•	7,078,861 options meet the performance-based vesting conditions if we attain a public market capitalization of $50 billion, and vest monthly over a period of three years from that date;

•	7,078,861 options meet the performance-based vesting conditions if we attain a public market capitalization of $72 billion, and vest monthly over a period of two years from that date; and

•	9,438,481 options meet the performance-based vesting conditions if we attain a public market capitalization of $90 billion, and vest monthly over a period of two years from that date.

In connection with the reorganization transactions the Company undertook in July 2019 to provide a corporate organization similar to a structure commonly referred to as an “UP-C” structure, Adam’s performance-based options described above were canceled. An equal number of profits interests in the UP-C structure were issued to Adam. All of the profits interests have the same vesting conditions as the performance-based options that were canceled, with time-based vesting commencing on the date the applicable performance goal is achieved. There is no tax receivables agreement in place to benefit any holder of profits interests.

Shortly after the option awards were issued, Adam exercised the time-based option described above in exchange for a $362.1 million full recourse promissory note payable to the Company (with an interest rate of 2.89% and a maturity date of April 11, 2029). In August 2019, Adam repaid the promissory note (including interest) in full by surrendering to the Company all of the shares received in respect of the time-based option described above. Following the settlement of this loan, the Company issued to Adam the number of profits interests equal to the number of shares surrendered by Adam in settlement of the loan.

In July 2019, WE Holdings LLC (in which Adam is a managing member) assigned residual rights related to “we” family trademarks to the Company, which we desired to obtain following our rebranding in early 2019. In consideration of this contribution and in lieu of paying cash, the Company issued to WE Holdings LLC partnership interests in the We Company Partnership with a fair market value of approximately $5.9 million, which was determined pursuant to a third-party appraisal. Subsequently, at Adam’s direction, the issuance to WE Holdings LLC of the partnership interests was unwound and the partnership interests were returned to the We Company Partnership. The We Company continues to hold all of the assigned rights to the “we” family trademarks.

Charitable Giving

In connection with this offering, Rebekah and Adam are dedicating additional resources to amplify the positive global impact of our organization. This effort is designed to enable us to scale our social and global impact as the Company grows. Rebekah and Adam Neumann have pledged $1 billion to fund charitable causes. To fulfill this pledge, Rebekah and Adam will contribute cash and equity to charitable causes within the 10 years following this offering. Their first contribution aids in the conservation of over 20 million acres of intact tropical forest, including the region pictured on the final page of this prospectus.

To evidence their commitment to charitable causes and to ensure this commitment is meaningful, if Adam and Rebekah have not contributed at least $1 billion to charitable causes as of the ten-year anniversary of the closing date of this offering, holders of all of the Company’s high-vote stock will only be entitled to ten votes per share instead of twenty votes per share.

Over the years, Adam has sold some of his shares of the Company, with the last sale occurring in late 2017. To date, Adam and Rebekah have donated to charity an amount equal to over 15% of their past sales of shares of the Company.

Real Estate Transactions

Adam has led our vision about the future of how people work, live and grow and provided valuable real estate insights that have helped drive our growth strategy. Adam has also made personal investments in real estate based on his vision of the future of real estate. In the early days of our business, at a time when landlords were reluctant to recognize the benefits of WeWork as a tenant, Adam bought four buildings in order to help prove WeWork as a viable tenant to landlords. In December 2017, Adam expanded his participation in purchasing real estate by buying a majority interest in downtown San Jose development projects, a first step in pursuing the Company’s vision for the future of cities.

As we become a public company, our board of directors and Adam wanted to not only ensure the absence of any actual conflict of interest, but also avoid the appearance of any conflict of interest in relation to any of Adam’s personal real estate investments. As a result, we are providing disclosure about all of these properties and, more importantly, have created a mechanism for an orderly transition of these properties from Adam’s ownership that ensures the Company gets a favorable treatment in the transfer of these assets. Adam has committed not to purchase any additional properties with the purpose of making them available for our occupancy.

Properties Leased to The We Company

We are party to lease agreements for four commercial properties with landlord entities in which Adam has an ownership interest. These leases, individually and in the aggregate, are not material to our operations and represent only four of our 528 locations as of June 1, 2019. For one of these four properties, we entered into a lease agreement with the landlord/partnership entity within one year following Adam acquiring his ownership interest, and in the other three cases we entered into a lease agreement with the landlord/partnership entity on the same day that Adam acquired his ownership interest. During the years ended December 31, 2016, 2017 and 2018, we made cash payments totaling $3.1 million, $5.6 million and $8.0 million to the landlord/partnership entities under these leases. During the year ended December 31, 2018, we received payments from the landlord/partnership entities in the form of tenant improvement reimbursements of $11.6 million related to these leases. During the six months ended June 30, 2019, we made cash payments to the landlord/partnership entities totaling $4.2 million under these leases and received no tenant improvement reimbursements related to these leases. As of June 30, 2019, future undiscounted minimum lease payments under these leases were approximately $236.6 million, which represents 0.5% of the Company’s total lease commitments as of June 30, 2019.

Personal Real Estate Transactions

In connection with the formation of ARK, we decided to consolidate all of our real estate investment opportunities in ARK. As part of this consolidation, in August 2019 Adam entered into a management agreement with ARK Capital Advisors, LLC, which serves as the manager of the ARK acquisition vehicles and is referred to as the ARK Manager, pursuant to which the ARK Manager will exclusively manage all of Adam’s interests in ten commercial properties owned by Adam, including the four leased properties discussed above. The purpose of this management agreement is to provide the Company with the ability to take advantage of the real estate opportunities Adam had identified, while at the same time eliminating any conflict of interest between Adam and the Company.

During the first year of the management agreement, the ARK Manager has full power, discretion and authority to make investment and management decisions affecting the properties, and the ARK Manager has an option to acquire any of the properties through a real estate acquisition vehicle managed or sponsored by ARK. The purchase price for the properties will correspond to the cost incurred by Adam in respect of the property (including the cost of running the properties, which Adam will bear until such time as they are sold), plus a pre-set annual cost of capital. Any purchase of a property by the ARK Manager pursuant to its purchase option will (1) be subject to the review and approval of disinterested members of the Company’s board of directors (which, for this purpose, exclude Steven Langman and Adam Neumann), (2) require the consent of the members of the ARK management committee designated by the Rhône Group and (3) be subject to any applicable procedures for entering into transactions with related parties as set forth in the governing documents of the relevant ARK-managed real estate acquisition vehicle. The ARK Manager will undertake customary due diligence investigations with respect to any property prior to exercising its purchase option, including obtaining third-party appraisals.

Following the initial one-year period, the ARK Manager will no longer be permitted to purchase any of the properties and will be required to undertake a marketing process for any property that it did not purchase pursuant to its option in order to achieve an orderly disposition of any remaining property investments to one or more third parties. Any such proposed transaction would be on terms negotiated between the ARK Manager and the third-party buyer and therefore not determined by reference to the purchase price formula described in the paragraph above. The ARK Manager will receive a percentage of the gross consideration paid in connection with any such disposition.

With respect to the six properties not currently occupied by the Company, in connection with exercising its option to acquire a property in the first year of the management agreement, the ARK Manager and the Company may determine that a subsidiary of the Company should occupy any of such properties to the extent the ARK Manager and the Company agree on terms of any such occupancy agreement. However, the majority of the properties are long-term development projects and it is not anticipated that they will be available for lease during the option period. The terms of any such occupancy agreement will be subject to the Company’s related party transaction policy, the required approval of the Company’s board of directors and require the consent of the members of the ARK management committee designated by the Rhône Group.

Adam has committed not to purchase any additional properties with the purpose of making them available for the Company’s occupancy. The Company, through ARK or otherwise, does not expect to engage in further transactions with landlord vehicles in which Adam has an ownership interest.

Company Loans

As a private company, in order to ensure alignment with our investor base, we have kept a captive capitalization table and have not allowed sales of equity other than in a manner organized by the Company. From time to time over the past several years, we made loans directly to Adam or his affiliated entities (in addition to the 2019 loan described above). None of these loans are outstanding as of the date of this prospectus.

•

In May 2013 and February 2014, we issued loans to WE Holdings LLC for $10.4 million (interest rate 0.2% per year; maturity May 30, 2016) and $15.0 million (interest rate 0.2% per year; maturity February 4, 2017), respectively. The loans were collateralized by shares of our capital stock held by We Holdings LLC, and each loan provided us with the option to purchase a number of these shares in full settlement of the applicable loan. We exercised these options in May 2016, purchasing and retiring an aggregate of 8,398,670 shares of our capital stock in full settlement of the loans.

•

In June 2016, we issued a loan to Adam totaling $7.0 million (interest rate of 0.64% per year; maturity June 14, 2019). In November 2017, Adam repaid the loan in full, including $0.1 million in interest, in cash.

Personal Loans

Adam currently has a line of credit of up to $500 million with UBS AG, Stamford Branch, JPMorgan Chase Bank, N.A. and Credit Suisse AG, New York Branch, of which approximately $380 million principal amount was outstanding as of July 31, 2019. The line of credit is secured by a pledge of approximately             shares of our Class B common stock beneficially owned by Adam. In addition, JPMorgan Chase Bank, N.A. has made loans and extended credit to Adam totaling $97.5 million across a variety of lending products, including mortgages secured by personal property. None of these other lending products are secured by a pledge of any of Adam’s shares of capital stock in the Company.

Family Relationships

One of Adam’s immediate family members hosted eight events relating to our Creator Awards ceremonies in 2018, for which she was paid an aggregate of less than $200,000. Another one of Adam’s immediate family members has been employed as head of the Company’s wellness offering since 2017, and he receives less than $200,000 per year for acting in this capacity.

SoftBank Financings and Creator Fund

Since January 1, 2017, SoftBank Group Corp., SoftBank Vision Fund L.P. and/or their respective affiliates (collectively, the “SoftBank entities”) have invested or committed to invest in us and our subsidiaries approximately $10.65 billion. In addition to the $1.7 billion invested by SBWW Investments Limited, an affiliate of SoftBank Vision Fund L.P., in connection with our Series G preferred stock financing, SoftBank entities have invested or committed to invest the following:

•	an aggregate of $1.65 billion in our regional joint ventures, consisting of the following:

•	$400.0 million in exchange for a noncontrolling interest in ChinaCo during 2017;

•	$500.0 million in exchange for a noncontrolling interest in JapanCo during 2017;

•	$500.0 million in exchange for a noncontrolling interest in PacificCo during 2017; and

•	$250.0 million in exchange for a noncontrolling interest in ChinaCo during 2018;

•	an aggregate of $1.3 billion pursuant to the 2017 tender offer;

•	$1.0 billion pursuant to the 2018 convertible note;

•	an aggregate of $2.5 billion pursuant to the 2018 warrant;

•	an aggregate of $1.0 billion pursuant to the 2019 tender offer; and

•	$1.5 billion pursuant to the 2019 warrant.

Convertible Note and Warrant Agreements

On July 28, 2018, we entered into an agreement with SoftBank Group Corp. for the issuance of the 2018 convertible note in exchange for a commitment in an aggregate amount of $1.0 billion. On August 31, 2018, we drew down on the full $1.0 billion commitment. On July 15, 2019, the 2018 convertible note was converted into 9,090,909 shares of Series G-1 preferred stock.

On November 1, 2018, we entered into an agreement with SBWW Cayman, an affiliate of SoftBank Group Corp., pursuant to which we received funds of $2.5 billion in 2019 in exchange for the issuance of the 2018 warrant. On July 15, 2019, the 2018 warrant was exercised for 22,727,273 shares of Series G-1 preferred stock.

On July 15, 2019, we entered into an additional agreement with SBWW Cayman pursuant to which SBWW Cayman will make a payment of $1.5 billion on April 3, 2020 in exchange for the issuance of the 2019 warrant, which will be automatically exercised on April 3, 2020 for shares of Class A common stock at a per-share price of $             (subject to equitable adjustment in the event of any further stock split, stock dividend, reverse stock split or similar recapitalization event from the closing of this offering through April 3, 2020).

Tender Offers

In connection with our Series G preferred stock financing, SBWW Investments Limited launched the 2017 tender offer to purchase up to $1.3 billion of shares of outstanding equity securities (including shares underlying vested options, exercisable warrants and convertible notes). The 2017 tender offer expired on October 25, 2017 and upon settlement, SBWW Investments Limited purchased 30,839,754 shares of capital stock for an aggregate purchase price of approximately $1.3 billion.

Additionally, in connection with the 2019 warrant, SBWW Cayman launched the 2019 tender offer to purchase up to $1.0 billion of shares of outstanding equity securities (including shares underlying vested options, exercisable warrants and convertible notes). The 2019 tender offer expired on April 11, 2019 and upon settlement, SBWW Cayman purchased 18,518,518 shares of capital stock for an aggregate purchase price of approximately $1.0 billion.

Upon the completion of this offering, all shares of preferred stock acquired by the SoftBank entities in the 2017 tender offer and the 2019 tender offer will convert into shares of our Class A common stock.

Regional Joint Ventures

SoftBank entities have invested or committed to invest approximately $1.65 billion in ChinaCo, JapanCo and PacificCo. See “—Regional Joint Ventures and Strategic Partnerships”.

Creator Fund

During 2018, we launched a venture capital fund (the “Creator Fund”) to promote our business through award programs (currently styled as “Creator Awards”) and such other investments in our members as we may determine. Softbank Group Capital Limited, a 99.99% equity owner in the Creator Fund, has committed $180 million to fund these awards. As of June 30, 2019, Softbank Group Capital Limited had funded $50.7 million of this amount.

In March 2019, we entered into an agreement pursuant to which Softbank Group Capital Limited will reimburse us up to $80 million for our performance of underwriting and production services for Creator Awards events between September 2017 and January 2021. Softbank Group Capital Limited funded $20 million during 2017 and an additional $40 million in 2019 related to Creator Award events that occurred during the period from September 1, 2017 through March 31, 2019. We expect to receive the remaining $20 million in January 2020.

Rights of First Refusal

We have entered into a stockholders’ agreement with the holders of our capital stock. The stockholders’ agreement grants to us a 10-day right of first refusal over most shares of our Class A common stock and Class B common stock, allowing us to purchase such shares on the same terms before the holder may sell the shares to other parties. In the event that we decline to exercise our right of first refusal, the stockholders’ agreement also grants to major holders of our senior preferred stock a similar 15-day right of first refusal, or the right to sell their own shares, on a pro rata basis, on the same terms. Since January 1, 2016, we have waived on certain occasions our right of first refusal in connection with the transfer by certain of our directors, executive officers and holders of more than 5% of a class of our capital stock and their affiliates.

The stockholders’ agreement terminates automatically in accordance with its terms immediately prior to the completion of this offering.

Registration Rights Agreement

We and certain of our stockholders, including certain holders of at least 5% of a class of our common stock and entities affiliated with certain of our directors, are parties to a registration rights agreement. See “Description of Capital Stock—Registration Rights”.

Indemnification Agreements

Our restated certificate of incorporation will provide that we will indemnify our directors and officers to the fullest extent permitted by law, and we have entered into agreements with all of our existing directors and executive officers to that effect. We are also party to indemnification agreements, which predate the conversion of WeWork Companies LLC to WeWork Companies Inc. in May 2013, with Benchmark and two other shareholders (Ariel Tiger and DAG Ventures) that no longer hold more than 5% of any class of our capital stock.

Operating Partnership

In July 2019, we completed our reorganization into what is known as an “UP-C” structure. As a result of the reorganization, The We Company is now the ultimate holding company for the subsidiaries we use to operate our business and hold our assets. By purchasing shares in this offering, you will become a shareholder in this holding company.

The We Company’s sole assets, held through wholly-owned subsidiaries, are non-controlling “limited partner” interests and a controlling “general partner” interest in an operating partnership called the We Company Partnership. Members of our senior management team have also been issued non-controlling “limited partner” interests in the We Company Partnership as part of our compensation program described below under “—Profits Interests.” The Partnership Agreement in respect of the We Company Partnership is filed as an exhibit to the registration statement of which this prospectus forms a part, and the following description of the Partnership Agreement is qualified by reference thereto in its entirety.

As a result of its interests in the general partner of the We Company Partnership, and subject to certain restrictions set forth in the Partnership Agreement, The We Company generally controls all of the affairs and decision-making of the We Company Partnership. As such, The We Company is responsible for all operational and administrative decisions of the We Company Partnership and the day-to-day management of the We Company Partnership’s business. The general partner of the We Company Partnership cannot be removed as the general partner of the We Company Partnership without the approval of The We Company.

Partnership interests do not have any direct voting rights with respect to The We Company. However, each holder of partnership interests in the We Company Partnership (other than direct and indirect subsidiaries of The We Company) holds one share of Class C common stock of The We Company per partnership interest. The Class C common stock has twenty votes per share. The Class C common stock has no economic rights.

Subject to certain restrictions set forth in the Partnership Agreement, holders of partnership interests (other than direct and indirect subsidiaries of The We Company) may exchange their partnership interests for (at our election) shares of our Class B common stock or cash, in each case as more fully specified in the Partnership Agreement. Upon the exchange of partnership interests in the We Company Partnership for shares of our Class B common stock or the forfeiture of profits interests in the We Company Partnership, the corresponding shares of our Class C common stock will be canceled.

The exchange of partnership interests as described above is taxable to the individual making such exchange and, to the extent that the individual has taxable gain on the exchange, results in a benefit to The We Company in the form of increased tax basis in our assets and therefore greater depreciation deductions. However, unlike in many UP-C structures, no holder of a profits interest or other interest in the resulting partnership is entitled to a “tax receivable” payment or other similar payment by us in respect of tax attributes that may accrue to us upon the exchange of such profits interests or other interests for cash or shares of our common stock.

All of the partnership interests in the We Company Partnership are subject to certain restrictions on transfer and exchange.

Any time a share of Class A common stock or Class B common stock of The We Company is issued, redeemed, repurchased, acquired, canceled or terminated by us, one partnership interest indirectly held by The We Company will be issued or canceled, as applicable, by the We Company Partnership so that the number of partnership interests in the We Company Partnership held indirectly by The We Company at all times equals the number of shares of Class A common stock and Class B common stock of The We Company outstanding, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

Pursuant to the terms of the Partnership Agreement, except with respect to tax distributions, The We Company has the authority to determine when ordinary distributions will be made to the holders of partnership interests in the We Company Partnership and the amounts of any such distributions. If The We Company authorizes an ordinary distribution by the We Company Partnership, such distribution will generally be made to the holders of partnership interests in the We Company Partnership pro rata in proportion to their respective partnership interests (including vested profits interests); provided that each holder of vested profits interests will participate in such distributions only to the extent the cumulative distributions made to the holders of all other partnership interests exceed the distribution threshold applicable to such profits interests as described below under “—Profits Interests”.

The holders of partnership interests in the We Company Partnership may incur U.S. federal, and applicable state and local, income taxes on their distributive shares of any net taxable income of the We Company Partnership. Pursuant to the Partnership Agreement, cash distributions will be made to the holders of partnership interests in the We Company Partnership in amounts intended to be sufficient for such holders to pay their respective U.S. federal, and applicable associated state and local, income tax liabilities. Any and all such tax distributions shall reduce subsequent ordinary and liquidating distributions otherwise payable to the holders of partnership interests in the We Company Partnership.

Following the completion of this offering, we intend to cause the We Company Partnership to make distributions in order to fund any dividends The We Company may declare.

Profits Interests

The reorganization gives us the flexibility to incentivize our senior management team in a way that aligns their interests with the interests of our stockholders, while also providing an efficient tax result for both us and members of our senior management team. As noted above, members of our senior management team have been issued limited partnership interests in the We Company Partnership. These interests are subject to vesting criteria in order to encourage retention and sustained high performance. They are also intended to qualify as “profits interests” for U.S. federal income tax purposes. We believe that having the flexibility to issue profits interests (in addition to other equity-based awards) allows us to optimize the compensation we award to these employees.

The economic terms of the profits interests are intended to replicate, in certain respects, the economics of incentive stock options, while providing more efficient tax treatment for both us and the holder.

Like stock options, profits interests give the holder an economic interest in the future growth and appreciation of our business. In order to qualify for the intended tax treatment, profits interests are only permitted to share in distributions above a set “distribution threshold” equal to the liquidation value (determined by a third party valuation firm) of the partnership on the date the profits interest is granted. The profits interests are also issued with a “catch-up base amount”, which is similar to an option exercise price and is the amount of value of a share of Class B common stock that the profits interests recipient will not receive upon exchange. In this way, the profits interests are less dilutive to The We Company’s shareholders than issuing an equivalent number of restricted shares or restricted stock units, because those equity instruments would not have a strike price (like an option) or catch-up base amount (like our profits interests).

Above the distribution threshold, the holder of a vested profits interest will share in any distributions made by the We Company Partnership on a pro rata basis, plus a “catch-up” distribution in order to make the holder whole for the difference between the distribution threshold and their catch-up base amount.

Vested profits interests in the We Company Partnership are exchangeable for (at our election) shares of our Class B common stock or cash, assuming that the trading price of our Class A common stock exceeds the per-unit “distribution threshold” for such profits interests. The exchange value takes into account, among other things, the trading price of our Class A common stock and the “catch-up base amount” of the profits interests being exchanged. A higher trading price and a lower catch-up base amount each generally results in more shares being issued to the exchanging holder, except that the number of shares of Class B common stock issuable upon exchange of each profits interest can never be greater than one.

As of August 15, 2019,              profits interests issued by the We Company Partnership were outstanding, each with a catch-up base amount equal to $             and a distribution threshold of $             or greater. For illustrative purposes, assuming an initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus, the number of shares of Class B common stock issuable upon exchange of these profits interests would be as follows:

•	shares of Class B common stock would be issuable upon exchange of the profits interests outstanding for which all applicable vesting conditions had been satisfied as of August 15, 2019;

•

             shares of Class B common stock would be issuable upon exchange of the profits interests outstanding as of August 15, 2019 that are subject solely to time-based vesting conditions following the completion of this offering; and

•

             shares of Class B common stock would be issuable upon exchange of the profits interests outstanding as of August 15, 2019 that are subject to both time-based and performance-based vesting conditions (as described under “Executive Compensation—Incentivizing Our Leadership Team”) following the completion of this offering.

Preferred Stock Financings

In 2016, we issued and sold an aggregate of 13,759,327 shares of our Series F preferred stock for aggregate gross proceeds of approximately $690.6 million. 10,728,980 of these shares of our Series F preferred stock were issued to related parties for aggregate gross proceeds paid to us of approximately $538.5 million. In 2017, we issued and sold an aggregate of 32,812,199 shares of our Series G preferred stock to SBWW Investments Limited, an affiliate of SoftBank Vision Fund L.P., for aggregate gross proceeds of approximately $1.7 billion. The following table presents the total number of shares of our preferred stock issued and sold to related parties since January 1, 2016:

Related party	Series F	Series G

J.P. Morgan entities

Number of shares	298,851	—

Total purchase price	$15,000,004	$—

Hony entities

Number of shares	10,061,312	—

Total purchase price	$504,999,937	$—

Fidelity entities

Number of shares	368,817	—

Total purchase price	$18,511,755	$—

SBWW Investments Limited

Number of shares	—	32,812,199

Total purchase price	$—	$1,700,000,030

Upon the completion of this offering, all shares of our senior preferred stock, including Series F preferred stock and Series G preferred stock, will convert into shares of our Class A common stock.

Regional Joint Ventures and Strategic Partnerships

To facilitate our expansion into Asia, we formed a number of joint ventures, strategic partnerships and similar entities to drive growth in a capital-efficient manner. We now operate in China, Japan and the broader Pacific region through a series of joint ventures that we refer to as “ChinaCo”, “JapanCo” and “PacificCo”, respectively. For each of ChinaCo, JapanCo and PacificCo, in addition to our equity interest, we are entitled to a fee in exchange for providing certain intellectual property and trademark rights and other services. The total revenue recognized by the Company during the six months ended June 30, 2019, which is eliminated in consolidation, was $7.3 million, $4.6 million and $4.3 million from ChinaCo, JapanCo and PacificCo, respectively. The total revenue recognized by the Company during the year ended December 31, 2018, which is eliminated in consolidation, was $7.3 million, $2.0 million and $4.1 million from ChinaCo, JapanCo and PacificCo, respectively. See “Business—Our Organizational Structure—Regional Joint Ventures” for more detail about these joint ventures.

SoftBank entities and Hony entities have invested or committed to invest in ChinaCo approximately $650.0 million and $150.0 million, respectively. SoftBank entities have additionally invested or committed to invest approximately $500.0 million in each of JapanCo and PacificCo.

In April 2017, ChinaCo entered into an agreement granting to Hony entities up to 10,000,000 Class A ordinary shares of ChinaCo in consideration for services provided by John Zhao, who is a director of both our board of directors and ChinaCo’s board of directors and is the Chief Executive Officer of Hony. The shares generally vest in equal annual installments over five years from the date of the agreement, subject to the continued provision of certain business services.

In April 2018, we, ChinaCo and a subsidiary of PacificCo entered into an agreement to purchase naked Hub (as amended, the “NH Agreement”) as described in Note 6 to the audited annual consolidated financial statements included elsewhere in this prospectus. A portion of the consideration for the acquisition was shares of our Class A common stock, which we issued on June 7, 2019. In connection with this acquisition, ChinaCo provided us a promissory note, dated April 26, 2018, for an amount equal to the value of this stock consideration as set forth in the NH Agreement. The promissory note has an aggregate principal amount of $200.0 million, an interest rate of 2.36% and a maturity date of April 26, 2021.

WPI Fund and ARK

In March 2017, together with the Rhône Group, we formed the WPI Fund. Steven Langman, who serves as one of our directors, co-founded and manages the Rhône Group. Steven Langman and Adam Neumann have each served on the management committees of the entities that currently advise and manage the WPI Fund, and Steven Langman continues to serve on those committees. Prior to the ARK/WPI combination described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—ARK/WPI Combination”, the entities that currently advise and manage the WPI Fund were each indirectly owned 50% by us and 50% by affiliates of the Rhône Group.

During 2019, we formed ARK to serve as our global real estate acquisition and management platform. As a result of the ARK/WPI combination, all of our real estate acquisition and management activities have been combined into a single platform comprising multiple real estate acquisition vehicles (including the WPI Fund) managed by a single sponsor vehicle controlled by us. Each of ARK Master GP and the ARK Manager is owned approximately 80% by us and 20% by the Rhône Group.

In connection with the ARK/WPI combination, Steven Langman was appointed by the Rhône Group to the management committee of ARK as one of two designees of the Rhône Group. Steven has also been appointed by ARK’s managing partner to serve on the investment committee for the ARK Master Fund in addition to continuing to serve on the investment committee for the WPI Fund. See “Business—Our Organizational Structure—ARK”. In April 2019, our board of directors approved a restricted stock award to Steven Langman for 454,546 shares of our Class A common stock for his ongoing services to The We Company. The grant generally vests in equal monthly installments over seven years from the grant date.

As a result of transactions effected in connection with the ARK/WPI combination, our investment in DSQ Partners and our investment in WeWork Waller Creek are now held through ARK Master GP. In connection with the consummation of the ARK/WPI combination, we also purchased units of the WPI Fund from the Rhône Group, increasing our capital commitment to the WPI Fund from approximately $27.0 million to approximately $77.0 million.

In 2017, in order to secure a potential investment opportunity that was being evaluated by us and the WPI Fund, the WPI Fund made a deposit, structured as unsecured loans, to us, totaling $26.1 million, at an interest rate of 1.52%. On April 13, 2018, in connection with the completion of that investment, we repaid the loans in full. We also issued two $25 million convertible promissory notes in 2018 in connection with securing a potential investment opportunity that was being evaluated by the WPI Fund. In February 2019, through the conversion of the convertible promissory notes, we acquired a 17.4% interest in the 424 Fifth Venture, which simultaneously closed an $852.8 million acquisition of property located in New York City. The WPI Fund is a 39.1% owner in the 424 Fifth Venture. Together with the WPI Fund, we secured financing for this acquisition from J.P. Morgan Chase Bank, N.A. See “Description of Indebtedness—424 Fifth Venture Loans”.

We have entered into operating lease agreements with landlord entities in which the WPI Fund (or, following the ARK/WPI combination, other real estate acquisition vehicles managed or sponsored by ARK) have an interest, on what we believe to be commercially reasonable terms no less favorable to us than could have been obtained from unaffiliated third parties. During the years ended December 31, 2016 and 2017, no rent expense or cash payments had been recognized by us relating to these agreements as we were not yet occupying any properties owned by these entities and had not paid any rent under these leases. During the year ended December 31, 2018 and the six months ended June 30, 2019, we made cash payments totaling $0.0 million and $0.6 million, respectively, and we recognized $0.0 million and $3.2 million, respectively, of lease cost expense related to these leases. Future minimum lease cost payments under these leases, inclusive of escalation clauses and exclusive of contingent rent payments, were approximately $728.4 million as of June 30, 2019.

Miscellaneous

As of December 31, 2016, 2017 and 2018 and as of June 30, 2019, we also had outstanding $6.3 million, $5.2 million, $4.6 million and $3.0 million, respectively, in loans to Lew Frankfort, Jen Berrent and Artie Minson, each of which was issued in connection with restricted stock purchases and early exercises of stock options and each was secured by the relevant equity award, with interest rates ranging from 1.6% to 1.9%, which accrue and are due at maturity, ranging from 2023 to 2024. In May 2019, Lew repaid the outstanding amount of his loan, including interest. In August 2019, the loans to Jen and Artie were repaid by each of them upon the receipt of a bonus payment from us in an amount equal to the outstanding principal and interest on the respective loans. Each executive funded the amounts required to be withheld and remitted by us to tax authorities in connection with such bonus payment. Since January 1, 2016, we have forgiven approximately $0.6 million of the aggregate original principal amounts of the loan to Artie, and received interest payments from Artie of approximately $0.1 million.

We have entered into membership agreements and/or other agreements relating to the provision of Powered by We solutions with SoftBank entities and affiliates of the Rhône Group. We believe that all such arrangements have been entered into in the ordinary course of business and have been conducted on an arm’s-length basis. During the years ended December 31, 2016, 2017 and 2018 and six months ended June 30, 2019, we earned $0.1 million, $0.2 million, $18.8 million and $28.2 million, respectively, from such agreements with SoftBank entities. During the year ended December 31, 2018 and six months ended June 30, 2019, we earned $1.3 million and $1.1 million, respectively, from such agreements with affiliates of the Rhône Group.

Funds or clients advised by an affiliate of J.P. Morgan Securities LLC, an underwriter in this offering, beneficially own approximately         % of our Class A common stock, of which more than 98% is held on behalf of third-party clients and the remainder is held on behalf of certain employees involved with such funds through a co-investment vehicle. See “Principal Stockholders” and “Underwriting—Relationships with Underwriters” for additional information.

Policies and Procedures for Related Party Transactions

Our board of directors recognizes that transactions with related parties can present potential or actual conflicts of interest and may raise questions as to whether those transactions are consistent with our best interests and the best interests of our stockholders. Therefore, our board of directors has adopted a written policy on transactions with any related party, which is defined as any director, executive officer, nominee for director, any beneficial owner of more than 5% of any class of our capital stock, and any of their immediate family members.

Under the policy, a related party must promptly disclose to our chief legal officer, general counsel, deputy general counsel or other person designated by the audit committee of the board of directors (i) any transaction in which we were, are or will be a participant and that related party had, has or will have a direct or indirect interest and (ii) all material facts with respect thereto. Our chief legal officer, deputy chief legal officer or other person designated by the audit committee of the board of directors will make an initial assessment as to whether the transaction constitutes a related party transaction that would be reportable by us pursuant to Item 404(a) of Regulation S-K, in which case the transaction would require approval by either a majority of the members of our board of directors or all of the members of our audit committee. Our transactions with ARK and real estate acquisition vehicles managed or sponsored by ARK are subject to this policy as a result of Steven Langman’s indirect interest in ARK (through his position as a managing director of the Rhône Group) and his role as one of our directors.

Any member of the audit committee who is, or whose immediate family member is, or whose household member (other than a tenant or employee) is, a related party with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after the offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of shares of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price for shares of our common stock as well as our ability to raise equity capital in the future.

Upon completion of this offering, we will have              shares of Class A common stock issued and outstanding (or             shares if the underwriters exercise in full their option to purchase additional shares of our Class A common stock),             shares of Class B common stock issued and outstanding and              shares of Class C common stock issued and outstanding.              shares of Class A common stock and             shares of Class B common stock also will be issuable upon the exercise of outstanding warrants and stock options.

We expect that all of the shares of Class A common stock sold in this offering will be freely tradable without further restriction or registration under the Securities Act, except that any shares purchased by our affiliates may generally only be sold in compliance with Rule 144, which is described below. The remaining shares of Class A common stock and the shares of Class B common stock will be deemed “restricted securities” under the Securities Act. Restricted securities may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are discussed below.

Shares of Class C common stock cannot be transferred other than in connection with the transfer of the corresponding partnership interests in the We Company Partnership.

Lock-up Agreements

We, each of our executive officers and directors and holders of substantially all of our Class A common stock (including securities convertible into or exchangeable for shares of our Class A common stock) have entered into lock-up agreements under which these parties have agreed not to sell or otherwise transfer their shares for a period of 180 days after the date of this prospectus, provided that in the case of shares held or beneficially owned by WE Holdings LLC, Adam Neumann or their respective affiliates (other than shares directly held by WE Holdings LLC but indirectly owned by persons other than Adam Neumann, his family and their respective affiliates), and SBWW Cayman, such restrictions will apply until the later of (i) 180 days after the date of this prospectus and (ii) 180 days after the Exercise Date (which, as defined in the 2019 warrant, is April 3, 2020). These lock-up restrictions are subject to certain exceptions and may be waived by the representatives of the underwriters at any time. As a result of these contractual restrictions, shares of our Class A common stock subject to lock-up agreements will not be eligible for sale, including pursuant to Rules 144 or 701 under the Securities Act as discussed below, until these agreements expire or the restrictions are waived by the representatives of the underwriters.

See “Underwriting” for a more complete description of the lock-up agreements.

Rule 144

All shares of our Class A common stock held by our “affiliates”, as that term is defined in Rule 144 under the Securities Act, generally may be sold in the public market only in compliance with Rule 144. Rule 144 defines an affiliate as any person who directly or indirectly controls, or is controlled by, or is under common control with, the issuer, which generally includes our directors, executive officers and certain other related persons.

Under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is deemed to be an “affiliate” of ours would be entitled to sell within any three-month period a number of shares of our Class A common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our Class A common stock or (ii) an amount equal to the average weekly trading volume of our Class A common stock on the              during the four calendar weeks preceding such sale. Sales by affiliates under Rule 144 are also subject to a six-month holding period and requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 144 also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least six months beneficially owned shares of our Class A common stock that are restricted securities, including the holding period of any prior owner other than one of our affiliates, will be entitled to freely sell such shares of our Class A common stock without regard to the limitations described above, subject to our compliance with Exchange Act reporting obligations for at least 90 days prior to the sale, and provided that such sales comply with the current public information requirements of Rule 144.

Rule 701

In general, under Rule 701 under the Securities Act, an employee, consultant or advisor who purchases shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares 90 days after the effective date of the registration statement of which this prospectus forms a part in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period restriction, contained in Rule 144.

Registration Statement on Form S-8

We intend to file with the SEC one or more registration statements on Form S-8 covering the shares of common stock reserved for issuance under our incentive plans. These registration statements are expected to be filed and become effective as soon as practicable after completion of this offering. Upon effectiveness, the shares of common stock covered by these registration statements will generally be eligible for sale in the public market, subject to the lock-up agreements described above.

Registration Rights

We and certain of our stockholders, including certain holders of at least 5% of a class of our common stock and entities affiliated with certain of our directors, are parties to a registration rights agreement. Pursuant to the terms of the registration rights agreement, after the completion of this offering, the holders of an aggregate of                  million shares of our Class A common stock and Class B common stock will be entitled to certain rights with respect to registration of their shares of Class A common stock or the shares of Class A common stock issued upon conversion of their shares of Class B common stock. For a description of these rights, see “Description of Capital Stock—Registration Rights”. If the offer and sale of these shares is registered, the shares will be freely tradable without restriction under the Securities Act and a large number of shares may be sold into the public market.

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our Class A common stock by non-U.S. holders (as defined below) who acquire such shares in this offering and hold our Class A common stock as a capital asset within the meaning of the Code (generally, property held for investment). This summary does not address all aspects of U.S. federal income taxation that may be important to a non-U.S. holder in light of that holder’s particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax law (including, for example, banks and other financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, retirement plans, mutual funds, tax-exempt entities, entities or arrangements treated as partnerships for U.S. federal tax purposes, controlled foreign corporations, passive foreign investment companies, holders liable for the alternative minimum tax, certain former citizens or former long-term residents of the United States, expatriates or holders who have a “functional currency” other than the U.S. dollar, holders who hold our Class A common stock as part of a hedge, straddle, constructive sale or conversion transaction, and holders who own or have owned (directly, indirectly or constructively) 5% or more of our Class A common stock (by vote or value)). In addition, this discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax, nor does it address any aspects of the unearned income Medicare contribution tax or U.S. state, local or non-U.S. taxes. Accordingly, prospective investors should consult with their own tax advisors regarding the U.S. federal, state, local, non-U.S. income and other tax considerations (including any U.S. federal estate or gift tax considerations) of owning and disposing of shares of our Class A common stock.

This summary is based on current provisions of the Code, U.S. Treasury regulations promulgated thereunder, and administrative rulings and interpretations and court decisions in effect as of the date hereof, all of which are subject to change or differing interpretation at any time, possibly with retroactive effect.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our Class A common stock that is not any of the following:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal tax purposes holds shares of our Class A common stock, the tax treatment of a person treated as a partner generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal tax purposes are treated as a partner in a partnership holding shares of our Class A common stock should consult their tax advisors.

We recommend that prospective holders of our Class A common stock consult with their tax advisors regarding the tax consequences to them (including the application and effect of any state, local, non-U.S. income and other tax laws) of the ownership and disposition of our Class A common stock.

Distributions on Our Class A Common Stock

In general, any distributions we make to a non-U.S. holder with respect to its shares of our Class A common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount (or a reduced rate prescribed by an applicable income tax treaty), unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if an income tax treaty applies, are attributable to a permanent establishment of the non-U.S. holder within the United States). A distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated as first reducing the adjusted basis in the non-U.S. holder’s shares of our Class A common stock and, to the extent such distribution exceeds the adjusted basis in the non-U.S. holder’s shares of our Class A common stock, as gain from the sale or exchange of such shares.

Dividends effectively connected with a U.S. trade or business (and, if an income tax treaty applies, attributable to a U.S. permanent establishment) of a non-U.S. holder generally will not be subject to U.S. withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits”, subject to certain adjustments.

The foregoing discussion is subject to the discussion below under “—Foreign Account Tax Compliance Act”.

Gain on Sale or Other Disposition of Our Class A Common Stock

In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain recognized upon the sale or other disposition of our Class A common stock unless:

•

the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder;

•	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied; or

•

we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of the disposition and the non-U.S. holder’s holding period and certain other conditions are satisfied.

Gain that is effectively connected with the conduct of a trade or business in the United States generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If the non-U.S. holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of our Class A common stock will be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by U.S. source capital losses.

Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). Although there can be no assurances in this regard, we believe that we are not currently a U.S. real property holding corporation.

Foreign Account Tax Compliance Act

Provisions commonly referred to as “FATCA” impose withholding (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30% on payments of dividends (including constructive dividends) on our Class A common stock to certain foreign financial institutions (which is broadly defined for this purpose and in general includes investment vehicles) and certain non-financial foreign entities unless (1) in the case of a foreign financial institution, such institution enters into, and complies with, an agreement with the U.S. government to withhold on certain payments, and to collect and provide, on an annual basis, to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (2) in the case of a non-financial foreign entity, such entity certifies to the withholding agent that it does not have any substantial U.S. owners or provides the withholding agent with a certification identifying the direct and indirect substantial U.S. owners of the entity, (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules or, if required under an intergovernmental agreement between the United States and an applicable foreign country, reports the information in clause (1) to its local tax authority, which will exchange such information with the U.S. authorities. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution will generally be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations, may modify these requirements. Accordingly, the entity through which our Class A common stock is held will affect the determination of whether such withholding is required. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our Class A common stock.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, TAX ADVICE. THE FOREGOING SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSIDERATIONS APPLICABLE TO A PROSPECTIVE HOLDER OF THE OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK, WHICH ANALYSIS MAY BE COMPLEX AND WILL DEPEND ON THE HOLDER’S SPECIFIC SITUATION. WE URGE PROSPECTIVE HOLDERS TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS APPLICABLE TO PROSPECTIVE HOLDERS OF THE OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK.

UNDERWRITING

We are offering the shares of Class A common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC are acting as representatives of the underwriters. Subject to the terms and conditions of the underwriting agreement that we will enter into with the underwriters, we will severally agree to sell to the underwriters, and each underwriter will severally agree to purchase, at the public offering price after deducting the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of Class A common stock listed next to its name in the following table:

Name	Number of shares of Class A common stock

J.P. Morgan Securities LLC

Goldman Sachs & Co. LLC

BofA Securities, Inc.

Barclays Capital Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

HSBC Securities (USA) Inc.

UBS Securities LLC

Wells Fargo Securities, LLC

Total

The underwriters will be committed to purchase all the shares of Class A common stock offered by us if they purchase any shares. The underwriting agreement will also provide that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of Class A common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $             per share. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters will have an option to buy up to              additional shares of Class A common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters will have 30 days from the date of this prospectus to exercise their option to purchase additional shares of Class A common stock. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of Class A common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares of Class A common stock are being offered hereby.

The underwriting discounts and commissions will be equal to the public offering price per share of Class A common stock less the amount paid by the underwriters to us per share of Class A common stock. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase              additional shares of Class A common stock.

	No exercise	Full exercise

Per share	$	$

Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $            .

We have also agreed to reimburse the underwriters for certain of their expenses relating to the filing and clearance of the offering by FINRA as set forth in the underwriting agreement. Such reimbursement is deemed to be underwriting compensation by FINRA.

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make internet distributions on the same basis as other allocations.

The underwriters have informed us that they do not expect to sell more than 5% of the Class A common stock in the aggregate to accounts over which they exercise discretionary authority.

Subject to certain exceptions, we, our directors and executive officers and substantially all of the holders of our Class A common stock, and any securities convertible into or exercisable or exchangeable (directly or indirectly) for Class A common stock, have agreed not to, without the prior written consent of the representatives of the underwriters for a period of 180 days after the date of this prospectus (provided that in the case of shares held or beneficially owned by WE Holdings LLC, Adam Neumann or their respective affiliates (other than shares directly held by WE Holdings LLC but indirectly owned by persons other than Adam Neumann, his family and their respective affiliates), and SBWW Cayman, such restrictions will apply until the later of (i) 180 days after the date of this prospectus and (ii) 180 days after the Exercise Date (which, as defined in the 2019 warrant, is April 3, 2020)), (1) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our Class A common stock or any securities convertible into or exchangeable or exercisable (directly or indirectly) for shares of our Class A common stock or (2) enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities (whether any such transaction described in clause (1) or (2) above is to be settled by the delivery of shares of Class A common stock or other securities, in cash or otherwise).

We will agree to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

We have applied to list the shares of Class A common stock on the              under the symbol “WE”.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Class A common stock in the open market for the purpose of preventing or retarding a decline in the market price of the Class A common stock while this offering is in progress. These stabilizing transactions may include making short sales of the Class A common stock, which involves the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in this offering, and purchasing shares of Class A common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Class A common stock, including the imposition of penalty bids. This means that if the representative of the underwriters purchases Class A common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the Class A common stock or preventing or retarding a decline in the market price of the Class A common stock, and, as a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the                  , in the over-the-counter market or otherwise.

Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price will be determined by negotiations between us and the representative of the underwriters. In determining the initial public offering price, we and the representative of the underwriters expect to consider a number of factors, including:

•	the information set forth in this prospectus and otherwise available to the representative;

•	our prospects and the history and prospects for the industry in which we compete;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our Class A common stock, or that the shares will trade in the public market at or above the initial public offering price.

Relationships with Underwriters

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Affiliates of certain of the underwriters, including J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC, BofA Securities, Inc., Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc., UBS Securities LLC and Wells Fargo Securities, LLC, are lenders under our credit agreement and/or our letter of credit reimbursement agreement and are expected to be lenders under the 2019 Credit Facility. An affiliate of J.P. Morgan Securities LLC is the administrative agent under both agreements. In connection with the 2019 Credit Facility, we have agreed to pay JPMorgan Chase Bank, N.A. a structuring fee in an aggregate amount equal to $50.0 million. JPMorgan Chase Bank, N.A. will also receive other fees in amounts equivalent to those received by similarly situated banks in connection with the 2019 Credit Facility. An affiliate of J.P. Morgan Securities LLC is also a lender under a bilateral letter of credit agreement and the 424 Fifth Venture loans. Certain of the underwriters, including J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC, BofA Securities, Inc., Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc., UBS Securities LLC and Wells Fargo Securities, LLC, also acted as initial purchasers of our senior notes. Funds or clients advised by an affiliate of J.P. Morgan Securities LLC, an underwriter in this offering, beneficially own approximately         % of our Class A common stock, of which more than 98% is held on behalf of third-party clients and the remainder is held on behalf of certain employees involved with such funds through a co-investment vehicle. Affiliates of Goldman Sachs & Co. LLC, an underwriter in this offering, beneficially own less than         % of our Class A common stock.

In addition, from time to time in the ordinary course of their various business activities, certain of the underwriters and their affiliates, officers, directors and employees purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account or the account of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

UBS AG, Stamford Branch, JPMorgan Chase Bank, N.A. and Credit Suisse AG, New York Branch, affiliates of the underwriters in this offering, have provided a line of credit of up to $500 million to Adam Neumann, of which approximately $380 million principal amount was outstanding as of July 31, 2019. The line of credit is secured under a security and pledge agreement by a pledge of approximately                  shares of our Class B common stock beneficially owned by Adam and held through WE Holdings LLC, of which Adam serves as a managing member. The line of credit has a scheduled maturity of September 18, 2020 and may be extended from time to time at the discretion of the lenders. The lenders have received and will receive customary fees and expense reimbursements in connection with the loan.

In the case of nonpayment at maturity or another event of default (including but not limited to the borrower’s inability to satisfy a margin call, which must be instituted by the lenders following certain declines in our stock price), the lenders may exercise their rights under the loan agreement to foreclose on and sell the amount of shares of our Class A common stock into which the shares of Class B common stock pledged by Adam and WE Holdings LLC would be converted upon transfer, provided that no sales of the pledged shares may be made to third parties until after 180 days following the final prospectus relating to this offering.

In addition, JPMorgan Chase Bank, N.A, an affiliate of J.P. Morgan Securities LLC, has made loans and extended credit to Adam Neumann totaling $97.5 million across a variety of lending products, including mortgages secured by personal property and unsecured credit lines and letters of credit.

The terms of the loans and other credit products described above were negotiated directly between the lenders, including JPMorgan Chase Bank, N.A. and, where applicable, certain other financial institutions thereto, and Adam Neumann. We are not party to the loan agreement, the security and pledge agreements or other credit products.

As a regulated entity, JPMorgan Chase Bank, N.A. makes decisions regarding making and managing its loans independent of J.P. Morgan Securities LLC.

The lock-up agreement between the underwriters and Adam includes an exception to allow for the transfer of shares of our common stock beneficially held by WE Holdings LLC to the lenders in connection with the exercise of their rights under the security and pledge agreement; provided that any pledged shares acquired from WE Holdings LLC upon foreclosure during the 180 days following the final prospectus relating to this offering will not be sold until the expiration of such 180-day period, and the lenders have agreed that they will not take any action in contravention of such lock-up agreement.

Certain of the underwriters and their affiliates have memberships at our locations and from time to time utilize our other offerings.

Selling Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The shares of Class A common stock offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, referred to as the Order, or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order, all such persons together being referred to as relevant persons. The shares of Class A common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons.

Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a “Member State”), no shares have been offered or will be offered pursuant to this offering to the public in that Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation), except that offers of shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

•	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of representatives of the underwriters for any such offer; or

•

in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares shall require the Issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the representatives that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant Member State to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in Switzerland

The shares of Class A common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”), or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the Company or the shares has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in Hong Kong

The shares of Class A common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of Class A common stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and where each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275 (1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Solely for purposes of the notification requirements under Section 309B(1)(c) of the Securities and Futures Act, Chapter 289 of Singapore. The shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Japan

The shares of Class A common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter will agree that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Mexico

The shares of Class A common stock have not been registered with the National Securities Registry (Registro Nacional de Valores) or reviewed or authorized by the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) of Mexico. Any Mexican investor who acquires shares of Class A common stock does so at his or her own risk. The shares of Class A common stock will be initially placed with less than 100 persons in Mexico. Once placed, the shares can be resold exclusively to persons that qualify as qualified investors or institutional investors pursuant to applicable provisions of Mexican law.

Notice to Prospective Investors in Canada

The shares of Class A common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the Class A common stock offered in this offering and certain legal matters in connection with this offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements of WeWork Companies Inc. at December 31, 2017 and 2018, and for each of the three years in the period ended December 31, 2018, appearing in this prospectus and the registration statement of which this prospectus forms a part have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of a registration statement on Form S-1 filed with the SEC, does not contain all of the information set forth in the registration statement and the related exhibits and schedules. Some items are omitted in accordance with the rules and regulations of the SEC. Accordingly, we refer you to the complete registration statement, including its exhibits and schedules, for further information about us and the shares of Class A common stock to be sold in this offering. Statements or summaries in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or document is filed as an exhibit to the registration statement, each statement or summary is qualified in all respects by reference to the exhibit to which the reference relates. Our filings with the SEC, including the registration statement, are available to you for free on the SEC’s internet website at www.sec.gov. Upon completion of the offering, we will become subject to the informational and reporting requirements of the Exchange Act and, in accordance with those requirements, will file reports and proxy and information statements with the SEC.

We also maintain an internet website at www.we.co. Information contained on, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference.

WEWORK COMPANIES INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

WeWork Companies Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of WeWork Companies Inc. (the Company) as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive loss, changes in convertible preferred stock, noncontrolling interests and equity and cash flows for each of the three years in the period ended December 31, 2018 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018 in conformity with U.S. generally accepted accounting principles.

Adoption of ASU No. 2016-18 and ASU No. 2016-15

As discussed in Note 2 to the consolidated financial statements, the accompanying 2017 and 2016 consolidated financial statements have been retrospectively adjusted for the adoption of ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash and ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force).

Basis of Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to fraud or error. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2015.

New York, NY

April 25, 2019

WEWORK COMPANIES INC.

CONSOLIDATED BALANCE SHEETS

	December 31,

(Amounts in thousands, except share and per share amounts)	2017	2018
Assets

Current assets:

Cash and cash equivalents (1)	$2,020,805	$1,744,209

Accounts receivable and accrued revenue, net of allowance of $1,713 and $4,562 in 2017 and 2018, respectively	35,582	99,525

Lease incentives receivable (including amounts due from related parties of $10,336 and $1,988 in 2017 and 2018, respectively)	117,779	232,243

Due from related parties	1,200	2,500

Other current assets (including loans to employees of $1,790 and $0 in 2017 and 2018, respectively)	251,730	385,601

Total current assets	2,427,096	2,464,078

Property and equipment, net	2,337,092	4,368,772

Restricted cash (1)	150,314	419,733

Deferred lease acquisition costs, net	31,031	69,387

Equity method and other investments	57,217	218,435

Goodwill	156,117	681,017

Intangible assets, net	84,519	159,143

Other assets (including loans to employees of $2,000 and $5,667 in 2017 and 2018, respectively)	120,686	264,351

Total assets (1)	$5,364,072	$8,644,916

Liabilities

Current liabilities:

Accounts payable and accrued expenses	$314,267	$826,396

Members’ service retainers	195,081	396,857

Capital lease obligations, current portion	1,649	1,958

Loans payable to related parties	26,088	—

Deferred revenue (including amounts from related parties of $20,702 and $20,218 in 2017 and 2018, respectively)	48,849	113,237

Other current liabilities	64,653	270,640

Total current liabilities	650,587	1,609,088

Deferred rent (including amounts due to related parties of $18,895 and $49,140 in 2017 and 2018, respectively)	1,636,587	2,831,747

Long-term debt, net	—	748,814

Convertible related party liabilities, net	—	949,985

Capital lease obligations (including amounts due to related parties of $34,629 and $35,166 in 2017 and 2018, respectively)	50,764	50,785

Other liabilities	64,104	91,173

Deferred income taxes	4,469	2,567

Total liabilities (1)	2,406,511	6,284,159

Commitments and contingencies (Note 23)

Convertible preferred stock; 187,847,306 shares authorized at December 31, 2018, and 170,300,623 and 171,757,571 shares issued and outstanding at December 31, 2017 and 2018, respectively	3,405,435	3,498,696

Redeemable noncontrolling interests	854,577	1,320,637

WEWORK COMPANIES INC.

CONSOLIDATED BALANCE SHEETS—(CONTINUED)

	December 31,

(Amounts in thousands, except share and per share amounts)	2017	2018
Equity

WeWork Companies Inc. shareholders’ equity (deficit):

Common stock Class A; par value $0.001; 479,934,875 shares authorized at December 31, 2018, and 30,299,542 and 30,979,421 shares issued and outstanding at December 31, 2017 and 2018, respectively	30	31

Common stock Class B; par value $0.001; 183,942,797 shares authorized at December 31, 2018, and 131,787,453 and 133,660,176 shares issued and outstanding at December 31, 2017 and 2018, respectively	132	134

Additional paid-in capital	407,804	797,963

Accumulated other comprehensive income (loss)	(9,924)	15,511

Accumulated deficit	(1,700,493)	(3,311,285)

Total WeWork Companies Inc. shareholders’ equity (deficit)	(1,302,451)	(2,497,646)

Noncontrolling interests	—	39,070

Total equity (deficit)	(1,302,451)	(2,458,576)

Total liabilities and equity	$5,364,072	$8,644,916

(1)

The Company’s consolidated balance sheets include assets of consolidated variable interest entities (“VIEs”) and liabilities of the VIE for which creditors do not have recourse against the general credit of the Company. As of December 31, 2017 and 2018, total assets of consolidated VIEs, after intercompany eliminations, were $935.8 million and $2.1 billion, respectively, including $727.3 million and $826.0 million of cash and cash equivalents, respectively, and $20.0 million and $74.8 million of restricted cash, respectively. Total liabilities of consolidated VIEs were $92.7 million and $597.8 million as of December 31, 2017 and 2018, respectively. See Note 5 for additional details.

The accompanying notes are an integral part of these consolidated financial statements.

WEWORK COMPANIES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,

(Amounts in thousands, except share and per share data)	2016	2017	2018

Revenue (includes amounts from related parties of $216, $365, and $21,982 in 2016, 2017 and 2018, respectively. See Note 24)	$436,099	$886,004	$1,821,751

Expenses:

Location operating expenses—cost of revenue (exclusive of depreciation and amortization of $84,092, $154,075 and $281,502, respectively, shown separately below)	433,167	814,782	1,521,129

Other operating expenses—cost of revenue (exclusive of depreciation and amortization of $0, $1,191 and $12,632, respectively, shown separately below)	—	1,677	106,788

Pre-opening location expenses	115,749	131,324	357,831

Sales and marketing expenses	43,428	143,424	378,729

Growth and new market development expenses (1)	35,731	109,719	477,273

General and administrative expenses (includes stock-based compensation of $17,367, $260,662 and $18,019 in 2016, 2017 and 2018, respectively)	115,346	454,020	357,486

Depreciation and amortization	88,952	162,892	313,514

Total expenses (includes amounts to related parties of $4,677, $7,363, and $10,770 in 2016, 2017 and 2018, respectively. See Note 24)	832,373	1,817,838	3,512,750

Loss from operations	(396,274)	(931,834)	(1,690,999)

Interest and other income (expense), net:

Income (loss) from equity method and other investments	(359)	(30,900)	(12,638)

Interest expense (includes amounts to related parties of $3,177, $3,093, and $122,852 in 2016, 2017 and 2018, respectively. See Notes 13 and 24)	(12,351)	(15,459)	(183,697)

Interest income	2,477	9,531	37,663

Foreign currency gain (loss)	(23,167)	29,441	(78,598)

Total interest and other income (expense), net	(33,400)	(7,387)	(237,270)

Pre-tax loss	(429,674)	(939,221)	(1,928,269)

Income tax benefit (provision)	(16)	5,727	850

Net loss	(429,690)	(933,494)	(1,927,419)

Net loss attributable to noncontrolling interests:

Redeemable noncontrolling interests—mezzanine	—	49,500	292,134

Noncontrolling interest—equity	—	—	24,493

Net loss attributable to WeWork Companies Inc.	$(429,690)	$(883,994)	$(1,610,792)

Net loss per share attributable to Class A and Class B common stockholders (see Note 22):

Basic	$(2.66)	$(5.54)	$(9.87)

Diluted	$(2.66)	$(5.54)	$(9.87)

Weighted-average shares used to compute net loss per share attributable to Class A and Class B common stockholders, basic and diluted	161,324,940	159,689,116	163,148,918

Pro forma net loss per share attributable to Class A and Class B common stockholders (see Note 22):

Basic			$(4.41)

Diluted			$(4.41)

Weighted-average shares used to compute pro forma net loss per share attributable to Class A and Class B common stockholders, basic and diluted			338,368,587

(1)	Includes cost of revenue associated with Powered by We in the amount of $0, $12.7 million and $57.9 million in 2016, 2017 and 2018, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

WEWORK COMPANIES INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Year Ended December 31,

(Amounts in thousands)	2016	2017	2018

Net loss	$(429,690)	$(933,494)	$(1,927,419)

Other comprehensive income (loss), net of tax:

Foreign currency translation adjustments, net of tax of $0 in 2016, 2017, and 2018	9,463	(18,695)	7,666

Other comprehensive income (loss), net of tax	9,463	(18,695)	7,666

Comprehensive loss	(420,227)	(952,189)	(1,919,753)

Net (income) loss attributable to noncontrolling interests	—	49,500	316,627

Other comprehensive (income) loss attributable to noncontrolling interests	—	766	18,931

Comprehensive loss attributable to WeWork Companies Inc.	$(420,227)	$(901,923)	$(1,584,195)

The accompanying notes are an integral part of these consolidated financial statements.

WEWORK COMPANIES INC.

CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK, NONCONTROLLING INTERESTS, AND EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2016

	Convertible Preferred Stock		Redeemable Noncontrolling Interests
(Amounts in thousands, except share amounts)	Shares	Amount

Balance—December 31, 2015	123,142,901	$1,002,388	$—

Issuance of Series F Preferred Stock and associated warrants	13,759,327	675,913	—

Balance—December 31, 2016	136,902,228	$1,678,301	$—

	WeWork Companies, Inc. Shareholders’ Equity (Deficit)

	Common Stock Class A		Common Stock Class B		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Noncontrolling Interests	Total
(Amounts in thousands, except share amounts)	Shares	Amount	Shares	Amount

Balance—December 31, 2015	7,587,640	$8	157,626,552	$158	$50,087	$(1,458)	$(386,809)	$—	$(338,014)

Issuance of Series F Preferred Stock and associated warrants	—	—	—	—	3,988	—	—	—	3,988

Issuance of stock for services rendered	44,665	—	—	—	1,594	—	—	—	1,594

Stock-based compensation	568,777	—	1,155,718	1	23,201	—	—	—	23,202

Exercise of stock options	3,830	—	233,644	—	370	—	—	—	370

Common share repurchase and retirement	—	—	(8,398,670)	(8)	6,382	—	—	—	6,374

Issuance of common stock for equity method investment	22,852	—	—	—	1,147	—	—	—	1,147

Net loss	—	—	—	—	—	—	(429,690)	—	(429,690)

Other comprehensive income (loss), net of tax	—	—	—	—	—	9,463	—	—	9,463

Balance—December 31, 2016	8,227,764	$8	150,617,244	$151	$86,769	$8,005	$(816,499)	$—	$(721,566)

The accompanying notes are an integral part of these consolidated financial statements.

WEWORK COMPANIES INC.

CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK, NONCONTROLLING INTERESTS, AND EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2017

	Convertible Preferred Stock		Redeemable Noncontrolling Interests
(Amounts in thousands, except share amounts)	Shares	Amount

Balance—December 31, 2016	136,902,228	$1,678,301	$—

Issuance of Series G Preferred Stock	32,812,199	1,714,242	—

Conversion of convertible note	334,228	—	—

Issuance of stock for services rendered	—	—	4,840

Contributions by noncontrolling interests	—	—	900,003

Issuance of stock in connection with acquisitions	251,968	12,892	—

Net loss	—	—	(49,500)

Other comprehensive income (loss), net of tax	—	—	(766)

Balance—December 31, 2017	170,300,623	$3,405,435	$854,577

	WeWork Companies, Inc. Shareholders’ Equity (Deficit)

(Amounts in thousands, except share amounts)	Common Stock Class A		Common Stock Class B		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Noncontrolling Interests	Total
	Shares	Amount	Shares	Amount

Balance—December 31, 2016	8,227,764	$8	150,617,244	$151	$86,769	$8,005	$(816,499)	$—	$(721,566)

Transfer of Common Stock Class B to Class A	21,119,429	21	(21,119,429)	(21)	—	—	—	—	—

Issuance of stock for services rendered	36,018	—	—	—	3,415	—	—	—	3,415

Stock-based compensation	310,153	1	150,700	—	297,869	—	—	—	297,870

Exercise of stock options	368,070	—	1,373,984	1	8,675	—	—	—	8,676

Exercise of warrants	—	—	764,954	1	601	—	—	—	602

Issuance of stock in connection with acquisitions	238,108	—	—	—	10,475	—	—	—	10,475

Net loss	—	—	—	—	—	—	(883,994)	—	(883,994)

Other comprehensive income (loss), net of tax	—	—	—	—	—	(17,929)	—	—	(17,929)

Balance—December 31, 2017	30,299,542	$30	131,787,453	$132	$407,804	$(9,924)	$(1,700,493)	$—	$(1,302,451)

The accompanying notes are an integral part of these consolidated financial statements.

WEWORK COMPANIES INC.

CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK, NONCONTROLLING INTERESTS, AND EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2018

	Convertible Preferred Stock		Redeemable Noncontrolling Interests
(Amounts in thousands, except share amounts)	Shares	Amount

Balance—December 31, 2017	170,300,623	$3,405,435	$854,577

Issuance of noncontrolling interests	—	—	720,513

Issuance of stock for services rendered	—	—	1,798

Issuance of stock in connection with acquisitions	1,456,948	93,261	55,105

Net loss	—	—	(292,134)

Other comprehensive income (loss), net of tax	—	—	(19,222)

Balance—December 31, 2018	171,757,571	$3,498,696	$1,320,637

	WeWork Companies, Inc. Shareholders’ Equity (Deficit)

(Amounts in thousands, except share amounts)	Common Stock Class A		Common Stock Class B		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Noncontrolling Interests	Total
	Shares	Amount	Shares	Amount

Balance—December 31, 2017	30,299,542	$30	131,787,453	$132	$407,804	$(9,924)	$(1,700,493)	$—	$(1,302,451)

Transfer of Common Stock Class B to Class A	18,182	—	(18,182)	—	—	—	—	—	—

Issuance of stock for services rendered	62,351	—	—	—	15,663	—	—	2,557	18,220

Stock-based compensation	419,217	1	74,538	—	85,657	—	—	184	85,842

Exercise of stock options	114,614	—	443,513	—	2,934	—	—	—	2,934

Exercise of warrants	—	—	1,577,434	2	569	—	—	—	571

Issuance of stock in connection with acquisitions	65,515	—	—	—	119,530	1,098	—	4,198	124,826

Issuance of stockholder notes receivable (see Note 21)	—	—	—	—	(19,599)	—	—	—	(19,599)

Issuance of noncontrolling interests	—	—	—	—	24,666	(2,260)	—	56,333	78,739

Transactions with principal shareholder (see Note 13)	—	—	—	—	169,961	—	—	—	169,961

Gain on transfer to consolidated variable interest entity	—	—	—	—	1,217	—	—	—	1,217

Common share repurchase and retirement	—	—	(204,580)	—	(10,439)	—	—	—	(10,439)

Net loss	—	—	—	—	—	—	(1,610,792)	(24,493)	(1,635,285)

Other comprehensive income (loss), net of tax	—	—	—	—	—	26,597	—	291	26,888

Balance—December 31, 2018	30,979,421	$31	133,660,176	$134	$797,963	$15,511	$(3,311,285)	$39,070	$(2,458,576)

The accompanying notes are an integral part of these consolidated financial statements.

WEWORK COMPANIES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

(Amounts in thousands)	2016	2017	2018
Cash Flows from Operating Activities:

Net loss	$(429,690)	$(933,494)	$(1,927,419)

Adjustments to reconcile net loss to net cash from operating activities:

Depreciation and amortization	88,952	162,892	313,514

Impairment of property and equipment	—	6,797	29,572

Stock-based compensation expense	22,660	295,362	69,400

Cash paid to settle employee stock awards	—	—	(13,939)

Issuance of common stock for services rendered	1,594	7,327	18,957

Noncash interest expense	2,436	3,673	127,716

Provision for allowance for doubtful accounts	2,317	4,546	6,722

(Income) loss from equity method and other investments	359	30,900	12,638

Foreign currency (gain) loss	23,415	(29,419)	80,587

Contingent consideration fair market value adjustment	—	—	76,439

Changes in operating assets and liabilities:

Accounts receivable and accrued revenue	(13,877)	(22,052)	(69,403)

Lease incentives receivable	46,234	(64,948)	(121,734)

Deferred lease acquisition costs	(7,630)	(18,258)	(40,352)

Other assets	(29,534)	(88,467)	(211,690)

Accounts payable and accrued expenses	12,862	96,360	147,627

Deferred rent	451,344	752,063	1,278,348

Deferred revenue	5,505	35,348	54,782

Other liabilities	(42)	13,391	1,618

Deferred income taxes	—	(8,029)	(10,112)

Net cash provided by (used in) operating activities	176,905	243,992	(176,729)

Cash Flows from Investing Activities:

Purchases of property and equipment	(776,074)	(1,023,953)	(2,055,020)

Capitalized software	(2,317)	(8,393)	(8,891)

Sale of software license	—	—	9,000

Change in security deposits with landlords	(9,578)	(67,124)	(95,463)

Proceeds from sale or redemption of investments	—	12,800	2,202

Contributions to investments	(19,703)	(56,483)	(121,626)

Loans to employees and related parties	(10,273)	9,796	(1,859)

Cash used for acquisitions	(580)	(243,410)	(204,141)

Net cash used in investing activities	(818,525)	(1,376,767)	(2,475,798)

WEWORK COMPANIES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS—(CONTINUED)

	Year Ended December 31,

(Amounts in thousands)	2016	2017	2018
Cash Flows from Financing Activities:

Principal payments for property and equipment acquired under capital leases	(1,116)	(1,350)	(1,869)

Proceeds from issuance of debt	—	—	768,795

Proceeds from issuance of convertible related party liabilities	—	—	1,000,000

Repayments of debt	—	—	(1,085)

Debt and equity issuance costs	(1,306)	(3,568)	(23,227)

Loans payable to related parties	—	26,088	(27,552)

Proceeds from sale of Series F Preferred Stock and associated warrants	679,901	—	—

Proceeds from sale of Series G Preferred Stock	—	1,697,761	—

Proceeds from exercise of stock options and warrants	1,228	8,939	3,505

Proceeds from issuance of noncontrolling interests	—	900,003	747,907

Payments for contingent consideration and holdback of acquisition proceeds	—	—	(14,436)

Change in members’ service retainers	49,201	96,442	206,431

Net cash provided by financing activities	727,908	2,724,315	2,658,469

Effects of exchange rate changes on cash, cash equivalents, and restricted cash	(2,261)	(763)	(13,119)

Net increase (decrease) in cash, cash equivalents, and restricted cash	84,027	1,590,777	(7,177)

Cash, cash equivalents, and restricted cash—Beginning of period	496,315	580,342	2,171,119

Cash, cash equivalents, and restricted cash—End of period	$580,342	$2,171,119	$2,163,942

	Year Ended December 31,

(Amounts in thousands)	2016	2017	2018
Supplemental Cash Flow Disclosures:

Cash paid during the period for interest	$4,656	$6,685	$41,326

Cash paid during the period for income taxes, net of refunds	8	11	4,376

Cash received for tenant improvement allowances	325,294	452,090	673,415

Supplemental Disclosure of Non-cash Investing & Financing Activities:

Property and equipment included in accounts payable and accrued expenses	76,740	174,747	485,037

Issuance of common and preferred shares for acquisitions	—	23,367	274,118

Acquisition consideration holdback included in other liabilities	—	22,189	43,156

Issuance of common shares for equity method and other investments	1,147	—	—

Issuance of shares for goods received capitalized in property and equipment	—	901	1,087

Transfer of acquisition deposit to contribution to equity method investment	—	—	52,858

Net loss on issuance of Series G Preferred Stock	—	16,481	—

Vesting of shares related to early exercise of stock options	573	210	105

Common share repurchase and retirement	6,374	454	289

The following table provides a reconciliation of cash, cash equivalents, and restricted cash as reported within the accompanying consolidated balance sheets to the total of the same amounts as reported in the accompanying consolidated statements of cash flows.

	December 31,

(Amounts in thousands)	2016	2017	2018

Cash and cash equivalents	$506,597	$2,020,805	$1,744,209

Restricted cash	73,745	150,314	419,733

Cash, cash equivalents, and restricted cash	$580,342	$2,171,119	$2,163,942

The accompanying notes are an integral part of these consolidated financial statements.

WEWORK COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

Note 1. Organization and Business

WeWork Companies Inc. (“WeWork”, “The We Company”, or the “Company”) was founded in 2010. Our global platform provides members with flexible access to spaces, powered by a culture of inclusivity, the energy of a global and diverse community and the connectivity of a broad technology infrastructure. Our members can choose among a variety of workplace solutions, including standard solutions that provide move-in ready private office and shared workspace options, configured workplace solutions that provide private floors or whole offices configured to member needs, and on-demand solutions that provide access to workstations as needed by the hour, day or month. We also provide our members with access to services from us, third parties and our partners, enabling our members to work, live and grow more successfully.

The Company’s operations are headquartered in New York.

All references to “we”, “us”, “our”, “WeWork”, “The We Company”, and the “Company” are references to WeWork Companies Inc. and its subsidiaries on a consolidated basis.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation—The accompanying consolidated financial statements and notes to the consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and include the accounts of the Company, its majority-owned subsidiaries, and variable interest entities (“VIEs”) for which the Company is the primary beneficiary. All intercompany accounts and transactions have been eliminated in consolidation.

The Company is required to consolidate entities deemed to be VIEs in which the Company is the primary beneficiary. The Company is considered to be the primary beneficiary of a VIE when the Company has (i) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and (ii) the obligation to absorb losses or receive benefits that could potentially be significant to the VIE.

The Creator Fund, WeWork Waller Creek, ChinaCo, JapanCo, and PacificCo (each as defined and discussed in Note 5) are the Company’s only consolidated VIEs as of December 31, 2017 and 2018. The Company had no consolidated VIEs as of December 31, 2016. See Note 9 for discussion of the Company’s non-consolidated VIEs.

A noncontrolling interest in a consolidated subsidiary represents the portion of the equity (net assets) in a subsidiary not attributable, directly or indirectly, to the Company. Noncontrolling interests are presented as a separate component of equity in the consolidated balance sheets and the presentation of net income is modified to present earnings and other comprehensive income attributed to controlling and noncontrolling interests.

The Company’s convertible preferred stock and noncontrolling interests that are redeemable upon the occurrence of an event that is not solely within the control of the Company are classified outside of permanent equity. As it is not probable that amounts will become redeemable, no remeasurement is required. The Company will continue to monitor the probability of redemption.

The Company’s noncontrolling interests represent substantive profit-sharing arrangements and profits and losses are attributed to the controlling and noncontrolling interests using the hypothetical-liquidation-at-book-value method.

Use of Estimates—The preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amount of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and Cash Equivalents—Cash and cash equivalents consist of highly liquid marketable securities with original maturities of three months or less at the time of purchase. Cash equivalents are presented at cost, which approximates fair value.

WEWORK COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

Restricted Cash—Restricted cash consists primarily of amounts provided to banks to secure letters of credit issued under the Company’s amended and restated credit agreements as required by various leases.

Allowance for Doubtful Accounts—Management determines an allowance that reflects its best estimate of the accounts receivable due from members, related parties, landlords, and others that will not be collected. Management considers many factors in considering its reserve with respect to these accounts receivable, including historical data, experience, creditworthiness, and income trends. Recorded liabilities associated with members’ service retainers are also considered when estimating the allowance for doubtful accounts as we have the contractual right to apply members’ service retainers to outstanding receivables.

Receivables are written off when deemed uncollectible. Recoveries of receivables previously written off are recorded as a reduction of bad debt expense when received. As of December 31, 2017 and 2018, the Company recorded $1.7 million and $4.6 million, respectively, as an allowance for doubtful accounts.

Lease Incentives Receivable—Lease incentives receivable primarily represent amounts paid by the Company for completed leasehold improvements that are reimbursable pursuant to lease provisions with relevant landlords and receivables for broker commissions earned for negotiating certain of the Company’s leases.

Property and Equipment—Property and equipment are recorded at cost less accumulated depreciation. A variety of costs are incurred in the construction of leasehold improvements including development costs, construction costs, salaries and related costs, and other costs incurred during the period of development. After a determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. The Company capitalizes costs until a project is substantially completed and occupied, or held available for occupancy, and capitalizes only those costs associated with the portions under development. Subsequent expenditures that extend the useful life of an asset are also capitalized. Leasehold improvements are amortized over the lesser of the estimated useful life of the improvements or the remaining term of the lease using the straight-line method. Furniture and equipment are depreciated over three to twenty years also using the straight-line method. Costs associated with repairs and maintenance of property and equipment that do not extend the normal useful life of an asset are expensed as incurred and amounted to $4.4 million, $10.7 million, and $25.0 million for the years ended December 31, 2016, 2017 and 2018, respectively.

Business Combination—We include the financial results of businesses that we acquire from the date of acquisition. We determine the fair value of assets acquired and liabilities assumed based on their estimated fair values as of the respective date of acquisition. The excess purchase price over the fair values of identifiable assets and liabilities is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates including the selection of valuation methodologies, estimates of future revenue and cash flows, discount rates and selection of comparable companies. Our estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period we may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill.

Transaction costs associated with business combinations are expensed as incurred, and are included in growth and new market development expenses in our consolidated statements of operations.

Goodwill—Goodwill represents the excess of the purchase price of an acquired business over the fair value of the assets acquired less liabilities assumed in connection with the acquisition. Goodwill is not amortized, but instead is tested for impairment at least annually at each reporting unit level, or more frequently if events or changes in circumstances indicate that the carrying amount may be impaired, and is required to be written down when impaired.

The guidance for goodwill impairment testing begins with an optional qualitative assessment to determine whether it is more likely than not that goodwill is impaired. The Company is not required to perform a quantitative impairment test unless it is determined, based on the results of the qualitative assessment, that it is more likely than not that goodwill is

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impaired. The quantitative impairment test is prepared at the reporting unit level. In performing the impairment test, management compares the estimated fair values of the applicable reporting units to their aggregate carrying values, including goodwill. If the carrying amounts of a reporting unit including goodwill were to exceed the fair value of the reporting unit, an impairment loss is recognized within our consolidated statements of operations in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit.

The process of evaluating goodwill for impairment requires judgments and assumptions to be made to determine the fair value of the reporting unit, including discounted cash flow calculations, assumptions market participants would make in valuing each reporting unit and the level of the Company’s own share price.

Intangible Assets, net—The Company capitalizes purchased software and computer software development costs for internal use when the amounts have a useful life or contractual term greater than twelve months. Purchased software consists of software products and licenses which are amortized over the lesser of their estimated useful life or the contractual term. Internally developed software costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, internal and external direct costs of the development are capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of substantially all testing. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable that the expenditure will result in additional functionality. Internal use software is amortized on a straight-line basis over its estimated useful life, generally three years. Maintenance and training costs are expensed as incurred.

Acquired intangible assets are carried at cost and finite-lived intangible asset are amortized on a straight-line basis over their estimated useful lives. We determine the appropriate useful life of our intangible assets by measuring the expected cash flows of acquired assets. The useful life of the Company’s finite-lived intangible assets range from one to ten years.

The Company tests goodwill and indefinite-lived intangible asset balances for impairment annually in the fourth quarter of each year as of October 1, or more frequently if circumstances indicate that the value of goodwill may be impaired. Management has concluded there was no goodwill or indefinite-lived intangible asset impairment during the years ended December 31, 2016, 2017 and 2018.

Impairment of Long-Lived Assets—Long-lived assets, including property and equipment, capitalized software, and other finite-lived intangible assets, are evaluated for recoverability when events or changes in circumstances indicate that the asset may have been impaired. In evaluating an asset for recoverability, the Company considers the future cash flows expected to result from the continued use of the asset and the eventual disposition of the asset. If the sum of the expected future cash flows, on an undiscounted basis, is less than the carrying amount of the asset, an impairment loss equal to the excess of the carrying amount over the fair value of the asset is recognized. During the years ended December 31, 2017 and 2018, the Company recorded $6.8 million and $29.6 million, respectively, in impairment charges and property and equipment write-offs relating to excess, obsolete, or slow-moving inventory of furniture and equipment, early termination of leases and dead deals. The impairment expense is included as a component of growth and new market development expenses in the accompanying consolidated statements of operations. There were no impairment charges recognized for the year ended December 31, 2016.

Deferred Financing Costs—Deferred financing costs consist of fees and costs incurred to obtain financing. Such costs are capitalized and amortized as interest expense using the effective interest method, over the term of the related loan. As of December 31, 2016, 2017, and 2018, the Company recorded $3.8 million, $6.2 million and $10.7 million, respectively, of deferred financing costs, net of accumulated amortization, in other assets in the accompanying consolidated balance sheets related to the Company’s credit agreements (see Note 23). As of December 31, 2018, the Company has also recorded $16.2 million of unamortized deferred financing costs as a reduction to the long-term debt, net discussed in Note 12. For the years ended December 31, 2016, 2017 and 2018, the Company recognized $0.8 million, $1.2 million and $3.2 million, respectively, in interest expense, relating to the amortization of deferred financing costs.

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Members’ Service Retainers—Prior to moving into an office, members are generally required to provide the Company with a service retainer as detailed in their membership agreement. In the event of non-payment of membership or other fees by a member, pursuant to the terms of the membership agreements, the amount of the service retainer may be applied against the member’s unpaid balance.

Leases and Deferred Rent Liabilities—The Company leases property for its collaborative workspaces and other locations. At the inception of each lease, management determines its classification as an operating or capital lease. For leases that qualify as operating leases, the Company recognizes the associated rent expense on a straight-line basis over the term of the lease beginning on the date of initial possession, which is generally when the Company enters the leased premises and begins to make improvements in preparation for its intended use.

A large majority of the lease agreements contain provisions for free rent periods, rent escalation, tenant improvement allowances, brokerage commissions received by the Company for negotiating the Company’s leases, and/or contingent rent.

The Company expends cash for leasehold improvements and to build out and equip its leased locations. Generally, a portion of the cost of leasehold improvements is reimbursed to us by our landlords as a tenant improvement allowance. The Company may also receive a broker commission for negotiating certain of the Company’s leases. When contractually due to us, these amounts are recorded as a lease incentive receivable and an increase in the deferred rent liability on the consolidated balance sheets and then the deferred rent liability established is amortized on a straight-line basis over the lease term as a reduction to rent expense. The lease incentive receivable is reduced when the cash has been collected from the landlord.

Free rent periods and rent escalation clauses are also recorded on a straight-line basis over the lease term. In the initial years of a lease term that includes a free rent period and rent escalation clauses, cash payments are generally less than the rent expense recorded on a straight-line basis and the difference is recorded as an increase to the deferred rent liability on the consolidated balance sheets. In the later years of a lease term that includes a free rent period and rent escalation clauses, cash rental payments are generally higher than the amount of expense recognized on a straight-line basis and the deferred rent liability established in the earlier years of the lease term will amortize down to zero at the end of the lease. As a result, the portion of the unamortized balance of the deferred rent liability related to free rent periods and rent escalation clauses represents a future obligation to expend cash. The current portion of the deferred rent liability, that represents the net decrease in the deferred rent liability over the next twelve months, relating to the scheduled amortization of the tenant improvement allowances and broker commissions received and the amortization of the straight-line impact of free rent periods and rent escalations, is included as a component of other current liabilities on the accompanying consolidated balance sheets.

Certain leases provide for contingent rent, determined in whole or in part, based on attainment of certain performance metrics. Once the achievement of the relevant thresholds are deemed to be probable and the contingent rent is estimable, contingent rent is accrued in proportion to the relevant performance during the period. Contingent rent reported in rent expense was $3.7 million, $7.7 million and $22.7 million for the years ended December 31, 2016, 2017 and 2018, respectively.

All rent expense incurred before a workspace location opens for business is recorded in pre-opening location expenses on the accompanying consolidated statements of operations. Once a location opens for business to its members, the location’s rent expense is included in location operating expenses on the accompanying consolidated statements of operations.

In addition, most leases require payment of real estate taxes, insurance, and certain common area maintenance costs in addition to minimum rent payments. These amounts are also included in location operating expenses or pre-opening location expenses on the accompanying consolidated statement of operations based on the status of the respective workspace location.

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Costs to acquire leases are capitalized and recorded as deferred lease acquisition costs in the accompanying consolidated balance sheets. These amounts are amortized on a straight-line basis over the term of the lease as an increase to depreciation and amortization expense on the accompanying consolidated statements of operations.

For leases that qualify as capital leases, the related assets and lease obligation are initially measured at the lower of estimated fair value or present value of the minimum lease payments. The present value of minimum lease payments is calculated for payments during the lease term using the lower of the Company’s estimated incremental borrowing rate or the rate implicit in the lease, if known. Payments are allocated between a reduction of the lease obligation and interest expense using the effective interest method. Assets related to capital lease obligations are recorded in property and equipment as capital lease assets. Assets under capital leases are depreciated over the shorter of the estimated useful life or the lease term and the expense is included as a component of depreciation and amortization expense on the accompanying consolidated statements of operations.

Asset Retirement Obligations—Certain lease agreements contain provisions that require the Company to remove leasehold improvements at the end of the lease term. When such an obligation exists, the Company records an asset retirement obligation at the inception of the lease at its estimated fair value. The associated asset retirement costs are capitalized as part of the carrying amount of the leasehold improvements and depreciated over their useful life. The asset retirement obligation is accreted to its estimated future value as interest expense using the effective-interest rate method.

Income Taxes—The Company accounts for income taxes under the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases, operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the tax rates are enacted. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits for which future realization is uncertain.

Revenue Recognition—The Company provides memberships to individuals and companies that affords these individuals and companies access to office space, use of a shared internet connection, access to certain facilities (kitchen, common areas, etc.), a monthly allowance of conference room hours and prints/copies, and access to the WeWork mobile application. The price of each membership is variable, based on the particular characteristics of the office space occupied by the member, the geographic location of the workspace, and the amount of desk space per office.

Membership revenue consists primarily of fees from members, net of discounts, and is recognized monthly, on a ratable basis, over the life of the agreement, as access to office space is provided. All services included in a monthly membership allowance that remain unused at the end of a given month expire. Service revenue consists primarily of additional billings to members for the ancillary services they may access through their memberships, in excess of the monthly allowances included in membership revenue, commissions earned by the Company on various services and benefits provided to our members and management fee income for the services provided to unconsolidated locations in India. Service revenue is recognized on a monthly basis as the services are provided. Other revenue includes income generated from sponsorships and ticket sales from WeWork branded events and is recognized upon the occurrence of the event. Other revenue also includes other management and advisory fees earned, design fees earned, and revenue generated from various We Company offerings. The Company recognizes revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) services have been provided; (3) the collection of fees is reasonably assured; and (4) the amount of fees to be paid is fixed or determinable.

The Company recognizes revenue from design and development services performed in conjunction with design and construction contracts using the percentage-of-completion method based primarily on contract cost incurred to date

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compared to total estimated contract cost. Contracts are generally segmented between types of services, such as design and construction, and accordingly, revenues related to each activity is recognized as those separate services are rendered. Changes to total estimated contract cost or losses, if any, are recognized in the period in which they are determined. Pre-contract costs are expensed as incurred unless they are expected to be recovered from the client. Revenue recognized in excess of amounts billed is classified as accrued revenue on the accompanying balance sheets. Amounts billed to clients in excess of revenue recognized to date are classified as other current liabilities. The Company anticipates that substantially all incurred costs associated with contract work in progress as of December 31, 2018 will be billed and collected in 2019. Revenues recognized in conjunction with our Powered by We solutions are included within other revenue in the following table.

Taxes collected from members and remitted to governmental authorities are presented on a net basis.

The components of revenue are as follows:

	Year Ended December 31,

(Amounts in thousands)	2016	2017	2018

Membership and service revenue	$434,355	$866,898	$1,697,336

Other revenue	1,744	19,106	124,415

Total revenue	$436,099	$886,004	$1,821,751

Location Operating Expenses—Location operating expenses are expensed as incurred and relate only to WeWork and WeLive locations that are open for member operations. The primary components of location operating expenses are rent expense, tenancy costs including the Company’s share of real estate and related taxes and common area maintenance charges, personnel and related expenses, stock-based compensation expense, building operational costs such as utilities, maintenance, and cleaning, insurance costs, office expenses such as telephone, internet, and printing costs, security expenses, credit card processing fees, food and other consumables, and other costs of operating our collaborative workspace locations. Employee compensation costs included in location operating expenses relate to the salaries, bonuses and benefits relating to the teams managing our community location on a daily basis, including member relations, new member sales and member retention, and facilities management, as well as costs for corporate functions that directly support the operations of our locations, such as personnel costs associated with the Company’s billings, collections, purchasing, and accounts payable functions. Sales incentive bonuses are also paid to employees as a means of compensating the community team members responsible for location level sales and member retention efforts.

Other Operating Expenses—Other operating expenses are expensed as incurred and primarily relate to costs of operating and providing products and services by mature We Company offerings. For the year ended December 31, 2017 and 2018, this included the costs of operating and providing products and services by Meetup, Inc., Flatiron School, Inc. and Conductor, Inc. in the period subsequent to their acquisition as described in Note 6.

Pre-opening Location Expenses—Pre-opening location expenses are expensed as incurred and consist of expenses incurred before a WeWork collaborative workspace location opens for member operations. The primary components of pre-opening location expenses are rent expense, the Company’s share of real estate and related taxes, common area maintenance charges, utilities, cleaning, personnel and related expenses, and other costs of opening our locations.

Sales and Marketing—Sales and marketing expenses are expensed as incurred and consist primarily of advertising costs, personnel and related expenses and stock-based compensation expense related to our sales, marketing, branding, public affairs, and events teams, member referral fees, and costs associated with strategic marketing events. During the years ended December 31, 2016, 2017 and 2018, the Company recorded $14.8 million, $40.9 million and $91.2 million, respectively, of advertising expenses.

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Growth and New Market Development Expenses—Growth and new market development expenses are expensed as incurred and consist primarily of non-capitalized design, development, warehousing, logistics and real estate costs, expenses incurred researching and pursuing new markets, solutions and services, and other expenses related to the Company’s growth and global expansion. These costs include non-capitalized personnel and related expenses for our development, design, product, research, real estate, talent acquisition, mergers and acquisitions, legal, and technology research and development teams and related professional fees and other expenses incurred such as recruiting fees, employee relocation costs, due diligence, integration costs, transaction costs, contingent consideration fair value adjustments relating to acquisitions, and other asset impairments and write-offs.

Growth and new market development expenses also include cost of goods sold in connection with our Powered by We solutions and costs of providing products and services by We Company offerings that are not yet mature and which are not included in other operating expenses above.

General and Administrative Expenses—General and administrative expenses are expensed as incurred and consist primarily of personnel and related expenses and stock-based compensation expense related to corporate employees, technology, consulting, legal and other professional services expenses, lease costs for our corporate offices, and various other costs we incur to manage and support our business.

Stock-Based Compensation—Stock-based compensation expense attributable to equity awards granted to employees is measured at the grant date based on the fair value of the award and is recognized on a straight-line basis over the requisite service period for awards that actually vest, which is generally the period from the grant date to the end of the vesting period. Stock-based awards provided to non-employees are measured and expensed as the services are provided. Unvested stock-based awards provided to non-employees are remeasured each reporting period.

The Company estimates the fair value of stock option awards granted using the Black-Scholes-Merton option-pricing formula (the “Black-Scholes Model”) and a single option award approach. This model requires various significant judgmental assumptions in order to derive a final fair value determination for each type of award, including the expected term, expected volatility, expected dividend yield, risk-free interest rate, and fair value of the Company’s stock on the date of grant. The expected option term for options granted is calculated using the “simplified method”. This election was made based on the lack of sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The simplified method defines the expected term as the average of the contractual term and the vesting period. Estimated volatility is based on similar entities whose stock prices are publicly traded. The Company uses the historical volatilities of similar entities due to the lack of sufficient historical data for the Company’s common stock price. Dividend yields are based on the Company’s history and expected future actions. The risk-free interest rate is based on the yield curve of a zero-coupon U.S. Treasury bond on the date the stock option award was granted with a maturity equal to the expected term of the stock option award. All grants of stock options have an exercise price equal to or greater than the fair market value of the Company’s common stock on the date of grant.

Because the Company is privately held and there is no public market for our stock, the fair value of the Company’s equity is approved by the Company’s Board of Directors or the Compensation Committee thereof at the time stock-based awards are granted. In estimating the fair value of our stock, the Company uses the assistance of a third-party valuation specialist and considers factors it believes are material to the valuation process, including but not limited to, the price at which recent equity was issued by the Company or transacted between third parties, actual and projected financial results, risks, prospects, economic and market conditions, and estimates of weighted average cost of capital. The Company believes the combination of these factors provides an appropriate estimate of the expected fair value of the Company and reflects the best estimate of the fair value of the Company’s common stock at each grant date.

The Company has elected to recognize forfeitures of stock-based compensation awards as they occur. Recognition of any compensation expense relating to stock grants that vest contingent on an initial public offering or “Acquisition” (as defined in the 2015 Plan detailed in Note 21) will be deferred until consummation of such initial public offering or Acquisition.

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DECEMBER 31, 2018

Equity Method and Other Investments—The Company accounts for equity investments under the equity method of accounting when the requirements for consolidation are not met, and the Company has significant influence over the operations of the investee. When the requirements for consolidation and significant influence are not met, the Company also uses the equity method of accounting to account for investments in limited partnerships and investments in limited liability companies that maintain specific ownership accounts unless the Company’s interest is so minor that the Company has virtually no influence over partnership operating and financial policies. Equity method investments are initially recorded at cost and subsequently adjusted for the Company’s share of net income or loss and cash contributions and distributions and are included in equity method and other investments in the accompanying consolidated balance sheets. Equity investments that do not result in consolidation and are not accounted for under the equity method are measured at fair value, with any changes in fair value recognized in net income. For any such investments that do not have readily determinable fair values, the Company elects the measurement alternative to measure the investments at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.

Equity method investments are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If it is determined that a loss in value of the equity method investment is other than temporary, an impairment loss is measured based on the excess of the carrying amount of an investment over its estimated fair value. Impairment analyses are based on current plans, intended holding periods, and available information at the time the analysis is prepared.

Certain of the Company’s investments in convertible notes are designated as available-for-sale debt securities and remeasured at fair value, with net unrealized gains or losses reported as a component of accumulated other comprehensive income (loss). Interest income is accrued and reported within interest income on the consolidated statements of operations.

When the fair value of an available-for-sale security is less than its amortized cost, the security is considered impaired. On a quarterly basis, the Company evaluates its securities for other-than-temporary impairment (“OTTI”). If the Company intends to sell an impaired security, or it is more-likely-than-not that the Company will be required to sell an impaired security before its anticipated recovery, then the Company must recognize an OTTI through a charge to earnings equal to the entire difference between the investment’s amortized cost and its fair value at the measurement date. If the Company does not intend to sell an impaired security and it is not more-likely-than-not that it would be required to sell an impaired security before recovery, the Company must further evaluate the security for impairment due to credit losses. The credit component of OTTI is recognized in earnings and the remaining component is recorded as a component of other comprehensive income. Following the recognition of an OTTI through earnings, a new amortized cost basis is established for the security. Subsequent differences between the new amortized cost basis and cash flows expected to be collected are accreted into income over the remaining life of the security as an adjustment to yield.

Foreign Currency—The U.S. dollar is the functional currency of the Company’s consolidated and unconsolidated entities operating in the United States. For the Company’s consolidated and unconsolidated entities operating outside of the United States, the Company generally assigns the relevant local currency as the functional currency as the local currency is generally the principal currency of the economic environment in which the foreign entity primarily generates and expends cash. The Company remeasures monetary assets and liabilities that are not denominated in the functional currency at exchange rates in effect at the end of each period. Gains and losses from these remeasurements are recognized in foreign currency gain (loss) on the accompanying consolidated statement of operations. Foreign currency transactions resulted in net gains (losses) of $(23.2) million, $29.4 million and $(78.6) million, for the years ended December 31, 2016, 2017 and 2018, respectively, and relate primarily to intercompany transactions that are not of a long-term investment nature. At each balance sheet reporting date, the Company translates the assets and liabilities of its non-U.S. dollar functional currency entities into U.S. dollars using exchange rates in effect at the end of each period. Revenues and expenses for these entities are translated using rates that

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approximate those in effect during the period. Gains and losses from these translations are reported within accumulated other comprehensive income (loss) as a component of equity.

Fair Value Measurements—The Company applies fair value accounting for all financial assets and liabilities and certain non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. Assets and liabilities measured at fair value every reporting period include investments in cash equivalents, available-for-sale debt securities, certain embedded derivatives requiring bifurcation, and contingent consideration liabilities relating to business combinations. Other assets and liabilities are subject to fair value measurements only in certain circumstances, including purchase accounting applied to assets and liabilities acquired in a business combination, impaired cost and equity method investments and long-lived assets that are written down to fair value when they are impaired.

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining fair value measurements for assets and liabilities that are required to be recorded at fair value, the Company assumes the highest and best use of non-financial assets by market participants and the market-based risk measurements or assumptions that market participants would use in pricing assets or liabilities, such as inherent risk, transfer restrictions, and credit risk. Assets and liabilities are classified using a fair value hierarchy, which prioritizes the inputs used to measure fair value according to three levels, and bases the categorization of fair value measurements within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Inputs that reflect quoted prices for identical assets or liabilities in markets that are not active, quoted prices for similar assets or liabilities in active markets, inputs other than quoted prices that are observable for the assets or liabilities, or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3—Unobservable inputs that the Company incorporates in its valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The valuation techniques used to measure the fair value of money market funds were derived from quoted market prices for identical instruments in active markets. The estimated fair value of the Company’s investment in convertible notes, included in equity method and other investments in the accompanying consolidated balance sheets as of December 31, 2018, was estimated by discounting future anticipated cash flows using a discount rate which reflects the current interest rate at which a similar note with the same terms and maturities would be made to borrowers with similar credit ratings. See Note 13 for a discussion of the method for determining the estimated fair value of the embedded derivative associated with the Company’s convertible related party liabilities.

Contingent Consideration—The fair value measurements of contingent consideration liabilities established in connection with business combinations are determined as of the acquisition date based on significant unobservable inputs, including the discount rate, the price of the Company’s stock, estimated probabilities and timing of achieving specified milestones and the estimated amount of future sales. Contingent consideration liabilities are remeasured to fair value at each subsequent reporting date until the related contingency is resolved. Changes to the fair value of the contingent consideration liabilities can result from changes to one or a number of inputs, including discount rates, the probabilities of achieving the milestones, the time required to achieve the milestones and estimated future sales. Significant judgment is employed in determining the appropriateness of these inputs. Changes to the inputs described above could have a material impact on the Company’s financial position and results of operations in any given period.

Reclassifications—Certain reclassifications have been made to prior years’ financial information to conform to the current year presentation. Changes in presentation were made to provide more detailed information and insight into the

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Company’s operations and had no impact on total net loss or related to the retrospective adoption of new accounting pronouncements as described below.

Recently Adopted Accounting Pronouncements

In February 2018, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2018-02, Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income (“ASU 2018-02”), which allows companies to reclassify stranded tax effects resulting from the 2017 Tax Cuts and Jobs Act (the “Tax Act”), from accumulated other comprehensive income to retained earnings. The guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018, with early adoption permitted, and can be applied retrospectively for each period in which the effect of the Tax Act is recognized or in the period of adoption. The Company early adopted ASU 2018-02 in connection with the preparation of our annual financial statements for the year ended December 31, 2018 and reflected the guidance in the period of adoption. There was no material impact to the Company’s consolidated financial position, results of operations, and cash flows.

In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting (“ASU 2017-09”). The guidance clarifies the changes to the terms or conditions of a share-based payment awards that require an entity to apply modification accounting in Topic 718. This guidance was adopted effective January 1, 2018 and will be applied prospectively to any awards modified on or after the adoption date. The adoption of this guidance did not have material impact on the Company’s consolidated financial position, results of operations and cash flows.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the Emerging Issues Task Force) (“ASU 2016-18”) to add and clarify guidance on the classification and presentation of restricted cash and restricted cash equivalents in the statement of cash flows. ASU 2016-18 requires that restricted cash and restricted cash equivalents be included within cash and cash equivalents when reconciling the beginning-of-period and end-of-period totals disclosed in the statement of cash flows. Transfers between restricted and unrestricted cash accounts are not reported within the statement of cash flows. Only restricted cash receipts or payments from restricted cash directly to third parties are reported in the statement of cash flows as either an operating, investing, or financing activity, depending on the nature of the transaction. Furthermore, an additional reconciliation is required to reconcile cash, cash equivalents, and restricted cash reported within the consolidated balance sheets to sum to the total shown in the consolidated statements of cash flows. The Company has historically disclosed the restricted cash separately on its consolidated balance sheets. ASU 2016-18 is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years and is effective for all other entities for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019, with early adoption permitted. The Company retrospectively adopted ASU 2016-18 in connection with the preparation of our annual financial statements for the year ended December 31, 2018. The table below under “Summary of Adjustments to Prior Period Presentation” shows the impact of our retrospective adoption of ASU 2016-18 on our consolidated statements of cash flows for the years ended December 31, 2016 and 2017.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), which updated the guidance on how certain cash receipts and cash payments should be presented and classified within the statement of cash flows. The guidance was effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years and is effective for all other entities for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019, with early adoption permitted. The standard requires retrospective adoption. We elected to early adopt ASU 2016-15 in connection with the preparation of our annual financial statements for the year ended December 31, 2018. The adoption of ASU 2016-15 changed how we have historically classified cash paid related to contingent consideration and holdbacks in connection with acquisitions depending on the timing of when the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

payments are made. Prior to the adoption of ASU 2016-15, cash paid related to acquisitions was entirely classified as cash outflows from investing activities, regardless of the timing of payment and upon the adoption of ASU 2016-15, cash paid soon after the close of the acquisition is classified as a cash outflow from investing activities, while cash payments made after that time are classified as cash outflows from either financing or operating activities, depending on whether the amount paid is in excess of the contingent consideration recognized during the measurement period. There were no payments relating to contingent consideration or acquisition holdbacks during the years ended December 31, 2016 and 2017 that required retrospective adjustment as a result of the adoption of ASU 2016-15. During the year ended December 31, 2018, we classified $14.4 million in payments relating to acquisition holdbacks as cash outflows from financing activities in our accompanying consolidated statement of cash flows.

The adoption of ASU 2016-15 also required the Company to make an accounting policy election with respect to distributions received from equity method investees to be classified using either the cumulative earnings approach or the nature of distribution approach. In connection with the adoption of ASU 2016-15, we made the accounting policy election to classify distributions received from equity method investees using the cumulative earnings approach. There have been no distributions received from equity method investees for the years ended December 31, 2016, 2017 and 2018. The other aspects of ASU 2016-15 did not result in a change to our existing accounting policies for the preparation of the statement of cash flows.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”) which changes how entities recognize, measure, present and make disclosures about certain financial assets and financial liabilities. ASU 2016-01 requires equity investments that do not result in consolidation and are not accounted for under the equity method, to be measured at fair value with any changes in fair value recognized in net income. The ASU also provides an instrument-by-instrument election to measure equity investments accounted for under ASU 2016-01 (ASC 321) that do not have readily determinable fair values at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. The standard also simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment.

ASU 2016-01 is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, it is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Nonpublic business entities can adopt the standard at the same time as public business entities, and both can early adopt certain provisions. The Company early adopted the provisions of ASU 2016-01 as of the third quarter of 2018 and elected the measurement alternative, to be applied prospectively, for all non-marketable equity investments that no longer qualify for cost measurement under the ASU. The adoption of this guidance did not have material impact on the Company’s consolidated financial position, results of operations and cash flows.

Summary of Adjustments to Prior Period Presentation—The following table summarizes the impact of the retrospective adoption of ASU 2016-18 on our consolidated statement of cash flows for the year ended December 31, 2016:

(Amounts in thousands)	As Previously Reported	ASU 2016-18 Adjustments	As Adjusted
Investing Activities:

Change in restricted cash	$(31,198)	$31,198	$—

Net cash used by investing activities	(849,723)	31,198	(818,525)

Net increase in cash, cash equivalents, and restricted cash	52,829	31,198	84,027

Cash, cash equivalents, and restricted cash—beginning of year	453,768	42,547	496,315

Cash, cash equivalents, and restricted cash—end of year	506,597	73,745	580,342

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

The following table summarizes the impact of the retrospective adoption of ASU 2016-18 on our consolidated statement of cash flows for the year ended December 31, 2017:

(Amounts in thousands)	As Previously Reported	ASU 2016-18 Adjustments	As Adjusted
Investing Activities:

Change in restricted cash	$(76,666)	$76,666	$—

Net cash used by investing activities	(1,453,433)	76,666	(1,376,767)

Effects of exchange rate changes on cash, cash equivalents, and restricted cash	(666)	(97)	(763)

Net increase in cash, cash equivalents, and restricted cash	1,514,208	76,569	1,590,777

Cash, cash equivalents, and restricted cash—beginning of year	506,597	73,745	580,342

Cash, cash equivalents, and restricted cash—end of year	2,020,805	150,314	2,171,119

Recently Issued Accounting Pronouncements

In June 2018, the FASB issued ASU No. 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). This guidance expands the scope of ASC 718 to include share-based payments granted to nonemployees in exchange for goods or services used or consumed in an entity’s own operations and supersedes the guidance in ASC 505-50. The guidance also applies to awards granted by an investor to employees and nonemployees of an equity method investee for goods or services used or consumed in the investee’s operations. This guidance is effective for public companies for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. For all other companies, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than a company’s adoption date of Topic 606. The Company is currently evaluating the impact that ASU 2018-07 will have on its consolidated financial position, results of operations, and cash flows.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). The guidance changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The guidance replaces the current ‘incurred loss’ model with an ‘expected loss’ approach. ASU 2016-13 will be applied as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. ASU 2016-13 is effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years and is effective for all other entities for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the impact ASU 2016-13 will have on its consolidated financial position, results of operations, and cash flows.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which requires a lessee to recognize a right-of-use asset and lease liability for leases with terms greater than twelve months. Recognition, measurement, and presentation of expenses will depend on classification as a finance lease or operating lease. ASU 2016-02 expands the disclosure requirements with respect to lease arrangements. ASU 2016-02 will be applied using a modified retrospective transition approach. ASU 2016-02 is effective for public business entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years and is effective for all other entities for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, with early adoption permitted. While the Company is currently evaluating the impact ASU 2016-02 will have on its consolidated financial position, results of operations, and cash flows, the expectation is the adoption will have a material impact on the Company’s consolidated balance sheet. As of December 31, 2018, the Company’s future

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

minimum rental payments for its operating leases totaled $34.0 billion, as disclosed in Note 23. The Company expects the majority of these operating leases will be impacted by ASU 2016-02, resulting in increases in lease liabilities and right of use assets based on the present value of future lease payments. The Company expects to continue entering into new lease arrangements in the ordinary course of business.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which was codified primarily as Accounting Standards Codification No. 606 (“ASC 606”). ASC 606 supersedes existing revenue recognition guidance and clarifies the principles for recognizing revenue. The core principle of ASC 606 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those products and services. Since issuance in May 2014, the FASB has issued several amendments to ASC 606 including implementation guidance which clarifies principal versus agent considerations in reporting revenue gross versus net, clarification of the identification and treatment for performance obligations and guidance on collectability, noncash consideration and various other accounting and presentation matters. ASC 606, as amended, is effective for public business entities for annual reporting periods beginning after December 15, 2017, and interim reporting periods within those annual reporting periods and is effective for all other entities for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019, with early adoption permitted. ASC 606 should be applied either retrospectively to each prior reporting period presented or on a modified retrospective basis with the cumulative effect of initially applying ASC 606 recognized at the date of initial application. The Company will adopt ASU 2014-09 as of January 1, 2019 using the modified retrospective approach with a cumulative effect adjustment to opening retained earnings. The Company does not expect the adoption of ASU 2014-09 will have a material impact on the timing of recognition for the majority of the Company’s revenues, including membership revenue.

Note 3. Other Current Assets

Other current assets consists of the following:

	December 31,

(Amounts in thousands)	2017	2018

Net receivable for value added tax (“VAT”)	$33,230	$92,815

Deposits on property and equipment	53,337	81,646

Acquisition deposit (1)	77,800	—

Prepaid rent expense	46,400	71,357

Prepaid real estate taxes	6,695	14,293

Prepaid common area maintenance charges	4,587	7,075

Prepaid member referral fees	9,086	49,735

Prepaid software	3,253	13,546

Other prepaid expenses and current assets	17,342	55,134

Total other current assets	$251,730	$385,601

(1)

During 2017, the Company entered into an agreement for the acquisition of a commercial real estate portfolio located in London, United Kingdom (“DSQ”) and funded approximately $77.8 million for a non-refundable deposit. Subsequent to December 31, 2017, the Company entered into a joint venture (“DSQ Partners”) established to own, operate and manage the DSQ real estate portfolio upon the closing of the acquisition. DSQ Partners closed on the acquisition of DSQ in April 2018 and the Company received a reimbursement of approximately $25.0 million, which represented the difference between the deposit funded and the Company’s 10% share of the capital requirements of DSQ Partners. See Note 9 for additional details.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

Note 4. Property and Equipment, Net

Property and equipment, net, consists of the following:

	December 31,

(Amounts in thousands)	2017	2018

Leasehold improvements	$1,908,673	$3,562,651

Capital lease assets	43,710	44,443

Equipment	170,469	371,455

Furniture	225,453	423,346

Construction in progress	280,851	538,384

Property and equipment	2,629,156	4,940,279

Less: accumulated depreciation	(292,064)	(571,507)

Total Property and equipment, net	$2,337,092	$4,368,772

Depreciation expense for the years ended December 31, 2016, 2017, and 2018 was $86.4 million, $156.6 million, and $284.1 million, respectively.

Note 5. Noncontrolling Interests

During 2018, the Company launched a fund (the “Creator Fund”) that will make investments in recipients of WeWork’s “Creator Awards” and other investments through use of a venture capital strategy. A wholly-owned subsidiary of the Company is the managing member of the Creator Fund. As of December 31, 2018, the Creator Fund had received contributions from Softbank Group Capital Limited totaling $44.7 million, representing 99.99% of the interest of the Creator Fund. An affiliate of Softbank Group Capital Limited is a principal stockholder with representation on the Company’s board of directors. During 2018, the Creator Fund purchased certain investments that had been previously warehoused by WeWork on behalf of the Creator Fund for $12.1 million, as a result of these purchases, the Company recognized a $1.2 million increase to additional paid in capital, which represents the difference between the cash received and the carrying value of the investments transferred. See Note 9 for additional details of investments acquired by the Creator Fund. The portion of consolidated equity attributable to the interest of the Creator Fund’s investors in the Creator Fund is reflected as noncontrolling interests, within the equity section of the accompanying consolidated balance sheet as of December 31, 2018.

During 2018, the Company formed a 50% owned and consolidated joint venture entity (“WeWork Waller Creek”) to facilitate an investment in an unconsolidated joint venture (“Waller Creek”) that acquired a parcel of land in Texas. See Note 9 for additional details. The Company is the managing member of WeWork Waller Creek, which owns 5% of Waller Creek. As of December 31, 2018, the Company and the other WeWork Waller Creek investor have each funded $3.2 million related to the closing of the land purchase. The portion of the consolidated equity attributable to the interest of WeWork Waller Creek’s other investor is reflected as a redeemable noncontrolling interest, within the mezzanine section of the accompanying consolidated balance sheet as of December 31, 2018.

During 2018, a consolidated subsidiary of the Company (“ChinaCo”) sold to investors $500.0 million of Series B Preferred Stock at a price of $18.319 per share and a liquidation preference of $18.319 per share. During 2017, ChinaCo sold to investors $500.0 million of Series A Preferred Stock at a price of $10.00 per share and a liquidation preference of $10.00 per share. The portion of consolidated equity attributable to ChinaCo’s Series A and B Preferred shareholders are reflected as redeemable noncontrolling interests, within the mezzanine section of the accompanying consolidated balance sheets as of December 31, 2017 and 2018. See Note 6 for a discussion of the Class A Ordinary shares issued during 2018 by ChinaCo in connection with an acquisition. There were no Class A Ordinary shares

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

outstanding as of December 31, 2017. The portion of consolidated equity attributable to ChinaCo’s Class A Ordinary shareholders are reflected as noncontrolling interests, within the equity section of the accompanying consolidated balance sheet as of December 31, 2018.

Pursuant to the terms of the shareholders’ agreement of ChinaCo, as long as certain investors remain shareholders of ChinaCo, ChinaCo will be the exclusive operator of the Company’s businesses in the “Greater China” territory, defined in the agreement to include China, Hong Kong, Taiwan and Macau. After the fifth anniversary of the later of (i) the initial ChinaCo Series B Preferred Stock closing date and (ii) the date of ChinaCo’s latest bona fide financing transaction (or set of related transactions) in which ChinaCo receives gross proceeds of at least $50.0 million, the Company may elect to purchase, at fair value, all ChinaCo shares held, other than any interests issued in connection with an equity incentive plan. The Company may elect to pay the buyout consideration in either cash, shares of WeWork’s Class A Common Stock, or a combination thereof. For a period of one year (which one year period may be tolled in certain circumstances) following the fifth anniversary of the later of (i) the initial ChinaCo Series B Preferred Stock closing date and (ii) the date of ChinaCo’s latest bona fide financing transaction in which ChinaCo receives gross proceeds of at least $50.0 million, the lead investor in the ChinaCo Series B financing will have the right to elect to have ChinaCo complete a liquidity event, which may include, at our option, an initial public offering of ChinaCo, a sale of ChinaCo, a sale of Series B Preferred Stock held by participating Series B Preferred Stockholders of ChinaCo, or a purchase of such participating holders’ interest in ChinaCo by the Company or by ChinaCo. The lead investor will only be able to exercise this liquidity event right if it retains all of its holdings of Series B Preferred Stock of ChinaCo that it acquired in the ChinaCo Series B financing or otherwise.

During 2017, a consolidated subsidiary of the Company (“JapanCo”) entered into an agreement with investors for the sale of a 50% membership interest in JapanCo for an aggregate contribution of $500.0 million which will be funded over a period of time. As of December 31, 2017 and 2018, JapanCo had received contributions totaling $200.0 million and $300.0 million, respectively. Pursuant to the terms of the agreement an additional $100.0 million is required to be contributed in each of 2019 and 2020. The portion of consolidated equity attributable to the outside investors’ interests in JapanCo are reflected as redeemable noncontrolling interests, within the mezzanine section of the accompanying consolidated balance sheets as of December 31, 2017 and 2018. As long as the investors remain shareholders of JapanCo, JapanCo will be the exclusive operator of the Company’s WeWork branded co-working businesses in Japan. After July 13, 2024 and, prior to that date, in the event of default on the contributions to be made, the Company may elect to purchase, at fair value, all JapanCo membership interests held, other than any interests issued in connection with an equity incentive plan. The Company may elect to pay the buyout consideration in either cash, WeWork shares, or a combination thereof.

During 2017, a consolidated subsidiary of the Company (“PacificCo”) entered into an agreement with an investor for the sale of $500.0 million of Series A-1 Preferred Stock at a price of $10.00 per share and a liquidation preference of $10.00 per share on terms and subject to conditions substantially identical to the terms and conditions of the ChinaCo transaction described above. The initial closing occurred on October 30, 2017 and all of the PacificCo Series A-1 Preferred Stock was issued at that time, however the Company received contributions totaling $200.0 million at the initial closing and an additional $100.0 million during the year ended December 31, 2018. Pursuant to the terms of the agreement an additional $100.0 million is required to be contributed in each of 2019 and 2020. The portion of consolidated equity attributable to PacificCo’s Series A-1 Preferred shareholders are reflected as redeemable noncontrolling interests, within the mezzanine section of the accompanying consolidated balance sheets as of December 31, 2017 and 2018. As long as the investor remains a shareholder of PacificCo, PacificCo will be the exclusive operator of the Company’s businesses in selected markets in Asia other than those included in the Greater China and Japan territories described above, including but not limited to Singapore, Korea, the Philippines, Malaysia, Thailand, Vietnam and Indonesia. After October 30, 2024, the Company may elect to purchase, at fair value, all PacificCo shares held, other than any interests issued in connection with an equity incentive plan. The Company may elect to pay the buyout consideration in either cash, WeWork shares, or a combination thereof.

WEWORK COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

As of December 31, 2018, the Creator Fund, WeWork Waller Creek, ChinaCo, JapanCo and PacificCo are the Company’s only consolidated VIEs. The Company is considered to be the primary beneficiary as we have the power to direct the activities of the VIEs that most significantly impact the VIEs’ economic performance and the right to receive benefits that could potentially be significant to the VIEs. As a result, these entities remain consolidated subsidiaries of the Company and the interests owned by the other investors and the net income or loss and comprehensive income or loss attributable to the other investors are reflected as redeemable noncontrolling interests and noncontrolling interests on our consolidated balance sheets, consolidated statements of operations, and consolidated statements of comprehensive loss, respectively.

The following table includes selected consolidated financial information of our consolidated VIEs as of December 31, 2017 and 2018 and for the years ended December 31, 2017 and 2018, as included in our consolidated financial statements, and in each case after intercompany eliminations. The Company did not have consolidated VIEs during the year ended December 31, 2016.

	December 31, 2017		December 31, 2018

(Amounts in thousands)	Asia JVs (1)	Other VIEs	Asia JVs (1)	Other VIEs (2)
Consolidated VIE balance sheet information:

Cash and cash equivalents	$727,278	$—	$813,818	$12,210

Property and equipment, net	91,798	—	491,801	—

Restricted cash	19,999	—	74,846	—

Total assets	935,780	—	2,023,329	46,549

Long-term debt, net	—	—	9,795	—

Total liabilities	92,653	—	597,685	83

Redeemable stock issued by VIEs	900,000	—	1,599,157	3,160

Total net assets (3)	(56,873)	—	(173,513)	43,306

	Year Ended December 31, 2017		Year Ended December 31, 2018

(Amounts in thousands)	Asia JVs (1)	Other VIEs	Asia JVs (1)	Other VIEs (2)
Consolidated VIE statement of operations information:

Net loss	$(58,652)	$—	$(373,776)	$(146)
Consolidated VIE cash flow information:

Net cash used in operating activities	(34,179)	—	(120,831)	(71)

Net cash used in investing activities	(98,190)	—	(516,814)	(23,601)

Net cash provided by financing activities	910,634	—	763,229	47,905

(1)

The “Asia JVs” include ChinaCo, JapanCo and PacificCo. JapanCo and PacificCo are prohibited from declaring dividends without the approval of an affiliate of SoftBank Group Capital Limited. As a result, any net assets of JapanCo and PacificCo would be considered restricted net assets to WeWork Companies Inc. In addition, certain subsidiaries of ChinaCo are incorporated in China and are subject to laws and regulations of the People’s Republic of China (“PRC”). As a result of local PRC laws and restrictions, assets held by ChinaCo may not be freely transferable to the United States. The net assets of the Asia JVs include preferred stock issued to affiliates of SoftBank and other investors that includes liquidation preferences totaling $900.0 million and $1.6 billion as of both December 31, 2017 and 2018, and is redeemable upon the occurrence of an event that is not solely within the control of the Company. After reducing the net assets of each Asia JV by the liquidation preference associated with the redeemable stock issued, the remaining net assets of each Asia JV is negative. The initial issuance price equals the liquidation preference for each share issued as of December 31, 2017 and 2018.

(2)	The “Other VIEs” includes all other consolidated VIEs, other than the Asia JVs discussed separately in (1) and include the Creator Fund and WeWork Waller Creek.

(3)

Total net assets represents total assets less total liabilities and redeemable stock issued by VIEs after the total assets and total liabilities have both been reduced to remove amounts that eliminate in consolidation.

The assets of consolidated VIEs will be used first to settle obligations of the VIE. Remaining assets may then be distributed to the VIEs’ owners, including the Company, subject to the liquidation preferences of certain noncontrolling interest holders and any other preferential distribution provisions contained within the operating agreements of the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

relevant VIEs. Other than the restrictions relating to the Company’s Asia JVs discussed in (1) above, third-party approval for the distribution of available net assets is not required for the Company’s other consolidated VIEs.

Note 6. Acquisitions

In September 2018, the Company acquired 100% of the equity of Teem Technologies, Inc. (“Teem”) for total cash consideration of $94.2 million. At closing, $18.4 million of the cash consideration was held back. As of December 31, 2018, $18.4 million of the cash held back at closing was included in other current liabilities on the accompanying consolidated balance sheet. Teem was founded in 2009 and offers a software-as-a-service workplace management solution that offers booking, guest management, indoor navigation, and real-time space analytics tools.

In April 2018, ChinaCo, PacificCo, and a consolidated wholly owned subsidiary of the Company (“WeWork Australia”), acquired 100% of the issued and outstanding stock of naked Hub Holdings Ltd. (“NH Holdings”), naked Hub Vietnam Holdings Limited (“NH Vietnam”), and naked Hub Australia Pty Ltd (“NH Australia” and, together with NH Holdings and NH Vietnam, “Naked Hub”). The total consideration for the acquisition of Naked Hub was $480.3 million, in the form of cash, Class A Ordinary Shares of ChinaCo, and Class A Common Stock of the Company.

Naked Hub, founded in 2015, was formerly the co-working arm of Shanghai-based luxury resort company Naked Retreats. As of the acquisition date, Naked Hub had approximately 8,000 members across 25 locations, primarily in Shanghai, Beijing, Australia, Hong Kong and Vietnam. This acquisition has increased the Company’s market presence in Asia.

PacificCo acquired 100% of the equity of NH Vietnam for $14.4 million and WeWork Australia acquired 100% of the equity of NH Australia for $16.2 million, both all cash transactions.

ChinaCo acquired 100% of the equity of NH Holdings for total consideration of $449.7 million, consisting of $177.0 million in cash and $272.7 million in ChinaCo Class A Ordinary Shares and Class A Common Stock of the Company. At closing, the Company transferred $146.3 million in cash and $179.7 million in ChinaCo Class A Ordinary Shares. The remaining consideration included a holdback of $15.9 million payable in cash and contingent consideration consisting of $14.7 million payable in cash and $93.1 million payable in a combination of ChinaCo Class A Ordinary Shares and Class A Common Stock of the Company. ChinaCo will reimburse the Company for any shares of the Company issued on ChinaCo’s behalf in connection with the acquisition. The Company determined the fair value of the contingent consideration, based on the likelihood of reaching set milestones. Each period, the contingent consideration will be remeasured to fair market value through the statement of operations. During the year ended December 31, 2018, the Company recorded a loss of $(80.6) million related to the remeasurement of the contingent consideration payable in stock offset by $4.2 million of gain related to the remeasurement of the contingent consideration payable in cash, included in growth and new market development expenses on the accompanying consolidated statements of operations. The change in fair value of the contingent consideration was driven by changes in the Company’s projected obligation to issue additional ChinaCo Class A Ordinary Shares based on the anti-dilution provisions of the acquisition agreement, changes in the likelihood of achieving certain milestones, and an increase in the fair market value of the ChinaCo Class A Ordinary Shares and the Company’s Class A Common Stock during the period. During the year ended December 31, 2018, ChinaCo issued $44.0 million of additional Class A Ordinary Shares in connection with the anti-dilution protection related to the contingent consideration of this acquisition. As of December 31, 2018, there was $15.9 million in cash holdback, $10.5 million in contingent consideration payable in cash, and $129.8 million in contingent consideration payable in a combination of Class A Ordinary Shares of ChinaCo and Class A Common Stock of the Company included in other current liabilities on the accompanying consolidated balance sheet.

In March 2018, the Company completed the acquisition of 100% of the equity of Conductor, Inc. (“Conductor”) for a total consideration of $113.6 million. The total consideration included $15.8 million in cash and $97.8 million in Series AP-1 Preferred Stock. At closing, $0.2 million of the cash and $31.6 million of the Series AP-1 Preferred Stock

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

acquisition consideration was held back. As of December 31, 2018, $0.2 million of cash and $10.0 million of the Series AP-1 Preferred Stock that were held back at closing remain included in other current liabilities and additional paid in capital, respectively on the consolidated balance sheet. Conductor was founded in 2006 and is a marketing services software company that provides search engine optimization and enterprise content marketing solutions. The acquisition will allow WeWork to enhance its member experience by offering marketing solutions to help our members to strengthen their brands and scale their businesses. In addition, we believe this acquisition will allow the Company to reduce marketing expense by bringing it in-house.

During the year ended December 31, 2018, the Company acquired 100% of the equity of three other companies, in various lines of business, for total consideration of $11.0 million. The total consideration included $7.9 million in cash and $3.1 million in Series AP-2 Preferred Stock. As of December 31, 2018, the consolidated balance sheet included other current liabilities of $0.2 million and other liabilities of $0.5 million related to cash consideration holdbacks and additional paid-in capital of $0.6 million related to the equity consideration holdbacks.

The preliminary allocation of the total acquisition consideration during the year ended December 31, 2018 is estimated as follows:

(Amounts in thousands)	Total 2018 Acquisitions

Cash and cash equivalents	$44,925

Property and equipment	33,723

Capitalized software	16,300

Goodwill	553,458

Finite-lived intangible assets	83,840

Indefinite-lived intangible assets	4,100

Deferred tax liabilities	(9,201)

Deferred revenue	(11,638)

Other assets acquired and liabilities assumed, net	(16,393)

Total consideration	$699,114

In December 2017, the Company completed a merger to acquire 100% of the equity of Meetup, Inc. (“Meetup”) for total cash consideration of approximately $156.0 million. At closing, $15.0 million of the acquisition consideration was held back. As of December 31, 2018, $7.8 million of the cash holdback is included in other current liabilities on the accompanying consolidated balance sheet. As of December 31, 2017, $7.5 million of the cash holdback is included in other current liabilities and $7.5 million is included in other liabilities on the accompanying consolidated balance sheet. Meetup was founded in 2002 and is a web-based platform that brings people together for face to face interactions, called Meetups, in thousands of markets around the world. WeWork and Meetup plan to use technology to foster greater community and to create new and innovative ways of bringing people together.

In October 2017, the Company completed a merger to acquire 100% of the equity of Flatiron School, Inc. (“Flatiron”) for total consideration of approximately $28.0 million. The total consideration included $15.0 million in cash, $4.0 million in Class A Common Stock and $9.0 million in Series G Preferred Stock. At closing, $2.1 million of the cash, $0.6 million of the Class A Common Stock, and $1.3 million of the Series G Preferred Stock acquisition consideration were held back. The cash holdback is included in other current liabilities and the equity holdbacks are included as a component of additional paid-in capital on the accompanying consolidated balance sheet as of December 31, 2017. As of December 31, 2018, all holdbacks had been released. Flatiron was founded in 2012 and is based in New York, NY. Flatiron provides web development and iOS immersive courses in New York as well as online courses, corporate trainings, and pre-college programs. Through this acquisition, WeWork now offers in-person and online courses as a

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

way for members and employees to expand their knowledge and skill set. We believe this acquisition will allow WeWork members to access both an educational platform and knowledgeable and highly skilled coders.

During 2017, the Company acquired 100% of the equity of three other businesses, in various lines of business, for total consideration of approximately $33.9 million. The total consideration included $23.2 million in cash, $3.9 million in Class A Common Stock, and $6.8 million in Series G Preferred Stock. At closing, $5.0 million of the cash and $2.3 million of the equity acquisition consideration were held back and are included in other current liabilities and additional paid-in capital, respectively, on the accompanying consolidated balance sheets as of December 31, 2017. As of December 31, 2018, all holdbacks had been released.

All 2018 and 2017 acquisitions were accounted for as business combinations and the total consideration was allocated to the identifiable assets acquired and liabilities assumed based on their fair values (using primarily Level 3 inputs) as of the closing date of each acquisition, with amounts exceeding the net fair value recognized as goodwill. The goodwill is non-tax deductible and primarily attributable to expected synergies from the integration of the operations of the acquired companies and WeWork. Preliminary purchase price allocations are finalized upon post-closing procedures.

These business acquisitions were not material to our consolidated financial statements, either individually or in the aggregate. Accordingly, pro forma results of these business acquisitions have not been presented.

During the year ended December 31, 2018, the Company released acquisition holdbacks of $14.4 million of cash, $1.7 million of Class A Common Stock (representing 65,515 shares of Class A Common Stock) and $24.3 million of preferred stock (representing 49,152 shares of Series G Preferred Stock, 338,324 shares of Series AP-1 Preferred Stock and 878 shares of Series AP-2 Preferred Stock) relating to acquisitions following the satisfaction of requirements per the terms of the relevant acquisition agreements. During the year ended December 31, 2017, no holdback amounts were released.

During the years ended December 31, 2016, 2017 and 2018, the Company incurred transaction costs relating to acquisitions totaling none, $1.6 million and $7.0 million, respectively.

Note 7. Goodwill

Goodwill includes the following activity during the years ended December 31, 2017 and 2018:

	Year Ended December 31,

(Amounts in thousands)	2017	2018

Balance at beginning of period	$5,317	$156,117

Goodwill acquired	150,330	553,458

Other measurement period adjustments	—	(1,471)

Effect of foreign currency exchange rate changes	470	(27,087)

Balance at end of period	$156,117	$681,017

WEWORK COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

Note 8. Intangible Assets, Net

Intangible assets, net consist of the following:

		December 31, 2017

(Amounts in thousands)	Weighted- Average Remaining Useful Lives (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Capitalized software	2.7	$41,782	$(9,800)	$31,982

Other finite-lived intangible assets - customer relationships and other	9.8	26,273	(106)	26,167

Indefinite-lived intangible assets - trademarks		26,370	—	26,370

Total intangible assets, net		$94,425	$(9,906)	$84,519

		December 31, 2018

(Amounts in thousands)	Weighted- Average Remaining Useful Lives (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Capitalized software	2.2	$56,986	$(24,522)	$32,464

Other finite-lived intangible assets - customer relationships and other	8.5	131,945	(12,521)	119,424

Indefinite-lived intangible assets - trademarks		7,255	—	7,255

Total intangible assets, net		$196,186	$(37,043)	$159,143

Amortization expense of intangible assets was $5.6 million, and $27.1 million for the years ended December 31, 2017, and 2018, respectively.

Amortization expense related to intangible assets as of December 31, 2018 is expected to be as follows:

(Amounts in thousands)	Total

2019	$34,391

2020	27,508

2021	16,022

2022	12,562

2023	12,485

2024 and beyond	48,920

Total	$151,888

WEWORK COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

Note 9. Equity Method and Other Investments

The Company’s investments consist of the following:

		December 31,

(Amounts in thousands, except percentages)		2017	2018

Investee	Investment Type	Carrying Value	Carrying Value	Cost Basis	Percentage Ownership

DSQ (1)	Equity method investment / Note receivable	$—	$52,291	$53,067	10%

WPI Fund (2)	Equity method investment / Investment in convertible notes	7,759	66,592	65,568	4%

The Wing (3)	Equity method investment / Equity securities	38,000	59,163	52,000	23%

210 North Green (4)	Equity method investment	697	—	—	—%

Waller Creek (5)	Equity method investment	—	6,464	6,464	5%

Creator Fund Investments (6)	Various	4,833	28,008	27,880	Various

IndiaCo (7)	Investment in convertible notes	5,928	5,319	5,248	N/A

Other	Various	—	598	738	Various

Total equity method and other investments		$57,217	$218,435	$210,965

(1)

During 2017, the Company entered into an agreement for the acquisition of DSQ and as of December 31, 2017 had funded approximately $77.8 million for a non-refundable deposit relating to this purchase agreement, as discussed in Note 3. The Company subsequently assigned its right to purchase DSQ to DSQ Partners. DSQ Partners closed on the acquisition of DSQ in April 2018 and the Company received a reimbursement of approximately $25.0 million, which represented the difference between the deposit funded and the Company’s 10% share of the total capital contribution requirements of DSQ Partners. The net balance of $53.1 million, represents the Company’s investment in DSQ Partners including capitalized legal costs associated with the investment. The investment balance as of December 31, 2018, includes a note receivable with an outstanding balance of $25.1 million that accrues interest at a rate of 6.08% and matures in April 2028. The remaining $27.2 million investment is an equity method investment. The Company was a tenant in one of the properties within DSQ prior to the acquisition by DSQ Partners and subsequent to the acquisition signed new leases for additional space in other locations within DSQ. See Note 24 for additional details.

(2)

During 2017, the Company subscribed for a total of $27.0 million in capital commitments to a new real estate investment fund (the “WPI Fund”), including its commitments as a 50% owner of the unconsolidated entity that is the general partner of the WPI Fund and its commitments as a limited partner of the WPI Fund. The Company is also a 50% owner in the unconsolidated entity that is the asset manager for the WPI Fund. The other 50% owner of both the general partner and the asset manager of the WPI Fund, is an affiliate of Rhône Group L.L.C. Rhône Group L.L.C. is also a shareholder of WeWork Companies Inc. and Rhône Group L.L.C.’s controlling member is also a director of WeWork Companies Inc. Of the total capital commitments, the Company had funded approximately $15.5 million as of December 31, 2018. During 2018, the Company also funded an additional $50.0 million for a convertible note to a wholly-owned subsidiary of the WPI Fund. During February 2019, this note converted into equity in the 424 Fifth Venture as defined and discussed in Note 26. The WPI Fund expects to invest primarily in real estate with current or expected vacancy that would be suitable for, and that would benefit from, WeWork occupancy as well as potential investments in properties at which or near where WeWork is already a tenant.

(3)

During 2017, the Company acquired a 25% interest, comprised of common and preferred shares, in Refresh Club, Inc. (“The Wing”) for $38.0 million, which was accounted for as an equity method investment. The Wing is a network of co-working and community spaces for women and its mission is to create space for women to advance their pursuits and build community together. During 2018, the Company acquired an additional $14.0 million of preferred shares in connection with a new round of financing by The Wing, which resulted in the Company’s ownership decreasing to 23%. The preferred shares, including both the preferred shares acquired during 2017 and the preferred shares acquired during 2018, were determined to be equity securities without a readily determinable fair value and are measured using the measurement alternative. The common shares acquired during 2017 remained an equity method investment. As this additional round of financing in 2018 represented an orderly market transaction, the preferred shares acquired during 2017 were revalued based primarily on Level 3 inputs of the fair value hierarchy, including the enterprise value implied by the new round of financing and other inputs. The Company recorded an associated $8.0 million gain, which is reflected in the income (loss) from equity method and other investments on the accompanying consolidated statement of operations for the year ended December 31, 2018.

(4)

As of December 31, 2017, the Company held a 5% investment in the landlord entity at the Company’s leased location at 210 North Green in Chicago, Illinois. In January 2018, the Company received $2.2 million for the sale of this investment. The $1.5 million gain has been deferred as a result of the Company’s continuing involvement through its capital lease at this location. See Note 24 for additional details.

(5)

During 2018, the Company acquired a 5% interest in Waller Creek, through WeWork Waller Creek, for $6.5 million. Waller Creek is a joint venture established to acquire a parcel of land in Texas and develop, manage, operate, and eventually sell the developed property. Waller Creek closed on the $126.0 million acquisition of land in December 2018.

(6)

During 2018, the Company launched the Creator Fund that will make investments in recipients of WeWork’s Creator Awards and other investments through use of a venture capital strategy. The Creator Fund is a consolidated subsidiary owned 99.99% by related party noncontrolling interest holders. The Creator Fund has invested in other companies through Simple Agreements for Future Equity (“SAFE”), equity securities, or convertible notes. SAFE investments will convert into equity issued in the subject entity’s next qualifying equity financing round, typically, at either the issue price or a discount to the issue price. The SAFE is also senior to any equity claims upon a change of control and/or dissolution of the subject entity prior to the conversion of the security. As the Creator Fund does not have significant influence over these investees and the investments do not have a readily determinable fair value, these investments are recognized at the initial cost basis, subject to impairment and remeasured using the measurement alternative. Under the measurement alternative, changes in fair value are recognized in connection with orderly market transactions. During the years ended December 31, 2017, and 2018, the Creator Fund made investments totaling $5.4 million and $22.5 million respectively.

WEWORK COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

(7)

In November 2016, the Company entered into an agreement with WeWork India Services Private Limited (“IndiaCo”), an affiliate of Embassy Property Developments Private Limited (“Embassy”), to subscribe for convertible debentures to be issued by IndiaCo in an aggregate principal amount of INR, which equated to $5.2 million as of December 31, 2018. The Company fully funded this investment in April 2017. The debentures will earn interest at a coupon rate of 6% per annum and have a maximum term of twenty years. The Company also has a buy-out option that it may exercise to purchase Embassy’s equity shares in IndiaCo, at fair value, after June 30, 2021 or earlier upon the occurrence of certain triggering events. The debentures are convertible into equity shares of IndiaCo upon certain trigger events which include: (i) changes in control, and (ii) defaults in regards to certain agreed upon provisions. IndiaCo will construct and operate workspace locations in India using WeWork’s branding, advice, and sales model. Per the terms of the agreement, the Company will receive an advisory fee from IndiaCo based on an agreed upon profit allocation. The Company earned none, $0.5 million and $3.7 million, respectively, in advisory fee income from IndiaCo during the years ended December 31, 2016, 2017 and 2018, respectively. The advisory fee income is included within revenue in the accompanying consolidated statements of operations.

The Company early adopted the provisions of ASU 2016-01 as of the third quarter of 2018 and elected the measurement alternative, to be applied prospectively, for all non-marketable equity investments that no longer qualify for cost measurement under the ASU. On a quarterly basis, management qualitatively assesses whether each equity security measured under the measurement alternative is impaired. When the qualitative assessment indicates that impairment exists, the investment is written down to fair value, with the full difference between the fair value of the investment and its carrying amount recognized in earnings.

As of December 31, 2018, the WPI Fund, The Wing, IndiaCo and certain other entities, in which the Company has invested, are unconsolidated VIEs. In all cases, the Company is not the primary beneficiary, as the Company does not have the power to direct the activities of the entity that most significantly impact the entity’s economic performance. None of the debt held by these investments is recourse to us. Our maximum loss is limited to the amount of our net investment in these VIEs and any unfunded commitments as discussed below.

During the years ended December 31, 2016, 2017 and 2018, the Company recorded approximately $(0.4) million, $(30.9) million, and $(12.6) million, respectively, for its share of net losses related to its equity method and other investments included in income (loss) from equity method and other investments in the consolidated statement of operations.

During the years ended December 31, 2017 and 2018, the Company contributed a total of $56.5 million, and $174.5 million, respectively, to its investments and received distributions on sale of its investments totaling $12.8 million and $2.2 million, respectively. As of December 31, 2018 the Company had a total of $21.6 million in unfunded capital commitments to its investments; however, if requested, in each case, the Company may elect to contribute additional amounts in the future.

Note 10. Other Current Liabilities

Other current liabilities consists of the following:

	December 31,

(Amounts in thousands)	2017	2018

Current portion of acquisition holdbacks (1)	$14,665	$42,677

Contingent consideration relating to acquisitions payable in stock (1)	—	129,811

Contingent consideration relating to acquisitions payable in cash (1)	—	10,520

Current portion of long-term debt	—	2,706

Current portion of deferred rent	38,143	71,034

Other current liabilities	11,845	13,892

Total other current liabilities	$64,653	$270,640

(1)	See Note 6 for further details on holdbacks, contingent consideration, and the related acquisitions.

WEWORK COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

Note 11. Deferred Rent

The deferred rent liability includes the following activity during the years ended December 31, 2017 and 2018:

	December 31,

(Amounts in thousands)	2017	2018

Balance at beginning of period	$900,731	$1,674,730

Additions relating to lease incentives	535,123	819,042

Adjustments for impact of straight-lining of rent	272,927	542,842

Amortization of lease incentives	(53,864)	(93,835)

Effect of foreign currency exchange rate changes	19,813	(39,998)

Total at end of period	1,674,730	2,902,781

Less: Current portion of deferred rent	(38,143)	(71,034)

Total long-term deferred rent at end of period	$1,636,587	$2,831,747

See Note 17 for further details regarding the Company’s rent expense and leasing arrangements.

Note 12. Long-Term Debt, Net

Long-term debt, net consists of the following:

(Amounts in thousands, except percentages)	Maturity Year	Interest Rate	December 31, 2018
Senior notes:	2025	7.875%

Outstanding principal balance			$702,000

Less: Unamortized debt issuance costs			(16,222)

Total senior notes, net			685,778

Other Loans:	2021 - 2026	2.5% - 6.2%

Outstanding principal balance			65,742

Less: Current portion of Other Loans			(2,706)

Total non-current portion Other Loans, net			63,036

Total Long-Term Debt, Net			$748,814

Senior Notes — In April 2018, the Company issued $702 million in aggregate principal amount of unsecured senior notes due 2025 (the “senior notes”) at a 7.875% interest rate in a private offering pursuant to Rule 144A under the Securities Act and Regulation S under the Securities Act. The Company’s gross proceeds of $702.0 million, from the issuance of the senior notes, were recorded net of debt issuance costs of $17.4 million. The debt issuance costs are deferred and will be amortized into interest expense over the term of the senior notes using the effective interest method. Interest on the senior notes accrues from April 30, 2018, the issue date of the senior notes, and is payable in cash semi-annually in arrears on May 1 and November 1 of each year. The Company may redeem the senior notes, in whole or in part, at any time prior to maturity, subject to certain make-whole premiums. The senior notes mature on May 1, 2025 at 100% of par.

WEWORK COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

Upon the occurrence of certain change of control triggering events, the Company may be required to repurchase the senior notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest through the date of repurchase. The senior notes contain certain restrictive covenants that limit the Company’s ability to create certain liens, to enter into certain affiliated transactions and to consolidate or merge with, or convey, transfer or lease all or substantially all of its assets, subject to important qualifications and exceptions.

The senior notes rank equally in right of payment with any existing and future senior indebtedness of the Company, and are senior in right of payment to any existing and future subordinated obligations of the Company, are effectively subordinated to all secured indebtedness of the Company (including obligations under the credit facilities discussed in Note 23) to the extent of the value of the collateral securing such indebtedness, and are structurally subordinated to all liabilities of any subsidiary that does not guarantee the senior notes.

The senior notes are unconditionally guaranteed on a senior basis by each of our subsidiaries that guarantees obligations under the Company’s credit facilities or certain other indebtedness of the Company or a guarantor. As of the issuance date, each restricted subsidiary that guaranteed obligations under the credit facilities discussed in Note 23 also guaranteed the senior notes.

During the year ended December 31, 2018, the Company recorded interest expense of $37.0 million and amortization of deferred financing costs of $1.2 million related to the senior notes, which are both included as a component of interest expense on the accompanying consolidated statements of operations.

Other Loans — During the year ended December 31, 2018, the Company entered into other loans (the “Other Loans”) with original principal amounts of $66.5 million and interest rates ranging from 2.5% to 6.2%. During the year ended December 31, 2018, the Company recorded interest expense of $1.7 million related to these Other Loans.

Principal Maturities — Combined aggregate principal payments for long-term debt, including the senior notes and Other Loans as of December 31, 2018, are as follows:

(Amounts in thousands)	Total

2019	$2,706

2020	2,877

2021	12,855

2022	3,253

2023	3,459

2024 and beyond	742,592

Total minimum payments	$767,742

WEWORK COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

Note 13. Convertible Related Party Liabilities, Net

Convertible related party liabilities, net consist of the following:

(Amounts in thousands)	December 31, 2018
Convertible Note:

Convertible Note outstanding principal balance	$1,000,000

Less: Value of embedded redemption derivative liability at issuance	(178,784)

Less: Original issue discount at issuance	(169,961)

Plus: Imputed interest expense	22,359

Total Convertible Note, net	673,614

Convertible Note Embedded Redemption Derivative:

Value of embedded redemption derivative liability at issuance	178,784

Plus: Change in fair value of embedded redemption derivative recorded as interest expense	97,587

Total Convertible Note Embedded Redemption Derivative	276,371

Total Convertible Related Party Liabilities, Net	$949,985

In July 2018, the Company entered into an agreement for the issuance of a convertible promissory note (the “Convertible Note”) with SoftBank Group Corp. for a commitment in an aggregate amount of $1.0 billion. An affiliate of SoftBank Group Corp. is a principal stockholder with representation on the Company’s board of directors. On August 31, 2018, the Company drew down on the full $1.0 billion commitment. Interest accrues beginning on September 1, 2019, at a rate of 2.80%, compounded annually, and is payable upon maturity.

The Convertible Note matures on February 12, 2024, unless converted earlier. Unless earlier converted or repaid in connection with a Qualifying IPO (as defined below) or the sale of the Company, all of the outstanding principal and interest due under the Convertible Note will convert into preferred stock of the Company upon a preferred stock financing providing to the Company gross proceeds of at least $2.0 billion (including the value of the Convertible Note). The Company’s obligations under the Convertible Note are subordinate to the Company’s obligations under its existing credit facilities (see Note 23) and its senior notes (see Note 12).

As the Convertible Note includes an interest-free period and the interest rate is also below the market effective rate for a similar borrowing, an original issue discount of $170.0 million was recorded based on the fair value of the Convertible Note at the date of issuance. As the discount was provided by a related party and principal shareholder, it was treated as a capital contribution and recorded in additional paid in capital on the accompanying consolidated balance sheet as of December 31, 2018. The Company estimated the fair value of the Convertible Note using a probability-weighted valuation scenario model.

The Convertible Note additionally contains embedded redemption features that were required to be assessed as derivatives. The Company determined that the features converting the Convertible Note into shares upon a qualifying preferred stock financing or Qualifying IPO and prepayment upon a sale of the Company were required to be bifurcated and accounted for under derivative accounting. These embedded features have been accounted for together as a single compound derivative. The Company estimated the fair value of the compound derivative by comparing the value of the Convertible Note to a similar note without redemption features, the difference between the two values representing the value of the bifurcated redemption features. The bifurcation of the embedded redemption features represented a value of $178.8 million at the date of issuance. The embedded redemption derivative is presented within the convertible related party liabilities, net on the accompanying consolidated balance sheet as of December 31, 2018,

WEWORK COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

and is accounted for in the same manner as a freestanding derivative pursuant to ASC 815, Derivatives and Hedging, with subsequent changes in fair value recorded as additional interest expense each period.

The fair value measurements of the debt discount and the embedded redemption features are considered to be Level 3 fair value measurements in the fair value hierarchy as per ASC 820, Fair Value Measurements, as they were determined using observable and unobservable inputs.

During the year ended December 31, 2018, the Company recorded interest expense of $22.4 million which represents the imputed interest on the Convertible Note at an effective interest rate of 10.66% and also recorded interest expense of $97.6 million, which represents the change in fair value of the embedded redemption feature.

In January 2019, the Company and SoftBank agreed to modify certain provisions of the Convertible Note. See Note 26 for additional details regarding this subsequent event.

Note 14. Fair Value Measurements

The Company’s assets and liabilities measured at fair value on a recurring basis consisted of the following:

	December 31, 2017

(Amounts in thousands)	Level 1	Level 2	Level 3	Total
Assets:

Cash equivalents — money market funds and time deposits	$1,100,728	$—	$—	$1,100,728

Other investments — available-for-sale convertible notes	—	—	6,032	6,032

Total assets measured at fair value	$1,100,728	$—	$6,032	$1,106,760

	December 31, 2018

(Amounts in thousands)	Level 1	Level 2	Level 3	Total
Assets:

Cash equivalents — money market funds and time deposits	$1,388,877	$—	$—	$1,388,877

Other investments — available-for-sale convertible notes	—	—	5,319	5,319

Total assets measured at fair value	$1,388,877	$—	$5,319	$1,394,196

Liabilities:

Other current liabilities — contingent consideration relating to acquisitions payable in stock	$—	$—	$129,811	$129,811

Other current liabilities — contingent consideration relating to acquisitions payable in cash	—	—	10,520	10,520

Convertible related party liabilities — derivative liability related to Convertible Note	—	—	276,371	276,371

Total liabilities measured at fair value	$—	$—	$416,702	$416,702

There were no transfers between Level 1 and Level 2 of the fair value hierarchy during the years ended December 31, 2017 and 2018.

WEWORK COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

The tables below provide a summary of the changes in assets and liabilities recorded at fair value and classified as Level 3:

	Year Ended December 31,

(Amounts in thousands)	2017	2018
Assets:

Balance at beginning of period	$5,372	$6,032

Purchases	5,345	63

Issuance of forward contract (1)	94,629	—

Redemption of forward contract (1)	(94,629)	—

Fair value adjustment included in income (loss) from equity method and other investments	(6,120)	—

Conversions	—	(177)

Accrued interest income	217	382

Foreign currency translation gains (losses) included in other comprehensive income	1,218	(176)

Foreign currency gain (loss) included in net income	—	(805)

Balance at end of period	$6,032	$5,319

	Year Ended December 31,

(Amounts in thousands)	2017	2018
Liabilities:

Balance at beginning of period	$—	$—

Additions to contingent consideration liabilities relating to acquisitions (2)	—	107,712

Settlements of contingent consideration liabilities through issuance of ChinaCo stock (2)	—	(43,958)

Change in fair value of contingent consideration liabilities payable in stock included in growth and new market development expenses (2)	—	80,633

Change in fair value of contingent consideration liabilities payable in cash included in growth and new market development expenses (2)	—	(4,194)

Additions to embedded redemption derivative (3)	—	178,784

Change in fair value of embedded redemption derivative (3)	—	97,587

Foreign currency translation gains (losses) included in other comprehensive income	—	138

Balance at end of period	$—	$416,702

(1)	See Note 19 for further details on the Tranche Right.

(2)	See Note 6 for further details on the contingent consideration and the related acquisitions.

(3)	See Note 13 for further details on the embedded redemption derivative.

During the year ended December 31, 2018, there were no unrealized gains or (losses) relating to Level 3 assets held as of December 31, 2018. During the year ended December 31, 2018, there were unrealized losses of $97.6 million included in interest expense and $76.4 million of unrealized losses included in growth and new market development expenses relating to Level 3 liabilities held as of December 31, 2018.

WEWORK COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

During the year ended December 31, 2017, other than the $(6.1) million of fair value adjustment there were no unrealized gains or (losses) relating to level 3 assets held as of December 31, 2017. The Company does not intend to sell its investments in available-for-sale convertible notes and it is more likely than not that the Company will be required to sell the investments before recovery of their amortized cost bases.

The estimated fair value of the Company’s accounts receivable, accounts payable, and accrued expenses approximate their carrying values due to their short maturity periods. As of December 31, 2018, the estimated fair value of the Company’s senior notes, excluding unamortized debt issuance costs, was approximately $623.5 million based on recent trading activity. For the remainder of the Company’s long-term debt, the carrying value approximated the fair value as of December 31, 2018.

Note 15. Location Operating Expenses

Location operating expenses relate to locations that are open for member operations. The components of location operating expenses are as follows:

	Year Ended December 31,

(Amounts in thousands)	2016	2017	2018

Lease costs:

Rent expense (see Note 17)	$241,588	$458,521	$851,679

Tenancy costs	41,880	76,194	152,229

Total lease costs	283,468	534,715	1,003,908

Employee compensation and benefits (excluding stock-based compensation)	61,409	102,801	184,171

Stock-based compensation	2,032	18,718	22,793

Other location operating expenses	86,258	158,548	310,257

Total location operating expenses	$433,167	$814,782	$1,521,129

Other location operating expenses primarily consist of cleaning, office, consumables, and repairs and maintenance expenses.

Note 16. Pre-opening Location Expenses

Pre-opening location expenses consist of expenses incurred before a location opens for member operations. The components of pre-opening location expenses are as follows:

	Year Ended December 31,

(Amounts in thousands)	2016	2017	2018

Rent expense (see Note 17)	$103,613	$112,851	$316,168

Tenancy costs	5,357	11,684	29,402

Other pre-opening location expenses	6,779	6,789	12,261

Total pre-opening location expenses	$115,749	$131,324	$357,831

Note 17. Rent Expense

Rent expense incurred before a location opens for member operations is recorded in pre-opening location expenses on the accompanying consolidated statements of operations. Once a location opens for member operations, rent expense

WEWORK COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

is included in location operating expenses on the accompanying consolidated statement of operations. Rent expense for Meetup, Inc., Flatiron School and Conductor is included in other operating expenses on the accompanying consolidated statement of operations, while rent expense for other We Company offerings is included in growth and new market development expenses on the accompanying consolidated statement of operations. Rent expense for the Company’s corporate offices is included in general and administrative expenses on the accompanying consolidated statements of operations.

A large majority of the Company’s lease agreements contain provisions for free rent periods, rent escalation, tenant improvement allowances, brokerage commissions received by the Company for negotiating the Company’s leases, and/or contingent rent. For leases that qualify as operating leases, the Company recognizes the associated rent expense on a straight-line basis over the term of the lease beginning on the date of initial possession, which is generally when the Company enters the leased premises and begins to make improvements in preparation for its intended use.

Rent contractually paid or payable for each period presented below represents cash payments for base and contingent rent payable under the Company’s lease agreements, recorded on an accrual basis of accounting, regardless of the timing of when such amounts were actually paid.

The non-cash adjustment to record free rent periods and rent escalation clauses on a straight-line basis over the term of the lease beginning on the date of initial possession is presented as “adjustments for impact of straight-lining of rent” below.

The Company expends cash for leasehold improvements and to build out and equip its leased locations. Generally, a portion of the cost of leasehold improvements is reimbursed to us by our landlords as a tenant improvement allowance. The Company may also receive a broker commission for negotiating certain of the Company’s leases. When contractually due to us, these amounts are recorded as a lease incentive receivable and an increase in the deferred rent liability on the consolidated balance sheets and then the deferred rent liability established is amortized on a straight-line basis over the lease term as a reduction to rent expense. The amortization of cash received for tenant improvement allowances and broker commissions is presented as “amortization of lease incentives” below.

	Year Ended December 31, 2016

	Reported in:

(Amounts in thousands)	Location Operating Expenses	Pre-opening Location Expenses	Other Operating Expenses	General & Administrative Expenses	Growth and New Market Development Expenses	Total

Rent contractually paid or payable	$171,330	$10,822	$—	$2,355	$—	$184,507

Adjustments for impact of straight-lining of rent	92,723	94,526	—	1,497	—	188,746

Amortization of lease incentives	(22,465)	(1,735)	—	(276)	—	(24,476)

Total rent expense	$241,588	$103,613	$—	$3,576	$—	$348,777

WEWORK COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

	Year Ended December 31, 2017

	Reported in:

(Amounts in thousands)	Location Operating Expenses	Pre-opening Location Expenses	Other Operating Expenses	General & Administrative Expenses	Growth and New Market Development Expenses	Total

Rent contractually paid or payable	$347,305	$6,973	$317	$4,409	$—	$359,004

Adjustments for impact of straight-lining of rent	162,313	108,285	—	2,329	—	272,927

Amortization of lease incentives	(51,097)	(2,407)	—	(360)	—	(53,864)

Total rent expense	$458,521	$112,851	$317	$6,378	$—	$578,067

	Year Ended December 31, 2018

	Reported in:

(Amounts in thousands)	Location Operating Expenses	Pre-opening Location Expenses	Other Operating Expenses	General & Administrative Expenses	Growth and New Market Development Expenses	Total

Rent contractually paid or payable	$672,421	$51,334	$4,112	$14,325	$277	$742,469

Adjustments for impact of straight-lining of rent	268,125	268,593	36	5,209	879	542,842

Amortization of lease incentives	(88,867)	(3,759)	—	(1,208)	(1)	(93,835)

Total rent expense	$851,679	$316,168	$4,148	$18,326	$1,155	$1,191,476

Note 18. Income Taxes

U.S. Income Tax Reform

The Tax Cuts and Jobs Act (the “Tax Act”) was enacted on December 22, 2017 and introduced significant changes to U.S. income tax law. Effective in 2018, the Tax Act reduced the U.S. corporate statutory tax rate from 35% to 21%, allowed for immediate expensing of certain qualified capital property, and eliminated the net operating loss carryback but allowed for indefinite net operating loss carryforwards that can reduce up to 80% of taxable income. In addition, the Tax Act imposed a one-time mandatory tax on previously deferred foreign earnings and created a new limitation on the deductibility of interest expense.

The US Treasury issued several proposed regulations supplementing the Tax Act in 2018, including further guidance clarifying the calculation of the mandatory tax on previously unrepatriated earnings, interest expense limitations under Internal Revenue Code (“IRC”) Section 163(j), application of the existing foreign tax credit rules, and expanding details for application of the base erosion tax on affiliate payments.

Accounting for the income tax effects of the Tax Act requires significant judgments and estimates in the interpretation and calculation of the provisions of the Tax Act. Due to the timing of the enactment and the complexity involved in applying the provisions of the Tax Act, we made reasonable estimates of the effects of the Tax Act in our financial statements for the year ended December 31, 2017, as permitted under Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act, which was also included in ASU No. 2018-05, Income Taxes (Topic 740), Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118 (“SAB 118”). As a result of the Tax Act, the Company recorded a U.S. deferred tax benefit of $7.0 million for the year ended December 31, 2017. The U.S. deferred tax benefit consisted of a $3.2 million deferred tax benefit related to the

WEWORK COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

remeasurement of the Company’s U.S. deferred tax liabilities related to indefinite-lived trademarks due to the reduction in the U.S. federal corporate tax rate, as well as a $3.8 million deferred tax benefit related to the release of the Company’s U.S. valuation allowance due to the limitation on Net Operating Loss (“NOL”) utilization and changes to the NOL carryforward period introduced by the Tax Act. The remeasurement of the Company’s U.S. deferred taxes due to the reduction in the U.S. federal corporate tax rate resulted in a reduction of definite-lived deferred tax assets by $149.1 million offset by an equal release of the Company’s valuation allowance, resulting in no net income impact during the year ended December 31, 2017. As we collected and prepared necessary data and interpreted additional guidance issued by the U.S. Treasury Department, the IRS, and other standard-setting bodies, we made adjustments, over the course of 2018, to the provisional amounts including refinements to deferred taxes. Our accounting for these items was complete as of December 31, 2018, the end of the measurement period for purposes of SAB 118, and adjustments related to the provisional items were immaterial.

The changes to existing U.S. tax laws as a result of the Tax Act which had the most significant impact on the Company’s provision for income taxes as of December 31, 2018 are as follows:

Section 163(j) - Interest Limitation

The Tax Act amended IRC Section 163(j) to further limit deductible business interest to the sum of business interest income, 30% of adjusted taxable income, and floor plan financing interest expense. Any business interest expense disallowed in the current year may be carried forward indefinitely. As a result of the change in tax law, the Company recognized a deferred tax asset of $6.7 million, fully offset by a valuation allowance, as of December 31, 2018.

The components of pre-tax loss are as follows:

	Year Ended December 31,

(Amounts in thousands)	2016	2017	2018

U.S.	$(331,657)	$(737,941)	$(1,162,229)

Foreign	(98,017)	(201,280)	(766,040)

Total pre-tax income loss	$(429,674)	$(939,221)	$(1,928,269)

WEWORK COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

The Company’s provision (benefit) for income taxes is as follows:

	Year Ended December 31,

(Amounts in thousands)	2016	2017	2018
Current tax expense (benefit):

Federal	$—	$—	$—

State and local	—	—	—

Foreign	16	2,302	9,263

Total current tax expense	16	2,302	9,263

Deferred tax expense (benefit):

Federal	—	(6,834)	(1,741)

State and local	—	(1,097)	(6,777)

Foreign	—	(98)	(1,595)

Total deferred tax expense (benefit)	—	(8,029)	(10,113)

Income tax expense (benefit)	$16	$(5,727)	$(850)

The Company’s effective income tax rate differed from the U.S. Federal statutory rate of 21% primarily because of the following:

	Year Ended December 31,

(Amounts in thousands)	2016	2017	2018

Income tax expense at the U.S. Federal tax rate (35% for 2016 & 2017, 21% for 2018)	$(150,386)	$(328,728)	$(404,937)

State income taxes, inclusive of valuation allowance	—	(237)	(5,354)

Effect of foreign operations	19,944	23,524	(14,355)

Stock-based compensation	4,734	82,752	4,251

Non-deductible expenses	—	—	16,196

Non-deductible financial instrument expense	—	—	27,768

Other, net	2,760	(5,485)	3,463

Effect of U.S. tax law changes	—	149,096	—

Valuation allowance	122,964	73,351	372,118

Income tax provision (benefit)	$16	$(5,727)	$(850)

WEWORK COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

Deferred income taxes reflect the effect of temporary differences between the carrying amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes. The tax effects of the temporary differences were as follows:

	December 31,

(Amounts in thousands)	2017	2018
Deferred tax assets:

Deferred rent	$419,864	$630,481

Accrued expenses	1,066	6,773

Deferred stock-based compensation	10,356	24,256

Deferred financing obligation	27,164	29,370

Unrealized gain (loss) on foreign exchange	—	14,859

Net operating loss	230,750	563,955

Interest	—	1,880

Other	3,036	5,580

Total deferred tax assets	692,236	1,277,154

Valuation allowance	(401,460)	(848,421)

Total net deferred tax assets	290,776	428,733

Deferred tax liabilities:

Property and equipment	(271,003)	(390,240)

Finite-lived intangibles	(14,839)	(38,896)

Indefinite-lived intangibles	(8,205)	(2,164)

Unrealized gain (loss) on foreign exchange	(925)	—

Other	(273)	—

Total deferred tax liabilities	(295,245)	(431,300)

Net deferred tax liability	$(4,469)	$(2,567)

The Company records a valuation allowance in jurisdictions where it is more likely than not that deferred tax assets will not be realized. The Company’s three-year cumulative loss in its operations was significant negative evidence for the Company to record a full valuation allowance in most jurisdictions; however in certain jurisdictions, the Company did not record a valuation allowance where the Company had profitable operations, or recorded only a partial valuation allowance due to the existence of deferred tax liabilities that will partially offset the Company’s net operating loss carryforwards in future years. During the year ended December 31, 2018, the Company released $8.5 million of U.S. valuation allowance due to taxable temporary differences related to U.S. acquisitions.

As of December 31, 2018, the Company had U.S. federal income tax net operating loss carryforwards of $1.5 billion, of which $789.7 million may be carried forward indefinitely and $732.2 million will begin to expire starting in 2033 if not utilized. The Company had U.S. state income tax net operating loss carryforwards of $1.2 billion with varying expiration dates, which will begin to expire starting in 2028 if not utilized. As of December 31, 2018, the Company had foreign net operating loss carryforwards of $604.0 million (with various expiration dates), of which approximately $313.0 million have indefinite carryforward periods.

Certain of these federal, state and foreign net operating loss carryforwards may be subject to Internal Revenue Code Section 382 or similar provisions, which impose limitations on their utilization amounts.

WEWORK COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

The Company has not recorded deferred income taxes applicable to the undistributed earnings of its foreign subsidiary that are indefinitely reinvested in foreign operations. Any undistributed earnings will be used to fund international operations and to make investments outside of the United States. Withholding taxes may be payable on future distributions. Deferred income taxes also have not been recorded on any outside basis differences inherent in the foreign subsidiaries.

The Company went through an analysis of its various tax positions and did not identify any material uncertain tax positions for the years ended December 31, 2016, 2017 and 2018.

The Company files income tax returns in U.S. federal, U.S. state and foreign jurisdictions. All tax years remain open to examination by the taxing authorities due to the Company’s NOL carryforwards.

Note 19. Convertible Preferred Stock

As of December 31, 2016, 2017 and 2018, the Company had outstanding the following series of convertible preferred stock, each par value $0.001 per share:

	December 31, 2016		December 31, 2017

(Amounts in thousands)	Shares Issued and Outstanding	Carrying Amount	Shares Issued and Outstanding	Carrying Amount

Series A	38,393	$17,350	38,393	$17,350

Series B	22,165	40,995	22,165	40,995

Series C	28,070	154,699	28,404	154,699

Series D-1	11,939	198,541	11,939	198,541

Series D-2	9,380	155,996	9,380	155,996

Series E	13,194	433,507	13,194	433,507

Series F	13,759	675,913	13,759	675,913

Series G	—	—	33,065	1,727,134

Acquisition	—	—	—	—

Junior	2	1,300	2	1,300

Total	136,902	$1,678,301	170,301	$3,405,435

WEWORK COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

	December 31, 2018

(Amounts in thousands, except per share amounts)	Conversion Price per Share	Liquidation Preference	Shares Authorized	Shares Issued and Outstanding	Carrying Amount

Series A	$0.46	$17,500	38,393	38,393	$17,350

Series B	1.85	41,039	22,165	22,165	40,995

Series C	5.36	152,227	29,189	28,404	154,699

Series D-1	16.65	198,800	11,939	11,939	198,541

Series D-2	16.65	156,200	9,381	9,380	155,996

Series E	32.89	433,934	13,194	13,194	433,507

Series F	50.19	690,612	14,942	13,759	675,913

Series G	57.90	2,017,338	34,742	33,114	1,729,997

Acquisition	72.65	102,272	13,900	1,408	90,398

Junior	866.67	1,300	2	2	1,300

Total		$3,811,222	187,847	171,758	$3,498,696

On various dates during the year ended December 31, 2016, the Company issued and sold an aggregate of 13,759,327 shares of its Series F Preferred Stock and approximately 250,000 warrants for the purchase of shares of Class A Common Stock at $0.001 for total net proceeds of $679.9 million (the “Series F Financing”). Approximately $675.9 million of the net proceeds were allocated to the Series F Preferred Stock and the remaining $4.0 million were allocated to the issuance of the warrants, recorded through additional paid-in capital.

During the year ended December 31, 2017, the Company issued and sold an aggregate of 32,812,199 shares of its Series G Preferred Stock for net proceeds of $1,697.8 million (“Series G Financing”) and issued a total of 251,968 shares of Series G Preferred Stock in connection with acquisitions.

The Series G Financing closed in three tranches during the year ended December 31, 2017. Per the terms of the agreement, if the second closing did not occur on or before June 30, 2017, the investor was required to purchase the shares at a price above fair market value. This legally binding commitment represented a forward option to sell 11.5 million shares of Series G Preferred Stock at a purchase price above its fair market value (“Tranche Right”) as of June 30, 2017. The Tranche Right was able to be legally separated and transferred to a party separate from the holder of the initial Series G Preferred Stock and was considered legally detachable from the Series G Preferred Stock. As such, the instrument was separately exercisable, as the execution of the June 2017 closing did not extinguish or otherwise impact the initial Series G Preferred Stock issued. Both criteria made the Tranche Right a freestanding instrument. Although the Tranche Right was to issue preferred stock rather than an obligation to repurchase the stock, the underlying shares of Series G Preferred Stock are redeemable upon the occurrence of an event outside the Company’s control, and thus the Tranche Right represented an obligation to repurchase shares pursuant to liability accounting.

The Company recorded the $94.6 million fair market value of the Tranche Right forward option as an other investment on its balance sheet as of June 30, 2017, with a corresponding increase to income from equity method and other investments during the three months ended June 30, 2017 on the accompanying statement of operations. During the three months ended September 30, 2017, the Tranche Right was redeemed and reduced the carrying value of the Series G Preferred Stock by $94.6 million.

During the fourth quarter of 2017, the investor and the Company closed a third tranche of Series G Financing. The agreement allowed the investor to purchase an additional 15.5 million shares of Series G Preferred Stock at a purchase price below the fair market value per share. This was considered a non-arm’s-length transaction as the investor is a significant shareholder of the Company. The third tranche of Series G Financing closed on October 25,

WEWORK COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

2017 and resulted in a $(111.0) million loss included in income (loss) from equity method and other investments during the three months ended December 31, 2017. The Company recorded a total net loss of $(16.4) million during the year ended December 31, 2017 in conjunction with the three Series G Financing closings.

In connection with a tender offer that occurred during the year ended December 31, 2017, the Company approved a partial conversion of a $6.0 million convertible note that was convertible into 1,119,530 shares of Series C Preferred Stock. The Company issued 334,228 shares of Series C Preferred Stock in connection with this partial conversion. The original $6.0 million convertible note was included as a component of the carrying amount of the Series C Preferred Stock upon its inception during 2014. As of December 31, 2017 and 2018, the remaining balance of the convertible note, included as a component of the carrying amount of the Series C Preferred Stock, is $4.2 million and represents the right to convert into 785,302 shares of Series C Preferred Stock.

In March 2018, the Board of Directors of the Company designated 13,900,000 shares of authorized preferred stock as Acquisition Preferred Stock (“Acquisition Preferred Stock”) which may be divided and issued from time to time in one or more series as designated by the Board of Directors. During the year ended December 31, 2018, the Board of Directors designated 1,600,000 shares of Acquisition Preferred Stock as Series AP-1 Acquisition Preferred Stock (“Series AP-1”) and 40,000 shares of Acquisition Preferred Stock as Series AP-2 Acquisition Preferred Stock (“Series AP-2”). During the year ended December 31, 2018, the Company issued a total of 1,407,796 shares of Acquisition Preferred Stock in connection with the acquisitions discussed in Note 6.

During the year ended December 31, 2018, the Company issued a total of 49,152 shares of Series G Preferred Stock in connection with the release of equity holdback amounts related to acquisitions.

The Series A, B, C, D-1, D-2, E, F and G Preferred Stock are referred to as the “Senior Preferred Stock”. The rights and preferences of the Senior Preferred Stock, Acquisition Preferred Stock, and Junior Preferred Stock are as follows:

Conversion—The Senior Preferred Stock and Acquisition Preferred Stock are convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing the original issue price for such series of preferred stock by the conversion price for such series of preferred stock in effect at the time of conversion. The conversion price for each series of Senior Preferred Stock and Acquisition Preferred Stock was initially equal to the original issue price for such series of Senior Preferred Stock or Acquisition Preferred Stock, respectively, subject to adjustment as provided in the Company’s restated certificate of incorporation. As of December 31, 2018, all shares of Senior Preferred Stock and Acquisition Preferred Stock are convertible into shares of Class A Common Stock on a one-to-one basis and all shares of Junior Preferred Stock are convertible into shares of Class B Common Stock on a one-to-one basis.

Upon either (a) the closing of the sale of shares of Class A Common Stock to the public in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $250.0 million of gross proceeds to the Company (a “Qualifying IPO”), or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Senior Preferred Stock (voting together as a single class on an as converted to common stock basis), all outstanding shares of preferred stock of the Company will automatically be converted into shares of Class A Common Stock, at the then-effective conversion rate for such series of preferred stock (subject to certain additional consent rights in favor of holders of each of the Series C Preferred Stock, Series D-1 and D-2 Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock and Acquisition Preferred Stock), and such shares may not be reissued by the Company. For purposes of this conversion, each share of Junior Preferred Stock will convert into the number of shares of Class B Common Stock equal to the original issue price of the Junior Preferred Stock divided by the price per share of common stock issued in connection with a Qualifying IPO.

WEWORK COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

Redemption—The Senior Preferred Stock, Acquisition Preferred Stock, and Junior Preferred Stock are not redeemable at the option of any holder thereof (except in limited circumstances as set forth in the Company’s restated certificate of incorporation).

Voting—The holders of Senior Preferred Stock and Acquisition Preferred Stock have the right to one vote for each share of Class A Common Stock into which such Senior Preferred Stock or Acquisition Preferred Stock could then be converted, except as expressly provided by the Company’s restated certificate of incorporation or as provided by law. Except as expressly provided by the Company’s restated certificate of incorporation or as provided by law, the holders of Class A Common Stock, Class B Common Stock, Senior Preferred Stock and Acquisition Preferred Stock vote together as a single class on an as converted to common stock basis on all matters upon which holders of Class A Common Stock, Class B Common Stock, Senior Preferred Stock and Acquisition Preferred Stock have the right to vote.

At any time when a specified number of shares of Senior Preferred Stock are outstanding, the Company may not take certain enumerated actions without (in addition to any other vote required by law or the Company’s restated certificate of incorporation) the written consent or affirmative vote of the holders of at least a majority or two-thirds of the then outstanding shares of Senior Preferred Stock, consenting or voting (as the case may be) separately as a class on an as converted to common stock basis.

Additionally, at any time when a specified number of shares of Acquisition Preferred Stock are outstanding, the Company may not take certain enumerated actions without (in addition to any other vote required by law or the Company’s restated certificate of incorporation) the holders of at least a majority of the then outstanding shares of Acquisition Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class on an as converted to Common Stock basis.

The holders of the shares of Series A Preferred Stock and Series F Preferred Stock, exclusively and as a separate class, are each entitled to elect one director of the Company, the holders of the shares of Class B Common Stock, exclusively and as a separate class, are entitled to elect five directors of the Company, and the holders of the shares of Series G Preferred Stock, exclusively and as a separate class are entitled to elect two directors of the Company. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. The holders of record of the common stock and of any other class of voting stock, exclusively and voting together as a single class on an as-converted to common stock basis, are entitled to elect the balance of the total number of directors of the Company. Except as provided by law or by the other provisions of the Company’s restated certificate of incorporation, holders of the Junior Preferred Stock are not entitled to vote on any matter presented to the stockholders.

Dividends—Dividends on the Senior Preferred Stock are noncumulative and are payable when and if declared by the Company’s Board of Directors, and prior and in preference to any declaration or payment of dividends on any other series or class of capital stock. After dividends in the full preferential amount are paid to the holders of Senior Preferred Stock, any additional dividends declared by the Company’s Board of Directors shall be declared ratably among all holders of Common Stock, Senior Preferred Stock and Acquisition Preferred Stock, pro rata based on the number of shares held by each holder on an as converted basis. The holders of Junior Preferred Stock are not entitled to receive any dividends.

Anti-Dilution—The conversion ratio for the Senior Preferred Stock is adjusted on a broad weighted-average basis in the event of an issuance (or deemed issuance) below the applicable Senior Preferred Stock price, as adjusted.

WEWORK COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

Liquidation—In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or certain mergers, consolidations or asset sales:

•

First, the holders of shares of each series of Senior Preferred Stock then outstanding are entitled to be paid out of the assets of the Company, on a pari passu basis, but before any payment is made to the holders of Junior Preferred Stock, Acquisition Preferred Stock or common stock, an amount per share equal to the greater of (i) the applicable original issue price for such series of Senior Preferred Stock or (ii) such amount per share as would have been payable had all shares of such series of Senior Preferred Stock been converted into Class A Common Stock in accordance with the Company’s restated certificate of incorporation immediately prior to such transaction;

•

Second, after the payment of all preferential amounts required to be paid to the holders of shares of Senior Preferred Stock, the holders of shares of Acquisition Preferred Stock and Junior Preferred Stock then outstanding are entitled to be paid out of the assets of the Company, before any payment is made to the holders of common stock, an amount per share equal to the original issue price for the Junior Preferred Stock and in the case of Acquisition Preferred Stock, an amount per share equal to the greater of (i) the applicable original issue price for such series of Acquisition Preferred Stock or (ii) such amount per share as would have been payable had all shares of such series of Acquisition Preferred Stock been converted into Class A Common Stock in accordance with the Company’s restated certificate of incorporation immediately prior to such transaction; and

•

Third, after the payment of all preferential amounts required to be paid to the holders of shares of Senior Preferred Stock, Junior Preferred Stock, and Acquisition Preferred Stock, the remaining assets of the Company will be distributed among the holders of shares of common stock, pro rata based on the number of shares held by each such holder.

Stockholders’ Agreement—Pursuant to the terms of an amended and restated stockholders’ agreement, no transfers by any of the parties are permitted other than certain permitted transfers described in the stockholders’ agreement. Certain major investors have a right of first refusal and right of co-sale, on a pro rata basis and subordinate to the Company’s right of first refusal, on transfers of any stock held by certain parties to the stockholders’ agreement.

Note 20. Shareholders’ Equity

Common Stock—Each share of Class B Common Stock is convertible, at the option of the holder thereof, at any time, into one fully paid and nonassessable share of Class A Common Stock. Shares of Class B Common Stock also automatically convert into shares of Class A Common Stock in the event of a transfer (other than in the case of certain permitted transfers).

The holders of the shares of Class A Common Stock are entitled to one vote per share and the holders of the shares of Class B Common Stock are entitled to ten votes per share. The holders of the shares of Class B Common Stock, exclusively and as a separate class, are also entitled to elect five directors of the Company. All classes of common stock are ranked equally and are entitled to the same treatment with respect to cash dividends and the same rights to participate in the distribution of proceeds upon liquidation, sale or dissolution of the Company.

On March 22, 2018, the Company amended its restated certificate of incorporation to increase the total authorized number of shares of Class A Common Stock from 459,934,875 to 479,934,875 shares.

Warrants—As of December 31, 2018, outstanding warrants to acquire shares of the Company’s stock were as follows:

Convertible Into	Number of Shares	Exercise Price	Expiration Date

Class A Common Stock	6,128	$13.12	July 31, 2025

Class A Common Stock	250,000	$0.001	February 8, 2026

	256,128

WEWORK COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

During the year ended December 31, 2018, certain warrant holders exercised warrants and acquired an aggregate of 1,577,434 shares of Class B Common Stock. The Company received $0.6 million in proceeds from these warrant exercises.

2018 Warrant Issued to Related Party—On November 1, 2018, the Company entered into a warrant agreement with SBWW Cayman, an affiliate of which is a principal stockholder with representation on the Company’s board of directors, pursuant to which the Company agreed to issue shares of the Company’s capital stock (the “2018 warrant”). Under the terms of the 2018 warrant, in exchange for the issuance of the Company’s capital stock in the future, SBWW Cayman will make a payment of $1.5 billion on each of January 15, 2019 and April 15, 2019. The Company may elect to cancel either of these payments on the date such payment is due. The Company may also elect to defer the January 15, 2019 payment to April 15, 2019. Unless earlier exercised in connection with a Qualifying IPO, a qualifying preferred stock financing, a sale of the Company or certain insolvency events, the right of SBWW Cayman to receive shares of the Company’s capital stock will be automatically exercised on September 30, 2019 at a per-share price of $110. During the year ended December 31, 2018, the Company recognized a capital contribution of $69.0 million and an equal off-setting amount within additional paid-in capital representing the fair value of the arrangement prior to being drawn. The measurement of the 2018 warrant is considered to be a Level 3 fair value measurement, as it was determined using observable and unobservable inputs. This 2018 warrant was amended in January 2019, see Note 26 for additional details regarding this subsequent event.

2017 Tender Offer—In October 2017, with the approval of the Company, an investor executed a $1.3 billion tender offer for acquisition of all eligible outstanding convertible preferred and common stock, including the shares underlying exercisable options, warrants and convertible notes of the Company. Holders of Series G Preferred Stock and Junior Preferred Stock were not eligible to participate in this offering.

At the close of the tender offer, 22,871,249 shares of Class A Common Stock were acquired by the investor for $949.0 million. All shares of Class B Common Stock sold in the tender offer were, in accordance with their terms, converted to shares of Class A Common Stock prior to their transfer to the investor. In addition, 7,968,505 shares of Senior Preferred Stock were acquired by the investor for $351.0 million. The convertible preferred stock acquired in this offering retained their original rights and preferences.

Of the 22,871,249 shares of Class A Common Stock, 9,415,659 shares were acquired from employees of the Company at a price of $51.81 per share, which resulted in $271.0 million of additional stock-based compensation expense during the year ended December 31, 2017.

Common Stock Repurchase—In November 2018, the Company’s board of directors approved the repurchase from an employee of 204,580 shares of Class B Common Stock (including shares underlying vested and exercisable options) at a price of $51.81 per share. As the repurchase price was above the fair market value of the shares acquired, this repurchase resulted in $10.4 million of additional stock-based compensation expense during the year ended December 31, 2018.

Nonrecourse Stockholder Loans—On May 30, 2013, the Company issued Stockholder Loans (the “2013 Stockholder Loans”) totaling $10.4 million maturing on May 30, 2016, with interest due at a rate of 0.2% per annum. The 2013 Stockholder Loans were collateralized with an aggregate of 14,559,510 shares of the Company’s common stock owned by the borrowers (the “2013 Collateral Shares”). The 2013 Collateral Shares were fully vested shares received by the borrowers prior to the transaction in exchange for services previously rendered to the Company.

The 2013 Stockholder Loans also provided the Company the option to purchase 5,599,845 of the 2013 Collateral Shares for $1.85 per share (“Purchased Call Option”), subject to the terms and conditions of the loan agreements. In May 2016 the Company purchased and retired the 5,599,845 shares and settled the 2013 Stockholder Loans by exercising its Purchased Call Option. As a result, the liability component related to the Purchase Call Option was settled through an increase to additional paid in capital in the amount of $6.4 million in May 2016.

WEWORK COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

On February 4, 2014, the Company issued additional loans to certain stockholders (the “2014 Stockholder Loans”) totaling $15.0 million maturing on February 4, 2017 with interest due at a rate of 0.2% per annum. The 2014 Stockholder Loans were collateralized with an aggregate of 2,798,825 shares of the Company’s common stock owned by the borrowers (the “2014 Collateral Shares”). The 2014 Collateral Shares were fully vested shares received by the borrowers prior to the transaction in exchange for services previously rendered to the Company. The 2014 Stockholder Loans also provided the Company the option to purchase the 2014 Collateral Shares at the same price underlying the 2014 Stockholder Loans, subject to the terms and conditions of the loan agreements. In May 2016 the Company exercised its option, purchased and retired the 2,798,825 shares and the 2014 Stockholder Loans were settled.

Note 21. Stock-Based Compensation

Effective May 31, 2013, the Company adopted an equity-based compensation plan, the 2013 Stock Incentive Plan, as amended (the “2013 Plan”), authorizing the grant of equity-based awards (including stock options and restricted stock) to its management, employees, non-employee directors and other non-employees. The total number of shares of Class B Common Stock that could be granted under the 2013 Plan was 37,689,450.

Effective February 4, 2015, the Company adopted a second equity-based compensation plan, the 2015 Equity Incentive Plan, as amended (the “2015 Plan”), authorizing the grant of equity-based awards (including stock options, restricted stock and restricted stock units) to its management, employees, non-employee directors and other non-employees. Following the adoption of the 2015 Plan, no further grants were made under the 2013 Plan. On June 12, 2018, the Company amended and restated the 2015 Plan to increase the total number of shares of common stock that are reserved for grant and issuance under the 2015 Plan to 32,392,596. As of December 31, 2018, 2,118,006 shares of Class A Common Stock remained available for further grants under the 2015 Plan.

Stock Options—Stock options outstanding consist primarily of time-based options to purchase Class A or Class B Common Stock, the majority of which vest over a five-year period and have a ten-year contractual term. These awards are subject to the risk of forfeiture until vested by virtue of continued employment or service to the Company and, with respect to certain awards, satisfaction of various performance criteria.

The following table summarizes the stock option activity during the year ended December 31, 2018:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life in Years	Aggregate Intrinsic Value (In thousands)

Outstanding, December 31, 2017	26,856,354	$9.55	7.2	$453,814

Granted	11,802,852	$26.65

Exercised	(558,330)	$5.46

Forfeited/canceled	(2,355,935)	$23.08

Outstanding, December 31, 2018	35,744,941	$14.37	7.1	$809,823

Exercisable, December 31, 2018	20,498,594	$7.33	5.9	$608,770

Vested and expected to vest, December 31, 2018	35,134,190	$14.11	7.1	$805,328

Vested and exercisable, December 31, 2018	19,791,046	$7.34	5.9	$587,646

The weighted-average grant date fair value of options granted during the years ended December 31, 2016, 2017 and 2018 were $7.80, $10.31 and $11.51, respectively.

WEWORK COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

The Company estimates the fair value of stock option awards granted using the Black-Scholes Model and a single option award approach. The assumptions used to value stock options issued during the years ended December 31, 2016, 2017 and 2018, were as follows:

	Year Ended December 31,

	2016	2017	2018

Fair value of common stock	$18.98 - 21.57	$21.57 - 26.45	$26.45 - 26.75

Weighted average expected term (years)	6.28	6.42	6.19

Weighted average expected volatility	40.0%	40.0%	40.0%

Risk-free interest rate	1.03 - 2.23%	1.78 - 2.32%	2.41 - 2.99%

Dividend yield	—	—	—

For the years ended December 31, 2016, 2017 and 2018, the Company recorded total stock-based compensation expense of $12.0 million, $16.9 million and $44.3 million, respectively, related to stock options awarded to employees and non-employee directors. As of December 31, 2016, 2017 and 2018, the unrecognized stock-based compensation expense from outstanding options awarded to employees and non-employee directors was approximately $32.2 million, $71.5 million and $136.9 million, respectively, expected to be recognized over a weighted-average period of approximately 3.9 years, 4.2 years and 3.9 years, respectively. For the years ended December 31, 2017 and 2018, the tax benefit realized from stock options exercised was $70.0 million and $13.1 million, respectively.

For the years ended December 31, 2016, 2017 and 2018, the Company recorded $0.7 million, $1.3 million and $1.1 million, respectively of general and administrative expenses related to stock options awarded to non-employee contractors for services rendered. For the year ended December 31, 2018, the Company also recorded $1.9 million of growth and new market development expenses related to stock options awarded to non-employee contractors for services rendered. As of December 31, 2016, 2017 and 2018, there was $3.4 million, $4.5 million and $8.1 million of total unrecognized expense related to stock options awarded to contractors expected to be recognized over a weighted-average period of approximately 3.4 years, 3.4 years and 4.2 years, respectively.

For the years ended December 31, 2016, 2017 and 2018, the Company recognized none, $0.9 million, and $1.1 million, respectively, of charges for stock options awarded to non-employees relating to goods received and services provided that was capitalized and recorded as a component of property and equipment on the accompanying consolidated balance sheets. As of December 31, 2017, and 2018, there was $1.0 million and $1.2 million of total unrecognized cost related to these stock options expected to be recognized over a weighted-average period of approximately 3.3 years and 2.3 years, respectively.

Early Exercise of Stock Options—The Company allows certain employees and directors to exercise stock options granted under the 2013 Plan prior to vesting. The shares received as a result of the early exercise of unvested stock options are subject to a repurchase right by the Company at the original exercise price for a period equal to the original vesting period.

During 2014, certain individuals early exercised stock options prior to vesting; however, in lieu of the cash consideration required to exercise the stock options, these individuals each provided a 1.9% interest bearing recourse note, for an aggregate of $2.5 million, $2.7 million and $2.7 million as of December 31, 2016, 2017 and 2018, respectively. As a result of the early exercises, the individuals received shares of restricted Class B Common Stock which will vest over a specified period of time (which period of time is consistent with the original vesting schedule of the stock options grant). The restricted Class B Common Stock is subject to repurchase at the original exercise price by the Company over the original vesting term. The recourse notes mature in November 2023 and are included as a component of equity.

WEWORK COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

Restricted Stock—Grants of the Company’s restricted stock or restricted stock units consist primarily of time-based awards that are subject to the risk of forfeiture until vested by virtue of continued employment or service to the Company. Certain awards contain additional performance conditions for vesting described below.

During 2015, certain executives of the Company were issued 440,864 shares of restricted Class A Common Stock and 500,000 shares of restricted Class B Common Stock in exchange for recourse promissory notes with principal balances totaling $10.2 million, $6.2 million and $5.6 million as of December 31, 2016, 2017 and 2018, respectively. These restricted shares of Class A Common Stock vest primarily over a five year period. The recourse promissory notes pay interest rates ranging from 1.6% to 1.8% and have maturities of approximately nine years and are recorded as a component of equity. In addition, during 2015 one of the officers also paid $0.7 million for another 90,000 shares of restricted Class B Common Stock, of which 45,000 vested immediately and the remainder vest ratably over the 13th month through the 36th month period from the date of acquisition or exercise. As of December 31, 2018, the full 90,000 shares were vested. During the year ended December 31, 2018, the Company forgave $0.6 million of principal balance of the recourse promissory notes and recognized the forgiveness amount as a component of general and administrative expense on the accompanying consolidated statement of operations.

In June 2018, certain executives of the Company were issued 756,039 shares of restricted Class A Common Stock in exchange for recourse promissory notes with principal balances totaling $20.2 million as of December 31, 2018. These restricted shares vest over a five year period and are subject to repurchase by the Company during the vesting period at the original issue price. The recourse notes pay interest rates ranging from 2.5% to 2.9% and have maturities of between seven to nine years and are recorded as a component of equity.

The Company reflects restricted stock and restricted stock units as issued and outstanding shares of common stock when vested and when the Class A Common Stock or Class B Common Stock has been delivered to the individual. The following table summarizes the Company’s restricted stock and restricted stock unit activity for the year ended December 31, 2018:

	Shares	Weighted Average Grant Date Value

Unvested, December 31, 2017	2,922,520	$19.66

Granted (1)	2,926,215	26.62

Vested (2) (3)	(792,036)	20.65

Forfeited/canceled	(215,517)	26.45

Unvested, December 31, 2018 (4)	4,841,182	$23.42

(1)

Includes (a) 1,603,106 restricted stock units granted during the year ended December 31, 2018, which will vest over a five to seven year employment service period, only if and when an initial public offering or Acquisition (as defined in the 2015 Plan) occurs within seven to ten years of the date of grant, (b) 343,965 restricted stock units granted during the year ended December 31, 2018 that previously required an occurrence of an initial public offering or Acquisition (as defined in the 2015 Plan) to vest but were modified during the year ended December 31, 2018 to vest over a three year service period and (c) 979,144 restricted stock units granted during the year ended December 31, 2018 that vest over a five year service period.

(2)

Includes 157,746 restricted stock units which vested during the year ended December 31, 2018, however the underlying common shares have not been issued to the individual. As of December 31, 2018, a total of $7.6 million (relating to 349,140 shares of previously vested restricted stock units that have not been settled) was included as a component of additional paid-in capital on the accompanying balance sheet.

(3)

Includes 60,345 restricted stock units which vested during the year ended December 31, 2018 in which the employee had elected to cash-settle the award upon vesting. The Company made cash payments totaling $3.5 million during the year ended December 31, 2018 for these cash-settled restricted stock units.

(4)

The unvested balance includes a total of 1,953,102 restricted stock and restricted stock units that will vest over their remaining service period and 2,888,080 restricted stock units that will vest annually over a three to seven year employment service period, only if and when an initial public offering or Acquisition (as defined in the 2015 Plan) occurs within seven to ten years of the date of grant.

WEWORK COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

The fair value of restricted stock that vested during the years ended December 31, 2016, 2017 and 2018 was $38.2 million, $18.5 million and $29.3 million, respectively.

For the years ended December 31, 2016, 2017 and 2018, the Company recorded total stock-based compensation expense of $10.7 million, $7.6 million and $14.7 million, respectively, related to restricted stock and restricted stock units awarded to employees and non-employee directors. As of December 31, 2016, 2017 and 2018, there was $32.3 million, $24.3 million and $27.1 million, respectively, of total unrecognized stock-based compensation expense related to unvested restricted stock and restricted stock units awarded to employees and non-employee directors expected to be recognized over a weighted-average period of approximately 3.7 years, 3.1 years and 3.0 years, respectively.

For the years ended December 31, 2016, 2017 and 2018, the Company recorded $0.9 million, $1.2 million and $1.6 million of general and administrative expenses, respectively, associated with restricted stock issued to non-employee contractors for services rendered. As of December 31, 2016, 2017 and 2018, there was $1.3 million, $1.3 million and none, respectively, of total unrecognized expense related to unvested restricted stock awarded to contractors expected to be recognized over a weighted-average period of approximately 1.9 years, 0.7 years and 0.0 years, respectively.

Total Stock-Based Compensation Expense—The total of all stock-based compensation expense related to employees and non-employee directors are reported in the following financial statement line items:

	Year Ended December 31,

(Amounts in thousands)	2016	2017	2018
Stock-based compensation included in:

Location operating expenses	$2,032	$18,718	$22,793

Other operating expenses	—	355	4,522

Sales and marketing expenses	775	4,244	6,343

Growth and new market development expenses	2,486	11,383	17,723

General and administrative expenses	17,367	260,662	18,019

Total stock-based compensation expense	$22,660	$295,362	$69,400

Stock-Based Awards to Non-Employees—From time to time, the Company issues common stock, restricted stock or stock options to acquire common stock to non-employee contractors for services rendered. The stock options and shares of the common stock granted, vested, exercised, forfeited/canceled during the year ended December 31, 2018 are included in the above tables together with the employee awards.

Stock options granted in 2016 to non-employees included an option to purchase 500,000 shares of Class A Common Stock that will vest upon the achievement of certain member count and profitability-based targets that must be met during a four year vesting period and an option to purchase up to 120,000 shares of Class A Common Stock determined quarterly by a vesting schedule that evaluates the average price per usable square foot for accepted goods in comparison to a benchmark average price as set out in the option agreement. In February 2018, the non-employee with the option to purchase 500,000 shares of Class A Common Stock converted to an employee, and the vesting conditions of the option awards remained unchanged.

The tables above do not include any grants of restricted shares in the Company’s consolidated subsidiaries. In April 2017, one of the Company’s consolidated subsidiaries, ChinaCo, granted a shareholder, in connection with services to be provided by a consultant affiliated with such shareholder, the right to subscribe to 10,000,000 of ChinaCo’s Class A ordinary shares which will vest annually over a five year period and had a grant date value of $3.51 per ChinaCo Class A ordinary share. The consultant is also a member of the Company’s and ChinaCo’s board of

WEWORK COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

directors; however, the services required per the terms of grant are greater in scope than the individual’s responsibilities as a standard director. As of December 31, 2018, two million of these shares were vested and issued. During the years ended December 31, 2016, 2017 and 2018, the Company recorded none, $4.8 million, and $14.4 million, respectively, of general and administrative expenses, associated with the rights to subscribe to ChinaCo Class A ordinary shares granted to non-employee contractors for services rendered. This expense was recorded as an increase in the equity allocated to noncontrolling interests on the Company’s consolidated balance sheet as of December 31, 2018. As of December 31, 2018, there was $60.1 million of total unrecognized expense related to unvested ChinaCo ordinary shares expected to be recognized over a weighted-average period of approximately 3.3 years.

In December 2018, one of the Company’s consolidated subsidiaries, PacificCo, entered into an agreement for the Company to operate workspaces within spaces leased by the counterparty in the region. As part of the arrangement, the Company will issue PacificCo Class B ordinary non-voting shares to the counterparty upon achievement of certain performance milestones based on the amount of usable square feet leased by the counterparty that are ultimately used to operate our workspaces. The milestone consideration is subject to an aggregate cap of $20.0 million of PacificCo Class B non-voting ordinary shares. The maximum number of shares eligible for vesting will be determined based on the $20.0 million divided by $10.00 per share or if the PacificCo ordinary shares are listed on a national exchange or trading system, the average closing price of the ordinary shares for 30 days prior to the date such shares are issued. As of the December 2018 grant date, the PacificCo Class B ordinary shares had a fair value of $4.93 per share. The Company accrues expense when the achievement of the performance milestones becomes probable, and has not recognized any expense in relation to this arrangement during the year ended December 31, 2018.

Note 22. Net Loss Per Share

We compute net loss per share of Class A common stock and Class B common stock under the two-class method required for multiple classes of common stock and participating securities. The rights, including the liquidation and dividend rights, of the Class A common stock and Class B common stock are substantially identical, other than voting rights. Accordingly, the Class A common stock and Class B common stock share in our net losses.

Our participating securities includes Series A, B, C, D-1, D-2, E, F, G and Acquisition Preferred Stock, as the holders of these series of preferred stock are entitled to receive a noncumulative dividend on a pari passu basis in the event that a dividend is paid on common stock, and holders of certain vested RSUs that have a non-forfeitable right to dividends in the event that a dividend is paid on common stock. The holders of our Junior Preferred Stock are not entitled to receive dividends and are not included as participating securities. The holders of Series A, B, C, D-1, D-2, E, F, G and Acquisition Preferred Stock as well as the holders of certain vested RSUs with a non-forfeitable right to dividends, do not have a contractual obligation to share in our losses. As such, our net losses for the years ended December 31, 2016, 2017 and 2018 were not allocated to these participating securities.

Basic net loss per share is computed by dividing net loss attributable to WeWork Companies Inc. attributable to its Class A common and Class B common stockholders by the weighted-average number of shares of our Class A common stock and Class B common stock outstanding during the period.

For the computation of diluted net loss per share, net loss per share attributable to common stockholders for basic net loss per share is adjusted by the effect of dilutive securities, including awards under our equity compensation plans. Diluted net loss per share attributable to common stockholders is computed by dividing the resulting net loss attributable to WeWork Companies Inc. attributable to its Class A common and Class B common stockholders by the weighted-average number of fully diluted common shares outstanding. In the years ended December 31, 2016, 2017 and 2018, our potential dilutive shares, such as stock options, restricted stock, RSUs, warrants, convertible notes, and shares of convertible Series A, B, C, D-1, D-2, E, F, G, Acquisition and Junior Preferred Stock were not included in the computation of diluted net loss per share as the effect of including these shares in the computation would have been anti-dilutive.

WEWORK COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

The numerators and denominators of the basic and diluted net loss per share computations for our common stock are calculated as follows for the years ended December 31, 2016, 2017 and 2018:

	Year Ended December 31,

(Amounts in thousands, except share and per share data)	2016	2017	2018
Numerator:

Net loss attributed to WeWork Companies Inc.	$(429,690)	$(883,994)	$(1,610,792)

Net loss attributable to Class A and Class B common stockholders	$(429,690)	$(883,994)	$(1,610,792)

Denominator:

Basic shares:

Weighted-average shares - Basic	161,324,940	159,689,116	163,148,918

Diluted shares:

Weighted-average shares - Diluted	161,324,940	159,689,116	163,148,918

Net loss per share attributable to Class A and Class B common stockholders:

Basic	$(2.66)	$(5.54)	$(9.87)

Diluted	$(2.66)	$(5.54)	$(9.87)

The following table presents the total weighted-average number of potentially dilutive shares that were excluded from the computation of diluted net loss per share attributable to Class A and Class B common stockholders because their effect would have been anti-dilutive for the periods presented:

	Year Ended December 31,

	2016	2017	2018

Convertible Preferred Stock Series A, B, C, D-1, D-2, E, F, G, and Acquisition	130,262,290	150,447,821	171,369,355

Convertible Preferred Stock Series Junior	1,500	1,500	1,500

Convertible notes	1,119,530	1,065,504	3,848,814

Stock options not subject to performance conditions	12,046,959	16,087,094	16,023,662

Unvested restricted stock/RSUs not subject to performance conditions	1,874,389	607,695	955,301

Vested RSUs with non-forfeitable dividend rights	—	43,605	272,185

Warrants	2,528,340	2,355,035	1,178,715

Pro Forma Net Loss Per Share (Unaudited)

The unaudited pro forma basic and diluted net loss per share attributable to Class A and Class B common stockholders for the year ended December 31, 2018 has been prepared to give effect to adjustments to the numerator in the pro forma basic and diluted net loss per share calculation to:

•	remove the effect of interest expense and amortization of debt discount for the Convertible Note;

•	remove gains or losses resulting from the remeasurement of the embedded derivative related to the Convertible Note;

WEWORK COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

The unaudited pro forma net basic and diluted net loss per share attributable to Class A and Class B common stockholders for the year ended December 31, 2018 has been prepared to give effect to adjustments to the denominator in the pro forma basic and diluted net income per share calculation to give effect to:

•

the automatic conversion of all outstanding convertible preferred stock into Class A common stock other than our Junior Preferred Stock which automatically converts to Class B common stock in connection with a qualifying initial public offering. The Company used the if-converted method as though the conversion had occurred as of the beginning of the period or the original date of issuance, if later;

•

the automatic conversion of our Convertible Note and series C convertible note that ultimately automatically convert into Class A common stock at a conversion price of $110 per share and $5.36 per share, respectively;

•

the issuance of common stock upon the vesting and settlement of RSUs for which the service-based vesting condition was satisfied as of December 31, 2018 and the qualifying event-based vesting condition will be satisfied in connection with an IPO.

The liquidation and dividend rights are identical among Class A and Class B common stock, and both classes of common stock share equally in our earnings and losses.

The numerators and denominators of the basic and diluted pro forma net loss per share computations for our common stock are calculated as follows for the year ended December 31, 2018:

(Amounts in thousands, except share and per share data)	Year Ended December 31, 2018
Numerator:

Net loss attributable to WeWork Companies Inc. as reported	$(1,610,792)

Add: interest expense and amortization of debt discount for Convertible Note	22,359

Add: change in fair value of embedded redemption derivative liability	97,587

Net loss attributable to Class A and Class B common stockholders for pro forma computation	$(1,490,846)

Denominator

Basic shares:

Weighted-average shares outstanding used for basic net loss per share computation	163,148,918

Pro forma adjustment to reflect assumed conversion of Series A, B, C, D-1, D-2, E, F, G, and Acquisition preferred stock to Class A common stock	171,369,355

Pro forma adjustment to reflect assumed conversion of convertible notes to Class A common stock	3,848,814

Pro forma adjustment to reflect assumed conversion of Junior Preferred Stock to Class B common stock	1,500

Number of shares used for pro forma basic net loss per share computation	338,368,587

Diluted shares:

Weighted-average shares - Diluted	338,368,587

Pro forma net loss per share attributable to Class A and Class B common stockholders:

Basic	$(4.41)

Diluted	$(4.41)

WEWORK COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

Note 23. Commitments and Contingencies

Lease Commitments—

Operating Leases

Future minimum rental payments under operating leases, inclusive of escalation clauses and exclusive of contingent rent payments, that have initial or remaining non-cancellable lease terms in excess of one year as of December 31, 2018 are as follows:

(Amounts in thousands)	Total

2019	$1,380,418

2020	1,895,554

2021	2,102,426

2022	2,212,941

2023	2,273,717

2024 and beyond	24,100,363

Total minimum payments	$33,965,419

Capital Leases

The Company’s assets subject to capital leases had a gross carrying value of $44.4 million and accumulated amortization of $8.5 million as of December 31, 2018. Future minimum payments with respect to obligations under the Company’s capital leases as of December 31, 2018 are as follows:

(Amounts in thousands)	Total

2019	$5,616

2020	5,673

2021	5,772

2022	5,901

2023	6,033

2024 and beyond	44,977

Total minimum payments	73,972

Less amount representing interest	(21,229)

Present value of net minimum obligations	52,743

Less current portion	(1,958)

Long-term portion	$50,785

Credit Agreement—In November 2015, the Company amended and restated its credit facility to provide up to $650.0 million in revolving loans and letters of credit, subject to certain financial covenants. In August 2016, March 2017, November 2017, June 2018, and August 2018, the Company executed amendments to the credit agreement which amended certain of the financial and other covenants. In November 2017 and as amended in August 2018, the Company entered into a new letter of credit facility pursuant to the letter of credit reimbursement agreement, that provides for an additional $500.0 million in availability of standby letters of credit. The revolving loans and letters of credit under the credit agreement and the letter of credit reimbursement agreement will terminate in November 2020.

WEWORK COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

The credit agreement and the letter of credit reimbursement agreement contain customary representations, warranties, covenants (including certain financial covenants) and events of default applicable to the Company and its subsidiaries that could give rise to accelerated repayment. The Company was in compliance with all of the covenants required by the credit agreement as of December 31, 2018.

Any amount borrowed under the credit agreement and reimbursement obligations under the letter of credit reimbursement agreement are guaranteed by the Company and certain of the Company’s domestic wholly-owned subsidiaries. The obligations under the revolving credit facility and letter of credit facility are secured on a pari passu basis (except with respect to certain cash collateral) by a lien on substantially all of the Company’s assets and substantially all of the assets of substantially all of the Company’s subsidiaries that are guarantors, as applicable, including the pledge of the equity interests in each of the Company’s, and the guarantors’, direct subsidiaries to secure the applicable loan, reimbursement and guarantee obligations. The guarantee and security requirements under each of these facilities are subject to certain customary exceptions and exclusions.

As of December 31, 2017 and 2018, $481.7 million and $832.3 million, respectively, of stand-by letters of credit were outstanding under a combination of the credit facility and the letter of credit facility, the purpose of which is to guarantee payment under certain leases entered into by certain of the Company’s wholly owned subsidiaries. These letters of credit were secured by restricted cash of $130.3 million and $344.9 million, respectively, at December 31, 2017 and 2018. There were no borrowings outstanding under the credit agreement as of December 31, 2017 and 2018.

In addition, the Company has also entered into various other letter of credit arrangements, the purpose of which is to guarantee payment under certain leases entered into by certain of the Company’s consolidated VIEs. There was $2.4 million, and $59.6 million of stand-by letters of credit outstanding under these other arrangements secured by $20.0 million and $74.8 million of restricted cash at December 31, 2017 and 2018, respectively.

Construction Commitments—In the ordinary course of its business, the Company enters into certain agreements to purchase construction and related contracting services related to the build-outs of the Company’s operating locations that are enforceable and legally binding, and that specify all significant terms and the approximate timing of the purchase transaction. The Company’s purchase orders are based on current needs and are fulfilled by the vendors as needed in accordance with the Company’s construction schedule. As of December 31, 2017 and 2018, the Company had issued approximately $89.1 million, and $270.3 million, respectively, in such outstanding construction commitments.

Legal Matters—The Company is, from time-to-time, party to litigation arising in the normal course of its business or litigation that is adequately covered by insurance. In the normal course of business, the Company also actively monitors violations of our valuable trademark rights and pursues legal action as determined appropriate. Management believes that none of these actions will have a material effect on the consolidated financial position, results of operations or cash flows of the Company.

WEWORK COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

Asset Retirement Obligations—As of December 31, 2017 and 2018, the Company had asset retirement obligations of $53.3 million, and $90.5 million, respectively, recorded within other liabilities. Asset retirement obligations include the following activity during the years ended December 31, 2017 and 2018:

	Year Ended December 31,

(Amounts in thousands)	2017	2018
Balance at beginning of period	$33,533	$53,336

Liabilities incurred in the current period	16,453	33,782

Liabilities settled in the current period	—	—

Accretion of liability	2,653	4,462

Revisions in estimated cash flows	—	—

Effect of foreign currency exchange rate changes	697	(1,110)

Balance at end of period	$53,336	$90,470

Note 24. Other Related Party Transactions

During the year ended December 31, 2016, 2017, and 2018, the Company earned $0.1 million, $0.2 million, and $18.8 million, respectively, in revenue from the sale of memberships and other services to an affiliate of a principal stockholder with representation on the Company’s board of directors.

During the years ended December 31, 2016, 2017, and 2018, the Company earned $0.1 million, $0.2 million, and $3.2 million, respectively, in revenue from the sale of memberships and other services to other related parties that have significant influence over the Company through representation on the Company’s board of directors.

As of December 31, 2018, the Company recorded a receivable of $2.5 million from an individual that is a principal stockholder, executive officer and director of the Company, relating to reimbursement of expenditures made, included as due from related parties on the accompanying consolidated balance sheets. The receivable was fully collected in February 2019. In addition, during the year ended December 31, 2018, the Company recorded revenue of $0.1 million, relating to services rendered to a principal stockholder, executive officer and director of the Company.

The Company has entered into three separate operating lease agreements for space in buildings that are partially owned by an individual that is a principal stockholder, executive officer and director of the Company. A significant shareholder of the Company’s Class B stock is also a partial owner of one of the buildings. During the years ended December 31, 2016, 2017, and 2018, the Company recognized $3.7 million, $6.1 million, and $5.8 million, respectively, of rent expense related to these leases and made cash payments totaling $1.2 million, $3.7 million, and $6.1 million, respectively. Future minimum rental payments under these leases, inclusive of escalation clauses and exclusive of contingent rent payments, are approximately $222.9 million as of December 31, 2018.

The Company has entered into a capital lease agreement for space in a building partially owned by a principal stockholder, executive officer and director of the Company. A significant shareholder of the Company’s Class B stock is also a partial owner of the building. During the years ended December 31, 2016, 2017, and 2018, the Company recognized $1.8 million, $1.7 million, and $1.7 million, respectively, of interest expense related to this capital lease and made cash payments totaling $1.9 million, $1.9 million, and $1.9 million, respectively. Future payments with respect to obligations under this capital lease, are approximately $18.8 million as of December 31, 2018.

As of December 31, 2017, the Company held a 5% investment in the landlord entity at the Company’s leased location at 210 North Green in Chicago, Illinois. In January 2018, the Company received $2.2 million for the sale of this investment and it is no longer included in the balance of equity method and other investments as of December 31, 2018. The $1.5 million gain on sale has been deferred as a result of the Company’s continuing involvement through its

WEWORK COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

capital lease at this location. During the years ended December 31, 2016, 2017 and 2018, the Company recognized $1.4 million, $1.3 million and $1.1 million, respectively, of interest expense related to this lease which is accounted for as a capital lease and made cash payments totaling $2.0 million, $2.0 million and $2.0 million, respectively. Future payments with respect to obligations under this capital leases, are approximately $28.5 million as of December 31, 2018. See Note 9 for additional details.

As of December 31, 2018, the Company has several operating lease agreements for space in buildings owned by entities in which the Company has an equity method investment. During the years ended December 31, 2016, 2017 and 2018, the Company recognized $0.9 million, $0.8 million and $3.3 million, respectively, of rent expense related to these leases and made cash payments totaling $0.8 million, $1.1 million and $1.1 million, respectively. Future minimum rental payments under these leases, inclusive of escalation clauses and exclusive of contingent rent payments, are approximately $309.7 million as of December 31, 2018.

As of December 31, 2018, the Company has several operating lease agreements for space in buildings that are owned by the WPI Fund, of which the Company currently owns 50% of both the general partner and the investment manager, with the remaining 50% of each entity owned by Rhône Group L.L.C. and Rhône Capital L.L.C. Rhône Group L.L.C. is also a shareholder of WeWork Companies Inc. and Rhône Group L.L.C.’s controlling member is also a director of WeWork Companies Inc. During the years ended December 31, 2016, 2017, and 2018, no rent expense or cash payments had been recognized as possession of the leased space had not occurred. Future minimum rental payments under these leases, inclusive of escalation clauses and exclusive of contingent rent payments, are approximately $277.7 million as of December 31, 2018.

During 2017, the Company also received unsecured loans totaling $26.1 million, at an interest rate of 1.52%, from the WPI Fund. The loans were paid off in full by the Company upon maturity on April 13, 2018. During the years ended December 31, 2017 and 2018 the Company recognized $0.1 million and $0.2 million, respectively, of interest expense related to this unsecured loan.

As of December 31, 2017 and 2018, the Company had $3.8 million and $5.7 million, respectively, in outstanding recourse promissory notes to certain employees of the Company. As of December 31, 2018, the promissory notes include interest rates ranging from 1.7% to 2.6% and have maturities ranging from 2023 to 2027. As of December 31, 2017, $1.8 million was recorded in other current assets and $2.0 million was recorded in other assets on the accompanying consolidated balance sheets. As of December 31, 2018, $5.7 million was recorded in other assets on the accompanying consolidated balance sheets.

During the year ended December 31, 2018, the Company recognized expenses of $0.9 million for services provided by an entity that is a principal stockholder with representation on the Company’s board of directors. During the years ended December 31, 2016, and 2017, the Company did not recognize any expenses related to services provided by this vendor.

During the years ended December 31, 2017 and 2018, the Company recognized expenses of $0.2 million and $0.3 million, respectively, for services provided by a vendor in which the Company has an equity method investment. During the year ended December 31, 2016, the Company did not recognize any expenses related to services provided by this vendor.

During the year ended December 31, 2018, the Company recognized expenses totaling $0.2 million, in connection with promotional services performed by an immediate family member of a principal stockholder, executive officer and director of the Company for the Creator Awards ceremonies. During the years ended December 31, 2016 and 2017, the Company did not recognize any expenses related to services performed by this individual. In addition, during the years ended December 31, 2016, 2017 and 2018, the Company recognized expenses totaling $0.1 million, $0.2 million and $0.2 million, respectively, for an employee of the Company, whom is an immediate family member of a principal stockholder, executive officer and director of the Company.

WEWORK COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

Note 25. Concentration

The Company’s revenues and total property and equipment, by country, are as follows:

	Year Ended December 31,

(Amounts in thousands)	2016	2017	2018
Revenue:

United States	$330,554	$607,332	$1,073,680

United Kingdom	81,176	153,095	275,615

Greater China	2,883	30,057	99,529

Other foreign countries	21,486	95,520	372,927

Total revenue	$436,099	$886,004	$1,821,751

	December 31,

(Amounts in thousands)	2017	2018
Property and equipment:

United States	$1,854,543	$2,997,154

United Kingdom	299,388	537,568

Greater China	56,598	247,654

Other foreign countries	418,627	1,157,903

Total property and equipment	$2,629,156	$4,940,279

Our concentration in specific territories magnifies the risk to us of localized economic conditions in those territories or other territories within the same region. For the year ended December 31, 2018, we generated the majority of our revenue from locations in the United States and the United Kingdom. The majority of our United States revenue was generated from our locations in the greater New York City, San Francisco, Los Angeles, Washington, D.C. and Boston markets. In the United Kingdom, 97% of our property and equipment and 98% of revenues are related to our locations in the greater London area. In the United States, the Company generally uses metropolitan statistical areas (as defined by the United States Census Bureau) to define its greater metropolitan markets. The nearest equivalent is used internationally.

During the years ended December 31, 2016, 2017 and 2018, no single member accounted for greater than 10% of the Company’s revenues.

Although the Company deposits its cash with multiple high credit quality financial institutions, its deposits, at times, may exceed federally insured limits. The Company believes no significant concentration risk exists with respect to its cash and cash equivalents.

Note 26. Subsequent Events

The Company has evaluated subsequent events from December 31, 2018 through April 25, 2019, which is the date the financial statements were available for issuance, and has determined that there are no subsequent events requiring adjustments to or disclosure in the consolidated financial statements, other than as discussed below.

In January 2019, the Company and SBWW Cayman agreed to modify certain provisions of the Convertible Note and the 2018 warrant. The Convertible Note, as amended (“Amended Convertible Note”), will automatically convert to the Company’s capital stock at the same time as the 2018 warrant, as amended (the “amended 2018 warrant”), which, assuming no other exercise events prior to December 31, 2019, will now be automatically exercised on December 31,

WEWORK COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

2019, for a fixed per share price of $110. The interest accrual start date per the Amended Convertible Note was also extended to December 31, 2019.

Under the amended 2018 warrant, the amount of a payment to be made in April 2019 from SBWW Cayman to the Company (the “April 2019 Payment”) was reduced from $1.5 billion to $1.0 billion and the amendment modified the conversion price per share to be a fixed price of $110. The April 2019

Payment is subject, under the amended 2018 warrant, to increase by not more than $500 million, as discussed below. In January 2019 the Company drew down on the first tranche of the amended 2018 warrant and received $1.5 billion in cash from SBWW Cayman. In April 2019 the Company drew down on the second tranche of the amended 2018 warrant and received $1.0 billion in cash from SBWW Cayman.

In January 2019, the Company entered into a warrant with SBWW Cayman pursuant to which the Company agreed to issue shares of the Company’s capital stock (the “2019 warrant”). Under the terms of the 2019 warrant, in exchange for the issuance of the Company’s capital stock, SBWW Cayman will make a payment of $1.5 billion on April 3, 2020. The right of SBWW Cayman to receive shares of the Company’s capital stock will be automatically exercised on April 3, 2020 at a per-share price of $110. Additionally, under the terms of the 2019 warrant, SBWW Cayman agreed to launch a tender offer to purchase up to $1.0 billion of shares of currently-outstanding equity securities (including vested options, exercisable warrants and convertible notes) from equity holders of the Company. If SBWW Cayman purchases less than $1.0 billion in connection with the tender offer, the April 2019 Payment may be increased by the difference between the dollar amount of the aggregate purchases in the tender offer and $1.0 billion, but such amount shall not exceed $500 million in any event. In April 2019, the tender offer closed and SBWW Cayman purchased the full $1.0 billion of currently-outstanding equity securities.

The Convertible Note and the 2019 warrant were reissued on March 7, 2019, in connection with the assignment of the Convertible Note and the 2019 warrant, respectively, from SoftBank Group Corp. to SBWW Cayman.

In February 2019, the Company invested $50 million for a 17.4% interest in a joint venture that simultaneously closed on the acquisition of a $850 million real estate investment located in New York City (the “424 Fifth Venture”). The WPI Fund is also a 39.1% owner in the 424 Fifth Venture. The 424 Fifth Venture was initially capitalized with a total of $287 million of equity and a debt facility of up to $900 million, of which, approximately $600 million was drawn down at closing. The Company also entered into agreements with wholly owned subsidiaries of the 424 Fifth Venture to manage the redevelopment of the property, and subsequently manage the operations and lease the property from the 424 Fifth Venture after the redevelopment is completed. The lease agreement includes total future minimum rental payments of approximately $1.7 billion over the 20 year lease. The Company’s $50 million contribution to the 424 Fifth Venture was funded through the February 2019 conversion of the $50 million convertible note previously issued by the Company to a wholly-owned subsidiary of the WPI Fund during the year ended December 31, 2018.

In February 2019, the Board of Directors of the Company designated and authorized 45,454,548 shares of preferred stock as Series G-1 Preferred Stock (“Series G-1 Preferred Stock”). The Series G-1 Preferred Stock has a conversion price and liquidation preference of $110 per share and may, in certain circumstances, be issued upon the conversion of the Amended Convertible Note, Amended 2018 warrant and 2019 warrant.

In March 2019, the Company’s board of directors approved, and the Company issued, option awards to members of the Company’s senior management and other employees in respect of 48,510,093 shares of the Company’s Class B common stock. In March 2019, the Company also amended its Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock in connection with these option grants. The options have a per-share exercise price equal to the fair market value of the Company’s Class B common stock on the date of grant. A substantial portion of the grant has performance-based vesting conditions, including vesting conditions tied to a sale of the Company, an initial public offering and significant increases in market capitalization, and sales of the Company’s outstanding preferred stock at various valuations.

WEWORK COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

In April 2019, the Company issued a $362.1 million loan to Adam Neumann in connection with the early exercise of a stock option, with the shares received as a result of such option exercise subject to the vesting schedule of the option award and with the recourse promissory note secured by such shares. This promissory note has an interest rate of 2.89% and a maturity of 2029.

In April 2019, the Company’s board of directors approved a restricted stock award to a director for 454,546 shares of the Company’s Class A common stock, which is subject to completion of a contemplated transaction. The grant generally vests in equal monthly installments over 7 years from the grant date.

In April 2019, the Board of Directors designated 1,100,000 shares of Acquisition Preferred Stock as Series AP-3 Acquisition Preferred Stock (“Series AP-3 Stock”). The Series AP-3 Stock has an original issue price of $110 per share and rights similar to those of the Company’s other outstanding shares of Acquisition Preferred Stock.

In April 2019, the Company entered into an agreement to acquire Managed by Q Inc., an office management platform, for a total contract price of $220.0 million to be paid in $100.0 million in cash and the remaining in Series AP-3 Acquisition Preferred Stock.

Subsequent to December 31, 2018, the Company has continued to enter into new lease commitments and letters of credit in connection with continued domestic and international expansion occurring in the ordinary course of business.

WEWORK COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Amounts in thousands, except share and per share amounts)	December 31, 2018	June 30, 2019	Pro Forma June 30, 2019
Assets
Current assets:

Cash and cash equivalents (1)	$1,744,209	$2,473,070	$2,473,070

Accounts receivable and accrued revenue, net of allowance of $4,562 and $6,184 as of December 31, 2018 and June 30, 2019, respectively	99,525	181,049	181,049

Lease incentives receivable (including amounts due from related parties of $1,988 and $0 as of December 31, 2018 and June 30, 2019, respectively)	232,243	—	—

Due from related parties	2,500	1,412	1,412

Other current assets	385,601	376,792	376,792

Total current assets	2,464,078	3,032,323	3,032,323

Property and equipment, net	4,368,772	6,729,427	6,729,427

Lease right-of-use assets, net	—	15,112,851	15,112,851

Restricted cash (1)	419,733	575,602	575,602

Deferred lease acquisition costs, net	69,387	—	—

Equity method and other investments	218,435	186,009	186,009

Goodwill	681,017	862,948	862,948

Intangible assets, net	159,143	183,528	183,528

Other assets (including loans to employees of $5,667 and $10,645 as of December 31, 2018 and June 30, 2019, respectively)	264,351	364,547	364,547

Total assets (1)	$8,644,916	$27,047,235	$27,047,235

Liabilities
Current liabilities:

Accounts payable and accrued expenses	$826,396	$1,294,504	$1,294,504

Members’ service retainers	396,857	498,934	498,934

Deferred revenue (including amounts from related parties of $20,218 and $22,636 as of December 31, 2018 and June 30, 2019, respectively)	113,237	170,457	170,457

Current lease obligations (including amounts due to related parties of $2,995 and $7,611 as of December 31, 2018 and June 30, 2019, respectively)	72,992	535,946	535,946

Other current liabilities	199,606	103,308	103,308

Total current liabilities	1,609,088	2,603,149	2,603,149

Long-term lease obligations (including amounts due to related parties of $84,306 and $368,161 as of December 31, 2018 and June 30, 2019, respectively)	2,882,532	17,916,797	17,916,797

Convertible related party liabilities, net	949,985	2,665,197	—

Long-term debt, net	748,814	1,342,660	1,342,660

Other liabilities	93,740	113,943	113,943

Total liabilities (1)	6,284,159	24,641,746	21,976,549

Commitments and contingencies (Note 21)

Convertible preferred stock; 233,301,854 shares authorized as of June 30, 2019, and 171,757,571 and 172,866,387 shares issued and outstanding as of December 31, 2018 and June 30, 2019, respectively, and no shares authorized, issued and outstanding, pro forma	3,498,696	3,591,086	—

Redeemable noncontrolling interests	1,320,637	1,113,807	1,113,807

WEWORK COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS—(CONTINUED)

(UNAUDITED)

(Amounts in thousands, except share and per share amounts)	December 31, 2018	June 30, 2019	Pro Forma June 30, 2019
Equity
WeWork Companies Inc. shareholders’ equity (deficit):

Common stock Class A; par value $0.001; 576,471,000 shares authorized as of June 30, 2019 and 30,979,421 and 41,076,298 shares issued and outstanding as of December 31, 2018 and June 30, 2019, respectively, and 247,129,288 shares issued and outstanding, pro forma	31	41	247

Common stock Class B; par value $0.001; 234,910,597 shares authorized as of June 30, 2019, and 133,660,176 and 128,460,953 shares issued and outstanding as of December 31, 2018 and June 30, 2019, respectively, and 128,462,453 shares issued and outstanding, pro forma	134	129	129

Additional paid-in capital	797,963	1,402,693	7,714,110

Accumulated other comprehensive income (loss)	15,511	18,045	18,045

Accumulated deficit	(3,311,285)	(3,999,260)	(4,054,600)

Total WeWork Companies Inc. shareholders’ equity (deficit)	(2,497,646)	(2,578,352)	3,677,931

Noncontrolling interests	39,070	278,948	278,948

Total equity (deficit)	(2,458,576)	(2,299,404)	3,956,879

Total liabilities and equity	$8,644,916	$27,047,235	$27,047,235

(1)

The Company’s condensed consolidated balance sheets include assets and liabilities of consolidated variable interest entities (“VIEs”). As of December 31, 2018 and June 30, 2019, total assets of consolidated VIEs, after intercompany eliminations, were $2.1 billion and $6.1 billion respectively, including $826.0 million and $535.8 million of cash and cash equivalents, respectively, and $74.8 million and $96.7 million of restricted cash, respectively. Total liabilities of consolidated VIEs, after intercompany eliminations, were $597.8 million and $4.4 billion as of December 31, 2018 and June 30, 2019, respectively. Creditors of VIEs do not have recourse against the general credit of the Company, except as disclosed in Note 14 relating to certain performance guarantees of the 424 Fifth Venture loans and certain lease guarantees totaling $36.6 million as of June 30, 2019, provided by WeWork Companies Inc. to certain landlords of the VIEs. See Note 7 for additional details.

The accompanying notes are an integral part of these condensed consolidated financial statements.

WEWORK COMPANIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Six Months Ended June 30,

(Amounts in thousands, except share and per share amounts)	2018	2019

Revenue (including related party revenue of $3,885 and $75,865 in 2018 and 2019, respectively. See Note 22)	$763,771	$1,535,420

Expenses:

Location operating expenses—cost of revenue (exclusive of depreciation and amortization of $123,705 and $230,028, respectively, shown separately below)	635,968	1,232,941

Other operating expenses—cost of revenue (exclusive of depreciation and amortization of $5,735 and $9,716, respectively, shown separately below)	42,024	81,189

Pre-opening location expenses	156,983	255,133

Sales and marketing expenses	139,889	320,046

Growth and new market development expenses (1)	174,091	369,727

General and administrative expenses (including stock-based compensation of $10,546 and $111,161 in 2018 and 2019, respectively.)	155,257	389,910

Depreciation and amortization	137,418	255,924

Total expenses (including related party expenses of $3,845 and $14,208 in 2018 and 2019, respectively. See Note 22)	1,441,630	2,904,870

Loss from operations	(677,859)	(1,369,450)

Interest and other income (expense), net:

Income (loss) from equity method and other investments	878	(2,558)

Interest expense (including related party interest expense of $(1,021) and $(7,447) in 2018 and 2019, respectively. See Notes 13 and 22)	(20,118)	(51,841)

Interest income	16,255	33,892

Foreign currency gain (loss)	(43,421)	4,271

Gain from change in fair value of related party financial instruments (See Note 13)	—	486,151

Total interest and other income (expense), net	(46,406)	469,915

Pre-tax loss	(724,265)	(899,535)

Income tax benefit (provision)	1,373	(5,117)

Net loss	(722,892)	(904,652)

Net loss attributable to noncontrolling interests:

Redeemable noncontrolling interests—mezzanine	85,592	218,398

Noncontrolling interest—equity	9,170	(3,422)

Net loss attributable to WeWork Companies Inc.	$(628,130)	$(689,676)

Net loss per share attributable to Class A and Class B common stockholders (see Note 24):

Basic	$(3.87)	$(4.15)

Diluted	$(3.87)	$(4.15)

Weighted-average shares used to compute net loss per share attributable to Class A and Class B common stockholders, basic and diluted	162,482,366	166,301,575

Pro forma net loss per share attributable to Class A and Class B common stockholders (see Note 24):

Basic		$(3.20)

Diluted		$(3.20)

Weighted-average shares used to compute pro forma net loss per share attributable to Class A and Class B common stockholders, basic and diluted		365,154,863

(1)	Includes cost of revenue associated with Powered by We in the amount of $27.9 million and $85.1 million in 2018 and 2019, respectively.

The accompanying notes are an integral part of these condensed consolidated financial statements.

WEWORK COMPANIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(UNAUDITED)

	Six Months Ended June 30,

(Amounts in thousands)	2018	2019

Net loss	$(722,892)	$(904,652)

Other comprehensive income (loss), net of tax:

Foreign currency translation adjustments, net of tax of $0 for the six months ended 2018 and 2019	21,261	10,816

Other comprehensive income (loss), net of tax	21,261	10,816

Comprehensive loss	(701,631)	(893,836)

Net (income) loss attributable to noncontrolling interests	94,762	214,976

Other comprehensive (income) loss attributable to noncontrolling interests	(5,822)	(8,282)

Comprehensive loss attributable to WeWork Companies Inc.	$(612,691)	$(687,142)

The accompanying notes are an integral part of these condensed consolidated financial statements.

WEWORK COMPANIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK, NONCONTROLLING INTERESTS AND EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2018

(UNAUDITED)

	Convertible		Redeemable Noncontrolling Interests
	Preferred Stock
(Amounts in thousands, except share amounts)	Shares	Amount

Balance—December 31, 2017	170,300,623	$3,405,435	$854,577

Issuance of stock for services rendered	—	—	1,798

Issuance of stock in connection with acquisitions	1,423,357	91,428	55,105

Net loss	—	—	(85,592)

Other comprehensive income (loss), net of tax	—	—	5,531

Balance—June 30, 2018	171,723,980	$3,496,863	$831,419

	WeWork Companies Inc. Shareholders’ Equity (Deficit)
					Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Noncontrolling Interests	Total
	Common Stock		Common Stock
	Class A		Class B
(Amounts in thousands, except share amounts)	Shares	Amount	Shares	Amount

Balance—December 31, 2017	30,299,542	$30	131,787,453	$132	$407,804	$(9,924)	$(1,700,493)	$—	$(1,302,451)

Issuance of stock for services rendered	49,687	—	—	—	6,486	—	—	685	7,171

Stock-based compensation	155,769	1	74,250	—	48,283	—	—	—	48,284

Exercise of stock options	51,967	—	45,520	—	1,177	—	—	—	1,177

Exercise of warrants	—	—	416,520	—	326	—	—	—	326

Issuance of stock in connection with acquisitions	23,311	—	—	—	121,354	1,098	—	4,198	126,650

Issuance of stockholder notes receivable (see Note 20)	—	—	—	—	(20,224)	—	—	—	(20,224)

Contributions by noncontrolling interests	—	—	—	—	8,415	—	—	1,611	10,026

Net loss	—	—	—	—	—	—	(628,130)	(9,170)	(637,300)

Other comprehensive income (loss), net of tax	—	—	—	—	—	15,439	—	291	15,730

Balance—June 30, 2018	30,580,276	$31	132,323,743	$132	$573,621	$6,613	$(2,328,623)	$(2,385)	$(1,750,611)

The accompanying notes are an integral part of these condensed consolidated financial statements.

WEWORK COMPANIES INC.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN CONVERTIBLE PREFERRED STOCK, NONCONTROLLING INTERESTS AND EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2019

(UNAUDITED)

	Convertible		Redeemable Noncontrolling Interests
	Preferred Stock
(Amounts in thousands, except share amounts)	Shares	Amount

Balance—December 31, 2018	171,757,571	$3,498,696	$1,320,637

Issuance of noncontrolling interests	—	—	3,286

Issuance of stock for services rendered	—	—	—

Issuance of stock in connection with acquisitions	1,108,816	92,390	—

Net income (loss)	—	—	(218,398)

Other comprehensive income (loss), net of tax	—	—	8,282

Balance—June 30, 2019	172,866,387	$3,591,086	$1,113,807

	WeWork Companies Inc. Shareholders’ Equity (Deficit)
					Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Noncontrolling Interests	Total
	Common Stock		Common Stock
	Class A		Class B
(Amounts in thousands, except share amounts)	Shares	Amount	Shares	Amount

Balance—December 31, 2018	30,979,421	$31	133,660,176	$134	$797,963	$15,511	$(3,311,285)	$39,070	$(2,458,576)

Adoption of ASC 606 (Note 2)	—	—	—	—	—	—	1,701	—	1,701

Transfer of Common Stock Class B to Class A	6,912,073	7	(6,912,073)	(7)	—	—	—		—

Issuance of stock for services rendered	7,588	—	—	—	9,081	—	—	1,889	10,970

Stock-based compensation	209,138	—	52,832	—	189,273	—	—	422	189,695

Exercise of stock options	1,335,820	1	1,660,018	2	33,918	—	—	—	33,921

Exercise of warrants	187	—	—	—	—	—	—	—	—

Issuance of stock in connection with acquisitions	1,632,071	2	—	—	57,907	—	—	—	57,909

Issuance of noncontrolling interests	—	—	—	—	9,329	—	—	234,145	243,474

Transactions with principal shareholder (see Note 13)	—	—	—	—	305,222	—	—	—	305,222

Net income (loss)	—	—	—	—	—	—	(689,676)	3,422	(686,254)

Other comprehensive income (loss), net of tax	—	—	—	—	—	2,534	—	—	2,534

Balance—June 30, 2019	41,076,298	$41	128,460,953	$129	$1,402,693	$18,045	$(3,999,260)	$278,948	$(2,299,404)

The accompanying notes are an integral part of these condensed consolidated financial statements.

WEWORK COMPANIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,

(Amounts in thousands)	2018	2019
Cash Flows from Operating Activities:

Net loss	$(722,892)	$(904,652)

Adjustments to reconcile net loss to net cash provided by operating activities:

Depreciation and amortization	137,418	255,924

Impairment of property and equipment	4,451	9,483

Stock-based compensation expense	27,845	188,335

Issuance of common stock for services rendered	8,439	10,477

Noncash interest expense	3,196	12,456

Provision for allowance for doubtful accounts	3,017	4,700

(Income) loss from equity method and other investments	(878)	2,558

Foreign currency (gain) loss	43,481	(4,657)

Change in fair value of financial instruments	—	(486,151)

Contingent consideration fair market value adjustment	18,856	(43,078)

Changes in operating assets and liabilities:

Operating lease right-of-use assets	—	(3,488,841)

Current and long-term lease obligations	—	4,266,836

Deferred rent	492,772	—

Lease incentives receivable	(33,686)	—

Deferred lease acquisition costs	(15,134)	—

Accounts receivable and accrued revenue	(45,809)	(83,263)

Other assets	(77,461)	(111,217)

Accounts payable and accrued expenses	58,854	112,541

Deferred revenue	30,476	76,921

Other liabilities	(17,308)	(17,083)

Net cash used in operating activities	(84,363)	(198,711)

Cash Flows from Investing Activities:

Purchases of property and equipment	(701,265)	(1,266,748)

Capitalized software	(2,924)	(17,732)

Sale of software license	9,000	—

Change in security deposits with landlords	(57,217)	(88,854)

Proceeds from sale or redemption of investments	2,202	—

Contributions to investments	(4,802)	(19,708)

Loans to employees and related parties	(5,150)	(2,820)

Cash used for acquisitions, net of cash acquired	(128,017)	(966,911)

Net cash used in investing activities	(888,173)	(2,362,773)

WEWORK COMPANIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—(CONTINUED)

(UNAUDITED)

	Six Months Ended June 30,

(Amounts in thousands)	2018	2019
Cash Flows from Financing Activities:

Principal payments for property and equipment acquired under finance leases	(913)	(1,646)

Proceeds from issuance of debt	702,000	633,309

Proceeds from issuance of convertible related party liabilities	—	2,500,000

Repayments of debt	—	(1,339)

Bond repurchase	—	(32,352)

Debt and equity issuance costs	(14,744)	(35,508)

Loans payable to related parties	(27,552)	—

Proceeds from exercise of stock options and warrants	1,468	34,293

Proceeds from issuance of noncontrolling interests	(2,804)	243,483

Payments for contingent consideration and holdback of acquisition proceeds	—	(11,623)

Additions to members’ service retainers	230,795	337,384

Refunds of members’ service retainers	(142,456)	(235,743)

Net cash provided by financing activities	745,794	3,430,258

Effects of exchange rate changes on cash, cash equivalents and restricted cash	2,726	15,956

Net increase (decrease) in cash, cash equivalents and restricted cash	(224,016)	884,730

Cash, cash equivalents and restricted cash—Beginning of period	2,171,119	2,163,942

Cash, cash equivalents and restricted cash—End of period	$1,947,103	$3,048,672

	Six Months Ended June 30,

(Amounts in thousands)	2018	2019
Supplemental Cash Flow Disclosures:

Cash paid during the period for interest (net of capitalized interest of $0 and $4,891 during the six months ended June 30, 2018 and 2019, respectively)	$4,827	$37,460

Cash paid during the period for income taxes, net of refunds	2,128	9,317

Cash received for operating lease incentives—tenant improvement allowances	251,957	454,769

Cash received for operating lease incentives—broker commissions	13,620	31,186

Supplemental Disclosure of Non-cash Investing & Financing Activities:

Property and equipment included in accounts payable and accrued expenses	312,061	774,681

Additions to property and equipment from amortization of deferred financing costs	—	2,834

Issuance of common and preferred shares for acquisitions	271,208	160,478

Acquisition consideration holdback included in other liabilities	34,847	64,000

Issuance of shares for goods received capitalized in property and equipment	439	624

Conversion of equity method investment to equity in consolidated 424 Fifth Venture	—	50,000

Transfer of acquisition deposit to contribution to equity method investment	52,858	—

Vesting of shares related to early exercise of stock options	104	—

Debt and equity issuance costs included in other liabilities	2,692	11,723

Common share repurchase and retirement	161	—

Non-cash capitalized interest	—	12,826

WEWORK COMPANIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—(CONTINUED)

(UNAUDITED)

Additional ASC 842 Supplemental Disclosures

(Amounts in thousands)	Six Months Ended June 30, 2019

Cash paid for fixed operating lease costs included in the measurement of lease obligations in operating activities	$647,879

Cash paid for interest relating to finance leases in operating activities	2,262

Cash paid for principal relating to finance leases in financing activities	1,646

Right-of-use assets obtained in exchange for operating lease obligations	5,211,700

Right-of-use assets obtained in exchange for finance lease obligations	11,103

Other Supplemental Cash Flow Disclosures

The following table provides a reconciliation of cash, cash equivalents, and restricted cash as reported within the accompanying condensed consolidated balance sheets to the total of the same amounts as reported in the accompanying condensed consolidated statements of cash flows.

	December 31,	June 30,

(Amounts in thousands)	2018	2019

Cash and cash equivalents	$1,744,209	$2,473,070

Restricted cash	419,733	575,602

Cash, cash equivalents and restricted cash	$2,163,942	$3,048,672

The accompanying notes are an integral part of these condensed consolidated financial statements.

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

Note 1. Organization and Business

WeWork Companies Inc. (“WeWork”, “The We Company”, or the “Company”) was founded in 2010. The We Company was incorporated under the laws of the state of Delaware in April 2019 as a direct wholly-owned subsidiary of WeWork Companies Inc. As a result of various reorganization transactions undertaken in July 2019, The We Company became the holding company of our business, and the then-stockholders of WeWork Companies Inc. became the stockholders of The We Company. The We Company holds an indirect general partner interest and indirect limited partner interests in The We Company Management Holdings L.P. (the “We Company Partnership”). The We Company, through the We Company Partnership, holds all the assets held by WeWork Companies Inc. prior to the reorganization and is subject to all the liabilities to which WeWork Companies Inc. was subject prior to the reorganization.

As these quarterly interim financial statements are prepared as of June 30, 2019, and the reorganization occurred in July 2019, after the date of these financial statements, the consolidated financial statements presented herein are those of WeWork Companies Inc. WeWork Companies Inc. is the predecessor of The We Company for financial reporting purposes.

Our global platform integrates space, community, services and technology in over 528 locations in 111 cities across 29 countries as of June 1, 2019. Our membership offerings are designed to accommodate our members’ distinct space needs. We provide standard, configured and on-demand memberships within our spaces. We also offer Powered by We, a premium solution configured to an organization’s needs and deployed at its location. We also monetize our platform through a variety of other means, including providing ancillary value-added products and services to our members and extending our global platform beyond work.

The Company’s operations are headquartered in New York.

All references to “we”, “us”, “our”, “WeWork”, “The We Company”, and the “Company” are references to WeWork Companies Inc. and its subsidiaries on a consolidated basis.

Note 2. Summary of Significant Accounting Policies

Basis of Quarterly Presentation—The accompanying unaudited condensed consolidated financial statements and notes to the condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial reporting. In accordance with such rules and regulations, certain information and accompanying note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) have been condensed or omitted, although the Company believes the disclosures included herein are adequate to make the information presented not misleading. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all normal recurring adjustments, which are considered necessary for the fair presentation of the financial position of the Company at June 30, 2019 and the results of operations for the interim periods presented. The operating results for the periods presented are not necessarily indicative of the results that may be expected for the year ending December 31, 2019. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2018, included in our Annual Report for the year ended December 31, 2018.

Principles of Consolidation—The accompanying unaudited condensed consolidated financial statements include the accounts of the Company, its majority-owned subsidiaries and variable interest entities (“VIEs”) for which the Company is the primary beneficiary. All intercompany accounts and transactions have been eliminated in consolidation.

The Company is required to consolidate entities deemed to be VIEs in which the Company is the primary beneficiary. The Company is considered to be the primary beneficiary of a VIE when the Company has (i) the power to direct the

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

activities of the VIE that most significantly impact the VIE’s economic performance and (ii) the obligation to absorb losses or receive benefits that could potentially be significant to the VIE.

The Creator Fund, WeWork Waller Creek, ChinaCo, JapanCo, PacificCo and 424 Fifth Venture (each as defined and discussed in Note 7) are the Company’s only consolidated VIEs as of June 30, 2019. See Note 11 for discussion of the Company’s non-consolidated VIEs.

A noncontrolling interest in a consolidated subsidiary represents the portion of the equity (net assets) in a subsidiary not attributable, directly or indirectly, to the Company. Noncontrolling interests are presented as a separate component of equity in the condensed consolidated balance sheets and the presentation of net income is modified to present earnings and other comprehensive income attributed to controlling and noncontrolling interests.

The Company’s convertible preferred stock and noncontrolling interests that are redeemable upon the occurrence of an event that is not solely within the control of the Company are classified outside of permanent equity. As it is not probable that amounts will become redeemable, no remeasurement is required. The Company will continue to monitor the probability of redemption.

The Company’s noncontrolling interests represent substantive profit-sharing arrangements and profits and losses are attributed to the controlling and noncontrolling interests using the hypothetical-liquidation-at-book-value method.

Unaudited Pro Forma Balance Sheet Information—In connection with a qualifying initial public offering, as described in Note 18, (i) all outstanding convertible preferred stock other than the Junior Preferred Stock will automatically convert into shares of Class A common stock, (ii) all shares of Junior Preferred Stock will automatically convert into shares of Class B common stock (iii) the Convertible Note and the Amended 2018 warrant, both as defined in Note 13 would have automatically converted into shares of Class A common stock, if not earlier converted in July 2019 as discussed in Note 25 and (iv) the convertible note discussed in Note 18 will automatically ultimately convert to Class A common stock. The unaudited pro forma balance sheet information gives effect to the conversion of the convertible preferred stock, the convertible notes and the warrant as of June 30, 2019.

Additionally, as described in Note 20, we granted restricted stock units (“RSUs”) and stock options to employees which included both service-based and performance conditions to vest in the underlying common stock. Certain of the stock options, also include additional market-based conditions. The performance condition is satisfied on either: (i) a change in control event, such as a sale of all or substantially all of our assets or a merger involving the sale of a majority of the outstanding shares of our voting capital stock, or (ii) the effective date of our registration statement in connection with a qualifying initial public offering. We expect to record stock-based compensation expense related to the vesting of RSUs and stock options on the effective date of our initial public offering. Accordingly, the unaudited pro forma balance sheet information at June 30, 2019 gives effect to stock-based compensation expense of approximately $55.3 million associated with these RSUs and stock options, for which the portion of the service period had been rendered as of June 30, 2019 but for which vesting is also contingent upon our initial public offering. This pro forma adjustment related to stock-based compensation expense of approximately $55.3 million has been reflected as an increase to additional paid-in capital and accumulated deficit.

On July 15, 2019, the Company executed the reorganization described in Note 1, the then-stockholders of WeWork Companies Inc. became the stockholders of The We Company and all assets and liabilities previously held by WeWork Companies Inc. and its subsidiaries immediately prior to the reorganization became assets and liabilities of The We Company and its subsidiaries subsequent to the reorganization. Upon the consummation of the reorganization on July 15, 2019, The We Company authorized a new class of common stock as described in Note 25. However, no shares of this new class of common stock were issued and outstanding on July 15, 2019. As a result, the reorganization had no pro forma effect on the Company’s consolidated balance sheet. The reorganization provided for the legal structure that facilitated the issuance, subsequent to July 15, 2019, of partnership interests (including profits interests) in the We Company Partnership and the shares of Class C common stock as described in Note 25.

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

Subsequent to July 15, 2019, the Company also cancelled a similar number of other awards that were reflected in the June 30, 2019 financial statements. The unaudited pro forma balance sheet information at June 30, 2019 does not give effect to this subsequent event activity.

Use of Estimates—The preparation of the condensed consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amount of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Reclassifications—Certain reclassifications have been made to prior years’ financial information to conform to the current year presentation.

Restricted Cash—Restricted cash consists primarily of amounts provided to banks to secure letters of credit issued under the Company’s amended and restated credit agreements as required by various leases.

Equity Method and Other Investments—The Company accounts for equity investments under the equity method of accounting when the requirements for consolidation are not met, and the Company has significant influence over the operations of the investee. When the requirements for consolidation and significant influence are not met, the Company also uses the equity method of accounting to account for investments in limited partnerships and investments in limited liability companies that maintain specific ownership accounts unless the Company’s interest is so minor that the Company has virtually no influence over partnership operating and financial policies. Equity method investments are initially recorded at cost and subsequently adjusted for the Company’s share of net income or loss and cash contributions and distributions and are included in equity method and other investments in the accompanying condensed consolidated balance sheets. Equity investments that do not result in consolidation and are not accounted for under the equity method are measured at fair value, with any changes in fair value recognized in net income. For any such investments that do not have readily determinable fair values, the Company elects the measurement alternative to measure the investments at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.

Equity method investments are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If it is determined that a loss in value of the equity method investment is other than temporary, an impairment loss is measured based on the excess of the carrying amount of an investment over its estimated fair value. Impairment analyses are based on current plans, intended holding periods, and available information at the time the analysis is prepared.

Certain of the Company’s investments in convertible notes are designated as available-for-sale debt securities and remeasured at fair value, with net unrealized gains or losses reported as a component of accumulated other comprehensive income (loss). Interest income is accrued and reported within interest income on the condensed consolidated statements of operations.

When the fair value of an available-for-sale security is less than its amortized cost, the security is considered impaired. On a quarterly basis, the Company evaluates its securities for other-than-temporary impairment (“OTTI”). If the Company intends to sell an impaired security, or it is more-likely-than-not that the Company will be required to sell an impaired security before its anticipated recovery, then the Company must recognize an OTTI through a charge to earnings equal to the entire difference between the investment’s amortized cost and its fair value at the measurement date. If the Company does not intend to sell an impaired security and it is not more-likely-than-not that it would be required to sell an impaired security before recovery, the Company must further evaluate the security for impairment due to credit losses. The credit component of OTTI is recognized in earnings and the remaining component is recorded as a component of other comprehensive income. Following the recognition of an OTTI through earnings, a new amortized cost basis is established for the security. Subsequent differences between the new amortized cost basis and cash flows expected to be collected are accreted into income over the remaining life of the security as an adjustment to yield.

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

Stock-Based Compensation—Stock-based compensation expense attributable to equity awards granted to employees and non-employees is measured at the grant date based on the fair value of the award. For employee awards, the expense is recognized on a straight-line basis over the requisite service period for awards that actually vest, which is generally the period from the grant date to the end of the vesting period. For non-employee awards, the expense for awards that actually vest is recognized based on when the goods or services are provided.

The Company estimates the fair value of stock option awards granted using the Black-Scholes-Merton option-pricing formula (the “Black-Scholes Model”) and a single option award approach. This model requires various significant judgmental assumptions in order to derive a final fair value determination for each type of award, including the expected term, expected volatility, expected dividend yield, risk-free interest rate, and fair value of the Company’s stock on the date of grant. The expected option term for options granted is calculated using the “simplified method”. This election was made based on the lack of sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The simplified method defines the expected term as the average of the contractual term and the vesting period. Estimated volatility is based on similar entities whose stock prices are publicly traded. The Company uses the historical volatilities of similar entities due to the lack of sufficient historical data for the Company’s common stock price. Dividend yields are based on the Company’s history and expected future actions. The risk-free interest rate is based on the yield curve of a zero-coupon U.S. Treasury bond on the date the stock option award was granted with a maturity equal to the expected term of the stock option award. All grants of stock options generally have an exercise price equal to or greater than the fair market value of the Company’s common stock on the date of grant.

Because the Company is privately held and there is no public market for our stock, the fair value of the Company’s equity is approved by the Company’s Board of Directors or the Compensation Committee thereof at the time stock-based awards are granted. In estimating the fair value of our stock, the Company uses a third-party valuation specialist and considers factors it believes are material to the valuation process, including but not limited to, the price at which recent equity was issued by the Company to independent third parties or transacted between third parties, actual and projected financial results, risks, prospects, economic and market conditions, and estimates of weighted average cost of capital. The Company believes the combination of these factors provides an appropriate estimate of the expected fair value of the Company and reflects the best estimate of the fair value of the Company’s common stock at each grant date.

The Company has elected to recognize forfeitures of stock-based compensation awards as they occur. For awards subject to performance conditions, no compensation cost will be recognized before the performance condition is probable of being achieved. Recognition of any compensation expense relating to stock grants that vest contingent on an initial public offering or “Acquisition” (as defined in the 2015 Plan detailed in Note 20) will be deferred until consummation of such initial public offering or Acquisition.

Fair Value Measurements—The Company applies fair value accounting for all financial assets and liabilities and certain non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. Assets and liabilities measured at fair value every reporting period include investments in cash equivalents, available-for-sale debt securities, certain embedded derivatives requiring bifurcation, certain warrants issued classified as a liability in accordance with ASC 480, and contingent consideration liabilities relating to business combinations. Other assets and liabilities are subject to fair value measurements only in certain circumstances, including purchase accounting applied to assets and liabilities acquired in a business combination, impaired cost and equity method investments and long-lived assets that are written down to fair value when they are impaired.

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining fair value measurements for assets and liabilities that are required to be recorded at fair value, the Company assumes the highest and best use of non-financial assets by market participants and the market-based risk measurements or assumptions that market participants would use in pricing assets or liabilities, such as inherent risk, transfer restrictions, and credit risk. Assets

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

and liabilities are classified using a fair value hierarchy, which prioritizes the inputs used to measure fair value according to three levels, and bases the categorization of fair value measurements within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Inputs that reflect quoted prices for identical assets or liabilities in markets that are not active, quoted prices for similar assets or liabilities in active markets, inputs other than quoted prices that are observable for the assets or liabilities, or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3—Unobservable inputs that the Company incorporates in its valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The valuation techniques used to measure the fair value of money market funds were derived from quoted market prices for identical instruments in active markets. The estimated fair value of the Company’s investment in convertible notes, included in equity method and other investments in the accompanying condensed consolidated balance sheets as of June 30, 2019, was estimated by discounting future anticipated cash flows using a discount rate which reflects the current interest rate at which a similar note with the same terms and maturities would be made to borrowers with similar credit ratings. See Note 13 for a discussion of the method for determining the estimated fair value of the Company’s convertible related party liabilities.

Contingent Consideration—The fair value measurements of contingent consideration liabilities established in connection with business combinations are determined as of the acquisition date based on significant unobservable inputs, including the discount rate, the price of the Company’s stock, estimated probabilities and timing of achieving specified milestones and the estimated amount of future sales. Contingent consideration liabilities are remeasured to fair value at each subsequent reporting date until the related contingency is resolved. Changes to the fair value of the contingent consideration liabilities can result from changes to one or a number of inputs, including discount rates, the probabilities of achieving the milestones, the time required to achieve the milestones and estimated future sales. Significant judgment is employed in determining the appropriateness of these inputs. Changes to the inputs described above could have a material impact on the Company’s financial position and results of operations in any given period.

Income Taxes—The Company calculates its quarterly income tax provision pursuant to Accounting Standard Codification (“ASC”) 740-270, which provides that a Company cannot recognize a tax benefit in its annual effective tax rate for any jurisdiction with a pre-tax book loss and full valuation allowance (“excluded jurisdictions”). For the six months ended June 30, 2018, the Company recorded an income tax benefit of $1.4 million, resulting in an effective tax rate of (0.19)%. For the six months ended June 30, 2019, the Company recorded an income tax provision of $(5.1) million, resulting in an effective tax rate of 0.57%. As of December 31, 2018 and June 30, 2019, the Company had deferred income tax liabilities totaling $2.6 million and $2.4 million, respectively, included within other liabilities on the accompanying condensed consolidated balance sheets.

The Company analyzed its various tax positions and did not identify any material uncertain tax positions for the six months ended June 30, 2018 and 2019.

The Company files income tax returns in U.S. federal, U.S. state and foreign jurisdictions. All tax years remain open to examination by the taxing authorities.

Recently Adopted Accounting Pronouncements

In June 2018, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). This guidance expands the scope of ASC 718 to include share-based payments granted to non-employees in exchange for

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

goods or services used or consumed in an entity’s own operations and supersedes the guidance in ASC 505-50. The guidance also applies to awards granted by an investor to employees and non-employees of an equity method investee for goods or services used or consumed in the investee’s operations. This guidance is effective for public companies for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. For all other companies, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than a company’s adoption date of ASC 606. As of January 1, 2019, the Company early adopted the provisions of ASU 2018-07, concurrent with the adoption of ASC 606. The adoption of this guidance did not have material impact on the Company’s condensed consolidated financial position, results of operations and cash flows.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the Emerging Issues Task Force) (“ASU 2016-18”) to add and clarify guidance on the classification and presentation of restricted cash and restricted cash equivalents in the statement of cash flows. ASU 2016-18 requires that restricted cash and restricted cash equivalents be included within cash and cash equivalents when reconciling the beginning-of-period and end-of-period totals disclosed in the statement of cash flows. Transfers between restricted and unrestricted cash accounts are not reported within the statement of cash flows. Only restricted cash receipts or payments from restricted cash directly to third parties are reported in the statement of cash flows as either an operating, investing, or financing activity, depending on the nature of the transaction. Furthermore, an additional reconciliation is required to reconcile cash, cash equivalents, and restricted cash reported within the condensed consolidated balance sheets to sum to the total shown in the condensed consolidated statements of cash flows. The Company has historically disclosed the restricted cash separately on its consolidated balance sheets. ASU 2016-18 is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years and is effective for all other entities for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019, with early adoption permitted. The Company retrospectively adopted ASU 2016-18 in connection with the preparation of our annual consolidated financial statements for the year ended December 31, 2018 and accordingly has also adjusted the presentation of cash flows for the six months ended June 30, 2018 as presented in the accompanying condensed consolidated statement of cash flows.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), which updated the guidance on how certain cash receipts and cash payments should be presented and classified within the statement of cash flows. The guidance was effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years and is effective for all other entities for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019, with early adoption permitted. The standard requires retrospective adoption. We elected to early adopt ASU 2016-15 in connection with the preparation of our annual consolidated financial statements for the year ended December 31, 2018 and accordingly have also adjusted the presentation of cash flows for the six months ended June 30, 2018 as presented in the accompanying condensed consolidated statement of cash flows. The adoption of ASU 2016-15 changed how we have historically classified cash paid related to contingent consideration and holdbacks in connection with acquisitions depending on the timing of when the payments are made. Prior to the adoption of ASU 2016-15, cash paid related to acquisitions was entirely classified as cash outflows from investing activities, regardless of the timing of payment and upon the adoption of ASU 2016-15, cash paid soon after the close of the acquisition is classified as a cash outflow from investing activities, while cash payments made after that time are classified as cash outflows from either financing or operating activities, depending on whether the amount paid is in excess of the contingent consideration recognized during the measurement period. During the six months ended June 30, 2018, the Company reclassified $2.8 million in payments relating to acquisition holdbacks in connection with the adoption of ASU 2016-15.

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

Summary of Retrospective Adjustments to Prior Period Cash Flow Presentation—The following table summarizes the impact of the retrospective adoption of ASU 2016-18 and ASU 2016-15 on our condensed consolidated statement of cash flows for the six months ended June 30, 2018:

(Amounts in thousands)	As Previously Reported	ASU 2016-15 Adjustments	ASU 2016-18 Adjustments	As Adjusted
Investing Activities:

Change in restricted cash	$(102,990)	$—	$102,990	$—

Cash used for acquisitions	(132,096)	2,804	1,275	(128,017)

Net cash used by investing activities	(995,242)	2,804	104,265	(888,173)

Financing Activities:

Payments for contingent consideration and holdback of acquisition proceeds	—	(2,804)	—	(2,804)

Net cash provided by financing activities	748,598	(2,804)	—	745,794

Effects of exchange rate changes on cash and cash equivalents	3,211	—	(485)	2,726

Net increase in cash, cash equivalents, and restricted cash	(327,796)	—	103,780	(224,016)

Cash, cash equivalents, and restricted cash—beginning of year	2,020,805	—	150,314	2,171,119

Cash, cash equivalents, and restricted cash—end of year	1,693,009	—	254,094	1,947,103

In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASU 2016-02”), which was codified primarily as ASC No. 842 (“ASC 842”). The FASB also subsequently issued several amendments to ASC 842 including implementation guidance and various other amendments relating to accounting and presentation matters. ASC 842 requires lessees to recognize a right-of-use asset and lease liability for leases with initial terms greater than twelve months. Recognition, measurement and presentation of expenses for lessees will depend on classification as a finance lease (formerly referred to as a capital lease under ASC 840) or operating lease. The guidance for lessors remains relatively unchanged, except for a change in the definition of direct and incremental internal and external lease acquisition costs that are able to be capitalized as defined under the new guidance, which is also applicable to lessees. ASC 842, as amended, was effective for public business entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years and is effective for all other entities for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, with early adoption permitted.

In connection with the preparation of these interim condensed consolidated financial statements as of June 30, 2019, the Company early adopted ASC 842 and the related amendments using the modified retrospective approach, as if such adoption had occurred on January 1, 2019. In accordance with the modified retrospective approach, 2018 and prior amounts have not been adjusted and therefore may not be comparable.

Upon adoption, effective as of January 1, 2019, the Company recorded a lease right-of-use asset (“ROU Asset”) and a corresponding lease obligation, primarily related to operating leases, of approximately $14 billion on its condensed consolidated balance sheet. The lease obligation reflects the present value of the Company’s future lease payments over the lease term, which includes renewal options that are reasonably assured of being exercised, discounted using a collateralized incremental borrowing rate.

Upon adoption, the Company elected to utilize the package of practical expedients available under ASC 842, which permit the Company to not reassess the lease identification, lease classification and initial direct costs associated with

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

any expired or existing contracts as of the date of adoption. Therefore, costs that were previously capitalized under ASC 840 will continue to be capitalized and amortized on a straight-line basis over the lease term. In addition, upon adoption, the Company made an accounting policy election to recognize tenant lease incentive receivables as part of the fixed lease payments at the lease commencement date, reducing the initial measurement of the lease obligation and ROU Asset. The Company previously recorded lease incentive receivables when contractually due. As of December 31, 2018, the Company had approximately $232 million of lease incentive receivables contractually due recorded on the accompanying condensed consolidated balance sheet. The adoption of this policy resulted in approximately $900 million of additional unbilled lease incentive commitments payable from landlords which reduced the initial measurement of the lease obligation and ROU Asset for leases that have commenced between January 1, 2019 and June 30, 2019.

In connection with the adoption of ASC 842, the Company also made an accounting policy election for all lease related asset classes, to account for the lease and non-lease components as a single lease component. In doing so, the Company has included the common area maintenance and real estate taxes, in addition to base rent, as a component of its total real estate operating lease cost in determining its total lease obligation and has reclassified prior period amounts accordingly for comparability purposes in our disclosures of total real estate operating lease cost. Prior to the adoption, in accordance with ASC 840, common area maintenance payments and reimbursements for real estate taxes were considered executory costs, not included within the Company’s minimum lease payments, and were expensed as incurred.

The Company has also made an accounting policy election to exempt leases with an initial term of 12 months or less from being recognized on the balance sheet. Short-term leases primarily relate to leases of office equipment and are not significant in comparison to the Company’s overall lease portfolio. Payments related to those leases will continue to be recognized in the condensed consolidated statement of operations on a straight-line basis over the lease term.

The Company has certain leases subject to index adjustments such as relating to inflation rates or fair market rate adjustments. Historically, the Company has calculated and disclosed future minimum rental payments for these leases using the relevant index as of the end of the reporting period. As part of the transition, the Company used the index in effect at transition in its disclosure of future lease payments and its calculation of the lease liability. For leases entered into after January 1, 2019, the index at lease commencement date will be used to calculate the lease liability until lease modification.

In connection with the adoption of ASC 842 and the change in the definition of initial direct costs, during the six months ended June 30, 2019, the Company incurred a total expense of $13.8 million, included in growth and new market development expenses on the condensed consolidated statement of operations, relating to legal costs which previously would have been capitalized in accordance with ASC 840.

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

Summary of Modified Retrospective Adjustments to Balance Sheet Presentation—The following table summarizes the impact of the modified retrospective adoption of ASC 842 as of January 1, 2019 on the Company’s condensed consolidated balance sheet:

	As of January 1, 2019

(Amounts in thousands)	Balance as of December 31, 2018	Adjustments due to ASC 842	Balance as of January 1, 2019

Assets

Lease incentives receivable	$232,243	$(232,243)	$—

Other current assets (1)	385,601	(92,725)	292,876

Lease right-of-use assets, net	—	11,628,660	11,628,660

Deferred lease acquisition cost, net	69,387	(69,387)	—

Other assets (1)	264,351	(39,229)	225,122

Total	$951,582	$11,195,076	$12,146,658

Liabilities

Accounts payable and accrued expenses (2)	$826,396	$(45,250)	$781,146

Current lease obligations	72,992	130,531	203,523

Long-term lease obligations	2,882,532	11,109,795	13,992,327

Total	$3,781,920	$11,195,076	$14,976,996

(1)	Amount represents prepaid lease costs including rent, common area maintenance and real estate taxes, which are included as a component of the right-of-use asset upon adoption of ASC 842.

(2)	Amount represents accrued lease costs including rent, common area maintenance and real estate taxes, which are included as a reduction of the right-of-use asset upon adoption of ASC 842.

See Note 4 for additional information on the Company’s leasing arrangements and the application of ASC 842.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, (“ASU 2014-09”), which was codified primarily as ASC No. 606 (“ASC 606”). ASC 606 supersedes existing revenue recognition guidance and prescribes a single comprehensive model for entities to recognize revenue when control of the promised goods or services is transferred to customers at an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods and services. The FASB also subsequently issued several amendments to ASC 606 including implementation guidance which clarified principal versus agent considerations in reporting revenue gross versus net, clarification of the identification and treatment for performance obligations and guidance on collectability, noncash consideration and various other accounting and presentation matters. ASC 606 also permits entities to use several practical expedients upon adoption. ASC 606, as amended, was effective for public business entities for annual reporting periods beginning after December 15, 2017, and interim reporting periods within those annual reporting periods and was effective for all other entities for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019, with early adoption permitted. ASC 606 should be applied either retrospectively to each prior reporting period presented or on a modified retrospective basis with the cumulative effect of initially applying ASC 606 recognized at the date of initial application.

As of January 1, 2019, the Company adopted ASC 606 and the related amendments using the modified retrospective transition approach applied to contracts which were not completed as of the date of adoption. The cumulative impact of adopting ASC 606 was a net decrease to the January 1, 2019 opening balance of accumulated deficit of $1.7 million. The impact was primarily related to (i) $1.4 million of additional revenue reflected in prior periods from the sale of a software license that was previously deferred under ASC 605 and (ii) $0.3 million relating to the recognition of previously deferred gains associated with prior failed sale transactions. The adoption of the new standard did not have a material impact on the Company’s condensed consolidated financial position, results of operations or cash flows for

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

any period presented as the pattern of recognition of revenue for the majority of the Company’s contracts did not change with the adoption of ASC 606.

Summary of Modified Retrospective Adjustments to Balance Sheet Presentation—The following table summarizes the impact of the modified retrospective adoption of ASC 606 as of January 1, 2019 on the Company’s condensed consolidated balance sheet:

	As of January 1, 2019

(Amounts in thousands)	Balance as of December 31, 2018	Adjustments due to ASC 606	Balance as of January 1, 2019

Deferred revenue	$113,237	$(1,413)	$111,824

Long-term lease obligations—Capital lease	$50,785	$(10,138)	$40,647

Property and equipment, net	$4,368,772	$(9,850)	$4,358,922

Accumulated deficit	$(3,311,285)	$1,701	$(3,309,584)

See Note 3 for additional information on the Company’s revenues and the application of ASC 606.

Recently Issued Accounting Pronouncements

In October 2018, the FASB issued ASU No. 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities (“ASU 2018-17”). ASU No. 2018-17 amends the guidance for determining whether a decision-making fee is a variable interest and requires organizations to consider indirect interests held through related parties under common control on a proportional basis rather than as the equivalent of a direct interest in its entirety. The amendments in this update are effective for public entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. For all other entities the amendments in this update are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating the impact the new guidance will have on its consolidated financial position, results of operations and cash flows.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). In November 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments-Credit Losses (“ASU 2018-19”) that clarifies the scope of the standard in the amendments in ASU 2016-13. The guidance changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The guidance replaces the current ‘incurred loss’ model with an ‘expected loss’ approach. ASU 2016-13 will be applied as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. ASU 2016-13 is effective for public business entities that meet the definition of a Securities Exchange Commission filer (“SEC Filer”) for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, for public business entities that do not meet the definition of an SEC filer, for fiscal years beginning after December 15, 2020 and is effective for all other entities for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the impact ASU 2016-13 will have on its consolidated financial position, results of operations, and cash flows.

Note 3. Revenue Recognition

As of January 1, 2019, the Company adopted ASC 606 and the related amendments using the modified retrospective transition approach applied to those contracts which were not completed as of January 1, 2019. The results for

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

reporting periods beginning after January 1, 2019 are presented under ASC 606 while prior period amounts are not adjusted and continue to be reported in accordance with Topic 605. Other than the policies discussed below, and as otherwise discussed in Note 2, no material changes have been made to the Company’s significant accounting policies disclosed in Note 2, Summary of Significant Accounting Policies, in its Annual Report for the year ended December 31, 2018 as it relates to revenue recognition.

The Company recognizes revenue under the five-step model required under ASC 606, which requires the Company to identify the relevant contract with the customer, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to the performance obligations identified and recognize revenue when (or as) each performance obligation is satisfied.

The Company’s primary revenue categories, related performance obligations, and associated recognition patterns are as follows:

Membership and Service Revenue—The Company sells memberships to individuals and organizations that provide access to office space, use of a shared internet connection, access to certain facilities (kitchen, common areas, etc.), a monthly allowance of conference room reservation hours, printing and copying and access to the WeWork mobile application. The price of each membership is based on factors such as the particular characteristics of the workspace occupied by the member, the geographic location of the workspace, and the size of the workspace. The membership contracts may contain renewal options that may be exercised at the discretion of the member to extend the term beyond the initial term.

Membership revenue consists primarily of fees from members, net of discounts, and is recognized over time, evenly on a ratable basis, over the life of the agreement, as services are provided and the performance obligation is satisfied. All services included in a monthly membership allowance that remain unused at the end of a given month expire.

Certain of the Company’s membership contracts with its members relate to “configured” workspaces which meet the definition of operating leases under ASC 840 and 842. The Company had approximately $20 million and $109 million in membership revenue for the six months ended June 30, 2018 and 2019, respectively, related to subleases and membership contracts accounted for as leases in accordance with ASC 840 during 2018 and ASC 842 during 2019. The Company has elected not to separate non-lease components from lease components for all membership agreements with configured workspaces. The revenue recognized under ASC 842 is recognized evenly on a ratable basis over the term of the arrangement, consistent with the revenue recognition pattern for the membership services arrangements accounted for under ASC 606.

Service revenue consists of additional billings to members for the ancillary services they may access through their memberships in excess of monthly allowances included in membership revenue, commissions earned by the Company on various services and benefits provided to our members and management fee income for services provided to unconsolidated locations in India. Members may elect whether they want to add-on additional services at the inception of their agreement. Additional fees for add-on services are included in the transaction price when elected by the member. To the extent a member elects an add-on service subsequent to the commencement of a commitment period, the additional add-on fee will be added to transaction price at that point in time.

Other Revenue—Other revenue includes income generated from sponsorships and ticket sales from WeWork branded events and is recognized upon the occurrence of the event. Other revenue also includes other management and advisory fees earned, design fees earned and revenue generated from various We Company offerings. The Company recognizes these revenues over time, on a monthly basis, as the services are performed.

Other revenue also includes revenue earned for design and development services performed, which are recognized as revenue over time based on a percentage of contract costs incurred to date compared to the total estimated contract cost. The Company identifies only the specific costs incurred which contribute to the Company’s progress in satisfying

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

the performance obligation. Contracts are generally segmented between types of services, such as consulting contracts, design and construction contracts, and operate contracts. Revenues related to each respective type of contract are recognized as or when the respective performance obligations are satisfied. When total cost estimates for these types of arrangements exceed revenues in a fixed-price arrangement, the estimated losses are recognized immediately. The Company performs ongoing profitability analyses of its design and build services contracts accounted for using a cost-to-cost measure of progress in order to determine the accuracy of the latest estimates of revenues, costs and profit margins. Changes to total contract revenue, and estimated cost or losses, if any, are recognized on a cumulative catch-up basis in the period in which they are determined and may result in increases or decreases in revenues or costs. Significant judgment is required when estimating total cost including future labor and expected efficiencies, as well as whether a loss is expected to be incurred on the project. Pre-contract costs are expensed as incurred unless they are expected to be recovered from the customer. If the costs are recoverable, contract costs are capitalized and amortized over time consistent with the transfer of the services to which the asset relates.

Billing terms and conditions generally vary by contract category. Amounts are billed as work progresses in accordance with agreed-upon contractual terms, either at periodic intervals (e.g., upfront, monthly, or quarterly) or upon achievement of contractual milestones. For most of our standard memberships which are typically invoiced monthly, our payment terms are immediate. In most cases where timing of revenue recognition significantly differs from the timing of invoicing, the Company has determined that its contracts do not include a significant financing component. The Company elects the financing component practical expedient and does not adjust the promised amount of consideration in contracts where the time between cash collection and performance is less than one year.

Members’ Service Retainers—Prior to moving into an office, members are generally required to provide the Company with a service retainer as detailed in their membership agreement. In the event of non-payment of membership or other fees by a member, pursuant to the terms of the membership agreements, the amount of the service retainer may be applied against the member’s unpaid balance. The Company recognizes members’ service retainers as a liability as the Company expects to refund some or all of that consideration to the member.

Contract Assets and Receivables—The Company classifies the right to consideration in exchange for solutions or services provided to a customer as either a receivable or a contract asset. A receivable is a right to consideration that is unconditional as compared to a contract asset which is a right to consideration that is conditional upon factors other than the passage of time. Contracts that contain both contract assets and liabilities are recorded on a net basis. Contract assets that are expected to be billed beyond the next 12 months are considered long-term contract assets and included in other assets.

Deferred Revenue—Deferred revenue represents collections from customers for which revenue has not been recognized to date. Deferred revenue is classified as a current liability as it is expected to be recognized as revenue within the next twelve months.

Assets Recognized from the Costs to Obtain a Contract with a Customer—Incremental costs (e.g., member referral fees) of obtaining a contract are capitalized and amortized into expense on a straight-line basis over the underlying contract period if the Company expects to recover those costs. The incremental costs of obtaining a contract include only those costs the Company incurs to obtain a contract that it would not have incurred if the contract had not been obtained. The costs associated with significant member referral fees are amortized over the underlying contract period, even if the contract term is less than twelve months. As of December 31, 2018 and June 30, 2019, the Company had $49.7 million and $59.4 million, respectively, of prepaid member referral fees included in other current assets and had $6.2 million and $18.5 million, respectively, of prepaid member referral fees included in other assets on the accompanying condensed consolidated balance sheets. During the six months ended June 30, 2019, the Company recognized $46.9 million of amortization of capitalized contract costs. The amortization of these costs is included as a component of sales and marketing expenses in the accompanying condensed consolidated statements of operations.

Taxes collected from customers and remitted to governmental authorities are presented on a net basis.

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

ASC 606 Transition Disclosures

The impact of adopting ASC 606 for the six months ended June 30, 2019 was an increase to revenue of approximately $0.9 million.

Contract Balances

The following table provides information about contract assets and deferred revenue from contracts with customers recognized in accordance with ASC 606:

(Amounts in thousands)	December 31, 2018	June 30, 2019

Contract assets (included in accounts receivable and accrued revenue, net)	$13,621	$30,972

Contract assets (included in other current assets)	$8,453	$17,772

Contract assets (included in other assets)	$11,340	$16,445

Deferred revenue	$(101,926)	$(135,132)

Revenue recognized during the six months ended June 30, 2019, which was included in deferred revenue as of January 1, 2019, was $89.3 million.

Remaining Performance Obligations and Total Committed Revenue Backlog

The following table presents the transaction price allocated to the Company’s remaining performance obligations that represent contracted customer revenues that have not yet been recognized as revenue as of June 30, 2019, that will be recognized as revenue in future periods, over the life of the customer contracts, in accordance with either ASC 606 or ASC 842:

(Amounts in thousands)	ASC 606 Revenue	ASC 842 Revenue	Total Committed Revenue Backlog(1)

Remaining 2019	$1,110,946	$137,219	$1,248,165

2020	1,119,959	236,480	1,356,439

2021	505,285	156,272	661,557

2022	233,668	92,733	326,401

2023	142,262	58,845	201,107

2024 and beyond	148,156	10,078	158,234

Total	$3,260,276	$691,627	$3,951,903

(1)

Total non-cancelable contractual commitments, net of discounts, remaining under agreements entered into as of June 30, 2019, which we expect will be recognized as revenue subsequent to such date. The combination of the remaining performance obligation to be recognized as revenue under ASC 606 plus the remaining contract value of the Company’s member contracts that qualify as leases is comparable to what the Company refers to as “Committed Revenue Backlog”. The Company has excluded from these amounts contracts with variable consideration where revenue is recognized using the right to invoice practical expedient.

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

Disaggregation of Revenue

The following table provides disaggregated detail of the Company’s revenue by major source for the six months ended June 30, 2018 and 2019:

	Six Months Ended June 30,

(Amounts in thousands)	2018	2019

Membership and service revenue	$713,956	$1,348,772

Other revenue	49,815	186,648

Total revenue	$763,771	$1,535,420

Note 4. Leasing Arrangements

In connection with the preparation of these interim condensed consolidated financial statements as of June 30, 2019, the Company adopted ASC 842 and the related amendments using the modified retrospective approach, as if such adoption had occurred on January 1, 2019. The results for reporting periods beginning after January 1, 2019 are presented in accordance with ASC 842, while prior period amounts were not adjusted and continue to be reported in accordance with ASC 840. The policies discussed below, and as otherwise discussed in Note 2, replace the lease policies disclosed in Note 2, “Summary of Significant Accounting Policies,” of our financial statements for the year ended December 31, 2018 as it relates to the accounting and presentation of leases for 2019.

Lessee Accounting

The Company has a significant portfolio of real estate leases in connection with its business. The Company also leases certain equipment and has service contracts, including warehouse agreements, where we control identified assets, such as warehouse space, and therefore these arrangements represent embedded leases under ASC 842. The Company determines whether an arrangement is a lease at inception. For each lease arrangement identified, the Company determines its classification as an operating or finance lease.

At lease commencement, the Company recognizes a lease obligation and corresponding right-of-use asset based on the initial present value of the fixed lease payments using the Company’s incremental borrowing rates for its population of leases. The incremental borrowing rate represents the rate of interest the Company would have to pay to borrow over a similar term, and with a similar security, in a similar economic environment, an amount equal to the fixed lease payments. The commencement date is the date the Company takes initial possession or control of the leased premise or asset, which is generally when the Company enters the leased premises and begins to make improvements in preparation for its intended use.

The Company’s leases do not provide a readily determinable implicit discount rate. Therefore, management estimates the incremental borrowing rate used to discount the lease payments based on the information available at lease commencement. The Company utilized a model consistent with the credit quality for its outstanding debt instruments to estimate its specific incremental borrowing rates that align with applicable lease terms. As of June 30, 2019, the weighted average remaining lease term for leases included within the total lease obligation is 14 years for operating leases and 11 years for finance leases. As of June 30, 2019, the weighted average discount rate used for determining the total lease obligation and right-of-use asset was 8.2% for operating leases and 7.6% for financing leases.

Non-cancelable lease terms for most of the Company’s real estate leases typically range between 10-20 years and may also provide for renewal options. Renewal options are typically solely at the Company’s discretion and are only included within the lease obligation and right-of-use asset when the Company is reasonably certain that the renewal options would be exercised.

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

The Company’s leases may include base rent payments and rent payments that include escalation terms on the amount of base rent which may vary by market with examples including fixed-rent escalations or escalations based on an inflation index or other market adjustments. The escalations based on changes in inflation indexes and market adjustments are not included as lease payments in the calculation of the lease obligation or right-of-use asset and are included in variable lease cost when incurred.

Most leases require the Company to pay common area maintenance, real estate taxes, and other similar costs. Common area maintenance is considered a non-lease component whereas real estate taxes are not components of a lease as defined in ASC 842. The Company has elected not to separate non-lease components from lease components for all asset classes in our lease portfolio. To the extent that such costs represent non-lease components and payments are fixed in the lease agreement, those costs are included in the lease payments used to calculate the lease obligation and are included within the total lease cost recognized on a straight-line basis over the lease term.

The Company expends cash for leasehold improvements and to build out and equip its leased locations. Generally, a portion of the cost of leasehold improvements is reimbursed to us by our landlords as a tenant improvement allowance. The Company may also receive a broker commission from the lessor for its role in identifying and negotiating certain of the Company’s leases. The Company recognizes lease incentives receivable relating to tenant improvement allowances and broker commissions receivable for its role in negotiating the Company’s leases, as a reduction of fixed lease payments at the lease commencement date, reducing the initial measurement of the lease obligation and right-of-use asset. The Company considers lease incentive receivables to represent a fixed future receipt due from the landlord, as our practice and intent is to spend up to or more than the full amount of the tenant improvement allowance that is contractually provided under the terms of the contract as well as to collect any broker commission fees contractually due to the Company after lease commencement. The lease obligation recorded on the Company’s balance sheet will increase as the Company receives collections on its lease incentives receivable that were included as a component of the total lease obligation at lease commencement.

The lease right-of-use assets recorded on the Company’s balance sheet are also reduced by any accrued and unpaid rent, common area maintenance charges and other lease costs and increased for any prepaid amounts and initial direct costs incurred executing the Company’s leases. The Company evaluates its right-of-use assets for impairment consistent with our property and equipment policy disclosure included in its financial statements for the year ended December 31, 2018.

Operating Lease Cost—In addition to base rent, a large majority of the Company’s lease agreements contain provisions for free rent periods, rent escalations, common area maintenance charges, real estate tax reimbursements, tenant improvement allowances and brokerage commissions received by the Company for negotiating the Company’s lease. These costs, or benefits in the case of the lease incentives due to the Company, are all considered a component of the total lease cost.

For leases that qualify as operating leases, the Company recognizes the associated fixed lease cost on a straight-line basis over the term of the lease beginning on the date of initial possession, which is generally when the Company enters the leased premises and begins to make improvements in preparation for its intended use. Cash payments made to landlords, reduce the Company’s total lease obligation, while the accretion of the lease obligation using the effective interest rate method, increases the liability over time. The difference between the total lease cost expensed on a straight-line basis and the accretion of the lease obligation over time using the effective interest rate method is recognized as a reduction to the lease right-of-use asset, net on the accompanying balance sheet.

Variable lease cost includes any rent contingent payments based on percentages of revenue or other profitability metrics as defined in the lease, common area maintenance, the Company’s share of real estate taxes, or similar charges that are variable in nature. Variable lease costs are not included as lease payments in the calculation of the lease obligation and are included in variable lease costs as incurred and when probable.

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

All cash payments for lease costs and cash receipts for lease incentives are included within operating activities in the statement of cash flows.

Finance Lease Cost—For leases that qualify as a finance lease, the right-of-use assets related to finance lease obligations are recorded in property and equipment as finance lease assets and are depreciated over the shorter of the estimated useful life or the lease term and the expense is included as a component of depreciation and amortization expense on the accompanying consolidated statements of operations. Payments made under finance leases are allocated between a reduction of the lease obligation and interest expense using the effective interest method.

In the statement of cash flows, cash payments associated with finance leases are allocated between financing cash flows, for the portion related to the reduction of the lease obligation, and operating cash flows for the portion representing interest expense.

The real estate operating lease cost incurred before a location opens for member operations is recorded in pre-opening location expenses on the accompanying condensed consolidated statements of operations. Once a location opens for member operations, the entire real estate operating lease cost is included in location operating expenses on the accompanying condensed consolidated statement of operations. Real estate operating lease expense for Meetup, Flatiron School, Conductor and Managed by Q offerings is included in other operating expenses on the accompanying condensed consolidated statement of operations, while real estate operating lease cost for other We Company offerings are included in growth and new market development expenses on the accompanying condensed consolidated statement of operations. Real estate operating lease cost for the Company’s corporate offices is included in general and administrative expenses on the accompanying condensed consolidated statements of operations.

“Lease cost contractually paid or payable” for each period presented below represents cash payments due for base and contingent rent, common area maintenance amounts and real estate taxes payable under the Company’s lease agreements, recorded on an accrual basis of accounting, regardless of the timing of when such amounts were actually paid.

The non-cash adjustment to record lease cost “free rent” periods and lease cost escalation clauses on a straight-line basis over the term of the lease beginning on the date of initial possession is presented as “Non-cash GAAP straight-line lease cost” below.

The tenant improvement allowances and broker commissions received by the Company for negotiating the Company’s leases are amortized on a straight-line basis over the lease term, as a reduction to the total operating lease cost and are presented as “amortization of lease incentives” below.

The components of total real estate operating lease cost for leases recorded under ASC 840 are as follows:

	Six Months Ended June 30, 2018

	Reported in:

(Amounts in thousands)	Location Operating Expenses	Pre-opening Location Expenses	Other Operating Expenses	General & Administrative Expenses	Growth and New Market Development Expenses	Total

Lease cost contractually paid or payable for the period (1)	$337,729	$35,068	$1,835	$5,183	$84	$379,899

Non-cash GAAP straight-line lease cost	117,178	119,699	5	1,080	—	237,962

Amortization of lease incentives	(38,891)	(1,476)	—	(265)	—	(40,632)

Total real estate operating lease cost	$416,016	$153,291	$1,840	$5,998	$84	$577,229

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

(1)

Common area maintenance charges and real estate taxes, or “tenancy costs” are a non-lease component as defined in ASC 842. We have elected to not separate non-lease components in the determination of our lease obligation and therefore the costs associated with common area maintenance charges and real estate taxes billed in addition to our base rent, where applicable, have been included as a component of our total operating lease costs in 2019. For comparability purposes, we have presented incremental common area maintenance charges and real estate taxes collectively, “tenancy costs”, contractually paid or payable, shown as a component of the total operating lease cost in all periods presented.

The components of total real estate operating lease cost for leases recorded under ASC 842 are as follows:

	Six Months Ended June 30, 2019

	Reported in:

(Amounts in thousands)	Location Operating Expenses	Pre-opening Location Expenses	Other Operating Expenses	General & Administrative Expenses	Growth and New Market Development Expenses	Total

Lease cost contractually paid or payable for the period	$707,075	$45,306	$3,714	$17,900	$944	$774,939

Non-cash GAAP straight-line lease cost	198,124	218,759	(41)	6,865	231	423,938

Amortization of lease incentives	(69,399)	(18,628)	—	(2,011)	(6)	(90,044)

Total real estate operating lease cost	$835,800	$245,437	$3,673	$22,754	$1,169	$1,108,833

The Company’s total operating lease costs include both fixed and variable components as follows:

	Six Months Ended June 30, 2019

	Reported in:

(Amounts in thousands)	Location Operating Expenses	Pre-opening Location Expenses	Other Operating Expenses	General & Administrative Expenses	Growth and New Market Development Expenses	Total

Fixed real estate lease costs	$694,240	$230,740	$3,568	$21,018	$1,116	$950,682

Fixed equipment and other lease costs	1,679	—	—	444	448	2,571

Total fixed lease costs	$695,919	$230,740	$3,568	$21,462	$1,564	$953,253

Variable real estate lease costs	$141,560	$14,697	$105	$1,736	$53	$158,151

Variable equipment and other lease costs	479	—	—	—	—	479

Total variable lease costs	$142,039	$14,697	$105	$1,736	$53	$158,630

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

The Company also had certain leases accounted for as capital leases under ASC 840 which are now referred to as finance leases and accounted for under ASC 842. Total lease costs for these leases are as follows:

	Six Months Ended June 30, 2018

	Reported in:

(Amounts in thousands)	Depreciation and Amortization	Interest Expense	Total

Total capital lease cost	$1,081	$1,907	$2,988

	Six Months Ended June 30, 2019

	Reported in:

(Amounts in thousands)	Depreciation and Amortization	Interest Expense	Total

Total finance lease cost	$1,914	$2,261	$4,175

The below table presents the lease related liabilities recorded on the accompanying balance sheet as of December 31, 2018, as recorded in accordance with ASC 840:

(Amounts in thousands)	Balance Sheet Captions	December 31, 2018
Liabilities

Current liabilities

Current portion of deferred rent	Current lease obligations	$71,034

Capital lease obligations, current portion	Current lease obligations	1,958

Total current liabilities		72,992

Non-current liabilities

Deferred rent	Long-term lease obligations	2,831,747

Capital lease obligations	Long-term lease obligations	50,785

Total non-current liabilities		2,882,532

Total lease obligations		$2,955,524

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

The below table presents the lease related assets and liabilities recorded on the accompanying balance sheet as of June 30, 2019, as recorded in accordance with ASC 842:

(Amounts in thousands)	Balance Sheet Captions	June 30, 2019
Assets

Operating lease right-of-use assets	Lease right-of-use assets, net	$15,112,851

Finance lease right-of-use assets (1)	Property and equipment, net	35,580

Total leased assets		$15,148,431

Liabilities

Current liabilities

Operating lease liabilities	Current lease obligations	$531,990

Finance lease liabilities	Current lease obligations	3,956

Total current liabilities		535,946

Non-current liabilities

Operating lease obligations	Long-term lease obligations	17,868,619

Finance lease obligations	Long-term lease obligations	48,178

Total non-current liabilities		17,916,797

Total lease obligations		$18,452,743

(1)	Finance lease right-of-use assets are recorded net of accumulated amortization of $10.3 million as of June 30, 2019.

The Company’s aggregate annual lease obligations at June 30, 2019 are as follows:

(Amounts in thousands)	Finance Leases	Operating Leases	Total

Remainder of 2019	$4,206	$868,895	$873,101

2020	8,531	2,164,826	2,173,357

2021	8,610	2,322,922	2,331,532

2022	8,561	2,383,279	2,391,840

2023	8,007	2,426,278	2,434,285

2024 and beyond	45,408	23,787,202	23,832,610

Total undiscounted fixed minimum lease cost payments	83,323	33,953,402	34,036,725

Less amount representing lease incentive receivables (1)	—	(1,250,295)	(1,250,295)

Less amount representing interest	(31,189)	(14,302,498)	(14,333,687)

Present value of future lease payments	52,134	18,400,609	18,452,743

Less current portion of lease obligation	(3,956)	(531,990)	(535,946)

Total long-term lease obligation	$48,178	$17,868,619	$17,916,797

(1)

Lease incentives receivable primarily represent amounts expected to be received by the Company relating to payments for leasehold improvements that are reimbursable pursuant to lease provisions with relevant landlords and receivables for broker commissions earned for negotiating certain of the Company’s leases.

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

The future undiscounted fixed minimum lease cost payments for the non-cancelable leases presented above exclude an additional $13.1 billion relating to executed non-cancelable leases that have not yet commenced as of June 30, 2019.

Note 5. Other Current Assets

Other current assets consists of the following:

(Amounts in thousands)	December 31, 2018	June 30, 2019

Net receivable for value added tax (“VAT”)	$92,815	$111,873

Deposits on property and equipment	81,646	72,177

Acquisition deposits	—	5,000

Prepaid rent expense (1)	71,357	—

Prepaid real estate taxes (1)	14,293	—

Prepaid common area maintenance charges (1)	7,075	—

Prepaid member referral fees	49,735	59,448

Prepaid software	13,546	34,542

Other prepaid expenses and current assets	55,134	93,752

Total other current assets	$385,601	$376,792

(1)

Effective January 1, 2019, in connection with the adoption of ASC 842, prepaid rent, prepaid real estate taxes and prepaid common area maintenance charges are included as a component of the lease right-of-use asset on the accompanying condensed consolidated balance sheets.

Note 6. Property and Equipment, Net

Property and equipment, net, consists of the following:

(Amounts in thousands)	December 31, 2018	June 30, 2019

Leasehold improvements	$3,562,651	$4,484,712

Finance lease assets (1)	44,443	35,580

Land (2)	—	356,473

Equipment	371,455	458,773

Furniture	423,346	546,442

Construction in progress (2)	538,384	1,651,856

Property and equipment	4,940,279	7,533,836

Less: accumulated depreciation	(571,507)	(804,409)

Total property and equipment, net	$4,368,772	$6,729,427

(1)	In connection with the adoption of ASC 842, capital lease assets are now referred to as finance lease assets.

(2)

The land and construction in progress balances as of June 30, 2019 include the 2019 acquisition of a $852.8 million real estate development project by the 424 Fifth Venture, including $2.8 million of capitalized transaction costs, which was allocated $356.5 million to land and $496.3 million to construction in progress as described in Note 7.

Depreciation expense for the six months ended June 30, 2018 and 2019 was $125.4 million and $234.1 million, respectively.

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

Note 7. Consolidated VIEs and Noncontrolling Interests

424 Fifth Venture

During 2019, the Company invested $50 million for a 17.4% interest in a joint venture that simultaneously closed on the acquisition of a $852.8 million real estate investment located in New York City (the “424 Fifth Venture”), including $2.8 million of capitalized transaction costs. The WPI Fund, as defined in Note 11, is also a 39.1% owner in the 424 Fifth Venture. The 424 Fifth Venture was initially capitalized with a $50 million investment from the Company, $112.5 million from the WPI Fund, $125.0 million of equity from other investors and a debt facility of up to $900 million, of which $626.0 million was drawn as of June 30, 2019. The Company also entered into agreements with wholly owned subsidiaries of the 424 Fifth Venture to manage the redevelopment of the property, and to subsequently manage the operations and lease the property from the 424 Fifth Venture after the redevelopment is completed. The lease agreement includes total future minimum lease cost payments of approximately $1.7 billion over the 20-year lease, of which payments totaling $1.2 billion are guaranteed by the Company. The Company’s $50 million contribution to the 424 Fifth Venture was funded through the February 2019 conversion of the $50 million convertible note that was previously issued by the Company to a wholly-owned subsidiary of the WPI Fund during the year ended December 31, 2018. The 424 Fifth Venture is a consolidated variable interest entity in which the Company is its primary beneficiary through its equity ownership, development management agreement and its master lease arrangement with the 424 Fifth Venture. The portion of consolidated equity attributable to the interest of the 424 Fifth Venture’s other investors is reflected as noncontrolling interests within the equity section of the accompanying condensed consolidated balance sheet as of June 30, 2019. The acquisition of real estate by the 424 Fifth Venture was accounted for as an asset acquisition and the purchase price was allocated among the assets purchased, including land of $356.5 million and building of $496.3 million. As of June 30, 2019, the real estate is under development and as a result is included within the Company’s construction in progress balance within the property and equipment table detailed in Note 6.

Creator Fund

During 2018, the Company launched a fund (the “Creator Fund”) that will make investments in recipients of WeWork’s “Creator Awards” and other investments through use of a venture capital strategy. A wholly-owned subsidiary of the Company is the managing member of the Creator Fund. As of June 30, 2019, the Creator Fund had received contributions from Softbank Group Capital Limited totaling $50.7 million, representing 99.99% of the interest of the Creator Fund, including $6.0 million received during the six months ended June 30, 2019. An affiliate of Softbank Group Capital Limited is a principal stockholder with representation on the Company’s board of directors. The portion of consolidated equity attributable to the interest of the Creator Fund’s investors in the Creator Fund is reflected as noncontrolling interests, within the equity section of the accompanying condensed consolidated balance sheet as of December 31, 2018 and June 30, 2019.

WeWork Waller Creek

During 2018, the Company formed a 50% owned and consolidated joint venture entity (“WeWork Waller Creek”) to facilitate a 5% unconsolidated investment in a joint venture that acquired a parcel of land and development project in Texas (“Waller Creek”). See Note 11 for additional details. The Company is the managing member of WeWork Waller Creek. As of December 31, 2018 the Company and the other WeWork Waller Creek investor had each funded $3.2 million related to the closing of the land purchase. During the six months ended June 30, 2019, the Company admitted an additional investor into the WeWork Waller Creek entities for $3.3 million. The Company’s effective ownership interest in the WeWork Waller Creek consolidated entity was reduced from 50% to 33% upon the entrance of the new member. The cash received was used by the Company to acquire an additional 2.5% interest in the unconsolidated Waller Creek joint venture. See Note 11 for additional details. The portion of the consolidated equity attributable to the interest of WeWork Waller Creek’s other investors is reflected as a redeemable noncontrolling

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

interest, within the mezzanine section of the accompanying condensed consolidated balance sheet as of December 31, 2018 and June 30, 2019.

ChinaCo

During 2018, a consolidated subsidiary of the Company (“ChinaCo”) sold to investors $500.0 million of Series B Preferred Stock at a price of $18.319 per share and a liquidation preference of $18.319 per share. During 2017, ChinaCo sold to investors $500.0 million of Series A Preferred Stock at a price of $10.00 per share and a liquidation preference of $10.00 per share. The portion of consolidated equity attributable to ChinaCo’s Series A and B Preferred shareholders are reflected as redeemable noncontrolling interests, within the mezzanine section of the accompanying condensed consolidated balance sheets as of December 31, 2018 and June 30, 2019. See Note 8 for a discussion of the Class A Ordinary shares issued during 2018 by ChinaCo in connection with an acquisition. The portion of consolidated equity attributable to ChinaCo’s Class A Ordinary shareholders are reflected as noncontrolling interests, within the equity section of the accompanying condensed consolidated balance sheet as of December 31, 2018 and June 30, 2019.

Pursuant to the terms of the shareholders’ agreement of ChinaCo, as long as certain investors remain shareholders of ChinaCo, ChinaCo will be the exclusive operator of the Company’s businesses in the “Greater China” territory, defined in the agreement to include China, Hong Kong, Taiwan and Macau. After the fifth anniversary of the later of (i) the initial ChinaCo Series B Preferred Stock closing date and (ii) the date of ChinaCo’s latest bona fide financing transaction (or set of related transactions) in which ChinaCo receives gross proceeds of at least $50.0 million, the Company may elect to purchase, at fair value, all ChinaCo shares held, other than any interests issued in connection with an equity incentive plan. The Company may elect to pay the buyout consideration in either cash, shares of WeWork’s Class A Common Stock, or a combination thereof. For a period of one year (which one year period may be tolled in certain circumstances) following the fifth anniversary of the later of (i) the initial ChinaCo Series B Preferred Stock closing date and (ii) the date of ChinaCo’s latest bona fide financing transaction in which ChinaCo receives gross proceeds of at least $50.0 million, the lead investor in the ChinaCo Series B financing will have the right to elect to have ChinaCo complete a liquidity event, which may include, at our option, an initial public offering of ChinaCo, a sale of ChinaCo, a sale of Series B Preferred Stock held by participating Series B Preferred Stockholders of ChinaCo, or a purchase of such participating holders’ interest in ChinaCo by the Company or by ChinaCo. The lead investor will only be able to exercise this liquidity event right if it retains all of its holdings of Series B Preferred Stock of ChinaCo that it acquired in the ChinaCo Series B financing or otherwise.

JapanCo

During 2017, a consolidated subsidiary of the Company (“JapanCo”) entered into an agreement with investors for the sale of a 50% membership interest in JapanCo for an aggregate contribution of $500.0 million which will be funded over a period of time. As of December 31, 2018, JapanCo had received contributions totaling $300.0 million. Pursuant to the terms of the agreement an additional $100.0 million is required to be contributed in each of 2019 and 2020. The portion of consolidated equity attributable to the outside investors’ interests in JapanCo are reflected as redeemable noncontrolling interests, within the mezzanine section of the accompanying condensed consolidated balance sheets as of December 31, 2018 and June 30, 2019. As long as the investors remain shareholders of JapanCo, JapanCo will be the exclusive operator of the Company’s WeWork branded co-working businesses in Japan. After July 13, 2024 and, prior to that date, in the event of default on the contributions to be made, the Company may elect to purchase, at fair value, all JapanCo membership interests held, other than any interests issued in connection with an equity incentive plan. The Company may elect to pay the buyout consideration in either cash, WeWork shares, or a combination thereof.

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

PacificCo

During 2017, a consolidated subsidiary of the Company (“PacificCo”) entered into an agreement with an investor for the sale of $500.0 million of Series A-1 Preferred Stock at a price of $10.00 per share and a liquidation preference of $10.00 per share on terms and subject to conditions substantially identical to the terms and conditions of the ChinaCo transaction described above. The initial closing occurred on October 30, 2017 and all of the PacificCo Series A-1 Preferred Stock was issued at that time, however the Company received contributions totaling $200.0 million at the initial closing and an additional $100.0 million during the year ended December 31, 2018. Pursuant to the terms of the agreement an additional $100.0 million is required to be contributed in each of 2019 and 2020. The portion of consolidated equity attributable to PacificCo’s Series A-1 Preferred shareholders are reflected as redeemable noncontrolling interests, within the mezzanine section of the accompanying condensed consolidated balance sheets as of December 31, 2018 and June 30, 2019. As long as the investor remains a shareholder of PacificCo, PacificCo will be the exclusive operator of the Company’s businesses in selected markets in Asia other than those included in the Greater China and Japan territories described above, including but not limited to Singapore, Korea, the Philippines, Malaysia, Thailand, Vietnam and Indonesia. After October 30, 2024, the Company may elect to purchase, at fair value, all PacificCo shares held, other than any interests issued in connection with an equity incentive plan. The Company may elect to pay the buyout consideration in either cash, WeWork shares, or a combination thereof.

Consolidated Variable Interest Entities

As of June 30, 2019, 424 Fifth Venture, Creator Fund, WeWork Waller Creek, ChinaCo, JapanCo, and PacificCo are the Company’s only consolidated VIEs. The Company is considered to be the primary beneficiary as we have the power to direct the activities of the VIEs that most significantly impact the VIEs’ economic performance and the right to receive benefits that could potentially be significant to the VIEs. As a result, these entities remain consolidated subsidiaries of the Company and the interests owned by the other investors and the net income or loss and comprehensive income or loss attributable to the other investors are reflected as redeemable noncontrolling interests and noncontrolling interests on our condensed consolidated balance sheets, statements of operations, and statements of comprehensive loss, respectively.

The following tables include selected consolidated financial information as of December 31, 2018 and June 30, 2019 and for the six months ended June 30, 2018 and 2019 of our consolidated VIEs, as included in our condensed consolidated financial statements and in each case, after intercompany eliminations.

	December 31, 2018		June 30, 2019

(Amounts in thousands)	Asia JVs (1)	Other VIEs (2)	Asia JVs (1)	Other VIEs (2)
Consolidated VIE balance sheet information:

Cash and cash equivalents	$813,818	$12,210	$531,147	$4,682

Property and equipment, net	491,801	—	722,840	904,052

Restricted cash	74,846	—	96,656	—

Total assets	2,023,329	46,549	5,162,422	963,437

Long-term debt, net	9,795	—	29,048	607,214

Total liabilities	597,685	83	3,801,770	623,274

Redeemable stock issued by VIEs	1,599,157	3,160	1,599,157	6,446

Total net assets (3)	(173,513)	43,306	(238,505)	333,717

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

	Six Months Ended June 30, 2018		Six Months Ended June 30, 2019

(Amounts in thousands)	Asia JVs (1)	Other VIEs (2)	Asia JVs (1)	Other VIEs (2)
Consolidated VIE statement of operations information:

Net income (loss)	$(128,254)	—	$(169,289)	$(3,337)

Consolidated VIE cash flow information:

Net cash used in operating activities	(42,496)	—	(76,568)	(3,422)

Net cash used in investing activities	(336,036)	—	(243,896)	(893,477)

Net cash provided by financing activities	20,223	—	48,774	889,371

(1)

The “Asia JVs” include ChinaCo, JapanCo and PacificCo. The consent of an affiliate of SoftBank Group Capital Limited is required for any dividends to be distributed by the JapanCo and PacificCo consolidated VIEs. As a result, any net assets of JapanCo and PacificCo would be considered restricted net assets to the Company. In addition, certain subsidiaries of ChinaCo are incorporated in China and subject to PRC laws and regulations, as a result, assets may not be freely transferable to the U.S. due to the local laws and restrictions. The net assets of the Asia JVs include preferred stock issued to affiliates of SoftBank and other investors that includes liquidation preferences totaling $1.6 billion as of both December 31, 2018 and June 30, 2019, and are redeemable upon the occurrence of an event that is not solely within the control of the Company. After reducing the net assets of each Asia JV by the liquidation preference associated with the redeemable stock issued, the remaining net assets of each Asia JV is negative. The initial issuance price equals the liquidation preference for each share issued as of December 31, 2018 and June 30, 2019.

(2)	The “Other VIEs” includes all other consolidated VIEs, other than the Asia JVs discussed separately in (1) and include the 424 Fifth Venture, the Creator Fund and WeWork Waller Creek.

(3)

Total net assets represents total assets less total liabilities and redeemable stock issued by VIEs after the total assets and total liabilities have both been reduced to remove amounts that eliminate in consolidation.

The assets of consolidated VIEs will be used first to settle obligations of the VIE. Remaining assets may then be distributed to the VIEs’ owners, including the Company, subject to the liquidation preferences of certain noncontrolling interest holders and any other preferential distribution provisions contained within the operating agreements of the relevant VIEs. Other than the restrictions relating to the Company’s Asia JVs discussed in (1) above, third-party approval for the distribution of available net assets is not required for the Company’s Other VIEs.

Note 8. Acquisitions

2019 Activity

In May 2019, the Company acquired 100% of the equity of seven entities collectively known as “Emprenurban” for total consideration of $33.5 million. Emprenurban is a Latin American construction manager, real estate developer, builder and consultant with operations in Argentina, Uruguay, Paraguay, Peru, Colombia, Brazil, Chile and Mexico. The total consideration consisted of $31.5 million in cash paid at closing with an additional $2.0 million of the cash consideration being held back at closing and included in other current liabilities as of June 30, 2019.

In April 2019, the Company acquired 100% of the equity of Managed by Q for total consideration of $189.7 million. The total consideration consisted of $107.5 million in cash, $0.2 million in Class A Common Stock options, and $82.0 million in Series AP-3 Preferred Stock. At closing, $18.7 million of cash consideration was held back and included in other current liabilities as of June 30, 2019. Managed by Q was founded in 2013 and offers a workplace management platform that specializes in facilities management services whereby its clients can discover, book, manage and pay for a wide range of services through an online dashboard to keep their office spaces running efficiently.

During 2019, the Company acquired 100% of the equity of another company for total cash consideration of $5.7 million. At closing $0.6 million of the cash proceeds were held back and are included in other current liabilities as of June 30, 2019.

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

The preliminary allocation of the total acquisition consideration during the six months ended June 30, 2019 is estimated as follows (amounts below exclude the asset acquisitions acquired by non-wholly owned subsidiaries separately disclosed in Note 7):

(Amounts in thousands)	Total 2019 Acquisitions

Cash and cash equivalents	$16,237

Property and equipment	2,558

Capitalized software	24,000

Goodwill	183,357

Finite-lived intangible assets	2,800

Deferred tax liabilities	(218)

Deferred revenue	(623)

Other assets acquired and liabilities assumed, net	836

Total consideration	$228,947

2018 Activity

In September 2018, the Company acquired 100% of the equity of Teem Technologies, Inc. (“Teem”) for total cash consideration of $94.2 million. At closing, $18.4 million of the cash consideration was held back and included in other current liabilities as of December 31, 2018 and June 30, 2019 on the accompanying condensed consolidated balance sheets. Teem was founded in 2009 and offers a software-as-a-service workplace management solution that offers booking, guest management, indoor navigation, and real-time space analytics tools.

In April 2018, ChinaCo, PacificCo, and a consolidated wholly owned subsidiary of the Company (“WeWork Australia”), acquired 100% of the issued and outstanding stock of naked Hub Holdings Ltd. (“NH Holdings”), naked Hub Vietnam Holdings Limited (“NH Vietnam”), and naked Hub Australia Pty Ltd (“NH Australia” and, together with NH Holdings and NH Vietnam, “Naked Hub”). The total consideration for the acquisition of Naked Hub was $480.3 million, in the form of cash, Class A Ordinary Shares of ChinaCo, and Class A Common Stock of the Company.

Naked Hub, founded in 2015, was formerly the co-working arm of Shanghai-based luxury resort company Naked Retreats. As of the acquisition date, Naked Hub had approximately 8,000 members across 25 locations, primarily in Shanghai, Beijing, Australia, Hong Kong and Vietnam. This acquisition has increased the Company’s market presence in Asia.

PacificCo acquired 100% of the equity of NH Vietnam for $14.4 million and WeWork Australia acquired 100% of the equity of NH Australia for $16.2 million, both all cash transactions.

ChinaCo acquired 100% of the equity of NH Holdings for total consideration of $449.7 million, consisting of $177.0 million in cash and $272.7 million in ChinaCo Class A Ordinary Shares and Class A Common Stock of the Company. At closing, the Company transferred $146.3 million in cash and $179.7 million in ChinaCo Class A Ordinary Shares. The remaining consideration included a holdback of $15.9 million payable in cash and contingent consideration consisting of $14.7 million payable in cash and $93.1 million payable in a combination of ChinaCo Class A Ordinary Shares and Class A Common Stock of the Company. ChinaCo will reimburse the Company for any shares of the Company issued on ChinaCo’s behalf in connection with the acquisition. The Company determined the fair value of the contingent consideration, based on the likelihood of reaching set milestones. Each period, the contingent consideration will be remeasured to fair market value through the statement of operations. During the six months ended June 30, 2019, the Company recorded a gain of $44.1 million related to the remeasurement of the

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

contingent consideration payable in stock, and a loss of $1.0 million during the six months ended June 30, 2019 related to the remeasurement of the contingent consideration payable in cash, all included in growth and new market development expenses on the accompanying condensed consolidated statements of operations. The change in fair value of the contingent consideration was driven by changes in the Company’s projected obligation to issue additional ChinaCo Class A Ordinary Shares based on the anti-dilution provisions of the acquisition agreement, changes in the likelihood of achieving certain milestones, and an increase in the fair market value of the ChinaCo Class A Ordinary Shares and the Company’s Class A Common Stock during the period. During the year ended December 31, 2018, ChinaCo issued $44.0 million of additional Class A Ordinary Shares in connection with the anti-dilution protection related to the contingent consideration of this acquisition. As of December 31, 2018, there was $15.9 million in cash holdback, $10.5 million in contingent consideration payable in cash, and $129.8 million in contingent consideration payable in a combination of Class A Ordinary Shares of ChinaCo and Class A Common Stock of the Company included in other current liabilities on the accompanying condensed consolidated balance sheet. During the six months ended June 30, 2019, the Company settled $68.1 million of the contingent consideration payable in Class A Common Stock of the Company. As of June 30, 2019, there was $15.9 million in cash holdback and $18.0 million in contingent consideration payable in a combination of Class A Ordinary Shares of ChinaCo and Class A Common Stock of the Company included in other current liabilities on the accompanying condensed consolidated balance sheet.

In March 2018, the Company completed the acquisition of 100% of the equity of Conductor, Inc. (“Conductor”) for a total consideration of $113.6 million. The total consideration included $15.8 million in cash and $97.8 million in Series AP-1 Preferred Stock. As of December 31, 2018, $0.2 million of cash and $10.0 million of the Series AP-1 Preferred Stock that were held back at closing remain included in other current liabilities and additional paid in capital, respectively on the condensed consolidated balance sheet. As of June 30, 2019, all holdbacks have been released and the Company received $0.2 million as a purchase price reduction, which was recorded as a measurement period adjustment to goodwill. Conductor was founded in 2006 and is a marketing services software company that provides search engine optimization and enterprise content marketing solutions.

During 2018, the Company acquired 100% of the equity of three other companies, in various lines of business, for total consideration of $11.0 million. The total consideration included $7.9 million in cash and $3.1 million in Series AP-2 Preferred Stock. As of December 31, 2018 and June 30, 2019, the condensed consolidated balance sheets included other current liabilities of $0.2 million and other liabilities of $0.5 million related to cash consideration holdbacks.

All 2019 and 2018 acquisitions, other than the real estate asset investments described in Note 7, were accounted for as business combinations and the total consideration was allocated to the identifiable assets acquired and liabilities assumed based on their fair values (using primarily Level 3 inputs) as of the closing date of each acquisition, with amounts exceeding the net fair value recognized as goodwill. The goodwill is non-tax deductible and primarily attributable to expected synergies from the integration of the operations of the acquired companies and WeWork. Preliminary purchase price allocations are finalized upon post-closing procedures. These business acquisitions were not material to our condensed consolidated financial statements, either individually or in the aggregate. Accordingly, proforma results of these business acquisitions have not been presented.

During the six months ended June 30, 2018, the Company released acquisition holdbacks of $2.8 million of cash, $0.6 million of common equity and $22.7 million of preferred stock, representing 23,311 shares of Class A Common Stock, 23,249 shares of Series G Preferred Stock, and 331,514 shares of Series AP-1 Preferred Stock, relating to acquisitions following the satisfaction of requirements per the terms of the agreement. During the six months ended June 30, 2019, the Company released acquisition holdbacks of $0.5 million of cash, and $10.6 million of preferred stock and paid cash contingent consideration of $11.5 million relating to acquisitions following the satisfaction of requirements per the terms of the relevant acquisition agreements.

During the six months ended June 30, 2018 and 2019, the Company incurred transaction costs relating to business combinations totaling $5.2 million and $6.9 million, respectively.

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

Note 9. Goodwill

Goodwill includes the following activity during the year ended December 31, 2018 and the six months ended June 30, 2019:

(Amounts in thousands)	Year Ended December 31, 2018	Six Months Ended June 30, 2019

Balance at beginning of period	$156,117	$681,017

Goodwill acquired	553,458	183,357

Other measurement period adjustments	(1,471)	(3,093)

Effect of foreign currency exchange rate changes	(27,087)	1,667

Balance at end of period	$681,017	$862,948

Note 10. Intangible Assets, Net

Intangible assets, net consist of the following:

		December 31, 2018

(Amounts in thousands)	Weighted- Average Remaining Useful Lives (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Capitalized software	2.2	$56,986	$(24,522)	$32,464

Other finite-lived intangible assets - customer relationships and other	8.5	131,945	(12,521)	119,424

Indefinite-lived intangible assets - trademarks		7,255	—	7,255

Total intangible assets, net		$196,186	$(37,043)	$159,143

		June 30, 2019

(Amounts in thousands)	Weighted- Average Remaining Useful Lives (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Capitalized software	2.4	$98,903	$(34,746)	$64,157

Other finite-lived intangible assets—customer relationships and other	8.1	134,783	(22,667)	112,116

Indefinite-lived intangible assets—trademarks		7,255	—	7,255

Total intangible assets, net		$240,941	$(57,413)	$183,528

Amortization expense of intangible assets was $11.0 million and $20.3 million for the six months ended June 30, 2018 and 2019, respectively.

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

Amortization expense related to intangible assets as of June 30, 2019 is expected to be as follows:

(Amounts in thousands)	Total

Remainder of 2019	$24,402

2020	42,115

2021	30,978

2022	17,681

2023	12,784

2024 and beyond	48,313

Total	$176,273

Note 11. Equity Method and Other Investments

The Company’s investments consists of the following:

		December 31, 2018	June 30, 2019
(Amounts in thousands, except percentages)		Carrying	Carrying	Cost	Percentage

Investee	Investment Type	Value	Value	Basis	Ownership

DSQ (1)	Equity method investment / Note receivable	52,291	50,218	53,067	10%

WPI Fund (2)	Equity method investment	66,592	17,440	15,568	4%

The Wing (3)	Equity method investment / Equity securities	59,163	58,837	52,000	23%

Waller Creek (4)	Equity method investment	6,464	10,072	9,908	8%

Creator Fund Investments (5)	Various	28,008	40,604	41,661	Various

IndiaCo (6)	Investment in convertible notes	5,319	5,544	5,248	N/A

Ark Master Fund (7)	Equity method investment	—	691	691	2%

Other	Various	598	2,603	2,754	Various

Total equity method and other investments		$218,435	$186,009	$180,897

(1)

During 2018, a venture in which the Company owns a 10% equity interest closed on the acquisition of a commercial real estate portfolio located in London, United Kingdom (“DSQ”). The investment balance as of June 30, 2019, includes a note receivable with an outstanding balance of $25.0 million that accrues interest at a rate of 6.08% and matures in April 2028. The remaining $25.2 million investment is the carrying value of the Company’s equity method investment. The Company was a tenant in one of the properties within DSQ prior to the acquisition by the joint venture and subsequent to the acquisition the Company has signed new leases for additional space in other locations within DSQ. See Note 22 for additional details.

(2)

During 2017, the Company subscribed for a total of $27.0 million in capital commitments to a new real estate investment fund (the “WPI Fund”), including its commitments as a 50% owner of the unconsolidated entity that is the general partner of the WPI Fund and its commitments as a limited partner of the WPI Fund. The Company is also a 50% owner in the unconsolidated entity that is the asset manager for the WPI Fund. The other 50% owner of both the general partner and the asset manager of the WPI Fund is an affiliate of Rhone Group LLC. Rhone Group LLC is also a shareholder of the Company and Rhone Group LLC’s controlling member is also a director of the Company. Of the total capital commitments, the Company had funded approximately $15.5 million as of June 30, 2019. During 2018, the Company also funded an additional $50.0 million in exchange for a convertible note to a wholly-owned subsidiary of the WPI Fund. In February 2019, this note converted into a 17.4% equity interest in the Company’s consolidated 424 Fifth Venture as discussed in Note 7. The WPI Fund’s focus is acquiring, developing and managing office assets with current or expected vacancy suitable for WeWork occupancy, currently primarily focusing on opportunities in North America and Europe.

(3)

During 2017, the Company acquired a 25% interest, comprised of common and preferred shares, in Refresh Club, Inc. (“The Wing”) for $38.0 million, which was accounted for as an equity method investment. The Wing is a network of co-working and community spaces for women and its mission is to create space for women to advance their pursuits and build community together. During 2018, the Company acquired an additional $14.0 million of preferred shares in connection with a new round of financing by The Wing, which resulted in the Company’s ownership decreasing to 23%. The preferred shares, including both the preferred shares acquired during 2017 and the preferred shares acquired during 2018, were determined to be equity securities without a readily determinable fair value and are measured using the measurement alternative. The common shares acquired during 2017 remained an equity method investment. As this additional round of financing in 2018 represented an orderly

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

market transaction, the December 31, 2018 carrying value of the preferred shares acquired during 2017 include an unrealized gain of $8.0 million based primarily on level 3 inputs of the fair value hierarchy, including the enterprise value implied by the 2018 round of financing and other inputs.

(4)

During 2018, the Company acquired a 5% interest in Waller Creek, through WeWork Waller Creek, for $6.5 million. Waller Creek is a joint venture established to acquire a parcel of land in Texas and develop, manage, operate, and eventually sell the developed property. Waller Creek closed on the $126.0 million acquisition of land in December 2018. During 2019, the Company acquired an additional 2.5% interest in Waller Creek, through WeWork Waller Creek, for $3.3 million.

(5)

During 2018, the Company launched the Creator Fund that will make investments in recipients of WeWork’s Creator Awards and other investments through use of a venture capital strategy. The Creator Fund is a consolidated subsidiary owned 99.99% by related party noncontrolling interest holders. The Creator Fund has invested in other companies through Simple Agreements for Future Equity (“SAFE”), equity securities, or convertible notes. SAFE investments will convert into equity issued in the subject entity’s next qualifying equity financing round, typically, at either the issue price or a discount to the issue price. The SAFE is also senior to any equity claims upon a change of control and/or dissolution of the subject entity prior to the conversion of the security. As the Creator Fund does not have significant influence over these investees and the investments do not have a readily determinable fair value, these investments are recognized at the initial cost basis, subject to impairment and remeasured using the measurement alternative. Under the measurement alternative, changes in fair value are recognized in connection with orderly market transactions. During the six months ended June 30, 2018 and 2019, the Creator Fund made investments totaling $3.2 million and $13.7 million respectively.

(6)

In 2016, the Company entered into an agreement with WeWork India Services Private Limited (“IndiaCo”), an affiliate of Embassy Property Developments Private Limited (“Embassy”), to subscribe for convertible debentures to be issued by IndiaCo in an aggregate principal amount of INR, which equated to $5.5 million as of June 30, 2019. The Company fully funded this investment in April 2017. The debentures will earn interest at a coupon rate of 6% per annum and have a maximum term of twenty years. The Company also has a buy-out option that it may exercise to purchase Embassy’s equity shares in IndiaCo, at fair value, after June 30, 2021 or earlier upon the occurrence of certain triggering events. The debentures are convertible into equity shares of IndiaCo upon certain trigger events which include: (i) changes in control, and (ii) defaults in regards to certain agreed upon provisions. IndiaCo will construct and operate workspace locations in India using WeWork’s branding, advice, and sales model. Per the terms of the agreement, the Company will also receive a management fee from IndiaCo based on an agreed upon profit allocation. The Company earned $1.6 million and $3.5 million, in management fee income from IndiaCo during the six months ended June 30, 2018 and 2019, respectively. Management fee income is included within service revenue as a component of total revenue in the accompanying condensed consolidated statements of operations.

(7)

During 2019, the Company formed a new global real estate acquisition and management platform (“ARK”) and ARK sponsored the “ARK Master Fund”. ARK secured from a third-party investor $500 million in limited partner capital commitments to the ARK Master Fund and an additional $500 million in capital commitments to related future real estate ventures that ARK expects to form in the future (“Additional ARK Funds”). As of June 30, 2019, the Company has committed $12.5 million to the ARK Master Fund, which amount may increase (up to a maximum aggregate amount of $25.0 million) in proportion to additional third-party capital commitments secured by the ARK Master Fund. Of the total capital commitments, the Company had funded approximately $0.7 million as of June 30, 2019. The ARK Master Fund and the Additional ARK Funds will pursue real estate and real estate-related investments that we expect would benefit from the Company’s occupancy or involvement or the involvement of the limited partners of the ARK Master Fund or the Additional ARK Funds, either on a global basis or, in the case of the Additional ARK Funds, pursuant to more-targeted investment mandates.

During the six months ended June 30, 2019, the ARK Master Fund closed on the acquisition of a commercial real estate building in which the Company was the only tenant in the building upon its acquisition by the ARK Master Fund, pursuant to a lease agreement that commenced originally in January 2018. The Company’s lease was not amended subsequent to the acquisition, see Note 22 for additional details.

As of June 30, 2019, the WPI Fund, The Wing, IndiaCo, ARK Master Fund and certain other entities in which the Company has invested are unconsolidated VIEs. In all cases, the Company is not the primary beneficiary, as the Company does not have both the power to direct the activities of the entity that most significantly impact the entity’s economic performance and exposure to benefits or losses that that could potentially be significant to the VIE. None of the debt held by these investments is recourse to the Company. The Company’s maximum loss is limited to the amount of our net investment in these VIEs and any unfunded commitments as discussed below.

During the six months ended June 30, 2018 and 2019, the Company recorded approximately $0.9 million and $(2.6) million, respectively, for its share of income (loss) related to its equity method and other investments included in income (loss) from equity method and other investments in the condensed consolidated statement of operations.

During the six months ended June 30, 2018 and 2019, the Company contributed a total of $58.0 million and $19.7 million, respectively, to its investments and received distributions on sale of its investments totaling $2.2 million for the six months ended June 30, 2018. There were no distributions received during the six months ended June 30, 2019. As of June 30, 2019 the Company had a total of $64.3 million in unfunded capital commitments to its investments; however, if requested, in each case, the Company may elect to contribute additional amounts in the future.

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

Note 12. Other Current Liabilities

Other current liabilities consists of the following:

(Amounts in thousands)	December 31, 2018	June 30, 2019

Current portion of acquisition holdbacks (1)	$42,677	$63,521

Contingent consideration relating to acquisitions payable in stock (1)	129,811	17,975

Contingent consideration relating to acquisitions payable in cash (1)	10,520	—

Current portion of long-term debt	2,706	2,776

Other current liabilities	13,892	19,036

Total other current liabilities	$199,606	$103,308

(1)	See Note 8 for further details on holdbacks, contingent consideration, and the related acquisitions.

Note 13. Convertible Related Party Liabilities, Net

Convertible related party liabilities, net consist of the following:

	December 31,	June 30,

(Amounts in thousands)	2018	2019
Convertible Note (original and as amended, respectively):

Convertible Note outstanding principal balance	$1,000,000	$1,000,000

Less: Value of embedded redemption derivative liability at issuance and amendment, respectively (1)	(178,784)	(25,295)

Less: Original issue discount at issuance and amendment, respectively	(169,961)	(286,815)

Plus: Imputed interest expense	22,359	32,302

Total Convertible Note Excluding Embedded Derivative	673,614	720,192

(1) Convertible Note Embedded Redemption Derivative:

Value of embedded redemption derivative liability at issuance and amendment, respectively	178,784	25,295

Plus/(Less): Change in fair value included in interest expense	97,587	(25,295)

Total Convertible Note Embedded Redemption Derivative, at Fair Value	276,371	—

Total Convertible Note	949,985	720,192

Amended 2018 Warrant Liability:

Cash received on first draw in January 2019	—	1,500,000

Cash received on second draw in April 2019	—	1,000,000

Less: Cost basis of related party financial instrument included in additional paid in capital	—	(68,844)

Less: Gain from change in fair value of related party financial instruments	—	(486,151)

Total Warrant Liability, at Fair Value	—	1,945,005

Total Convertible Related Party Liabilities, Net	$949,985	$2,665,197

Convertible Note—During 2018, the Company entered into an agreement for the issuance of a convertible promissory note (the “Convertible Note”) with SoftBank Group Corp. and in August 2018, the Company drew down on the full

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

$1.0 billion commitment. An affiliate of SoftBank Group Corp. is a principal stockholder with representation on the Company’s board of directors.

The Convertible Note was originally scheduled to begin accruing interest on September 1, 2019, at a rate of 2.80%, compounded annually, and originally required repayment upon maturity on February 12, 2024, unless converted earlier. If not earlier converted or repaid in connection with a qualifying initial public offering as defined or the sale of the Company, all of the outstanding principal and interest due under the original terms of the Convertible Note would have converted into preferred stock of the Company upon a preferred stock financing providing to the Company gross proceeds of at least $2.0 billion (including the value of the Convertible Note). The Convertible Note was exercised in July 2019. See Note 25 for additional information.

In January 2019, the Company and SBWW Cayman agreed to modify certain provisions of the Convertible Note. The Convertible Note, as amended, will now automatically convert to the Company’s capital stock at the same time as the Amended 2018 Warrant, defined below, which, assuming no other exercise events prior to December 31, 2019, will now be automatically exercised on December 31, 2019, for a fixed per share price of $110. The interest accrual start date per the Convertible Note was also extended to December 31, 2019.

Based on the nature and significance of the modifications to the terms of the Convertible Note, the modification was accounted for as an extinguishment of the original convertible note and issuance of a new convertible note. As the Convertible Note is payable to a principal stockholder, the Company recognized the change in fair value of the Convertible Note before and after modification, as an increase to additional paid in capital in the amount of $236.4 million.

As the Convertible Note includes an interest-free period and the interest rate is also below the market effective rate for a similar borrowing, an original issue discount of $170.0 million was recorded upon the initial draw in August 2018 and an original issue discount of $286.8 million was recorded upon the modification in January 2019, each based on the fair value of the Convertible Note on the relevant date. As the borrowing at a discount was provided by a principal stockholder, the original discount of $170.0 million and the $116.9 million incremental increase in value of the discount upon amendment were both treated as capital contributions and included in additional paid in capital on the accompanying condensed consolidated balance sheet as of December 31, 2018 and June 30, 2019, respectively. In addition, the Company recognized $119.5 million of additional capital contributions during the six months ended June 30, 2019, relating to a change in fair value upon amendment of the terms of the Convertible Note. The Company estimated the fair values of the Convertible Note using a probability-weighted valuation scenario model.

The Convertible Note’s original and amended terms also contain embedded redemption features that are required to be bifurcated and separately accounted for as derivatives. These embedded features have been accounted for together as a single compound derivative. The Company estimated the fair value of the compound derivative at inception, upon amendment and at each reporting period, by comparing the value of the Convertible Note to a similar note without redemption features, the difference between the two values representing the value of the bifurcated redemption features. The bifurcation of the embedded redemption features represented a value of $178.8 million at the date of issuance and $25.3 million upon the subsequent amendment. As of June 30, 2019, the embedded redemption derivative had a fair value of zero as the probability of the redemption became remote upon the draw of the Amended 2018 Warrant discussed below. The embedded redemption derivative is presented with the Convertible Note within the balance of convertible related party liabilities, net on the accompanying condensed consolidated balance sheet as of December 31, 2018 and June 30, 2019, and is accounted for in the same manner as a freestanding derivative pursuant to ASC 815, Derivatives and Hedging, with subsequent changes in fair value recorded as an increase to or a reduction of interest expense each period.

The fair value measurements of the debt discount and the embedded redemption features are considered to be Level 3 fair value measurements in the fair value hierarchy as per ASC 820, Fair Value Measurements, as they were determined using observable and unobservable inputs.

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

During the six months ended June 30, 2019, the Company recorded interest expense of $33.6 million, which represents the imputed interest on the Convertible Note at an effective interest rate of 10%. The Company also recorded a reduction of interest expense of $1.7 million which represents the decline in the fair value of the embedded redemption derivative liability from January 1, 2019 through January 7, 2019 and a reduction of interest expense of $25.3 million which represents the decline in the fair value of the embedded redemption derivative liability from January 7, 2019 through June 30, 2019. The Company’s obligations under the Convertible Note are subordinate to the Company’s obligations under its existing credit facilities (see Note 21) and its Senior Notes (see Note 14).

Amended 2018 Warrant—On November 1, 2018, the Company entered into a warrant agreement with SBWW Cayman, pursuant to which the Company agreed to issue to SBWW Cayman shares of the Company’s capital stock (the “2018 Warrant”). Under the terms of the 2018 Warrant, in exchange for the issuance of the Company’s capital stock in the future, SBWW Cayman originally agreed to make a payment of $1.5 billion on each of January 15, 2019 and April 15, 2019. Unless earlier exercised in connection with a qualifying initial public offering, a qualifying preferred stock financing, a sale of the Company or certain insolvency events, the right of SBWW Cayman to receive shares of the Company’s capital stock would have been automatically exercised on September 30, 2019 at a per-share price of $110, pursuant to its original terms. During the year ended December 31, 2018, the Company recognized a capital contribution of $69.0 million and an equal off-setting amount within additional paid-in capital representing the fair value of the arrangement upon execution.

In January 2019, the Company and SBWW Cayman agreed to modify certain provisions of the 2018 Warrant (the “Amended 2018 Warrant”). Under the terms of the Amended 2018 Warrant, the January 2019 payment amount from SBWW Cayman to the Company was not changed, the April 2019 payment was reduced from $1.5 billion to $1.0 billion, and the conversion date was changed from September 30, 2019 to December 31, 2019. The amendment also modified the conversion price per share to be a fixed conversion price of $110 under all settlement scenarios. In January 2019 and April 2019 the Company drew down on the Amended 2018 Warrant and received $1.5 billion and $1.0 billion in cash, respectively. Upon the draws, the Company reclassified a combined total of $68.8 million of the equity asset associated with the original fair market value of the related party instrument established upon entering into the arrangement in November 2018 as an increase to additional paid in capital and a reduction in the warrant liability. As of June 30, 2019, the Amended 2018 Warrant was valued at $1.9 billion. During the six months ended June 30, 2019, the Company recorded a gain totaling $486.2 million, resulting from changes in fair value of the related party instrument. The Amended 2018 Warrant is classified as a liability in accordance with ASC 480, Distinguishing Liabilities from Equity (“ASC 480”), as the warrant embodies a potential cash settlement obligation to repurchase shares that is outside of the Company’s control. In accordance with ASC 480, the warrant liability will be remeasured to fair value each reporting period, with changes recognized in the gain (loss) from change in fair value of financial instruments on the accompanying condensed consolidated statements of operations. The measurement of the Amended 2018 Warrant is considered to be a Level 3 fair value measurement, as it was determined using observable and unobservable inputs. The Amended 2018 Warrant was exercised in July 2019. See Note 25 for additional information.

2019 Warrant—In conjunction with the Amended 2018 Warrant, the Company also entered into an additional warrant with SBWW Cayman, pursuant to which the Company agreed to issue shares of the Company’s capital stock (the “2019 Warrant”). Under the terms of the 2019 Warrant, in exchange for the issuance of the Company’s capital stock, SBWW Cayman will make a payment of $1.5 billion on April 3, 2020. The right of SBWW Cayman to receive shares of the Company’s capital stock will be automatically exercised on April 3, 2020 at a per-share price of $110. During the six months ended June 30, 2019, the Company recognized an additional capital contribution of $219.7 million and an equal off-setting amount within additional paid-in capital representing the fair value of the 2019 Warrant and modification of the 2018 Warrant prior to being drawn. The measurement of the 2019 Warrant is considered to be a Level 3 fair value measurement, as it was determined using observable and unobservable inputs.

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

Note 14. Long-Term Debt, Net

Long-term debt, net consists of the following:

(Amounts in thousands, except percentages)	Maturity Year	Interest Rate	December 31, 2018	June 30, 2019
Senior Notes:	2025	7.875%

Outstanding principal balance			$702,000	$669,000

Less: Unamortized debt issuance costs			(16,222)	(14,433)

Total Senior Notes, net			685,778	654,567

424 Fifth Venture Loans:

Mortgage Loan	2022(1)	LIBOR(2) + 3.45%	—	316,230

Senior Mezzanine Loan	2022(1)	LIBOR(2) + 5.27%	—	95,184

Junior Mezzanine Loan	2022(1)	LIBOR(2) + 7.40%	—	214,607

Less: Unamortized debt issuance costs			—	(18,808)

Total 424 Fifth Venture Loans, net			—	607,213

Other Loans:	2021 - 2026	2.5% - 6.2%

Outstanding principal balance			65,742	83,656

Less: Current portion of Other Loans			(2,706)	(2,776)

Total non-current portion Other Loans, net			63,036	80,880

Total long-term debt, net			$748,814	$1,342,660

(1)	Excludes two one-year extension options available subject to extension fees and certain conditions.

(2)	The 424 Fifth Venture loan agreements include a LIBOR floor of 2.513% and a LIBOR cap of 4%. The LIBOR interest rate cap expires on February 9, 2021.

Senior Notes — In April 2018, the Company issued $702 million in aggregate principal amount of unsecured senior notes due 2025 (the “Senior Notes”) at a 7.875% interest rate in a private offering pursuant to Rule 144A under the Securities Act and Regulation S under the Securities Act. The Company’s gross proceeds of $702.0 million, from the issuance of the Senior Notes, were recorded net of debt issuance costs of $17.4 million. The debt issuance costs are deferred and will be amortized into interest expense over the term of the Senior Notes using the effective interest method. Interest on the Senior Notes accrues and is payable in cash semi-annually in arrears on May 1 and November 1 of each year. The Company may redeem the Senior Notes, in whole or in part, at any time prior to maturity, subject to certain make-whole premiums. The Senior Notes mature on May 1, 2025 at 100% of par.

During the six months ended June 30, 2019, the Company repurchased $33.0 million aggregate principal amount of the Senior Notes for total consideration of $32.4 million. The Company recorded a gain of $0.3 million in connection with these repurchases, net of the write off of related unamortized debt issuance costs, which is included as a reduction to interest expense in the accompanying condensed consolidated statement of operations during the six months ended June 30, 2019.

Upon the occurrence of certain change of control triggering events, the Company may be required to repurchase the Senior Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest through the date of repurchase. The Senior Notes contain certain restrictive covenants that limit the Company’s ability to create certain

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

liens, to enter into certain affiliated transactions and to consolidate or merge with, or convey, transfer or lease all or substantially all of its assets, subject to important qualifications and exceptions.

The Senior Notes rank equally in right of payment with any existing and future senior indebtedness of the Company, and are senior in right of payment to any existing and future subordinated obligations of the Company, and are effectively subordinated to all secured indebtedness of the Company (including obligations under the credit facilities discussed in Note 21) to the extent of the value of the collateral securing such indebtedness, and are structurally subordinated to all liabilities of any subsidiary that does not guarantee the Senior Notes.

The Senior Notes are unconditionally guaranteed on a senior basis by each of our subsidiaries that guarantees obligations under the Company’s credit facilities or certain other indebtedness of the Company or a guarantor. As of the issuance date, each restricted subsidiary that guaranteed obligations under the credit facilities discussed in Note 21 also guaranteed the Senior Notes.

During the six months ended June 30, 2019, the Company recorded interest expense of $27.6 million and amortization of deferred financing costs of $1.1 million related to the Senior Notes, which are both included as a component of interest expense on the accompanying condensed consolidated statements of operations.

424 Fifth Venture Loans — As of June 30, 2019, the Company has three loans outstanding relating to the 424 Fifth Venture real estate investment and development project (collectively, the “424 Fifth Venture Loans”) as follows:

On February 8, 2019, the 424 Fifth Venture entered into an interest-only mortgage loan agreement (the “Mortgage Loan”) in the amount of up to $500.0 million. As of June 30, 2019, $316.2 million was outstanding under the Mortgage Loan. The interest spread payable under the Mortgage Loan increases by 25 basis points on the 18-month anniversary of the closing based on certain elections by the Company.

On February 8, 2019, the 424 Fifth Venture also entered into an interest-only mezzanine loan agreement (the “Senior Mezzanine Loan”) in the amount of up to $150.0 million. As of June 30, 2019, $95.2 million was outstanding under the Senior Mezzanine Loan. The interest spread payable under the Senior Mezzanine Loan increases by 25 basis points on the 18-month anniversary of the closing based on certain elections by the Company.

On February 8, 2019, the 424 Fifth Venture entered into an interest-only junior mezzanine loan agreement (the “Junior Mezzanine Loan”) in the amount of up to $250.0 million. As of June 30, 2019, $214.6 million was outstanding under the Junior Mezzanine Loan.

During the six months ended June 30, 2019, the weighted average interest rate on the 424 Fifth Venture Loans was 7.6%, and $18.6 million of interest expense was capitalized and included within the Company’s construction in progress balance as a component of property and equipment, net on the accompanying condensed consolidated balance sheet, as the property is currently under development and not ready for its intended use. The 424 Fifth Venture Loans are secured only by the assets and equity of the 424 Fifth Venture, and are recourse to the Company in certain limited circumstances and the Company has provided certain customary performance guarantees standard for real estate and construction financing.

Other Loans—As of June 30, 2019, the Company has various other loans (the “Other Loans”) with original principal amounts of $85.0 million and interest rates ranging from 2.5% to 6.2%. During the six months ended June 30, 2019, the Company recorded interest expense of $1.7 million, related to these Other Loans.

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

Principal Maturities—Combined aggregate principal payments for long-term debt as of June 30, 2019 are as follows:

(Amounts in thousands)	Total

Remainder of 2019	$1,148

2020	2,877

2021	13,044

2022	648,337

2023	3,459

2024 and beyond	709,812

Total minimum payments	$1,378,677

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

Note 15. Fair Value Measurements

The Company’s assets and liabilities measured at fair value on a recurring basis consisted of the following:

	December 31, 2018

(Amounts in thousands)	Level 1	Level 2	Level 3	Total
Assets:

Cash equivalents—money market funds and time deposits	$1,388,877	$—	$—	$1,388,877

Other investments—available-for-sale convertible notes	—	—	5,319	5,319

Total assets measured at fair value	$1,388,877	$—	$5,319	$1,394,196

Liabilities:

Other current liabilities—contingent consideration relating to acquisitions payable in stock	$—	$—	$129,811	$129,811

Other current liabilities—contingent consideration relating to acquisitions payable in cash	—	—	10,520	10,520

Convertible related party liabilities—embedded redemption derivative	—	—	276,371	276,371

Total liabilities measured at fair value	$—	$—	$416,702	$416,702

	June 30, 2019

(Amounts in thousands)	Level 1	Level 2	Level 3	Total
Assets:

Cash equivalents—money market funds and time deposits	$2,010,340	$—	$—	$2,010,340

Other investments—available-for-sale convertible notes	—	—	5,544	5,544

Total assets measured at fair value	$2,010,340	$—	$5,544	$2,015,884

Liabilities:

Other current liabilities—contingent consideration relating to acquisitions payable in stock	$—	$—	$17,975	$17,975

Convertible related party liabilities—embedded redemption derivative	—	—	—	—

Convertible related party liabilities—Amended 2018 Warrant	—	—	1,945,005	1,945,005

Total liabilities measured at fair value	$—	$—	$1,962,980	$1,962,980

There were no transfers between Level 1 and Level 2 of the fair value hierarchy during the year ended December 31, 2018 or the six months ended June 30, 2019.

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

The tables below provide a summary of the changes in assets and liabilities recorded at fair value and classified as Level 3:

(Amounts in thousands)	Year Ended December 31, 2018	Six Months Ended June 30, 2019
Assets:

Balance at beginning of period	$6,032	$5,319

Purchases	63	—

Conversions	(177)	—

Accrued interest income	382	156

Foreign currency translation gains (losses) included in other comprehensive income	(176)	—

Foreign currency gain (loss) included in net income	(805)	69

Balance at end of period	$5,319	$5,544

	Year Ended December 31, 2018

(Amounts in thousands)	Contingent Consideration Payable in Stock	Contingent Consideration Payable in Cash	Embedded Redemption Derivative	Total
Liabilities:

Balance at beginning of period	$—	$—	$—	$—

Additions	92,973	14,739	178,784	286,496

Settlements	(43,958)	—	—	(43,958)

Change in fair value (1)	80,633	(4,194)	97,587	174,026

Foreign currency translation gains (losses) included in other comprehensive income	163	(25)	—	138

Balance at end of period	$129,811	$10,520	$276,371	$416,702

(1)

During the year ended December 31, 2018, $76.4 million of the change in fair value was included as a component of growth and new market development expenses and $97.6 million was included as a component of interest expense.

	Six Months Ended June 30, 2019

(Amounts in thousands)	Contingent Consideration Payable in Stock	Contingent Consideration Payable in Cash	Embedded Redemption Derivative	2018 Warrant	Total
Liabilities:

Balance at beginning of period	$129,811	$10,520	$276,371	$—	$416,702

Additions	—	—	25,295	1,818,273	1,843,568

Settlements	(68,090)	(11,496)	(274,617)	—	(354,203)

Change in fair value (1)	(44,061)	983	(27,049)	126,732	56,605

Foreign currency translation gains (losses) included in other comprehensive income	315	(7)	—	—	308

Balance at end of period	$17,975	$—	$—	$1,945,005	$1,962,980

(1)

During the six months ended June 30, 2019, $43.1 million of the change in fair value was included as a reduction of growth and new market development expenses, $27.0 million was included as a reduction of interest expense and $126.7 million was included as a component of the gain from change in fair value of related party financial instruments on the accompanying condensed consolidated statement of operations.

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

During the year ended December 31, 2018 and the six months ended June 30, 2019, there were no unrealized gains or (losses) relating to Level 3 assets held as of December 31, 2018 and June 30, 2019, respectively. The Company does not intend to sell its investments in available-for-sale convertible notes and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost bases.

During the year ended December 31, 2018, there were unrealized losses of $97.6 million included in interest expense and $76.4 million of unrealized losses included in growth and new market development expenses relating to Level 3 liabilities held as of December 31, 2018.

During the six months ended June 30, 2019, there were unrealized gains of $25.3 million included as a reduction in interest expense, $44.1 million of unrealized gains included as reduction in growth and new market development expenses, and $(126.7) million of unrealized loss included in gain (loss) from change in fair value of financial instruments relating to Level 3 liabilities held as of June 30, 2019.

The estimated fair value of the Company’s accounts receivable, accounts payable, and accrued expenses approximate their carrying values due to their short maturity periods. As of June 30, 2019, the estimated fair value of the Company’s Senior Notes, excluding unamortized debt issuance costs, was approximately $660.4 million based on recent trading activity. For the remainder of the Company’s long-term debt, the carrying value approximated the fair value as of June 30, 2019.

Note 16. Location Operating Expenses

Location operating expenses relate to locations that are open for member operations. The components of location operating expenses are as follows:

	Six Months Ended June 30,

(Amounts in thousands)	2018	2019

Real estate operating lease cost (see Note 4)	$416,016	$835,800

Employee compensation and benefits (excluding stock-based compensation)	80,794	148,825

Stock-based compensation	6,420	25,953

Other location operating expenses	132,738	222,363

Total location operating expenses	$635,968	$1,232,941

Other location operating expenses primarily include office expenses, utilities, cleaning, consumables, repairs and maintenance, and safety and security expenses.

Note 17. Pre-opening Location Expenses

Pre-opening location expenses consist of expenses incurred before a location opens for member operations. The components of pre-opening location expenses are as follows:

	Six Months Ended June 30,

(Amounts in thousands)	2018	2019

Real estate operating lease cost (see Note 4)	$153,291	$245,437

Other pre-opening location expenses	3,692	9,696

Total pre-opening location expenses	$156,983	$255,133

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

Other pre-opening location expenses primarily represent the costs incurred before a location opens for member operations excluding real estate lease costs. These primarily include employee compensation and benefits, utilities and cleaning expenses.

Note 18. Convertible Preferred Stock

As of December 31, 2018 and June 30, 2019, the Company had outstanding the following series of convertible preferred stock, each par value $0.001 per share:

(Amounts in thousands, except per share amounts)	December 31, 2018		June 30, 2019
	Shares Issued and Outstanding	Carrying Amount	Conversion Price per Share	Liquidation Preference	Shares Authorized	Shares Issued and Outstanding	Carrying Amount

Series A	38,393	$17,350	$0.46	$17,500	38,393	38,393	$17,350

Series B	22,165	40,995	1.85	41,039	22,165	22,165	40,995

Series C	28,404	154,699	5.36	152,227	29,189	28,404	154,699

Series D-1	11,939	198,541	16.65	198,800	11,939	11,939	198,541

Series D-2	9,380	155,996	16.65	156,200	9,381	9,380	155,996

Series E	13,194	433,507	32.89	433,934	13,194	13,194	433,507

Series F	13,759	675,913	50.19	690,612	14,942	13,759	675,913

Series G	33,114	1,729,997	57.90	2,017,338	34,742	33,114	1,729,997

Series G-1	—	—	110.00	—	45,455	—	—

Acquisition	1,408	90,398	86.69	218,152	13,900	2,516	182,788

Junior	2	1,300	866.67	1,300	2	2	1,300

Total	171,758	$3,498,696		$3,927,102	233,302	172,866	$3,591,086

In March 2018, the Board of Directors of the Company designated 13,900,000 shares of authorized preferred stock as Acquisition Preferred Stock (“Acquisition Preferred Stock”) which may be divided and issued from time to time in one or more series as designated by the Board of Directors. As of June 30, 2019, the Board of Directors had designated a total of 1,600,000 shares of Acquisition Preferred Stock as Series AP-1 Acquisition Preferred Stock (“Series AP-1”) , 40,000 shares as Series AP-2 Acquisition Preferred Stock (“Series AP-2”), 1,100,000 shares as Series AP-3 Acquisition Preferred Stock (“Series AP-3”) and 200,000 shares as Series AP-4 Acquisition Preferred Stock (“Series AP-4”).

During the year ended December 31, 2018 and the six months ended June 30, 2019, the Company issued a total of 1,407,796 and 1,108,816 shares, respectively, of Acquisition Preferred Stock in connection with the acquisitions discussed in Note 8.

During the year ended December 31, 2018, the Company issued a total of 49,152 shares of Series G Preferred Stock in connection with the release of equity holdback amounts related to acquisitions.

During the year ended December 31, 2014, the Company issued a convertible note that is convertible into shares of Series C Preferred Stock. The convertible note was included as a component of the carrying amount of the Series C Preferred Stock upon its inception during 2014. As of June 30, 2019 and December 31, 2018, the remaining balance of the convertible note, included as a component of the carrying amount of the Series C Preferred Stock, is $4.2 million and represents the right to convert into 785,302 shares of Series C Preferred Stock.

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

The Series A, B, C, D-1, D-2, E, F, G and G-1 Preferred Stock are referred to as the “Senior Preferred Stock.” The rights and preferences of the Senior Preferred Stock, Acquisition Preferred Stock, and Junior Preferred Stock are as follows:

Conversion—The Senior Preferred Stock and Acquisition Preferred Stock are convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing the original issue price for such series of preferred stock by the conversion price for such series of preferred stock in effect at the time of conversion. The conversion price for each series of Senior Preferred Stock and Acquisition Preferred Stock was initially equal to the original issue price for such series of Senior Preferred Stock or Acquisition Preferred Stock, respectively, subject to adjustment as provided in the Company’s restated certificate of incorporation. As of June 30, 2019, all shares of Senior Preferred Stock and Acquisition Preferred Stock are convertible into shares of Class A Common Stock on a one-to-one basis and all shares of Junior Preferred Stock are convertible into shares of Class B Common Stock on a one-to-one basis.

Upon either (a) the closing of the sale of shares of Class A Common Stock to the public in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $250.0 million of gross proceeds to the Company (a “Qualifying IPO”), or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Senior Preferred Stock (voting together as a single class on an as converted to common stock basis), all outstanding shares of preferred stock of the Company will automatically be converted into shares of Class A Common Stock, at the then-effective conversion rate for such series of preferred stock (subject to certain additional consent rights in favor of holders of each of the Series C Preferred Stock, Series D-1 and D-2 Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock and Acquisition Preferred Stock), and such shares may not be reissued by the Company. For purposes of this conversion, each share of Junior Preferred Stock will convert into the number of shares of Class B Common Stock equal to the original issue price of the Junior Preferred Stock divided by the price per share of common stock issued in connection with a Qualifying IPO.

Redemption—The Senior Preferred Stock, Acquisition Preferred Stock, and Junior Preferred Stock are not redeemable at the option of any holder thereof (except in limited circumstances as set forth in the Company’s restated certificate of incorporation).

Voting—The holders of Senior Preferred Stock and Acquisition Preferred Stock have the right to one vote for each share of Class A Common Stock into which such Senior Preferred Stock or Acquisition Preferred Stock could then be converted, except as expressly provided by the Company’s restated certificate of incorporation or as provided by law. Except as expressly provided by the Company’s restated certificate of incorporation or as provided by law, the holders of Class A Common Stock, Class B Common Stock, Senior Preferred Stock and Acquisition Preferred Stock vote together as a single class on an as converted to common stock basis on all matters upon which holders of Class A Common Stock, Class B Common Stock, Senior Preferred Stock and Acquisition Preferred Stock have the right to vote.

At any time when a specified number of shares of Senior Preferred Stock are outstanding, the Company may not take certain enumerated actions without (in addition to any other vote required by law or the Company’s restated certificate of incorporation) the written consent or affirmative vote of the holders of at least a majority or two-thirds of the then outstanding shares of Senior Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class on an as converted to Common Stock basis.

Additionally, at any time when a specified number of shares of Acquisition Preferred Stock are outstanding, the Company may not take certain enumerated actions without (in addition to any other vote required by law or the Company’s restated certificate of incorporation) the holders of at least a majority of the then outstanding shares of Acquisition Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class on an as converted to Common Stock basis.

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

The holders of the shares of Series A Preferred Stock, Series F Preferred Stock and Series G Preferred Stock, exclusively and as a separate class, are each entitled to elect one director of the Company and the holders of the shares of Class B Common Stock, exclusively and as a separate class, are entitled to elect five directors of the Company. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. The holders of record of the common stock and of any other class of voting stock, exclusively and voting together as a single class on an as-converted to common stock basis, are entitled to elect the balance of the total number of directors of the Company. Except as provided by law or by the other provisions of the Company’s restated certificate of incorporation, holders of the Junior Preferred Stock are not entitled to vote on any matter presented to the stockholders.

Dividends—Dividends on the Senior Preferred Stock are noncumulative and are payable when and if declared by the Company’s Board of Directors, and prior and in preference to any declaration or payment of dividends on any other series or class of capital stock. After dividends in the full preferential amount are paid to the holders of the Senior Preferred Stock, any additional dividends declared by the Company’s Board of Directors shall be declared ratably among all holders of Common Stock, Senior Preferred Stock and Acquisition Preferred Stock, pro rata based on the number of shares held by each holder on an as converted basis. The holders of Junior Preferred Stock are not entitled to receive any dividends.

Anti-Dilution—The conversion ratio for the Senior Preferred Stock is adjusted on a broad weighted-average basis in the event of an issuance (or deemed issuance) below the applicable Senior Preferred Stock price, as adjusted.

Liquidation—In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or certain mergers, consolidations or asset sales:

•

First, the holders of shares of each series of Senior Preferred Stock then outstanding are entitled to be paid out of the assets of the Company, on a pari passu basis, but before any payment is made to the holders of Junior Preferred Stock, Acquisition Preferred Stock or common stock, an amount per share equal to the greater of (i) the applicable original issue price for such series of Senior Preferred Stock or (ii) such amount per share as would have been payable had all shares of such series of Senior Preferred Stock been converted into Class A Common Stock in accordance with the Company’s restated certificate of incorporation immediately prior to such transaction;

•

Second, after the payment of all preferential amounts required to be paid to the holders of shares of Senior Preferred Stock, the holders of shares of Acquisition Preferred Stock and Junior Preferred Stock then outstanding are entitled to be paid out of the assets of the Company, before any payment is made to the holders of common stock, an amount per share equal to the original issue price for the Junior Preferred Stock and in the case of Acquisition Preferred Stock, an amount per share equal to the greater of (i) the applicable original issue price for such series of Acquisition Preferred Stock or (ii) such amount per share as would have been payable had all shares of such series of Acquisition Preferred Stock been converted into Class A Common Stock in accordance with the Company’s restated certificate of incorporation immediately prior to such transaction; and

•

Third, after the payment of all preferential amounts required to be paid to the holders of shares of Senior Preferred Stock, Junior Preferred Stock, and Acquisition Preferred Stock, the remaining assets of the Company will be distributed among the holders of shares of common stock, pro rata based on the number of shares held by each such holder.

Stockholders’ Agreement—Pursuant to the terms of an amended and restated stockholders’ agreement, no transfers by any of the parties are permitted other than certain permitted transfers described in the stockholders’ agreement. Certain major investors have a right of first refusal and right of co-sale, on a pro rata basis and subordinate to the Company’s right of first refusal, on transfers of any stock held by certain parties to the stockholders’ agreement.

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

Note 19. Shareholders’ Equity

Common Stock—Each share of Class B Common Stock is convertible, at the option of the holder thereof, at any time, into one fully paid and nonassessable share of Class A Common Stock. Shares of Class B Common Stock also automatically convert into shares of Class A Common Stock in the event of a transfer (other than in the case of certain permitted transfers).

The holders of the shares of Class A Common Stock are entitled to one vote per share and the holders of the shares of Class B Common Stock are entitled to ten votes per share. The holders of the shares of Class B Common Stock, exclusively and as a separate class, are also entitled to elect five directors of the Company. All classes of common stock are ranked equally and are entitled to the same treatment with respect to cash dividends and the same rights to participate in the distribution of proceeds upon liquidation, sale or dissolution of the Company.

On March 22, 2018, the Company amended its restated certificate of incorporation to increase the total authorized number of shares of Class A Common Stock from 459,934,875 to 479,934,875 shares.

On March 29, 2019, the Company amended its restated certificate of incorporation to increase the total authorized number of shares of Class A Common Stock from 479,934,875 to 576,471,000 shares and to increase the total authorized number of shares of Class B Common Stock from 183,942,797 to 234,910,597 shares.

Warrants—As of June 30, 2019, outstanding warrants to acquire shares of the Company’s stock were as follows:

Convertible Into	Number of Shares	Exercise Price	Expiration Date

Class A Common Stock	5,941	$13.12	July 31, 2025

Class A Common Stock	250,000	$0.001	February 8, 2026

	255,941

During the year ended December 31, 2018, certain warrant holders exercised warrants and acquired an aggregate of 1,577,434 shares of Class B Common Stock. The Company received $0.6 million in proceeds from these warrant exercises.

Common Stock Repurchase—In November 2018, the Company’s board of directors approved the repurchase from an employee of 204,580 shares of Class B Common Stock (including shares underlying vested and exercisable options) at a price of $51.81 per share. As the repurchase price was above the fair market value of the shares acquired, this repurchase resulted in $10.4 million of additional stock-based compensation expense during the year ended December 31, 2018.

Note 20. Stock-Based Compensation

Effective May 31, 2013, the Company adopted an equity-based compensation plan, the 2013 Stock Incentive Plan, as amended (the “2013 Plan”), authorizing the grant of equity-based awards (including stock options and restricted stock) to its management, employees, non-employee directors and other non-employees. The total number of the Company’s common shares that could be granted under the 2013 Plan was 37,689,450.

Effective February 4, 2015, the Company adopted a second equity-based compensation plan, the 2015 Equity Incentive Plan, as amended (the “2015 Plan”), authorizing the grant of equity-based awards (including stock options, restricted stock and restricted stock units) to its management, employees, non-employee directors and other non-employees. Following the adoption of the 2015 Plan, no further grants were made under the 2013 Plan. On April 25, 2019, the Company amended and restated the 2015 Plan to increase the total number of the Company’s common shares that are reserved for grant and issuance under the 2015 Plan to 46,086,326 shares of Class A

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

Common Stock and 50,967,800 shares of Class B Common Stock. As of June 30, 2019, there were 1,516,130 shares of Class A Common Stock and 1,530,434 shares of Class B Common Stock and equivalents that remained available for further grants under the 2015 Plan.

Stock Options—Stock options outstanding consist primarily of time-based options to purchase Class A or Class B Common Stock, the majority of which vest over a five-year period and have a ten-year contractual term. These awards are subject to the risk of forfeiture until vested by virtue of continued employment or service to the Company and, with respect to certain awards, satisfaction of various performance criteria.

The following table summarizes the stock option activity during the six months ended June 30, 2019:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life in Years	Aggregate Intrinsic Value (In thousands)

Outstanding, December 31, 2018	35,744,941	$14.37	7.1	$809,823

Granted (1)	55,830,526	$38.32

Exercised (2)	(12,405,025)	$31.91

Forfeited/canceled	(1,927,214)	$27.97

Outstanding, June 30, 2019	77,243,228	$28.54	8.5	$1,018,070

Exercisable, June 30, 2019	20,377,013	$9.03	5.7	$666,147

Vested and expected to vest, June 30, 2019	51,729,974	$23.85	7.8	$924,569

Vested and exercisable, June 30, 2019	19,918,060	$9.07	5.7	$650,316

(1)

Included in options granted are options to purchase 33,034,684 shares of the Company’s Class B common stock, which were granted in March 2019 and will vest monthly over a service period of two to five years once the performance-based vesting conditions are met, including vesting conditions tied to a sale of the Company, an initial public offering and significant increases in market capitalization, and sales of the Company’s outstanding preferred stock at various valuations. The fair value of these options were estimated through the use of the Monte Carlo Model. Also included in the options granted are options to purchase 822,728 shares of the Company’s Class A common stock, which were granted during six months ended June 30, 2019 and will vest upon the satisfaction of specified performance conditions. The fair value of these options were estimated through the use of the Black-Scholes Model.

(2)	Included in options exercised is an early exercise of 9.4 million shares in connection with a non-recourse note which is considered options outstanding.

The weighted-average grant date fair value of options granted during the year ended December 31, 2018 and the six months ended June 30, 2019 were $11.5 and $16.6, respectively.

The Company estimates the fair value of stock option awards granted using the Black-Scholes Model and a single option award approach. The assumptions used to value stock options issued during the year ended December 31, 2018 and the six months ended June 30, 2019, were as follows:

	December 31, 2018	June 30, 2019

Fair value of common stock	$26.45 - 26.75	$37.44 - 42.88

Weighted average expected term (years)	6.19	6.41

Weighted average expected volatility	40.0%	40.0%

Risk-free interest rate	2.41 - 2.99%	1.98 - 2.70%

Dividend yield	—	—

For the six months ended June 30, 2018 and 2019, the Company recorded total stock-based compensation expense of $23.6 million and $45.5 million, respectively, related to stock options awarded to employees and non-employee

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

directors. As of June 30, 2019, the unrecognized stock-based compensation expense from outstanding options awarded to employees and non-employee directors was approximately $426.0 million, expected to be recognized over a weighted-average period of approximately 4.9 years. As of June 30, 2019, the unrecognized stock-based compensation expense from outstanding options awarded with performance-based vesting to employees and non-employee directors was approximately $793.0 million, which will be recognized only upon the satisfaction of the vesting conditions within ten years from the date of grant.

For the six months ended June 30, 2018 and 2019, the Company recorded $0.7 million and $0.5 million of general and administrative expenses related to stock options awarded to non-employee contractors for services rendered, respectively. As of June 30, 2019, there was $0.3 million of total unrecognized expense related to stock options expected to be recognized over a weighted-average period of approximately 1.2 years.

For the six months ended June 30, 2018 and 2019, the Company recorded $1.2 million and $0.8 million of growth and new market development expenses related to stock options awarded to non-employee contractors for services rendered, respectively. As of June 30, 2019, there was $6.5 million of total unrecognized expense related to stock options expected to be recognized over a weighted-average period of approximately 4.0 years.

For the six months ended June 30, 2018 and 2019, $0.4 million and $0.6 million, respectively, of expense relating to stock options awarded to non-employees relating to goods received and services provided was capitalized and recorded as a component of property and equipment on the accompanying condensed consolidated balance sheets. As of June 30, 2019 there was $0.9 million of total unrecognized cost related to these stock options expected to be recognized over a weighted-average period of approximately 1.8 years.

Early Exercise of Stock Options—The Company allows certain employees and directors to exercise stock options granted under the 2013 Plan and 2015 Plan prior to vesting. The shares received as a result of the early exercise of unvested stock options are subject to a repurchase right by the Company at the original exercise price for a period equal to the original vesting period.

During 2014, certain individuals early exercised stock options prior to vesting; however, in lieu of the cash consideration required to exercise the stock options, these individuals each provided a 1.9% interest bearing recourse note, for an aggregate of $2.7 million and $1.1 million as of December 31, 2018 and June 30, 2019, respectively. As a result of the early exercises, the individuals received shares of restricted Class B Common Stock which will vest over a specified period of time (which period of time is consistent with the original vesting schedule of the stock options grant). The restricted Class B Common Stock is subject to repurchase at the original exercise price by the Company over the original vesting term. The recourse notes mature in November 2023 and are included as a component of equity.

During 2019, an individual that is a principal stockholder, executive officer and director of the Company, early exercised stock options prior to vesting; however, in lieu of the cash consideration required to exercise the stock options, this individual was provided a $362.1 million interest bearing recourse note, that the Company has accounted for as in-substance non-recourse. The note bears an interest rate of 2.89%. As a result of the early exercise, the individual received shares of restricted Class B Common Stock which will vest over a specified period of time (which period of time is consistent with the original vesting schedule of the stock options grant). The restricted Class B Common Stock is subject to repurchase at the original exercise price by the Company over the original vesting term. The note matures in April 2029 and is included as a component of equity. The loan was settled in August 2019 by the individual surrendering the 9,438,483 shares received upon his early exercise in satisfaction of the loan plus accrued interest receivable by the Company in the amount of approximately $365.4 million. See Note 25 for additional details.

Restricted Stock—Grants of the Company’s restricted stock or restricted stock units consist primarily of time-based awards that are subject to the risk of forfeiture until vested by virtue of continued employment or service to the Company. Certain awards contain additional performance conditions for vesting described below.

During 2015, certain executives of the Company were issued 440,864 shares of restricted Class A Common Stock and 500,000 shares of restricted Class B Common Stock in exchange for recourse promissory notes with principal

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

balances totaling $5.6 million and $5.8 million as of December 31, 2018 and June 30, 2019, respectively. These restricted shares vest primarily over a five year period. The recourse notes pay interest rates ranging from 1.6% to 1.8% and have maturities of approximately nine years and are recorded as a component of equity. In addition, during 2015 one of the officers also paid $0.7 million for another 90,000 shares of restricted Class B Common Stock, of which 45,000 shares vested immediately and the remainder vest ratably over the 13th month through the 36th month period from the date of acquisition or exercise. As of December 31, 2018, the full 90,000 shares were vested. During the year ended December 31, 2018, the Company also forgave $0.6 million of principal balance of the recourse promissory notes and recognized the forgiveness amount as a component of general and administrative expense during the fourth quarter of 2018.

In June 2018, certain executives of the Company were issued 756,039 shares of restricted Class A Common Stock in exchange for recourse promissory notes with principal balances totaling $20.2 million as of December 31, 2018 and $19.8 million as of June 30, 2019. These restricted shares vest over a five year period and are subject to repurchase by the Company during the vesting period at the original issue price. The recourse notes pay interest rates ranging from 2.5% to 2.9% and have maturities of between seven to nine years and are recorded as a component of equity.

The Company reflects restricted stock and restricted stock units as issued and outstanding shares of common stock when vested and when the Class A Common Stock or Class B Common Stock has been delivered to the individual. The following table summarizes the Company’s restricted stock and restricted stock unit activity for the six months ended June 30, 2019:

	Shares	Weighted Average Grant Date Value

Unvested, December 31, 2018	4,841,182	$23.42

Granted (1)	997,044	37.44

Vested (2)	(345,968)	18.47

Forfeited/canceled	(636,010)	28.79

Unvested, June 30, 2019 (3)	4,856,248	$26.13

(1)

Includes 428,860 restricted stock units granted during the six months ended June 30, 2019, which will vest over a five to seven-year employment service period or upon the satisfaction of specified performance conditions, only if and when an initial public offering or Acquisition (as defined in the 2015 Plan) occurs within seven to ten years of the date of grant and a restricted stock award of 454,546 shares of our Class A common stock granted to a non-employee director during the six months ended June 30, 2019, which will vest in equal monthly installments over seven years from the grant date but will be forfeited if the an initial public offering or Acquisition are not completed by the end of 2019.

(2)

Includes 80,922 restricted stock units which vested in the six months ended June 30, 2019, however the underlying common shares have not been issued to the individual. As of June 30, 2019, a total of 430,062 shares representing $9.2 million was included as a component of additional paid-in capital on the accompanying balance sheet relating to previously vested restricted stock units that have not been settled.

(3)

The unvested balance includes a total of (a) 1,491,462 restricted stock and restricted stock units that will vest over their remaining service period, (b) 2,910,240 restricted stock units granted, which will vest annually over a three to seven year employment service period, only if and when an initial public offering or Acquisition (as defined in the 2015 Plan) occurs within seven to ten years of the date of grant and (c) a restricted stock award for 454,546 shares of our Class A common stock granted to a non-employee director, which will vest in equal monthly installments over seven years from the grant date but will be forfeited if an initial public offering or Acquisition are not completed by the end of 2019.

The fair value of restricted stock that vested during the six months ended June 30, 2019 was $14.5 million.

For the six months ended June 30, 2018 and 2019, the Company recorded total stock-based compensation expense of $4.2 million and $6.6 million, respectively, related to restricted stock and restricted stock units awarded to employees and non-employee directors. As of June 30, 2019 there was $20.5 million of total unrecognized stock-based compensation expense related to unvested restricted stock and restricted stock units awarded to employees and non-employee directors expected to be recognized over a weighted-average period of approximately 2.9 years. As of June 30, 2019, the unrecognized stock-based compensation expense from restricted stock and restricted stock units with performance-based vesting to employees and non-employee directors was approximately $93.2 million, which will be recognized only upon the satisfaction of the vesting conditions within ten years from the date of grant.

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

For the six months ended June 30, 2018, the Company recorded $1.2 million of general and administrative expenses associated with restricted stock issued to non-employee contractors for services rendered. There was no expense during the six months ended June 30, 2019 and no unrecognized expense related to restricted stock issued to non-employee contractors for services rendered as of June 30, 2019.

2019 Tender Offer—In January 2019, and in connection with the agreements for the 2019 Warrant, the Company entered into an agreement with SBWW Cayman where SBWW Cayman agreed to launch a tender offer to purchase up to $1 billion of the Company’s equity securities (including securities underlying vested options, exercisable warrants and convertible notes) from equity holders of the Company (the “2019 Tender Offer”).

The tender offer was completed in April 2019 and as a result 4.9 million shares of both Class A and Class B Common Stock were acquired primarily from employees of the Company at a price per share of $54, which resulted in approximately $136.0 million of additional stock-based compensation expense during the six months ended June 30, 2019 and $0.5 million of capitalized stock-based compensation charges during the six months ended June 30, 2019. The additional stock-based compensation expense was recorded as the shares were purchased from employees at a price above the fair market value of the shares.

Total Stock-Based Compensation Expense—The total stock-based compensation expense related to employees and non-employee directors are reported in the following financial statement line items:

	Six Months Ended June 30,

(Amounts in thousands)	2018	2019
Stock-based compensation included in:

Location operating expenses	$6,420	$25,953

Other operating expenses	2,199	4,436

Sales and marketing	3,426	12,932

Growth and new market development	5,254	33,853

General and administrative expenses	10,546	111,161

Total stock-based compensation expense	$27,845	$188,335

Stock-Based Awards to Non-Employees—From time to time, the Company issues common stock, restricted stock or stock options to acquire common stock to non-employee contractors for services rendered. The stock options and shares of common stock granted, vested, exercised, forfeited/canceled during the six months ended June 30, 2019 are included in the above tables together with the employee awards.

Stock options granted in 2016 to non-employees included an option to purchase 500,000 shares of Class A Common Stock that will vest upon the achievement of certain member count and profitability-based targets that must be met during a four year vesting period and an option to purchase up to 120,000 shares of Class A Common Stock determined quarterly by a vesting schedule that evaluates the average price per usable square foot for accepted goods in comparison to a benchmark average price as set out in the option agreement. In February 2018, the non-employee with the option to purchase 500,000 shares of Class A Common Stock converted to an employee, and the vesting conditions of the option awards remained unchanged.

Stock-based Awards Issued by Consolidated Variable Interest Entities—The tables above do not include any grants issued by the Company’s consolidated subsidiaries.

ChinaCo

In April 2017, the Company’s consolidated subsidiary, ChinaCo, granted a shareholder, in connection with services to be provided by a consultant affiliated with such shareholder, the right to subscribe to 10,000,000 of ChinaCo’s Class A

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

ordinary shares which will vest annually over a five year period and had a grant date value of $3.51 per ChinaCo Class A ordinary share. The consultant is also a member of the Company’s and ChinaCo’s board of directors; however, the services required per the terms of grant are greater in scope than the individual’s responsibilities as a standard director. As of June 30, 2019, a total of 2.0 million of these shares were vested and issued. During the six months ended June 30, 2018 and 2019, the Company recorded $5.4 million and $9.0 million, respectively, of general and administrative expenses, associated with the rights to subscribe to ChinaCo ordinary shares granted to non-employee contractors for services rendered. This expense was recorded as an increase in the equity allocated to noncontrolling interests on the Company’s condensed consolidated balance sheet as of June 30, 2019. As of June 30, 2019, there was $51.1 million of total unrecognized expense related to unvested ChinaCo ordinary shares expected to be recognized over a weighted-average period of approximately 2.8 years.

In November 2018, ChinaCo adopted a long-term equity incentive plan (the “ChinaCo 2018 LTEIP”), authorizing the grant of equity-based awards (including restricted stock units and stock appreciation rights) to ChinaCo employees, officers, directors and consultants. The maximum number of shares subject to awards that may be granted under the ChinaCo 2018 LTEIP is 15,723,181. All awards under the ChinaCo 2018 LTEIP that vest will be settled in the local currency of the participating subsidiary of ChinaCo, and no equity or rights as an equity holder in ChinaCo shall be granted to a recipient of any award under the ChinaCo 2018 LTEIP. During the six months ended June 30, 2019, there were a total of 771,499 stock appreciation rights granted under the ChinaCo 2019 LTEIP. Payment in respect of any stock appreciation right is conditioned upon the occurrence of an Exit Event (as defined in the ChinaCo 2019 LTEIP). In addition, awards will generally time-vest over a two or five year employment service period, though certain grantees must be employed on the date of the Exit Event in order to receive any payment. Each stock appreciation right entitles the grantee to the increase, if any, in the value of the ChinaCo stock at the time of the payment event relative to the exercise price of the applicable stock appreciation right as set forth in the applicable award agreement. The exercise prices of all outstanding stock appreciation rights are greater than the fair market value as of June 30, 2019. The unrecognized stock-based compensation expense from outstanding stock appreciation rights awarded under the ChinaCo 2018 LTEIP was approximately $9.8 million as of June 30, 2019, which to the extent the other vesting conditions are met, will only be recognized when the Exit Event become probable of occurring. As a result, there was no stock-based compensation expense recognized during the six months ended June 30, 2019 associated with the ChinaCo 2018 LTEIP.

PacificCo

In May 2019, PacificCo adopted a long-term equity incentive plan, (the “PacificCo 2019 LTEIP”), authorizing the grant of equity-based awards (including restricted stock units and stock appreciation rights) to its employees, officers, directors and consultants. The maximum number of awards that may be granted under the PacificCo’s 2019 LTEIP is 6,250,000. During the six months ended June 30, 2019, there were a total of 2,837,185 stock appreciation rights granted under the PacificCo 2019 LTEIP. Settlement in respect of any stock appreciation right is conditioned upon the occurrence of an Exit Event (as defined in the PacificCo 2019 LTEIP). In addition, awards generally time-vest over a two-to-five year employment service period, though certain grantees must be employed on the date of the Exit Event in order to receive any payment. In addition, a portion of the awards are also subject to additional performance-vesting and vest based on achievement of performance metrics related to PacificCo’s financial performance. Each stock appreciation right entitles the grantee to the increase, if any, in the value of the PacificCo stock at the time of the settlement event relative to the exercise price of the applicable stock appreciation right as set forth in the applicable award agreement. The award may be settled in stock of PacificCo or cash upon the occurrence of an Exit Event (as defined in the PacificCo 2019 LTEIP). The unrecognized stock-based compensation expense from outstanding stock appreciation rights awarded under the PacificCo 2019 LTEIP was approximately $15.5 million as of June 30, 2019, which to the extent the other vesting conditions are met, will only be recognized when the Exit Event becomes probable of occurring. As a result, there was no stock-based compensation expense recognized during the six months ended June 30, 2019 associated with the PacificCo 2019 LTEIP.

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

Note 21. Commitments and Contingencies

Credit Agreement—In November 2015, the Company amended and restated its credit facility to provide up to $650.0 million in revolving loans and letters of credit, subject to certain financial covenants. At various points during 2016 through 2019, the Company has executed amendments to the credit agreement which amended certain of the financial and other covenants. In November 2017 and as later amended, the Company entered into a new letter of credit facility pursuant to the letter of credit reimbursement agreement, that provides for an additional $500.0 million in availability of standby letters of credit. The revolving loans and letters of credit under the credit agreement and the letter of credit reimbursement agreement will terminate in November 2020.

The credit agreement and the letter of credit reimbursement agreement contain customary representations, warranties, covenants (including certain financial covenants) and events of default applicable to the Company and its subsidiaries that could give rise to accelerated repayment. The Company was in compliance with all of the covenants required by the credit agreement as of June 30, 2019.

Any amount borrowed under the credit agreement and reimbursement obligations under the letter of credit reimbursement agreement are guaranteed by the Company and certain of the Company’s domestic wholly-owned subsidiaries. The obligations under the revolving credit facility and letter of credit facility are secured on a pari passu basis (except with respect to certain cash collateral) by a lien on substantially all of the Company’s assets and substantially all of the assets of substantially all of the Company’s subsidiaries that are guarantors, as applicable, including the pledge of the equity interests in each of the Company’s, and the guarantors’, direct subsidiaries to secure the applicable loan, reimbursement and guarantee obligations. The guarantee and security requirements under each of these facilities are subject to certain customary exceptions and exclusions.

As of December 31, 2018 and June 30, 2019, $832.3 million and $1.0 billion, respectively, of stand-by letters of credit were outstanding under a combination of the credit facility and the letter of credit facility, the purpose of which is to guarantee payment under certain leases entered into by certain of the Company’s wholly owned subsidiaries. These letters of credit were secured by restricted cash of $344.9 million and $478.9 million, respectively, at December 31, 2018 and June 30, 2019. There were no borrowings outstanding under the credit agreement as of December 31, 2018 and June 30, 2019.

In May 2019, the Company entered into a credit agreement that provides for an additional $200.0 million in availability of standby letters of credit. In addition, the Company has also entered into various other letter of credit arrangements, the purpose of which is to guarantee payment under certain leases entered into by certain of the Company’s consolidated VIEs. There was $59.6 million and $77.7 million of stand-by letters of credit outstanding under these other arrangements that are secured by $74.8 million and $96.7 million of restricted cash at December 31, 2018 and June 30, 2019, respectively.

Construction Commitments—In the ordinary course of its business, the Company enters into certain agreements to purchase construction and related contracting services related to the build-outs of the Company’s operating locations that are enforceable and legally binding, and that specify all significant terms and the approximate timing of the purchase transaction. The Company’s purchase orders are based on current needs and are fulfilled by the vendors as needed in accordance with the Company’s construction schedule. As of December 31, 2018 and June 30, 2019, the Company had issued approximately $270.3 million and $428.4 million, respectively, in such outstanding construction commitments.

Legal Matters—The Company is, from time-to-time, party to litigation arising in the normal course of its business or litigation that is adequately covered by insurance. In the normal course of business, the Company also actively monitors violations of our valuable trademark rights and pursues legal action as determined appropriate. Management believes that none of these actions will have a material effect on the condensed consolidated financial position, results of operations or cash flows of the Company.

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

Asset Retirement Obligations—As of December 31, 2018 and June 30, 2019, the Company had asset retirement obligations of $90.5 million and $111.3 million, respectively. The current portion of asset retirement obligations are included within other current liabilities and the non-current portion are included within other liabilities on the accompanying condensed consolidated balance sheets. Asset retirement obligations include the following activity during the year ended December 31, 2018 and the six months ended June 30, 2019:

(Amounts in thousands)	Year Ended December 31, 2018	Six Months Ended June 30, 2019
Balance at beginning of period	$53,336	$90,470

Liabilities incurred in the current period	33,782	17,547

Liabilities settled in the current period	—	—

Accretion of liability	4,462	2,976

Revisions in estimated cash flows	—	—

Effect of foreign currency exchange rate changes	(1,110)	324

Balance at end of period	90,470	111,317

Less: Current portion of asset retirement obligations	—	(487)
Total non-current portion of asset retirement obligations	$90,470	$110,830

Note 22. Other Related Party Transactions

On March 21, 2019, the Company entered into an agreement with an affiliate of a principal stockholder with representation on the Company’s board of directors that is also the 99.99% equity owner in the Creator Fund, related to reimbursement of funds to the Company related to the underwriting and for production services performed by the Company for Creator Awards events held or to be held between September 2017 and January 2021. Pursuant to the terms of the contract, in consideration of the Company’s performance of its obligations, the affiliate has made or will make payments totaling $80 million. Any portion of the total $80 million contracted payments not used in connection with the execution of services by December 31, 2020 will be fully reimbursable by the Company to the affiliate. The affiliate funded $20.0 million during 2017, as a deposit in anticipation of signing a contract with the Company, which was recorded as deferred revenue on the accompanying condensed consolidated financial statements as of December 31, 2018. The Company received an additional $40 million in cash pursuant to the terms of the contract and recognized $38.4 million as other revenue, during the six months ended June 30, 2019 relating to services provided by the Company in support of Creator Award events that occurred during the period from September 1, 2017 through June 30, 2019. As of June 30, 2019, the Company has $21.6 million recorded within deferred revenue on the accompanying condensed consolidated balance sheet which will be recorded as revenue as services relating to the Creator Awards events occurring between July 1, 2019 and December 31, 2020. Pursuant to the terms of the contract, the remaining $20 million payable to the Company is scheduled to be received in January 2020.

During the six months ended June 30, 2018 and 2019, the Company earned $2.8 million and $28.2 million, respectively, in revenue from the sale of memberships and other services to an affiliate of a principal stockholder with representation on the Company’s board of directors.

During the six months ended June 30, 2018 and 2019, the Company earned $1.1 million and $9.2 million, respectively, in revenue from the sale of memberships and other services to other related parties that have significant influence over the Company through representation on the Company’s board of directors.

As of December 31, 2018 and June 30, 2019, the Company recorded a receivable of $2.5 million and $1.4 million, respectively, from an individual that is a principal stockholder, executive officer and director of the Company, relating to reimbursement of expenditures made, included as due from related parties on the accompanying condensed

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

consolidated balance sheets. The December 31, 2018 receivable was fully collected in February 2019 and $0.6 million of the June 30, 2019 receivable was collected in July 2019. In addition, during the six months ended June 30, 2019, the Company recorded revenue of approximately $113,000 relating to services rendered to a principal stockholder, executive officer and director of the Company.

The Company has entered into three separate operating lease agreements for space in buildings that are partially owned by an individual that is a principal stockholder, executive officer and director of the Company. A significant shareholder of the Company’s Class B stock is also a partial owner of one of the buildings. During the six months ended June 30, 2018 and 2019, the Company recognized $3.0 million and $2.9 million, respectively, of lease cost expense related to these leases, made cash payments totaling $3.1 million and $3.2 million, respectively and received cash tenant incentives of $10.3 million and none, respectively. Future minimum lease cost payments under these leases, inclusive of escalation clauses and exclusive of contingent rent payments, are approximately $218.8 million as of June 30, 2019. Future minimum lease cost payments are also inclusive of future tenant incentive receivables of approximately $19.0 million as of June 30, 2019.

The Company has entered into a finance lease agreement for space in a building partially owned by a principal stockholder, executive officer and director of the Company. A significant shareholder of the Company’s Class B stock is also a partial owner of the building. During the six months ended June 30, 2018 and 2019, the Company recognized $0.8 million and $0.8 million, respectively, of interest expense related to this finance lease, made cash payments totaling $1.0 million and $1.0 million, respectively and received no cash tenant incentives in either period. Future lease cost payments with respect to obligations under this finance lease are approximately $17.8 million as of June 30, 2019. There are no future tenant receivables associated with the lease.

As of June 30, 2019, the Company has several operating lease agreements for space in buildings owned by entities in which the Company has an equity method investment. During the six months ended June 30, 2018 and 2019, the Company recognized $0.5 million and $7.7 million, respectively, of lease cost expense related to these leases, made cash payments totaling $0.6 million and $4.5 million, respectively and received cash tenant incentives of none and $2.9 million, respectively. Future minimum lease cost payments under these leases, inclusive of escalation clauses and exclusive of contingent rent payments, are approximately $386.9 million as of June 30, 2019. Future minimum lease cost payments are also inclusive of future tenant incentive receivables of approximately $1.6 million as of June 30, 2019.

As of June 30, 2019, the Company has several operating lease agreements for space in buildings that are owned by the WPI Fund. The Company is a 50% owner of the unconsolidated entities that are the general partner and asset manager of the WPI Fund. The other 50% owner of both the general partner and the asset manager of the WPI Fund is an affiliate of Rhône Group LLC. Rhône Group LLC is also a shareholder of the Company and Rhône Group LLC’s controlling member is also a director of the Company. During the six months ended June 30, 2018 and 2019, the Company recognized none and $2.6 million, respectively, of lease cost expense related to these leases, made no cash payments in either period and received no cash tenant incentives in either period. Future minimum lease cost payments under these leases, inclusive of escalation clauses and exclusive of contingent rent payments, are approximately $650.0 million as of June 30, 2019. Future minimum lease cost payments are also inclusive of future tenant incentive receivables of approximately $53.3 million as of June 30, 2019.

During 2017, the Company also received from the WPI Fund unsecured loans totaling $26.1 million, at an interest rate of 1.52%, in order to secure a potential investment opportunity that was being evaluated with the Company and the WPI Fund. During the six months ended June 30, 2018, the Company recognized approximately $0.2 million of interest expense related to these unsecured loans. The loans were paid off in full by the Company upon maturity on April 13, 2018 in connection with the completion of the investment.

As of December 31, 2018 and June 30, 2019, the Company had $5.7 million and $10.6 million, respectively, in outstanding recourse promissory notes to certain employees of the Company. As of June 30, 2019, the promissory

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

notes include interest rates ranging from 1.7% to 2.6% and have maturities ranging from 2023 to 2028. As of December 31, 2018 and June 30, 2019, $5.7 million and $10.6 million, respectively, was recorded in other assets on the accompanying condensed consolidated balance sheets.

During the six months ended June 30, 2019, the Company closed on the acquisition of the 424 Fifth Venture from an entity that shares a common board member with the Company. See Note 7 for additional details.

During the six months ended June 30, 2018 and 2019, the Company recognized expenses of approximately $0.1 million and $0.8 million, respectively, for services provided by an entity that is a principal stockholder with representation on the Company’s board of directors.

During the six months ended June 30, 2018 and 2019, the Company recognized expenses of $0.2 million and $0.1 million, respectively, for services provided by a vendor in which the Company has an equity method investment.

During the six months ended June 30, 2018 and 2019, the Company recognized expenses totaling approximately $84,000 and $20,000, respectively, in connection with promotional services performed by an immediate family member of a principal stockholder, executive officer and director of the Company for the Creator Awards ceremonies. During the six months ended June 30, 2018 and 2019, the Company recognized expenses totaling $80,000 and $110,000, respectively, for an employee of the Company, who is an immediate family member of a principal stockholder, executive officer and director of the Company.

Note 23. Concentration

The Company’s revenues and total property and equipment, by country, are as follows:

	Six Months Ended June 30,

(Amounts in thousands)	2018	2019
Revenue:

United States	$470,918	$853,473

United Kingdom	123,728	210,839

Greater China	29,476	93,558

Other foreign countries	139,649	377,550

Total revenue	$763,771	$1,535,420

	December 31,	June 30,

(Amounts in thousands)	2018	2019
Property and equipment:

United States	$2,997,154	$4,766,306

United Kingdom	537,568	689,443

Greater China	247,654	341,208

Other foreign countries	1,157,903	1,736,879

Total property and equipment	$4,940,279	$7,533,836

Note 24. Net Loss Per Share

We compute net loss per share of Class A common stock and Class B common stock under the two-class method required for multiple classes of common stock and participating securities. The rights, including the liquidation and

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

dividend rights, of the Class A common stock and Class B common stock are substantially identical, other than voting rights. Accordingly, the Class A common stock and Class B common stock share in our net losses.

Our participating securities include Series A, B, C, D-1, D-2, E, F, G and Acquisition Preferred Stock, as the holders of these series of preferred stock are entitled to receive a noncumulative dividend on a pari passu basis in the event that a dividend is paid on common stock, and holders of certain vested RSUs that have a non-forfeitable right to dividends in the event that a dividend is paid on common stock. The holders of our Junior Preferred Stock are not entitled to receive dividends and are not included as participating securities. The holders of Series A, B, C, D-1, D-2, E, F, G and Acquisition Preferred Stock as well as the holders of certain vested RSUs with a non-forfeitable right to dividends, do not have a contractual obligation to share in our losses. As such, our net losses for the six months ended June 30, 2018 and 2019 were not allocated to these participating securities.

Basic net loss per share is computed by dividing net loss attributable to WeWork Companies Inc. attributable to its Class A common and Class B common stockholders by the weighted-average number of shares of our Class A common stock and Class B common stock outstanding during the period.

For the computation of diluted net loss per share, net loss per share attributable to common stockholders for basic net loss per share is adjusted by the effect of dilutive securities, including awards under our equity compensation plans. Diluted net loss per share attributable to common stockholders is computed by dividing the resulting net loss attributable to WeWork Companies Inc. attributable to its Class A common and Class B common stockholders by the weighted-average number of fully diluted common shares outstanding. In the six months ended June 30, 2018 and 2019, our potential dilutive shares, such as stock options, restricted stock, RSUs, warrants, convertible notes, and shares of convertible Series A, B, C, D-1, D-2, E, F, G, Acquisition and Junior Preferred Stock were not included in the computation of diluted net loss per share as the effect of including these shares in the computation would have been anti-dilutive.

The numerators and denominators of the basic and diluted net loss per share computations for our common stock are calculated as follows for the six months ended June 30, 2018 and 2019:

	Six Months Ended June 30,

(Amounts in thousands, except share and per share data)	2018	2019
Numerator:
Net loss attributed to WeWork Companies Inc.	$(628,130)	$(689,676)

Net loss attributable to Class A and Class B common stockholders	$(628,130)	$(689,676)

Denominator:
Basic shares:

Weighted-average shares - Basic	162,482,366	166,301,575

Diluted shares:

Weighted-average shares - Diluted	162,482,366	166,301,575

Net loss per share attributable to Class A and Class B common stockholders:

Basic	$(3.87)	$(4.15)

Diluted	$(3.87)	$(4.15)

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

The following table presents the total weighted-average number of potentially dilutive shares that were excluded from the computation of diluted net loss per share attributable to Class A and Class B common stockholders because their effect would have been anti-dilutive for the periods presented:

	Six Months Ended June 30,

	2018	2019

Convertible Preferred Stock Series A, B, C, D-1, D-2, E, F, G, and Acquisition	170,990,896	172,145,245

Convertible Preferred Stock Series Junior	1,500	1,500

Convertible notes	785,302	9,876,211

Stock options not subject to performance conditions	15,666,935	18,086,053

Unvested restricted stock/RSUs not subject to performance conditions	768,665	876,088

Vested RSUs with non-forfeitable dividend rights	231,883	391,985

Warrants	1,566,576	16,703,009

Pro Forma Net Loss Per Share (Unaudited)

The unaudited pro forma basic and diluted net loss per share attributable to Class A and Class B common stockholders for the six months ended June 30, 2019 has been prepared to give effect to adjustments to the numerator in the pro forma basic and diluted net loss per share calculation to:

•	remove the effect of interest expense and amortization of debt discount for the Convertible Note;

•	remove gains or losses resulting from the remeasurement of the embedded derivative related to the Convertible Note;

•	remove gains or losses resulting from the remeasurement of the Amended 2018 Warrant;

The unaudited pro forma net basic and diluted net loss per share attributable to Class A and Class B common stockholders for the six months ended June 30, 2019 has been prepared to give effect to adjustments to the denominator in the pro forma basic and diluted net income per share calculation to give effect to:

•

the automatic conversion of all outstanding convertible preferred stock into Class A common stock other than our Junior Preferred Stock which automatically converts to Class B common stock in connection with a qualifying initial public offering. The Company used the if-converted method as though the conversion had occurred as of the beginning of the period or the original date of issuance, if later;

•	the automatic conversion of our Convertible Note that would have ultimately automatically converted into Class A common stock, if not earlier converted in July 2019 as discussed in Note 25;

•

the conversion of the convertible note that is convertible into shares of Series C Preferred stock that will ultimately automatically convert into Class A common stock at a conversion price of $5.36 per share;

•

the automatic exercise of the Amended 2018 Warrant, that would have ultimately automatically converted into Class A common stock at a conversion price of $110 per share, if not earlier converted in July 2019 as discussed in Note 25.

•

the issuance of common stock upon the vesting and settlement of RSUs for which the service-based vesting condition was satisfied as of June 30, 2019 and the qualifying event-based vesting condition will be satisfied in connection with an IPO.

The liquidation and dividend rights are identical among Class A and Class B common stock, and both classes of common stock share equally in our earnings and losses.

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

The numerators and denominators of the basic and diluted pro forma net loss per share computations for our common stock are calculated as follows for the six months June 30, 2019:

(Amounts in thousands, except share and per share data)	Six Months Ended June 30, 2019
Numerator:

Net loss attributable to WeWork Companies Inc. as reported	$(689,676)

Add: interest expense and amortization of debt discount for Convertible Note	33,634

Less: change in fair value of embedded redemption derivative liability	(27,049)

Less: change in fair value of Amended 2018 Warrant	(486,151)

Net loss attributable to Class A and Class B common stockholders for pro forma computation	$(1,169,242)

Denominator:

Basic shares:

Weighted-average shares outstanding used for basic net loss per share computation	166,301,575

Pro forma adjustment to reflect assumed conversion of Series A, B, C, D-1, D-2, E, F, G, and Acquisition preferred stock to Class A common stock	172,145,245

Pro forma adjustment to reflect assumed conversion of convertible notes to Class A common stock	9,876,211

Pro forma adjustment to reflect assumed conversion of Junior Preferred Stock to Class B common stock	1,500

Pro forma adjustment to reflect assumed conversion of Amended 2018 Warrant to Class A common stock	16,449,021

Pro forma adjustment to reflect assumed conversion of vested IPO RSUs	381,311

Number of shares used for pro forma basic net loss per share computation	365,154,863

Diluted shares:

Weighted-average shares - Diluted	365,154,863

Pro forma net loss per share attributable to Class A and Class B common stockholders:

Basic	$(3.20)

Diluted	$(3.20)

Note 25. Subsequent Events

The Company has evaluated subsequent events from June 30, 2019 through August 12, 2019, which is the date the financial statements were available for issuance, and has determined that there are no subsequent events requiring adjustments to or disclosure in the condensed consolidated financial statements, other than as discussed below.

In July 2019, as a result of various reorganization transactions, The We Company became the holding company of all of the direct and indirect subsidiaries that were held by WeWork Companies Inc. prior to the reorganization transactions and the then-stockholders of WeWork Companies Inc. became the stockholders of The We Company. The We Company holds an indirect general partner interest and indirect limited partner interests in the We Company Partnership. The We Company, through the We Company Partnership and other subsidiaries, holds all the assets held by WeWork Companies Inc. prior to the reorganization and is subject to all the liabilities to which WeWork Companies Inc. was subject prior to the reorganization.

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

The We Company will consolidate the financial results of its subsidiaries, including the We Company Partnership, for financial accounting purposes. In addition to The We Company’s indirect partnership interests in the We Company Partnership, certain members of management and their related entities also hold partnership interests in the We Company Partnership (as described further below).

In July 2019, the Company executed an amendment to the Amended 2018 Warrant, immediately prior to the reorganization transactions discussed above, to trigger an automatic exercise of the warrant just prior to the reorganization. Just prior to the reorganization, the early exercise provision was triggered and the outstanding Amended 2018 Warrant which was funded during 2019 was exercised for the issuance of 22,727,273 shares of Series G-1 Preferred Stock. The exercise of the warrant also further triggered the conversion of the $1.0 billion principal amount of the Convertible Note to 9,090,909 shares of Series G-1 Preferred Stock which also occurred just prior to the reorganization.

In July 2019, the Company issued certain members of management profits interests in the We Company Partnership and cancelled certain existing share-based payment awards. With respect to each profits interest, the recipients have also been granted one share of Class C common stock (as described further below). Profits interest will be subject to certain time based, market-based and/or performance-based vesting criteria. The issuance of profits interests represent modifications of the existing awards and any excess fair value of the replacement award over the fair value of the original award immediately before modification will be recognized as incremental compensation cost in accordance with ASC 718.

In July and August 2019, the Company amended its restated certificate of incorporation to authorize a total of 50,967,800 shares of Class C Common Stock. The Class C Common Stock has no economic rights however the shares have voting rights similar to those of the Class B Common Stock. Except as expressly provided by the Company’s Restated Certificate of Incorporation or as provided by law, the holders of shares of Class C Common Stock shall at all times vote together with the holders of Class A Common Stock and Class B Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of the Corporation.

In July and August 2019, the Company closed on the acquisition of three companies for a total contract price of approximately $120.0 million, paid $60.0 million in cash and the remaining in Class A Common Stock and Series AP-4 Acquisition Preferred Stock.

In August 2019, an individual that is a principal stockholder, executive officer and director of the Company received an award of 9,438,483 profits interests. The individual also surrendered 9,438,483 shares received upon his early exercise of certain unvested stock options in satisfaction of a loan plus accrued interest receivable by the Company in the amount of approximately $365.4 million. The vesting provisions of the profits interest units are identical to that of the shares surrendered. Any excess fair value of the profits interest over the fair value of the shares immediately before they were surrendered will be recognized as incremental compensation cost in accordance with ASC 718.

In August 2019, the Company executed definitive documentation for the combination of ARK, the recently launched global real estate acquisition and management platform, with the existing real estate investment platform for the WPI Fund. As a result of the ARK/WPI combination, all of the real estate investment and asset management activities of The We Company will be combined into a single platform comprising multiple investment vehicles (including the ARK Master Fund and the WPI Fund) managed by a single sponsor vehicle majority-owned by the Company.

In August 2019, a wholly owned subsidiary, WeWork Companies LLC, entered into a binding commitment letter (the “Commitment Letter”) with JPMorgan Chase Bank, N.A., and affiliates of several of the underwriters in this offering for a new senior secured credit facility (the “2019 Credit Facility”). The Commitment Letter states that the 2019 Credit Facility will provide for senior secured financing of up to $6.0 billion, consisting of (1) a letter of credit reimbursement

WEWORK COMPANIES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

facility (the “2019 Letter of Credit Facility”) in the aggregate amount of $2.0 billion available from the closing date of the 2019 Credit Facility to the later of the third anniversary of the completion of an initial public offering yielding gross proceeds of at least $3.0 billion and December 31, 2022 and (2) a delayed draw term loan facility (the “Delayed Draw Term Facility”) in the aggregate principal amount of up to $4.0 billion. Subject to compliance with the covenants in our other debt agreements, to the extent then applicable, and the satisfaction of certain conditions, the Delayed Draw Term Facility will be available in incremental draws from the closing date of the 2019 Credit Facility until June 30, 2022.

Subsequent to June 30, 2019, the Company has continued to enter into new lease commitments and letters of credit in connection with continued domestic and international expansion occurring in the ordinary course of business.

******

The We Company is committed to being meat, single-use plastic, and carbon emissions free. We invite you to join us in creating a better world. We are just getting started.

Every page of this book is printed on 100% recycled paper. The cover and photo insert pages are printed by Mohawk, a member company in New York City.

we
The We Company

This book was made using 100% recycled paper. The cover and photo insert pages are printed on Mohawk Options 100% PC Recycled, manufactured by Mohawk Paper, a member company in New York City.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Estimated expenses, other than underwriting discounts and commissions, of the sale of the Registrant’s Class A common stock, are as follows:

SEC registration fee	$	*

FINRA filing fee		*

Listing fees and expenses		*

Accounting fees and expenses		*

Legal fees and expenses		*

Transfer agent and registrar fees and expenses		*

Printing fees and expenses		*

Miscellaneous expenses		*

Total expenses	$	*

*	To be furnished by amendment.

Item 14. Indemnification of Directors and Officers

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).

Upon completion of this offering, the Registrant’s restated certificate of incorporation will provide that the Registrant will indemnify, to the fullest extent permitted under the DGCL, each person who was or is a party or threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer or while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, member, manager, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans (all such persons being referred to as an “Indemnitee”), against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnitee in such Proceeding.

In addition, the Registrant’s restated certificate of incorporation will allow the Registrant, by the action of the Registrant’s board of directors, to indemnify and advance expenses to any person (and the heirs, executors or administrators of such person) who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Registrant or, while an employee or agent of the Registrant, is or was serving at the request of the Registrant as a director, member, manager, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding, including in defending any Proceeding in advance of its final disposition.

The Registrant has entered into or will enter into indemnification agreements with each of its current directors and executive officers. Each indemnification agreement provides or is expected to provide, among other things, for indemnification to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties and amounts paid in settlement (with the Registrant’s consent) of any Proceeding. The indemnification agreements provide or will provide for the advancement or payment of all expenses to the Indemnitee and for reimbursement of such advanced expenses to the Registrant if it is found that such Indemnitee is not entitled to such indemnification under applicable law.

The Registrant maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Registrant arising out of Proceedings based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement the Registrant enters into in connection with the sale of the Registrant’s Class A common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, the Registrant, the Registrant’s directors, the Registrant’s officers and persons who control the Registrant within the meaning of the Securities Act against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant or the Registrant’s directors or the Registrant’s officers or persons who control the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

Set forth below is information regarding all securities issued by the Registrant or its predecessor WeWork Companies Inc., as applicable (the “Company”), without registration under the Securities Act since January 1, 2016. The Registrant believes that each of these transactions was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2), Regulation D, Regulation S or Rule 701 of the Securities Act or as transactions not involving the sale of securities.

(a)	Preferred Stock Financings

Between March 8, 2016 and December 1, 2016, the Company issued and sold an aggregate of 13,759,327 shares of Series F preferred stock for aggregate gross proceeds payable to the Company of approximately $690.6 million.

On March 13, 2017, the Company issued and sold 5,790,388 shares of Series G preferred stock for aggregate gross proceeds payable to the Company of approximately $300.0 million. On June 30, 2017, the Company issued and sold an additional 11,568,336 shares of Series G preferred stock for aggregate gross proceeds payable to the Company of approximately $700.0 million. On October 30, 2017, the Company issued and sold an additional 15,453,475 shares of Series G preferred stock for aggregate gross proceeds payable to the Company of approximately $700.0 million.

(b)	Acquisitions

In the year ended December 31, 2017, the Company issued 305,006 shares of Class A common stock and 301,120 shares of Series G preferred stock in connection with various acquisitions.

In the year ended December 31, 2018, the Company agreed to issue up to                  shares of Class A common stock, 1,600,000 shares of Series AP-1 preferred stock and 39,996 shares of Series AP-2 preferred stock in connection with various acquisitions.

In the year ended December 31, 2019, the Company has agreed to issue up to                  shares of Class A common stock,                  shares of Series AP-3 preferred stock and                  shares of AP-4 preferred stock in connection with various acquisitions.

(c)	Stock Options, Restricted Stock and Restricted Stock Units

Since January 1, 2016, the Company has granted to its employees and others options to purchase an aggregate of              shares of Class A common stock under its equity compensation plans at a weighted average exercise price of $        per share.

Since January 1, 2016, the Company has granted to its employees and others options to purchase an aggregate of             shares of Class B common stock under its equity compensation plans at a weighted average exercise price of $        per share.

Since January 1, 2016, the Company has issued and sold to its employees and others an aggregate of             shares of Class A common stock in connection with the exercise of options granted under its equity compensation plans at a weighted average exercise price of $         per share.

Since January 1, 2016, the Company has granted to its employees and other service providers restricted stock awards and restricted stock units for an aggregate of            shares of Class A common stock under its equity compensation plans.

Since January 1, 2016, the Company has granted to its employees and other service providers restricted stock awards for an aggregate of             shares of Class B common stock under its equity compensation plans.

Since January 1, 2016, the Company has issued and sold to its employees and others an aggregate of             shares of Class B common stock in connection with the exercise of options granted under its equity compensation plans at a weighted average exercise price of $         per share.

Since January 1, 2016, the Company has issued             shares of Class C common stock to the holders of partnership interests in the We Company Partnership.

(d)	Warrants and Convertible Notes

Since January 1, 2016, the Company has issued             shares of Class A common stock in connection with the exercise of warrants at a weighted average exercise price of $        per share.

Since January 1, 2016, the Company has issued             shares of Class B common stock in connection with the exercise of warrants at a weighted average exercise price of $        per share.

Since January 1, 2016, the Company has issued             shares of Series C preferred stock in connection with the partial conversion of a convertible note. The outstanding principal amount remaining under this convertible note will be automatically converted to              shares of Series C preferred stock, which will then be converted to              shares of Class A common stock, upon the completion of this offering.

On August 31, 2018, the Company issued a convertible note to SB WW Holdings (Cayman) Limited pursuant to that certain Agreement for Investment and Convertible Promissory Note dated July 28, 2018 between the Company and SoftBank Group Corp. On July 15, 2019, the entire $1,000,000,000 principal amount of the convertible note was converted to 9,090,909 shares of Series G-1 preferred stock.

On November 1, 2018, the Company entered into a warrant agreement with SB WW Holdings (Cayman) Limited pursuant to which the Company agreed to issue to SB WW Holdings (Cayman) Limited warrants exercisable for shares of the Company’s capital stock. Warrants issued to SB WW Holdings (Cayman) Limited upon receipt of funding on January 15, 2019 and April 15, 2019 were exercised on July 15, 2019 for an aggregate of 22,727,273 shares of Series G-1 preferred stock.

On July 15, 2019, the Company entered into a warrant agreement with SB WW Holdings (Cayman) Limited pursuant to which the Company agreed to issue to SB WW Holdings (Cayman) Limited a warrant exercisable for shares of the Company’s capital stock. The warrant will be issued to SB WW Holdings (Cayman) Limited upon receipt of funding on April 3, 2020.

(e)	Senior Notes

On April 30, 2018, the Company issued $702,000,000 aggregate principal amount of 7.875% senior notes due 2025.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits: The list of exhibits set forth under “Exhibit Index” at the end of this Registration Statement is incorporated herein by reference.

(b)

Financial Statement Schedules: All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

Item 17. Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant hereby further undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2)

For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

NUMBER	DESCRIPTION

1.1*	Form of Underwriting Agreement

2.1#	Agreement and Plan of Merger, dated as of May 30, 2019, by and among WeWork Companies Inc., the Registrant and The We Company MC LLC

3.1*	Restated Certificate of Incorporation of the Registrant, as currently in effect

3.2*	Form of Restated Certificate of Incorporation of the Registrant, to be in effect upon the completion of the Registrant’s initial public offering

3.3*	Bylaws of the Registrant, as currently in effect

3.4*	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon the completion of the Registrant’s initial public offering

4.1†	Form of Class A Common Stock Certificate of the Registrant

4.2*	Form of Amended and Restated Registration Rights Agreement, by and among the Registrant and the stockholders from time to time party thereto, to be in effect upon the completion of the Registrant’s initial public offering

4.3#	Indenture, dated as of April 30, 2018, relating to the Registrant’s 7.875% Senior Notes due 2025, by and among the Registrant, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee

4.4#	Fifth Supplemental Indenture, dated as of July 15, 2019, among each of the guarantors listed on the signature pages thereto and Wells Fargo Bank, National Association, as trustee

4.5#	Form of Voting Agreement for shares of Class C Common Stock corresponding to unvested profits interests

4.6#	Form of Irrevocable Proxy and Power of Attorney for shares of Class C Common Stock corresponding to vested profits interests (included in Exhibit 10.10)

4.7*	Form of Proxy Agreement

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

10.1†	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers

10.2^#	WeWork Companies Inc. 2013 Stock Incentive Plan

10.3^#	Form of Stock Option Notice and Agreement under the WeWork Companies Inc. 2013 Equity Incentive Plan

10.4^#	Form of Restricted Stock Agreement under the WeWork Companies Inc. 2013 Equity Incentive Plan

10.5^#	WeWork Companies Inc. 2015 Equity Incentive Plan

10.6^#	Form of Stock Option Notice and Agreement under the WeWork Companies Inc. 2015 Equity Incentive Plan

10.7^#	Form of Restricted Stock Unit Award Agreement under the WeWork Companies Inc. 2015 Equity Incentive Plan

10.8^#	The We Company 2019 Omnibus Incentive Plan

10.9^†	Form of Restricted Stock Unit Award Agreement under The We Company 2019 Omnibus Incentive Plan

10.10^#	Form of Partnership Class PI Common Unit Award Agreement (U.S.)

10.11^#	Management Partner Partnership Class PI Common Unit Award Agreement (Service)

10.12^#	Management Partner Partnership Class PI Common Unit Award Agreement (Performance)

NUMBER	DESCRIPTION

10.13^#	Amended and Restated Employment Agreement, dated August 12, 2019, by and between WeWork Management LLC and Arthur Minson

10.14^#	Amended and Restated Employment Agreement, dated August 12, 2019, by and between WeWork Management LLC and Jennifer Berrent

10.15*	Form of Second Amended and Restated Agreement of Exempted Limited Partnership of The We Company Management Holdings L.P. by and among The We Company MC LLC, The We Company Management LLC and the other parties thereto

10.16†	Form of Common Stock Purchase Warrant

10.17*	Amended and Restated Reissued Warrant Agreement (#2), dated as of July 15, 2019, by and among the Registrant, WeWork Companies Inc., SoftBank Group Corp. and SB WW Holdings (Cayman) Limited

10.18#	Credit Facilities Commitment Letter, dated August 13, 2019

21.1†	Subsidiaries of the Registrant

23.1†	Consent of Ernst & Young LLP

23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 5.1)

23.3#	Consent of HR&A Advisors, Inc.

24.1#	Powers of Attorney (included on signature page to the original filing of this registration statement)

99.1†	Consent of Frances Frei, as director nominee

†	Filed herewith.

*	To be filed by amendment.

^	Represents management contract or compensatory plan.

#	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 3, 2019.

The We Company
By:	/s/ Arthur Minson
Arthur Minson
Co-President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Adam Neumann Adam Neumann	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	September 3, 2019

/s/ Arthur Minson Arthur Minson	Co-President and Chief Financial Officer (Principal Financial Officer)	September 3, 2019

/s/ Douglas Horne Douglas Horne	Global Controller (Principal Accounting Officer)	September 3, 2019

* Bruce Dunlevie	Director	September 3, 2019

* Ronald D. Fisher	Director	September 3, 2019

* Lewis Frankfort	Director	September 3, 2019

* M. Steven Langman	Director	September 3, 2019

* Mark Schwartz	Director	September 3, 2019

* John Zhao	Director	September 3, 2019

* By:	/s/ Arthur Minson
Arthur Minson
Attorney-in-Fact